            As filed with the Securities and Exchange Commission on May 16, 2014

                                           1933 Act Registration No. 333-193272

                                            1940 Act Registration No. 811-08517

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        PRE-EFFECTIVE AMENDMENT NO. 1/X/

                                      and

      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 / /

                              AMENDMENT NO. 407/X/

                    Lincoln Life Variable Annuity Account N

                           (Exact Name of Registrant)

                          Lincoln Investor AdvantageSM

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                              (Name of Depositor)

                           1300 South Clinton Street

                              Post Office Box 1110

                           Fort Wayne, Indiana 46801

              (Address of Depositor's Principal Executive Offices)

       Depositor's Telephone Number, Including Area Code: (260) 455-2000

                           Adam C. Ciongoli, Esquire

                  The Lincoln National Life Insurance Company

                           1300 South Clinton Street

                              Post Office Box 1110

                              Fort Wayne, IN 46801

                    (Name and Address of Agent for Service)

                                    Copy to:

                          Scott C. Durocher, Esquire

                  The Lincoln National Life Insurance Company
                               350 Church Street
                          Hartford, Connecticut 06103

                 Approximate Date of Proposed Public Offering:

 As soon as practicable after the effective date of the Registration Statement.

                     Title of Securities being registered:

           Interests in a separate account under individual flexible

                  payment deferred variable annuity contracts.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) shall determine.

Lincoln Investor AdvantageSM
Lincoln Life Variable Annuity Account N
Individual Variable Annuity Contracts
Home Office:
The Lincoln National Life Insurance Company
1300 South Clinton Street
Fort Wayne, IN 46802
1-888-868-2583
www.LincolnFinancial.com

This prospectus describes individual flexible premium deferred variable annuity contracts that are issued by The Lincoln National Life Insurance Company (Lincoln Life or Company). Two separate contracts are offered in this prospectus, each of which has different features and charges. You must choose from one of the following contracts:
 o Lincoln Investor AdvantageSM B-Share
 o Lincoln Investor AdvantageSM C-Share

In deciding which contract to purchase, you should consider which features are important to you, and the amount of separate account and surrender charges you are willing to bear relative to your needs. In deciding whether to purchase any of the optional benefits, you should consider the desirability of the benefit relative to its additional cost and to your needs.


These contracts are for use as either nonqualified annuities or qualified retirement annuities under Sections 408 (IRAs) and 408A (Roth IRAs) of the tax code. Generally, you do not pay federal income tax on the contract's growth until it is paid out. However, IRAs provide tax deferral whether or not the funds are invested in an annuity contract. Further, if your contract is a Roth IRA, you generally will not pay income tax on a distribution, provided certain conditions are met. Therefore, there should be reasons other than tax deferral for acquiring a qualified contract. The contract is designed to accumulate Contract Value and to provide retirement income over a certain period of time or for life subject to certain conditions. The benefits offered under this contract may be a variable or fixed amount, if available, or a combination of both. This contract also offers a Death Benefit payable upon the death of the Contractowner or Annuitant.

The state in which your contract is issued will govern whether or not certain features, riders, restrictions, limitations, charges and fees will apply to your contract. All material state variations are discussed in this prospectus, however, non-material variations may not be discussed. You should refer to your contract regarding state-specific features. Please check with your registered representative regarding their availability.

The minimum initial Purchase Payment for the contract is $25,000. Additional Purchase Payments may be made to the contract, subject to certain restrictions, and must be at least $100 per payment ($25 if transmitted electronically), and at least $300 annually.


Except as noted below, you choose whether your Contract Value accumulates on a variable or a fixed (guaranteed) basis or both. Your contract may not offer a fixed account or if permitted by your contract, we may discontinue accepting Purchase Payments or transfers into the fixed side of the contract at any time. If any portion of your Contract Value is in the fixed account, we promise to pay you your principal and a minimum interest rate. For the life of your contract or during certain periods, we may impose restrictions on the fixed account.


We offer variable annuity contracts that may offer different investment options, features, and optional benefits. You should carefully consider whether or not this contract is the best product for you.


All Purchase Payments for benefits on a variable basis will be placed in Lincoln Life Variable Annuity Account N (Variable Annuity Account [VAA]). The VAA is a segregated investment account of Lincoln Life. You take all the investment risk on the Contract Value and the retirement income for amounts placed into one or more of the contract's variable options. If the Subaccounts you select make money, your Contract Value goes up; if they lose money, it goes down. How much it goes up or down depends on the performance of the Subaccounts you select. We do not guarantee how any of the variable options or their funds will perform. Also, neither the U.S. Government nor any federal agency insures or guarantees your investment in the contract. The contracts are not bank deposits and are not endorsed by any bank or government agency.


The available funds are listed below:

AIM Variable Insurance Funds (Invesco Variable Insurance Funds)

     Invesco V.I. Balanced-Risk Allocation Fund
     Invesco V.I. Comstock Fund
     Invesco V.I. Diversified Dividend Fund
     Invesco V.I. Equally-Weighted S&P 500 Fund*
     Invesco V.I. Equity and Income Fund
     Invesco V.I. International Growth Fund


AllianceBernstein Variable Products Series Fund

     AllianceBernstein VPS Small/Mid Cap Value Portfolio


ALPS Variable Investment Trust

     ALPS/Alerian Energy Infrastructure Portfolio
     ALPS/Stadion Tactical Defensive Portfolio


American Funds Insurance Series (Reg. TM)

     American Funds Asset Allocation Fund
     American Funds Blue Chip Income and Growth Fund
     American Funds Capital Income Builder (Reg. TM) Fund
     American Funds Global Growth Fund
     American Funds Global Small Capitalization Fund
     American Funds Growth Fund
     American Funds Growth-Income Fund
     American Funds International Fund
     American Funds Mortgage FundSM
     American Funds New World Fund (Reg. TM)


BlackRock Variable Series Funds, Inc.

     BlackRock Global Allocation V.I. Fund


Delaware VIP (Reg. TM) Trust

     Delaware VIP (Reg. TM) Diversified Income Series
     Delaware VIP (Reg. TM) Emerging Markets Series
     Delaware VIP (Reg. TM) REIT Series
     Delaware VIP (Reg. TM) Small Cap Value Series
     Delaware VIP (Reg. TM) Smid Cap Growth Series
     Delaware VIP (Reg. TM) U.S. Growth Series
     Delaware VIP (Reg. TM) Value Series


DWS Variable Series II

     DWS Alternative Asset Allocation VIP Portfolio


Eaton Vance Variable Trust

     Eaton Vance VT Floating-Rate Income Fund


Fidelity (Reg. TM) Variable Insurance Products

     Fidelity (Reg. TM) VIP Contrafund (Reg. TM) Portfolio
     Fidelity (Reg. TM) VIP Growth Portfolio
     Fidelity (Reg. TM) VIP Mid Cap Portfolio


First Trust Variable Insurance Trust

     First Trust Multi-Income Allocation Portfolio
   First Trust/Dow Jones Dividend & Income Allocation Portfolio**


Franklin Templeton Variable Insurance Products Trust

     Franklin Founding Funds Allocation VIP Fund
     Franklin Income VIP Fund
     Franklin Mutual Shares VIP Fund
     Franklin Rising Dividends VIP Fund
     Franklin Small Cap Value VIP Fund
     Franklin Small-Mid Cap Growth VIP Fund
     Templeton Foreign VIP Fund
     Templeton Global Bond VIP Fund


Goldman Sachs Variable Insurance Trust

     Goldman Sachs VIT Money Market Fund
     Goldman Sachs VIT Multi-Strategy Alternatives Portfolio

     Goldman Sachs VIT Strategic Income Fund

Hartford Series Fund, Inc.
     Hartford Capital Appreciation HLS Fund

Ivy Funds Variable Insurance Portfolios
     Ivy Funds VIP Asset Strategy Portfolio
     Ivy Funds VIP Energy Portfolio
     Ivy Funds VIP High Income Portfolio
     Ivy Funds VIP Micro Cap Growth Portfolio
     Ivy Funds VIP Mid Cap Growth Portfolio
     Ivy Funds VIP Science and Technology Portfolio


JPMorgan Insurance Trust

     JPMorgan Insurance Trust Intrepid Mid Cap Portfolio


Legg Mason Partners Variable Equity Trust

     ClearBridge Variable Aggressive Growth Portfolio
     ClearBridge Variable Mid Cap Core Portfolio


Lincoln Variable Insurance Products Trust

     LVIP American Balanced Allocation Fund
     LVIP American Growth Allocation Fund
     LVIP American Preservation Fund
     LVIP AQR Enhanced Global Strategies Fund
     LVIP Baron Growth Opportunities Fund
     LVIP BlackRock Emerging Markets RPM Fund
     LVIP BlackRock Equity Dividend RPM Fund
     LVIP BlackRock Inflation Protected Bond Fund
     LVIP BlackRock Multi-Asset Income Fund
     LVIP Capital Growth Fund
     LVIP Clarion Global Real Estate Fund
     LVIP Delaware Bond Fund
     LVIP Delaware Diversified Floating Rate Fund
     LVIP Delaware Social Awareness Fund
     LVIP Dimensional Non-U.S. Equity RPM Fund
     LVIP Dimensional U.S. Equity RPM Fund
     LVIP Dimensional/Vanguard Total Bond Fund
     LVIP Franklin Templeton Multi-Asset Opportunities Fund
     LVIP Global Income Fund
     LVIP Goldman Sachs Income Builder Fund
     LVIP JPMorgan High Yield Fund
     LVIP JPMorgan Mid Cap Value RPM Fund
     LVIP Managed Risk Profile Growth Fund
     LVIP Managed Risk Profile Moderate Fund
     LVIP MFS International Growth Fund
     LVIP MFS Value Fund
     LVIP Mid-Cap Value Fund
     LVIP Mondrian International Value Fund
     LVIP Multi-Manager Global Equity RPM Fund
     LVIP PIMCO Low Duration Bond Fund
     LVIP SSgA Bond Index Fund
     LVIP SSgA Conservative Structured Allocation Fund
     LVIP SSgA Developed International 150 Fund
     LVIP SSgA Emerging Markets 100 Fund
     LVIP SSgA Global Tactical Allocation RPM Fund
     LVIP SSgA International Index Fund
     LVIP SSgA Large Cap 100 Fund
     LVIP SSgA Moderate Structured Allocation Fund
     LVIP SSgA Moderately Aggressive Structured Allocation Fund
     LVIP SSgA S&P 500 Index Fund***
     LVIP SSgA Small-Cap Index Fund
     LVIP SSgA Small-Mid Cap 200 Fund

     LVIP T. Rowe Price Growth Stock Fund
     LVIP T. Rowe Price Structured Mid-Cap Growth Fund
     LVIP Templeton Growth RPM Fund
     LVIP Vanguard Domestic Equity ETF Fund
     LVIP Vanguard International Equity ETF Fund


Lord Abbett Series Fund, Inc.

     Lord Abbett Series Fund Bond Debenture Portfolio
     Lord Abbett Series Fund Developing Growth Portfolio
     Lord Abbett Series Fund Short Duration Portfolio


MFS (Reg. TM) Variable Insurance TrustSM

     MFS (Reg. TM) VIT Growth Series
     MFS (Reg. TM) VIT International Value Series
     MFS (Reg. TM) VIT Utilities Series


Oppenheimer Variable Account Funds

     Oppenheimer International Growth Fund/VA
     Oppenheimer Main Street Small Cap Fund (Reg. TM)/VA


PIMCO Variable Insurance Trust

     PIMCO VIT All Asset All Authority Portfolio
     PIMCO VIT CommodityRealReturn (Reg. TM) Strategy Portfolio
     PIMCO VIT Emerging Markets Bond Portfolio

     PIMCO VIT Unconstrained Bond Portfolio


Putnam Variable Trust

     Putnam VT Absolute Return 500 Fund


Rydex Variable Trust

     Guggenheim VT Long Short Equity
     Guggenheim VT Multi-Hedge Strategies


SEI Insurance Products Trust

     SEI VP Market Growth Strategy Fund
     SEI VP Market Plus Strategy Fund


Transparent Value Trust

     Transparent Value Directional Allocation VI Portfolio

The Universal Institutional Funds, Inc.
     UIF Global Infrastructure Portfolio


Van Eck VIP Trust

     Van Eck VIP Global Hard Assets Fund


Virtus Variable Insurance Trust

     Virtus Multi-Sector Fixed Income Series
     Virtus Premium AlphaSector (Reg. TM) Series

*"Standard & Poor's (Reg. TM)", "S&P (Reg. TM)", "Standard & Poor's Equal Weight Index", "S&P EWI," "S&P 500 (Reg. TM)", "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by the Invesco V.I. Equally-Weighted S&P 500 Fund. The fund is not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the fund.

**Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"). The trademark has been licensed to S&P Dow Jones Indices LLC and have been sublicensed for use for certain purposes by First Trust Advisors L.P. The product is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing the product.

***"Standard & Poor's (Reg. TM)", "S&P 500 (Reg. TM)", "Standard & Poor's 500 (Reg. TM)" and "500" are trademarks of Standard & Poor's Financial Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc. and have been licensed for use by Lincoln Variable Insurance Products Trust and its affiliates. The product is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing the product.



Refer to the Description of the Funds section of this prospectus for specific information regarding availability of funds.



This prospectus gives you information about the contract that you should know before you decide to buy a contract and make Purchase Payments. You should also review the prospectuses for the funds and keep all prospectuses for future reference.

Neither the SEC nor any state securities commission has approved this contract or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

More information about the contract is in the current Statement of Additional Information (SAI), dated the same date as this prospectus. The SAI is incorporated by reference into this prospectus and is legally part of this prospectus. For a free copy of the SAI, write: The Lincoln National Life Insurance Company, PO Box 2348, Fort Wayne, IN 46801-2348, or call 1-888-868-2583. The SAI and other information about Lincoln Life and the VAA are also available on the SEC's website (http://www.sec.gov). There is a table of contents for the SAI on the last page of this prospectus.


May ____, 2014

Table of Contents


Item                                                        Page
Special Terms                                                5
Expense Tables                                               7
Summary of Common Questions                                 15
The Lincoln National Life Insurance Company                 17
Variable Annuity Account (VAA)                              18
Investments of the Variable Annuity Account                 18
Charges and Other Deductions                                26
The Contracts                                               29
 Contracts Offered in this Prospectus                       29
 Purchase Payments                                          30
 Large Account Credit                                       30
 Transfers On or Before the Annuity Commencement Date       31
 Surrenders and Withdrawals                                 34
 Death Benefit                                              35
 i4LIFE (Reg. TM) Advantage                                 37
Annuity Payouts                                             40
 Fixed Side of the Contract                                 42
Distribution of the Contracts                               43
Federal Tax Matters                                         44
Additional Information                                      49
 Voting Rights                                              49
 Return Privilege                                           50
 Other Information                                          50
Legal Proceedings                                           51
Contents of the Statement of Additional Information (SAI)
for Lincoln Life Variable Annuity Account N                 53

Special Terms
In this prospectus, the following terms have the indicated meanings:

Access Period-Under i4LIFE (Reg. TM) Advantage, a defined period of time during which we make Regular Income Payments to you while you still have access to your Account Value. This means that you may make withdrawals, surrender the contract, and have a Death Benefit.

Account or Variable Annuity Account (VAA)-The segregated investment account, Account N, into which we set aside and invest the assets for the variable side of the contract offered in this prospectus.

Account Value-Under i4LIFE (Reg. TM) Advantage, the initial Account Value is the Contract Value on the Valuation Date that i4LIFE (Reg. TM) Advantage is effective (or initial Purchase Payment if i4LIFE (Reg. TM) Advantage is purchased at contract issue), less any applicable premium taxes. During the Access Period, the Account Value on a Valuation Date equals the total value of all of the Contractowner's Accumulation Units plus the Contractowner's value in the fixed account, reduced by Regular Income Payments and withdrawals.


Account Value Death Benefit-provides a Death Benefit equal to the Contract Value on the Valuation Date the Death Benefit is approved by us for payment.


Accumulation Unit-A measure used to calculate Contract Value for the variable side of the contract before the Annuity Commencement Date and to calculate the i4LIFE (Reg. TM) Advantage Account Value during the Access Period.

Annuitant-The person upon whose life the annuity benefit payments are based, and upon whose life a Death Benefit may be paid.

Annuity Commencement Date-The Valuation Date when funds are withdrawn or converted into Annuity Units or fixed dollar payout for payment of retirement income benefits under the Annuity Payout option you select (other than i4LIFE (Reg. TM) Advantage).

Annuity Payout-A regularly scheduled payment (under any of the available annuity options) that occurs after the Annuity Commencement Date (or Periodic Income Commencement Date if i4LIFE (Reg. TM) Advantage has been elected). Payments may be variable or fixed, or a combination of both.

Annuity Unit-A measure used to calculate the amount of Annuity Payouts for the variable side of the contract after the Annuity Commencement Date. See Annuity Payouts.

Beneficiary-The person you choose to receive any Death Benefit paid if you die before the Annuity Commencement Date.

Contractowner (you, your, owner)-The person who can exercise the rights within the contract (decides on investment allocations, transfers, payout option, designates the Beneficiary, etc.). Usually, but not always, the Contractowner is the Annuitant.

Contract Value (may be referred to as Account Value in marketing materials)-At a given time before the Annuity Commencement Date, the total value of all Accumulation Units for a contract plus the value of the fixed side of the contract, if any.

Contract Year-Each one-year period starting with the effective date of the contract and starting with each contract anniversary after that.

Death Benefit-Before the Annuity Commencement Date, the amount payable to your designated Beneficiary if the Contractowner dies or, if selected, to the Contractowner if the Annuitant dies.

Good Order-The actual receipt at our Home Office of the requested transaction in writing or by other means we accept, along with all information and supporting legal documentation necessary to effect the transaction. The forms we provide will identify the necessary documentation. We may, in our sole discretion, determine whether any particular transaction request is in Good Order, and we reserve the right to change or waive any Good Order requirements at any time.

Large Account Credit-The additional amount credited to the contract if a threshold of $1 million of value in your Subaccounts is met.

Lifetime Income Period-Under i4LIFE (Reg. TM) Advantage, the period of time following the Access Period during which we make Regular Income Payments to you (and Secondary Life, if applicable) for the rest of your life. During the Lifetime Income Period, you will no longer have access to your Account Value or receive a Death Benefit.

Lincoln Life (we, us, our, Company)-The Lincoln National Life Insurance
Company.

Periodic Income Commencement Date-The Valuation Date on which the amount of i4LIFE (Reg. TM) Advantage Regular Income Payments are determined.

Purchase Payments-Amounts paid into the contract other than Large Account
Credits.

Regular Income Payments-The variable, periodic income payments paid under i4LIFE (Reg. TM) Advantage.

Secondary Life-Under i4LIFE (Reg. TM) Advantage, the person designated by the Contractowner upon whose life the Annuity Payouts will also be contingent.

Selling Group Individuals-For the B-Share contract, a Contractowner who meets one of the following criteria at the time of the contract purchase and who purchases the contract without the assistance of a sales representative under contract with us:
 o Employees and registered representatives of any member of the selling group (broker-dealers who have selling agreements with us for the products described in this prospectus) and their spouses and minor children.
 o Officers, directors, trustees or bona-fide full-time employees and their spouses and minor children of Lincoln Financial Group or any of the investment advisers of the funds currently being offered, or their affiliated or managed companies.

Subaccount-The portion of the VAA that reflects investments in Accumulation and Annuity Units of a class of a particular fund available under the contracts. There is a separate Subaccount which corresponds to each class of a fund.

Valuation Date-Each day the New York Stock Exchange (NYSE) is open for trading.


Valuation Period-The period starting at the close of trading (normally 4:00 p.m. New York time) on each day that the NYSE is open for trading (Valuation
Date) and ending at the close of such trading on the next Valuation Date.

Expense Tables
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the contract.


The first table describes the fees and expenses that you will pay at the time that you buy the contract, surrender the contract, or transfer Contract Value between investment options, and/or (if available) the fixed account. State premium taxes may also be deducted. The premium tax rates range from zero to 5%.


                       CONTRACTOWNER TRANSACTION EXPENSES



Accumulation Phase:
                                                                                           B-Share      C-Share
  Surrender charge (as a percentage of Purchase Payments surrendered/withdrawn):1......      7.0%         N/A


1 The surrender charge percentage is reduced over a 5-year period at the following rates: 7%, 6%, 5%, 4%, 3%. We may reduce or waive this charge in certain situations. There is no surrender charge for C-Share. See Charges and Other Deductions - Surrender Charge.



The following tables describe the fees and expenses that you will pay periodically during the time that you own the contract, not including fund fees and expenses. Only one table will apply to a given Contractowner. The tables differ based on whether the Contractowner has purchased the i4LIFE (Reg. TM) Advantage rider.
 o Table A reflects the expenses for a contract that has not elected i4LIFE (Reg. TM) Advantage (Base contract).
 o Table B reflects the expenses for a contract that has elected i4LIFE (Reg.
TM) Advantage.


                                    TABLE A



                                                                                         B-Share        C-Share
Annual Account Fee:1................................................................     $     35       $     35
Separate Account Annual Expenses (as a percentage of average daily net assets in the
Subaccounts):2
Account Value Death Benefit
  Mortality and Expense Risk Charge.................................................         1.00%          1.15%
  Administrative Charge.............................................................         0.10%          0.10%
  Total Separate Account Expenses...................................................         1.10%          1.25%

1 The account fee will be waived if your Contract Value is $100,000 or more at the end of any particular Contract Year. This account fee will be waived after the fifteenth Contract Year. The account fee will also be deducted upon full surrender of the contract if the Contract Value is less than $100,000. We do not assess the account fee on contracts issued to Selling Group Individuals.


2 The mortality and expense risk charge and administrative charge together are 1.10% on and after the Annuity Commencement Date for all contracts. If your Contract Value had reached the $1 million threshold immediately prior to the Annuity Commencement Date, this charge will be reduced by 0.15%.




                                    TABLE B



                                          B-Share        C-Share
Annual Account Fee:1.................     $     35       $     35
i4LIFE (Reg. TM) Advantage:2
  Account Value Death Benefit........         1.50%          1.65%

1 The account fee will be waived if your Contract Value is $100,000 or more at the end of any particular Contract Year. This account fee will be waived after the fifteenth Contract Year. The account fee will also be deducted upon full surrender of the contract if the Contract Value is less than $100,000. We do not assess the account fee on contracts issued to Selling Group Individuals.


2 As an annualized percentage of average Account Value, computed daily. This charge is assessed only on and after the effective date of i4LIFE (Reg. TM) Advantage. See Charges and Other Deductions - i4LIFE (Reg. TM) Advantage Rider Charge for further information. This charge continues during the Access Period. The i4LIFE (Reg. TM) Advantage charge is reduced to 1.50% during the Lifetime Income Period. If your Contract Value had reached the $1 million threshold immediately prior to the beginning of the Lifetime Income Period under i4LIFE (Reg. TM) Advantage, this charge will be reduced by 0.15%.


The next item shows the minimum and maximum total annual operating expenses charged by the funds that you may pay periodically during the time that you own the contract. The expenses are for the year ended December 31, 2013. More detail concerning each fund's fees and expenses is contained in the prospectus for each fund.



                                                                             Minimum    Maximum
                                                                            --------- ----------
      Total Annual Fund Operating Expenses (expenses that are deducted from fund assets, including management fees, distribution and/or service
       (12b-1) fees, and other expenses)...................................  0.48%       11.83%
      Total Annual Fund Operating Expenses (after contractual waivers/
       reimbursements*)....................................................  0.48%        2.56%


* Some of the funds have entered into contractual waiver or reimbursement arrangements that may reduce fund management and other fees and/or expenses during the period of the arrangement. These arrangements vary in length, but no arrangement will terminate before April 30, 2015.



The following table shows the expenses charged by each fund for the year ended
  December 31, 2013:
(as a percentage of each fund's average net assets):




                                                                                                               Other
                                                                          Management         12b-1 Fees        Expenses
                                                                          Fees (before       (before any       (before any
                                                                          any waivers/       waivers/          waivers/
                                                                          reimburse-         reimburse-        reimburse-
                                                                          ments)         +   ments)        +   ments)        +
AllianceBernstein VPS Small/Mid Cap Value Portfolio - Class B                 0.75%             0.25%               0.06%
ALPS/Alerian Energy Infrastructure Portfolio - Class III(1)                   0.70%             0.25%               1.27%
ALPS/Stadion Tactical Defensive Portfolio - Class III(2)                      0.75%             0.25%               0.36%
American Funds Asset Allocation Fund - Class 4                                0.28%             0.25%               0.28%
American Funds Blue Chip Income and Growth Fund - Class 4                     0.40%             0.25%               0.27%
American Funds Capital Income Builder (Reg. TM) Fund - Class 4                0.50%             0.25%               0.28%
American Funds Global Growth Fund - Class 4                                   0.52%             0.25%               0.28%
American Funds Global Small Capitalization Fund - Class 4                     0.70%             0.25%               0.29%
American Funds Growth Fund - Class 4                                          0.33%             0.25%               0.27%
American Funds Growth-Income Fund - Class 4                                   0.27%             0.25%               0.27%
American Funds International Fund - Class 4                                   0.49%             0.25%               0.30%
American Funds Mortgage Fund(SM) - Class 4(3)                                 0.42%             0.25%               0.27%
American Funds New World Fund (Reg. TM) - Class 4                             0.73%             0.25%               0.30%
BlackRock Global Allocation V.I. Fund - Class III(4)                          0.62%             0.25%               0.24%
ClearBridge Variable Aggressive Growth Portfolio - Class II                   0.75%             0.25%               0.05%
ClearBridge Variable Mid Cap Core Portfolio - Class II                        0.75%             0.25%               0.14%
Delaware VIP (Reg. TM) Diversified Income Series - Service Class(5)           0.59%             0.30%               0.08%
Delaware VIP (Reg. TM) Emerging Markets Series - Service Class(5)             1.25%             0.30%               0.16%
Delaware VIP (Reg. TM) REIT Series - Service Class(5)                         0.75%             0.30%               0.09%
Delaware VIP (Reg. TM) Small Cap Value Series - Service Class(5)              0.72%             0.30%               0.08%
Delaware VIP (Reg. TM) Smid Cap Growth Series - Service Class(5)              0.74%             0.30%               0.09%
Delaware VIP (Reg. TM) U. S. Growth Series - Service Class(5)                 0.65%             0.30%               0.09%
Delaware VIP (Reg. TM) Value Series - Service Class(5)                        0.64%             0.30%               0.07%
DWS Alternative Asset Allocation VIP Portfolio - Class B(6)                   0.36%             0.25%               0.32%
Eaton Vance VT Floating-Rate Income Fund - Initial Class                      0.58%             0.25%               0.33%
Fidelity (Reg. TM) VIP Contrafund (Reg. TM) Portfolio - Service Class 2       0.55%             0.25%               0.09%
Fidelity (Reg. TM) VIP Growth Portfolio - Service Class 2                     0.55%             0.25%               0.11%
Fidelity (Reg. TM) VIP Mid Cap Portfolio - Service Class 2                    0.55%             0.25%               0.09%
First Trust Multi-Income Allocation Portfolio - Class I(7)                    0.60%             0.25%               0.55%



                                                                                                                     Total
                                                                                         Total         Total         Expenses
                                                                                         Expenses      Contractual   (after
                                                                          Acquired       (before any   waivers/      Contractual
                                                                          Fund           waivers/      reimburse-    waivers/
                                                                          Fees and       reimburse-    ments         reimburse-
                                                                          Expenses   =   ments)        (if any)      ments)
AllianceBernstein VPS Small/Mid Cap Value Portfolio - Class B               0.00%             1.06%         0.00%         1.06%
ALPS/Alerian Energy Infrastructure Portfolio - Class III(1)                 0.00%             2.22%        -0.92%         1.30%
ALPS/Stadion Tactical Defensive Portfolio - Class III(2)                    0.25%             1.61%        -0.06%         1.55%
American Funds Asset Allocation Fund - Class 4                              0.00%             0.81%         0.00%         0.81%
American Funds Blue Chip Income and Growth Fund - Class 4                   0.00%             0.92%         0.00%         0.92%
American Funds Capital Income Builder (Reg. TM) Fund - Class 4              0.00%             1.03%         0.00%         1.03%
American Funds Global Growth Fund - Class 4                                 0.00%             1.05%         0.00%         1.05%
American Funds Global Small Capitalization Fund - Class 4                   0.00%             1.24%         0.00%         1.24%
American Funds Growth Fund - Class 4                                        0.00%             0.85%         0.00%         0.85%
American Funds Growth-Income Fund - Class 4                                 0.00%             0.79%         0.00%         0.79%
American Funds International Fund - Class 4                                 0.00%             1.04%         0.00%         1.04%
American Funds Mortgage Fund(SM) - Class 4(3)                               0.00%             0.94%         0.00%         0.94%
American Funds New World Fund (Reg. TM) - Class 4                           0.00%             1.28%         0.00%         1.28%
BlackRock Global Allocation V.I. Fund - Class III(4)                        0.00%             1.11%        -0.14%         0.97%
ClearBridge Variable Aggressive Growth Portfolio - Class II                 0.00%             1.05%         0.00%         1.05%
ClearBridge Variable Mid Cap Core Portfolio - Class II                      0.00%             1.14%         0.00%         1.14%
Delaware VIP (Reg. TM) Diversified Income Series - Service Class(5)         0.00%             0.97%        -0.05%         0.92%
Delaware VIP (Reg. TM) Emerging Markets Series - Service Class(5)           0.00%             1.71%        -0.05%         1.66%
Delaware VIP (Reg. TM) REIT Series - Service Class(5)                       0.00%             1.14%        -0.05%         1.09%
Delaware VIP (Reg. TM) Small Cap Value Series - Service Class(5)            0.00%             1.10%        -0.05%         1.05%
Delaware VIP (Reg. TM) Smid Cap Growth Series - Service Class(5)            0.00%             1.13%        -0.05%         1.08%
Delaware VIP (Reg. TM) U. S. Growth Series - Service Class(5)               0.00%             1.04%        -0.05%         0.99%
Delaware VIP (Reg. TM) Value Series - Service Class(5)                      0.00%             1.01%        -0.05%         0.96%
DWS Alternative Asset Allocation VIP Portfolio - Class B(6)                 1.23%             2.16%        -0.36%         1.80%
Eaton Vance VT Floating-Rate Income Fund - Initial Class                    0.00%             1.16%         0.00%         1.16%
Fidelity (Reg. TM) VIP Contrafund (Reg. TM) Portfolio - Service Class 2     0.00%             0.89%         0.00%         0.89%
Fidelity (Reg. TM) VIP Growth Portfolio - Service Class 2                   0.00%             0.91%         0.00%         0.91%
Fidelity (Reg. TM) VIP Mid Cap Portfolio - Service Class 2                  0.00%             0.89%         0.00%         0.89%
First Trust Multi-Income Allocation Portfolio - Class I(7)                  0.00%             1.40%        -0.20%         1.20%

                                                                            Management         12b-1 Fees
                                                                            Fees (before       (before any
                                                                            any waivers/       waivers/
                                                                            reimburse-         reimburse-
                                                                            ments)         +   ments)
First Trust/Dow Jones Dividend & Income Allocation Portfolio - Class I(8)       0.60%             0.25%
Franklin Founding Funds Allocation VIP Fund - Class 4(9)                        0.00%             0.35%
Franklin Income VIP Fund - Class 4(10)                                          0.45%             0.35%
Franklin Mutual Shares VIP Fund - Class 4                                       0.60%             0.35%
Franklin Rising Dividends VIP Fund - Class 4(10)                                0.60%             0.35%
Franklin Small Cap Value VIP Fund - Class 4                                     0.50%             0.35%
Franklin Small-Mid Cap Growth VIP Fund - Class 4(11)                            0.77%             0.35%
Goldman Sachs VIT Money Market Fund - Service Shares(56)                        0.21%             0.25%
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio - Advisor
 Shares(12)                                                                     0.15%             0.40%
Goldman Sachs VIT Strategic Income Fund - Advisor Shares(13)                    0.60%             0.40%
Guggenheim VT Long Short Equity                                                 0.90%             0.00%
Guggenheim VT Multi-Hedge Strategies(14)                                        1.22%             0.00%
Hartford Capital Appreciation HLS Fund - Class IC(15)                           0.63%             0.25%
Invesco V.I. Balanced-Risk Allocation Fund - Series II Shares(16)               0.90%             0.25%
Invesco V.I. Comstock Fund - Series II Shares(17)                               0.56%             0.25%
Invesco V.I. Diversified Dividend Fund - Series II Shares(18)                   0.50%             0.25%
Invesco V.I. Equally-Weighted S&P 500 Fund - Series II Shares                   0.12%             0.25%
Invesco V.I. Equity and Income Fund - Series II Shares(18)                      0.38%             0.25%
Invesco V.I. International Growth Fund - Series II Shares(18)                   0.71%             0.25%
Ivy Funds VIP Asset Strategy Portfolio                                          0.68%             0.25%
Ivy Funds VIP Energy Portfolio                                                  0.85%             0.25%
Ivy Funds VIP High Income Portfolio                                             0.62%             0.25%
Ivy Funds VIP Micro Cap Growth Portfolio                                        0.95%             0.25%
Ivy Funds VIP Mid Cap Growth Portfolio                                          0.85%             0.25%
Ivy Funds VIP Science and Technology Portfolio                                  0.85%             0.25%
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio - Class 2(19)               0.65%             0.25%
Lord Abbett Series Fund Bond Debenture Portfolio - Class VC(20)                 0.50%             0.00%
Lord Abbett Series Fund Developing Growth Portfolio - Class VC(20)              0.75%             0.00%
Lord Abbett Series Fund Short Duration Portfolio - Class VC(21)                 0.35%             0.00%
LVIP American Balanced Allocation Fund - Service Class(22)                      0.25%             0.35%
LVIP American Growth Allocation Fund - Service Class(22)                        0.25%             0.35%
LVIP American Preservation Fund - Service Class(23)                             0.25%             0.35%
LVIP AQR Enhanced Global Strategies Fund Service Class(24)                      0.69%             0.25%
LVIP Baron Growth Opportunities Fund - Service Class(25)                        1.00%             0.25%
LVIP BlackRock Emerging Markets RPM Fund - Service Class(22)                    0.55%             0.25%
LVIP BlackRock Equity Dividend RPM Fund - Service Class(26)                     0.74%             0.25%
LVIP BlackRock Inflation Protected Bond Fund - Service Class(27)                0.42%             0.25%
LVIP BlackRock Multi-Asset Income Fund - Service Class(28)                      0.68%             0.25%
LVIP Capital Growth Fund - Service Class                                        0.69%             0.25%
LVIP Clarion Global Real Estate Fund - Service Class(29)                        0.69%             0.25%
LVIP Delaware Bond Fund - Service Class                                         0.31%             0.35%
LVIP Delaware Diversified Floating Rate Fund - Service Class                    0.58%             0.25%
LVIP Delaware Social Awareness Fund - Service Class                             0.38%             0.35%



                                                                                Other                            Total
                                                                                Expenses                         Expenses
                                                                                (before any       Acquired       (before any
                                                                                waivers/          Fund           waivers/
                                                                                reimburse-        Fees and       reimburse-
                                                                            +   ments)        +   Expenses   =   ments)
First Trust/Dow Jones Dividend & Income Allocation Portfolio - Class I(8)            0.80%          0.00%             1.65%
Franklin Founding Funds Allocation VIP Fund - Class 4(9)                             0.11%          0.66%             1.12%
Franklin Income VIP Fund - Class 4(10)                                               0.02%          0.00%             0.82%
Franklin Mutual Shares VIP Fund - Class 4                                            0.11%          0.00%             1.06%
Franklin Rising Dividends VIP Fund - Class 4(10)                                     0.01%          0.00%             0.96%
Franklin Small Cap Value VIP Fund - Class 4                                          0.13%          0.00%             0.98%
Franklin Small-Mid Cap Growth VIP Fund - Class 4(11)                                 0.03%          0.00%             1.15%
Goldman Sachs VIT Money Market Fund - Service Shares(56)                             0.09%          0.00%             0.55%
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio - Advisor
 Shares(12)                                                                          1.39%          0.87%             2.81%
Goldman Sachs VIT Strategic Income Fund - Advisor Shares(13)                         0.57%          0.00%             1.57%
Guggenheim VT Long Short Equity                                                      1.38%          0.06%             2.34%
Guggenheim VT Multi-Hedge Strategies(14)                                             1.29%          0.12%             2.63%
Hartford Capital Appreciation HLS Fund - Class IC(15)                                0.29%          0.00%             1.17%
Invesco V.I. Balanced-Risk Allocation Fund - Series II Shares(16)                    0.21%          0.11%             1.47%
Invesco V.I. Comstock Fund - Series II Shares(17)                                    0.28%          0.00%             1.09%
Invesco V.I. Diversified Dividend Fund - Series II Shares(18)                        0.22%          0.01%             0.98%
Invesco V.I. Equally-Weighted S&P 500 Fund - Series II Shares                        0.47%          0.00%             0.84%
Invesco V.I. Equity and Income Fund - Series II Shares(18)                           0.29%          0.01%             0.93%
Invesco V.I. International Growth Fund - Series II Shares(18)                        0.31%          0.01%             1.28%
Ivy Funds VIP Asset Strategy Portfolio                                               0.05%          0.00%             0.98%
Ivy Funds VIP Energy Portfolio                                                       0.13%          0.00%             1.23%
Ivy Funds VIP High Income Portfolio                                                  0.06%          0.00%             0.93%
Ivy Funds VIP Micro Cap Growth Portfolio                                             0.14%          0.00%             1.34%
Ivy Funds VIP Mid Cap Growth Portfolio                                               0.06%          0.00%             1.16%
Ivy Funds VIP Science and Technology Portfolio                                       0.06%          0.00%             1.16%
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio - Class 2(19)                    0.34%          0.02%             1.26%
Lord Abbett Series Fund Bond Debenture Portfolio - Class VC(20)                      0.43%          0.00%             0.93%
Lord Abbett Series Fund Developing Growth Portfolio - Class VC(20)                   5.72%          0.00%             6.47%
Lord Abbett Series Fund Short Duration Portfolio - Class VC(21)                      0.71%          0.00%             1.06%
LVIP American Balanced Allocation Fund - Service Class(22)                           0.03%          0.41%             1.04%
LVIP American Growth Allocation Fund - Service Class(22)                             0.03%          0.43%             1.06%
LVIP American Preservation Fund - Service Class(23)                                  0.10%          0.35%             1.05%
LVIP AQR Enhanced Global Strategies Fund Service Class(24)                           0.25%          0.15%             1.34%
LVIP Baron Growth Opportunities Fund - Service Class(25)                             0.06%          0.00%             1.31%
LVIP BlackRock Emerging Markets RPM Fund - Service Class(22)                         0.31%          0.05%             1.16%
LVIP BlackRock Equity Dividend RPM Fund - Service Class(26)                          0.10%          0.01%             1.10%
LVIP BlackRock Inflation Protected Bond Fund - Service Class(27)                     0.06%          0.02%             0.75%
LVIP BlackRock Multi-Asset Income Fund - Service Class(28)                           0.34%          0.42%             1.69%
LVIP Capital Growth Fund - Service Class                                             0.07%          0.00%             1.01%
LVIP Clarion Global Real Estate Fund - Service Class(29)                             0.08%          0.00%             1.02%
LVIP Delaware Bond Fund - Service Class                                              0.06%          0.00%             0.72%
LVIP Delaware Diversified Floating Rate Fund - Service Class                         0.07%          0.00%             0.90%
LVIP Delaware Social Awareness Fund - Service Class                                  0.07%          0.00%             0.80%



                                                                                          Total
                                                                            Total         Expenses
                                                                            Contractual   (after
                                                                            waivers/      Contractual
                                                                            reimburse-    waivers/
                                                                            ments         reimburse-
                                                                            (if any)      ments)
First Trust/Dow Jones Dividend & Income Allocation Portfolio - Class I(8)        -0.45%        1.20%
Franklin Founding Funds Allocation VIP Fund - Class 4(9)                         -0.01%        1.11%
Franklin Income VIP Fund - Class 4(10)                                            0.00%        0.82%
Franklin Mutual Shares VIP Fund - Class 4                                         0.00%        1.06%
Franklin Rising Dividends VIP Fund - Class 4(10)                                  0.00%        0.96%
Franklin Small Cap Value VIP Fund - Class 4                                       0.00%        0.98%
Franklin Small-Mid Cap Growth VIP Fund - Class 4(11)                              0.00%        1.15%
Goldman Sachs VIT Money Market Fund - Service Shares(56)                         -0.07%        0.48%
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio - Advisor
 Shares(12)                                                                      -1.32%        1.49%
Goldman Sachs VIT Strategic Income Fund - Advisor Shares(13)                     -0.30%        1.27%
Guggenheim VT Long Short Equity                                                   0.00%        2.34%
Guggenheim VT Multi-Hedge Strategies(14)                                         -0.07%        2.56%
Hartford Capital Appreciation HLS Fund - Class IC(15)                             0.00%        1.17%
Invesco V.I. Balanced-Risk Allocation Fund - Series II Shares(16)                -0.42%        1.05%
Invesco V.I. Comstock Fund - Series II Shares(17)                                -0.06%        1.03%
Invesco V.I. Diversified Dividend Fund - Series II Shares(18)                    -0.01%        0.97%
Invesco V.I. Equally-Weighted S&P 500 Fund - Series II Shares                     0.00%        0.84%
Invesco V.I. Equity and Income Fund - Series II Shares(18)                       -0.01%        0.92%
Invesco V.I. International Growth Fund - Series II Shares(18)                    -0.01%        1.27%
Ivy Funds VIP Asset Strategy Portfolio                                            0.00%        0.98%
Ivy Funds VIP Energy Portfolio                                                    0.00%        1.23%
Ivy Funds VIP High Income Portfolio                                               0.00%        0.93%
Ivy Funds VIP Micro Cap Growth Portfolio                                          0.00%        1.34%
Ivy Funds VIP Mid Cap Growth Portfolio                                            0.00%        1.16%
Ivy Funds VIP Science and Technology Portfolio                                    0.00%        1.16%
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio - Class 2(19)                -0.09%        1.17%
Lord Abbett Series Fund Bond Debenture Portfolio - Class VC(20)                  -0.03%        0.90%
Lord Abbett Series Fund Developing Growth Portfolio - Class VC(20)               -5.57%        0.90%
Lord Abbett Series Fund Short Duration Portfolio - Class VC(21)                  -0.26%        0.80%
LVIP American Balanced Allocation Fund - Service Class(22)                       -0.05%        0.99%
LVIP American Growth Allocation Fund - Service Class(22)                         -0.05%        1.01%
LVIP American Preservation Fund - Service Class(23)                              -0.10%        0.95%
LVIP AQR Enhanced Global Strategies Fund Service Class(24)                       -0.24%        1.10%
LVIP Baron Growth Opportunities Fund - Service Class(25)                         -0.03%        1.28%
LVIP BlackRock Emerging Markets RPM Fund - Service Class(22)                     -0.05%        1.11%
LVIP BlackRock Equity Dividend RPM Fund - Service Class(26)                      -0.08%        1.02%
LVIP BlackRock Inflation Protected Bond Fund - Service Class(27)                  0.00%        0.75%
LVIP BlackRock Multi-Asset Income Fund - Service Class(28)                       -0.66%        1.03%
LVIP Capital Growth Fund - Service Class                                          0.00%        1.01%
LVIP Clarion Global Real Estate Fund - Service Class(29)                          0.00%        1.02%
LVIP Delaware Bond Fund - Service Class                                           0.00%        0.72%
LVIP Delaware Diversified Floating Rate Fund - Service Class                      0.00%        0.90%
LVIP Delaware Social Awareness Fund - Service Class                               0.00%        0.80%

                                                                                 Management         12b-1 Fees
                                                                                 Fees (before       (before any
                                                                                 any waivers/       waivers/
                                                                                 reimburse-         reimburse-
                                                                                 ments)         +   ments)
LVIP Dimensional Non-U.S. Equity RPM Fund - Service Class(30)                        0.25%             0.25%
LVIP Dimensional U.S. Equity RPM Fund - Service Class(27)                            0.25%             0.25%
LVIP Dimensional/Vanguard Total Bond Fund - Service Class(22)                        0.25%             0.25%
LVIP Franklin Templeton Multi-Asset Opportunities Fund - Service Class(31)           0.75%             0.25%
LVIP Global Income Fund - Service Class(32)                                          0.65%             0.25%
LVIP Goldman Sachs Income Builder Fund - Service Class(33)                           0.65%             0.25%
LVIP JPMorgan High Yield Fund - Service Class(34)                                    0.65%             0.25%
LVIP JPMorgan Mid Cap Value RPM Fund - Service Class(35)                             0.89%             0.25%
LVIP Managed Risk Profile Growth Fund - Service Class(27)                            0.25%             0.25%
LVIP Managed Risk Profile Moderate Fund - Service Class(27)                          0.25%             0.25%
LVIP MFS International Growth Fund - Service Class(36)                               0.85%             0.25%
LVIP MFS Value Fund - Service Class(29)                                              0.62%             0.25%
LVIP Mid-Cap Value Fund - Service Class(37)                                          0.90%             0.25%
LVIP Mondrian International Value Fund - Service Class                               0.69%             0.25%
LVIP Multi-Manager Global Equity RPM Fund - Service Class(38)                        0.25%             0.35%
LVIP PIMCO Low Duration Bond Fund - Service Class(39)                                0.50%             0.25%
LVIP SSgA Bond Index Fund - Service Class(40)                                        0.40%             0.25%
LVIP SSgA Conservative Structured Allocation Fund - Service Class                    0.25%             0.25%
LVIP SSgA Developed International 150 Fund - Service Class(29)                       0.33%             0.25%
LVIP SSgA Emerging Markets 100 Fund - Service Class(29)                              0.34%             0.25%
LVIP SSgA Global Tactical Allocation RPM Fund - Service Class(41)                    0.40%             0.25%
LVIP SSgA International Index Fund - Service Class(42)                               0.40%             0.25%
LVIP SSgA Large Cap 100 Fund - Service Class(29)                                     0.31%             0.25%
LVIP SSgA Moderate Structured Allocation Fund - Service Class                        0.25%             0.25%
LVIP SSgA Moderately Aggressive Structured Allocation Fund - Service
 Class                                                                               0.25%             0.25%
LVIP SSgA S&P 500 Index Fund - Service Class                                         0.17%             0.25%
LVIP SSgA Small-Cap Index Fund - Service Class                                       0.32%             0.25%
LVIP SSgA Small-Mid Cap 200 Fund - Service Class(29)                                 0.35%             0.25%
LVIP T. Rowe Price Growth Stock Fund - Service Class                                 0.71%             0.25%
LVIP T. Rowe Price Structured Mid-Cap Growth Fund - Service Class                    0.72%             0.25%
LVIP Templeton Growth RPM Fund - Service Class(27)                                   0.70%             0.25%
LVIP Vanguard Domestic Equity ETF Fund - Service Class(22)                           0.25%             0.25%
LVIP Vanguard International Equity ETF Fund - Service Class(43)                      0.25%             0.25%
MFS (Reg. TM) VIT Growth Series - Service Class                                      0.73%             0.25%
MFS (Reg. TM) VIT International Value Series - Service Class                         0.90%             0.25%
MFS (Reg. TM) VIT Utilities Series - Service Class                                   0.73%             0.25%
Oppenheimer International Growth Fund/VA Service Shares(44)                          0.95%             0.25%
Oppenheimer Main Street Small Cap Fund (Reg. TM)/VA Service Shares(45)               0.68%             0.25%
PIMCO VIT All Asset All Authority Portfolio - Advisor Class(46)                      0.45%             0.25%
PIMCO VIT CommodityRealReturn (Reg. TM) Strategy Portfolio - Advisor Class(47)       0.74%             0.25%
PIMCO VIT Emerging Markets Bond Portfolio - Advisor Class                            0.85%             0.25%
PIMCO VIT Unconstrained Bond Portfolio - Advisor Class                               0.90%             0.25%
Putnam VT Absolute Return 500 Fund - Class IB(48)                                    0.73%             0.25%



                                                                                     Other
                                                                                     Expenses
                                                                                     (before any       Acquired
                                                                                     waivers/          Fund
                                                                                     reimburse-        Fees and
                                                                                 +   ments)        +   Expenses   =
LVIP Dimensional Non-U.S. Equity RPM Fund - Service Class(30)                             0.12%          0.44%
LVIP Dimensional U.S. Equity RPM Fund - Service Class(27)                                 0.08%          0.24%
LVIP Dimensional/Vanguard Total Bond Fund - Service Class(22)                             0.06%          0.17%
LVIP Franklin Templeton Multi-Asset Opportunities Fund - Service Class(31)                0.26%          0.33%
LVIP Global Income Fund - Service Class(32)                                               0.09%          0.01%
LVIP Goldman Sachs Income Builder Fund - Service Class(33)                                0.35%          0.00%
LVIP JPMorgan High Yield Fund - Service Class(34)                                         0.08%          0.00%
LVIP JPMorgan Mid Cap Value RPM Fund - Service Class(35)                                  0.10%          0.01%
LVIP Managed Risk Profile Growth Fund - Service Class(27)                                 0.02%          0.43%
LVIP Managed Risk Profile Moderate Fund - Service Class(27)                               0.02%          0.46%
LVIP MFS International Growth Fund - Service Class(36)                                    0.10%          0.00%
LVIP MFS Value Fund - Service Class(29)                                                   0.07%          0.00%
LVIP Mid-Cap Value Fund - Service Class(37)                                               0.11%          0.00%
LVIP Mondrian International Value Fund - Service Class                                    0.07%          0.00%
LVIP Multi-Manager Global Equity RPM Fund - Service Class(38)                             0.22%          0.53%
LVIP PIMCO Low Duration Bond Fund - Service Class(39)                                     0.20%          0.00%
LVIP SSgA Bond Index Fund - Service Class(40)                                             0.09%          0.00%
LVIP SSgA Conservative Structured Allocation Fund - Service Class                         0.05%          0.36%
LVIP SSgA Developed International 150 Fund - Service Class(29)                            0.08%          0.00%
LVIP SSgA Emerging Markets 100 Fund - Service Class(29)                                   0.15%          0.00%
LVIP SSgA Global Tactical Allocation RPM Fund - Service Class(41)                         0.05%          0.32%
LVIP SSgA International Index Fund - Service Class(42)                                    0.11%          0.00%
LVIP SSgA Large Cap 100 Fund - Service Class(29)                                          0.05%          0.00%
LVIP SSgA Moderate Structured Allocation Fund - Service Class                             0.03%          0.36%
LVIP SSgA Moderately Aggressive Structured Allocation Fund - Service
 Class                                                                                    0.04%          0.37%
LVIP SSgA S&P 500 Index Fund - Service Class                                              0.06%          0.00%
LVIP SSgA Small-Cap Index Fund - Service Class                                            0.07%          0.00%
LVIP SSgA Small-Mid Cap 200 Fund - Service Class(29)                                      0.07%          0.00%
LVIP T. Rowe Price Growth Stock Fund - Service Class                                      0.07%          0.00%
LVIP T. Rowe Price Structured Mid-Cap Growth Fund - Service Class                         0.07%          0.00%
LVIP Templeton Growth RPM Fund - Service Class(27)                                        0.09%          0.01%
LVIP Vanguard Domestic Equity ETF Fund - Service Class(22)                                0.09%          0.11%
LVIP Vanguard International Equity ETF Fund - Service Class(43)                           0.14%          0.19%
MFS (Reg. TM) VIT Growth Series - Service Class                                           0.05%          0.00%
MFS (Reg. TM) VIT International Value Series - Service Class                              0.06%          0.00%
MFS (Reg. TM) VIT Utilities Series - Service Class                                        0.07%          0.00%
Oppenheimer International Growth Fund/VA Service Shares(44)                               0.14%          0.00%
Oppenheimer Main Street Small Cap Fund (Reg. TM)/VA Service Shares(45)                    0.13%          0.00%
PIMCO VIT All Asset All Authority Portfolio - Advisor Class(46)                           0.70%          1.01%
PIMCO VIT CommodityRealReturn (Reg. TM) Strategy Portfolio - Advisor Class(47)            0.08%          0.12%
PIMCO VIT Emerging Markets Bond Portfolio - Advisor Class                                 0.00%          0.00%
PIMCO VIT Unconstrained Bond Portfolio - Advisor Class                                    0.00%          0.00%
Putnam VT Absolute Return 500 Fund - Class IB(48)                                         0.62%          0.02%



                                                                                                             Total
                                                                                 Total         Total         Expenses
                                                                                 Expenses      Contractual   (after
                                                                                 (before any   waivers/      Contractual
                                                                                 waivers/      reimburse-    waivers/
                                                                                 reimburse-    ments         reimburse-
                                                                                 ments)        (if any)      ments)
LVIP Dimensional Non-U.S. Equity RPM Fund - Service Class(30)                         1.06%         -0.02%        1.04%
LVIP Dimensional U.S. Equity RPM Fund - Service Class(27)                             0.82%          0.00%        0.82%
LVIP Dimensional/Vanguard Total Bond Fund - Service Class(22)                         0.73%         -0.05%        0.68%
LVIP Franklin Templeton Multi-Asset Opportunities Fund - Service Class(31)            1.59%         -0.44%        1.15%
LVIP Global Income Fund - Service Class(32)                                           1.00%         -0.07%        0.93%
LVIP Goldman Sachs Income Builder Fund - Service Class(33)                            1.25%         -0.25%        1.00%
LVIP JPMorgan High Yield Fund - Service Class(34)                                     0.98%         -0.02%        0.96%
LVIP JPMorgan Mid Cap Value RPM Fund - Service Class(35)                              1.25%         -0.06%        1.19%
LVIP Managed Risk Profile Growth Fund - Service Class(27)                             0.95%          0.00%        0.95%
LVIP Managed Risk Profile Moderate Fund - Service Class(27)                           0.98%          0.00%        0.98%
LVIP MFS International Growth Fund - Service Class(36)                                1.20%         -0.10%        1.10%
LVIP MFS Value Fund - Service Class(29)                                               0.94%          0.00%        0.94%
LVIP Mid-Cap Value Fund - Service Class(37)                                           1.26%         -0.01%        1.25%
LVIP Mondrian International Value Fund - Service Class                                1.01%          0.00%        1.01%
LVIP Multi-Manager Global Equity RPM Fund - Service Class(38)                         1.35%         -0.12%        1.23%
LVIP PIMCO Low Duration Bond Fund - Service Class(39)                                 0.95%         -0.10%        0.85%
LVIP SSgA Bond Index Fund - Service Class(40)                                         0.74%         -0.11%        0.63%
LVIP SSgA Conservative Structured Allocation Fund - Service Class                     0.91%         -0.10%        0.81%
LVIP SSgA Developed International 150 Fund - Service Class(29)                        0.66%          0.00%        0.66%
LVIP SSgA Emerging Markets 100 Fund - Service Class(29)                               0.74%          0.00%        0.74%
LVIP SSgA Global Tactical Allocation RPM Fund - Service Class(41)                     1.02%         -0.10%        0.92%
LVIP SSgA International Index Fund - Service Class(42)                                0.76%         -0.04%        0.72%
LVIP SSgA Large Cap 100 Fund - Service Class(29)                                      0.61%          0.00%        0.61%
LVIP SSgA Moderate Structured Allocation Fund - Service Class                         0.89%         -0.10%        0.79%
LVIP SSgA Moderately Aggressive Structured Allocation Fund - Service
 Class                                                                                0.91%         -0.10%        0.81%
LVIP SSgA S&P 500 Index Fund - Service Class                                          0.48%          0.00%        0.48%
LVIP SSgA Small-Cap Index Fund - Service Class                                        0.64%          0.00%        0.64%
LVIP SSgA Small-Mid Cap 200 Fund - Service Class(29)                                  0.67%          0.00%        0.67%
LVIP T. Rowe Price Growth Stock Fund - Service Class                                  1.03%          0.00%        1.03%
LVIP T. Rowe Price Structured Mid-Cap Growth Fund - Service Class                     1.04%          0.00%        1.04%
LVIP Templeton Growth RPM Fund - Service Class(27)                                    1.05%          0.00%        1.05%
LVIP Vanguard Domestic Equity ETF Fund - Service Class(22)                            0.70%         -0.05%        0.65%
LVIP Vanguard International Equity ETF Fund - Service Class(43)                       0.83%         -0.09%        0.74%
MFS (Reg. TM) VIT Growth Series - Service Class                                       1.03%          0.00%        1.03%
MFS (Reg. TM) VIT International Value Series - Service Class                          1.21%          0.00%        1.21%
MFS (Reg. TM) VIT Utilities Series - Service Class                                    1.05%          0.00%        1.05%
Oppenheimer International Growth Fund/VA Service Shares(44)                           1.34%         -0.09%        1.25%
Oppenheimer Main Street Small Cap Fund (Reg. TM)/VA Service Shares(45)                1.06%         -0.01%        1.05%
PIMCO VIT All Asset All Authority Portfolio - Advisor Class(46)                       2.41%         -0.13%        2.28%
PIMCO VIT CommodityRealReturn (Reg. TM) Strategy Portfolio - Advisor Class(47)        1.19%         -0.12%        1.07%
PIMCO VIT Emerging Markets Bond Portfolio - Advisor Class                             1.10%          0.00%        1.10%
PIMCO VIT Unconstrained Bond Portfolio - Advisor Class                                1.15%          0.00%        1.15%
Putnam VT Absolute Return 500 Fund - Class IB(48)                                     1.62%         -0.45%        1.17%

                                                                                                            Other
                                                                       Management         12b-1 Fees        Expenses
                                                                       Fees (before       (before any       (before any
                                                                       any waivers/       waivers/          waivers/
                                                                       reimburse-         reimburse-        reimburse-
                                                                       ments)         +   ments)        +   ments)        +
SEI VP Market Growth Strategy Fund - Class III(49)                         0.10%             0.30%               9.38%
SEI VP Market Plus Strategy Fund - Class III(50)                           0.10%             0.30%              10.67%
Templeton Foreign VIP Fund - Class 4                                       0.64%             0.35%               0.14%
Templeton Global Bond VIP Fund - Class 4(10)                               0.46%             0.35%               0.05%
Transparent Value Directional Allocation VI Portfolio - Class II(51)       0.95%             0.25%               0.55%
UIF Global Infrastructure Portfolio - Class II(52)                         0.85%             0.35%               0.50%
Van Eck VIP Global Hard Assets Fund - Class S Shares(53)                   1.00%             0.25%               0.09%
Virtus Multi-Sector Fixed Income Series - Class A Shares(54)               0.50%             0.25%               0.26%
Virtus Premium AlphaSector (Reg. TM) Series - Class A Shares(55)           1.10%             0.25%               0.49%



                                                                                                                  Total
                                                                                      Total         Total         Expenses
                                                                                      Expenses      Contractual   (after
                                                                       Acquired       (before any   waivers/      Contractual
                                                                       Fund           waivers/      reimburse-    waivers/
                                                                       Fees and       reimburse-    ments         reimburse-
                                                                       Expenses   =   ments)        (if any)      ments)
SEI VP Market Growth Strategy Fund - Class III(49)                       0.80%            10.58%         -9.13%        1.45%
SEI VP Market Plus Strategy Fund - Class III(50)                         0.76%            11.83%        -10.44%        1.39%
Templeton Foreign VIP Fund - Class 4                                     0.00%             1.13%          0.00%        1.13%
Templeton Global Bond VIP Fund - Class 4(10)                             0.00%             0.86%          0.00%        0.86%
Transparent Value Directional Allocation VI Portfolio - Class II(51)     0.00%             1.75%         -0.15%        1.60%
UIF Global Infrastructure Portfolio - Class II(52)                       0.00%             1.70%         -0.58%        1.12%
Van Eck VIP Global Hard Assets Fund - Class S Shares(53)                 0.00%             1.34%          0.00%        1.34%
Virtus Multi-Sector Fixed Income Series - Class A Shares(54)             0.00%             1.01%         -0.07%        0.94%
Virtus Premium AlphaSector (Reg. TM) Series - Class A Shares(55)         0.17%             2.01%         -0.14%        1.87%



(1) ALPS Advisors, Inc. ("the Adviser") has contractually agreed to waive its management fee and/or reimburse expenses so that Total Annual Fund Operating Expenses After Fee Waiver/Expense Reimbursements (not including Distribution and/or Service (12b-1) Fees, Shareholder Service Fees, acquired fund fees and expenses, taxes, brokerage commissions and extraordinary expenses) do not exceed a maximum of 0.80% of either Class I or Class III shares average daily net assets through April 29, 2015. This agreement may only be terminated during the period by the Board of Trustees of ALPS Variable Investment Trust.

(2) ALPS Advisors, Inc. ("the Adviser") and Stadion Money Management, LLC (the "Sub-Adviser") have contractually agreed to jointly waive its management fee and subadvisory fee, respectively, and/or reimburse expenses so that Total Annual Fund Operating Expenses After Fee Waiver/Expense Reimbursements (not including Distribution and/or Service (12b-1) Fees, Shareholder Service Fees, acquired fund fees and expenses, taxes, brokerage commissions and extraordinary expenses) do not exceed a maximum of 0.80% of either Class I, Class II, or Class III shares average daily net assets through April 29, 2015. This agreement may only be terminated during the period by the Board of Trustees of ALPS Variable Investment Trust.

(3) Although the fund has both a 12b-1 plan and an Insurance Administrative Services Plan for Class 4 shares, neither 12b-1 fees nor insurance administration fees are paid on amounts invested in the fund by the investment adviser. Expenses shown assume 12b-1 and insurance administration fees were charged on these assets. However, because 12b-1 and insurance administration fees were not charged on these assets, actual fund expenses were lower and actual results were higher. See the "Plan of distribution" and the "Fund expenses" sections of the prospectus for information on the 12b-1 fees and the insurance administration fees, respectively, permitted to be charged by the fund.

(4) As described in the "Management of the Funds" section of the Fund's prospectus, Blackrock has contractually agreed to waive and/or reimburse fees or expenses in order to limit Total Annual Fund Operating Expenses After Fee Waivers and/or Expense Reimbursements (excluding Dividend Expense, Interest Expense, Acquired Fund Fees and Expenses and certain other Fund expenses) to 1.50% of average daily net assets until May 1, 2015. Blackrock has also contractually agreed to reimburse fees in order to limit certain operational and recordkeeping fees to .07% of average daily net assets until May 1, 2015. Each of these contractual agreements may be terminated upon 90 days notice by a majority of the non-interested directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund.

(5) The Service Class shares are subject to a 12b-1 fee of 0.30% of average daily net assets. The Series' distributor, Delaware Distributors, L.P., has contracted to limit the 12b-1 fees to no more than 0.25% of average daily net assets from April 30, 2014 to April 30, 2015.

(6) Through April 30, 2015, the Advisor has contractually agreed to waive all or a portion of its management fee and reimburse or pay certain operating expenses of the portfolio to the extent necessary to maintain the portfolio's total annual operating expenses at ratios no higher than 0.57% for Class B shares, excluding certain expenses such as extraordinary expenses, taxes, brokerage, interest expense and acquired funds (underlying funds) fees and expenses (estimated at 1.27%). The agreement may be terminated with the consent of the fund's Board.

(7) The advisor has agreed to waive fees and/or pay Fund expenses to the extent necessary to prevent the operating expenses of the Fund (excluding interest expense, brokerage commissions and other trading expenses, taxes, acquired fund fees and expenses and extraordinary expenses) from exceeding 1.20% of its average daily net assets per year until at least May 1, 2016. Expenses borne by the advisor are subject to reimbursement by the Fund for up to three years from the date the fee or expense was incurred, but no reimbursement payment will be made by the Fund at any time if it would result in the Fund's expenses (excluding interest expense, brokerage commissions and other trading expenses, taxes, acquired fund fees and expenses and extraordinary expenses) exceeding 1.20% of its average daily net assets per year for Class I shares. The agreement may be terminated by the First Trust Variable Insurance Trust on behalf of the Fund at any time and by the advisor only after the dates identified herein and upon 60 days' written notice.

(8) The advisor has agreed to waive fees and/or pay Fund expenses to the extent necessary to prevent the operating expenses of the Fund (excluding interest expense, brokerage commissions and other trading expenses, taxes, acquired fund fees and expenses and extraordinary expenses) from exceeding 1.20% of its average daily net assets per year until at least May 1, 2015. Expenses borne by the advisor are subject to reimbursement by the Fund for up to three years from the date the fee or expense was incurred, but no reimbursement payment will be made by the Fund at any time if it would result in the Fund's expenses (excluding interest expense, brokerage commissions and other trading expenses, taxes, acquired fund fees and expenses and extraordinary expenses) exceeding 1.20% of its average daily net assets per year for Class I shares. The agreement may be terminated by the First Trust Variable Insurance Trust on behalf of the Fund at any time and by the advisor only after the dates identified herein and upon 60 days' written notice.

(9) The fund's administrator has contractually agreed to waive or assume certain expenses of the fund so that common expenses (excluding Rule 12b-1 fees, acquired fund fees, and certain non-routine expenses) do not exceed .10% until at least April 30, 2015. The fund does not pay management fees but will indirectly bear its proportionate share of any management fees and other expenses paid by the underlying funds (or "acquired funds") in which it invests. Acquired funds' estimated fees and expenses are based on the acquired funds' annualized expenses. Contractual fee waiver and/or expense reimbursement agreements may not be terminated during the terms set forth above.

(10) The Fund administration fee is paid indirectly through the management fee.

(11) The Fund administration fee is paid indirectly through the management fee. (4) Management fees and other expenses have been restated to reflect current fiscal year fees and expenses as a result of the bundling of the fund's investment management agreement with its fund administration agreement effective May 1, 2013.

  Such combined investment management fees are described further under "Management" in the fund's prospectus. Total annual fund operating expenses are not affected by such bundling.

(12) The Portfolio's "Other Expenses" have been estimated to reflect expenses expected to be incurred during the first fiscal period. The Investment Adviser has agreed to (i) waive all of its Management Fee, and (ii) reduce or limit "Other Expenses" (excluding acquired fund fees and expenses, transfer agency fees and expenses, taxes, interest, brokerage fees, shareholder meeting, litigation, indemnification and extraordinary expenses) to 0.204% of the Portfolio's average daily net assets. Each arrangement will remain in effect through at least May 1, 2015, and prior to such date the Investment Advisor may not terminate the arrangement without the approval of the Board of Trustees. The Portfolio's "Other Expenses" may be further reduced by any custody and transfer agency fee credits received by the Portfolio.

(13) The Fund's "Other Expenses" have been estimated to reflect expenses expected to be incurred during the first fiscal period. The Investment Adviser has agreed to (i) waive all of its Management Fee, and (ii) reduce or limit "Other Expenses" (excluding acquired fund fees and expenses, transfer agency fees and expenses, taxes, interest, brokerage fees, shareholder meeting, litigation, indemnification and extraordinary expenses) to 0.254% of the Fund's average daily net assets. Each arrangement will remain in effect through at least May 1, 2015, and prior to such date the Investment Advisor may not terminate the arrangement without the approval of the Board of Trustees. The Fund's "Other Expenses" may be further reduced by any custody and transfer agency fee credits received by the Fund.

(14) Other Expenses include Short Dividend Interest (1.29%) and Controlled Foreign Corporation or CFC expenses, however the advisor has contractually agreed to waive the management fee (.07%) it receives from the fund in an amount equal to the management fee paid to the advisor by the subsidiary in which the fund invests.

(15) Other expenses include a service fee paid by the Fund to third party insurance companies that is payable as a percentage of average daily net assets in the amount of up to .25%.

(16) Invesco Advisers, Inc. ("Invesco or the Adviser") has contractually agreed to waive advisory fees and/or reimburse expenses of Series II shares to the extent necessary to limit Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement (excluding certain items discussed below) of Series II shares to 1.01% of the Fund's average daily net assets. In determining the Adviser's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement to exceed the numbers reflected above: (i) interest, (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary or non-routine items, including litigation expenses; (v) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. Acquired Fund Fees and Expenses are also excluded in determining such obligation. Invesco has also contractually agreed to waive a portion of the Fund's management fee in an amount equal to the net management fee that Invesco earns on the Fund's investments in certain affiliated funds. This waiver will have the effect of reducing Acquired Fund Fees and Expenses that are indirectly borne by the Fund. Unless Invesco continues the fee waiver agreements, they will terminate on April 30, 2015. The fee waiver agreement cannot be terminated during their terms.

(17) Invesco Advisers, Inc. ("Invesco or the Adviser") has contractually agreed to waive advisory fees and/or reimburse expenses of Series I shares to the extent necessary to limit Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement (excluding certain items discussed below) of Series I shares to 1.03% of the Fund's average daily net assets. In determining the Adviser's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement to exceed the numbers reflected above: (i) interest, (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary or non-routine items, including litigation expenses; (v) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. Unless Invesco continues the fee waiver agreement, it will terminate on April 30, 2015. The fee waiver agreement cannot be terminated during its term.

(18) Invesco Advisers, Inc. ("Invesco or the Adviser") has contractually agreed to waive a portion of the Fund's management fee in an amount equal to the net management fee that Invesco earns on the Fund's investments in certain affiliated funds. This waiver will have the effect of reducing Acquired Fund Fees and Expenses that are indirectly borne by the Fund. Unless Invesco continues the fee waiver agreement, it will terminate on April 30, 2015. The fee waiver agreement cannot be terminated during its term.

(19) The Portfolio's adviser and administrator (the Service Providers) have contractually agreed to waive fees and/or reimburse expenses to the extent Total Annual Fund Operating Expenses of Class 2 Shares (excluding acquired fund fees and expenses, dividend expenses related to short sales, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses and expenses related to the Board of Trustees deferred compensation plan) exceed 1.15% of their average daily net assets. This contract cannot be terminated prior to 5/1/15, at which time the Service Providers will determine whether or not to renew or revise it.

(20) For the period May 1, 2014 through April 30, 2015, Lord Abbett has contractually agreed to waive its fees and to reimburse expenses to the extent necessary to limit total net annual operating expenses to an annual rate of 0.90%. This agreement may be terminated only upon the approval of the Fund's Board of Directors.

(21) Other Expenses are based on estimated amounts for the current fiscal year. For the period from April 14, 2014 through May 1, 2015, Lord, Abbett & Co. LLC has contractually agreed to waive its fees and reimburse expenses to the extent necessary to limit total annual operating expenses to an annual rate of 0.80%. This agreement may be terminated only by the approval of the Fund's Board of Directors.

(22) The Total Annual Fund Operating Expenses do not correlate to the ratio of expenses to the average net assets appearing in the Financial Highlights table which reflects only the operating expenses of the Fund and does not include AFFE. Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee:
      0.05% of the Fund's average daily net assets. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser.

(23) The Total Annual Fund Operating Expenses do not correlate to the ratio of expenses to the average net assets appearing in the Financial Highlights table which reflects only the operating expenses of the Fund and does not include AFFE. Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee:
      0.10% of the Fund's average daily net assets. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser.

(24) Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee: 0.09% of the Fund's average daily net assets. The adviser has also contractually agreed to reimburse the Fund to the extent that the Total Annual Fund Operating Expenses (excluding AFFE) exceed 0.95% for the Service Class. Both agreements will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser. Other expenses and AFFE are based on estimates for the current fiscal year.

(25) Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee: 0.00% on the first $250 million of the Fund's average daily net assets; 0.05% on the next $250 million of the Fund's average daily net assets; and 0.10% in excess of $500 million of the Fund's average daily net assets. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser.

(26) Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee: 0.05% on the first $250 million of the Fund's average daily net assets; 0.10% on the next $500 million of the Fund's average daily net assets and 0.13% of the Fund's average daily net assets in excess of $750 million. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser. The Total Annual Fund Operating Expenses do not correlate to the ratio of expenses to the average net assets appearing in the Financial Highlights table which reflects only the operating expenses of the Fund and does not include AFFE.

(27) The Total Annual Fund Operating Expenses do not correlate to the ratio of expenses to the average net assets appearing in the Financial Highlights table which reflects only the operating expenses of the Fund and does not include AFFE.

(28) Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee: 0.42% of the Fund's average daily net assets. The adviser has also contractually agreed to reimburse the Fund to the extent that the Total Annual Fund Operating Expenses (excluding AFFE) exceed 0.61% for the Service Class. Both agreements will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser. Other expenses and AFFE are based on estimates for the current fiscal year.

(29)  The Management Fee was restated to reflect the current fee of the Fund.

(30) The Total Annual Fund Operating Expenses do not correlate to the ratio of expenses to the average net assets appearing in the Financial Highlights table which reflects only the operating expenses of the Fund and does not include AFFE. Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to reimburse the Fund to the extent that the Total Annual Fund Operating Expenses (excluding AFFE) exceed 0.60% of the Fund's average daily net assets Service Class. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser.

(31) Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee: 0.28% of the Fund's average daily net assets. The adviser has also contractually agreed to reimburse the Fund to the extent that the Total Annual Fund Operating Expenses (excluding AFFE) exceed 0.82% for the Service Class. Both agreements will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser. Other expenses and AFFE are based on estimates for the current fiscal year.

(32) Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee: 0.07% of the Fund's average daily net assets. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser. The Total Annual Fund Operating Expenses do not correlate to the ratio of expenses to the average net assets appearing in the Financial Highlights table which reflects only the operating expenses of the Fund and does not include AFFE.

(33) Other expenses and AFFE are based on estimates for the current fiscal year. Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to reimburse the Fund to the extent that the Total Annual Fund Operating Expenses (excluding AFFE) exceed 1.00% of the Fund's average daily net assets for the Service Class. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser.

(34) Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee: 0.05% of the Fund's average daily net assets in excess of $250 million. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser.

(35) Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee: 0.12% of the first $60 million of the Fund's average daily net assets. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser. The Total Annual Fund Operating Expenses do not correlate to the ratio of expenses to the average net assets appearing in the Financial Highlights table which reflects only the operating expenses of the Fund and does not include AFFE.

(36) Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee: 0.10% of the Fund's average daily net assets. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser.

(37) Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee: 0.05% of the first $25 million of the Fund's average daily net assets. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser.

(38) Other expenses and AFFE are based on estimates for the current fiscal year. Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to reimburse the Fund to the extent that the Total Annual Fund Operating Expenses (excluding AFFE) exceed 0.70% of the Fund's average daily net assets for the Service Class. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser.

(39) Other expenses and AFFE are based on estimates for the current fiscal year. Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to reimburse the Fund to the extent that the Total Annual Fund Operating Expenses (excluding AFFE) exceed 0.85% of the Fund's average daily net assets for the Service Class. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser.

(40) Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee: 0.07% of the first $500 million of the Fund's average daily net assets; 0.12% on the next $1.5 billion of the Fund's average daily net assets and 0.15% of the Fund's average daily net assets in excess of $2 billion. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser.

(41) The Total Annual Fund Operating Expenses do not correlate to the ratio of expenses to the average net assets appearing in the Financial Highlights table which reflects only the operating expenses of the Fund and does not include AFFE. The Management Fee was restated to reflect the current fee of the Fund. Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee:
      0.10% of the Fund's average daily net assets. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser.

(42) Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee: 0.03% on the first $500 million of the Fund's average daily net assets and 0.05% of the Fund's average daily net assets in excess of $500 million. The agreement will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser.

(43) The Total Annual Fund Operating Expenses do not correlate to the ratio of expenses to the average net assets appearing in the Financial Highlights table which reflects only the operating expenses of the Fund and does not include AFFE. Lincoln Investment Advisors Corporation (the "adviser") has contractually agreed to waive the following portion of its advisory fee:
      0.05% of the Fund's average daily net assets. The adviser has also contractually agreed to reimburse the Fund to the extent that the Total Annual Fund Operating Expenses (excluding AFFE) exceed 0.55% of the Fund's average daily net assets for the Service Class. Both agreements will continue at least through April 30, 2015 and cannot be terminated before that date without the mutual agreement of the Fund's board of trustees and the adviser.

(44) After discussions with the Fund's Board, the Manager has contractually agreed to waive fees and/or reimburse the Fund for certain expenses in order to limit "Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement" (excluding any applicable dividend expense, taxes, interest and fees from borrowing, any subsidiary expense, Acquired Fund Fees and Expenses, brokerage commissions, extraordinary expenses and certain other Fund expenses) to annual rates of 1.25% for Service Shares as calculated on the daily net assets of the Fund. This fee waiver and/or expense reimbursement may not be amended or withdrawn for one year from the date of this prospectus, unless approved by the board.

(45) After discussions with the Fund's Board, the Manager has contractually agreed to waive fees and/or reimburse the Fund for certain expenses in order to limit "Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursement" (excluding any applicable dividend expense, taxes, interest and fees from borrowing, any subsidiary expense, Acquired Fund Fees and Expenses, brokerage commissions, extraordinary expenses and certain other Fund expenses) to annual rates of 1.05% for Service Shares as calculated on the daily net assets of the Fund. The Manager has also contractually agreed to waive fees and/or reimburse Fund expenses in an amount equal to the indirect management fees incurred through the Fund's investments managed by the Manager or its affiliates. Each of these fee waiver and/or expense reimbursement may not be amended or withdrawn for one year from the date of this prospectus, unless approved by the board.

(46) Estimated interest expense of 0.62% results from the Portfolio's ability to borrow money for investment purposes from a committed line of credit. Such expense is required to be treated as a Portfolio expense for accounting purposes and not payable to PIMCO. Any interest expense amount will vary based on the Portfolio's use of those investments as an investment strategy best suited to seek the objective of the Portfolio. Additionally, estimated organizational expenses of 0.08% is included for the Portfolio's first fiscal year. PIMCO has contractually agreed, through May 1, 2015, to waive its supervisory and administrative fee, or reimburse the Portfolio, to the extent that organizational expenses and pro rata Board of Trustees' fees exceed 0.0049% of the Portfolio's average net assets attributable to the Portfolio's Class shares (the "Expense Limit"). Under the Expense Limitation Agreement, which renews annually for a full year unless terminated by PIMCO upon at least 30 days' notice prior to the end of the contract term, PIMCO may recoup these waivers and reimbursements in future periods, not exceeding three years, provided organizational expenses and pro rata Board of Trustees' fees, plus such recoupment, do not exceed the Expense Limit. PIMCO has contractually agreed, through May 1, 2015, for the Portfolio, to reduce its advisory fee to the extent that the Underlying PIMCO Fund Expenses attributable to advisory and supervisory and administrative fees exceed 0.69% of the total assets invested in Underlying PIMCO Funds. PIMCO may recoup these waivers in future periods, not exceeding three years, provided total expenses, including such recoupment, do not exceed the annual expense limit. As the Portfolio has not commenced operations as of the date of this prospectus, the expense reduction is estimated based upon the expense allocation of the Portfolio's assets among the Underlying PIMCO Funds.

(47) PIMCO has contractually agreed to waive the Portfolio's advisory fee and the supervisory and administrative fee in an amount equal to the management fee and administration services fee, respectively, paid by the PIMCO Cayman Commodity Portfolio I Ltd. (the "Subsidiary") to PIMCO. The Subsidiary pays PIMCO a management fee and an administrative services fee at the annual rates of 0.49% and 0.20%, respectively, of its net assets. This waiver may not be terminated by PIMCO and will remain in effect as long as PIMCO's contract with the Subsidiary is in place.

(48) Reflects Putnam Management's contractual obligation to limit certain fund expenses through April 30, 2015. This obligation may be modified or discontinued only with the approval of the Board of Trustees.

(49) Other Expenses are based on estimated amounts for the current fiscal year. AFFE is based on estimated amounts for the current fiscal year. SEI Investment Management Corporation ("SIMC" or the "Adviser") has contractually agreed to waive fees and reimburse expenses in order to keep Total Annual Fund Operating Expenses After Fee Reductions and/or Expense Reimbursements (excluding interest, taxes, brokerage commissions, Acquired Fund Fees and Expenses, and extraordinary expenses from exceeding 0.65% of the Fund's Class III Shares' average daily net assets [until April 30, 2015. Thereafter, the Adviser will consider the continuance of this Agreement on an annual basis. This Agreement may be terminated: (i)by the Board, for any reason at any time.]

(50) Other Expenses are based on estimated amounts for the current fiscal year. AFFE is based on estimated amounts for the current fiscal year. SEI Investment Management Corporation ("SIMC" or the "Adviser") has contractually agreed to waive fees and reimburse expenses in order to keep Total Annual Fund Operating Expenses After Fee Reductions and/or Expense Reimbursements (excluding interest, taxes, brokerage commissions, Acquired Fund Fees and Expenses, and extraordinary expenses from exceeding 0.63% of the Fund's Class III Shares' average daily net assets [until April 30, 2015. Thereafter, the Adviser will consider the continuance of this Agreement on an annual basis. This Agreement may be terminated: (i)by the Board, for any reason at any time.]

(51)  Contractual fee waiver through January 31, 2016

(52) Pursuant to separate agreements and plans of reorganization between The Universal Institutional Funds, Inc. (the "Fund"), on behalf of its Global Infrastructure Portfolio (the "Portfolio"), and Morgan Stanley Select Dimensions Investment Series-Global Infrastructure Portfolio ("SD Global Infrastructure"), and Morgan Stanley Variable Investment Series-Global Infrastructure Portfolio ("VIS Global Infrastructure" and together with SD Global Infrastructure, each a "Predecessor Fund"), on April 28, 2014, the Portfolio will acquire substantially all of the assets and liabilities of each Predecessor Fund in exchange for Class I and Class II shares of the Portfolio (collectively, the "Reorganization"). As a result of the Reorganization, the above changes to the Prospectus are effective April 28, 2014. The Portfolio's "Adviser," Morgan Stanley Investment Management, Inc., has agreed to reduce its advisory fee and/or reimburse the Portfolio so that Total Annual Portfolio Operating Expenses, excluding certain investment related expenses, taxes, interest and other extraordinary expenses (including litigation), will not exceed 1.12%. In addition, the Portfolio's "Distributor," Morgan Stanley Distribution, Inc., has agreed to waive 0.10% of the 0.35% 12b-1 fee that it may receive. These fee waivers and/or expense reimbursements will continue for at least two years from the date of the Reorganization or until such time as the Fund's Board of Directors acts to discontinue all or a portion of such waivers and/or reimbursements when it deems such action is appropriate.

(53) The Advisor has agreed to waive fees and/or pay Fund expenses to the extent necessary to prevent the operating expenses of the Fund (excluding acquired fund fees and expenses, interest expense, trading expenses, dividends and interest payments on securities sold short, taxes and extraordinary expenses) from exceeding 1.45% of the Fund's average daily net assets per year until May 1, 2015. During such time, the expense limitation is expected to continue until the Board of Trustees acts to discontinue all or a portion of such expense limitation.

(54) The Trust has entered into an expense limitations agreement (contractual) with VIA whereby VIA has agreed to reimburse the Series for expenses necessary or appropriate for the operation of the Series (excluding interest, taxes, extraordinary expenses, and acquired fund fees and expenses, if any) to the extent that such expenses exceed 0.94% of the Series' Class A Shares average net assets. This expense limitation agreement is in place through April 30, 2015. After April 30, 2015, VIA may discontinue this expense reimbursement arrangement at any time. Under certain conditions, VIA may recapture operating expenses reimbursed under an expense reimbursement arrangement for a period of three years following the fiscal year in which such reimbursement occurred.

(55) The Series' investment adviser has contractually agreed to limit the Series' total annual operating expenses (excluding interest, taxes, extraordinary expenses, and acquired fund fees and expenses, if any) so that such expenses do not exceed 1.70% for Class A Shares, through April 30, 2015. After April 30, 2015, the adviser may discontinue these expense reimbursement arrangements at any time. Under certain conditions, the adviser may recapture operating expenses reimbursed under these arrangements for a period of three years following the fiscal year in which such reimbursement occurred.

(56) The Investment Adviser has agreed to reduce or limit "Other Expenses" (excluding acquired fund fees and expenses, transfer agency fees and expenses, taxes, interest, brokerage fees and expenses, shareholder meeting, litigation, indemnification, and extraordinary expenses) equal on an annualized basis to 0.004% of the Fund's average daily net assets through at least April 30, 2015, and prior to such date the Investment Adviser man not terminate the arrangement without the approval of the Board of Trustees.



EXAMPLES

The following Examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include Contractowner transaction expenses, contract fees, separate account annual expenses, and fund fees and expenses. The Examples have been calculated using the fees and expenses of the funds prior to the application of any contractual waivers and/or reimbursements.

The first Example assumes that you invest $10,000 in the contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year, the maximum fees and expenses of any of the funds and that the i4LIFE (Reg. TM) Advantage is in effect. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

1) If you surrender your contract at the end of the applicable time period:



                     1 year   3 years   5 years   10 years
                    -------- --------- --------- ---------
  B-Share..........  $1,980   $4,028    $5,716    $8,914
  C-Share..........  $1,294   $3,560    $5,456    $8,951


2) If you annuitize or do not surrender your contract at the end of the applicable time period:



                     1 year   3 years   5 years   10 years
                    -------- --------- --------- ---------
  B-Share..........  $1,280   $3,528    $5,416    $8,914
  C-Share..........  $1,294   $3,560    $5,456    $8,951


For more information, see Charges and Other Deductions in this prospectus, and the prospectus for the funds. Premium taxes may also apply, although they do not appear in the examples. The examples do not reflect Large Account Credits. Different fees and expenses not reflected in the examples may be imposed during a period in which Annuity Payouts are made. See The Contracts - Annuity Payouts. These examples should not be considered a representation of past or future expenses. Actual expenses may be more or less than those shown.



Summary of Common Questions

What kind of contract am I buying? It is an individual variable annuity contract between you and Lincoln Life. This prospectus primarily describes the variable side of the contract. You may purchase either of the contracts offered in this prospectus: Lincoln Investor AdvantageSM B-Share or Lincoln Investor AdvantageSM C-Share. The B-Share contract provides for lower mortality and expense risk charges and has a five-year surrender charge period. The C-Share contract provides for higher mortality and expense risk charges and has no surrender charges. See The Contracts - Contracts Offered in this Prospectus.


This contract and certain riders, benefits, service features and enhancements may not be available in all states, and the charges may vary in certain states. You should refer to your contract for any state specific provisions as not all state variations are discussed in this prospectus. Please check with your registered representative regarding their availability.

What is the Variable Annuity Account (VAA)? It is a separate account we established under Indiana insurance law, and registered with the SEC as a unit investment trust. VAA assets are allocated to one or more Subaccounts, according to your investment choices. VAA assets are not chargeable with liabilities arising out of any other business which we may conduct. See Variable Annuity Account.

What are my investment choices? You may allocate your Purchase Payments to the VAA or to the fixed account, if available. Based upon your instruction for Purchase Payments, the VAA applies your Purchase Payments to buy shares in one or more of the investment options. In turn, each fund holds a portfolio of securities consistent with its investment policy. See Investments of the Variable Annuity Account - Description of the Funds.

Who invests my money? Several different investment advisers manage the investment options. See Investments of the Variable Annuity Account - Description of the Funds.

How does the contract work? If we approve your application, we will send you a contract. When you make Purchase Payments during the accumulation phase, you buy Accumulation Units. If you decide to receive an Annuity Payout, your Accumulation Units are converted to Annuity Units. Your Annuity Payouts will be based on the number of Annuity Units you receive and the value of each Annuity Unit on payout days. See The Contracts.

What charges do I pay under the contract? We apply a charge to the daily net asset value of the VAA that consists of a mortality and expense risk charge. There is an administrative charge in addition to the mortality and expense risk charge. See Charges and Other Deductions.

If you withdraw Purchase Payments, you may pay a surrender charge of a certain percentage of the surrendered or withdrawn Purchase Payment, depending upon which contract you have purchased, and how long those payments have been invested in the contract. For purposes of calculating surrender charges, we assume that all withdrawals prior to the fifth anniversary of the B-Share contract come first from Purchase Payments. We may waive surrender charges in certain situations. The C-Share contract does not have a surrender charge. See Charges and Other Deductions - Surrender Charge.

We will deduct any applicable premium tax from Purchase Payments or Contract Value, unless the governmental entity dictates otherwise, at the time the tax is incurred or at another time we choose.

See Expense Tables and Charges and Other Deductions for additional fees and expenses in these contracts.

The funds' investment management fees, expenses and expense limitations, if applicable, are more fully described in the prospectuses for the funds.

Charges may also be imposed during the regular income or Annuity Payout period, including i4LIFE (Reg. TM) Advantage, if elected. See The Contracts and Annuity Payouts.

For information about the compensation we pay for sales of contracts, see The Contracts - Distribution of the Contracts.


What Purchase Payments do I make, and how often? Subject to the minimum and maximum Purchase Payment amounts, your payments are completely flexible. Please check with your registered representative about making additional Purchase Payments since the requirements of your state may vary. See The Contracts - Purchase Payments.

Am I limited in the amount of Purchase Payments I can make into the contract? Yes, Purchase Payments totaling $5 million or more are subject to Home Office approval. This amount takes into consideration the total Purchase Payments for all variable annuity contracts issued by the Company (or its affiliates) in which you are the Contractowner, joint owner, or Annuitant.

What is the Large Account Credit? The Large Account Credit is a credit you will receive on a quarterly basis if a threshold of $1 million of value in your Subaccounts is met. The amount of the Large Account Credit is calculated as a percentage of the value of the variable Subaccounts on the quarterly Valuation Date. Large Account Credits are not considered Purchase Payments.


How will my Annuity Payouts be calculated? If you decide to annuitize, you may select an annuity option and start receiving Annuity Payouts from your contract as a fixed option or variable option or a combination of both. See Annuity Payouts - Annuity Options. Remember that participants in the VAA benefit from any gain, and take a risk of any loss, in the value of the securities in the funds' portfolios.

What happens if I die before I annuitize? Your Beneficiary will receive Death Benefit proceeds. Your Beneficiary has options as to how the Death Benefit is paid. In the alternative, you may choose to receive a Death Benefit on the death of the Annuitant. See The Contracts - Death Benefit.

May I transfer Contract Value between variable options and between the variable and fixed sides of the contract? Yes, subject to certain restrictions. Generally, transfers made before the Annuity Commencement Date are restricted to no more than twelve (12) per Contract Year. The minimum amount that can be transferred to the fixed account is $2,000 (unless the total amount in the Subaccounts is less than $2,000). If transferring funds from the fixed account to the Subaccount, you may only transfer 25% of the total value invested in the fixed account in any 12-month period. The minimum amount that may be transferred is $300. If permitted by your contract, we may discontinue accepting transfers into the fixed side of the contract at any time. See The Contracts - Transfers On or Before the Annuity Commencement Date and Transfers After the Annuity Commencement Date. For further information, see also the Fixed Side of the Contract.

What is i4LIFE (Reg. TM) Advantage? i4LIFE (Reg. TM) Advantage is an Annuity Payout option, available for purchase at an additional charge, that provides periodic variable lifetime income payments, a Death Benefit, and the ability to make withdrawals during a defined period of time (Access Period). We assess a charge, which is imposed only during the i4LIFE (Reg. TM) Advantage payout phase.

May I surrender the contract or make a withdrawal? Yes, subject to contract requirements and to the restrictions of any qualified retirement plan for which the contract was purchased. See The Contracts - Surrenders and Withdrawals. If you surrender the contract or make a withdrawal, certain charges may apply. See Charges and Other Deductions. A portion of surrender or withdrawal proceeds may be taxable. In addition, if you decide to take a distribution before age 591/2, a 10% Internal Revenue Service (IRS) tax penalty may apply. A surrender or a withdrawal also may be subject to 20% withholding. See Federal Tax Matters.

Do I get a free look at this contract? Yes. You can cancel the contract within ten days (in some states longer) of the date you first receive the contract. You need to return the contract, postage prepaid, to our Home Office. In most states you assume the risk of any market drop on Purchase Payments you allocate to the variable side of the contract. See Return Privilege.

Where may I find more information about Accumulation Unit values? Because no sales of the contract occurred before the date of this prospectus, financial information for the Subaccounts is not included in this prospectus or in the SAI.



Investment Results
At times, the VAA may compare its investment results to various unmanaged indices or other variable annuities in reports to shareholders, sales literature and advertisements. The results will be calculated on a total return basis for various periods, with or without surrender charges. Results calculated without surrender charges will be higher. Total returns include the reinvestment of all distributions, which are reflected in changes in unit value.

Note that there can be no assurance that any money market fund will be able to maintain a stable net asset value per share. During extended periods of low interest rates and due in part to the contract fees and expenses, the yields of any Subaccount investing in a money market fund may also become extremely low and possibly negative.

The annual performance of the Subaccounts is based on past performance and does not indicate or represent future performance.



The Lincoln National Life Insurance Company
The Lincoln National Life Insurance Company (Lincoln Life or Company), organized in 1905, is an Indiana-domiciled insurance company, engaged primarily in the direct issuance of life insurance contracts and annuities. Lincoln Life is wholly owned by Lincoln National Corporation (LNC), a publicly held insurance and financial services holding company incorporated in Indiana. Lincoln Life is obligated to pay all amounts promised to policy owners under the policies.

Depending on when you purchased your contract, you may be permitted to make allocations to the fixed account, which is part of our general account. See The Fixed Side of the Contract. Therefore, any amounts that we may pay under the contract in excess of Contract Value are subject to our financial strength and claims-paying ability and our long-term ability to make such payments. With respect to the issuance of the contracts, Lincoln Life does not file periodic financial reports with the SEC pursuant to the exemption for life insurance companies provided under Rule 12h-7 of the Securities Exchange Act of 1934.

We issue other types of insurance policies and financial products as well, and we also pay our obligations under these products from our assets in the general account. Moreover, unlike assets held in the VAA, the assets of the general account are subject to the general liabilities of the Company and, therefore, to the Company's general creditors. In the event of an insolvency or receivership, payments we make from our general account to satisfy claims under the contract would generally receive the same priority as our other Contractowner obligations.

The general account is not segregated or insulated from the claims of the insurance company's creditors. Investors look to the financial strength of the insurance companies for these insurance guarantees. Therefore, guarantees provided by the insurance company as to benefits promised in the prospectus are subject to the claims paying ability of the insurance company and are subject to the risk that the insurance company may not be able to cover or may default on its obligations under those guarantees.

Our Financial Condition. Among the laws and regulations applicable to us as an insurance company are those which regulate the investments we can make with assets held in our general account. In general, those laws and regulations determine the amount and type of investments which we can make with general account assets.

In addition, state insurance regulations require that insurance companies calculate and establish on their financial statements, a specified amount of reserves in order to meet the contractual obligations to pay the claims of our policyholders. In order to meet our claims-paying obligations, we regularly monitor our reserves to ensure we hold sufficient amounts to cover actual or expected contract and claims payments. However, it is important to note that there is no guarantee that we will always be able to meet our claims paying obligations, and that there are risks to purchasing any insurance product.

State insurance regulators also require insurance companies to maintain a minimum amount of capital in excess of liabilities, which acts as a cushion in the event that the insurer suffers a financial impairment, based on the inherent risks in the insurer's operations. These risks include those associated with losses that we may incur as the result of defaults on the payment of interest or principal on assets held in our general account, which include bonds, mortgages, general real estate investments, and stocks, as well as the loss in value of these investments resulting from a loss in their market value.

How to Obtain More Information. We encourage both existing and prospective policyholders to read and understand our financial statements. We prepare our financial statements on both a statutory basis and according to Generally Accepted Accounting Principles (GAAP). Our audited GAAP financial statements, as well as the financial statements of the VAA, are located in the SAI. If you would like a free copy of the SAI, please write to us at: PO Box 2348, Fort Wayne, IN 46801-2348, or call 1-888-868-2583. In addition, the Statement of Additional Information is available on the SEC's website at http://www.sec.gov. You may obtain our audited statutory financial statements and any unaudited statutory financial statements that may be available by visiting our website at www.LincolnFinancial.com.

You also will find on our website information on ratings assigned to us by one or more independent rating organizations. These ratings are opinions of an operating insurance company's financial capacity to meet the obligations of its insurance and annuity contracts based on its financial strength and/or claims-paying ability. Additional information about rating agencies is included in the Statement of Additional Information.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. Through its affiliates, Lincoln Financial Group offers annuities, life, group life and disability insurance, 401(k) and 403(b) plans, and comprehensive financial planning and advisory services.



Variable Annuity Account (VAA)
On November 3, 1997, the VAA was established as an insurance company separate account under Indiana law. It is registered with the SEC as a unit investment trust under the provisions of the Investment Company Act of 1940 (1940 Act). The VAA is a segregated investment account, meaning that its assets may not be charged with liabilities resulting from any other business that we may conduct. Income, gains and losses, whether realized or not, from assets allocated to the VAA are, in accordance with the applicable annuity contracts, credited to or charged against the VAA. They are credited or charged without regard to any other income, gains or losses of Lincoln Life. We are the issuer of the contracts and the obligations set forth in the contract, other than those of the Contractowner, are ours. The VAA satisfies the definition of a separate account under the federal securities laws. We do not guarantee the investment performance of the VAA. Any investment gain or loss depends on the investment performance of the funds. You assume the full investment risk for all amounts placed in the VAA.

The VAA is used to support other annuity contracts offered by us in addition to the contracts described in this prospectus. The other annuity contracts supported by the VAA generally invest in the same funds as the contracts described in this prospectus. These other annuity contracts may have different charges that could affect the performance of their Subaccounts, and they offer different benefits.



Financial Statements
The December 31, 2013 financial statements of the VAA and the December 31, 2013 consolidated financial statements of Lincoln Life are located in the SAI. If you would like a free copy of the SAI, complete and mail the request on the last page of this prospectus, or call 1-888-868-2583.



Investments of the Variable Annuity Account
You decide the Subaccount(s) to which you allocate Purchase Payments. There is a separate Subaccount which corresponds to each class of each fund. You may change your allocation without penalty or charges. Shares of the funds will be sold at net asset value with no initial sales charge to the VAA in order to fund the contracts. The funds are required to redeem fund shares at net asset value upon our request.


Investment Advisers

As compensation for its services to the funds, each investment adviser for each fund receives a fee from the funds which is accrued daily and paid monthly. This fee is based on the net assets of each fund, as defined in the prospectuses for the funds.


Certain Payments We Receive with Regard to the Funds


We (or our affiliates) incur expenses in promoting, marketing, and administering the contracts and the underlying funds. With respect to a fund, including affiliated funds, the adviser and/or distributor, or an affiliate thereof, may make payments to us (or an affiliate) for certain services we provide on behalf of the funds. Such services include, but are not limited to, recordkeeping; aggregating and processing purchase and redemption orders; providing Contractowners with statements showing their interests within the funds; processing dividend payments; providing subaccounting services; and forwarding shareholder communications, such as proxies, shareholder reports, tax notices, and printing and delivering prospectuses and updates to Contractowners. It is anticipated that such payments will be based on a percentage of assets of the particular fund attributable to the contracts along with certain other variable contracts issued or administered by us (or an affiliate). These percentages are negotiated and vary with each fund. Some advisers and/or distributors may pay us significantly more than other advisors and/or distributors and the amount we receive may be substantial. These percentages currently range up to 0.50%, and as of the date of this prospectus, we were receiving payments from each fund family. We (or our affiliates) may profit from these payments. These payments may be derived, in whole or in part, from the investment advisory fee deducted from fund assets. Contractowners, through their indirect investment in the funds, bear the costs of these investment advisory fees (see the funds' prospectuses for more information). Additionally, a fund's adviser and/or distributor or its affiliates may provide us with certain services that assist us in the distribution of the contracts and may pay us and/or certain affiliates amounts for marketing programs and sales support, as well as amounts to participate in training and sales meetings.


In addition to the payments described above, most of the funds offered as part of this contract make payments to us under their distribution plans (12b-1 plans) for the marketing and distribution of fund shares. The payment rates range up to 0.40% based on the amount of assets invested in those funds. Payments made out of the assets of the fund will reduce the amount of assets that otherwise would be available for investment, and will reduce the fund's investment return. The dollar amount of future asset-based fees is not predictable because these fees are a percentage of the fund's average net assets, which can fluctuate over time. If, however, the value of the fund goes up, then so would the payment to us (or our affiliates). Conversely, if the value of the funds goes down, payments to us or our affiliates would decrease.



Description of the Funds

Each of the Subaccounts of the VAA is invested solely in shares of one of the funds available under the contract. Each fund may be subject to certain investment policies and restrictions which may not be changed without a majority vote of shareholders of that fund.

We select the funds offered through the contract based on several factors, including, without limitation, asset class coverage, the strength of the manager's reputation and tenure, brand recognition, performance, and the capability and qualification of each sponsoring investment firm. Another factor we consider during the initial selection process is whether the fund or an affiliate of the fund will make payments to us or our affiliates. We review each fund periodically after it is selected. Upon review, we may remove a fund or restrict allocation of additional Purchase Payments to a fund if we determine the fund no longer meets one or more of the factors and/or if the fund has not attracted significant Contractowner assets. Finally, when we develop a variable annuity product in cooperation with a fund family or distributor (e.g., a "private label" product), we generally will include funds based on recommendations made by the fund family or distributor, whose selection criteria may differ from our selection criteria.

Certain funds offered as part of this contract have similar investment objectives and policies to other portfolios managed by the adviser. The investment results of the funds, however, may be higher or lower than the other portfolios that are managed by the adviser or sub-adviser. There can be no assurance, and no representation is made, that the investment results of any of the funds will be comparable to the investment results of any other portfolio managed by the adviser or sub-adviser, if applicable.

Certain funds invest substantially all of their assets in other funds. As a result, you will pay fees and expenses at both fund levels. This will reduce your investment return. These arrangements are referred to as funds of funds or master-feeder funds. Funds of funds or master-feeder structures may have higher expenses than funds that invest directly in debt or equity securities.


Certain funds expect to invest in (or may invest in some) positions that emphasize alternative investment strategies and/or non-traditional asset classes and, as a result, are subject to the risk factors of those asset classes and/or investment strategies. Some of those risks may include, but are not limited to, general economic risk, geopolitical risk, commodity-price volatility, counterparty and settlement risk, currency risk, derivatives risk, emerging markets risk, foreign securities risk, high yield bond exposure, index investing risk, exchange traded notes risk, industry concentration risk, leveraging risk, real estate investment risk, master limited partnership risk, master limited partnership tax risk, energy infrastructure companies risk, sector risk, short sales risk, direct investments risk, hard assets sectors risk, active trading and "overlay" risks, event driven investing risk, global macro strategies risk, temporary defensive positions and large cash positions.

Certain of the underlying funds, including funds managed by an adviser affiliated with us, employ risk management strategies that are intended to control the funds' overall volatility, and for some funds, to also reduce the downside exposure of the funds during significant market downturns. These risk management strategies could limit the upside participation of the fund in rising equity markets relative to other funds. For more information about the funds and the investment strategies they employ, please refer to the funds' current prospectuses. Fund prospectuses are available by contacting us.


Following are brief summaries of the fund descriptions. More detailed information may be obtained from the current prospectus for each fund. You should read each fund prospectus carefully before investing. Prospectuses for each fund are available by contacting us. In addition, if you receive a summary prospectus for a fund, you may obtain a full statutory prospectus by referring to the contact information for the fund company on the cover page of the summary prospectus. Please be advised that there is no assurance that any of the funds will achieve their stated objectives.


AIM Variable Insurance Funds (Invesco Variable Insurance Funds), advised by
    Invesco Advisers, Inc.


  o Invesco V.I. Balanced-Risk Allocation Fund (Series II Shares): To seek total return with a low to moderate correlation to traditional financial market indices.

  o Invesco V.I. Comstock Fund (Series II Shares): To seek capital growth and income through investments in equity securities, including common stocks, preferred stocks and securities convertible into common and preferred stocks.

  o Invesco V.I. Diversified Dividend Fund (Series II Shares): To seek to provide reasonable current income and long-term growth of income and capital.

  o Invesco V.I. Equally-Weighted S&P 500 Fund (Series II Shares)1: To seek to achieve a high level of total return on its assets through a combination of capital appreciation and current income.

  o Invesco V.I. Equity and Income Fund (Series II Shares): Both capital appreciation and current income.

  o Invesco V.I. International Growth Fund (Series II Shares): Long-term growth of capital.



AllianceBernstein Variable Products Series Fund, advised by AllianceBernstein, L.P.

  o AllianceBernstein VPS Small/Mid Cap Value Portfolio (Class B): Long-term growth of capital.



ALPS Variable Investment Trust, advised by ALPS Advisors, Inc.

  o ALPS/Alerian Energy Infrastructure Portfolio (Class III): Seeks investment results that correspond (before fees and expenses) generally to the price and yield performance of its underlying index, the Alerian Energy Infrastructure Index; a master-feeder fund.

  o ALPS/Stadion Tactical Defensive Portfolio (Class III): Capital appreciation; a fund of funds.
     (Sub-advised by Stadion Money Management, LLC)



American Funds Insurance Series (Reg. TM), advised by Capital Research and
    Management Company


  o Asset Allocation Fund (Class 4): High total return (including income and capital gains) consistent with preservation of capital over the long term.


  o Blue Chip Income and Growth Fund (Class 4): To produce income exceeding the average yield on U.S. stocks generally and to provide an opportunity for growth of principal consistent with sound common stock investing.

  o Capital Income Builder (Reg. TM) Fund (Class 4): Seeks to provide a level of current income that exceeds the average yield on U.S. stocks generally and to provide a growing stream of income over the years.

  o Global Growth Fund (Class 4): Long-term growth of capital.

  o Global Small Capitalization Fund (Class 4): Long-term growth of capital.

  o Growth Fund (Class 4): Capital growth.

  o Growth-Income Fund (Class 4): Long-term growth of capital and income.

  o International Fund (Class 4): Long-term growth of capital.

  o Mortgage FundSM (Class 4): To provide current income and preservation of capital.

  o New World Fund (Reg. TM) (Class 4): Long-term capital appreciation.


BlackRock Variable Series Funds, Inc., advised by BlackRock Advisors, LLC and Sub-advised by BlackRock Investment Management, LLC


  o BlackRock Global Allocation V.I. Fund (Class III): High total investment return.



Delaware VIP (Reg. TM) Trust, advised by Delaware Management Company2


  o Diversified Income Series (Service Class): Maximum long-term total return consistent with reasonable risk.

  o Emerging Markets Series (Service Class): Long-term capital appreciation.

  o REIT Series (Service Class): Maximum long-term total return, with capital appreciation as a secondary objective.

  o Small Cap Value Series (Service Class): Capital appreciation.

  o Smid Cap Growth Series (Service Class): Long-term capital appreciation.

     (Sub-advised by Delaware Investments Advisory Services)


  o U.S. Growth Series (Service Class): Long-term capital appreciation.

     (Sub-advised by Delaware Investments Advisory Services)


  o Value Series (Service Class): Long-term capital appreciation.



DWS Variable Series II, advised by Deutsche Investment Management Americas, Inc. and Sub-advised by RREEF America L.L.C.


  o DWS Alternative Asset Allocation VIP Portfolio (Class B): Capital appreciation; a fund of funds.



Eaton Vance Variable Trust, advised by Eaton Vance Management.

  o Eaton Vance VT Floating-Rate Income Fund (Initial Class): To provide a high level of current income.

Fidelity (Reg. TM) Variable Insurance Products, advised by Fidelity Management and Research Company and Sub-advised by FMR CO., Inc.


  o Contrafund (Reg. TM) Portfolio (Service Class 2): Long-term capital appreciation.

  o Growth Portfolio (Service Class 2): To achieve capital appreciation.


  o Mid Cap Portfolio (Service Class 2): Long-term growth of capital.


First Trust Variable Insurance Trust, advised by First Trust Advisors L.P.

  o First Trust Multi-Income Allocation Portfolio (Class I): Seeks to provide a high level of current income, with a secondary objective of capital appreciation.
     (Sub-advised by Energy Income Partners, LLC)

  o First Trust/Dow Jones Dividend & Income Allocation Portfolio (Class I)3:
     Seeks to provide total return by allocating among dividend-paying stocks and investment grade bonds.


Franklin Templeton Variable Insurance Products Trust, advised by Franklin Advisers, Inc. for the Franklin Income VIP Fund and by Franklin Mutual Advisers, LLC for the Franklin Mutual Shares VIP Fund.

  o Franklin Founding Funds Allocation VIP Fund (Class 4): Capital appreciation, with income as a secondary goal.

  o Franklin Income VIP Fund (Class 4): To maximize income while maintaining prospects for capital appreciation.

  o Franklin Mutual Shares VIP Fund (Class 4): Capital appreciation; income is a secondary consideration.

  o Franklin Rising Dividends VIP Fund (Class 4): Long-term capital appreciation; preservation of capital is also an important consideration.

  o Franklin Small Cap Value VIP Fund (Class 4): Long-term total return.

  o Franklin Small-Mid Cap Growth VIP Fund (Class 4): Long-term capital growth.

  o Templeton Foreign VIP Fund (Class 4): Long-term capital growth. (Sub-advised by Franklin Templeton Investment Management Limited)

  o Templeton Global Bond VIP Fund (Class 4): High current income consistent with preservation of capital; capital appreciation is a secondary objective.



Goldman Sachs Variable Insurance Trust, advised by Goldman Sachs Asset
    Management, L.P.


  o Goldman Sachs VIT Money Market Fund (Service Shares): Seeks maximum current income through investment in U.S. short-term debt obligations.

  o Goldman Sachs VIT Multi-Strategy Alternatives Portfolio (Advisor Shares):
     Long-term growth of capital; a fund of funds.

  o Goldman Sachs VIT Strategic Income Fund (Advisor Shares): To seek total return comprised of income and capital appreciation.


Hartford Series Fund, Inc., advised by Hartford Funds Management Company, LLC.

  o Hartford Capital Appreciation HLS Fund (Class IC): Growth of capital.


Ivy Funds Variable Insurance Portfolios, advised by Waddell & Reed Investment Management Company.

  o Ivy Funds VIP Asset Strategy Portfolio: Total return.

  o Ivy Funds VIP Energy Portfolio: Capital growth and appreciation.

  o Ivy Funds VIP High Income Portfolio: To seek to provide total return through a combination of high current income and capital appreciation.

  o Ivy Funds VIP Micro Cap Growth Portfolio: Growth of capital.

  o Ivy Funds VIP Mid Cap Growth Portfolio: Growth of capital.

  o Ivy Funds VIP Science and Technology Portfolio: Growth of capital.


JPMorgan Insurance Trust, advised by J.P. Morgan Investment Management Inc.

  o JPMorgan Insurance Trust Intrepid Mid Cap Portfolio (Class 2): To seek long-term capital growth by investing primarily in equity securities of companies with intermediate capitalizations.


Legg Mason Partners Variable Equity Trust, advised by Legg Mason Partners Fund
    Advisor, LLC

  o ClearBridge Variable Aggressive Growth Portfolio (Class II): Capital appreciation.

  o ClearBridge Variable Mid Cap Core Portfolio (Class II): Long-term growth of capital.

Lincoln Variable Insurance Products Trust, advised by Lincoln Investment
    Advisors Corporation.


  o LVIP American Balanced Allocation Fund (Service Class): A balance between a high level of current income and growth of capital, with an emphasis on growth of capital; a fund of funds.

  o LVIP American Growth Allocation Fund (Service Class): A balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital; a fund of funds.

  o LVIP American Preservation Fund (Service Class): Current income, consistent with the preservation of capital; a fund of funds.

  o LVIP AQR Enhanced Global Strategies Fund (Service Class): Long-term growth of capital.
     (Sub-advised by AQR Capital Management, LLC)


  o LVIP Baron Growth Opportunities Fund (Service Class): Capital appreciation.

     (Sub-advised by BAMCO, Inc.)


  o LVIP BlackRock Emerging Markets RPM Fund (Service Class): To invest primarily in securities included in a broad-based emerging markets index and to seek to approximate as closely as possible, before fees and expenses, the performance of that index while seeking to control the level of portfolio volatility.

     (Sub-advised by BlackRock Investment Management, LLC.)


  o LVIP BlackRock Equity Dividend RPM Fund (Service Class): Reasonable income by investing primarily in income-producing equity securities.

     (Sub-advised by BlackRock Investment Management, LLC.)


  o LVIP BlackRock Inflation Protected Bond Fund (Service Class): To maximize real return, consistent with preservation of real capital and prudent investment management.

     (Sub-advised by BlackRock Financial Management, Inc.)

  o LVIP BlackRock Multi-Asset Income Fund (Service Class): To maximize current income; capital appreciation is a secondary objective.
     (Sub-advised by BlackRock Investment Management, LLC.)


  o LVIP Capital Growth Fund (Service Class): Capital growth.

     (Sub-advised by Wellington Management Company, LLP)


  o LVIP Clarion Global Real Estate Fund (Service Class): Total return through a combination of current income and long-term capital appreciation.

     (Sub-advised by CBRE Clarion Securities LLC)


  o LVIP Delaware Bond Fund (Service Class): Maximum current income (yield) consistent with a prudent investment strategy.

     (Sub-advised by Delaware Management Company)2


  o LVIP Delaware Diversified Floating Rate Fund (Service Class): Total return.

     (Sub-advised by Delaware Management Company)2


  o LVIP Delaware Social Awareness Fund (Service Class): To maximize long-term capital appreciation.

     (Sub-advised by Delaware Management Company)2


  o LVIP Dimensional Non-U.S. Equity RPM Fund (Service Class): Long-term capital appreciation; a fund of funds.

  o LVIP Dimensional U.S. Equity RPM Fund (Service Class): Long-term capital appreciation; a fund of funds.


  o LVIP Dimensional/Vanguard Total Bond Fund (Service Class): Total return consistent with the preservation of capital; a fund of funds.

  o LVIP Franklin Templeton Multi-Asset Opportunities Fund (Service Class):
     Long-term growth of capital.
     (Sub-advised by Franklin Advisers)


  o LVIP Global Income Fund (Service Class): Current income consistent with preservation of capital.

     (Sub-advised by Mondrian Investment Partners Limited)

  o LVIP Goldman Sachs Income Builder Fund (Service Class): To seek a balance of current income and capital appreciation.
     (Sub-advised by Goldman Sachs Asset Management, L.P.)


  o LVIP JPMorgan High Yield Fund (Service Class): A high level of current income; capital appreciation is the secondary objective.

     (Sub-advised by J.P. Morgan Investment Management, Inc.)


  o LVIP JPMorgan Mid Cap Value RPM Fund (Service Class): Long-term capital appreciation.

     (Sub-advised by J.P. Morgan Investment Management, Inc.)


  o LVIP Managed Risk Profile Growth Fund (Service Class): A balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital; a fund of funds.

  o LVIP Managed Risk Profile Moderate Fund (Service Class): A balance between a high level of current income and growth of capital, with an emphasis on growth of capital; a fund of funds.

  o LVIP MFS International Growth Fund (Service Class): Long-term capital appreciation.

     (Sub-advised by Massachusetts Financial Services Company)


  o LVIP MFS Value Fund (Service Class): Capital appreciation.

     (Sub-advised by Massachusetts Financial Services Company)


  o LVIP Mid-Cap Value Fund (Service Class): Long-term capital appreciation.

     (Sub-advised by Wellington Management Company, LLP)


  o LVIP Mondrian International Value Fund (Service Class): Long-term capital appreciation as measured by the change in the value of fund shares over a period of three years or longer.

     (Sub-advised by Mondrian Investment Partners Limited)

  o LVIP Multi-Manager Global Equity RPM Fund (Service Class): Long-term growth of capital; a fund of funds.

  o LVIP PIMCO Low Duration Bond Fund (Service Class): To seek a high level of current income consistent with preservation of capital.
     (Sub-advised by Pacific Investment Management Company)


  o LVIP SSgA Bond Index Fund (Service Class): To match as closely as practicable, before fees and expenses, the performance of the Barclays Capital U.S. Aggregate Index.
     (Sub-advised by SSgA Funds Management, Inc.)

  o LVIP SSgA Conservative Structured Allocation Fund (Service Class): A high level of current income, with some consideration given to growth of capital; a fund of funds.

  o LVIP SSgA Developed International 150 Fund (Service Class): To maximize long-term capital appreciation.
     (Sub-advised by SSgA Funds Management, Inc.)

  o LVIP SSgA Emerging Markets 100 Fund (Service Class): To maximize long-term capital appreciation.
     (Sub-advised by SSgA Funds Management, Inc.)

  o LVIP SSgA Global Tactical Allocation RPM Fund (Service Class): Long-term growth of capital; a fund of funds.
     (Sub-advised by SSgA Funds Management, Inc.)

  o LVIP SSgA International Index Fund (Service Class): To approximate as closely as practicable, before fees and expenses, the performance of a broad market index of non-U.S. foreign securities.
     (Sub-advised by SSgA Funds Management, Inc.)

  o LVIP SSgA Large Cap 100 Fund (Service Class): To maximize long-term capital appreciation.
     (Sub-advised by SSgA Funds Management, Inc.)

  o LVIP SSgA Moderate Structured Allocation Fund (Service Class): A balance between a high level of current income and growth of capital, with an emphasis on growth of capital; a fund of funds.

  o LVIP SSgA Moderately Aggressive Structured Allocation Fund (Service Class):
     A balance between high level of current income and growth of capital, with a greater emphasis on growth of capital; a fund of funds.


  o LVIP SSgA S&P 500 Index Fund (Service Class): To approximate as closely as practicable, before fees and expenses, the total rate of return of common stocks publicly traded in the United States, as represented by the S&P 500 Index.4

     (Sub-advised by SSgA Funds Management, Inc.)


  o LVIP SSgA Small-Cap Index Fund (Service Class): To approximate as closely as practicable, before fees and expenses, the performance of the Russell 2000 (Reg. TM) Index, which emphasizes stocks of small U.S. companies.

     (Sub-advised by SSgA Funds Management, Inc.)

  o LVIP SSgA Small-Mid Cap 200 Fund (Service Class): To maximize long-term capital appreciation.
     (Sub-advised by SSgA Funds Management, Inc.)

  o LVIP T. Rowe Price Growth Stock Fund (Service Class): Long-term capital growth.

     (Sub-advised by T. Rowe Price Associates, Inc.)


  o LVIP T. Rowe Price Structured Mid-Cap Growth Fund (Service Class): To maximize capital appreciation.

     (Sub-advised by T. Rowe Price Associates, Inc.)


  o LVIP Templeton Growth RPM Fund (Service Class): Long-term capital growth.

     (Sub-advised by Templeton Investment Counsel, LLC)


  o LVIP Vanguard Domestic Equity ETF Fund (Service Class): Long-term capital appreciation; a fund of funds.

  o LVIP Vanguard International Equity ETF Fund (Service Class): Long-term capital appreciation; a fund of funds.

Lord Abbett Series Fund, Inc., advised by Lord, Abbett & Co. LLC


  o Lord Abbett Series Fund Bond Debenture Portfolio (Class VC): To seek high current income and the opportunity for capital appreciation to produce a high total return.

  o Lord Abbett Series Fund Developing Growth Portfolio (Class VC): Long-term growth of capital.

  o Lord Abbett Series Fund Short Duration Portfolio (Class VC): To seek high level of income consistent with preservation of capital.



MFS (Reg. TM) Variable Insurance TrustSM, advised by Massachusetts Financial
    Services Company


  o Growth Series (Service Class): Capital appreciation.

  o International Value Series (Service Class): Capital appreciation.

  o Utilities Series (Service Class): Total return.



Oppenheimer Variable Account Funds, advised by Oppenheimer Funds, Inc.


  o Oppenheimer International Growth Fund/VA (Service Shares): Capital appreciation.

  o Oppenheimer Main Street Small Cap Fund (Reg. TM)/VA (Service Shares):
Capital appreciation.



PIMCO Variable Insurance Trust, advised by PIMCO


  o PIMCO VIT All Asset All Authority Portfolio (Advisor Class): To seek maximum real return, consistent with preservation of real capital and prudent investment management; a fund of funds.
     (Sub-advised by Research Affiliates, LLC)


  o PIMCO VIT CommodityRealReturn (Reg. TM) Strategy Portfolio (Advisor Class):
     Maximum real return.


  o PIMCO VIT Emerging Markets Bond Portfolio (Advisor Class): To seek maximum total return, consistent with preservation of capital and prudent investment management.

  o PIMCO VIT Unconstrained Bond Portfolio (Advisor Class): To seek maximum long-term return, consistent with preservation of capital and prudent investment management.



Putnam Variable Trust, advised by Putnam Investment Management, LLC


  o Putnam VT Absolute Return 500 Fund (Class IB): To seek to earn a positive total return that exceeds the rate of inflation by 500 basis points (or 5.00%) on an annualized basis over a reasonable period of time (generally at least three years) regardless of market conditions.


Rydex Variable Trust, advised by Security Investors, LLC.

  o Guggenheim VT Long Short Equity: Long-term capital appreciation.

  o Guggenheim VT Multi-Hedge Strategies: To seek long-term capital appreciation with less risk than traditional equity funds.


SEI Insurance Products Trust, advised by SEI Investments Management
Corporation.

  o SEI VP Market Growth Strategy Fund (Class III): To seek capital appreciation; a fund of funds.

  o SEI VP Market Plus Strategy Fund (Class III): Long-term capital appreciation; a fund of funds.


Transparent Value Trust, advised by Guggenheim Partners Investment Management,
    LLC.

  o Transparent Value Directional Allocation VI Portfolio (Class II): To provide investment results that, before fees and expenses, correspond generally to the performance for the Transparent Value Directional Index(SM).
     (Sub-advised by Transparent Value Advisors, LLC)


The Universal Institutional Funds, Inc., advised by Morgan Stanley Investment
    Management, Inc.

  o UIF Global Infrastructure Portfolio (Class II): To seek both capital appreciation and current income.
     (Sub-advised by Morgan Stanley Investment Management Limited)


Van Eck VIP Trust, advised by Van Eck Associates Corporation.

  o Van Eck VIP Global Hard Assets Fund (Class S Shares): Long-term capital appreciation by investing primarily in hard asset securities; a fund of funds.


Virtus Variable Insurance Trust, advised by Virtus Investment Advisers, Inc.

  o Virtus Multi-Sector Fixed Income Series (Class A Shares): Long-term total return.
     (Sub-advised by Newfleet Asset Management)

  o Virtus Premium AlphaSector (Reg. TM) Series (Class A Shares): Long-term capital appreciation; a fund of funds.
     (Sub-advised by Euclid Advisors LLC)

1"Standard & Poor's (Reg. TM)," "S&P (Reg. TM)," "Standard & Poor's Equal Weight Index," "S&P EWI," "S&P 500 (Reg. TM)," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by the Invesco V.I. Equally-Weighted S&P 500 Fund. The fund is not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the fund.

2Investments in Delaware Investments VIP Series, Delaware Funds, LVIP Delaware Funds or Lincoln Life accounts managed by Delaware Investment Advisors, a series of Delaware Management Business Trust, are not and will not be deposits with or liabilities of Macquarie Bank Limited ABN 46008 583 542 and its holding companies, including their subsidiaries or related companies, and are subject to investment risk, including possible delays in prepayment and loss of income and capital invested. No Macquarie Group company guarantees or will guarantee the performance of the Series or Funds or accounts, the repayment of capital from the Series or Funds or account, or any particular rate of return.

3Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"). The trademark has been licensed to S&P Dow Jones Indices LLC and have been sublicensed for use for certain purposes by First Trust Advisors L.P. The product is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing the product.

4"Standard & Poor's (Reg. TM)", "S&P 500 (Reg. TM)", "Standard & Poor's 500 (Reg. TM)" and "500" are trademarks of Standard & Poor's Financial Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc. and have been licensed for use by Lincoln Variable Insurance Products Trust and its affiliates. The product is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing the product.



Fund Shares

We will purchase shares of the funds at net asset value and direct them to the appropriate Subaccounts of the VAA. We will redeem sufficient shares of the appropriate funds to pay Annuity Payouts, Death Benefits, surrender/withdrawal proceeds or for other purposes described in the contract. If you want to transfer all or part of your investment from one Subaccount to another, we may redeem shares held in the first and purchase shares of the other. Redeemed shares are retired, but they may be reissued later.

Shares of the funds are not sold directly to the general public. They are sold to us, and may be sold to other insurance companies, for investment of the assets of the Subaccounts established by those insurance companies to fund variable annuity and variable life insurance contracts.

When a fund sells any of its shares both to variable annuity and to variable life insurance separate accounts, it is said to engage in mixed funding. When a fund sells any of its shares to separate accounts of unaffiliated life insurance companies, it is said to engage in shared funding.

The funds currently engage in mixed and shared funding. Therefore, due to differences in redemption rates or tax treatment, or other considerations, the interest of various Contractowners participating in a fund could conflict. Each of the fund's Board of Directors will monitor for the existence of any material conflicts, and determine what action, if any, should be taken. The funds do not foresee any disadvantage to Contractowners arising out of mixed or shared funding. If such a conflict were to occur, one of the separate accounts might withdraw its investment in a fund. This might force a fund to sell portfolio securities at disadvantageous prices. See the prospectuses for the funds.


Reinvestment of Dividends and Capital Gain Distributions

All dividends and capital gain distributions of the funds are automatically reinvested in shares of the distributing funds at their net asset value on the date of distribution. Dividends are not paid out to Contractowners as additional units, but are reflected as changes in unit values.


Addition, Deletion or Substitution of Investments

We reserve the right, within the law, to make certain changes to the structure and operation of the VAA at our discretion and without your consent. We may add, delete, or substitute funds for all Contractowners or only for certain classes of Contractowners. New or substitute funds may have different fees and expenses, and may only be offered to certain classes of Contractowners.

Substitutions may be made with respect to existing investments or the investment of future Purchase Payments, or both. We may close Subaccounts to allocations of Purchase Payments or Contract Value, or both, at any time in our sole discretion. The funds, which sell their shares to the Subaccounts pursuant to participation agreements, also may terminate these agreements and discontinue offering their shares to the Subaccounts. Substitutions might also occur if shares of a fund should no longer be available, or if investment in any fund's shares should become inappropriate, in the judgment of our management, for the purposes of the contract, or for any other reason in our sole discretion and, if required, after approval from the SEC.

We also may:
 o remove, combine, or add Subaccounts and make the new Subaccounts available to you at our discretion;
 o transfer assets supporting the contracts from one Subaccount to another or from the VAA to another separate account;
 o combine the VAA with other separate accounts and/or create new separate accounts;
 o deregister the VAA under the 1940 Act; and
 o operate the VAA as a management investment company under the 1940 Act or as any other form permitted by law.

We may modify the provisions of the contracts to reflect changes to the Subaccounts and the VAA and to comply with applicable law. We will not make any changes without any necessary approval by the SEC. We will also provide you written notice.



Charges and Other Deductions
We will deduct the charges described below to cover our costs and expenses, services provided and risks assumed under the contracts. We incur certain costs and expenses for the distribution and administration of the contracts and for providing the benefits payable thereunder.

Our administrative services include:
 o processing applications for and issuing the contracts;
 o processing purchases and redemptions of fund shares as required (including dollar cost averaging, portfolio rebalancing, and automatic withdrawal services - See Additional Services and the SAI for more information on these programs);
 o maintaining records;
 o administering Annuity Payouts;
 o furnishing accounting and valuation services (including the calculation and monitoring of daily Subaccount values);
 o reconciling and depositing cash receipts;
 o providing contract confirmations;
 o providing toll-free inquiry services; and
 o furnishing telephone and other electronic surrenders, withdrawals and fund transfer services.

The risks we assume include:

 o the risk that Annuitants receiving Annuity Payouts live longer than we assumed when we calculated our guaranteed rates (these rates are incorporated in the contract and cannot be changed);

 o the risk that more owners than expected will qualify for waivers of the surrender charge;

 o the risk that our costs in providing the services will exceed our revenues from contract charges (which we cannot change).


The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the description of the charge. For example, the surrender charge collected (if applicable) may not fully cover all of the sales and distribution expenses actually incurred by us. Any remaining expenses will be paid from our general account which may consist, among other things, of proceeds derived from mortality and expense risk charges deducted from the account. We may profit from one or more of the fees and charges deducted under the contract. We may use these profits for any corporate purpose, including financing the distribution of the contracts.


Deductions from the VAA

For the base contract, we apply a charge to the average daily net asset value of the Subaccounts based on which contract you choose. Those charges are equal to an annual rate of:


                                                     Account Value
                                                     Death Benefit
                                                    --------------
      B-Share:
      Mortality and expense risk charge............     1.00%
      Administrative charge........................     0.10%
                                                         ----
      Total annual charge for each Subaccount......     1.10%
      C-Share:
      Mortality and expense risk charge............     1.15%
      Administrative charge........................     0.10%
                                                         ----
      Total annual charge for each Subaccount......     1.25%

Surrender Charge

For B-Share contracts only, a surrender charge applies (except as described below) to surrenders and withdrawals of Purchase Payments that have been invested for the periods indicated below. The surrender charge is calculated separately for each Purchase Payment. The contract anniversary is the annually occurring date beginning with the effective date of the contract. For example, if the effective date of your contract is January 1st, your contract anniversary would be on January 1st of each subsequent year.

                                                              Number of contract anniversaries
                                                                           since
                                                               Purchase Payment was invested
                                                             ----------------------------------
                                                               0     1     2     3     4     5
                                                             ----- ----- ----- ----- ----- ----
      Surrender charge as a percentage of the surrendered or
       withdrawn Purchase Payments.......................... 7 %   6 %   5 %   4 %   3 %   0 %


A surrender charge does not apply to:
 o A surrender or withdrawal of a Purchase Payment beyond the fifth anniversary since the Purchase Payment was invested;
 o Withdrawals of Contract Value during a Contract Year to the extent that the total Contract Value withdrawn during the current Contract Year does not exceed the free amount. The free amount is equal to the greater of 10% of the current Contract Value or 10% of the total Purchase Payments (this does not apply upon surrender of the contract);
 o Purchase Payments used in the calculation of the initial benefit payment to be made under an Annuity Payout option, other than the i4LIFE (Reg. TM) Advantage option;
 o A surrender or withdrawal of any Purchase Payments, as a result of permanent and total disability of the Contractowner as defined in Section 22(e)(3) of the tax code, if the disability occurred after the effective date of the contract and before the 65th birthday of the Contractowner. For contracts issued in the State of New Jersey, a different definition of permanent and total disability applies;
 o When the surviving spouse assumes ownership of the contract as a result of the death of the original owner (however, the surrender charge schedule of the original contract will continue to apply to the spouse's contract);
 o A surrender or withdrawal of any Purchase Payments, as a result of the admittance of the Contractowner to an accredited nursing home or equivalent health care facility, where the admittance into the facility occurs after the effective date of the contract and the owner has been confined for at least 90 consecutive days;
 o A surrender or withdrawal of any Purchase Payments as a result of the diagnosis of a terminal illness of the Contractowner. Diagnosis of a terminal illness must be after the effective date of the contract and results in a life expectancy of less than one year as determined by a qualified professional medical practitioner;
 o A surrender of the contract as a result of the death of the Contractowner or Annuitant;
 o Purchase Payments when used in the calculation of the initial Account Value under the i4LIFE (Reg. TM) Advantage option;
 o Regular Income Payments made under i4LIFE (Reg. TM) Advantage or periodic payments made under any Annuity Payout option made available by us;
 o A surrender of a contract or withdrawal of a Contract Value from contracts issued to Selling Group Individuals.

For purposes of calculating the surrender charge on withdrawals, we assume that:


1.The free amount will be withdrawn from Purchase Payments on a first in-first out ("FIFO") basis.


2.Prior to the fifth anniversary, any amount withdrawn above the free amount during a Contract Year will be withdrawn in the following order:
  o from Purchase Payments (on a FIFO basis) until exhausted; then
  o from earnings until exhausted.

3.On or after the fifth anniversary, any amount withdrawn above the free amount during a Contract Year will be withdrawn in the following order:
  o from Purchase Payments (on a FIFO basis) to which a surrender charge no longer applies until exhausted; then
  o from earnings and Large Account Credits, if any, until exhausted; then
  o from Purchase Payments (on a FIFO basis) to which a surrender charge still applies until exhausted.

We apply the surrender charge as a percentage of Purchase Payments, which means that you would pay the same surrender charge at the time of surrender regardless of whether your Contract Value has increased or decreased. The surrender charge is calculated separately for each Purchase Payment. The surrender charges associated with surrender or withdrawal are paid to us to compensate us for the loss we experience on contract distribution costs when Contractowners surrender or withdraw before distribution costs have been recovered.

If the Contractowner is a corporation or other non-individual (non-natural person), the Annuitant or joint Annuitant will be considered the Contractowner or joint owner for purposes of determining when a surrender charge does not apply.


Account Fee

During the accumulation period, we will deduct an account fee of $35 from the Contract Value on each contract anniversary to compensate us for the administrative services provided to you; this $35 account fee will also be deducted from the Contract Value upon surrender. This fee will be waived after the fifteenth Contract Year. The account fee will be waived for any contract with a Contract

Value that is equal to or greater than $100,000 on the contract anniversary. There is no account fee on contracts issued to Selling Group Individuals (applicable to B-Share contracts only).



Rider Charge


i4LIFE (Reg. TM) Advantage Charge. While this rider is in effect, there is a daily charge for i4LIFE (Reg. TM) Advantage that is based on your Account Value. The initial Account Value is your Contract Value on the Valuation Date i4LIFE (Reg. TM) Advantage becomes effective (or your initial Purchase Payment if i4LIFE (Reg. TM) Advantage is purchased at contract issue), less any applicable premium taxes. During the Access Period, your Account Value equals the total value of all of the Contractowner's Accumulation Units plus the Contractowner's value in the fixed account, and will be reduced by Regular Income Payments made as well as any withdrawals.

The annual rate of the i4LIFE (Reg. TM) Advantage charge is:



                                         B-Share   C-Share
                                        --------- --------
      Account Value Death Benefit......  1.50%     1.65%


During the Lifetime Income Period, the charge for all contracts is 1.50%. This charge consists of a mortality and expense risk and administrative charge. These charges replace the Separate Account Annual Expenses for the base contract. If your Contract Value had reached $1 million threshold immediately prior to the beginning of the Lifetime Income Period under i4LIFE (Reg. TM) Advantage, this charge will be reduced by 0.15% during the Lifetime Income Period. If i4LIFE (Reg. TM) Advantage is elected at issue of the contract, i4LIFE (Reg. TM) Advantage and the charge will begin on the contract's effective date. Otherwise, i4LIFE (Reg. TM) Advantage and the charge will begin on the Periodic Income Commencement Date which is the Valuation Date on which the Regular Income Payment is determined and the beginning of the Access Period. Refer to the i4LIFE (Reg. TM) Advantage section for explanations of the Access Period, Account Value and Periodic Income Commencement Date.



Deductions for Premium Taxes

Any premium tax or other tax levied by any governmental entity as a result of the existence of the contracts or the VAA will be deducted from the Contract Value, unless the governmental entity dictates otherwise, when incurred, or at another time of our choosing.


The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administrative interpretation or by judicial action. These premium tax rates generally depend upon the law of your state of residence. The tax rates range from zero to 5%.



Other Charges and Deductions


The mortality and expense risk and administrative charge of 1.10% for all contracts of the value in the VAA will be assessed on all variable Annuity Payouts (except for i4LIFE (Reg. TM) Advantage, which has a different charge), including options that may be offered that do not have a life contingency and therefore no mortality risk. This charge covers the expense risk and administrative services listed previously in this prospectus. The expense risk is the risk that our costs in providing the services will exceed our revenues from contract charges. If your Contract Value had reached the $1 million threshold immediately prior to the Annuity Commencement Date, this charge will be reduced by 0.15%.


There are additional deductions from and expenses paid out of the assets of the underlying funds that are more fully described in the prospectuses for the funds. Among these deductions and expenses are 12b-1 fees which reimburse us or an affiliate for certain expenses incurred in connection with certain administrative and distribution support services provided to the funds.


Additional Information

The charges described previously may be reduced or eliminated for any particular contract. However, these reductions may be available only to the extent that we anticipate lower distribution and/or administrative expenses, or that we perform fewer sales or administrative services than those originally contemplated in establishing the level of those charges, or when required by law. Lower distribution and administrative expenses may be the result of economies associated with:
 o the use of mass enrollment procedures,
 o the performance of administrative or sales functions by the employer,
 o the use by an employer of automated techniques in submitting deposits or information related to deposits on behalf of its employees, or
 o any other circumstances which reduce distribution or administrative expenses.

The exact amount of charges and fees applicable to a particular contract will be stated in that contract.

The Contracts

Contracts Offered in this Prospectus
This prospectus describes two separate annuity contracts:
 o Lincoln Investor AdvantageSM B-Share
 o Lincoln Investor AdvantageSM C-Share

Each contract offers you the Account Value Death Benefit, i4LIFE (Reg. TM) Advantage and any of the payout options described in this prospectus. Each contract has its own mortality and expense risk charge and if applicable, surrender charge. In deciding what contract to purchase, you should consider the amount of mortality and expense risk and surrender charges you are willing to bear relative to your needs. In deciding whether to purchase an optional benefit, you should consider the desirability of the benefit relative to its additional cost and to your needs.


Optional benefits are described later in this prospectus. You should check with your registered representative regarding availability.


Lincoln Investor AdvantageSM B-Share


The B-Share annuity contract has a total mortality and risk expense and administrative charge of 1.10%. It has a declining five-year surrender charge on each Purchase Payment. i4LIFE (Reg. TM) Advantage is available for an additional charge.


Lincoln Investor AdvantageSM C-Share


The C-Share annuity contract has a total mortality and risk expense and administrative charge of 1.25%. The surrender charge does not apply to the C-Share contract. i4LIFE (Reg. TM) Advantage is available for an additional charge.



Purchase of Contracts


If you wish to purchase a contract, you must apply for it through a registered representative authorized by us. The completed application is sent to us and we decide whether to accept or reject it. If the application is accepted, a contract is prepared and executed by our legally authorized officers. The contract is then sent to you directly or through your registered representative. See Distribution of the Contracts. The purchase of multiple contracts with identical Contractowners, Annuitants and Beneficiaries will be allowed only upon Home Office approval.


When a completed application and all other information necessary for processing a purchase order is received in Good Order at our Home Office, an initial Purchase Payment will be priced no later than two business days after we receive the order. If you submit your application and/or initial Purchase Payment to your agent, we will not begin processing your purchase order until we receive the application and initial Purchase Payment from your agent's broker-dealer. While attempting to finish an incomplete application, we may hold the initial Purchase Payment for no more than five business days unless we receive your consent to our retaining the payment until the application is completed. If the incomplete application cannot be completed within those five days and we have not received your consent, you will be informed of the reasons, and the Purchase Payment will be returned immediately. Once the application is complete, we will allocate your initial Purchase Payment within two business days.


Who Can Invest

To apply for a contract, you must be of legal age in a state where the contracts may be lawfully sold and also be eligible to participate in any of the qualified or nonqualified plans for which the contracts are designed. At the time of issue, the Contractowner, joint owner and Annuitant must be under age 86. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When you open an account, we will ask for your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver's license, photo i.d. or other identifying documents.

In accordance with money laundering laws and federal economic sanction policy, the Company may be required in a given instance to reject a Purchase Payment and/or freeze a Contractowner's account. This means we could refuse to honor requests for transfers, withdrawals, surrenders or Death Benefits. Once frozen, monies would be moved from the VAA to a segregated interest-bearing account maintained for the Contractowner, and held in that account until instructions are received from the appropriate regulator.

Do not purchase this contract if you plan to use it, or any of its riders, for speculation, arbitrage, viatical arrangement, or other similar investment scheme. The contract may not be resold, traded on any stock exchange, or sold on any secondary market.

If you are purchasing the contract through a tax-favored arrangement, including traditional IRAs and Roth IRAs, you should consider carefully the costs and benefits of the contract (including annuity income benefits) before purchasing the contract, since the tax-favored arrangement itself provides tax-deferred growth.

Replacement of Existing Insurance

Careful consideration should be given prior to surrendering or withdrawing money from an existing insurance contract to purchase the contract described in this prospectus. Surrender charges may be imposed on your existing contract and/or a new surrender charge period may be imposed with the purchase of, or transfer into, this contract. A registered representative or tax adviser should be consulted prior to making an exchange. Cash surrenders from an existing contract may be subject to tax and tax penalties.


Purchase Payments


You may make Purchase Payments to the contract at any time, prior to the Annuity Commencement Date, subject to certain conditions. You are not required to make any additional Purchase Payments after the initial Purchase Payment. The minimum initial Purchase Payment is $25,000. The minimum for Selling Group Individuals is $1,500 (applicable to B-Share contracts only). The minimum annual amount for additional Purchase Payments is $300. Please check with your registered representative about making additional Purchase Payments since the requirements of your state may vary. The minimum payment to the contract at any one time must be at least $100 ($25 if transmitted electronically). If a Purchase Payment is submitted that does not meet the minimum amount, we will contact you to ask whether additional money will be sent, or whether we should return the Purchase Payment to you.

Purchase Payments totaling $5 million or more are subject to Home Office approval. This amount takes into consideration the total Purchase Payments for all variable annuity contracts issued by the Company (or its affiliates) in which you are a Contractowner, joint owner, or Annuitant. If you stop making Purchase Payments, the contract will remain in force, however, we may terminate the contract as allowed by your state's non-forfeiture law for individual deferred annuities. Purchase Payments may be made or, if stopped, resumed at any time until the Annuity Commencement Date, the surrender of the contract, or the death of the Contractowner, whichever comes first. Upon advance written notice, we reserve the right to further limit, restrict, or suspend Purchase Payments made to the contract.

These restrictions and limitations mean that you will be limited in your ability to increase Contract Value (or Account Value under i4LIFE (Reg. TM) Advantage) by making additional Purchase Payments to the contract. You should carefully consider these limitations and restrictions, and any other limitations and restrictions of the contract, and how they may impact your long-term investment plans, especially if you intend to increase Contract Value (or Account Value under i4LIFE (Reg. TM) Advantage) by making additional Purchase Payments over a long period of time.



Large Account Credit


Contractowners will receive a Large Account Credit when your Contract Value reaches a threshold of $1 million. During the first Contract Year, the Large Account Credit will apply if either the cumulative Purchase Payments (decreased by withdrawals taken since the contract effective date or Regular Income Payments under i4LIFE (Reg. TM) Advantage) or the Contract Value (or Account Value under i4LIFE (Reg. TM) Advantage) is equal to or greater than $1 million on the quarterly Valuation Date. The amount of the Large Account Credit during the first Contract Year will be calculated by multiplying the greater of: 1) the amount of cumulative Purchase Payments (less any withdrawals since the contract effective date or Regular Income Payments under i4LIFE (Reg. TM) Advantage); or 2) the value of the variable Subaccounts at the time of the credit, by 0.15% (0.0375% quarterly).

After the first Contract Year anniversary, the Large Account Credit will apply if the Contract Value (or Account Value under i4LIFE (Reg. TM) Advantage) equals or exceeds $1 million on the quarterly Valuation Date. The amount of the Large Account Credit will be calculated by multiplying the value of the variable Subaccounts at the time of the credit by 0.15% (0.0375% quarterly).


The Large Account Credit will be allocated to the variable Subaccounts in proportion to the Contract Value in each variable Subaccount on the quarterly Valuation Date. There is no additional charge to receive this Large Account Credit, and in no case will the Large Account Credit be less than zero. The amount of any Large Account Credit received will be noted on your quarterly statement. Confirmation statements for each individual transaction will not be issued. Large Account Credits are not considered Purchase Payments.

The Large Account Credit will end on the Annuity Commencement Date or when the Lifetime Income Period begins under i4LIFE (Reg. TM) Advantage.


The Large Account Credit may not be available in all states.



Valuation Date

Accumulation and Annuity Units will be valued once daily at the close of trading (normally, 4:00 p.m., New York time) on each day the New York Stock Exchange is open (Valuation Date). On any date other than a Valuation Date, the Accumulation Unit value and the Annuity Unit value will not change.


Allocation of Purchase Payments

Purchase Payments allocated to the variable account are placed into the VAA's Subaccounts, according to your instructions. You may also allocate Purchase Payments in the fixed account, if available.

The minimum amount of any Purchase Payment which can be put into any one Subaccount is $20.


If we receive your Purchase Payment from you or your broker-dealer in Good Order at our Home Office prior to the close of the New York Stock Exchange (normally 4:00 p.m., New York time) we will use the Accumulation Unit value computed on that Valuation Date when processing your Purchase Payment. If we receive your Purchase Payment in Good Order at or after market close we will use the Accumulation Unit value computed on the next Valuation Date. If you submit your Purchase Payment to your registered representative, we will generally not begin processing the Purchase Payment until we receive it from your representative's broker-dealer. If your broker-dealer submits your Purchase Payment to us through the Depository Trust and Clearing Corporation
(DTCC) or, pursuant to terms agreeable to us, uses a proprietary order placement system to submit your Purchase Payment to us, and your Purchase Payment was placed with your broker-dealer prior to market close then we will use the Accumulation Unit value computed on that Valuation Date when processing your Purchase Payment. If your Purchase Payment was placed with your broker-dealer at or after market close then we will use the Accumulation Unit value computed on the next Valuation Date. There may be circumstances under which the New York Stock Exchange may close early (prior to 4:00 p.m., New York time). In such instances Purchase Payments received after such early market close will be processed using the Accumulation Unit Value computed the next Valuation Date.


The number of Accumulation Units determined in this way is not impacted by any subsequent change in the value of an Accumulation Unit. However, the dollar value of an Accumulation Unit will vary depending not only upon how well the underlying fund's investments perform, but also upon the expenses of the VAA and the underlying funds.


Valuation of Accumulation Units

Purchase Payments allocated to the VAA are converted into Accumulation Units. This is done by dividing the amount allocated by the value of an Accumulation Unit for the Valuation Period during which the Purchase Payments are allocated to the VAA. The Accumulation Unit value for each Subaccount was or will be established at the inception of the Subaccount. It may increase or decrease from Valuation Period to Valuation Period. Accumulation Unit values are affected by investment performance of the funds, fund expenses, and the contract charges. The Accumulation Unit value for a Subaccount for a later Valuation Period is determined as follows:

1.The total value of the fund shares held in the Subaccount is calculated by multiplying the number of fund shares owned by the Subaccount at the beginning of the Valuation Period by the net asset value per share of the fund at the end of the Valuation Period, and adding any dividend or other distribution of the fund if an ex-dividend date occurs during the Valuation Period; minus

2.The liabilities of the Subaccount at the end of the Valuation Period; these liabilities include daily charges imposed on the Subaccount, and may include a charge or credit with respect to any taxes paid or reserved for by us that we determine result from the operations of the VAA; and

3.The result is divided by the number of Subaccount units outstanding at the beginning of the Valuation Period.

The daily charges imposed on a Subaccount for any Valuation Period are equal to the daily mortality and expense risk charge and the daily administrative charge multiplied by the number of calendar days in the Valuation Period. Contracts with different features have different daily charges, and therefore, will have different corresponding Accumulation Unit values on any given day. In certain circumstances (for example, when separate account assets are less than $1,000), and when permitted by law, it may be prudent for us to use a different standard industry method for this calculation, called the Net Investment Factor method. We will achieve substantially the same result using either method.


Transfers On or Before the Annuity Commencement Date

After the first 30 days from the effective date of your contract, you may transfer all or a portion of your investment from one Subaccount to another. A transfer involves the surrender of Accumulation Units in one Subaccount and the purchase of Accumulation Units in the other Subaccount. A transfer will be done using the respective Accumulation Unit values determined at the end of the Valuation Date on which the transfer request is received.

Transfers (among the variable Subaccounts and as permitted between the variable and fixed accounts) are limited to twelve (12) per Contract Year unless otherwise authorized by us. This limit does not apply to transfers made under the automatic transfer programs of dollar cost averaging or portfolio rebalancing programs elected on forms available from us. (See Additional Services and the SAI for more information on these programs.) These transfer rights and restrictions also apply during the i4LIFE (Reg. TM) Advantage Access Period (the time period during which you may make withdrawals from the i4LIFE (Reg. TM) Advantage Account Value). See i4LIFE (Reg. TM) Advantage.

The minimum amount which may be transferred between Subaccounts is $300 (or the entire amount in the Subaccount, if less than $300). If the transfer from a Subaccount would leave you with less than $300 in the Subaccount, we may transfer the total balance of the Subaccount.


A transfer request may be made to our Home Office in writing, or by fax or other electronic means. A transfer request may also be made by telephone provided the appropriate authorization is on file with us. Our address, telephone number, and Internet address are on the first page of this prospectus. Requests for transfers will be processed on the Valuation Date that they are received when they are received in Good Order at our Home Office before the close of the New York Stock Exchange (normally 4:00 p.m. New York time).

If we receive a transfer request in Good Order after market close we will process the request using the Accumulation Unit value computed on the next Valuation Date.

There may be circumstances under which the New York Stock Exchange may close early (prior to 4:00 p.m., New York time). In such instances, transfers received after such early market close will be processed using the Accumulation Unit Value computed on the next Valuation Date.


After the first thirty days from the effective date of your contract, if your contract offers a fixed account, you may also transfer all or any part of the Contract Value from the Subaccount(s) to the fixed side of the contract, except during periods when (if permitted by your contract) we have discontinued accepting transfers into the fixed side of the contract. The minimum amount which can be transferred to a fixed account is $2,000 or the total amount in the Subaccount if less than $2,000. However, if a transfer from a Subaccount would leave you with less than $300 in the Subaccount, we may transfer the total amount to the fixed side of the contract.

You may also transfer part of the Contract Value from a fixed account to the variable Subaccount(s) subject to the following restrictions:
 o total fixed account transfers are limited to 25% of the value of that fixed account in any 12-month period; and
 o the minimum amount that can be transferred is $300 or, if less, the amount in the fixed account.

Because of these restrictions, it may take several years to transfer all of the Contract Value in the fixed accounts to the variable Subaccounts. You should carefully consider whether the fixed account meets your investment criteria.

Transfers may be delayed as permitted by the 1940 Act. See Delay of Payments.


Telephone and Electronic Transactions

A surrender, withdrawal, or transfer request may be made to our Home Office using a fax or other electronic means. In addition, withdrawal and transfer requests may be made by telephone, subject to certain restrictions. In order to prevent unauthorized or fraudulent transfers, we may require certain identifying information before we will act upon instructions. We may also assign the Contractowner a Personal Identification Number (PIN) to serve as identification. We will not be liable for following instructions we reasonably believe are genuine. Telephone and other electronic requests will be recorded and written confirmation of all transactions will be mailed to the Contractowner on the next Valuation Date.

Please note that the telephone and/or electronic devices may not always be available. Any telephone, fax machine or other electronic device, whether it is yours, your service provider's, or your agent's, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to limit these problems, we cannot promise complete reliability under all circumstances. If you are experiencing problems, you should make your request by writing to our Home Office.


Market Timing

Frequent, large, or short-term transfers among Subaccounts and the fixed account, such as those associated with "market timing" transactions, can affect the funds and their investment returns. Such transfers may dilute the value of the fund shares, interfere with the efficient management of the fund's portfolio, and increase brokerage and administrative costs of the funds. As an effort to protect our Contractowners and the funds from potentially harmful trading activity, we utilize certain market timing policies and procedures (the "Market Timing Procedures"). Our Market Timing Procedures are designed to detect and prevent such transfer activity among the Subaccounts and the fixed account that may affect other Contractowners or fund shareholders.

In addition, the funds may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares. The prospectuses for the funds describe any such policies and procedures, which may be more or less restrictive than the frequent trading policies and procedures of other funds and the Market Timing Procedures we have adopted to discourage frequent transfers among Subaccounts. While we reserve the right to enforce these policies and procedures, Contractowners and other persons with interests under the contracts should be aware that we may not have the contractual authority or the operational capacity to apply the frequent trading policies and procedures of the funds. However, under SEC rules, we are required to: (1) enter into a written agreement with each fund or its principal underwriter that obligates us to provide to the fund promptly upon request certain information about the trading activity of individual Contractowners, and (2) execute instructions from the fund to restrict or prohibit further purchases or transfers by specific Contractowners who violate the excessive trading policies established by the fund.

You should be aware that the purchase and redemption orders received by the funds generally are "omnibus" orders from intermediaries such as retirement plans or separate accounts funding variable insurance contracts. The omnibus orders reflect the aggregation and netting of multiple orders from individual retirement plan participants and/or individual owners of variable insurance contracts. The omnibus nature of these orders may limit the funds' ability to apply their respective disruptive trading policies and procedures. We cannot guarantee that the funds (and thus our Contractowners) will not be harmed by transfer activity relating to the retirement plans and/or other insurance companies that may invest in the funds. In addition, if a fund believes that an omnibus order we submit may reflect one or more transfer requests from policy owners engaged in disruptive trading activity, the fund may reject the entire omnibus order.

Our Market Timing Procedures detect potential "market timers" by examining the number of transfers made by Contractowners within given periods of time. In addition, managers of the funds might contact us if they believe or suspect that there is market timing. If requested by a fund company, we may vary our Market Timing Procedures from Subaccount to Subaccount to comply with specific fund policies and procedures.

We may increase our monitoring of Contractowners who we have previously identified as market timers. When applying the parameters used to detect market timers, we will consider multiple contracts owned by the same Contractowner if that Contractowner has been identified as a market timer. For each Contractowner, we will investigate the transfer patterns that meet the parameters being used to detect potential market timers. We will also investigate any patterns of trading behavior identified by the funds that may not have been captured by our Market Timing Procedures.

Once a Contractowner has been identified as a "market timer" under our Market Timing Procedures, we will notify the Contractowner in writing that future transfers (among the Subaccounts and/or the fixed account) will be temporarily permitted to be made only by original signature sent to us by U.S. mail, first-class delivery for the remainder of the Contract Year (or calendar year if the contract is an individual contract that was sold in connection with an employer sponsored plan). Overnight delivery or electronic instructions (which may include telephone, facsimile, or Internet instructions) submitted during this period will not be accepted. If overnight delivery or electronic instructions are inadvertently accepted from a Contractowner that has been identified as a market timer, upon discovery, we will reverse the transaction within 1 or 2 business days. We will impose this "original signature" restriction on that Contractowner even if we cannot identify, in the particular circumstances, any harmful effect from that Contractowner's particular transfers.

Contractowners seeking to engage in frequent, large, or short-term transfer activity may deploy a variety of strategies to avoid detection. Our ability to detect such transfer activity may be limited by operational systems and technological limitations. The identification of Contractowners determined to be engaged in such transfer activity that may adversely affect other Contractowners or fund shareholders involves judgments that are inherently subjective. We cannot guarantee that our Market Timing Procedures will detect every potential market timer. If we are unable to detect market timers, you may experience dilution in the value of your fund shares and increased brokerage and administrative costs in the funds. This may result in lower long-term returns for your investments.


Our Market Timing Procedures are applied consistently to all Contractowners. An exception for any Contractowner will be made only in the event we are required to do so by a court of law. In addition, certain funds available as investment options in your contract may also be available as investment options for owners of other, older life insurance policies issued by us. Some of these older life insurance policies do not provide a contractual basis for us to restrict or refuse transfers which are suspected to be market timing activity. In addition, because other insurance companies and/or retirement plans may invest in the funds, we cannot guarantee that the funds will not suffer harm from frequent, large, or short-term transfer activity among Subaccounts and the fixed accounts of variable contracts issued by other insurance companies or among investment options available to retirement plan participants.


In our sole discretion, we may revise our Market Timing Procedures at any time without prior notice as necessary to better detect and deter frequent, large, or short-term transfer activity to comply with state or federal regulatory requirements, and/or to impose additional or alternate restrictions on market timers (such as dollar or percentage limits on transfers). If we modify our Market Timing Procedures, they will be applied uniformly to all Contractowners or as applicable to all Contractowners investing in underlying funds.

Some of the funds have reserved the right to temporarily or permanently refuse payments or transfer requests from us if, in the judgment of the fund's investment adviser, the fund would be unable to invest effectively in accordance with its investment objective or policies, or would otherwise potentially be adversely affected. To the extent permitted by applicable law, we reserve the right to defer or reject a transfer request at any time that we are unable to purchase or redeem shares of any of the funds available through the VAA, including any refusal or restriction on purchases or redemptions of the fund shares as a result of the funds' own policies and procedures on market timing activities. If a fund refuses to accept a transfer request we have already processed, we will reverse the transaction within 1 or 2 business days. We will notify you in writing if we have reversed, restricted or refused any of your transfer requests. Some funds also may impose redemption fees on short-term trading (i.e., redemptions of mutual fund shares within a certain number of business days after purchase). We reserve the right to administer and collect any such redemption fees on behalf of the funds. You should read the prospectuses of the funds for more details on their redemption fees and their ability to refuse or restrict purchases or redemptions of their shares.


Transfers After the Annuity Commencement Date

You may transfer all or a portion of your investment in one Subaccount to another Subaccount or to the fixed side of the contract, as permitted under your contract. Those transfers will be limited to three times per Contract Year. You may also transfer from a variable annuity payment to a fixed annuity payment. You may not transfer from a fixed annuity payment to a variable annuity payment. Once elected, the fixed annuity payment is irrevocable.

These provisions also apply during the i4LIFE (Reg. TM) Advantage Lifetime Income Period. See i4LIFE (Reg. TM) Advantage.

Ownership

The owner on the date of issue will be the person or entity designated in the contract specifications. If no owner is designated, the Annuitant(s) will be the owner. The owner may name a joint owner.


As Contractowner, you have all rights under the contract. According to Indiana law, the assets of the VAA are held for the exclusive benefit of all Contractowners and their designated Beneficiaries; and the assets of the VAA are not chargeable with liabilities arising from any other business that we may conduct. We reserve the right to approve all ownership and Annuitant changes. Nonqualified contracts may not be sold, discounted, or pledged as collateral for a loan or for any other purpose. Qualified contracts are not transferable unless allowed under applicable law. Non-qualified contracts may not be collaterally assigned. Assignments may have an adverse impact on your Death Benefits and may be prohibited under the terms of a particular feature. We assume no responsibility for the validity or effect of any assignment. Consult your tax adviser about the tax consequences of an assignment.



Joint Ownership

If a contract has joint owners, the joint owners shall be treated as having equal undivided interests in the contract. Either owner, independently of the other, may exercise any ownership rights in this contract. Not more than two owners (an owner and joint owner) may be named and contingent owners are not permitted.


Annuitant


The following rules apply prior to the Annuity Commencement Date. You may name only one Annuitant (unless you are a tax-exempt entity, then you can name two joint Annuitants). You (if the Contractowner is a natural person) have the right to change the Annuitant at any time by notifying us of the change, however we reserve the right to approve all Annuitant changes. This may not be allowed if certain riders are in effect. The new Annuitant must be under age 86 as of the effective date of the change. A contingent Annuitant may be named or changed by notifying us in writing. Contingent Annuitants are not allowed on contracts owned by non-natural owners. On or after the Annuity Commencement Date, the Annuitant or joint Annuitants may not be changed and contingent Annuitant designations are no longer applicable.



Surrenders and Withdrawals

Before the Annuity Commencement Date, we will allow the surrender of the contract or a withdrawal of the Contract Value upon your written request on an approved Lincoln distribution request form (available from the Home Office), fax, or other electronic means. Withdrawal requests may be made by telephone, subject to certain restrictions. All surrenders and withdrawals may be made in accordance with the rules discussed below. Surrender or withdrawal rights after the Annuity Commencement Date depend on the Annuity Payout option selected.


The amount available upon surrender/withdrawal is the Contract Value less any applicable charges, fees, and taxes at the end of the Valuation Period during which the written request for surrender/withdrawal is received in Good Order at the Home Office. If we receive a surrender or withdrawal request in Good Order at our Home Office before the close of the NYSE (normally 4:00 p.m., New York time), we will process the request using the Accumulation Unit Value computed on that Valuation Date. If we receive a surrender or withdrawal request in Good Order at our Home Office after market close, we will process the request using the Accumulation Unit value computed on the next Valuation Date. There may be circumstances under which the NYSE may close early (prior to 4:00 p.m., New York time). In such instances, surrender or withdrawal requests received after such early market close will be processed using the Accumulation Unit Value computed on the next Valuation Date. The minimum amount which can be withdrawn is $300. Unless a request for withdrawal specifies otherwise, withdrawals will be made from all Subaccounts within the VAA and from the fixed account in the same proportion that the amount of withdrawal bears to the total Contract Value. Unless prohibited, surrender/withdrawal payments will be mailed within seven days after we receive a valid written request at the Home Office. The payment may be postponed as permitted by the 1940 Act.

There may be charges associated with surrender of a contract or withdrawal of Contract Value. You may specify whether these charges are deducted from the amount you request to be withdrawn or from the remaining Contract Value. If the charges are deducted from the remaining Contract Value, the amount of the total withdrawal will increase according to the impact of the applicable surrender charge percentage; consequently, the dollar amount of the surrender charge associated with the withdrawal will also increase. In other words, the dollar amount deducted to cover the surrender charge is also subject to a surrender charge.

The tax consequences of a surrender/withdrawal are discussed later in this prospectus. See Federal Tax Matters - Taxation of Withdrawals and Surrenders.



Additional Services

These are the additional services available to you under your contract: dollar-cost averaging (DCA), automatic withdrawal service (AWS) and portfolio rebalancing. Currently, there is no charge for these services. However, we reserve the right to impose one after appropriate notice to Contractowners. In order to take advantage of one of these services, you will need to complete the appropriate election form that is available from our Home Office. For further detailed information on these services, please see Additional Services in the SAI.

Dollar-cost averaging allows you to transfer amounts from the DCA fixed account, if available, or certain variable Subaccounts into the variable Subaccounts on a monthly basis or in accordance with other terms we make available.

You may elect to participate in the DCA program at the time of application or at anytime before the Annuity Commencement Date by completing an election form available from us. The minimum amount to be dollar cost averaged (DCA'd) is $1,500 over any period between six and 60 months. Once elected, the program will remain in effect until the earlier of:
 o the Annuity Commencement Date;
 o the value of the amount being DCA'd is depleted; or
 o you cancel the program by written request or by telephone if we have your telephone authorization on file.

We reserve the right to restrict access to this program at any time.

A transfer made as part of this program is not considered a transfer for purposes of limiting the number of transfers that may be made, or assessing any charges which may apply to transfers. Upon receipt of an additional Purchase Payment allocated to the DCA fixed account, the existing program duration will be extended to reflect the end date of the new DCA program. However, the existing interest crediting rate will not be extended. The existing interest crediting rate will expire at its originally scheduled expiration date and the value remaining in the DCA account from the original amount as well as any additional Purchase Payments will be credited with interest at the standard DCA rate at the time. If you cancel the DCA program, your remaining Contract Value in the DCA program will be allocated to the variable Subaccounts according to your allocation instructions. We reserve the right to discontinue or modify this program at any time. DCA does not assure a profit or protect against loss.



The automatic withdrawal service (AWS) provides for an automatic periodic withdrawal of your Contract Value. Withdrawals under AWS are subject to applicable surrender charges. See Charges and Other Deductions - Surrender Charge. Withdrawals under AWS will be noted on your quarterly statement. Confirmation statements for each individual withdrawal will not be issued. AWS is available for amounts allocated to the fixed account.

Portfolio rebalancing is an option that restores to a pre-determined level the percentage of Contract Value allocated to each variable account Subaccount. The rebalancing may take place monthly, quarterly, semi-annually or annually. Rebalancing events will be noted on your quarterly statement. Confirmation statements for each individual rebalancing event will not be issued. The fixed account is not available for portfolio rebalancing.


Only one of the two additional services (DCA and portfolio rebalancing) may be used at one time. For example, you cannot have DCA and portfolio rebalancing running simultaneously.


Death Benefit

The chart below provides a brief overview of how the Death Benefit proceeds will be distributed if death occurs prior to i4LIFE (Reg. TM) Advantage elections or prior to the Annuity Commencement Date. Refer to your contract for the specific provisions applicable upon death.


 UPON DEATH OF:    AND...
Contractowner     There is a surviving joint owner
 Contractowner     There is no surviving joint owner
Contractowner     There is no surviving joint owner
                  and the Beneficiary predeceases the
                  Contractowner
 Annuitant         The Contractowner is living
Annuitant         The Contractowner is living



 UPON DEATH OF:    AND...                                 DEATH BENEFIT PROCEEDS PASS TO:
Contractowner     The Annuitant is living or deceased    joint owner
 Contractowner     The Annuitant is living or deceased    designated Beneficiary
Contractowner     The Annuitant is living or deceased    Contractowner's estate
 Annuitant         There is no contingent Annuitant       The youngest Contractowner
                                                         becomes the contingent Annuitant
                                                         and the contract continues. The
                                                         Contractowner may waive* this
                                                         continuation and receive the Death
                                                         Benefit proceeds.
Annuitant         The contingent Annuitant is living     contingent Annuitant becomes the
                                                         Annuitant and the contract continues

 UPON DEATH OF:    AND...                            AND...                            DEATH BENEFIT PROCEEDS PASS TO:
Annuitant**       The Contractowner is a trust or   No contingent Annuitant allowed   designated Beneficiary
                  other non-natural person          with non-natural Contractowner


* Notification from the Contractowner to select the Death Benefit proceeds must be received within 75 days of the death of the Annuitant.

** Death of Annuitant is treated like death of the Contractowner.


If the Contractowner (or a joint owner) or Annuitant dies prior to the Annuity Commencement Date, a Death Benefit may be payable. This Death Benefit terminates if you elect i4LIFE (Reg. TM) Advantage or elect any other annuitization option. At this time, the only Death Benefit offered under the contract is the Account Value Death Benefit, which is described below.

You should consider the following provisions carefully when designating the Beneficiary, Annuitant, any contingent Annuitant and any joint owner, as well as before changing any of these parties. The identity of these parties under the contract may significantly affect the amount and timing of the Death Benefit or other amount paid upon a Contractowner's or Annuitant's death.

You may designate a Beneficiary during your lifetime and change the Beneficiary by filing a written request with our Home Office. Each change of Beneficiary revokes any previous designation. We reserve the right to request that you send us the contract for endorsement of a change of Beneficiary.

Upon the death of the Contractowner, a Death Benefit will be paid to the Beneficiary. Upon the death of a joint owner, the Death Benefit will be paid to the surviving joint owner. If the Contractowner is a corporation or other non-individual (non-natural person), the death of the Annuitant will be treated as death of the Contractowner.

If an Annuitant who is not the Contractowner or joint owner dies, then the contingent Annuitant, if named, becomes the Annuitant and no Death Benefit is payable on the death of the Annuitant. If no contingent Annuitant is named, the Contractowner (or younger of joint owners) becomes the Annuitant. Alternatively, a Death Benefit may be paid to the Contractowner (and joint owner, if applicable, in equal shares). Notification of the election of this Death Benefit must be received by us within 75 days of the death of the Annuitant. The contract terminates when any Death Benefit is paid due to the death of the Annuitant.

Only the Contract Value as of the Valuation Date we approve the payment of the death claim is available as a Death Benefit. If your Contract Value equals zero, no Death Benefit will be paid.

Account Value Death Benefit. The Account Value Death Benefit provides a Death Benefit equal to the Contract Value on the Valuation Date the Death Benefit is approved by us for payment. No additional Death Benefit is provided. (Your contract may refer to this benefit as the Contract Value Death Benefit.)


General Death Benefit Information


The Death Benefit terminates if you elect i4LIFE (Reg. TM) Advantage or if you elect an annuitization option. i4LIFE (Reg. TM) Advantage only provides Death Benefit options during the Access Period. There are no Death Benefits during the Lifetime Income Period. Please see the i4LIFE (Reg. TM) Advantage - i4LIFE (Reg. TM) Advantage Death Benefit section of this prospectus for more information.


If there are joint owners, upon the death of the first Contractowner, we will pay a Death Benefit to the surviving joint owner. The surviving joint owner will be treated as the primary, designated Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary. If the surviving joint owner is the spouse of the deceased joint owner, he/she may continue the contract as sole Contractowner. Upon the death of the spouse who continues the contract, we will pay a Death Benefit to the designated Beneficiary(s).

If the Beneficiary is the spouse of the Contractowner, then the spouse may elect to continue the contract as the new Contractowner. Same-sex spouses should carefully consider whether to purchase annuity products that provide benefits based upon status as a spouse, and whether to exercise any spousal rights under the contract. The U.S. Supreme Court recently held that same-sex spouses who have been married under state law will now be treated as spouses for purposes of federal law. You are strongly encouraged to consult a tax advisor before electing spousal rights under the contract.

The value of the Death Benefit will be determined as of the Valuation Date we approve the payment of the claim. Approval of payment will occur upon our receipt of a claim submitted in Good Order. To be in Good Order, we require all the following:

1.proof (e.g. an original certified death certificate), or any other proof of death satisfactory to us; and

2.written authorization for payment; and

3.all required claim forms, fully completed (including selection of a settlement option).

Notwithstanding any provision of this contract to the contrary, the payment of Death Benefits provided under this contract must be made in compliance with Code Section 72(s) or 401(a)(9) as applicable, as amended from time to time. Death Benefits may be taxable. See Federal Tax Matters.

Unless otherwise provided in the Beneficiary designation, one of the following procedures will take place on the death of a Beneficiary:
 o If any Beneficiary dies before the Contractowner, that Beneficiary's interest will go to any other Beneficiaries named, according to their respective interests; and/or
 o If no Beneficiary survives the Contractowner, the proceeds will be paid to the Contractowner's estate.

If the Beneficiary is a minor, court documents appointing the guardian/custodian may be required.

Unless the Contractowner has already selected a settlement option, the Beneficiary may choose the method of payment of the Death Benefit. The Death Benefit payable to the Beneficiary or joint owner must be distributed within five years of the Contractowner's date of death unless the Beneficiary begins receiving within one year of the Contractowner's death the distribution in the form of a life annuity or an annuity for a designated period not extending beyond the Beneficiary's life expectancy.

Upon the death of the Annuitant, Federal tax law requires that an annuity election be made no later than 60 days after we have approved the death claim for payment.

If the Death Benefit becomes payable, the recipient may elect to receive payment either in the form of a lump sum settlement or an Annuity Payout. If a lump sum settlement is elected, the proceeds will be mailed within seven days of approval by us of the claim subject to the laws, regulations and tax code governing payment of Death Benefits. This payment may be postponed as permitted by the Investment Company Act of 1940.


Abandoned Property. Every state has unclaimed property laws which generally declare annuity contracts to be abandoned after a period of inactivity of three to five years from the date a benefit is due and payable. For example, if the payment of a Death Benefit has been triggered, but, if after a thorough search, we are still unable to locate the Beneficiary of the Death Benefit, or the Beneficiary does not come forward to claim the Death Benefit in a timely manner, the Death Benefit will be "escheated". This means that the Death Benefit will be paid to the abandoned property division or unclaimed property office of the state in which the Beneficiary or the Contractowner last resided, as shown on our books and records, or to our state of domicile. This escheatment is revocable and the state is obligated to pay the Death Benefit (without interest) if your Beneficiary steps forward to claim it with the proper documentation.

To prevent such escheatment, it is important that you update your Beneficiary designations, including addresses, if and as they change. You may update your Beneficiary designations by filing a written request with our Home Office.



i4LIFE (Reg. TM) Advantage

i4LIFE (Reg. TM) Advantage (the Variable Annuity Payout Option rider in your contract) is an optional Annuity Payout rider you may purchase at an additional cost and is separate and distinct from other Annuity Payout options offered under your contract and described later in this prospectus. See Charges and Other Deductions - i4LIFE (Reg. TM) Advantage Charge.

i4LIFE (Reg. TM) Advantage is an Annuity Payout option that provides you with variable, periodic Regular Income Payments for life subject to certain conditions. These payouts are made during two time periods: an Access Period and a Lifetime Income Period. During the Access Period, you have access to your Account Value, which means you may surrender the contract, make withdrawals, and have a Death Benefit. During the Lifetime Income Period, you no longer have access to your Account Value. You choose the length of the Access Period when you select i4LIFE (Reg. TM) Advantage; the Lifetime Income Period begins immediately after the Access Period ends and continues until your death (or the death of a Secondary Life, if later). i4LIFE (Reg. TM) Advantage is different from other Annuity Payout options provided by Lincoln because with i4LIFE (Reg.
TM) Advantage, you have the ability to make additional withdrawals or surrender the contract during the Access Period. You choose when you want to receive your first Regular Income Payment and the frequency with which you will receive Regular Income Payments. The initial Regular Income Payment is calculated from the Account Value on a date no more than 14 days prior to the date you select to begin receiving the Regular Income Payments. This calculation date is called the Periodic Income Commencement Date, and is the same date the Access Period begins. Regular Income Payments must begin within one year of the date you elect i4LIFE (Reg. TM) Advantage. Once they begin, Regular Income Payments will continue until the death of the Annuitant or Secondary Life, if applicable. This option is available on non-qualified annuities, IRAs and Roth IRAs (check with your registered representative regarding availability with SEP market). This option is subject to a charge while the i4LIFE (Reg. TM) Advantage is in effect computed daily on the Account Value. See Charges and Other Deductions - i4LIFE (Reg. TM) Advantage Charge.

i4LIFE (Reg. TM) Advantage is available for contracts with a Contract Value of at least $50,000 and may be elected at the time of application or at any time before any other Annuity Payout option under this contract is elected by sending a written request to our Home Office. When you elect i4LIFE (Reg. TM) Advantage, you must choose the Annuitant, Secondary Life, if applicable, and make several choices about your Regular Income Payments. The Annuitant and Secondary Life may not be changed after i4LIFE (Reg. TM) Advantage is elected. For qualified contracts, the Secondary Life must be the spouse. See i4LIFE (Reg. TM) Advantage Death Benefit regarding the impact of a change to the Annuitant prior to the i4LIFE (Reg. TM) Advantage election.

i4LIFE (Reg. TM) Advantage for IRA contracts is only available if the Annuitant and Secondary Life are age 591/2 or older at the time the option is elected. Additional limitations on issue ages and features may be necessary to comply with the IRC provisions for required minimum distributions. Additional Purchase Payments may be made during the Access Period for an IRA annuity contract. Additional Purchase Payments will not be accepted after the Periodic Income Commencement Date for a non-qualified annuity contract.

If i4LIFE (Reg. TM) Advantage is selected, the applicable transfer provisions among Subaccounts and the fixed account will continue to be those specified in your annuity contract for transfers on or before the Annuity Commencement Date. However, once i4LIFE (Reg. TM) Advantage begins, any automatic withdrawal service will terminate. See The Contracts - Transfers on or Before the Annuity Commencement Date.

When you elect i4LIFE (Reg. TM) Advantage, you will receive the i4LIFE (Reg.
TM) Advantage Account Value Death. The amount paid under the new Death Benefit may be less than the amount that would have been paid under the Death Benefit provided before i4LIFE (Reg. TM) Advantage began (if premium taxes have been deducted from the Contract Value). See The Contracts - i4LIFE (Reg. TM) Advantage Death Benefit.

Access Period. At the time you elect i4LIFE (Reg. TM) Advantage, you also select the Access Period, which begins on the Periodic Income Commencement Date. The Access Period is a defined period of time during which we pay variable, periodic Regular Income Payments and provide a Death Benefit, and during which you may surrender the contract and make withdrawals from your Account Value (defined below). At the end of the Access Period, the remaining Account Value is used to make Regular Income Payments for the rest of your life (or the Secondary Life if applicable). This is called the Lifetime Income Period. During the Lifetime Income Period, you will no longer be able to make withdrawals or surrenders or receive a Death Benefit. If your Account Value is reduced to zero because of withdrawals or market loss, your Access Period ends.


We will establish the minimum (currently 5 years) and maximum (currently the length of time between your current age and age 115 for non-qualified contracts or to age 100 for qualified contracts) Access Periods at the time you elect i4LIFE (Reg. TM) Advantage. Generally, shorter Access Periods will produce a higher initial Regular Income Payment than longer Access Periods. At any time during the Access Period, and subject to the rules in effect at that time, you may extend or shorten the Access Period by sending us notice. Additional restrictions may apply if you are under age 591/2 when you request a change to the Access Period. Currently, if you extend the Access Period, it must be extended at least 5 years. If you change the Access Period, subsequent Regular Income Payments will be adjusted accordingly, and the Account Value remaining at the end of the new Access Period will be applied to continue Regular Income Payments for your life. Additional limitations on issue ages and features may be necessary to comply with the IRC provisions for required minimum distributions. We may reduce or terminate the Access Period for IRA i4LIFE (Reg. TM) Advantage contracts in order to keep the Regular Income Payments in compliance with IRC provisions for required minimum distributions.

Account Value. The initial Account Value is the Contract Value on the Valuation Date i4LIFE (Reg. TM) Advantage is effective (or your initial Purchase Payment if i4LIFE (Reg. TM) Advantage is purchased at contract issue), less any applicable premium taxes. During the Access Period, the Account Value on a Valuation Date will equal the total value of all of the Contractowner's Accumulation Units plus the Contractowner's value in the fixed account, and will be reduced by Regular Income Payments made as well as any withdrawals taken. After the Access Period ends, the remaining Account Value will be applied to continue Regular Income Payments for your life and the Account Value will be reduced to zero.

Regular Income Payments during the Access Period. i4LIFE (Reg. TM) Advantage provides for variable, periodic Regular Income Payments for as long as an Annuitant (or Secondary Life, if applicable) is living and access to your Account Value during the Access Period. When you elect i4LIFE (Reg. TM) Advantage, you will have to choose the date you will receive the initial Regular Income Payment. Once they begin, Regular Income Payments will continue until the death of the Annuitant or Secondary Life, if applicable. Regular Income Payments must begin within one year of the date you elect i4LIFE (Reg.
TM) Advantage. You also select when the Access Period ends and when the Lifetime Income Period begins. You must also select the frequency of the payments (monthly, quarterly, semi-annually or annually), how often the payment is recalculated, the length of the Access Period and the assumed investment return. These choices will influence the amount of your Regular Income Payments.

If you do not choose a payment frequency, the default is a monthly frequency. In most states, you may also elect to have Regular Income Payments from non-qualified contracts recalculated only once each year rather than recalculated at the time of each payment. This results in level Regular Income Payments between recalculation dates. Qualified contracts are only recalculated once per year, at the beginning of each calendar year. You also choose the assumed investment return. Return rates of 3%, 4%, 5%, or 6% may be available. The higher the assumed investment return you choose, the higher your initial Regular Income Payment will be and the higher the return must be to increase subsequent Regular Income Payments. You also choose the length of the Access Period. At this time, changes can only be made on Periodic Income Commencement Date anniversaries.

Regular Income Payments are not subject to any applicable surrender charges. See Charges and Other Deductions. For information regarding income tax consequences of Regular Income Payments, see Federal Tax Matters.

The amount of the initial Regular Income Payment is determined on the Periodic Income Commencement Date by dividing the Contract Value (or Purchase Payment if elected at contract issue), less applicable premium taxes by 1000 and multiplying the result by an annuity factor. The annuity factor is based upon:
  o the age and sex of the Annuitant and Secondary Life, if applicable;
  o the length of the Access Period selected;
  o the frequency of the Regular Income Payments;
  o the assumed investment return you selected; and
  o the Individual Annuity Mortality table specified in your contract.

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The annuity factor used to determine the Regular Income Payments reflects the fact that, during the Access Period, you have the ability to withdraw the entire Account Value and that a Death Benefit of the entire Account Value will be paid to your Beneficiary upon your death. These benefits during the Access Period result in a slightly lower Regular Income Payment, during both the Access Period and the Lifetime Income Period, than would be payable if this access was not permitted and no lump-sum Death Benefit of the full Account Value was payable. (The Contractowner must elect an Access Period of no less than the minimum Access Period which is currently set at 5 years.) The annuity factor also reflects the requirement that there be sufficient Account Value at the end of the Access Period to continue your Regular Income Payments for the remainder of your life (and/or the Secondary Life if applicable), during the Lifetime Income Period, with no further access or Death Benefit.

The Account Value will vary with the actual net investment return of the Subaccounts selected and the interest credited on the fixed account, which then determines the subsequent Regular Income Payments during the Access Period. Each subsequent Regular Income Payment (unless the levelized option is selected) is determined by dividing the Account Value on the applicable Valuation Date by 1000 and multiplying this result by an annuity factor revised to reflect the declining length of the Access Period. As a result of this calculation, the actual net returns in the Account Value are measured against the assumed investment return to determine subsequent Regular Income Payments. If the actual net investment return (annualized) for the contract exceeds the assumed investment return, the Regular Income Payment will increase at a rate approximately equal to the amount of such excess. Conversely, if the actual net investment return for the contract is less than the assumed investment return, the Regular Income Payment will decrease. For example, if net investment return is 3% higher (annualized) than the assumed investment return, the Regular Income Payment for the next year will increase by approximately 3%. Conversely, if actual net investment return is 3% lower than the assumed investment return, the Regular Income Payment will decrease by approximately 3%.


Withdrawals made during the Access Period will also reduce the Account Value that is available for Regular Income Payments, and subsequent Regular Income Payments will be recalculated and could be increased or reduced, based on the Account Value following the withdrawal.


For a joint life option, if either the Annuitant or Secondary Life dies during the Access Period, Regular Income Payments will be recalculated using a revised annuity factor based on the single surviving life, if doing so provides a higher Regular Income Payment.

For nonqualified contracts, if the Annuitant and Secondary Life, if applicable, both die during the Access Period, the annuity factor will be revised for a non-life contingent Regular Income Payment and Regular Income Payments will continue until the Account Value is fully paid out and the Access Period ends. For qualified contracts, if the Annuitant and Secondary Life, if applicable, both die during the Access Period, i4LIFE (Reg. TM) Advantage will terminate.

Regular Income Payments during the Lifetime Income Period. The Lifetime Income Period begins at the end of the Access Period if either the Annuitant or Secondary Life is living. Your earlier elections regarding the frequency of Regular Income Payments, assumed investment return and the frequency of the recalculation do not change. The initial Regular Income Payment during the Lifetime Income Period is determined by dividing the Account Value on the last Valuation Date of the Access Period by 1000 and multiplying the result by an annuity factor revised to reflect that the Access Period has ended. The annuity factor is based upon:
  o the age and sex of the Annuitant and Secondary Life (if living);
  o the frequency of the Regular Income Payments;
  o the assumed investment return you selected; and
  o the Individual Annuity Mortality table specified in your contract.

The impact of the length of the Access Period and any withdrawals made during the Access Period will continue to be reflected in the Regular Income Payments during the Lifetime Income Period. To determine subsequent Regular Income Payments, the contract is credited with a fixed number of Annuity Units equal to the initial Regular Income Payment (during the Lifetime Income Period) divided by the Annuity Unit value (by Subaccount). Subsequent Regular Income Payments are determined by multiplying the number of Annuity Units per Subaccount by the Annuity Unit value. Your Regular Income Payments will vary based on the value of your Annuity Units. If your Regular Income Payments are adjusted on an annual basis, the total of the annual payment is transferred to Lincoln Life's general account to be paid out based on the payment mode you selected. Your payment(s) will not be affected by market performance during that year. Your Regular Income Payment(s) for the following year will be recalculated at the beginning of the following year based on the current value of the Annuity Units.

Regular Income Payments will continue for as long as the Annuitant or Secondary Life, if applicable, is living, and will continue to be adjusted for investment performance of the Subaccounts your Annuity Units are invested in (and the fixed account if applicable). Regular Income Payments vary with investment performance.

During the Lifetime Income Period, there is no longer an Account Value; therefore, no withdrawals are available and no Death Benefit is payable. In addition, transfers are not allowed from a fixed annuity payment to a variable annuity payment.


i4LIFE (Reg. TM) Advantage Death Benefit

i4LIFE (Reg. TM) Advantage Account Value Death Benefit. The i4LIFE (Reg. TM) Advantage Account Value Death Benefit is available during the Access Period. This Death Benefit is equal to the Account Value as of the Valuation Date on which we approve the payment of the death claim.


                                                                              39
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General Death Benefit Provisions. Following the Access Period, there is no
Death Benefit. The Death Benefit also terminates when the Account Value equals zero, because the Access Period terminates.

For non-qualified contracts, upon the death of the Contractowner, joint owner or Annuitant, the Contractowner (or Beneficiary) may elect to terminate the contract and receive full payment of the Death Benefit or may elect to continue the contract and receive Regular Income Payments. Upon the death of the Secondary Life, who is not also an owner, only the surrender value is paid.

If you are the owner of an IRA annuity contract, and there is no Secondary Life, and you die during the Access Period, the i4LIFE (Reg. TM) Advantage will terminate. A spouse Beneficiary may start a new i4LIFE (Reg. TM) Advantage program.

If a death occurs during the Access Period, the value of the Death Benefit will be determined as of the Valuation Date we approve the payment of the claim. Approval of payment will occur upon our receipt of all the following:

     1.proof (e.g. an original certified death certificate), or any other proof of death satisfactory to us; and

     2.written authorization for payment; and

     3.all required claim forms, fully completed (including selection of a settlement option).

Notwithstanding any provision of this contract to the contrary, the payment of Death Benefits provided under this contract must be made in compliance with Code Section 72(s) or 401(a)(9) as applicable, as amended from time to time. Death Benefits may be taxable. See Federal Tax Matters.


Upon notification to us of the death, Regular Income Payments may be suspended until the death claim is approved. Upon approval, a lump sum payment for the value of any suspended payments will be made as of the date the death claim is approved, and Regular Income Payments will continue, if applicable.


If a lump sum settlement is elected, the proceeds will be mailed within seven days of approval by us of the claim subject to the laws, regulations and tax code governing payment of Death Benefits. This payment may be postponed as permitted by the Investment Company Act of 1940.


Withdrawals. You may request a withdrawal at any time prior to or during the Access Period. We reduce the Account Value by the amount of the withdrawal, and all subsequent Regular Income Payments will be recalculated. Withdrawals may have tax consequences. See Federal Tax Matters. Withdrawals are subject to any applicable surrender charges except when amounts may be withdrawn free of surrender charges. See Charges and Other Deductions.


Surrender. At any time prior to or during the Access Period, you may surrender the contract by withdrawing the surrender value. If the contract is surrendered, the contract terminates and no further Regular Income Payments will be made. Withdrawals are subject to any applicable surrender charges except when amounts may be withdrawn free of surrender charges. See Charges and Other Deductions.

Termination. For IRA annuity contracts, you may terminate i4LIFE (Reg. TM) Advantage prior to the end of the Access Period by notifying us in writing. The termination will be effective on the next Valuation Date after we receive the notice and your contract will return to the accumulation phase. Your i4LIFE (Reg. TM) Advantage Death Benefit will terminate and you will default to the Account Value Death Benefit. Upon termination, we will stop assessing the charge for i4LIFE (Reg. TM) Advantage and begin assessing the mortality and expense risk charge and administrative charge associated with the new Death Benefit option. Your Contract Value upon termination will be equal to the Account Value on the Valuation Date we terminate i4LIFE (Reg. TM) Advantage.

For non-qualified contracts, you may not terminate i4LIFE (Reg. TM) Advantage once you have elected it.



Annuity Payouts
When you apply for a contract, you may select any Annuity Commencement Date permitted by law, which is usually on or before the Annuitant's 90th birthday. However, you must elect to receive Annuity Payouts by the Annuitant's 99th birthday. Your broker-dealer may recommend that you annuitize at an earlier age.

The contract provides optional forms of payouts of annuities (annuity options), each of which is payable on a variable basis, a fixed basis or a combination of both as you specify. The contract provides that all or part of the Contract Value may be used to purchase an Annuity Payout option.

You may elect Annuity Payouts in monthly, quarterly, semiannual or annual installments. If the payouts from any Subaccount would be or become less than $50, we have the right to reduce their frequency until the payouts are at least $50 each. Following are explanations of the annuity options available.


Annuity Options

The annuity options outlined below do not apply to Contractowners who have elected i4LIFE (Reg. TM) Advantage.

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Life Annuity. This option offers a periodic payout during the lifetime of the
Annuitant and ends with the last payout before the death of the Annuitant. This option offers the highest periodic payout since there is no guarantee of a minimum number of payouts or provision for a Death Benefit for Beneficiaries. However, there is the risk under this option that the recipient would receive no payouts if the Annuitant dies before the date set for the first payout; only one payout if death occurs before the second scheduled payout, and so on.

Life Annuity with Payouts Guaranteed for Designated Period. This option guarantees periodic payouts during a designated period, usually 10 or 20 years, and then continues throughout the lifetime of the Annuitant. The designated period is selected by the Contractowner.

Joint Life Annuity. This option offers a periodic payout during the joint lifetime of the Annuitant and a designated joint Annuitant. The payouts continue during the lifetime of the survivor. However, under a joint life annuity, if both Annuitants die before the date set for the first payout, no payouts will be made. Only one payment would be made if both deaths occur before the second scheduled payout, and so on.

Joint Life Annuity with Guaranteed Period. This option guarantees periodic payouts during a designated period, usually 10 or 20 years, and continues during the joint lifetime of the Annuitant and a designated joint Annuitant. The payouts continue during the lifetime of the survivor. The designated period is selected by the Contractowner.

Joint Life and Two Thirds to Survivor Annuity. This option provides a periodic payout during the joint lifetime of the Annuitant and a designated joint Annuitant. When one of the joint Annuitants dies, the survivor receives two thirds of the periodic payout made when both were alive.

Joint Life and Two-Thirds Survivor Annuity with Guaranteed Period. This option provides a periodic payout during the joint lifetime of the Annuitant and a joint Annuitant. When one of the joint Annuitants dies, the survivor receives two-thirds of the periodic payout made when both were alive. This option further provides that should one or both of the Annuitants die during the elected guaranteed period, usually 10 or 20 years, full benefit payment will continue for the rest of the guaranteed period.

Unit Refund Life Annuity. This option offers a periodic payout during the lifetime of the Annuitant with the guarantee that upon death a payout will be made of the value of the number of Annuity Units (see Variable Annuity Payouts) equal to the excess, if any, of:
 o the total amount applied under this option divided by the Annuity Unit value for the date payouts begin, minus
 o the Annuity Units represented by each payout to the Annuitant multiplied by the number of payouts paid before death.

The value of the number of Annuity Units is computed on the date the death claim is approved for payment by the Home Office.

Life Annuity with Cash Refund. Fixed annuity benefit payments that will be made for the lifetime of the Annuitant with the guarantee that upon death, should
(a) the total dollar amount applied to purchase this option be greater than (b) the fixed annuity benefit payment multiplied by the number of annuity benefit payments paid prior to death, then a refund payment equal to the dollar amount of (a) minus (b) will be made.

Under the annuity options listed above, you may not make withdrawals. Other options, with or without withdrawal features, may be made available by us. You may pre-select an Annuity Payout option as a method of paying the Death Benefit to a Beneficiary. If you do, the Beneficiary cannot change this payout option. You may change or revoke in writing to our Home Office, any such selection, unless such selection was made irrevocable. If you have not already chosen an Annuity Payout option, the Beneficiary may choose any Annuity Payout option. At death, options are only available to the extent they are consistent with the requirements of the contract as well as Sections 72(s) and 401(a)(9) of the tax code, if applicable.


General Information


Any previously selected Death Benefit in effect before the Annuity Commencement Date will no longer be available on and after the Annuity Commencement Date. You may change the Annuity Commencement Date, change the annuity option or change the allocation of the investment among Subaccounts up to 30 days before the scheduled Annuity Commencement Date, upon written notice to the Home Office. You must give us at least 30 days' notice before the date on which you want payouts to begin. We may require proof of age, sex, or survival of any payee upon whose age, sex, or survival payments depend.


Unless you select another option, the contract automatically provides for a life annuity with Annuity Payouts guaranteed for 10 years (on a fixed, variable or combination fixed and variable basis, in proportion to the account allocations at the time of annuitization) except when a joint life payout is required by law. Under any option providing for guaranteed period payouts, the number of payouts which remain unpaid at the date of the Annuitant's death (or surviving Annuitant's death in case of joint life Annuity) will be paid to you or your Beneficiary as payouts become due after we are in receipt of:
 o proof, satisfactory to us, of the death;
 o written authorization for payment; and
 o all claim forms, fully completed.

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Variable Annuity Payouts

Variable Annuity Payouts will be determined using:
 o The Contract Value on the Annuity Commencement Date, less any applicable premium taxes;
 o The annuity tables contained in the contract;
 o The annuity option selected; and
 o The investment performance of the fund(s) selected.

To determine the amount of payouts, we make this calculation:

1.Determine the dollar amount of the first periodic payout; then

2.Credit the contract with a fixed number of Annuity Units equal to the first periodic payout divided by the Annuity Unit value; and

3.Calculate the value of the Annuity Units each period thereafter.


Annuity Payouts assume an investment return of 3%, 4%, 5% or 6% per year, as applied to the applicable mortality table. Some of these assumed interest rates may not be available in your state; therefore, please check with your registered representative. You may choose your assumed interest rate at the time you elect a variable Annuity Payout on the administrative form provided by us. The higher the assumed interest rate you choose, the higher your initial annuity payment will be. The amount of each payout after the initial payout will depend upon how the underlying fund(s) perform, relative to the assumed rate. If the actual net investment rate (annualized) exceeds the assumed rate, the payment will increase at a rate proportional to the amount of such excess. Conversely, if the actual rate is less than the assumed rate, annuity payments will decrease. The higher the assumed interest rate, the less likely future annuity payments are to increase, or the payments will increase more slowly than if a lower assumed rate was used. There is a more complete explanation of this calculation in the SAI.



Fixed Side of the Contract

Purchase Payments and Contract Value allocated to the fixed side of the contract become part of our general account, and do not participate in the investment experience of the VAA. The general account is subject to regulation and supervision by the Indiana Department of Insurance as well as the insurance laws and regulations of the jurisdictions in which the contracts are distributed.

In reliance on certain exemptions, exclusions and rules, we have not registered interests in the general account as a security under the Securities Act of 1933 and have not registered the general account as an investment company under the 1940 Act. Accordingly, neither the general account nor any interests in it are regulated under the 1933 Act or the 1940 Act. We have been advised that the staff of the SEC has not made a review of the disclosures which are included in this prospectus which relate to our general account and to the fixed account under the contract. These disclosures, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses. This prospectus is generally intended to serve as a disclosure document only for aspects of the contract involving the VAA, and therefore contains only selected information regarding the fixed side of the contract. Complete details regarding the fixed side of the contract are in the contract.

We guarantee an annual effective interest rate of not less than 1.50% per year on amounts held in a fixed account.

ANY INTEREST IN EXCESS OF 1.50% (OR THE GUARANTEED MINIMUM INTEREST RATE STATED IN YOUR CONTRACT) WILL BE DECLARED IN ADVANCE AT OUR SOLE DISCRETION. CONTRACTOWNERS BEAR THE RISK THAT NO INTEREST IN EXCESS OF THE MINIMUM INTEREST RATE WILL BE DECLARED.

Your contract may not offer a fixed account or if permitted by your contract, we may discontinue accepting Purchase Payments or transfers into the fixed side of the contract at any time. At this time, the fixed account is available for dollar cost averaging only. Please contact your registered representative for further information.


Small Contract Surrenders

We may surrender your contract, in accordance with the laws of your state if:
 o your Contract Value drops below certain state specified minimum amounts ($1,000 or less) for any reason, including if your Contract Value decreases due to the performance of the Subaccounts you selected;
 o no Purchase Payments have been received for two (2) full, consecutive Contract Years; and
 o the annuity benefit at the Annuity Commencement Date would be less than $20.00 per month (these requirements may differ in some states).

At least 60 days before we surrender your contract, we will send you a letter at your last address we have on file, to inform you that your contract will be surrendered. You will have the opportunity to make additional Purchase Payments to bring your Contract Value above the minimum level to avoid surrender. If we surrender your contract, we will not assess any surrender charge.


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

Delay of Payments

Contract proceeds from the VAA will be paid within seven days, except:
 o when the NYSE is closed (other than weekends and holidays);
 o times when market trading is restricted or the SEC declares an emergency, and we cannot value units or the funds cannot redeem shares; or
 o when the SEC so orders to protect Contractowners.

If, pursuant to SEC rules, an underlying money market fund suspends payment of redemption proceeds in connection with a liquidation of the fund, we will delay payment of any transfer, partial withdrawal, surrender, loan, or Death Benefit from the money market sub-account until the fund is liquidated. Payment of contract proceeds from the fixed account may be delayed for up to six months.

Due to federal laws designed to counter terrorism and prevent money laundering by criminals, we may be required to reject a Purchase Payment and/or deny payment of a request for transfers, withdrawals, surrenders, or Death Benefits, until instructions are received from the appropriate regulator. We also may be required to provide additional information about a Contractowner's account to government regulators.



Reinvestment Privilege


You may elect to make a reinvestment purchase with any part of the proceeds of a surrender/withdrawal, and we will recredit that portion of the surrender/withdrawal charges attributable to the amount returned.

This election must be made by your written authorization to us on an approved Lincoln reinvestment form and received in our Home Office within 30 days of the date of the surrender/withdrawal, and the repurchase must be of a contract covered by this prospectus. In the case of a qualified retirement plan, a representation must be made that the proceeds being used to make the purchase have retained their tax-favored status under an arrangement for which the contracts offered by this prospectus are designed. The number of Accumulation Units which will be credited when the proceeds are reinvested will be based on the value of the Accumulation Unit(s) on the next Valuation Date. This computation will occur following receipt of the proceeds and request for reinvestment at the Home Office. You may utilize the reinvestment privilege only once. For tax reporting purposes, we will treat a surrender/withdrawal and a subsequent reinvestment purchase as separate transactions (and a Form 1099 may be issued, if applicable). Any taxable distribution that is reinvested may still be reported as taxable. You should consult a tax adviser before you request a surrender/withdrawal or subsequent reinvestment purchase.


Amendment of Contract

We reserve the right to amend the contract to meet the requirements of the 1940 Act or other applicable federal or state laws or regulations. You will be notified in writing of any changes, modifications or waivers. Any changes are subject to prior approval of your state's insurance department (if required).



Distribution of the Contracts

Lincoln Financial Distributors, Inc. ("LFD") serves as Principal Underwriter of this contract. LFD is affiliated with Lincoln Life and is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 and is a member of FINRA. The Principal Underwriter has entered into selling agreements with Lincoln Financial Advisors Corporation and/or Lincoln Financial Securities Corporation (collectively "LFN"), also affiliates of ours. The Principal Underwriter has also entered into selling agreements with broker-dealers that are unaffiliated with us ("Selling Firms"). While the Principal Underwriter has the legal authority to make payments to broker-dealers which have entered into selling agreements, we will make such payments on behalf of the Principal Underwriter in compliance with appropriate regulations. We also pay on behalf of LFD certain of its operating expenses related to the distribution of this and other of our contracts. The Principal Underwriter may also offer "non-cash compensation", as defined under FINRA's rules, which includes among other things, merchandise, gifts, marketing support, sponsorships, seminars, entertainment and travel expenses. You may ask your registered representative how he/she will personally be compensated, in whole or in part, for the sale of the contract to you or for any alternative proposal that may have been presented to you. You may wish to take such compensation payments into account when considering and evaluating any recommendation made to you in connection with the purchase of a contract. The following paragraphs describe how payments are made by us and the Principal Underwriter to various parties.

Compensation Paid to LFN. The maximum commission the Principal Underwriter pays to LFN is 6.25% of Purchase Payments. LFN may elect to receive a lower commission when a Purchase Payment is made along with an earlier quarterly payment based on Contract Value for so long as the contract remains in effect. Upon annuitization, the maximum commission the Principal Underwriter pays to LFN is 6.25% of annuitized value and/or ongoing annual compensation of up to 1.00% of annuity value or statutory reserves.


Lincoln Life also pays for the operating and other expenses of LFN, including the following sales expenses: sales representative training allowances; compensation and bonuses for LFN's management team; advertising expenses; and all other expenses of distributing

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the contracts. LFN pays its sales representatives a portion of the commissions received for their sales of contracts. LFN sales representatives and their managers are also eligible for various cash benefits, such as bonuses, insurance benefits and financing arrangements. In addition, LFN sales representatives who meet certain productivity, persistency and length of service standards and/or their managers may be eligible for additional compensation. Sales of the contracts may help LFN sales representatives and/or their managers qualify for such benefits. LFN sales representatives and their managers may receive other payments from us for services that do not directly involve the sale of the contracts, including payments made for the recruitment and training of personnel, production of promotional literature and similar services.


Compensation Paid to Unaffiliated Selling Firms. The Principal Underwriter pays commissions to all Selling Firms. The maximum commission the Principal Underwriter pays to Selling Firms, other than LFN, is 6.25% of Purchase Payments. Some Selling Firms may elect to receive a lower commission when a Purchase Payment is made along with an earlier quarterly payment based on Contract Value for so long as the contract remains in effect. Upon annuitization, the maximum commission the Principal Underwriter pays to Selling Firms is 6.25% of annuitized value and/or ongoing annual compensation of up to 1.15% of annuity value or statutory reserves. LFD also acts as wholesaler of the contracts and performs certain marketing and other functions in support of the distribution and servicing of the contracts.


LFD may pay certain Selling Firms or their affiliates additional amounts for, among other things: (1) "preferred product" treatment of the contracts in their marketing programs, which may include marketing services and increased access to sales representatives; (2) sales promotions relating to the contracts; (3) costs associated with sales conferences and educational seminars for their sales representatives; (4) other sales expenses incurred by them; and (5) inclusion in the financial products the Selling Firm offers.

Lincoln Life may provide loans to broker-dealers or their affiliates to help finance marketing and distribution of the contracts, and those loans may be forgiven if aggregate sales goals are met. In addition, we may provide staffing or other administrative support and services to broker-dealers who distribute the contracts. LFD, as wholesaler, may make bonus payments to certain Selling Firms based on aggregate sales of our variable insurance contracts (including the contracts) or persistency standards.

These additional types of compensation are not offered to all Selling Firms. The terms of any particular agreement governing compensation may vary among Selling Firms and the amounts may be significant. The prospect of receiving, or the receipt of, additional compensation may provide Selling Firms and/or their registered representatives with an incentive to favor sales of the contracts over other variable annuity contracts (or other investments) with respect to which a Selling Firm does not receive additional compensation, or lower levels of additional compensation. You may wish to take such payment arrangements into account when considering and evaluating any recommendation relating to the contracts. Additional information relating to compensation paid in 2013 is contained in the SAI.


Compensation Paid to Other Parties. Depending on the particular selling arrangements, there may be others whom LFD compensates for the distribution activities. For example, LFD may compensate certain "wholesalers", who control access to certain selling offices, for access to those offices or for referrals, and that compensation may be separate from the compensation paid for sales of the contracts. LFD may compensate marketing organizations, associations, brokers or consultants which provide marketing assistance and other services to broker-dealers who distribute the contracts, and which may be affiliated with those broker-dealers. Commissions and other incentives or payments described above are not charged directly to Contractowners or the VAA. All compensation is paid from our resources, which include fees and charges imposed on your contract.



Contractowner Questions

The obligations to purchasers under the contracts are those of Lincoln Life. This prospectus provides a general description of the material features of the contract. Contracts, endorsements and riders may vary as required by state law. Questions about your contract should be directed to us at 1-888-868-2583.



Federal Tax Matters

Introduction
The Federal income tax treatment of the contract is complex and sometimes uncertain. The Federal income tax rules may vary with your particular circumstances. This discussion does not include all the Federal income tax rules that may affect you and your contract. This discussion also does not address other Federal tax consequences (including consequences of sales to foreign individuals or entities), or state or local tax consequences, associated with the contract. As a result, you should always consult a tax adviser about the application of tax rules found in the Internal Revenue Code ("Code"), Treasury Regulations and applicable IRS guidance to your individual situation.

Nonqualified Annuities

This part of the discussion describes some of the Federal income tax rules applicable to nonqualified annuities. A nonqualified annuity is a contract not issued in connection with a qualified retirement plan, such as an IRA or a section 403(b) plan, receiving special tax treatment under the Code. We may not offer nonqualified annuities for all of our annuity products.


Tax Deferral On Earnings

Under the Code, you are generally not subject to tax on any increase in your Contract Value until you receive a contract distribution. However, for this general rule to apply, certain requirements must be satisfied:
 o An individual must own the contract (or the Code must treat the contract as owned by an individual).
 o The investments of the VAA must be "adequately diversified" in accordance with Treasury regulations.
 o Your right to choose particular investments for a contract must be limited.
 o The Annuity Commencement Date must not occur near the end of the Annuitant's life expectancy.


Contracts Not Owned By An Individual

If a contract is owned by an entity (rather than an individual) the Code generally does not treat it as an annuity contract for Federal income tax purposes. This means that the entity owning the contract pays tax currently on the excess of the Contract Value over the Purchase Payments for the contract. Examples of contracts where the owner pays current tax on the contract's earnings, Bonus Credits and Persistency Credits, if applicable, are contracts issued to a corporation or a trust. Some exceptions to the rule are:
 o Contracts in which the named owner is a trust or other entity that holds the contract as an agent for an individual; however, this exception does not apply in the case of any employer that owns a contract to provide deferred compensation for its employees;
 o Immediate annuity contracts, purchased with a single premium, when the annuity starting date is no later than a year from purchase and substantially equal periodic payments are made, not less frequently than annually, during the Annuity Payout period;
 o Contracts acquired by an estate of a decedent;
 o Certain qualified contracts;
 o Contracts purchased by employers upon the termination of certain qualified plans; and
 o Certain contracts used in connection with structured settlement agreements.


Investments In The VAA Must Be Diversified

For a contract to be treated as an annuity for Federal income tax purposes, the investments of the VAA must be "adequately diversified." Treasury regulations define standards for determining whether the investments of the VAA are adequately diversified. If the VAA fails to comply with these diversification standards, you could be required to pay tax currently on the excess of the Contract Value over the contract Purchase Payments. Although we do not control the investments of the underlying investment options, we expect that the underlying investment options will comply with the Treasury regulations so that the VAA will be considered "adequately diversified."


Restrictions


The Code limits your right to choose particular investments for the contract. Because the IRS has issued little guidance specifying those limits, the limits are uncertain and your right to allocate Contract Values among the Subaccounts may exceed those limits. If so, you would be treated as the owner of the assets of the VAA and thus subject to current taxation on the income, Bonus Credits, Persistency Credits and gains, if applicable, from those assets. We do not know what limits may be set by the IRS in any guidance that it may issue and whether any such limits will apply to existing contracts. We reserve the right to modify the contract without your consent in an attempt to prevent you from being considered as the owner of the assets of the VAA for purposes of the Code.



Loss Of Interest Deduction

After June 8, 1997, if a contract is issued to a taxpayer that is not an individual, or if a contract is held for the benefit of an entity, the entity may lose a portion of its deduction for otherwise deductible interest expenses. However, this rule does not apply to a contract owned by an entity engaged in a trade or business that covers the life of one individual who is either (i) a 20% Owner of the entity, or (ii) an officer, director, or employee of the trade or business, at the time first covered by the contract. This rule also does not apply to a contract owned by an entity engaged in a trade or business that covers the joint lives of the 20% Owner or the entity and the Owner's spouse at the time first covered by the contract.


Age At Which Annuity Payouts Begin

The Code does not expressly identify a particular age by which Annuity Payouts must begin. However, those rules do require that an annuity contract provide for amortization, through Annuity Payouts, of the contract's Purchase Payments, Bonus Credits, Persistency Credits and earnings. If Annuity Payouts under the contract begin or are scheduled to begin on a date past the Annuitant's 85th birthday, it is possible that the contract will not be treated as an annuity for purposes of the Code. In that event, you would be currently taxed on the excess of the Contract Value over the Purchase Payments of the contract.

Tax Treatment Of Payments

We make no guarantees regarding the tax treatment of any contract or of any transaction involving a contract. However, the rest of this discussion assumes that your contract will be treated as an annuity under the Code and that any increase in your Contract Value will not be taxed until there is a distribution from your contract.


Taxation Of Withdrawals And Surrenders

You will pay tax on withdrawals to the extent your Contract Value exceeds your Purchase Payments in the contract. This income (and all other income from your contract) is considered ordinary income (and does not receive capital gains treatment and is not qualified dividend income). A higher rate of tax is paid on ordinary income than on capital gains. You will pay tax on a surrender to the extent the amount you receive exceeds your Purchase Payments. In certain circumstances, your Purchase Payments are reduced by amounts received from your contract that were not included in income. Surrender and reinstatement of your contract will generally be taxed as a withdrawal. If your contract has a Living Benefit Rider, and if the guaranteed amount under that rider immediately before a withdrawal exceeds your Contract Value, the Code may require that you include those additional amounts in your income. Please consult your tax adviser.


Taxation Of Annuity Payouts, Including Regular Income Payments

The Code imposes tax on a portion of each Annuity Payout (at ordinary income tax rates) and treats a portion as a nontaxable return of your Purchase Payments in the contract. We will notify you annually of the taxable amount of your Annuity Payout. Once you have recovered the total amount of the Purchase Payment in the contract, you will pay tax on the full amount of your Annuity Payouts. If Annuity Payouts end because of the Annuitant's death and before the total amount in the contract has been distributed, the amount not received will generally be deductible. If withdrawals, other than Regular Income Payments, are taken from i4LIFE (Reg. TM) Advantage during the Access Period, they are taxed subject to an exclusion ratio that is determined based on the amount of the payment.


Taxation Of Death Benefits

We may distribute amounts from your contract because of the death of a Contractowner or an Annuitant. The tax treatment of these amounts depends on whether the Contractowner or the Annuitant dies before or after the Annuity Commencement Date.

Death prior to the Annuity Commencement Date:
 o If the Beneficiary receives Death Benefits under an Annuity Payout option, they are taxed in the same manner as Annuity Payouts.
 o If the Beneficiary does not receive Death Benefits under an Annuity Payout option, they are taxed in the same manner as a withdrawal.

Death after the Annuity Commencement Date:
 o If Death Benefits are received in accordance with the existing Annuity Payout option following the death of a Contractowner who is not the Annuitant, they are excludible from income in the same manner as the Annuity Payout prior to the death of the Contractowner.
 o If Death Benefits are received in accordance with the existing Annuity Payout option following the death of the Annuitant (whether or not the Annuitant is also the Contractowner), the Death Benefits are excludible from income if they do not exceed the Purchase Payments not yet distributed from the contract. All Annuity Payouts in excess of the Purchase Payments not previously received are includible in income.
 o If Death Benefits are received in a lump sum, the Code imposes tax on the amount of Death Benefits which exceeds the amount of Purchase Payments not previously received.


Penalty Taxes Payable On Withdrawals, Surrenders, Or Annuity Payouts

The Code may impose a 10% penalty tax on any distribution from your contract which you must include in your gross income. The 10% penalty tax does not apply if one of several exceptions exists. These exceptions include withdrawals, surrenders, or Annuity Payouts that:
 o you receive on or after you reach 591/2,
 o you receive because you became disabled (as defined in the Code),
 o you receive from an immediate annuity,
 o a Beneficiary receives on or after your death, or
 o you receive as a series of substantially equal periodic payments based on your life or life expectancy (non-natural owners holding as agent for an individual do not qualify).


Unearned Income Medicare Contribution

Congress enacted the "Unearned Income Medicare Contribution" as a part of the Health Care and Education Reconciliation Act of 2010. This new tax, which affects individuals whose modified adjusted gross income exceeds certain thresholds, is a 3.8% tax on the lesser of (i) the individual's "unearned income", or (ii) the dollar amount by which the individual's modified adjusted gross income exceeds the applicable threshold. Unearned income includes the taxable portion of distributions that you take from your annuity contract. The tax is effective for tax years after December 31, 2012. If you take a distribution from your contract that may be subject to the tax, we will include a Distribution Code "D" in Box 7 of the Form 1099-R issued to report the distribution. Please consult your tax advisor to determine whether your annuity distributions are subject to this tax.


Special Rules If You Own More Than One Annuity Contract

In certain circumstances, you must combine some or all of the nonqualified annuity contracts you own in order to determine the amount of an Annuity Payout, a surrender, or a withdrawal that you must include in income. For example, if you purchase two or more deferred annuity contracts from the same life insurance company (or its affiliates) during any calendar year, the Code treats all such contracts as one contract. Treating two or more contracts as one contract could affect the amount of a surrender, a withdrawal or an Annuity Payout that you must include in income and the amount that might be subject to the penalty tax described previously.


Loans and Assignments

Except for certain qualified contracts, the Code treats any amount received as a loan under your contract, and any assignment or pledge (or agreement to assign or pledge) of any portion of your Contract Value, as a withdrawal of such amount or portion.


Gifting A Contract

If you transfer ownership of your contract to a person other than to your spouse (or to your former spouse incident to divorce), and receive a payment less than your Contract's Value, you will pay tax on your Contract Value to the extent it exceeds your Purchase Payments not previously received. The new owner's Purchase Payments in the contract would then be increased to reflect the amount included in income.


Charges for Additional Benefits

Your contract automatically includes a basic Death Benefit and may include other optional riders. Certain enhancements to the basic Death Benefit may also be available to you. The cost of the basic Death Benefit and any additional benefit are deducted from your contract. It is possible that the tax law may treat all or a portion of the Death Benefit and other optional rider charges, if any, as a contract withdrawal.


Special Considerations for Same-Sex Spouses

The U.S. Supreme Court recently held same-sex spouses who have been married under state law will now be treated as spouses for purposes of federal law. You are strongly encouraged to consult a tax advisor before electing spousal rights under the contract.


Qualified Retirement Plans

We also designed the contracts for use in connection with certain types of retirement plans that receive favorable treatment under the Code. Contracts issued to or in connection with a qualified retirement plan are called "qualified contracts." We issue contracts for use with various types of qualified retirement plans. The Federal income tax rules applicable to those plans are complex and varied. As a result, this prospectus does not attempt to provide more than general information about the use of the contract with the various types of qualified retirement plans. Persons planning to use the contract in connection with a qualified retirement plan should obtain advice from a competent tax adviser.


Types of Qualified Contracts and Terms of Contracts

Qualified retirement plans may include the following:
 o Individual Retirement Accounts and Annuities ("Traditional IRAs")
 o Roth IRAs
 o Traditional IRA that is part of a Simplified Employee Pension Plan ("SEP")
 o SIMPLE 401(k) plans (Savings Incentive Matched Plan for Employees)
 o 401(a) / (k) plans (qualified corporate employee pension and profit-sharing plans)
 o 403(a) plans (qualified annuity plans)
 o 403(b) plans (public school system and tax-exempt organization annuity plans)
 o H.R. 10 or Keogh Plans (self-employed individual plans)
 o 457(b) plans (deferred compensation plans for state and local governments and tax-exempt organizations)


Our individual variable annuity products are not available for use with any of the foregoing qualified retirement plan accounts, with the exception of Traditional IRA, SEP IRA, and Roth IRA arrangements. We will amend contracts to be used with a qualified retirement plan as generally necessary to conform to the Code's requirements for the type of plan. However, the rights of a person to any qualified retirement plan benefits may be subject to the plan's terms and conditions, regardless of the contract's terms and conditions. In addition, we are not bound by the terms and conditions of qualified retirement plans to the extent such terms and conditions contradict the contract, unless we consent.

Tax Treatment of Qualified Contracts

The Federal income tax rules applicable to qualified retirement plans and qualified contracts vary with the type of plan and contract. For example:
 o Federal tax rules limit the amount of Purchase Payments that can be made, and the tax deduction or exclusion that may be allowed for the Purchase Payments. These limits vary depending on the type of qualified retirement plan and the participant's specific circumstances (e.g., the participant's compensation).
 o Minimum annual distributions are required under some qualified retirement plans once you reach age 701/2 or retire, if later as described below.
 o Loans are allowed under certain types of qualified retirement plans, but Federal income tax rules prohibit loans under other types of qualified retirement plans. For example, Federal income tax rules permit loans under some section 403(b) plans, but prohibit loans under Traditional and Roth IRAs. If allowed, loans are subject to a variety of limitations, including restrictions as to the loan amount, the loan's duration, the rate of interest, and the manner of repayment. Your contract or plan may not permit loans.

Please note that qualified retirement plans such as 403(b) plans, 401(k) plans and IRAs generally defer taxation of contributions and earnings until distribution. As such, an annuity does not provide any additional tax deferral benefit beyond the qualified retirement plan itself.


Tax Treatment of Payments

The Federal income tax rules generally include distributions from a qualified contract in the participant's income as ordinary income. These taxable distributions will include Purchase Payments that were deductible or excludible from income. Thus, under many qualified contracts, the total amount received is included in income since a deduction or exclusion from income was taken for Purchase Payments. There are exceptions. For example, you do not include amounts received from a Roth IRA in income if certain conditions are satisfied.



Required Minimum Distributions

Under most qualified plans, you must begin receiving payments from the contract in certain minimum amounts by April 1 of the year following the year you attain age 70 1/2 or retire, if later. You are required to take distributions from your traditional IRAs by April 1 of the year following the year you reach age 70 1/2. If you own a Roth IRA, you are not required to receive minimum distributions from your Roth IRA during your life.

Failure to comply with the minimum distribution rules applicable to certain qualified plans, such as Traditional IRAs, will result in the imposition of an excise tax. This excise tax equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the qualified plan.


Treasury regulations applicable to required minimum distributions include a rule that may impact the distribution method you have chosen and the amount of your distributions. Under these regulations, the presence of an enhanced Death Benefit, or other benefit which could provide additional value to your contract, may require you to take additional distributions. An enhanced Death Benefit is any Death Benefit that has the potential to pay more than the Contract Value or a return of Purchase Payments. Annuity contracts inside Custodial or Trusteed IRAs will also be subject to these regulations. Please contact your tax adviser regarding any tax ramifications.



Federal Penalty Tax on Early Distributions from Qualified Retirement Plans

The Code may impose a 10% penalty tax on an early distribution from a qualified contract that must be included in income. The Code does not impose the penalty tax if one of several exceptions applies. The exceptions vary depending on the type of qualified contract you purchase. For example, in the case of an IRA, the 10% penalty tax will not apply to any of the following withdrawals, surrenders, or Annuity Payouts:
 o Distribution received on or after the Annuitant reaches 591/2
 o Distribution received on or after the Annuitant's death or because of the Annuitant's disability (as defined in the Code)
 o Distribution received as a series of substantially equal periodic payments based on the Annuitant's life (or life expectancy), or
 o Distribution received as reimbursement for certain amounts paid for medical care.

These exceptions, as well as certain others not described here, generally apply to taxable distributions from other qualified retirement plans. However, the specific requirements of the exception may vary.


Unearned Income Medicare Contribution

Congress enacted the "Unearned Income Medicare Contribution" as a part of the Health Care and Education Reconciliation Act of 2010. This new tax, which affects individuals whose modified adjusted gross income exceeds certain thresholds, is a 3.8% tax on the lesser of (i) the individual's "unearned income", or (ii) the dollar amount by which the individual's modified adjusted gross income exceeds the applicable threshold. Distributions that you take from your contract are not included in the calculation of unearned income because your contract is qualified plan contract. However, the amount of any such distribution is included in determining whether you exceed the modified adjusted gross income threshold. The tax is effective for tax years after December 31, 2012. Please consult your tax advisor to determine whether your annuity distributions are subject to this tax.


Transfers and Direct Rollovers

As a result of Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA), you may be able to move funds between different types of qualified plans, such as 403(b) and 457(b) governmental plans, by means of a rollover or transfer. You may be able to rollover or transfer amounts between qualified plans and traditional IRAs. These rules do not apply to Roth IRAs and 457(b) non-governmental tax-exempt plans. The Pension Protection Act of 2006 (PPA) permits direct conversions from certain qualified, 403(b) or 457(b) plans to Roth IRAs (effective for distributions after 2007). There are special rules that apply to rollovers, direct rollovers and transfers (including rollovers or transfers of after-tax amounts). If the applicable rules are not followed, you may incur adverse Federal income tax consequences, including paying taxes which you might not otherwise have had to pay. Before we send a rollover distribution, we will provide a notice explaining tax withholding requirements (see Federal Income Tax Withholding). We are not required to send you such notice for your IRA. You should always consult your tax adviser before you move or attempt to move any funds.


The IRS issued Announcement 2014-15 following the Tax Court's decision in Bobrow v. Commissioner, T.C. Memo. 2014-21. In the Announcement, the IRS stated its intent to apply the one-rollover-per-year limitation of 408(d)(3)(B) on an aggregate basis to all IRAs that an individual owns. This means that an individual cannot make a tax-free IRA-to-IRA rollover if he or she has made such a rollover involving any of the individual's IRAs in the current tax year. If an intended rollover does not qualify for tax-free rollover treatment, contributions to your IRA may constitute excess contributions that may exceed contribution limits. This one-rollover-per-year limitation does not apply to direct trustee-to-trustee transfers.



Death Benefit and IRAs

Pursuant to IRS regulations, IRAs may not invest in life insurance contracts. We do not believe that these regulations prohibit the Death Benefit from being provided under the contract when we issue the contract as a Traditional or Roth IRA. However, the law is unclear and it is possible that the presence of the Death Benefit under a contract issued as a Traditional or Roth IRA could result in increased taxes to you. Certain Death Benefit options may not be available for all of our products.


Federal Income Tax Withholding

We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a contract unless you notify us prior to the distribution that tax is not to be withheld. In certain circumstances, Federal income tax rules may require us to withhold tax. At the time a withdrawal, surrender, or Annuity Payout is requested, we will give you an explanation of the withholding requirements.

Certain payments from your contract may be considered eligible rollover distributions (even if such payments are not being rolled over). Such distributions may be subject to special tax withholding requirements. The Federal income tax withholding rules require that we withhold 20% of the eligible rollover distribution from the payment amount, unless you elect to have the amount directly transferred to certain qualified plans or contracts. The IRS requires that tax be withheld, even if you have requested otherwise. Such tax withholding requirements are generally applicable to 401(a), 403(a) or
(b), HR 10, and 457(b) governmental plans and contracts used in connection with these types of plans.


Our Tax Status

Under the Code, we are not required to pay tax on investment income and realized capital gains of the VAA. We do not expect that we will incur any Federal income tax liability on the income and gains earned by the VAA. However, the Company does expect, to the extent permitted under the Code, to claim the benefit of the foreign tax credit as the owner of the assets of the VAA. Therefore, we do not impose a charge for Federal income taxes. If there are any changes in the Code that require us to pay tax on some or all of the income and gains earned by the VAA, we may impose a charge against the VAA to pay the taxes.


Changes in the Law

The above discussion is based on the Code, IRS regulations, and interpretations existing on the date of this prospectus. However, Congress, the IRS, and the courts may modify these authorities, sometimes retroactively.



Additional Information

Voting Rights
As required by law, we will vote the fund shares held in the VAA at meetings of the shareholders of the funds. The voting will be done according to the instructions of Contractowners who have interests in any Subaccounts which invest in classes of the funds. If the 1940 Act or any regulation under it should be amended or if present interpretations should change, and if as a result we determine that we are permitted to vote the fund shares in our own right, we may elect to do so.

The number of votes which you have the right to cast will be determined by applying your percentage interest in a Subaccount to the total number of votes attributable to the Subaccount. In determining the number of votes, fractional shares will be recognized.

Each underlying fund is subject to the laws of the state in which it is organized concerning, among other things, the matters which are subject to a shareholder vote, the number of shares which must be present in person or by proxy at a meeting of shareholders (a "quorum"), and the percentage of such shares present in person or by proxy which must vote in favor of matters presented. Because shares of the underlying fund held in the VAA are owned by us, and because under the 1940 Act we will vote all such shares in the same proportion as the voting instruction which we receive, it is important that each Contractowner provide their voting instructions to us. Even though Contractowners may choose not to provide voting instruction, the shares of a fund to which such Contractowners would have been entitled to provide voting instruction will, subject to fair representation requirements, be voted by us in the same proportion as the voting instruction which we actually receive. As a result, the instruction of a small number of Contractowners could determine the outcome of matters subject to shareholder vote. All shares voted by us will be counted when the underlying fund determines whether any requirement for a minimum number of shares be present at such a meeting to satisfy a quorum requirement has been met. Voting instructions to abstain on any item to be voted on will be applied on a pro-rata basis to reduce the number of votes eligible to be cast.

Whenever a shareholders meeting is called, we will provide or make available to each person having a voting interest in a Subaccount proxy voting material, reports and other materials relating to the funds. Since the funds engage in shared funding, other persons or entities besides Lincoln Life may vote fund shares. See Investments of the Variable Annuity Account - Fund Shares.


Return Privilege

Within the free-look period after you receive the contract, you may cancel it for any reason by delivering or mailing it postage prepaid, to The Lincoln National Life Insurance Company at PO Box 2348, Fort Wayne, IN 46801-2348. A contract canceled under this provision will be void. Except as explained in the following paragraph, we will return the Contract Value as of the Valuation Date on which we receive the cancellation request, plus any premium taxes which had been deducted. No applicable surrender charges will apply. A purchaser who participates in the VAA is subject to the risk of a market loss on the Contract Value during the free-look period.

For contracts written in those states whose laws require that we assume this market risk during the free-look period, a contract may be canceled, subject to the conditions explained before, except that we will return the greater of the Purchase Payment(s) or Contract Value as of the Valuation Date we receive the cancellation request, plus any premium taxes that had been deducted. IRA purchasers will also receive the greater of Purchase Payments or Contract Value as of the Valuation Date on which we receive the cancellation request.


State Regulation

As a life insurance company organized and operated under Indiana law, we are subject to provisions governing life insurers and to regulation by the Indiana Commissioner of Insurance. Our books and accounts are subject to review and examination by the Indiana Department of Insurance at all times. A full examination of our operations is conducted by that Department at least every five years.


Records and Reports

As presently required by the 1940 Act and applicable regulations, we are responsible for maintaining all records and accounts relating to the VAA. We have entered into an agreement with The Bank of New York Mellon, One Mellon Bank Center, 500 Grant Street, Pittsburgh, Pennsylvania, 15258, to provide accounting services to the VAA. We will mail to you, at your last known address of record at the Home Office, at least semi-annually after the first Contract Year, reports containing information required by that Act or any other applicable law or regulation.


A written confirmation of each transaction will be mailed to you on the next Valuation Date, except for the following transactions, which are mailed quarterly:
 o deduction of any account fee or rider charges;
 o crediting of Large Account Credits, if applicable;
 o any rebalancing event under the portfolio rebalancing service; and
 o any transfer or withdrawal under any applicable additional service: dollar cost averaging, AWS, or the cross-reinvestment service.



Other Information

You may elect to receive your prospectus, prospectus supplements, quarterly statements, and annual and semiannual reports electronically over the Internet, if you have an e-mail account and access to an Internet browser. Once you select eDelivery, via the Internet Service Center, all documents available in electronic format will no longer be sent to you in hard copy. You will receive an e-mail notification when the documents become available online. It is your responsibility to provide us with your current e-mail address. You can resume paper mailings at any time without cost, by updating your profile at the Internet Service Center, or contacting us. To learn more about this service, please log on to www.LincolnFinancial.com, select service centers and continue on through the Internet Service Center.

Legal Proceedings
In the ordinary course of its business and otherwise, the Company and its subsidiaries or its separate accounts and Principal Underwriter may become or are involved in various pending or threatened legal proceedings, including purported class actions, arising from the conduct of its business. In some instances, the proceedings include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for alleged contractual liability or requests for equitable relief.


After consultation with legal counsel and a review of available facts, it is management's opinion that the proceedings, after consideration of any reserves and rights to indemnification, ultimately will be resolved without materially affecting the consolidated financial position of the Company and its subsidiaries, or the financial position of its separate accounts or Principal Underwriter. However, given the large and indeterminate amounts sought in certain of these proceedings and the inherent difficulty in predicting the outcome of such legal proceedings, it is possible that an adverse outcome in certain matters could be material to the Company's operating results for any particular reporting period. Please refer to the Statement of Additional Information for possible additional information regarding legal proceedings.

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52

Contents of the Statement of Additional Information (SAI) for Lincoln Life Variable Annuity Account N



Item
Special Terms
Services
Principal Underwriter
Purchase of Securities Being Offered
Annuity Payouts
Examples of Regular Income Payment Calculations
Determination of Accumulation and Annuity Unit Value
Capital Markets
Advertising & Ratings
About the S&P Index
Unclaimed Property
Additional Services
Other Information
Financial Statements


For a free copy of the SAI complete the form below:







                Statement of Additional Information Request Card
                          Lincoln Investor AdvantageSM
                    Lincoln Life Variable Annuity Account N










   .

Please send me a free copy of the current Statement of Additional Information for Lincoln Life Variable Annuity Account N Lincoln Investor AdvantageSM.


                                 (Please Print)


Name: -------------------------------------------------------------------------






Address: ----------------------------------------------------------------------














City --------------------------------------------------- State ---------
Zip ---------


Mail to The Lincoln National Life Insurance Company, PO Box 2348, Fort Wayne, IN 46801-2348.

Lincoln Investor AdvantageSM
Lincoln Life Variable Annuity Account N (Registrant)

The Lincoln National Life Insurance Company (Depositor)



Statement of Additional Information (SAI)

This SAI should be read in conjunction with the Lincoln Investor AdvantageSM prospectus of Lincoln Life Variable Annuity Account N dated May ____, 2014. You may obtain a copy of the Lincoln Investor AdvantageSM prospectus on request and without charge. Please write Lincoln Life Customer Service, The Lincoln National Life Insurance Company, PO Box 2348, Fort Wayne, IN 46802, or call 1-888-868-2583.




Table of Contents






Item                                             Page
Special Terms                                   B-2
Services                                        B-2
Principal Underwriter                           B-2
Purchase of Securities Being Offered            B-2
Annuity Payouts                                 B-2
Examples of Regular Income Payment
Calculations                                    B-3
Determination of Accumulation and Annuity Unit
Value                                           B-4


Item                                            Page
Capital Markets                                 B-4
Advertising & Ratings                           B-4
About the S&P 500 Index                         B-4
Unclaimed Property                              B-5
Additional Services                             B-5
Other Information                               B-6
Financial Statements                            B-6


This SAI is not a prospectus.

The date of this SAI is May ____, 2014.

Special Terms

The special terms used in this SAI are the ones defined in the prospectus.


Services

Independent Registered Public Accounting Firm

Ernst & Young LLP, independent registered public accounting firm, One Commerce Square, 2005 Market Street, Suite 700, Philadelphia, Pennsylvania, 19103, has audited a) our financial statements of the Lincoln Life Variable Annuity Account N as of December 31, 2013 and for the year then ended and the statement of changes in net assets for each of the years in the two year period ended December 31, 2013; and b) our consolidated financial statements of The Lincoln National Life Insurance Company as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, which are included in this SAI and Registration Statement. The aforementioned financial statements are included herein in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.



Keeper of Records

All accounts, books, records and other documents which are required to be maintained for the VAA are maintained by us or by third parties responsible to Lincoln Life. We have entered into an agreement with The Bank of New York Mellon, One Mellon Bank Center, 500 Grant Street, Pittsburgh, Pennsylvania, 15258, to provide accounting services to the VAA. No separate charge against the assets of the VAA is made by us for this service.



Principal Underwriter

Lincoln Financial Distributors, Inc. ("LFD"), an affiliate of Lincoln Life, serves as principal underwriter (the "Principal Underwriter") for the contracts, as described in the prospectus. The Principal Underwriter offers the contracts to the public on a continuous basis and anticipates continuing to offer the contracts, but reserves the right to discontinue the offering. The Principal Underwriter offers the contracts through sales representatives, who are associated with Lincoln Financial Advisors Corporation and/or Lincoln Financial Securities Corporation (collectively, "LFN"), our affiliates. The Principal Underwriter also may enter into selling agreements with other broker-dealers ("Selling Firms") for the sale of the contracts. Sales representatives of Selling Firms are appointed as our insurance agents. LFD, acting as Principal Underwriter, paid $358,027,469, $437,205,763 and $619,961,766 to LFN and Selling Firms in 2011, 2012 and 2013 respectively, as sales compensation with respect to all the contracts offered under the VAA. The Principal Underwriter retained no underwriting commissions for the sale of the contracts.




Purchase of Securities Being Offered
The variable annuity contracts are offered to the public through licensed insurance agents who specialize in selling our products; through independent insurance brokers; and through certain securities brokers/dealers selected by us whose personnel are legally authorized to sell annuity products. There are no special purchase plans for any class of prospective buyers. However, under certain limited circumstances described in the prospectus under the section Charges and Other Deductions, any applicable account fee and/or surrender charge may be reduced or waived.

Both before and after the Annuity Commencement Date, there are exchange privileges between Subaccounts, and from the VAA to the general account (if available) subject to restrictions set out in the prospectus. See The Contracts, in the prospectus. No exchanges are permitted between the VAA and other separate accounts.

The offering of the contracts is continuous.



Annuity Payouts

Variable Annuity Payouts
Variable Annuity Payouts will be determined on the basis of:
 o the dollar value of the contract on the Annuity Commencement Date less any applicable premium tax (and less any surrender charges on purchase payments in the contract for less than 12 months if bonus credits applied to the purchase payments);
 o the annuity tables contained in the contract;
 o the type of annuity option selected; and
 o the investment results of the fund(s) selected.

In order to determine the amount of variable Annuity Payouts, we make the following calculation:
 o first, we determine the dollar amount of the first payout;
 o second, we credit the contract with a fixed number of Annuity Units based on the amount of the first payout; and
 o third, we calculate the value of the Annuity Units each period thereafter.

These steps are explained below.

The dollar amount of the first periodic variable Annuity Payout is determined by applying the total value of the Accumulation Units credited under the contract valued as of the Annuity Commencement Date (less any premium taxes) to the annuity tables contained in the contract. The first variable Annuity Payout will be paid 14 days after the Annuity Commencement Date. This day of the month will become the day on which all future Annuity Payouts will be paid. Amounts shown in the tables are based on the 1983 Table "a" Individual Annuity Mortality Tables, modified, with an assumed investment return at the rate of 3%, 4%, 5% or 6% per annum, depending on the terms of your contract. The first Annuity Payout is determined by multiplying the benefit per $1,000 of value shown in the contract tables by the number of thousands of dollars of value accumulated under the contract. These annuity tables vary according to the form of annuity selected and the age of the Annuitant at the Annuity Commencement Date. The assumed interest rate is the measuring point for subsequent Annuity Payouts. If the actual net investment rate (annualized) exceeds the assumed interest rate, the payout will increase at a rate equal to the amount of such excess.

Conversely, if the actual rate is less than the assumed interest rate, Annuity Payouts will decrease. If the assumed rate of interest were to be increased, Annuity Payouts would start at a higher level but would decrease more rapidly or increase more slowly.

We may use sex-distinct annuity tables in contracts that are not associated with employer sponsored plans and where not prohibited by law.

At an Annuity Commencement Date, the contract is credited with Annuity Units for each Subaccount on which variable Annuity Payouts are based. The number of Annuity Units to be credited is determined by dividing the amount of the first periodic payout by the value of an Annuity Unit in each Subaccount selected. Although the number of Annuity Units is fixed by this process, the value of such units will vary with the value of the underlying fund. The amount of the second and subsequent periodic payouts is determined by multiplying the Contractowner's fixed number of Annuity Units in each Subaccount by the appropriate Annuity Unit value for the Valuation Date ending 14 days prior to the date that payout is due.

The value of each Subaccount's Annuity Unit will be set initially at $1.00. The Annuity Unit value for each Subaccount at the end of any Valuation Date is determined by multiplying the Subaccount Annuity Unit value for the immediately preceding Valuation Date by the product of:
 o The net investment factor of the Subaccount for the Valuation Period for which the Annuity Unit value is being determined, and
 o A factor to neutralize the assumed investment return in the annuity table.

The value of the Annuity Units is determined as of a Valuation Date 14 days prior to the payment date in order to permit calculation of amounts of Annuity Payouts and mailing of checks in advance of their due dates. Such checks will normally be issued and mailed at least three days before the due date.



Examples of Regular Income Payment Calculations
These examples will illustrate the impact of the length of the access period and the impact of a withdrawal on the Regular Income Payments. These examples assume that the investment return is the same as the assumed investment return
(AIR) to make the Regular Income Payment calculations simpler to understand. The Regular Income Payments will vary based on the investment performance of the underlying funds.


         Annuitant............................ Male, Age 65
         Secondary Life....................... Female, Age 63
         Purchase Payment..................... $200,000.00
         Regular Income Payment Frequency..... Annual
         AIR.................................. 4.0%
         Hypothetical Investment Return....... 4.0%

                                               20-year Access Period    30-Year Access Period
         Regular Income Payment............... $ 10,600.94              $10,004.94

A 10% withdrawal from the Account Value will reduce the Regular Income Payments by 10% to $9,540.85 with the 20-year access period and $9,004.45 with the 30-year access period.

At the end of the 20-year access period, the remaining Account Value of $109,921.94 (assuming no withdrawals) will be used to continue the $10,600.94 Regular Income Payment during the lifetime income period for the lives of the Annuitant and Secondary Life. At the end of the 30-year access period, the remaining Account Value of $65,108.01 (assuming no withdrawals) will be used to continue the $10,004.94 Regular Income Payment during the lifetime income period for the lives of the Annuitant and Secondary Life. (Note: the Regular Income Payments during the lifetime income period will vary with the investment performance of the underlying funds).



Determination of Accumulation and Annuity Unit Value
A description of the days on which Accumulation and Annuity Units will be valued is given in the prospectus. The New York Stock Exchange's (NYSE) most recent announcement (which is subject to change) states that it will be closed on weekends and on these holidays: New Year's Day, Martin Luther King Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. If any of these holidays occurs on a weekend day, the Exchange may also be closed on the business day occurring just before or just after the holiday. It may also be closed on other days.

Since the portfolios of some of the fund and series will consist of securities primarily listed on foreign exchanges or otherwise traded outside the United States, those securities may be traded (and the net asset value of those fund and series and of the variable account could therefore be significantly affected) on days when the investor has no access to those funds and series.


Capital Markets

In any particular year, our capital may increase or decrease depending on a variety of factors - the amount of our statutory income or losses (which is sensitive to equity market and credit market conditions), the amount of additional capital we must hold to support business growth, changes in reserving requirements, our inability to secure capital market solutions to provide reserve relief, such as issuing letters of credit to support captive reinsurance structures, changes in equity market levels, the value of certain fixed-income and equity securities in our investment portfolio and changes in interest rates.


Advertising & Ratings

We may include in certain advertisements, endorsements in the form of a list of organizations, individuals or other parties which recommend Lincoln Life or the policies. Furthermore, we may occasionally include in advertisements comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.


Our financial strength is ranked and rated by nationally recognized independent rating agencies. The ratings do not imply approval of the product and do not refer to the performance of the product, or any separate account, including the underlying investment options. Ratings are not recommendations to buy our products. Each of the rating agencies reviews its ratings periodically. Accordingly, all ratings are subject to revision or withdrawal at any time by the rating agencies, and therefore, no assurance can be given that these ratings will be maintained. The current outlook for the insurance subsidiaries is stable for Moody's, A.M. Best, Fitch, and Standard & Poor's. Our financial strength ratings, which are intended to measure our ability to meet contract holder obligations, are an important factor affecting public confidence in most of our products and, as a result, our competitiveness. A downgrade of our financial strength rating could affect our competitive position in the insurance industry by making it more difficult for us to market our products as potential customers may select companies with higher financial strength ratings and by leading to increased withdrawals by current customers seeking companies with higher financial strength ratings. For more information on ratings, including outlooks, see www.LincolnFinancial.com/investor.



About the S&P 500 Index

Investors look to indexes as a standard of market performance. Indexes are groups of stocks or bonds selected to represent an entire market. The S&P 500 Index is a widely used measure of large US company stock performance. It consists of the common stocks of 500 major corporations selected according to size, frequency and ease by which their stocks trade, and range and diversity of the American economy.

In some cases, fund names and/or their objectives may include references to certain indices, such as the S&P 500 Index. Neither the contract nor the funds are sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the contract or any member of the public regarding the advisability of investing in securities generally or in the contract particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Licensee or the contract. S&P has no obligation to take the needs of the Licensee or the owners of the contract into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the contract or the timing of the issuance or sale of the contract or in the determination or calculation of the equation by which the contract is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the contract.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE FUND OR ITS SHAREHOLDERS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.




Unclaimed Property
During 2013, a Global Resolution Agreement entered into by us and a third party auditor became effective upon its acceptance by the unclaimed property departments of 41 states and jurisdictions. Under the terms of the Global Resolution Agreement, the third party auditor acting on behalf of the signatory states will compare expanded matching criteria to the Social Security Master Death File ("SSMDF") to identify deceased insureds and contractholders where a valid claim has not been made. Also in December 2013, a Regulatory Settlement Agreement entered into by us to resolve a multi-state market conduct examination regarding its adherence to state claim settlement practices became effective upon its acceptance by the insurance departments of 20 states and jurisdictions. The final agreement covers 52 states and jurisdictions. The Regulatory Settlement Agreement applies prospectively and requires us to adopt and implement additional procedures comparing its records to the SSMDF to identify unclaimed death benefits and prescribes procedures for identifying and locating beneficiaries once deaths are identified. Other jurisdictions that are not signatories to the Regulatory Settlement Agreement are conducting examinations and audits of our compliance with unclaimed property laws and considering proposals that would apply prospectively and require life insurance companies to take additional steps to identify unreported deceased policy and contract holders. These prospective changes and any escheatable property identified as a result of the audits and inquiries could result in: (1) additional payments of previously unclaimed death benefits; (2) the payment of abandoned funds to U.S. jurisdictions; and (3) changes in our practices and procedures for the identification of escheatable funds and beneficiaries, which would impact claim payments and reserves, among other consequences.




Additional Services
Dollar Cost Averaging (DCA) - You may systematically transfer, on a monthly basis or in accordance with other terms we make available, amounts from certain Subaccounts, or the fixed side (if available) of the contract into the Subaccounts or in accordance with other terms we make available. You may elect to participate in the DCA program at the time of application or at anytime before the Annuity Commencement Date by completing an election form available from us. The minimum amount to be dollar cost averaged is $1,500 over any period between six and 60 months. Once elected, the program will remain in effect until the earlier of:
 o the Annuity Commencement Date;
 o the value of the amount being DCA'd is depleted; or
 o you cancel the program by written request or by telephone if we have your telephone authorization on file.

We reserve the right to restrict access to this program at any time.

A transfer made as part of this program is not considered a transfer for purposes of limiting the number of transfers that may be made, or assessing any charges or Interest Adjustment which may apply to transfers. Upon receipt of an additional Purchase Payment allocated to the DCA fixed account, the existing program duration will be extended to reflect the end date of the new DCA program. However, the existing interest crediting rate will not be extended. The existing interest crediting rate will expire at its originally scheduled expiration date and the value remaining in the DCA account from the original amount as well as any additional Purchase Payments will be credited with interest at the standard DCA rate at the time. We reserve the right to discontinue this program at any time. DCA does not assure a profit or protect against loss.

Automatic Withdrawal Service (AWS) - AWS provides an automatic, periodic withdrawal of Contract Value to you. AWS may take place on either a monthly, quarterly, semi-annual or annual basis, as selected by the Contractowner. You may elect to participate in AWS at the time of application or at any time before the Annuity Commencement Date by sending a written request to us. The minimum Contract Value required to establish AWS is $10,000. You may cancel or make changes to your AWS program at any time by sending a written request to us. If telephone authorization has been elected, certain changes may be made by telephone. Notwithstanding the requirements of the program, any withdrawal must be permitted under Section 401(a)(9) of the IRC for qualified plans or permitted under Section 72 of the IRC for non-qualified contracts. To the extent that withdrawals under AWS do not qualify for an exemption from the contingent deferred sales charge, we will assess any applicable surrender charges on those withdrawals. See Surrender Charge.

Portfolio Rebalancing - Portfolio rebalancing is an option, which, if elected by the Contractowner, restores to a pre-determined level the percentage of the Contract Value, allocated to each variable Subaccount. This pre-determined level will be the allocation initially selected when the contract was purchased, unless subsequently changed. The portfolio rebalancing allocation may be changed at any time by submitting a written request to us. If portfolio rebalancing is elected, all Purchase Payments allocated to the variable Subaccounts must be subject to portfolio rebalancing. Portfolio rebalancing may take place on either a monthly, quarterly, semi-annual or annual basis, as selected by the Contractowner. The Contractowner may terminate the portfolio rebalancing program or re-enroll at any time by sending a written request to us. If telephone authorization has been elected, the Contractowner may make these elections by phone. The portfolio rebalancing program is not available following the Annuity Commencement Date.



Other Information
Due to differences in redemption rates, tax treatment or other considerations, the interests of Contractowners under the variable life accounts could conflict with those of Contractowners under the VAA. In those cases, where assets from variable life and variable annuity separate accounts are invested in the same fund(s) (i.e., where mixed funding occurs), the Boards of Directors of the fund involved will monitor for any material conflicts and determine what action, if any, should be taken. If it becomes necessary for any separate account to replace shares of any fund with another investment, that fund may have to liquidate securities on a disadvantageous basis. Refer to the prospectus for each fund for more information about mixed funding.



Financial Statements

The December 31, 2013 financial statements of the VAA and the December 31, 2013 consolidated financial statements of Lincoln Life appear on the following pages.

              THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                 THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                      CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 2013 AND 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholder of
The Lincoln National Life Insurance Company

We have audited the accompanying consolidated balance sheets of The Lincoln National Life Insurance Company as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income (loss), stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Lincoln National Life Insurance Company at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.



                                                      /s/ ERNST & YOUNG LLP
                                                      Philadelphia,
                                                      Pennsylvania
                                                      April 1, 2014

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
CONSOLIDATED BALANCE SHEETS
(IN MILLIONS, EXCEPT SHARE DATA)


                                                                                                              AS OF DECEMBER 31,
                                                                                                           ------------------------
                                                                                                              2013          2012
                                                                                                           -----------  -----------
ASSETS
Investments:
   Available-for-sale securities, at fair value:
     Fixed maturity securities (amortized cost: 2013 -- $75,585; 2012 -- $71,221)                          $    79,178  $    80,254
     Variable interest entities' fixed maturity securities (amortized cost: 2013 -- $682;
        2012 -- $677)                                                                                              697          708
     Equity securities (cost: 2013 -- $182; 2012 -- $137)                                                          201          157
   Trading securities                                                                                            2,190        2,437
   Mortgage loans on real estate                                                                                 7,029        6,792
   Real estate                                                                                                      26           39
   Policy loans                                                                                                  2,651        2,740
   Derivative investments                                                                                          617        2,263
   Other investments                                                                                             1,208        1,089
                                                                                                           -----------  -----------
        Total investments                                                                                       93,797       96,479
Cash and invested cash                                                                                             630        3,278
Deferred acquisition costs and value of business acquired                                                        8,859        6,732
Premiums and fees receivable                                                                                       424          382
Accrued investment income                                                                                        1,002          986
Reinsurance recoverables                                                                                         7,075        8,284
Reinsurance related embedded derivatives                                                                           159           --
Funds withheld reinsurance assets                                                                                  781          842
Goodwill                                                                                                         2,273        2,273
Other assets                                                                                                     5,373        3,751
Separate account assets                                                                                        117,135       95,373
                                                                                                           -----------  -----------
        Total assets                                                                                       $   237,508  $   218,380
                                                                                                           ===========  ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
Future contract benefits                                                                                   $    17,627  $    18,415
Other contract holder funds                                                                                     73,530       71,615
Short-term debt                                                                                                     51           32
Long-term debt                                                                                                   2,600        1,925
Reinsurance related embedded derivatives                                                                            --          184
Funds withheld reinsurance liabilities                                                                           3,111        5,192
Deferred gain on business sold through reinsurance                                                                 297          124
Payables for collateral on investments                                                                           2,865        4,121
Variable interest entities' liabilities                                                                             27          128
Other liabilities                                                                                                5,421        4,702
Separate account liabilities                                                                                   117,135       95,373
                                                                                                           -----------  -----------
        Total liabilities                                                                                      222,664      201,811
                                                                                                           -----------  -----------
CONTINGENCIES AND COMMITMENTS (SEE NOTE 13)
STOCKHOLDER'S EQUITY
Common stock -- 10,000,000 shares authorized, issued and outstanding                                            10,636       10,620
Retained earnings                                                                                                2,778        2,089
Accumulated other comprehensive income (loss)                                                                    1,430        3,860
                                                                                                           -----------  -----------
        Total stockholder's equity                                                                              14,844       16,569
                                                                                                           -----------  -----------
           Total liabilities and stockholder's equity                                                      $   237,508  $   218,380
                                                                                                           ===========  ===========


         See accompanying Notes to Consolidated Financial Statements

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(IN MILLIONS)


                                                                                                      FOR THE YEARS ENDED
                                                                                                         DECEMBER 31,
                                                                                                 ------------------------------
                                                                                                   2013       2012      2011
                                                                                                 ---------  ---------  --------
REVENUES
Insurance premiums                                                                               $  2,339   $  2,290   $ 2,017

Fee income                                                                                          3,882      3,540     3,228

Investment advisory fees                                                                              126         86        --

Net investment income                                                                               4,561      4,551     4,490

Realized gain (loss):

   Total other-than-temporary impairment losses on securities                                         (75)      (242)     (160)

   Portion of loss recognized in other comprehensive income                                            10        103        42

                                                                                                 ---------  ---------  --------
     Net other-than-temporary impairment losses on securities recognized in earnings                  (65)      (139)     (118)

     Realized gain (loss), excluding other-than-temporary impairment losses on securities             122         16      (132)

                                                                                                 ---------  ---------  --------
        Total realized gain (loss)                                                                     57       (123)     (250)

                                                                                                 ---------  ---------  --------
Amortization of deferred gain on business sold through reinsurance                                     69         77       110

Other revenues                                                                                        426        396       376

                                                                                                 ---------  ---------  --------
     Total revenues                                                                                11,460     10,817     9,971

                                                                                                 ---------  ---------  --------

EXPENSES
Interest credited                                                                                   2,468      2,424     2,444

Benefits                                                                                            3,613      2,939     2,204

Commissions and other expenses                                                                      3,526      3,838     3,938

Interest and debt expense                                                                              93        110       108

Impairment of intangibles                                                                              --         --       744

                                                                                                 ---------  ---------  --------
     Total expenses                                                                                 9,700      9,311     9,438

                                                                                                 ---------  ---------  --------
     Income (loss) before taxes                                                                     1,760      1,506       533

     Federal income tax expense (benefit)                                                             431        344       270

                                                                                                 ---------  ---------  --------
        Net income (loss)                                                                           1,329      1,162       263

        Other comprehensive income (loss), net of tax:

          Unrealized gain (loss) on available-for-sale securities                                  (2,355)     1,071     1,686

          Unrealized other-than-temporary impairment on available-for-sale securities                  27         (2)       23

          Unrealized gain (loss) on derivative instruments                                            (96)       (31)      146

          Funded status of employee benefit plans                                                      (6)         2        --

                                                                                                 ---------  ---------  --------
            Total other comprehensive income (loss), net of tax                                    (2,430)     1,040     1,855

                                                                                                 ---------  ---------  --------
               Comprehensive income (loss)                                                       $ (1,101)  $  2,202   $ 2,118

                                                                                                 =========  =========  ========


         See accompanying Notes to Consolidated Financial Statements

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
(IN MILLIONS)


                                                                                                      FOR THE YEARS ENDED
                                                                                                         DECEMBER 31,
                                                                                               ---------------------------------
                                                                                                 2013        2012        2011
                                                                                               ---------  ----------  ----------
COMMON STOCK
Balance as of beginning-of-year                                                                $ 10,620   $  10,605   $  10,585

Stock compensation/issued for benefit plans                                                          16          15          10

Capital contribution from Lincoln National Corporation                                               --          --          10

                                                                                               ---------  ----------  ----------
            Balance as of end-of-year                                                            10,636      10,620      10,605

                                                                                               ---------  ----------  ----------

RETAINED EARNINGS
Balance as of beginning-of-year                                                                   2,089       1,532       2,069

Net income (loss)                                                                                 1,329       1,162         263

Dividends declared                                                                                 (640)       (605)       (800)

                                                                                               ---------  ----------  ----------
            Balance as of end-of-year                                                             2,778       2,089       1,532

                                                                                               ---------  ----------  ----------

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Balance as of beginning-of-year                                                                   3,860       2,820         965

Other comprehensive income (loss), net of tax                                                    (2,430)      1,040       1,855

                                                                                               ---------  ----------  ----------
            Balance as of end-of-year                                                             1,430       3,860       2,820

                                                                                               ---------  ----------  ----------
                Total stockholder's equity as of end-of-year                                   $ 14,844   $  16,569   $  14,957

                                                                                               =========  ==========  ==========


         See accompanying Notes to Consolidated Financial Statements

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN MILLIONS)


                                                                                                     FOR THE YEARS ENDED
                                                                                                        DECEMBER 31,
                                                                                             -----------------------------------
                                                                                               2013         2012         2011
                                                                                             ----------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                                            $   1,329   $    1,162   $     263

Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities:
   Deferred acquisition costs, value of business acquired, deferred sales inducements
     and deferred front-end loads deferrals and interest, net of amortization                     (539)        (283)       (151)

   Trading securities purchases, sales and maturities, net                                         131          202          86

   Change in premiums and fees receivable                                                          (42)          27         (75)

   Change in accrued investment income                                                             (16)         (37)        (45)

   Change in future contract benefits and other contract holder funds                             (232)      (1,277)      1,241

   Change in reinsurance related assets and liabilities                                             68        1,438         405

   Change in federal income tax accruals                                                           437          208         111

   Realized (gain) loss                                                                            (57)         123         250

   (Income) loss attributable to equity method investments                                         (86)        (125)        (90)

   Amortization of deferred gain on business sold through reinsurance                              (69)         (77)       (110)

   Impairment of intangibles                                                                        --           --         744

   Change in cash management agreement investment                                                  (29)        (359)         60

   Other                                                                                             1           53         (72)

                                                                                             ----------  -----------  ----------
     Net cash provided by (used in) operating activities                                           896        1,055       2,617

                                                                                             ----------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities                                                     (11,002)     (11,021)    (10,359)

Sales of available-for-sale securities                                                             954        1,098       1,331

Maturities of available-for-sale securities                                                      5,952        5,757       5,055

Purchases of other investments                                                                  (2,481)      (2,112)     (4,434)

Sales or maturities of other investments                                                         2,494        2,009       2,784

Increase (decrease) in payables for collateral on investments                                   (1,256)         374       2,035

Proceeds (outflows) from reinsurance ceded, recaptured and novated                                 (22)          35         204

Other                                                                                              (95)        (130)       (114)

                                                                                             ----------  -----------  ----------
     Net cash provided by (used in) investing activities                                        (5,456)      (3,990)     (3,498)

                                                                                             ----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt                                                                         311           --          --

Increase (decrease) in short-term debt                                                              23           18          --

Deposits of fixed account values, including the fixed portion of variable                       10,466       10,667      10,925

Withdrawals of fixed account values, including the fixed portion of variable                    (5,230)      (5,618)     (4,976)

Transfers to and from separate accounts, net                                                    (3,001)      (2,091)     (2,324)

Common stock issued for benefit plans and excess tax benefits                                      (17)          (2)         (4)

Dividends paid to stockholder                                                                     (640)        (605)       (800)

                                                                                             ----------  -----------  ----------
     Net cash provided by (used in) financing activities                                         1,912        2,369       2,821

                                                                                             ----------  -----------  ----------
Net increase (decrease) in cash and invested cash                                               (2,648)        (566)      1,940

Cash and invested cash, as of beginning-of-year                                                  3,278        3,844       1,904

                                                                                             ----------  -----------  ----------
     Cash and invested cash, as of end-of-year                                               $     630   $    3,278   $   3,844

                                                                                             ==========  ===========  ==========


         See accompanying Notes to Consolidated Financial Statements

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


NATURE OF OPERATIONS

The Lincoln National Life Insurance Company ("LNL" or the "Company," which also may be referred to as "we," "our" or "us"), a wholly-owned subsidiary of Lincoln National Corporation ("LNC" or the "Parent Company"), is domiciled in the state of Indiana. We own 100% of the outstanding common stock of one insurance company subsidiary, Lincoln Life & Annuity Company of New York ("LLANY"). We also own several non-insurance companies, including Lincoln Financial Distributors ("LFD") and Lincoln Financial Advisors ("LFA"), LNC's wholesaling and retailing business units, respectively. LNL's principal businesses consist of underwriting annuities, deposit-type contracts and life insurance through multiple distribution channels. LNL is licensed and sells its products throughout the U.S. and several U.S. territories. See Note 22 for additional information.

BASIS OF PRESENTATION

The accompanying consolidated financial statements are prepared in accordance with United States of America generally accepted accounting principles ("GAAP"). Certain GAAP policies, which significantly affect the determination of financial condition, results of operations and cash flows, are summarized below.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of LNL and all other entities in which we have a controlling financial interest and any variable interest entities ("VIEs") in which we are the primary beneficiary. Entities in which we do not have a controlling financial interest and do not exercise significant management influence over the operating and financing decisions are reported using the equity method. All material inter-company accounts and transactions have been eliminated in consolidation.

Our involvement with VIEs is primarily to invest in assets that allow us to gain exposure to a broadly diversified portfolio of asset classes. A VIE is an entity that does not have sufficient equity to finance its own activities without additional financial support or where investors lack certain characteristics of a controlling financial interest. We assess our contractual, ownership or other interests in a VIE to determine if our interest participates in the variability the VIE was designed to absorb and pass onto variable interest holders. We perform an ongoing qualitative assessment of our variable interests in VIEs to determine whether we have a controlling financial interest and would therefore be considered the primary beneficiary of the VIE. If we determine we are the primary beneficiary of a VIE, we consolidate the assets and liabilities of the VIE in our consolidated financial statements.

ACCOUNTING ESTIMATES AND ASSUMPTIONS
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Those estimates are inherently subject to change and actual results could differ from those estimates. Included among the material (or potentially material) reported amounts and disclosures that require extensive use of estimates are: fair value of certain invested assets and derivatives, asset valuation allowances, deferred acquisition costs ("DAC"), value of business acquired ("VOBA"), deferred sales inducements ("DSI"), goodwill, future contract benefits, other contract holder funds including deferred front-end loads ("DFEL"), pension plans, stock-based incentive compensation, income taxes and the potential effects of resolving litigated matters.

BUSINESS COMBINATIONS
We use the acquisition method of accounting for all business combination transactions, and accordingly, recognize the fair values of assets acquired, liabilities assumed and any noncontrolling interests in our consolidated financial statements. The allocation of fair values may be subject to adjustment after the initial allocation for up to a one-year period as more information becomes available relative to the fair values as of the acquisition date. The consolidated financial statements include the results of operations of any acquired company since the acquisition date.

FAIR VALUE MEASUREMENT
Our measurement of fair value is based on assumptions used by market participants in pricing the asset or liability, which may include inherent risk, restrictions on the sale or use of an asset or non-performance risk, which would include our own credit risk. Our estimate of an exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability ("exit price") in the principal market, or the most advantageous market in the absence of a principal market, for that asset or liability, as opposed to the price that would be paid to acquire the asset or receive a liability ("entry price"). Pursuant to the Fair Value Measurements and Disclosures Topic of the Financial Accounting Standards Board ("FASB") ACCOUNTING STANDARDS CODIFICATION(TM) ("ASC"), we categorize our financial instruments carried at fair value into a three-level fair value hierarchy, based on the priority of inputs to the respective valuation technique. The three-level hierarchy for fair value measurement is defined as follows:

  - Level 1 - inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date, except for large holdings subject to "blockage discounts" that are excluded;
  - Level 2 - inputs to the valuation methodology are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value can be determined through the use of models or other valuation methodologies; and
  - Level 3 - inputs to the valuation methodology are unobservable inputs in situations where there is little or no market activity for the asset or liability, and we make estimates and assumptions related to the pricing of the asset or liability, including assumptions regarding risk.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

When a determination is made to classify an asset or liability within Level 3 of the fair value hierarchy, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. Because certain securities trade in less liquid or illiquid markets with limited or no pricing information, the determination of fair value for these securities is inherently more difficult. However, Level 3 fair value investments may include, in addition to the unobservable or Level 3 inputs, observable components, which are components that are actively quoted or can be validated to market-based sources.

AVAILABLE-FOR-SALE SECURITIES -- FAIR VALUATION METHODOLOGIES AND ASSOCIATED INPUTS
Securities classified as available-for-sale ("AFS") consist of fixed maturity and equity securities and are stated at fair value with unrealized gains and losses included within accumulated other comprehensive income (loss) ("AOCI"), net of associated DAC, VOBA, DSI, future contract benefits, other contract holder funds and deferred income taxes.

We measure the fair value of our securities classified as AFS based on assumptions used by market participants in pricing the security. The most appropriate valuation methodology is selected based on the specific characteristics of the fixed maturity or equity security, and we consistently apply the valuation methodology to measure the security's fair value. Our fair value measurement is based on a market approach that utilizes prices and other relevant information generated by market transactions involving identical or comparable securities. Sources of inputs to the market approach primarily include third-party pricing services, independent broker quotations or pricing matrices. We do not adjust prices received from third parties; however, we do analyze the third-party pricing services' valuation methodologies and related inputs and perform additional evaluation to determine the appropriate level within the fair value hierarchy.

The observable and unobservable inputs to our valuation methodologies are based on a set of standard inputs that we generally use to evaluate all of our AFS securities. Observable inputs include benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data. In addition, market indicators, industry and economic events are monitored, and further market data is acquired if certain triggers are met. For certain security types, additional inputs may be used, or some of the inputs described above may not be applicable. For private placement securities, we use pricing matrices that utilize observable pricing inputs of similar public securities and Treasury yields as inputs to the fair value measurement. Depending on the type of security or the daily market activity, standard inputs may be prioritized differently or may not be available for all AFS securities on any given day. For broker-quoted only securities, non-binding quotes from market makers or broker-dealers are obtained from sources recognized as market participants. For securities trading in less liquid or illiquid markets with limited or no pricing information, we use unobservable inputs to measure fair value.

The following summarizes our fair valuation methodologies and associated inputs, which are particular to the specified security type and are in addition to the defined standard inputs to our valuation methodologies for all of our AFS securities discussed above:

  - Corporate bonds and U.S. government bonds - We also use Trade Reporting and Compliance Engine(TM) reported tables for our corporate bonds and vendor trading platform data for our U.S. government bonds.
  - Mortgage- and asset-backed securities - We also utilize additional inputs, which include new issues data, monthly payment information and monthly collateral performance, including prepayments, severity, delinquencies, step-down features and over collateralization features for each of our mortgage-backed securities ("MBS"), which include collateralized mortgage obligations and mortgage pass through securities backed by residential mortgages ("RMBS"), commercial mortgage-backed securities ("CMBS"), collateralized loan obligations ("CLOs") and collateralized debt obligations ("CDOs").
  - State and municipal bonds - We also use additional inputs that include information from the Municipal Securities Rule Making Board, as well as material event notices, new issue data, issuer financial statements and Municipal Market Data benchmark yields for our state and municipal bonds.
  - Hybrid and redeemable preferred and equity securities - We also utilize additional inputs of exchange prices (underlying and common stock of the same issuer) for our hybrid and redeemable preferred and equity securities.

In order to validate the pricing information and broker-dealer quotes, we employ, where possible, procedures that include comparisons with similar observable positions, comparisons with subsequent sales and observations of general market movements for those security classes. We have policies and procedures in place to review the process that is utilized by our third-party pricing service and the output that is provided to us by the pricing service. On a periodic basis, we test the pricing for a sample of securities to evaluate the inputs and assumptions used by the pricing service, and we perform a comparison of the pricing service output to an alternative pricing source. We also evaluate prices provided by our primary pricing service to ensure that they are not stale or unreasonable by reviewing the prices for unusual changes from period to period based on certain parameters or for lack of change from one period to the next.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


AFS SECURITIES -- EVALUATION FOR RECOVERY OF AMORTIZED COST
We regularly review our AFS securities for declines in fair value that we determine to be other-than-temporary. For an equity security, if we do not have the ability and intent to hold the security for a sufficient period of time to allow for a recovery in value, we conclude that an other-than-temporary impairment ("OTTI") has occurred and the amortized cost of the equity security is written down to the current fair value, with a corresponding charge to realized gain (loss) on our Consolidated Statements of Comprehensive Income
(Loss). When assessing our ability and intent to hold the equity security to recovery, we consider, among other things, the severity and duration of the decline in fair value of the equity security as well as the cause of the decline, a fundamental analysis of the liquidity, and business prospects and overall financial condition of the issuer.

For our fixed maturity AFS securities (also referred to as "debt securities"), we generally consider the following to determine whether our unrealized losses are other-than-temporarily impaired:

  - The estimated range and average period until recovery;
  - The estimated range and average holding period to maturity;
  - Remaining payment terms of the security;
  - Current delinquencies and nonperforming assets of underlying collateral;
  - Expected future default rates;
  - Collateral value by vintage, geographic region, industry concentration or property type;
  - Subordination levels or other credit enhancements as of the balance sheet date as compared to origination; and
  - Contractual and regulatory cash obligations.

For a debt security, if we intend to sell a security, or it is more likely than not we will be required to sell a debt security before recovery of its amortized cost basis and the fair value of the debt security is below amortized cost, we conclude that an OTTI has occurred and the amortized cost is written down to current fair value, with a corresponding charge to realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss). If we do not intend to sell a debt security, or it is not more likely than not we will be required to sell a debt security before recovery of its amortized cost basis but the present value of the cash flows expected to be collected is less than the amortized cost of the debt security (referred to as the credit loss), we conclude that an OTTI has occurred and the amortized cost is written down to the estimated recovery value with a corresponding charge to realized gain
(loss) on our Consolidated Statements of Comprehensive Income (Loss), as this amount is deemed the credit portion of the OTTI. The remainder of the decline to fair value is recorded in other comprehensive income ("OCI") to unrealized OTTI on AFS securities on our Consolidated Statements of Stockholder's Equity, as this amount is considered a noncredit (i.e., recoverable) impairment.


When assessing our intent to sell a debt security, or if it is more likely than not we will be required to sell a debt security before recovery of its cost basis, we evaluate facts and circumstances such as, but not limited to, decisions to reposition our security portfolio, sales of securities to meet cash flow needs and sales of securities to capitalize on favorable pricing. In order to determine the amount of the credit loss for a debt security, we calculate the recovery value by performing a discounted cash flow analysis based on the current cash flows and future cash flows we expect to recover. The discount rate is the effective interest rate implicit in the underlying debt security. The effective interest rate is the original yield, or the coupon if the debt security was previously impaired. See the discussion below for additional information on the methodology and significant inputs, by security type, which we use to determine the amount of a credit loss.

Our conclusion that it is not more likely than not that we will be required to sell the fixed maturity AFS securities before recovery of their amortized cost basis, the estimated future cash flows are equal to or greater than the amortized cost basis of the debt securities, or we have the ability to hold the equity AFS securities for a period of time sufficient for recovery is based upon our asset-liability management process. Management considers the following as part of the evaluation:

  - The current economic environment and market conditions;
  - Our business strategy and current business plans;
  - The nature and type of security, including expected maturities and exposure to general credit, liquidity, market and interest rate risk;
  - Our analysis of data from financial models and other internal and industry sources to evaluate the current effectiveness of our hedging and overall risk management strategies;
  - The current and expected timing of contractual maturities of our assets and liabilities, expectations of prepayments on investments and expectations for surrenders and withdrawals of life insurance policies and annuity contracts;
  - The capital risk limits approved by management; and
  - Our current financial condition and liquidity demands.

To determine the recovery period of a debt security, we consider the facts and circumstances surrounding the underlying issuer including, but not limited to, the following:

  - Historical and implied volatility of the security;
  - Length of time and extent to which the fair value has been less than amortized cost;
  - Adverse conditions specifically related to the security or to specific conditions in an industry or geographic area;
  - Failure, if any, of the issuer of the security to make scheduled payments;
    and
  - Recoveries or additional declines in fair value subsequent to the balance sheet date.

In periods subsequent to the recognition of an OTTI, the AFS security is accounted for as if it had been purchased on the measurement date of the OTTI. Therefore, for the fixed

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


maturity AFS security, the original discount or reduced premium is reflected in net investment income over the contractual term of the investment in a manner that produces a constant effective yield.

To determine recovery value of a corporate bond, CLO or CDO, we perform additional analysis related to the underlying issuer including, but not limited to, the following:

  - Fundamentals of the issuer to determine what we would recover if they were to file bankruptcy versus the price at which the market is trading;
  - Fundamentals of the industry in which the issuer operates;
  - Earnings multiples for the given industry or sector of an industry that the underlying issuer operates within, divided by the outstanding debt to determine an expected recovery value of the security in the case of a liquidation;
  - Expected cash flows of the issuer (e.g., whether the issuer has cash flows in excess of what is required to fund its operations);
  - Expectations regarding defaults and recovery rates;
  - Changes to the rating of the security by a rating agency; and
  - Additional market information (e.g., if there has been a replacement of the corporate debt security).

Each quarter we review the cash flows for the MBS to determine whether or not they are sufficient to provide for the recovery of our amortized cost. We revise our cash flow projections only for those securities that are at most risk for impairment based on current credit enhancement and trends in the underlying collateral performance. To determine recovery value of a MBS, we perform additional analysis related to the underlying issuer including, but not limited to, the following:

  - Discounted cash flow analysis based on the current cash flows and future cash flows we expect to recover;
  - Level of creditworthiness of the home equity loans or residential mortgages that back an RMBS or commercial mortgages that back a CMBS;
  - Susceptibility to fair value fluctuations for changes in the interest rate environment;
  - Susceptibility to reinvestment risks, in cases where market yields are lower than the securities' book yield earned;
  - Susceptibility to reinvestment risks, in cases where market yields are higher than the book yields earned on a security;
  - Expectations of sale of such a security where market yields are higher than the book yields earned on a security; and
  - Susceptibility to variability of prepayments.

When evaluating MBS and mortgage-related asset-backed securities ("ABS"), we consider a number of pool-specific factors as well as market level factors when determining whether or not the impairment on the security is temporary or other-than-temporary. The most important factor is the performance of the underlying collateral in the security and the trends of that performance in the prior periods. We use this information about the collateral to forecast the timing and rate of mortgage loan defaults, including making projections for loans that are already delinquent and for those loans that are currently performing but may become delinquent in the future. Other factors used in this analysis include type of underlying collateral (e.g., prime, Alt-A or subprime), geographic distribution of underlying loans and timing of liquidations by state. Once default rates and timing assumptions are determined, we then make assumptions regarding the severity of a default if it were to occur. Factors that impact the severity assumption include expectations for future home price appreciation or depreciation, loan size, first lien versus second lien, existence of loan level private mortgage insurance, type of occupancy and geographic distribution of loans. Once default and severity assumptions are determined for the security in question, cash flows for the underlying collateral are projected including expected defaults and prepayments. These cash flows on the collateral are then translated to cash flows on our tranche based on the cash flow waterfall of the entire capital security structure. If this analysis indicates the entire principal on a particular security will not be returned, the security is reviewed for OTTI by comparing the expected cash flows to amortized cost. To the extent that the security has already been impaired or was purchased at a discount, such that the amortized cost of the security is less than or equal to the present value of cash flows expected to be collected, no impairment is required.

Otherwise, if the amortized cost of the security is greater than the present value of the cash flows expected to be collected, and the security was not purchased at a discount greater than the expected principal loss, then impairment is recognized.

We further monitor the cash flows of all of our AFS securities backed by pools on an ongoing basis. We also perform detailed analysis on all of our subprime, Alt-A, non-agency residential MBS and on a significant percentage of our AFS securities backed by pools of commercial mortgages. The detailed analysis includes revising projected cash flows by updating the cash flows for actual cash received and applying assumptions with respect to expected defaults, foreclosures and recoveries in the future. These revised projected cash flows are then compared to the amount of credit enhancement (subordination) in the structure to determine whether the amortized cost of the security is recoverable. If it is not recoverable, we record an impairment of the security.

TRADING SECURITIES
Trading securities consist of fixed maturity and equity securities in designated portfolios, some of which support modified coinsurance ("Modco") and coinsurance with funds withheld ("CFW") reinsurance arrangements. Investment results for the portfolios that support Modco and CFW reinsurance arrangements, including gains and losses from sales, are passed directly to the reinsurers pursuant to contractual terms of the reinsurance arrangements. Trading securities are carried at fair value and changes in fair value and changes in the fair value of embedded derivative liabilities associated with the underlying reinsurance arrangements, are recorded in realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss) as they occur.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


ALTERNATIVE INVESTMENTS
Alternative investments, which consist primarily of investments in limited partnerships ("LPs"), are included in other investments on our Consolidated Balance Sheets. We account for our investments in LPs using the equity method to determine the carrying value. Recognition of alternative investment income is delayed due to the availability of the related financial statements, which are generally obtained from the partnerships' general partners. As a result, our venture capital, real estate and oil and gas portfolios are generally on a three-month delay and our hedge funds are on a one-month delay. In addition, the impact of audit adjustments related to completion of calendar-year financial statement audits of the investees are typically received during the second quarter of each calendar year. Accordingly, our investment income from alternative investments for any calendar-year period may not include the complete impact of the change in the underlying net assets for the partnership for that calendar-year period.

PAYABLES FOR COLLATERAL ON INVESTMENTS
When we enter into collateralized financing transactions on our investments, a liability is recorded equal to the cash collateral received. This liability is included within payables for collateral on investments on our Consolidated Balance Sheets. Income and expenses associated with these transactions are recorded as investment income and investment expenses within net investment income on our Consolidated Statements of Comprehensive Income (Loss). Changes in payables for collateral on investments are reflected within cash flows from investing activities on our Consolidated Statements of Cash Flows.

MORTGAGE LOANS ON REAL ESTATE
Mortgage loans on real estate are carried at unpaid principal balances adjusted for amortization of premiums and accretion of discounts and are net of valuation allowances. Interest income is accrued on the principal balance of the loan based on the loan's contractual interest rate. Premiums and discounts are amortized using the effective yield method over the life of the loan. Interest income and amortization of premiums and discounts are reported in net investment income on our Consolidated Statements of Comprehensive Income (Loss) along with mortgage loan fees, which are recorded as they are incurred.

Our commercial loan portfolio is comprised of long-term loans secured by existing commercial real estate. As such, it does not exhibit risk characteristics unique to mezzanine, construction, residential, agricultural, land or other types of real estate loans. We believe all of the loans in our portfolio share three primary risks: borrower creditworthiness; sustainability of the cash flow of the property; and market risk; therefore, our methods for monitoring and assessing credit risk are consistent for our entire portfolio. Loans are considered impaired when it is probable that, based upon current information and events, we will be unable to collect all amounts due under the contractual terms of the loan agreement. When we determine that a loan is impaired, a valuation allowance is established for the excess carrying value of the loan over its estimated value. The loan's estimated value is based on: the present value of expected future cash flows discounted at the loan's effective interest rate; the loan's observable market price; or the fair value of the loan's collateral. Valuation allowances are maintained at a level we believe is adequate to absorb estimated probable credit losses of each specific loan. Our periodic evaluation of the adequacy of the allowance for losses is based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. Trends in market vacancy and rental rates are incorporated into the analysis that we perform for monitored loans and may contribute to the establishment of (or an increase or decrease in) an allowance for credit losses. In addition, we review each loan individually in our commercial mortgage loan portfolio on an annual basis to identify emerging risks. We focus on properties that experienced a reduction in debt-service coverage or that have significant exposure to tenants with deteriorating credit profiles. Where warranted, we establish or increase loss reserves for a specific loan based upon this analysis. Our process for determining past due or delinquency status begins when a payment date is missed, at which time the borrower is contacted. After the grace period expiration that may last up to 10 days, we send a default notice. The default notice generally provides a short time period to cure the default. Our policy is to report loans that are 60 or more days past due, which equates to two or more payments missed, as delinquent. We do not accrue interest on loans 90 days past due, and any interest received on these loans is either applied to the principal or recorded in net investment income on our Consolidated Statements of Comprehensive Income (Loss) when received, depending on the assessment of the collectibility of the loan. We resume accruing interest once a loan complies with all of its original terms or restructured terms. Mortgage loans deemed uncollectible are charged against the allowance for losses, and subsequent recoveries, if any, are credited to the allowance for losses. All mortgage loans that are impaired have an established allowance for credit losses. Changes in valuation allowances are reported in realized gain (loss) on our Consolidated Statements of Comprehensive Income
(Loss).

We measure and assess the credit quality of our mortgage loans by using loan-to-value and debt-service coverage ratios. The loan-to-value ratio compares the principal amount of the loan to the fair value at origination of the underlying property collateralizing the loan and is commonly expressed as a percentage. Loan-to-value ratios greater than 100% indicate that the principal amount is greater than the collateral value. Therefore, all else being equal, a lower loan-to-value ratio generally indicates a higher quality loan. The debt-service coverage ratio compares a property's net operating income to its debt-service payments. Debt-service coverage ratios of less than 1.0 indicate that property operations do not generate

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


enough income to cover its current debt payments. Therefore, all else being equal, a higher debt-service coverage ratio generally indicates a higher quality loan.

POLICY LOANS
Policy loans represent loans we issue to contract holders that use the cash surrender value of their life insurance policy as collateral. Policy loans are carried at unpaid principal balances.

REAL ESTATE
Real estate includes both real estate held for the production of income and real estate held-for-sale. Real estate held for the production of income is carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset. We periodically review properties held for the production of income for impairment. Properties whose carrying values are greater than their projected undiscounted cash flows are written down to estimated fair value, with impairment losses reported in realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss). The estimated fair value of real estate is generally computed using the present value of expected future cash flows from the real estate discounted at a rate commensurate with the underlying risks. Real estate classified as held-for-sale is stated at the lower of depreciated cost or fair value less expected disposition costs at the time classified as held-for-sale. Real estate is not depreciated while it is classified as held-for-sale. Also, valuation allowances for losses are established, as appropriate, for real estate held-for-sale and any changes to the valuation allowances are reported in realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss). Real estate acquired through foreclosure proceedings is recorded at fair value at the settlement date.

DERIVATIVE INSTRUMENTS
We hedge certain portions of our exposure to interest rate risk, foreign currency exchange risk, equity market risk and credit risk by entering into derivative transactions. All of our derivative instruments are recognized as either assets or liabilities on our Consolidated Balance Sheets at estimated fair value. We categorized derivatives into a three-level hierarchy, based on the priority of the inputs to the respective valuation technique as discussed above in "Fair Value Measurement." The accounting for changes in the estimated fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, we designate the hedging instrument based upon the exposure being hedged: as a cash flow hedge or a fair value hedge.

For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated OCI and reclassified into net income in the same period or periods during which the hedged transaction affects net income. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of designated future cash flows of the hedged item (hedge ineffectiveness), if any, is recognized in net income during the period of change. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative instrument, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in net income during the period of change in estimated fair values. For derivative instruments not designated as hedging instruments, but that are economic hedges, the gain or loss is recognized in net income.

We purchase and issue financial instruments and products that contain embedded derivative instruments. When it is determined that the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host for measurement purposes. The embedded derivative, which is reported with the host instrument in the Consolidated Balance Sheets, is carried at fair value with changes in fair value recognized in net income during the period of change.

We employ several different methods for determining the fair value of our derivative instruments. The fair value of our derivative contracts are measured based on current settlement values, which are based on quoted market prices, industry standard models that are commercially available and broker quotes. These techniques project cash flows of the derivatives using current and implied future market conditions. We calculate the present value of the cash flows to measure the current fair market value of the derivative.

CASH AND INVESTED CASH
Cash and invested cash is carried at cost and includes all highly liquid debt instruments purchased with an original maturity of three months or less.

DAC, VOBA, DSI AND DFEL
Acquisition costs directly related to successful contract acquisitions or renewals of universal life ("UL") insurance, variable UL ("VUL") insurance, traditional life insurance, annuities and other investment contracts have been deferred (i.e., DAC) to the extent recoverable. VOBA is an intangible asset that reflects the estimated fair value of in-force contracts in a life insurance company acquisition and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the business in force at the acquisition date. Bonus credits and excess interest for dollar cost averaging contracts are considered DSI. Contract sales charges that are collected in the early years of an insurance contract are deferred (i.e., DFEL), and the unamortized balance is reported in other contract holder funds on our Consolidated Balance Sheets.

Both DAC and VOBA amortization, excluding amounts reported in realized gain
(loss), is reported within commissions and other expenses on our Consolidated Statements of Comprehensive Income (Loss). DSI amortization, excluding

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THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


amounts reported in realized gain (loss), is reported in interest credited on our Consolidated Statements of Comprehensive Income (Loss). The amortization of DFEL, excluding amounts reported in realized gain (loss), is reported within fee income on our Consolidated Statements of Comprehensive Income (Loss). The methodology for determining the amortization of DAC, VOBA, DSI and DFEL varies by product type. For all insurance contracts, amortization is based on assumptions consistent with those used in the development of the underlying contract adjusted for emerging experience and expected trends.

Acquisition costs for UL and VUL insurance and investment-type products, which include fixed and variable deferred annuities, are generally amortized over the lives of the policies in relation to the incidence of estimated gross profits ("EGPs") from surrender charges, investment, mortality net of reinsurance ceded and expense margins and actual realized gain (loss) on investments. Contract lives for UL and VUL policies are estimated to be 40 years based on the expected lives of the contracts. Contract lives for fixed and variable deferred annuities are generally between 13 and 30 years, while some of our fixed multi-year guarantee products have amortization periods equal to the guarantee period. The front-end load annuity product has an assumed life of 25 years. Longer lives are assigned to those blocks that have demonstrated favorable lapse experience.

Acquisition costs for all traditional contracts, including traditional life insurance contracts, such as individual whole life, group business and term life insurance, are amortized over the expected premium-paying period that ranges from 7 to 77 years. Acquisition costs are either amortized on a straight-line basis or as a level percent of premium of the related policies depending on the block of business. There is currently no DAC, VOBA, DSI or DFEL balance or related amortization for fixed and variable payout annuities.

We account for modifications of insurance contracts that result in a substantially unchanged contract as a continuation of the replaced contract. We account for modifications of insurance contracts that result in a substantially changed contract as an extinguishment of the replaced contract.

The carrying amounts of DAC, VOBA, DSI and DFEL are adjusted for the effects of realized and unrealized gains and losses on securities classified as AFS and certain derivatives and embedded derivatives. Amortization expense of DAC, VOBA, DSI and DFEL reflects an assumption for an expected level of credit-related investment losses. When actual credit-related investment losses are realized, we recognize a true-up to our DAC, VOBA, DSI and DFEL amortization within realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss) reflecting the incremental effect of actual versus expected credit-related investment losses. These actual to expected amortization adjustments can create volatility from period to period in realized gain (loss).

During the third quarter of each year, we conduct our annual comprehensive review of the assumptions and the projection models used for our estimates of future gross profits underlying the amortization of DAC, VOBA, DSI and DFEL and the calculations of the embedded derivatives and reserves for life insurance and annuity products with living benefit and death benefit guarantees. These assumptions include investment margins, mortality, retention, rider utilization and maintenance expenses (costs associated with maintaining records relating to insurance and individual and group annuity contracts, and with the processing of premium collections, deposits, withdrawals and commissions). Based on our review, the cumulative balances of DAC, VOBA, DSI and DFEL included on our Consolidated Balance Sheets are adjusted with an offsetting benefit or charge to revenue or amortization expense to reflect such change related to our expectations of future EGPs ("unlocking"). We may have unlocking in other quarters as we become aware of information that warrants updating assumptions outside of our annual comprehensive review. We may also identify and implement actuarial modeling refinements that result in increases or decreases to the carrying values of DAC, VOBA, DSI, DFEL, embedded derivatives and reserves for life insurance and annuity products with living benefit and death benefit guarantees.

DAC, VOBA, DSI and DFEL are reviewed to ensure that the unamortized portion does not exceed the expected recoverable amounts.

REINSURANCE
We enter into reinsurance agreements with other companies in the normal course of business. Assets and liabilities and premiums and benefits from certain reinsurance contracts that grant statutory surplus relief to other insurance companies are netted on our Consolidated Balance Sheets and Consolidated Statements of Comprehensive Income (Loss), respectively, because there is a right of offset. All other reinsurance agreements are reported on a gross basis on our Consolidated Balance Sheets as an asset for amounts recoverable from reinsurers or as a component of other liabilities for amounts, such as premiums, owed to the reinsurers, with the exception of Modco agreements for which the right of offset also exists. Reinsurance premiums and benefits paid or provided are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums, benefits and DAC are reported net of insurance ceded.

GOODWILL
We recognize the excess of the purchase price, plus the fair value of any noncontrolling interest in the acquiree, over the fair value of identifiable net assets acquired as goodwill. Goodwill is not amortized, but is reviewed at least annually for indications of value impairment, with consideration given to financial performance and other relevant factors. We perform a two-step test in our evaluation of the carrying value of goodwill for each of our reporting units, if qualitative factors determine it is necessary to complete the two-step goodwill impairment test. The results of one test on one reporting unit cannot subsidize the results of another reporting unit. In Step 1 of the evaluation, the fair value of each reporting unit

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THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


is determined and compared to the carrying value of the reporting unit. If the fair value is greater than the carrying value, then the carrying value of the reporting unit is deemed to be recoverable, and Step 2 is not required. If the fair value estimate is less than the carrying value, it is an indicator that impairment may exist, and Step 2 is required. In Step 2, the implied fair value of goodwill is determined for the reporting unit. The reporting unit's fair value as determined in Step 1 is assigned to all of its net assets (recognized and unrecognized) as if the reporting unit were acquired in a business combination as of the date of the impairment test. If the implied fair value of the reporting unit's goodwill is lower than its carrying amount, goodwill is impaired and written down to its fair value; and a charge is reported in impairment of intangibles on our Consolidated Statements of Comprehensive Income (Loss).

OTHER ASSETS AND OTHER LIABILITIES
Other assets consist primarily of guaranteed living benefit ("GLB") reserves embedded derivatives, DSI, specifically identifiable intangible assets, property and equipment owned by the Company, balances associated with corporate-owned and bank-owned life insurance, certain reinsurance assets, receivables resulting from sales of securities that had not yet settled as of the balance sheet date, debt issue costs, other prepaid expenses and deferred losses on business sold through reinsurance. Other liabilities consist primarily of current and deferred taxes, pension and other employee benefit liabilities, derivative instrument liabilities, certain reinsurance payables, payables resulting from purchases of securities that had not yet settled as of the balance sheet date, interest on borrowed funds and other accrued expenses.

Other assets and other liabilities on our Consolidated Balance Sheets include GLB features and remaining guaranteed interest and similar contracts that are carried at fair value, which represents approximate exit value including an estimate for our non-performance risk ("NPR"). Certain of these features have elements of both insurance benefits and embedded derivatives. Through our hybrid accounting approach, we assign benefits to the embedded derivative or insurance based on the life-contingent nature of the benefits. We classify these GLB reserves embedded derivatives in Level 3 within the hierarchy levels described above in "Fair Value Measurement."

The carrying values of specifically identifiable intangible assets are reviewed at least annually for indicators of impairment in value that are other-than-temporary, including unexpected or adverse changes in the following: the economic or competitive environments in which the company operates; profitability analyses; cash flow analyses; and the fair value of the relevant business operation. If there was an indication of impairment, then the discounted cash flow method would be used to measure the impairment, and the carrying value would be adjusted as necessary and reported in impairment of intangibles on our Consolidated Statements of Comprehensive Income (Loss). Sales force intangibles are attributable to the value of the new business distribution system acquired through business combinations. These assets are amortized on a straight-line basis over their useful life of 25 years. Federal Communications Commission ("FCC") licenses acquired through business combinations are not amortized.

Property and equipment owned for company use is carried at cost less allowances for depreciation. Provisions for depreciation of investment real estate and property and equipment owned for company use are computed principally on the straight-line method over the estimated useful lives of the assets, which include buildings, computer hardware and software and other property and equipment. We periodically review the carrying value of our long-lived assets, including property and equipment, for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. For long-lived assets to be held and used, impairments are recognized when the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

Long-lived assets to be disposed of by abandonment or in an exchange for a similar productive long-lived asset are classified as held-for-use until they are disposed. Long-lived assets to be sold are classified as held-for-sale and are no longer depreciated. Certain criteria have to be met in order for the long-lived asset to be classified as held-for-sale, including that a sale is probable and expected to occur within one year. Long-lived assets classified as held-for-sale are recorded at the lower of their carrying amount or fair value less cost to sell.

We completed a reinsurance transaction in 2012 whereby we ceded a closed block of UL contracts with secondary guarantees to Lincoln National Reinsurance Company (Barbados) Limited ("LNBAR"), a wholly-owned subsidiary of LNC. We are recognizing the loss related to this transaction over a period of 30 years.

SEPARATE ACCOUNT ASSETS AND LIABILITIES
We maintain separate account assets, which are reported at fair value. The related liabilities are reported at an amount equivalent to the separate account assets. Investment risks associated with market value changes are borne by the contract holders, except to the extent of minimum guarantees made by the Company with respect to certain accounts.

We issue variable annuity contracts through our separate accounts for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contract holder (traditional variable annuities). We also issue variable annuity and life contracts through separate accounts that include various types of guaranteed death benefit ("GDB"), guaranteed withdrawal benefit ("GWB") and guaranteed income benefit ("GIB") features. The GDB features include those where we contractually guarantee to the contract holder either: return of no less than total deposits made to the contract less any partial withdrawals ("return of net deposits"); total deposits made to the contract less any partial withdrawals

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THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


plus a minimum return ("minimum return"); or the highest contract value on any contract anniversary date through age 80 minus any payments or withdrawals following the contract anniversary ("anniversary contract value").

As discussed in Note 6, certain features of these guarantees are accounted for as embedded derivative reserves, whereas other guarantees are accounted for as benefit reserves. Other guarantees contain characteristics of both and are accounted for under an approach that calculates the value of the embedded derivative reserve and the benefit reserve based on the specific characteristics of each GLB feature. We use derivative instruments to hedge our exposure to the risks and earnings volatility that result from the embedded derivatives for living benefits in certain of our variable annuity products. The change in fair value of these instruments tends to move in the opposite direction of the change in the value of the associated reserves. The net impact of these changes is reported as a component of realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss).

The "market consistent scenarios" used in the determination of the fair value of the GLB liability are similar to those used by an investment bank to value derivatives for which the pricing is not transparent and the aftermarket is nonexistent or illiquid. We use risk-neutral Monte Carlo simulations in our calculation to value the entire block of guarantees, which involve 100 unique scenarios per policy or approximately 43 million scenarios. The market consistent scenario assumptions, as of each valuation date, are those we view to be appropriate for a hypothetical market participant. The market consistent inputs include assumptions for the capital markets (e.g., implied volatilities, correlation among indices, risk-free swap curve, etc.), policyholder behavior (e.g., policy lapse, benefit utilization, mortality, etc.), risk margins, administrative expenses and a margin for profit. We believe these assumptions are consistent with those that would be used by a market participant; however, as the related markets develop we will continue to reassess our assumptions. It is possible that different valuation techniques and assumptions could produce a materially different estimate of fair value.

FUTURE CONTRACT BENEFITS AND OTHER CONTRACT HOLDER FUNDS
Future contract benefits represent liability reserves that we have established and carry based on estimates of how much we will need to pay for future benefits and claims. Other contract holder funds represent liabilities for fixed account values, including the fixed portion of variable, dividends payable, premium deposit funds, undistributed earnings on participating business and other contract holder funds as well the carrying value of DFEL discussed above.

The liabilities for future contract benefits and claim reserves for UL and VUL insurance policies consist of contract account balances that accrue to the benefit of the contract holders, excluding surrender charges. The liabilities for future insurance contract benefits and claim reserves for traditional life policies are computed using assumptions for investment yields, mortality and withdrawals based principally on generally accepted actuarial methods and assumptions at the time of contract issue. Investment yield assumptions for traditional direct individual life reserves for all contracts range from 2.25% to 7.75% depending on the time of contract issue. The investment yield assumptions for immediate and deferred paid-up annuities range from 1.50% to 13.50%. These investment yield assumptions are intended to represent an estimation of the interest rate experience for the period that these contract benefits are payable.

The liabilities for future claim reserves for variable annuity products containing GDB features are calculated by estimating the present value of total expected benefit payments over the life of the contract from inception divided by the present value of total expected assessments over the life of the contract ("benefit ratio") multiplied by the cumulative assessments recorded from the contract inception through the balance sheet date less the cumulative GDB payments plus interest on the liability. The change in the liability for a period is the benefit ratio multiplied by the assessments recorded for the period less GDB claims paid in the period plus interest. As experience or assumption changes result in a change in expected benefit payments or assessments, the benefit ratio is unlocked, that is, recalculated using the updated expected benefit payments and assessments over the life of the contract since inception. The revised benefit ratio is then applied to the liability calculation described above, with the resulting change in liability reported as benefit ratio unlocking.

With respect to our future contract benefits and other contract holder funds, we continually review overall reserve position, reserving techniques and reinsurance arrangements. As experience develops and new information becomes known, liabilities are adjusted as deemed necessary. The effects of changes in estimates are included in the operating results for the period in which such changes occur.

The business written or assumed by us includes participating life insurance contracts, under which the contract holder is entitled to share in the earnings of such contracts via receipt of dividends. The dividend scale for participating policies is reviewed annually and may be adjusted to reflect recent experience and future expectations. As of December 31, 2013 and 2012, participating policies comprised approximately 1% of the face amount of insurance in force, and dividend expenses were $62 million, $71 million and $79 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Liabilities for the secondary guarantees on UL-type products are calculated by multiplying the benefit ratio by the cumulative assessments recorded from contract inception through the balance sheet date less the cumulative secondary guarantee benefit payments plus interest. If experience or assumption changes result in a new benefit ratio, the reserves are adjusted to reflect the changes in a manner similar to the unlocking of DAC, VOBA, DFEL and DSI. The accounting for secondary guarantee benefits impacts, and is impacted by, EGPs used to calculate amortization of DAC, VOBA, DFEL and DSI.



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THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


The fair value of our indexed annuity contracts is based on their approximate surrender values.

BORROWED FUNDS
LNL's short-term borrowings are defined as borrowings with contractual or expected maturities of one year or less. Long-term borrowings have contractual or expected maturities greater than one year.

DEFERRED GAIN ON BUSINESS SOLD THROUGH REINSURANCE
Our reinsurance operations were acquired by Swiss Re Life & Health America, Inc. ("Swiss Re") in December 2001 through a series of indemnity reinsurance transactions. We are recognizing the gain related to these transactions at the rate that earnings on the reinsured business are expected to emerge, over a period of 15 years from the date of sale.

We completed a reinsurance transaction in 2009 whereby we assumed a closed block of term contracts from First Penn-Pacific Life Insurance Company. We are recognizing the gain related to this transaction over a period of 15 years.

We completed reinsurance transactions in 2012 and 2013 whereby we ceded a closed block of UL contacts with secondary guarantees to LNBAR. We are recognizing the gains related to these transactions over a period of 30 years.

COMMITMENTS AND CONTINGENCIES
Contingencies arising from environmental remediation costs, regulatory judgments, claims, assessments, guarantees, litigation, recourse reserves, fines, penalties and other sources are recorded when deemed probable and reasonably estimable.

FEE INCOME
Fee income for investment and interest-sensitive life insurance contracts consist of asset-based fees, cost of insurance charges, percent of premium charges, contract administration charges and surrender charges that are assessed against contract holder account balances. Investment products consist primarily of individual and group variable and fixed deferred annuities. Interest-sensitive life insurance products include UL insurance, VUL insurance and other interest-sensitive life insurance policies. These products include life insurance sold to individuals, corporate-owned life insurance and bank-owned life insurance.

In bifurcating the embedded derivative of our GLB features on our variable annuity products, we attribute to the embedded derivative the portion of total fees collected from the contract holder that relate to the GLB riders (the "attributed fees"), which are not reported within fee income on our Consolidated Statements of Comprehensive Income (Loss). These attributed fees represent the present value of future claims expected to be paid for the GLB at the inception of the contract plus a margin that a theoretical market participant would include for risk/profit and are reported within realized gain
(loss) on our Consolidated Statements of Comprehensive Income (Loss).

The timing of revenue recognition as it relates to fees assessed on investment contracts is determined based on the nature of such fees. Asset-based fees, cost of insurance and contract administration charges are assessed on a daily or monthly basis and recognized as revenue when assessed and earned. Percent of premium charges are assessed at the time of premium payment and recognized as revenue when assessed and earned. Certain amounts assessed that represent compensation for services to be provided in future periods are reported as unearned revenue and recognized in income over the periods benefited. Surrender charges are recognized upon surrender of a contract by the contract holder in accordance with contractual terms.

For investment and interest-sensitive life insurance contracts, the amounts collected from contract holders are considered deposits and are not included in revenue.

INSURANCE PREMIUMS
Our insurance premiums for traditional life insurance and group insurance products are recognized as revenue when due from the contract holder. Our traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Our group non-medical insurance products consist primarily of term life, disability and dental.

NET INVESTMENT INCOME
Dividends and interest income, recorded in net investment income, are recognized when earned. Amortization of premiums and accretion of discounts on investments in debt securities are reflected in net investment income over the contractual terms of the investments in a manner that produces a constant effective yield.

For CLOs and MBS, included in the trading and AFS fixed maturity securities portfolios, we recognize income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from originally anticipated prepayments, the retrospective effective yield is recalculated to reflect actual payments to date and a catch up adjustment is recorded in the current period. In addition, the new effective yield, which reflects anticipated future payments, is used prospectively. Any adjustments resulting from changes in effective yield are reflected in net investment income on our Consolidated Statements of Comprehensive Income (Loss).

REALIZED GAIN (LOSS)
Realized gain (loss) on our Consolidated Statements of Comprehensive Income
(Loss) includes realized gains and losses from the sale of investments, write-downs for other-than-temporary impairments of investments, certain derivative and embedded derivative gains and losses, gains and losses on the sale of subsidiaries and businesses and net gains and losses on reinsurance embedded derivatives and trading securities. Realized gains and losses on the sale of investments are determined using the specific identification method. Realized gain (loss) is recognized in net income, net of associated amortization of DAC, VOBA, DSI and DFEL. Realized gain (loss) is also net of allocations of investment gains and losses

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


to certain contract holders and certain funds withheld on reinsurance arrangements for which we have a contractual obligation.

OTHER REVENUES
Other revenues consists primarily of fees attributable to broker-dealer services recorded as earned at the time of sale, changes in the market value of our seed capital investments and communications sales recognized as earned, net of agency and representative commissions.

INTEREST CREDITED
Interest credited includes interest credited to contract holder account balances. Interest crediting rates associated with funds invested in our general account during 2011 through 2013 ranged from 1% to 10%.

BENEFITS
Benefits for UL and other interest-sensitive life insurance products include benefit claims incurred during the period in excess of contract account balances. Benefits also include the change in reserves for life insurance products with secondary guarantee benefits, annuity products with guaranteed death and living benefits, and certain annuities with life contingencies. For traditional life, group health and disability income products, benefits are recognized when incurred in a manner consistent with the related premium recognition policies.

PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS
Pursuant to the accounting rules for our obligations to employees and agents under our various pension and other postretirement benefit plans, we are required to make a number of assumptions to estimate related liabilities and expenses. We use assumptions for the weighted-average discount rate and expected return on plan assets to estimate pension expense. The discount rate assumptions are determined using an analysis of current market information and the projected benefit flows associated with these plans. The expected long-term rate of return on plan assets is based on historical and projected future rates of return on the funds invested in the plan. The calculation of our accumulated postretirement benefit obligation also uses an assumption of weighted-average annual rate of increase in the per capita cost of covered benefits, which reflects a health care cost trend rate.


STOCK-BASED COMPENSATION
In general, we expense the fair value of stock awards included in our incentive compensation plans. As of the date LNC's Board of Directors approves stock awards, the fair value of stock options is determined using a Black-Scholes options valuation methodology, and the fair value of other stock awards is based upon the market value of the stock. The fair value of the awards is expensed over the performance or service period, which generally corresponds to the vesting period, and is recognized as an increase to common stock in stockholder's equity. We classify certain stock awards as liabilities. For these awards, the settlement value is classified as a liability on our Consolidated Balance Sheets, and the liability is marked-to-market through net income at the end of each reporting period. Stock-based compensation expense is reflected in commissions and other expenses on our Consolidated Statements of Comprehensive Income (Loss).

INTEREST AND DEBT EXPENSE
Interest expense on our short-term and long-term debt is recognized as due and any associated premiums, discounts, and costs are amortized (accreted) over the term of the related borrowing utilizing the effective interest method. In addition, gains or losses related to certain derivative instruments associated with debt are recognized in interest and debt expense during the period of the change.

INCOME TAXES
We file a U.S. consolidated income tax return with LNC and its eligible subsidiaries. Ineligible subsidiaries file separate individual corporate tax returns. Deferred income taxes are recognized, based on enacted rates, when assets and liabilities have different values for financial statement and tax reporting purposes. A valuation allowance is recorded to the extent required. Considerable judgment and the use of estimates are required in determining whether a valuation allowance is necessary and, if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance, we consider many factors, including: the nature and character of the deferred tax assets and liabilities; taxable income in prior carryback years; future reversals of temporary differences; the length of time carryovers can be utilized; and any tax planning strategies we would employ to avoid a tax benefit from expiring unused.



--------------------------------------------------------------------------------
2. NEW ACCOUNTING STANDARDS


ADOPTION OF NEW ACCOUNTING STANDARDS

BALANCE SHEET TOPIC
In December 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-11, "Disclosures about Offsetting Assets and Liabilities" ("ASU 2011-11") to address certain comparability issues between financial statements prepared in accordance with GAAP and those prepared in accordance with International Financial Reporting Standards ("IFRS"). In January 2013, the FASB issued ASU No. 2013-01, "Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities" ("ASU 2013-01"), to provide information regarding the scope of the disclosures required by ASU 2011-11 to the financial instruments and derivatives reported in an entity's financial statements. ASU 2011-11 requires an entity to provide enhanced disclosures about certain financial instruments and derivative instruments, as defined in ASU 2013-01, to enable users to understand the effects of offsetting in the financial statements as well as the effects of master netting arrangements on an entity's financial condition. We adopted the disclosure requirements of ASU 2011-11, after considering the scope clarification in ASU 2013-01, as of January 1, 2013, and have included the required disclosures for all comparative periods in Note 6.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2. NEW ACCOUNTING STANDARDS (CONTINUED)


COMPREHENSIVE INCOME TOPIC
In February 2013, the FASB issued ASU No. 2013-02, "Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income" ("ASU 2013-02"), which requires enhanced reporting of such amounts either on the face of the financial statements or in the notes to the financial statements. Under ASU 2013-02, the type of reclassification out of AOCI, as defined under current GAAP, will dictate whether the disclosure must provide the effect of the reclassification on the respective financial statement line items or whether cross-referencing to other disclosures that provide additional detail about the reclassification will be required. We adopted the disclosure requirements in ASU 2013-02 as of January 1, 2013, and have included the required disclosure in
Note 14.

DERIVATIVES AND HEDGING TOPIC
In July 2013, the FASB issued ASU No. 2013-10, "Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes" ("ASU 2013-10"), which permits the Fed Funds Effective Swap Rate to be used as a benchmark interest rate for hedge accounting purposes under the FASB ASC in addition to interest rates on direct Treasury obligations of the U.S. government and the LIBOR swap rate. We adopted the amendments in ASU 2013-10 prospectively for qualifying new or designated hedging relationships entered into, on, or after July 17, 2013. The adoption of ASU 2013-10 did not have an effect on our consolidated financial condition and results of operation.

FUTURE ADOPTION OF NEW ACCOUNTING STANDARDS

FINANCIAL SERVICES -- INVESTMENT COMPANIES TOPIC
In June 2013, the FASB issued ASU No. 2013-08, "Amendments to the Scope, Measurement, and Disclosure Requirements" ("ASU 2013-08"), which provides comprehensive accounting guidance for assessing whether an entity is an investment company. ASU 2013-08 requires an assessment of all the characteristics of an investment company through the use of a new two-tiered approach, which considers the entity's purpose and design to determine whether it is an investment company. As a result of applying the new criteria in ASU 2013-08, an entity once considered an investment company may no longer meet the new criteria to be classified as such, and conversely, an entity not classified as an investment company under current GAAP may satisfy the criteria to be classified as such upon the adoption of ASU 2013-08. If an entity is no longer classified as an investment company, it must discontinue the application of investment company accounting guidance and present the change in status through a cumulative effect adjustment to the beginning balance of retained earnings in the period of adoption. If an entity becomes classified as an investment company, ASU 2013-08 should be applied prospectively with the effect of adoption recognized as an adjustment to opening net assets for the period of adoption. The amendments in ASU 2013-08 are effective for interim and annual reporting periods in fiscal years beginning after December 15, 2013, with early application prohibited. We will adopt the requirements in ASU 2013-08 effective January 1, 2014, and are currently evaluating the impact of adoption on our consolidated financial condition and results of operations.


INCOME TAXES TOPIC
In July 2013, the FASB issued ASU No. 2013-11, "Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists" ("ASU 2013-11") in order to explicitly define the financial statement presentation requirements in GAAP. ASU 2013-11 provides guidance on the presentation of unrecognized tax benefits when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The amendments in the ASU are effective prospectively for interim and annual reporting periods in fiscal years beginning after December 15, 2013, with early application permitted. We will adopt the requirements of ASU 2013-11 effective January 1, 2014, and will include the new disclosure requirements in the notes to our consolidated financial statements.

INVESTMENTS -- EQUITY METHOD AND JOINT VENTURES
In January 2014, the FASB issued ASU No. 2014-01, "Accounting for Investments in Qualified Affordable Housing Projects" ("ASU 2014-01") in response to stakeholders' feedback that the presence of certain conditions in order to apply the effective yield method to investments in qualified affordable housing projects may be overly restrictive and could result in certain investments being accounted for under a method of accounting that may not fairly represent the economics of the investments. ASU 2014-01 allows entities to make an accounting policy election to account for investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. The conditions in ASU 2014-01 have been modified from the current GAAP requirements allowing for the application of the effective yield method, to enable more entities to make use of the proportional amortization method. The decision to apply the proportional amortization method should be applied consistently to all investments in qualified affordable housing projects rather than on an individual investment basis. The amendments in this ASU are to be applied retrospectively for interim and annual reporting periods beginning after December 15, 2014; however, a reporting entity that uses the effective yield method to account for investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. We will adopt the requirements of ASU 2014-01 effective January 1, 2015, and are currently evaluating the impact of adoption on our consolidated financial condition and results of operations.

OTHER EXPENSES TOPIC
In July 2011, the FASB issued ASU No. 2011-06, "Fees Paid to the Federal Government by Health Insurers" ("ASU 2011-06") in order to address the question of how health insurers should recognize and classify fees mandated by the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act. The annual fee is imposed on health insurers for each calendar year beginning on or after January 1, 2014, and is payable no later than September 30 of the applicable year. If a fee payment is required in the applicable year, ASU 2011-06 requires the health insurer to record the liability in full with a corresponding deferred cost that is

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


2. NEW ACCOUNTING STANDARDS (CONTINUED)


amortized to expense using a straight-line method of allocation over the applicable year. The ASU indicates that the annual fee does not meet the definition of an acquisition cost in accordance with Topic 944 of the FASB ASC. The amendments in ASU 2011-06 are effective for calendar years beginning after December 31, 2013, when the fee initially becomes effective. We will adopt the requirements of ASU 2011-06 effective January 1, 2014. The amendments will not have a material effect on our consolidated financial condition and results of operations.



--------------------------------------------------------------------------------
3. REINSURANCE CEDED, REINSURANCE RECAPTURED, REINSURANCE NOVATED, AND CAPITAL CONTRIBUTIONS


REINSURANCE CEDED TO LNBAR
We completed reinsurance transactions during the second, third and fourth quarters of 2013 whereby we ceded blocks of business to LNBAR, a wholly-owned subsidiary of LNC, that resulted in the release of $196 million of capital previously supporting a portion of statutory reserves related to our UL/survivorship UL ("SUL") business. The following summarizes the effect of these transactions (in millions) on our Consolidated Balance Sheets as of December 31, 2013:

ASSETS
Cash and invested cash.......................................    $ (22)
Deferred acquisition costs and value of business
   acquired..................................................      (65)
Reinsurance recoverables.....................................       76
                                                                 ------
   Total assets..............................................    $ (11)
                                                                 ======
LIABILITIES
Other contract holder funds..................................    $  (7)
Deferred gain on business sold through reinsurance...........       18
Other liabilities............................................      (22)
                                                                 ------
   Total liabilities.........................................    $ (11)
                                                                 ======

We completed a reinsurance transaction during the fourth quarter of 2012 whereby we ceded a block of business to LNBAR that resulted in the release of $164 million of capital previously supporting a portion of statutory reserves related to our Duet/Legend business. The following summarizes the effect of this transaction (in millions) on our Consolidated Balance Sheets as of December 31, 2012:

ASSETS
Cash and invested cash.....................................   $  (32)
Deferred acquisition costs and value of business
   acquired................................................     (148)
Reinsurance recoverables...................................      547
                                                              -------
   Total assets............................................   $  367
                                                              =======
LIABILITIES
Other contract holder funds................................   $  (44)
Deferred gain on business sold through reinsurance.........     (233)
Funds withheld reinsurance liabilities.....................      676
Other liabilities..........................................      (32)
                                                              -------
   Total liabilities.......................................   $  367
                                                              =======

REINSURANCE RECAPTURED FROM LNBAR
During fourth quarter 2012, we recaptured a block of secondary guaranteed UL business previously ceded to LNBAR. The following summarizes the effect of this transaction (in millions) on our Consolidated Balance Sheets and Consolidated Statements of Comprehensive Income (Loss) as of and for the year ended December 31, 2012:

ASSETS
Cash and invested cash......................................   $  119
Other assets................................................      (34)
                                                               -------
   Total assets.............................................   $   85
                                                               =======
LIABILITIES
Reinsurance related embedded derivatives....................   $   39
Other liabilities...........................................       45
                                                               -------
   Total liabilities........................................   $   84
                                                               =======
REVENUES AND EXPENSES
Benefits....................................................   $  290
Commissions and other expenses..............................     (289)
                                                               -------
   Net income (loss)........................................   $    1
                                                               =======

During fourth quarter 2011, we recaptured portions of business previously ceded to LNBAR. The following summarizes the effect of this transaction (in millions) on our Consolidated Balance Sheets and Consolidated Statements of Comprehensive Income (Loss) as of and for the year ended December 31, 2011:

ASSETS
Cash.......................................................   $  204
Deferred acquisition costs.................................      243
                                                              -------
   Total assets............................................   $  447
                                                              =======
LIABILITIES
Future contract benefits...................................   $  613
Other contract holder funds................................       18
Funds withheld reinsurance liabilities.....................     (300)
Deferred gain on business sold through reinsurance.........      106
Other liabilities..........................................        4
                                                              -------
   Total liabilities.......................................   $  441
                                                              =======
REVENUES AND EXPENSES
Amortization of deferred gain on business
   sold through reinsurance:
Write-off of unamortized deferred gain.....................   $   34
Benefits...................................................      (24)
Federal income tax expense.................................       (4)
                                                              -------
   Net income..............................................   $    6
                                                              =======

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. REINSURANCE CEDED, REINSURANCE RECAPTURED, REINSURANCE NOVATED, AND CAPITAL CONTRIBUTIONS (CONTINUED)



REINSURANCE NOVATED FROM LINCOLN REINSURANCE COMPANY OF VERMONT II ("LRCVII") TO LNBAR
During third quarter 2012, LRCVII novated SUL business to LNBAR. The following summarizes the effect of this transaction (in millions) on our Consolidated Balance Sheets as of December 31, 2012:

ASSETS
Cash and invested cash.......................................  $   (52)
                                                               --------
   Total assets..............................................  $   (52)
                                                               ========
LIABILITIES
Reinsurance related embedded derivatives.....................  $   (18)
Deferred gain on business sold through reinsurance...........        8
Long-term debt...............................................     (500)
Funds withheld reinsurance liabilities.......................      500
Other liabilities............................................      (16)
                                                               --------
   Total liabilities.........................................  $   (26)
                                                               ========
REVENUE AND EXPENSES
Net investment income........................................  $   (13)
Benefits.....................................................       13
                                                               --------
   Net Income................................................  $   (26)
                                                               ========



CAPITAL CONTRIBUTIONS
On December 30, 2011, LNC transferred ownership of Lincoln Investment Advisors Corporation ("LIAC") to LNL. In addition, LNC assumed certain liabilities from LNL during 2011 (reflected in "Other" in the table below). The following summarizes the effect of these capital contributions (in millions):

                                                  FOR THE YEARS ENDED
                                                     DECEMBER 31,
                                                 --------------------
                                                 2011          2011
                                                 -----         -----
                                                 LIAC          OTHER
                                                 -----         -----
Cash and invested cash......................      $ 1          $ --
Other assets................................        9            --
Other liabilities...........................       (5)            5
                                                 -----         -----
   Total(1).................................      $ 5          $  5
                                                 =====         =====

-------------
(1) Reported in capital contribution from LNC on our Consolidated Statements of Stockholder's Equity



--------------------------------------------------------------------------------
4. VARIABLE INTEREST ENTITIES


CONSOLIDATED VIES

CREDIT-LINKED NOTES ("CLNS")
We have invested in the Class 1 notes of two CLN structures, which represent special purpose trusts combining asset-backed securities with credit default swaps to produce multi-class structured securities. The CLN structures also include subordinated Class 2 notes, which are held by third parties, and, together with the Class 1 notes, represent 100% of the outstanding notes of the CLN structures. The entities that issued the CLNs are financed by the note holders, and, as such, the note holders participate in the expected losses and residual returns of the entities.

Because the note holders do not have voting rights or similar rights, we determined the entities issuing the CLNs are VIEs, and as a note holder, our interest represented a variable interest. We have the power to direct the most significant activity affecting the performance of both CLN structures, as we have the ability to actively manage the reference portfolios underlying the credit default swaps. In addition, we receive returns from the CLN structures and may absorb losses that could potentially be significant to the CLN structures. As such, we concluded that we are the primary beneficiary of the VIEs associated with the CLNs. We reflect the assets and liabilities on our Consolidated Balance Sheets and recognize the results of operations of these VIEs on our Consolidated Statements of Comprehensive Income (Loss).

As a result of consolidating the CLNs, we also consolidate the derivative instruments in the CLN structures. The credit default swaps create variability in the CLN structures and expose the note holders to the credit risk of the referenced portfolio. The contingent forward contracts transfer a portion of the loss in the underlying fixed maturity corporate asset-backed credit card loan securities back to the counterparty after credit losses reach our attachment point.

The following summarizes information regarding the CLN structures (dollars in millions) as of December 31, 2013:

                                               AMOUNT AND
                                            DATE OF ISSUANCE
                                       -----------------------------
                                           $400           $200
                                         DECEMBER         APRIL
                                           2006           2007
                                       --------------  -------------
Original attachment point
   (subordination)..................           5.50%          2.05%
Current attachment point
   (subordination)..................           4.17%          1.48%
Maturity............................     12/20/2016      3/20/2017
Current rating of tranche...........            BB+            Ba2
Current rating of underlying
   collateral pool..................         Aa1-B1       Aaa-Caa2
Number of defaults in underlying
   collateral pool..................              2              2
Number of entities..................            124             99
Number of countries.................             20             21

There has been no event of default on the CLNs themselves. Based upon our analysis, the remaining subordination as represented by the attachment point should be sufficient to absorb future credit losses, subject to changing market conditions. Similar to other debt market instruments, our maximum principal loss is limited to our original investment.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


4. VARIABLE INTEREST ENTITIES (CONTINUED)


The following summarizes the exposure of the CLN structures' underlying reference portfolios by industry and rating as of December 31, 2013:

                                                           AAA    AA       A     BBB     BB     B     CCC   TOTAL
                                                          -----  ------  -----  ------  -----  ----  -----  ------
INDUSTRY
Financial intermediaries..............................    0.0%    2.1%    6.7%   1.7%   0.0%   0.0%  0.0%    10.5%
Telecommunications....................................    0.0%    0.0%    4.0%   5.5%   1.5%   0.0%  0.0%    11.0%
Oil and gas...........................................    0.3%    2.1%    1.0%   4.6%   0.0%   0.0%  0.0%     8.0%
Utilities.............................................    0.0%    0.0%    2.6%   1.9%   0.0%   0.0%  0.0%     4.5%
Chemicals and plastics................................    0.0%    0.0%    2.3%   1.2%   0.3%   0.0%  0.0%     3.8%
Drugs.................................................    0.3%    2.2%    1.2%   0.0%   0.0%   0.0%  0.0%     3.7%
Retailers (except food and drug)......................    0.0%    0.0%    2.1%   0.9%   0.5%   0.0%  0.0%     3.5%
Industrial equipment..................................    0.0%    0.0%    2.6%   0.7%   0.0%   0.0%  0.0%     3.3%
Sovereign.............................................    0.0%    0.7%    1.2%   1.3%   0.0%   0.0%  0.0%     3.2%
Conglomerates.........................................    0.0%    2.3%    0.9%   0.0%   0.0%   0.0%  0.0%     3.2%
Forest products.......................................    0.0%    0.0%    0.0%   1.6%   1.4%   0.0%  0.0%     3.0%
Other.................................................    0.0%    4.1%   15.5%  17.1%   4.6%   0.7%  0.3%    42.3%
                                                          -----  ------  -----  ------  -----  ----  -----  ------
   Total..............................................    0.6%   13.5%   40.1%  36.5%   8.3%   0.7%  0.3%   100.0%
                                                          =====  ======  =====  ======  =====  ====  =====  ======


STATUTORY TRUST NOTE
In August 2011, we purchased a $100 million note issued by a statutory trust ("Issuer") in a private placement offering. The proceeds were used by the Issuer to purchase U.S. Treasury securities to be held as collateral assets supporting an excess mortality swap. Our maximum exposure to loss is limited to our original investment in the notes. We have concluded that the Issuer of the note is a VIE as the entity does not have sufficient equity to support its activities without additional financial support, and as a note holder, our interest represents a variable interest. In our evaluation of the primary beneficiary, we concluded that our economic interest was greater than our stated power. As a result, we concluded that we are the primary beneficiary of the VIE and consolidate all of the assets and liabilities of the Issuer on our Consolidated Balance Sheets as of August 1, 2011.

On December 16, 2013, the excess mortality swap underlying this VIE was terminated as a result of a cancellation event under the associated swap agreement. Subsequently, the U.S. government bonds were redeemed on January 6, 2014. The combination of these two events, under the direction of LNC and its counterparty, has provided for the dissolution of this VIE effective January 6, 2014.

Asset and liability information (dollars in millions) for the consolidated VIEs included on our Consolidated Balance Sheets was as follows:

                                                          AS OF DECEMBER 31, 2013                     AS OF DECEMBER 31, 2012
                                                  --------------------------------------     ---------------------------------------
                                                     NUMBER                                     NUMBER
                                                       OF          NOTIONAL     CARRYING          OF          NOTIONAL      CARRYING
                                                   INSTRUMENTS      AMOUNTS       VALUE       INSTRUMENTS      AMOUNTS        VALUE
                                                  ------------     --------     --------     ------------     --------     ---------
ASSETS
Fixed maturity securities:
   Asset-backed credit card loans..............        N/A          $  --         $ 595           N/A          $   --        $ 598
   U.S. government bonds.......................        N/A             --           102           N/A              --          110
Excess mortality swap..........................         --             --            --             1             100           --
                                                  ------------     --------     --------     ------------     --------     ---------
      Total assets(1)..........................         --          $  --         $ 697             1          $  100        $ 708
                                                  ------------     --------     --------     ------------     --------     ---------
LIABILITIES
Non-qualifying hedges:
   Credit default swaps........................          2          $ 600         $  27             2          $  600        $ 128
   Contingent forwards.........................          2             --            --             2              --           --
                                                  ------------     --------     --------     ------------     --------     ---------
      Total liabilities(2).....................          4          $ 600         $  27             4          $  600        $ 128
                                                  ============     ========     ========     ============     ========     =========

-------------
(1) Reported in variable interest entities' fixed maturity securities on our Consolidated Balance Sheets.
(2) Reported in variable interest entities' liabilities on our Consolidated Balance Sheets.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


4. VARIABLE INTEREST ENTITIES (CONTINUED)


For details related to the fixed maturity AFS securities for these VIEs, see
Note 5.

As described more fully in Note 1, we regularly review our investment holdings for OTTI. Based upon this review, we believe that the AFS fixed maturity securities were not other-than-temporarily impaired as of December 31, 2013.

The gains (losses) for the consolidated VIEs (in millions) recorded on our Consolidated Statements of Comprehensive Income (Loss) were as follows:

                                              FOR THE YEARS ENDED
                                                 DECEMBER 31,
                                              --------------------
                                              2013          2012
                                              -----         ------
NON-QUALIFYING HEDGES
Credit default swaps......................    $ 101         $ 166
Contingent forwards.......................       --            (3)
                                              -----         ------
   Total non-qualifying hedges(1).........    $ 101         $ 163
                                              =====         ======

-------------
(1) Reported in realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss).

UNCONSOLIDATED VIES

Through our investment activities, we make passive investments in structured securities issued by VIEs for which we are not the manager. These structured securities include our RMBS, CMBS, CLOs and CDOs. We have not provided financial or other support with respect to these VIEs other than our original investment. We have determined that we are not the primary beneficiary of these VIEs due to the relative size of our investment in comparison to the principal amount of the structured securities issued by the VIEs and the level of credit subordination that reduces our obligation to absorb losses or right to receive benefits. Our maximum exposure to loss on these structured securities is limited to the amortized cost for these investments. We recognize our variable interest in these VIEs at fair value on our Consolidated Balance Sheets. For information about these structured securities, see Note 5.

We invest in certain LPs that operate qualified affordable housing projects that we have concluded are VIEs. We receive returns from the LPs in the form of income tax credits that are guaranteed by creditworthy third parties, and our exposure to loss is limited to the capital we invest in the LPs. We are not the primary beneficiary of these VIEs as we do not have the power to direct the most significant activities of the LPs. Our maximum exposure to loss was $77 million and $92 million as of December 31, 2013 and 2012, respectively.



--------------------------------------------------------------------------------
5. INVESTMENTS


AFS SECURITIES

Pursuant to the Fair Value Measurements and Disclosures Topic of the FASB ASC, we have categorized AFS securities into a three-level hierarchy, based on the priority of the inputs to the respective valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3), as described in Note 1, which also includes additional disclosures regarding our fair value measurements.

The amortized cost, gross unrealized gains, losses and OTTI and fair value of AFS securities (in millions) were as follows:

                                                                                                AS OF DECEMBER 31, 2013
                                                                                 ---------------------------------------------------
                                                                                  AMORTIZED        GROSS UNREALIZED           FAIR
                                                                                              --------------------------
                                                                                    COST        GAINS    LOSSES     OTTI      VALUE
                                                                                 ----------   -------    -------   -----    --------
FIXED MATURITY SECURITIES:
Corporate bonds..............................................................     $  65,423   $ 4,247    $ 1,141   $  88    $ 68,441
U.S. government bonds........................................................           314        25         14      --         325
Foreign government bonds.....................................................           498        45          1      --         542
RMBS.........................................................................         3,939       244          9      30       4,144
CMBS.........................................................................           686        33          4      17         698
CLOs.........................................................................           232        --          1       6         225
State and municipal bonds....................................................         3,549       302         27      --       3,824
Hybrid and redeemable preferred securities...................................           944        86         51      --         979
VIEs' fixed maturity securities..............................................           682        15         --      --         697
                                                                                 ----------   -------    -------   -----    --------
      Total fixed maturity securities........................................        76,267     4,997      1,248     141      79,875
Equity securities............................................................           182        19         --      --         201
                                                                                 ----------   -------    -------   -----    --------
         Total AFS securities................................................     $  76,449   $ 5,016    $ 1,248   $ 141    $ 80,076
                                                                                 ==========   =======    =======   =====    ========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. INVESTMENTS (CONTINUED)



                                                                                                AS OF DECEMBER 31, 2012
                                                                                 ---------------------------------------------------
                                                                                  AMORTIZED        GROSS UNREALIZED           FAIR
                                                                                              --------------------------
                                                                                    COST        GAINS    LOSSES     OTTI      VALUE
                                                                                 ----------   -------    -------   -----    --------
FIXED MATURITY SECURITIES:
Corporate bonds..............................................................     $  59,127   $ 7,977    $   216   $ 104    $ 66,784
U.S. government bonds........................................................           339        54         --      --         393
Foreign government bonds.....................................................           549        91         --      --         640
RMBS.........................................................................         5,494       449          3      57       5,883
CMBS.........................................................................           925        63         14      19         955
CLOs.........................................................................           189         2          3       8         180
State and municipal bonds....................................................         3,455       795          7      --       4,243
Hybrid and redeemable preferred securities...................................         1,143       103         70      --       1,176
VIEs' fixed maturity securities..............................................           677        31         --      --         708
                                                                                 ----------   -------    -------   -----    --------
      Total fixed maturity securities........................................        71,898     9,565        313     188      80,962
Equity securities............................................................           137        22          2      --         157
                                                                                 ----------   -------    -------   -----    --------
         Total AFS securities................................................     $  72,035   $ 9,587    $   315   $ 188    $ 81,119
                                                                                 ==========   =======    =======   =====    ========

The amortized cost and fair value of fixed maturity AFS securities by contractual maturities (in millions) as of December 31, 2013, were as follows:

                                                                                     AMORTIZED       FAIR
                                                                                       COST          VALUE
                                                                                     ---------    ---------
Due in one year or less.........................................................     $  2,481      $  2,550
Due after one year through five years...........................................       14,097        15,229
Due after five years through ten years..........................................       24,400        25,312
Due after ten years.............................................................       30,432        31,717
                                                                                     ---------    ---------
   Subtotal.....................................................................       71,410        74,808
                                                                                     ---------    ---------
MBS.............................................................................        4,625         4,842
CLOs............................................................................          232           225
                                                                                     ---------    ---------
      Total fixed maturity AFS securities.......................................     $ 76,267      $ 79,875
                                                                                     =========    =========

Actual maturities may differ from contractual maturities because issuers may have the right to call or pre-pay obligations.

The fair value and gross unrealized losses, including the portion of OTTI recognized in OCI, of AFS securities (dollars in millions), aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows:

                                                                                    AS OF DECEMBER 31, 2013
                                                        ----------------------------------------------------------------------------
                                                            LESS THAN OR EQUAL           GREATER THAN
                                                             TO TWELVE MONTHS            TWELVE MONTHS                 TOTAL
                                                        -------------------------   ----------------------   -----------------------
                                                                         GROSS                     GROSS                     GROSS
                                                                      UNREALIZED                UNREALIZED                UNREALIZED
                                                            FAIR      LOSSES AND      FAIR      LOSSES AND      FAIR      LOSSES AND
                                                            VALUE        OTTI         VALUE        OTTI         VALUE        OTTI
                                                        -----------   -----------   --------   -----------    --------    ----------
FIXED MATURITY SECURITIES:
Corporate bonds.......................................    $  16,620     $ 1,004     $  1,233      $ 225       $ 17,853      $ 1,229
U.S. government bonds.................................          151          14           --         --            151           14
Foreign government bonds..............................           69           1           --         --             69            1
RMBS..................................................          455          15          259         24            714           39
CMBS..................................................          109           7           43         14            152           21
CLOs..................................................          136           3           50          4            186            7
State and municipal bonds.............................          359          20           24          7            383           27
Hybrid and redeemable preferred securities............           58           6          195         45            253           51
                                                        -----------   -----------   --------   -----------    --------    ----------
      Total fixed maturity AFS securities.............    $  17,957     $ 1,070     $  1,804      $ 319       $ 19,761      $ 1,389
                                                        ===========   ===========   ========   ===========    ========    ==========
Total number of AFS securities in an unrealized loss
 position.............................................                                                                        1,449
                                                                                                                          ==========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. INVESTMENTS (CONTINUED)



                                                                                    AS OF DECEMBER 31, 2012
                                                        ----------------------------------------------------------------------------
                                                            LESS THAN OR EQUAL           GREATER THAN
                                                             TO TWELVE MONTHS            TWELVE MONTHS                 TOTAL
                                                        -------------------------   ----------------------   -----------------------
                                                                         GROSS                     GROSS                     GROSS
                                                                      UNREALIZED                UNREALIZED                UNREALIZED
                                                            FAIR      LOSSES AND      FAIR      LOSSES AND      FAIR      LOSSES AND
                                                            VALUE        OTTI         VALUE        OTTI         VALUE        OTTI
                                                        -----------   -----------   --------   -----------    --------    ----------
FIXED MATURITY SECURITIES:
Corporate bonds.......................................    $   2,814     $   142     $    918      $ 178       $  3,732      $   320
RMBS..................................................          253          36          196         24            449           60
CMBS..................................................           63          16          104         17            167           33
CLOs..................................................           10           8           53          3             63           11
State and municipal bonds.............................           64           1           24          6             88            7
Hybrid and redeemable preferred securities............           71           3          281         67            352           70
                                                        -----------   -----------   --------   -----------    --------    ----------
      Total fixed maturity securities.................        3,275         206        1,576        295          4,851          501
Equity securities.....................................            7           2           --         --              7            2
                                                        -----------   -----------   --------   -----------    --------    ----------
         Total AFS securities.........................    $   3,282     $   208     $  1,576      $ 295       $  4,858      $   503
                                                        ===========   ===========   ========   ===========    ========    ==========
Total number of AFS securities in an unrealized loss
 position.............................................                                                                          617
                                                                                                                          ==========

For information regarding our investments in VIEs, see Note 4.

We perform detailed analysis on the AFS securities backed by pools of residential and commercial mortgages that are most at risk of impairment based on factors discussed in Note 1. Selected information for these securities in a gross unrealized loss position (in millions) was as follows:

                                                                                                 AS OF DECEMBER 31, 2013
                                                                                        ---------------------------------------
                                                                                         AMORTIZED       FAIR        UNREALIZED
                                                                                           COST          VALUE          LOSS
                                                                                        ----------      -------      ----------
TOTAL
AFS securities backed by pools of residential mortgages............................      $  1,198       $ 1,087         $ 111
AFS securities backed by pools of commercial mortgages.............................           193           169            24
                                                                                        ----------      -------      ----------
   Total...........................................................................      $  1,391       $ 1,256         $ 135
                                                                                        ==========      =======      ==========
SUBJECT TO DETAILED ANALYSIS
AFS securities backed by pools of residential mortgages............................      $    871       $   774         $  97
AFS securities backed by pools of commercial mortgages.............................            29            23             6
                                                                                        ----------      -------      ----------
   Total...........................................................................      $    900       $   797         $ 103
                                                                                        ==========      =======      ==========

                                                                                                 AS OF DECEMBER 31, 2012
                                                                                        ---------------------------------------
                                                                                         AMORTIZED       FAIR        UNREALIZED
                                                                                           COST          VALUE          LOSS
                                                                                        ----------      -------      ----------
TOTAL
AFS securities backed by pools of residential mortgages............................      $  1,128       $   935         $ 193
AFS securities backed by pools of commercial mortgages.............................           225           183            42
                                                                                        ----------      -------      ----------
   Total...........................................................................      $  1,353       $ 1,118         $ 235
                                                                                        ==========      =======      ==========
SUBJECT TO DETAILED ANALYSIS
AFS securities backed by pools of residential mortgages............................      $  1,119       $   926         $ 193
AFS securities backed by pools of commercial mortgages.............................            52            36            16
                                                                                        ----------      -------      ----------
   Total...........................................................................      $  1,171       $   962         $ 209
                                                                                        ==========      =======      ==========

For the years ended December 31, 2013 and 2012, we recorded OTTI for AFS securities backed by pools of residential and commercial mortgages of $21 million and $103 million, pre-tax, respectively, and before associated amortization expense for DAC, VOBA, DSI and DFEL, of which $ (46) million and $
(45) million, respectively, was recognized in OCI and $67 million and $148 million, respectively, was recognized in net income (loss).

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. INVESTMENTS (CONTINUED)


The fair value, gross unrealized losses, the portion of OTTI recognized in OCI (in millions) and number of AFS securities where the fair value had declined and remained below amortized cost by greater than 20% were as follows:

                                                                                                  AS OF DECEMBER 31, 2013
                                                                                       ---------------------------------------------
                                                                                                                          NUMBER
                                                                                       FAIR       GROSS UNREALIZED          OF
                                                                                                 -----------------
                                                                                       VALUE     LOSSES      OTTI      SECURITIES(1)
                                                                                       -----     ------      -----     -------------
Less than six months..............................................................     $   1     $   --      $  --            4
Six months or greater, but less than nine months..................................         7          3         --            1
Nine months or greater, but less than twelve months...............................        56         18         --            4
Twelve months or greater..........................................................       340         89         81           92
                                                                                       -----     ------      -----     -------------
   Total..........................................................................     $ 404     $  110      $  81          101
                                                                                       =====     ======      =====     =============

                                                                                                  AS OF DECEMBER 31, 2012
                                                                                       ---------------------------------------------
                                                                                                                          NUMBER
                                                                                       FAIR       GROSS UNREALIZED          OF
                                                                                                 -----------------
                                                                                       VALUE     LOSSES      OTTI      SECURITIES(1)
                                                                                       -----     ------      -----     -------------
Less than six months..............................................................     $  34     $    9      $   1           14
Nine months or greater, but less than twelve months...............................        15         10         --            3
Twelve months or greater..........................................................       385        175        125          131
                                                                                       -----     ------      -----     -------------
   Total..........................................................................     $ 434     $  194      $ 126          148
                                                                                       =====     ======      =====     =============

--------------
(1) We may reflect a security in more than one aging category based on various purchase dates.


We regularly review our investment holdings for OTTI. Our gross unrealized losses, including the portion of OTTI recognized in OCI, on AFS securities increased $886 million for the year ended December 31, 2013. As discussed further below, we believe the unrealized loss position as of December 31, 2013, did not represent OTTI as (i) we did not intend to sell these fixed maturity AFS securities; (ii) it is not more likely than not that we will be required to sell the fixed maturity AFS securities before recovery of their amortized cost basis; (iii) the estimated future cash flows were equal to or greater than the amortized cost basis of the debt securities; and (iv) we had the ability and intent to hold the equity AFS securities for a period of time sufficient for recovery.

Based upon this evaluation as of December 31, 2013, management believes we have the ability to generate adequate amounts of cash from our normal operations (e.g., insurance premiums and fees and investment income) to meet cash requirements with a prudent margin of safety without requiring the sale of our temporarily-impaired securities.

As of December 31, 2013, the unrealized losses associated with our corporate bond securities were attributable primarily to securities that were backed by commercial loans and individual issuer companies. For our corporate bond securities with commercial loans as the underlying collateral, we evaluated the projected credit losses in the underlying collateral and concluded that we had sufficient subordination or other credit enhancement when compared with our estimate of credit losses for the individual security and we expected to recover the entire amortized cost for each security. For individual issuers, we performed detailed analysis of the financial performance of the issuer and determined that we expected to recover the entire amortized cost for each security.

As of December 31, 2013, the unrealized losses associated with our MBS and CLOs were attributable primarily to collateral losses and credit spreads. We assessed for credit impairment using a cash flow model that incorporates key assumptions including default rates, severities and prepayment rates. We estimated losses for a security by forecasting the underlying loans in each transaction. The forecasted loan performance was used to project cash flows to the various tranches in the structure, as applicable. Our forecasted cash flows also considered, as applicable, independent industry analyst reports and forecasts, sector credit ratings and other independent market data. Based upon our assessment of the expected credit losses of the security given the performance of the underlying collateral compared to our subordination or other credit enhancement, we expected to recover the entire amortized cost basis of each security.

As of December 31, 2013, the unrealized losses associated with our hybrid and redeemable preferred securities were attributable primarily to wider credit spreads caused by illiquidity in the market and subordination within the capital structure, as well as credit risk of specific issuers. For our hybrid and redeemable preferred securities, we evaluated the financial performance of the issuer based upon credit performance and investment ratings and determined that we expected to recover the entire amortized cost of each security.

Changes in the amount of credit loss of OTTI recognized in net income (loss) where the portion related to other factors was

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. INVESTMENTS (CONTINUED)


recognized in OCI (in millions) on fixed maturity AFS securities were as follows:

                                              FOR THE YEARS ENDED
                                                 DECEMBER 31,
                                           -------------------------
                                            2013     2012      2011
                                           -------  --------  ------
Balance as of beginning-of-year..........  $  402   $   380   $ 309
   Increases attributable to:
      Credit losses on securities for
        which an OTTI was not
        previously recognized............      37        98      54
      Credit losses on securities for
        which an OTTI was
        previously recognized............      40        59      68
   Decreases attributable to:
      Securities sold....................    (101)     (135)    (51)
                                           -------  --------  ------
        Balance as of end-of-year........  $  378   $   402   $ 380
                                           =======  ========  ======

During 2013, 2012 and 2011, we recorded credit losses on securities for which an OTTI was not previously recognized as we determined the cash flows expected to be collected would not be sufficient to recover the entire amortized cost basis of the debt security. The credit losses we recorded on securities for which an OTTI was not previously recognized were attributable primarily to one or a combination of the following reasons:

  - Failure of the issuer of the security to make scheduled payments;
  - Deterioration of creditworthiness of the issuer;
  - Deterioration of conditions specifically related to the security;
  - Deterioration of fundamentals of the industry in which the issuer operates; and
  - Deterioration of the rating of the security by a rating agency.

We recognize the OTTI attributed to the noncredit portion as a separate component in OCI referred to as unrealized OTTI on AFS securities.



Details of the amount of credit loss of OTTI recognized in net income (loss) for which a portion related to other factors was recognized in OCI (in millions), were as follows:

                                                                                               AS OF DECEMBER 31, 2013
                                                                                ----------------------------------------------------
                                                                                                   GROSS UNREALIZED          OTTI IN
                                                                                             ----------------------------
                                                                                 AMORTIZED           LOSSES AND     FAIR     CREDIT
                                                                                   COST       GAINS     OTTI        VALUE    LOSSES
                                                                                ----------   ------  ----------    ------   --------
Corporate bonds............................................................       $ 252      $ 18       $  48      $ 222     $ 126
RMBS.......................................................................         513        17          17        513       175
CMBS.......................................................................          34         3          12         25        77
                                                                                ----------   ------  ----------    ------   --------
   Total...................................................................       $ 799      $ 38       $  77      $ 760     $ 378
                                                                                ==========   ======  ==========    ======   ========

                                                                                               AS OF DECEMBER 31, 2012
                                                                                ----------------------------------------------------
                                                                                                   GROSS UNREALIZED          OTTI IN
                                                                                             ----------------------------
                                                                                 AMORTIZED           LOSSES AND     FAIR     CREDIT
                                                                                   COST       GAINS     OTTI        VALUE    LOSSES
                                                                                ----------   ------  ----------    ------   --------
Corporate bonds............................................................       $ 285      $  4       $  95      $ 194     $  99
RMBS.......................................................................         588        20          38        570       219
CMBS.......................................................................          39         1          16         24        84
                                                                                ----------   ------  ----------    ------   --------
   Total...................................................................       $ 912      $ 25       $ 149      $ 788     $ 402
                                                                                ==========   ======  ==========    ======   ========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. INVESTMENTS (CONTINUED)


TRADING SECURITIES

Trading securities at fair value (in millions) consisted of the following:

                                                 AS OF DECEMBER 31,
                                                --------------------
                                                  2013        2012
                                                --------    --------
FIXED MATURITY SECURITIES:
Corporate bonds..............................   $  1,683    $  1,817
U.S. government bonds........................        272         310
Foreign government bonds.....................         24          32
RMBS.........................................        152         188
CMBS.........................................          7          17
CLOs.........................................          2           4
State and municipal bonds....................         20          25
Hybrid and redeemable preferred
   securities................................         30          42
                                                --------    --------
      Total fixed maturity securities........      2,190       2,435
Equity Securities............................         --           2
                                                --------    --------
        Total trading securities.............   $  2,190    $  2,437
                                                ========    ========

The portion of the market adjustment for gains (losses) that relate to trading securities still held as of December 31, 2013, 2012 and 2011, was $(166) million, $53 million and $115 million, respectively.

MORTGAGE LOANS ON REAL ESTATE

Mortgage loans on real estate principally involve commercial real estate. The commercial loans are geographically diversified throughout the U.S. with the largest concentrations in California and Texas, which accounted for 32% and 31% of mortgage loans on real estate as of December 31, 2013 and 2012, respectively.

The following provides the current and past due composition of our mortgage loans on real estate (in millions):

                                                 AS OF DECEMBER 31,
                                                ---------------------
                                                  2013        2012
                                                ---------   ---------
Current......................................   $  7,026    $  6,791
Valuation allowance associated with
   impaired mortgage loans on
   real estate...............................         (3)         (6)
Unamortized premium (discount)...............          6           7
                                                ---------   ---------
   Total carrying value......................   $  7,029    $  6,792
                                                =========   =========



The number of impaired mortgage loans on real estate, each of which had an associated specific valuation allowance, and the carrying value of impaired mortgage loans on real estate (dollars in millions) were as follows:

                                                 AS OF DECEMBER 31,
                                                --------------------
                                                2013           2012
                                                -----          -----
Number of impaired mortgage loans
   on real estate...........................       3              4
                                                =====          =====
Principal balance of impaired mortgage
   loans on real estate.....................    $ 27           $ 38
Valuation allowance associated with
   impaired mortgage loans on
   real estate..............................      (3)            (6)
                                                -----          -----
   Carrying value of impaired
      mortgage loans on real estate.........    $ 24           $ 32
                                                =====          =====

The changes in the valuation allowance associated with impaired mortgage loans on real estate (in millions) were as follows:

                                                 AS OF DECEMBER 31,
                                                --------------------
                                                2013           2012
                                                -----          -----
Balance as of beginning-of-year..............    $ 6            $ 3
   Additions.................................      3              4
   Charge-offs, net of recoveries............     (6)            (1)
                                                -----          -----
      Balance as of end-of-year..............    $ 3            $ 6
                                                =====          =====

The average carrying value on the impaired mortgage loans on real estate (in millions) was as follows:

                                              FOR THE YEARS ENDED
                                                 DECEMBER 31,
                                           -----------------------
                                           2013      2012     2011
                                           -----    -----     ----
Average carrying value for
   impaired mortgage loans on
   real estate..........................   $ 30      $ 17     $ 15
Interest income recognized on
   impaired mortgage loans on
   real estate..........................      2         1        1
Interest income collected on
   impaired mortgage loans on
   real estate..........................      2         1        1

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. INVESTMENTS (CONTINUED)



As described in Note 1, we use the loan-to-value and debt-service coverage ratios as credit quality indicators for our mortgage loans, which were as follows (dollars in millions):

                                                            AS OF DECEMBER 31, 2013                    AS OF DECEMBER 31, 2012
                                                     -------------------------------------     -------------------------------------
                                                                                    DEBT-                                     DEBT-
                                                                                   SERVICE                                   SERVICE
                                                     PRINCIPAL        % OF        COVERAGE      PRINCIPAL       % OF        COVERAGE
                                                      AMOUNT          TOTAL         RATIO        AMOUNT         TOTAL         RATIO
                                                     ---------     ---------     ---------     ----------     --------      --------
Less than 65%.....................................    $ 5,892        83.9%          1.79        $  5,526        81.3%         1.68
65% to 74%........................................        736        10.4%          1.42             869        12.8%         1.39
75% to 100%.......................................        363         5.2%          0.83             350         5.2%         0.82
Greater than 100%.................................         35         0.5%          0.78              46         0.7%         0.79
                                                     ---------     ---------                   ----------     --------
   Total mortgage loans on real estate............    $ 7,026       100.0%                      $  6,791       100.0%
                                                     =========     =========                   ==========     ========



ALTERNATIVE INVESTMENTS

As of December 31, 2013 and 2012, alternative investments included investments in 121 and 98 different partnerships, respectively, and the portfolio represented approximately 1% of our overall invested assets.

NET INVESTMENT INCOME

The major categories of net investment income (in millions) on our Consolidated Statements of Comprehensive Income (Loss) were as follows:

                                          FOR THE YEARS ENDED
                                             DECEMBER 31,
                                   --------------------------------
                                     2013        2012        2011
                                   ---------   ---------   --------
Fixed maturity AFS
   securities...................    $ 3,876    $  3,813    $ 3,724
Equity AFS securities...........          6           6          5
Trading securities..............        130         138        145
Mortgage loans on
   real estate..................        377         381        392
Real estate.....................          5          11         18
Standby real estate equity
   commitments..................         --          --          1
Policy loans....................        153         163        161
Invested cash...................          3           4          3
Commercial mortgage loan
   prepayment and bond
   make-whole premiums..........        107          39         75
Alternative investments.........         86         125         90
Consent fees....................          4           3          3
Other investments...............          4          (5)        --
                                   ---------   ---------   --------
   Investment income............      4,751       4,678      4,617
Investment expense..............       (190)       (127)      (127)
                                   ---------   ---------   --------
      Net investment income.....    $ 4,561    $  4,551    $ 4,490
                                   =========   =========   ========



REALIZED GAIN (LOSS) RELATED TO CERTAIN INVESTMENTS

The detail of the realized gain (loss) related to certain investments (in millions) was as follows:

                                           FOR THE YEARS ENDED
                                              DECEMBER 31,
                                      -----------------------------
                                      2013        2012       2011
                                      ------     -------    -------
Fixed maturity AFS securities:
   Gross gains....................    $  20      $   14     $   84
   Gross losses...................      (89)       (187)      (218)
Equity AFS securities:
   Gross gains....................        8           1         10
   Gross losses...................       (2)         (9)        --
Gain (loss) on other
   investments....................        6          15         27
Associated amortization of
   DAC, VOBA, DSI and DFEL
   and changes in other
   contract holder funds..........      (27)          2         (9)
                                      ------     -------    -------
      Total realized gain (loss)
        related to certain
        investments...............    $ (84)     $ (164)    $ (106)
                                      ======     =======    =======

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. INVESTMENTS (CONTINUED)



Details underlying write-downs taken as a result of OTTI (in millions) that were recognized in net income (loss) and included in realized gain (loss) on AFS securities above, and the portion of OTTI recognized in OCI (in millions) were as follows:

                                           FOR THE YEARS ENDED
                                              DECEMBER 31,
                                      -----------------------------
                                      2013        2012       2011
                                      ------     -------    -------
OTTI RECOGNIZED IN
   NET INCOME (LOSS)
Fixed maturity securities:
   Corporate bonds................    $ (34)     $  (62)    $  (13)
   RMBS...........................      (28)        (50)       (76)
   CMBS...........................      (14)        (47)       (56)
   CLOs...........................       (1)         (2)        (1)
   Hybrid and redeemable
      preferred securities........       --          --         (2)
                                      ------     -------    -------
      Total fixed maturity
        securities................      (77)       (161)      (148)
Equity securities.................       (1)         (8)        --
                                      ------     -------    -------
        Gross OTTI recognized
           in net income (loss)...      (78)       (169)      (148)
        Associated amortization
           of DAC, VOBA, DSI,
           and DFEL...............       13          30         30
                                      ------     -------    -------
           Net OTTI recognized
              in net income
              (loss), pre-tax.....    $ (65)     $ (139)    $ (118)
                                      ======     =======    =======
PORTION OF OTTI
   RECOGNIZED IN OCI
Gross OTTI recognized in OCI......    $  11      $  118     $   54
Change in DAC, VOBA,
   DSI and DFEL...................       (1)        (15)       (12)
                                      ------     -------    -------
   Net portion of OTTI
      recognized in OCI, pre-tax..    $  10      $  103     $   42
                                      ======     =======    =======

DETERMINATION OF CREDIT LOSSES ON CORPORATE BONDS AND CLOS
As of December 31, 2013 and 2012, we reviewed our corporate bond and CLO portfolios for potential shortfall in contractual principal and interest based on numerous subjective and objective inputs. The factors used to determine the amount of credit loss for each individual security, include, but are not limited to, near term risk, substantial discrepancy between book and market value, sector or company-specific volatility, negative operating trends and trading levels wider than peers.



Credit ratings express opinions about the credit quality of a security. Securities rated investment grade, that is those rated BBB- or higher by Standard & Poor's ("S&P") Rating Services or Baa3 or higher by Moody's Investors Service ("Moody's"), are generally considered by the rating agencies and market participants to be low credit risk. As of December 31, 2013 and 2012, 96% of the fair value of our corporate bond portfolio was rated investment grade. As of December 31, 2013 and 2012, the portion of our corporate bond portfolio rated below investment grade had an amortized cost of $2.9 billion, and a fair value of $2.9 billion. As of December 31, 2013 and 2012, 94% and 93%, respectively, of the fair value of our CLO portfolio was rated investment grade. As of December 31, 2013 and 2012, the portion of our CLO portfolio rated below investment grade had an amortized cost of $16 million and $21 million, respectively, and fair value of $13 million. Based upon the analysis discussed above, we believed as of December 31, 2013 and 2012, that we would recover the amortized cost of each investment grade corporate bond and CLO security.

DETERMINATION OF CREDIT LOSSES ON MBS
As of December 31, 2013 and 2012, default rates were projected by considering underlying MBS loan performance and collateral type. Projected default rates on existing delinquencies vary between 10% to 100% depending on loan type and severity of delinquency status. In addition, we estimate the potential contributions of currently performing loans that may become delinquent in the future based on the change in delinquencies and loan liquidations experienced in the recent history. Finally, we develop a default rate timing curve by aggregating the defaults for all loans in the pool (delinquent loans, foreclosure and real estate owned and new delinquencies from currently performing loans) and the associated loan-level loss severities.

We use certain available loan characteristics such as lien status, loan sizes and occupancy to estimate the loss severity of loans. Second lien loans are assigned 100% severity, if defaulted. For first lien loans, we assume a minimum of 30% severity with higher severity assumed for investor properties and further adjusted by housing price assumptions. With the default rate timing curve and loan-level severity, we derive the future expected credit losses.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


5. INVESTMENTS (CONTINUED)


PAYABLES FOR COLLATERAL ON INVESTMENTS

The carrying value of the payables for collateral on investments (in millions) included on our Consolidated Balance Sheets and the fair value of the related investments or collateral consisted of the following:

                                                                                   AS OF DECEMBER 31, 2013   AS OF DECEMBER 31, 2012
                                                                                  ------------------------  ------------------------
                                                                                  CARRYING         FAIR      CARRYING         FAIR
                                                                                    VALUE          VALUE       VALUE          VALUE
                                                                                  ---------       -------   ---------       --------
Collateral payable held for derivative investments(1)...........................   $   264        $   264    $ 2,507        $  2,507
Securities pledged under securities lending agreements(2).......................       184            178        197             189
Securities pledged under repurchase agreements(3)...............................       530            553        280             294
Securities pledged for Term Asset-Backed Securities Loan Facility ("TALF")(4)...        36             49         37              52
Investments pledged for Federal Home Loan Bank of Indianapolis
   ("FHLBI")(5).................................................................     1,851          3,127      1,100           1,936
                                                                                  ---------       -------   ---------       --------
   Total payables for collateral on investments.................................   $ 2,865        $ 4,171    $ 4,121        $  4,978
                                                                                  =========       =======   =========       ========

-------------
(1) We obtain collateral based upon contractual provisions with our counterparties. These agreements take into consideration the counterparties' credit rating as compared to ours, the fair value of the derivative investments and specified thresholds that if exceeded result in the receipt of cash that is typically invested in cash and invested cash. See Note 6 for additional information.
(2) Our pledged securities under securities lending agreements are included in fixed maturity AFS securities on our Consolidated Balance Sheets. We generally obtain collateral in an amount equal to 102% and 105% of the fair value of the domestic and foreign securities, respectively. We value collateral daily and obtain additional collateral when deemed appropriate. The cash received in our securities lending program is typically invested in cash and invested cash or fixed maturity AFS securities.
(3) Our pledged securities under repurchase agreements are included in fixed maturity AFS securities on our Consolidated Balance Sheets. We obtain collateral in an amount equal to 95% of the fair value of the securities, and our agreements with third parties contain contractual provisions to allow for additional collateral to be obtained when necessary. The cash received in our repurchase program is typically invested in fixed maturity AFS securities.
(4) Our pledged securities for TALF are included in fixed maturity AFS securities on our Consolidated Balance Sheets. We obtain collateral in an amount that has typically averaged 90% of the fair value of the TALF securities. The cash received in these transactions is invested in fixed maturity AFS securities.
(5) Our pledged investments for FHLBI are included in fixed maturity AFS securities and mortgage loans on real estate on our Consolidated Balance Sheets. The collateral requirements are generally 105% to 115% of the fair value for fixed maturity AFS securities and 155% to 175% of the fair value for mortgage loans on real estate. The cash received in these transactions is primarily invested in cash and invested cash or fixed maturity AFS securities.


For information related to balance sheet offsetting of our securities lending and repurchase agreements, see Note 6.

Increase (decrease) in payables for collateral on investments (in millions) included on the Consolidated Statements of Cash Flows consisted of the following:

                                          FOR THE YEARS ENDED
                                             DECEMBER 31,
                                    -------------------------------
                                      2013        2012       2011
                                    ---------   --------   --------
Collateral payable held for
   derivative investments........   $ (2,243)   $  (487)   $ 2,141
Securities pledged under
   securities lending
   agreements....................        (13)        (3)         1
Securities pledged under
   repurchase agreements.........        250         --         --
Securities pledged for TALF......         (1)      (136)      (107)
Investments pledged for
   FHLBI.........................        751      1,000         --
                                    ---------   --------   --------
   Total increase (decrease) in
      payables for collateral on
      investments................   $ (1,256)   $   374    $ 2,035
                                    =========   ========   ========



INVESTMENT COMMITMENTS

As of December 31, 2013, our investment commitments were $868 million, which included $411 million of LPs, $372 million of private placement securities and $85 million of mortgage loans on real estate.

CONCENTRATIONS OF FINANCIAL INSTRUMENTS

As of December 31, 2013 and 2012, our most significant investments in one issuer were our investments in securities issued by the Federal Home Loan Mortgage Corporation with a fair value of $2.5 billion and $3.6 billion, or 3% and 4%, respectively, of our invested assets portfolio, respectively, and our investments in securities issued by Fannie Mae with a fair value of $1.7 billion and $2.2 billion, respectively, or 2% of our invested assets portfolio. These investments are included in corporate bonds in the tables above.

As of December 31, 2013 and 2012, our most significant investments in one industry were our investment securities in the electric industry with a fair value of $8.5 billion and $8.4 billion, respectively, or 9% of our invested assets portfolio, and our investment securities in the banking industry with a fair value of $4.8 billion and $5.3 billion, respectively, or 5% of our invested assets portfolio. We utilized the industry classifications to obtain the concentration of financial instruments amount; as such, this amount will not agree to the AFS securities table above.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


--------------------------------------------------------------------------------
6. DERIVATIVE INSTRUMENTS


We maintain an overall risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate risk, foreign currency exchange risk, equity market risk, default risk, basis risk and credit risk. We assess these risks by continually identifying and monitoring changes in our exposures that may adversely affect expected future cash flows and by evaluating hedging opportunities.

Derivative activities are monitored by various management committees. The committees are responsible for overseeing the implementation of various hedging strategies that are developed through the analysis of financial simulation models and other internal and industry sources. The resulting hedging strategies are incorporated into our overall risk management strategies.

See Note 1 for a detailed discussion of the accounting treatment for derivative instruments. See Note 21 for additional disclosures related to the fair value of our derivative instruments and Note 4 for derivative instruments related to our consolidated VIEs.

INTEREST RATE CONTRACTS

We use derivative instruments as part of our interest rate risk management strategy. These instruments are economic hedges unless otherwise noted and include:

CONSUMER PRICE INDEX SWAPS
We use consumer price index swaps to hedge the liability exposure on certain options in fixed annuity products. Consumer price index swaps are contracts entered into at no cost and whose payoff is the difference between the consumer price index inflation rate and the fixed-rate determined as of inception.

FORWARD-STARTING INTEREST RATE SWAPS
We use forward-starting interest rate swaps designated and qualifying as cash flow hedges to hedge our exposure to interest rate fluctuations related to the forecasted purchase of certain assets and liabilities.

INTEREST RATE CAP AGREEMENTS
We use interest rate cap agreements to provide a level of protection from the effect of rising interest rates to economically hedge certain life insurance products and annuity contracts. Interest rate cap agreements entitle us to receive quarterly payments from the counterparties on specified future reset dates, contingent on future interest rates. For each cap, the amount of such quarterly payments, if any, is determined by the excess of a market interest rate over a specified cap rate, multiplied by the notional amount divided by four.

INTEREST RATE CAP CORRIDORS
We use interest rate cap corridors to provide a level of protection from the effect of rising interest rates for certain life insurance products and annuity contracts. Interest rate cap corridors involve purchasing an interest rate cap at a specific cap rate and selling an interest rate cap with a higher cap rate. For each corridor, the amount of quarterly payments, if any, is determined by the rate at which the underlying index rate resets above the original capped rate. The corridor limits the benefit the purchaser can receive as the related interest rate index rises above the higher capped rate. There is no additional liability to us other than the purchase price associated with the interest rate cap corridor.

INTEREST RATE FUTURES
We use interest rate futures contracts to hedge the liability exposure on certain options in variable annuity products. These futures contracts require payment between our counterparty and us on a daily basis for changes in the futures index price.

INTEREST RATE SWAP AGREEMENTS
We use interest rate swap agreements to hedge the liability exposure on certain options in variable annuity products.

We also use interest rate swap agreements designated and qualifying as cash flow hedges. These instruments either hedge the interest rate risk of floating-rate bond coupon payments by replicating a fixed-rate bond, or hedge our exposure to fixed-rate bond coupon payments and the change in the underlying asset values as interest rates fluctuate.

Finally, we use interest rate swap agreements designated and qualifying as fair value hedges to hedge against changes in the value of anticipated transactions and commitments as interest rates fluctuate.

REVERSE TREASURY LOCKS
We use reverse treasury locks designated and qualifying as cash flow hedges to hedge the interest rate exposure related to the purchase of fixed-rate securities or the anticipated future cash flows of floating-rate fixed maturity securities due to changes in interest rates. These derivatives are primarily structured to hedge interest rate risk inherent in the assumptions used to price certain liabilities.

FOREIGN CURRENCY CONTRACTS

We use derivative instruments as part of our foreign currency risk management strategy. These instruments are economic hedges unless otherwise noted and include:

CURRENCY FUTURES
We use currency futures to hedge foreign exchange risk associated with certain options in variable annuity products. Currency futures exchange one currency for another at a specified date in the future at a specified exchange rate.

FOREIGN CURRENCY SWAPS
We use foreign currency swaps designated and qualifying as cash flow hedges, which are traded over-the-counter, to hedge some of the foreign exchange risk of investments in fixed maturity securities denominated in foreign currencies. A foreign currency swap is a contractual agreement to exchange the currencies of two different countries at a specified rate of exchange in the future.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6. DERIVATIVE INSTRUMENTS (CONTINUED)


EQUITY MARKET CONTRACTS

We use derivative instruments as part of our equity market risk management strategy that are economic hedges and include:

CALL OPTIONS BASED ON THE S&P 500 INDEX(R) ("S&P 500")
We use indexed annuity contracts to permit the holder to elect an interest rate return or an equity market component, where interest credited to the contracts is linked to the performance of the S&P 500. Contract holders may elect to rebalance index options at renewal dates, either annually or biannually. As of each renewal date, we have the opportunity to re-price the indexed component by establishing participation rates, caps, spreads and specified rates, subject to contractual guarantees. We purchase call options that are highly correlated to the portfolio allocation decisions of our contract holders, such that we are economically hedged with respect to equity returns for the current reset period.

EQUITY FUTURES
We use equity futures contracts to hedge the liability exposure on certain options in variable annuity products. These futures contracts require payment between our counterparty and us on a daily basis for changes in the futures index price.

PUT OPTIONS
We use put options to hedge the liability exposure on certain options in variable annuity products. Put options are contracts that require counterparties to pay us at a specified future date the amount, if any, by which a specified equity index is less than the strike rate stated in the agreement, applied to a notional amount.

TOTAL RETURN SWAPS
We use total return swaps to hedge a portion of the liability related to our deferred compensation plans. We receive the total return on a portfolio of indexes and pay a floating-rate of interest.

In addition, we use total return swaps to hedge the liability exposure on certain options in variable annuity products. We receive the total return on a portfolio of indexes and pay a floating-rate of interest.

VARIANCE SWAPS
We use variance swaps to hedge the liability exposure on certain options in variable annuity products. Variance swaps are contracts entered into at no cost and whose payoff is the difference between the realized variance rate of an underlying index and the fixed variance rate determined as of inception.

CREDIT CONTRACTS

We use derivative instruments as part of our credit risk management strategy that are economic hedges and include:

CREDIT DEFAULT SWAPS -- BUYING PROTECTION
We buy credit default swaps to hedge against a drop in bond prices due to credit concerns of certain bond issuers. A credit default swap allows us to put the bond back to the counterparty at par upon a default event by the bond issuer. A default event is defined as bankruptcy, failure to pay, obligation acceleration or restructuring.



CREDIT DEFAULT SWAPS -- SELLING PROTECTION
We sell credit default swaps to offer credit protection to contract holders and investors. The credit default swaps hedge the contract holders and investors against a drop in bond prices due to credit concerns of certain bond issuers. A credit default swap allows the investor to put the bond back to us at par upon a default event by the bond issuer. A default event is defined as bankruptcy, failure to pay, obligation acceleration or restructuring.

EMBEDDED DERIVATIVES

We have embedded derivatives that include:

GLB RESERVES EMBEDDED DERIVATIVES
We use a hedging strategy designed to mitigate the risk and income statement volatility caused by changes in the equity markets, interest rates and volatility associated with GLBs offered in our variable annuity products, including products with GWB and GIB features. The hedging strategy is designed such that changes in the value of the hedge contracts due to changes in equity markets, interest rates and implied volatilities move in the opposite direction of changes in embedded derivative GLB reserves caused by those same factors. We rebalance our hedge positions based upon changes in these factors as needed. While we actively manage our hedge positions, these hedge positions may not be totally effective in offsetting changes in the embedded derivative reserve due to, among other things, differences in timing between when a market exposure changes and corresponding changes to the hedge positions, extreme swings in the equity markets and interest rates, market volatility, contract holder behavior, divergence between the performance of the underlying funds and the hedging indices, divergence between the actual and expected performance of the hedge instruments and our ability to purchase hedging instruments at prices consistent with our desired risk and return trade-off. However, the hedging results do not impact LNL due to a funds withheld agreement with LNBAR, which causes the financial impact of the derivatives, as well as the cash flow activity, to be reflected on LNBAR.

Certain features of these guarantees have elements of both insurance benefits accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC ("benefit reserves") and embedded derivatives accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC ("embedded derivative reserves"). We calculate the value of the embedded derivative reserve and the benefit reserve based on the specific characteristics of each GLB feature.

INDEXED ANNUITY CONTRACTS EMBEDDED DERIVATIVES
We distribute indexed annuity contracts that permit the holder to elect an interest rate return or an equity market component, where interest credited to the contracts is linked to the performance of the S&P 500. Contract holders may elect to rebalance index options at renewal dates, either annually or biannually. As of each renewal date, we have the opportunity to re-price the indexed component by establishing participation rates, caps, spreads and specified rates, subject to contractual

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6. DERIVATIVE INSTRUMENTS (CONTINUED)


guarantees. We purchase S&P 500 call options that are highly correlated to the portfolio allocation decisions of our contract holders, such that we are economically hedged with respect to equity returns for the current reset period.

REINSURANCE RELATED EMBEDDED DERIVATIVES
We have certain modified coinsurance arrangements and coinsurance with funds withheld reinsurance arrangements with embedded derivatives related to the withheld assets of the related funds. These derivatives are considered total return swaps with contractual returns that are attributable to various assets and liabilities associated with these reinsurance arrangements.

We are involved in an inter-company reinsurance agreement where we cede to LNBAR the risk under certain UL contracts for no lapse benefit guarantees. If our contract holders' account value is not sufficient to pay the cost of insurance charges required to keep the policy inforce, and the contract holder has made required deposits, LNBAR will reimburse us for the charges.



We have derivative instruments with off-balance-sheet risks whose notional or contract amounts exceed the related credit exposure. Outstanding derivative instruments with off-balance-sheet risks (in millions) were as follows:

                                                             AS OF DECEMBER 31, 2013                AS OF DECEMBER 31, 2012
                                                      -------------------------------------  -------------------------------------
                                                      NOTIONAL            FAIR VALUE         NOTIONAL            FAIR VALUE
                                                                    -----------------------                 ----------------------
                                                       AMOUNTS        ASSET       LIABILITY   AMOUNTS        ASSET       LIABILITY
                                                      --------      --------      ---------  ---------      -------      ---------
QUALIFYING HEDGES
Cash flow hedges:
   Interest rate contracts(1).......................  $  2,876      $    160      $   149    $  2,001       $   353      $    224
   Foreign currency contracts(1)....................       615            32           46         420            39            26
                                                      --------      --------      ---------  ---------      -------      ---------
      Total cash flow hedges........................     3,491           192          195       2,421           392           250
                                                      --------      --------      ---------  ---------      -------      ---------
NON-QUALIFYING HEDGES
Interest rate contracts(1)..........................    44,620           214          744      35,539         1,030           474
Foreign currency contracts(1).......................       102            --           --          48            --            --
Equity market contracts(1)..........................    19,804           956          192      19,744         1,734           170
Equity collar(1)....................................        --            --           --           9             1            --
Credit contracts(2).................................       126            --            2         149            --            11
Embedded derivatives:
      GLB reserves(3)...............................        --         1,244           --          --            --            --
      GLB reserves(2)...............................        --            --        1,244          --            --           909
   Reinsurance related(4)...........................        --           159           --          --            --           184
   Indexed annuity and universal life contracts(5)..        --            --        1,048          --            --           732
                                                      --------      --------      ---------  ---------      -------      ---------
           Total derivative instruments.............  $ 68,143      $  2,765      $ 3,425    $ 57,910       $ 3,157      $  2,730
                                                      ========      ========      =========  =========      =======      =========

-------------
(1) Reported in derivative investments and other liabilities on our Consolidated Balance Sheets.
(2)  Reported in other liabilities on our Consolidated Balance Sheets.
(3)  Reported in other assets on our Consolidated Balance Sheets.
(4) Reported in reinsurance related embedded derivatives on our Consolidated Balance Sheets.
(5)  Reported in future contract benefits on our Consolidated Balance Sheets.

The maturity of the notional amounts of derivative instruments (in millions) was as follows:

                                                                          REMAINING LIFE AS OF DECEMBER 31, 2013
                                                     -------------------------------------------------------------------------------
                                                      LESS THAN        1 - 5        6 - 10        11 - 30      OVER 30
                                                       1 YEAR          YEARS         YEARS         YEARS        YEARS         TOTAL
                                                     ----------     ---------      --------      --------     --------      --------
Interest rate contracts(1).....................      $   4,343      $  23,124      $ 10,697      $  9,332       $ --        $ 47,496
Foreign currency contracts(2)..................            175            110           305           127         --             717
Equity market contracts........................         10,864          3,573         5,344            21          2          19,804
Credit contracts...............................             --            126            --            --         --             126
                                                     ----------     ---------      --------      --------     --------      --------
           Total derivative instruments with
             notional amounts..................      $  15,382      $  26,933      $ 16,346      $  9,480       $  2        $ 68,143
                                                     ==========     =========      ========      ========     ========      ========

-------------
(1) As of December 31, 2013, the latest maturity date for which we were hedging our exposure to the variability in future cash flows for these instruments was June 2042.
(2) As of December 31, 2013, the latest maturity date for which we were hedging our exposure to the variability in future cash flows for these instruments was April 2028.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6. DERIVATIVE INSTRUMENTS (CONTINUED)


The change in our unrealized gain (loss) on derivative instruments in AOCI (in millions) was as follows:

                                              FOR THE YEARS ENDED
                                                 DECEMBER 31,
                                          --------------------------
                                           2013      2012     2011
                                          -------   -------   ------
UNREALIZED GAIN (LOSS)
   ON DERIVATIVE INSTRUMENTS
Balance as of beginning-of-year.........  $  101    $  132    $ (14)
Other comprehensive income (loss):
   Unrealized holding gains (losses)
      arising during the year:
      Cash flow hedges:
        Interest rate contracts.........    (126)      (41)     201
        Foreign currency contracts......     (24)      (22)       3
   Change in foreign currency
      exchange rate adjustment..........     (19)      (12)       7
   Change in DAC, VOBA, DSI and
      DFEL..............................       5        14        1
   Income tax benefit (expense).........      57        20      (74)
   Less:
      Reclassification adjustment for
        gains (losses) included in net
        income (loss):
        Cash flow hedges:
           Interest rate contracts(1)...     (21)      (21)     (15)
           Foreign currency
              contracts(1)..............       3         3        2
   Associated amortization of DAC,
      VOBA, DSI and DFEL................       1         3        1
   Income tax benefit (expense).........       6         5        4
                                          -------   -------   ------
              Balance as of
                end-of-year.............  $    5    $  101    $ 132
                                          =======   =======   ======

-------------
(1) The OCI offset is reported within net investment income on our Consolidated Statements of Comprehensive Income (Loss).



The gains (losses) on derivative instruments (in millions) recorded within income (loss) from continuing operations on our Consolidated Statements of Comprehensive Income (Loss) were as follows:

                                             FOR THE YEARS ENDED
                                                DECEMBER 31,
                                       -------------------------------
                                         2013       2012       2011
                                       ---------  ---------  ---------
QUALIFYING HEDGES
Cash flow hedges:
   Interest rate contracts(1)........  $    (21)  $    (22)  $    (15)
   Foreign currency contracts(1).....         3          3          2
                                       ---------  ---------  ---------
      Total cash flow hedges.........       (18)       (19)       (13)
                                       ---------  ---------  ---------
NON-QUALIFYING HEDGES
Interest rate contracts(2)...........      (998)        26      1,100
Foreign currency contracts(2)........        (4)        (8)       (12)
Equity market contracts(2)...........    (1,306)    (1,014)       315
Equity market contracts(3)...........        37       (362)        26
Credit contracts(2)..................         9          2         (7)
Embedded derivatives:
   Reinsurance related(2)............       352        (50)       (47)
   GLB reserves(2)...................    (2,153)        --         --
   GLB reserves(2)...................     2,153      1,308     (1,809)
   Indexed annuity and universal
      life contracts(2)..............      (356)      (136)         5
                                       ---------  ---------  ---------
              Total derivative
                instruments..........  $ (2,284)  $   (253)  $   (442)
                                       =========  =========  =========

-------------
(1) Reported in net investment income on our Consolidated Statements of Comprehensive Income (Loss).
(2) Reported in realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss).
(3) Reported in commissions and other expenses on our Consolidated Statements of Comprehensive Income (Loss).

Gains (losses) (in millions) on derivative instruments designated and qualifying as cash flow hedges were as follows:

                                              FOR THE YEARS ENDED
                                                 DECEMBER 31,
                                           ------------------------
                                           2013      2012     2011
                                           ------   ------    -----
Gain (loss) recognized as a
   component of OCI with the offset
   to net investment income.............   $ (18)   $ (18)    $(13)

As of December 31, 2013, $23 million of the deferred net losses on derivative instruments in accumulated OCI were expected to be reclassified to earnings during the next 12 months. This reclassification would be due primarily to interest rate variances related to our interest rate swap agreements.

For the years ended December 31, 2013 and 2012, there were no material reclassifications to earnings due to hedged firm commitments no longer deemed probable or due to hedged forecasted transactions that had not occurred by the end of the originally specified time period.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6. DERIVATIVE INSTRUMENTS (CONTINUED)


Information related to our open credit default swap liabilities for which we are the seller (dollars in millions) was as follows:

                                                            AS OF DECEMBER 31, 2013
-------------------------------------------------------------------------------------------------------------------------------

                                                        CREDIT RATING                                               MAXIMUM
                      REASON FOR        NATURE OF       OF UNDERLYING         NUMBER OF                            POTENTIAL
   MATURITY            ENTERING         RECOURSE        OBLIGATION(1)        INSTRUMENTS       FAIR VALUE(2)        PAYOUT
---------------       ----------       ----------       -------------       ------------       -------------      ----------
12/20/2016(3)             (4)              (5)              BBB-                  3               $  (1)            $  68
03/20/2017(3)             (4)              (5)              BBB-                  3                  (1)               58
                                                                            ------------       -------------      ----------
                                                                                  6               $  (2)            $ 126
                                                                            ============       =============      ==========

                                                           AS OF DECEMBER 31, 2012
-------------------------------------------------------------------------------------------------------------------------------

                                                          CREDIT RATING                                                MAXIMUM
                      REASON FOR         NATURE OF        OF UNDERLYING         NUMBER OF                             POTENTIAL
   MATURITY            ENTERING          RECOURSE         OBLIGATION(1)        INSTRUMENTS        FAIR VALUE(2)        PAYOUT
--------------        ----------         ---------        -------------        -----------        -------------       ---------
12/20/2016(3)             (4)               (5)               BBB-                  3                $  (4)             $  68
03/20/2017(3)             (4)               (5)               BBB-                  4                   (7)                81
                                                                               -----------        -------------       ---------
                                                                                    7                $ (11)             $ 149
                                                                               ===========        =============       =========

-------------
(1) Represents average credit ratings based on the midpoint of the applicable ratings among Moody's, S&P and Fitch Ratings, as scaled to the corresponding S&P ratings.
(2) Broker quotes are used to determine the market value of our credit default swaps.
(3) These credit default swaps were sold to a counterparty of the consolidated VIEs discussed in Note 4.
(4) Credit default swaps were entered into in order to generate income by providing default protection in return for a quarterly payment.
(5) Sellers do not have the right to demand indemnification or compensation from third parties in case of a loss (payment) on the contract.


Details underlying the associated collateral of our open credit default swaps for which we are the seller, if credit risk related contingent features were triggered (in millions), were as follows:

                                                  AS OF DECEMBER 31,
                                                  ------------------
                                                  2013         2012
                                                  -----       ------
Maximum potential payout.......................   $ 126       $  149
Less:
   Counterparty thresholds.....................      --           --
                                                  -----       ------
      Maximum collateral potentially
        required to post.......................   $ 126       $  149
                                                  =====       ======

Certain of our credit default swap agreements contain contractual provisions that allow for the netting of collateral with our counterparties related to all of our collateralized financing transactions that we have outstanding. If these netting agreements were not in place, we would have been required to post $2 million as of December 31, 2013, after considering the fair values of the associated investments counterparties' credit ratings as compared to ours and specified thresholds that once exceeded result in the payment of cash.

CREDIT RISK

We are exposed to credit loss in the event of non-performance by our counterparties on various derivative contracts and reflect assumptions regarding the credit or NPR. The NPR is based upon assumptions for each counterparty's credit spread over the estimated weighted average life of the counterparty exposure less collateral held. As of December 31, 2013, the NPR adjustment was $2 million. The credit risk associated with such agreements is minimized by purchasing such agreements from financial institutions with long-standing, superior performance records. Additionally, we maintain a policy of requiring all derivative contracts to be governed by an International Swaps and Derivatives Association ("ISDA") Master Agreement. We are required to maintain minimum ratings as a matter of routine practice in negotiating ISDA agreements. Under some ISDA agreements, our insurance subsidiaries have agreed to maintain certain financial strength or claims-paying ratings. A downgrade below these levels could result in termination of derivative contracts, at which time any amounts payable by us would be dependent on the market value of the underlying derivative contracts. In certain transactions, we and the counterparty have entered into a credit support annex requiring either party to post collateral when net exposures exceed pre-determined thresholds. These thresholds vary by counterparty and credit rating. The amount of such exposure is essentially the net replacement cost or market value less collateral held for such agreements with each counterparty if the net market value is in our favor. As of December 31, 2013, our exposure was $50 million.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6. DERIVATIVE INSTRUMENTS (CONTINUED)


The amounts recognized (in millions) by S&P credit rating of counterparty, for which we had the right to reclaim cash collateral or were obligated to return cash collateral, were as follows:

                   AS OF DECEMBER 31, 2013     AS OF DECEMBER 31, 2012
                  ------------------------    ------------------------
                  COLLATERAL    COLLATERAL    COLLATERAL    COLLATERAL
                   POSTED BY     POSTED BY     POSTED BY     POSTED BY
       S&P         COUNTER-         LNL        COUNTER-         LNL
     CREDIT          PARTY       (HELD BY        PARTY       (HELD BY
    RATING OF      (HELD BY      COUNTER-      (HELD BY      COUNTER-
  COUNTERPARTY       LNL)         PARTY)         LNL)         PARTY)
 -------------    ----------    ----------    ----------    ----------
       AA            $  --        $   --        $    41        $  --
       AA-              34           (10)            58           --
       A+               19            --            551           --
        A              228          (183)           762          (68)
       A-              207          (123)         1,113           --
      BBB+              79            --             --           --
       BBB              --            --              4           --
                  ----------    ----------    ----------    ----------
                     $ 567        $ (316)       $ 2,529        $(68)
                  ==========    ==========    ==========    ==========


BALANCE SHEET OFFSETTING

Information related to our derivative instruments, securities lending transactions and repurchase agreements and the effects of offsetting on our Consolidated Balance Sheets (in millions) were as follows:

                                                                                             AS OF DECEMBER 31, 2013
                                                                             -------------------------------------------------------
                                                                                                            SECURITIES
                                                                                             EMBEDDED       LENDING AND
                                                                             DERIVATIVE     DERIVATIVE      REPURCHASE
                                                                             INSTRUMENTS    INSTRUMENTS     AGREEMENTS       TOTAL
                                                                             -----------    -----------    ------------    ---------
FINANCIAL ASSETS
Gross amount of recognized assets.........................................    $  1,170        $ 1,403        $     --      $  2,573
Gross amounts offset......................................................        (553)            --              --          (553)
Net amount of assets......................................................         617          1,403              --         2,020
Gross amounts not offset:
   Cash collateral received...............................................        (251)            --              --          (251)
                                                                             -----------    -----------    ------------    ---------
        Net amount........................................................    $    366        $ 1,403        $     --      $  1,769
                                                                             ===========    ===========    ============    =========
FINANCIAL LIABILITIES
Gross amount of recognized liabilities....................................    $    580        $ 2,292        $  2,601      $  5,473
Gross amounts offset......................................................        (192)            --              --          (192)
Net amount of liabilities.................................................         388          2,292           2,601         5,281
Gross amounts not offset:
   Cash collateral received...............................................          --             --          (2,601)       (2,601)
                                                                             -----------    -----------    ------------    ---------
        Net amount........................................................    $    388        $ 2,292        $     --      $  2,680
                                                                             ===========    ===========    ============    =========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


6. DERIVATIVE INSTRUMENTS (CONTINUED)



                                                                                             AS OF DECEMBER 31, 2012
                                                                             -------------------------------------------------------
                                                                                                            SECURITIES
                                                                                             EMBEDDED       LENDING AND
                                                                             DERIVATIVE     DERIVATIVE      REPURCHASE
                                                                             INSTRUMENTS    INSTRUMENTS     AGREEMENTS       TOTAL
                                                                             -----------    -----------    ------------    ---------
FINANCIAL ASSETS
Gross amount of recognized assets.........................................    $  3,156        $    --        $     --      $  3,156
Gross amounts offset......................................................        (893)            --              --          (893)
Net amount of assets......................................................       2,263             --              --         2,263
Gross amounts not offset:
   Cash collateral received...............................................      (2,461)            --              --        (2,461)
                                                                             -----------    -----------    ------------    ---------
        Net amount........................................................    $   (198)       $    --        $     --      $   (198)
                                                                             ===========    ===========    ============    =========
FINANCIAL LIABILITIES
Gross amount of recognized liabilities....................................    $     11        $ 1,825        $  1,614      $  3,450
Gross amounts offset......................................................          --             --              --            --
Net amount of liabilities.................................................          11          1,825           1,614         3,450
Gross amounts not offset:
   Cash collateral received...............................................          --             --          (1,614)       (1,614)
                                                                             -----------    -----------    ------------    ---------
        Net amount........................................................    $     11        $ 1,825        $     --      $  1,836
                                                                             ===========    ===========    ============    =========


--------------------------------------------------------------------------------
7. FEDERAL INCOME TAXES


The federal income tax expense (benefit) on continuing operations (in millions) was as follows:

                                            FOR THE YEARS ENDED
                                               DECEMBER 31,
                                       ----------------------------
                                        2013       2012       2011
                                       -----      -------    ------
Current............................    $ 211      $ (320)    $ (84)
Deferred...........................      220         664       354
                                       -----      -------    ------
   Federal income tax expense
      (benefit)....................    $ 431      $  344     $ 270
                                       =====      =======    ======

A reconciliation of the effective tax rate differences (in millions) was as follows:

                                              FOR THE YEARS ENDED
                                                 DECEMBER 31,
                                        ---------------------------------
                                         2013        2012        2011
                                        ---------   ---------   ---------
Tax rate times pre-tax income........   $   616     $   527     $   186
Effect of:
   Separate account dividend
      received deduction.............      (145)       (128)       (135)
   Tax credits.......................       (35)        (34)        (46)
   Goodwill..........................        --          (2)        260
   Change in uncertain tax
      positions......................         7         (88)          7
   Other items.......................       (12)         69          (2)
                                        ---------   ---------   ---------
      Federal income tax
         expense (benefit)...........   $   431     $   344     $   270
                                        =========   =========   =========
Effective tax rate...................        24%         23%         51%
                                        =========   =========   =========

The effective tax rate is the ratio of tax expense over pre-tax income (loss). The benefit for tax credits is attributable to foreign tax credits and low income housing tax credits.



The federal income tax asset (liability) (in millions) was as follows:

                                                AS OF DECEMBER 31,
                                               ----------------------
                                                 2013         2012
                                               ---------   ----------
Current.....................................   $     (8)   $     173
Deferred....................................     (2,278)      (3,391)
                                               ---------   ----------
      Total federal income tax asset
        (liability).........................   $ (2,286)   $  (3,218)
                                               =========   ==========

Significant components of our deferred tax assets and liabilities (in millions) were as follows:

                                                AS OF DECEMBER 31,
                                               ---------------------
                                                 2013         2012
                                               --------    ---------
DEFERRED TAX ASSETS
Future contract benefits and other
   contract holder funds....................   $    963    $     900
Deferred gain on business sold
   through reinsurance......................         21           27
Reinsurance related embedded
   derivative asset.........................         17          141
Investments.................................        274          448
Compensation and benefit plans..............        177          141
Net operating loss..........................          4            4
Net capital loss............................         --           32
Tax credits.................................        184          205
VIE.........................................          4           36
Other.......................................         32           44
                                               --------    ---------
   Total deferred tax assets................      1,676        1,978
                                               ========    =========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


7. FEDERAL INCOME TAXES (CONTINUED)


                                                AS OF DECEMBER 31,
                                               ----------------------
                                                 2013         2012
                                               ---------   ----------
DEFERRED TAX LIABILITIES
DAC.........................................   $  1,954    $   1,393
VOBA........................................        409          239
Net unrealized gain on AFS securities.......      1,273        3,283
Net unrealized gain on trading securities...         86          150
Intangibles.................................        151          172
Other.......................................         81          132
                                               ---------   ----------
   Total deferred tax liabilities...........      3,954        5,369
                                               ---------   ----------
      Net deferred tax asset (liability)....   $ (2,278)   $  (3,391)
                                               =========   ==========

As of December 31, 2013, we had $11 million of net operating loss carryforwards that begin to expire in 2031. In addition, we had $102 million of alternative minimum tax credits that are not subject to expiration and $82 million of general business credits that begin to expire in 2030.

Although realization is not assured, management believes that it is more likely than not that we will realize the benefits of our deferred tax assets and, accordingly, no valuation allowance has been recorded.

As of December 31, 2013 and 2012, $64 million and $59 million, respectively, of our unrecognized tax benefits presented below, if recognized, would have affected our income tax expense and our effective tax rate. We are not aware of any events for which it is likely that unrecognized tax benefits will significantly increase or decrease within the next year. A reconciliation of the unrecognized tax benefits (in millions) was as follows:

                                                        FOR THE
                                                      YEARS ENDED
                                                     DECEMBER 31,
                                                  ------------------
                                                  2013        2012
                                                  -----      -------
Balance as of beginning-of-year.................  $ 67       $  275
   Decreases for prior year tax positions.......    --         (145)
   Increases for current year tax positions.....     8            3
   Decreases for settlements with taxing
      authorities...............................    --           (2)
   Decreases for lapse of statute of
      limitations...............................    --          (64)
                                                  -----      -------
        Balance as of end-of-year...............  $ 75       $   67
                                                  =====      =======



We recognize interest and penalties accrued, if any, related to unrecognized tax benefits as a component of tax expense. For the years ended December 31, 2013, 2012 and 2011, we recognized interest and penalty expense (benefit) related to uncertain tax positions of $2 million, $(78) million and $8 million, respectively. We had accrued interest and penalty expense related to the unrecognized tax benefits of $13 million and $11 million as of December 31, 2013 and 2012, respectively.

We are subject to examination by U.S. federal, state, local and non-U.S. income authorities. We are currently under examination by the Internal Revenue Service ("IRS") for tax years 2009 through 2011. The IRS concluded its examination of tax years 2007 and 2008 on January 18, 2013. We have protested the final assessment, which is being combined with tax years 2005 and 2006 in IRS Appeals. The IRS also completed its examination of tax years 2005 and 2006, and 2006 of the former Jefferson-Pilot Corporation ("JP") and its subsidiaries during 2010. We believe a portion of the 2005 through 2008 assessments is inconsistent with current laws and is using the established IRS Appeals process to attempt to settle the remaining issues. The IRS also concluded its examination of non-consolidated returns for JP Life Insurance Company and JP Financial Insurance Company for the tax years ended April 1, 2007, and July 1, 2007, respectively, with agreement on all adjustments on January 18, 2013. We do not expect any adjustments that might result from those audits would be material to its consolidated results of operations or its financial condition.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


-----------------------------------------------------------------------------
8. DAC, VOBA, DSI AND DFEL


Changes in DAC (in millions) were as follows:

                                            FOR THE YEARS ENDED
                                               DECEMBER 31,
                                       ----------------------------
                                        2013       2012      2011
                                       --------  --------  --------
Balance as of beginning-of-year......  $ 6,030   $ 5,887   $ 6,029
   Business acquired (sold)
      through reinsurance............      (67)     (126)      184
   Deferrals.........................    1,559     1,294     1,368
   Amortization, net of interest:
      Amortization, excluding
        unlocking, net of interest...     (795)     (760)     (666)
      Unlocking......................       42       (71)     (130)
   Adjustment related to realized
      (gains) losses.................      (49)      (49)      (39)
   Adjustment related to
      unrealized (gains) losses......      970      (145)     (859)
                                       --------  --------  --------
        Balance as of end-of-year....  $ 7,690   $ 6,030   $ 5,887
                                       ========  ========  ========

Changes in VOBA (in millions) were as follows:

                                            FOR THE YEARS ENDED
                                               DECEMBER 31,
                                       ----------------------------
                                        2013       2012      2011
                                       --------  --------  --------
Balance as of beginning-of-year......  $   702   $ 1,055   $ 1,378
   Business acquired (sold)
      through reinsurance............        3       (20)       12
   Deferrals.........................       13        12        20
   Amortization:
      Amortization, excluding
        unlocking....................     (179)     (225)     (279)
      Unlocking......................      (52)      (23)      174
   Accretion of interest(1)..........       68        73        78
   Adjustment related to realized
      (gains) losses.................       (1)        9        (6)
   Adjustment related to
      unrealized (gains) losses......      615      (179)     (322)
                                       --------  --------  --------
        Balance as of end-of-year....  $ 1,169   $   702   $ 1,055
                                       ========  ========  ========

-------------
(1) The interest accrual rates utilized to calculate the accretion of interest ranged from 4.02% to 7.05%.

Estimated future amortization of VOBA, net of interest (in millions), as of December 31, 2013, was as follows:

2014.........................................  $85
2015.........................................   78
2016.........................................   72
2017.........................................   68
2018.........................................   68



Changes in DSI (in millions) were as follows:

                                            FOR THE YEARS ENDED
                                               DECEMBER 31,
                                       ----------------------------
                                       2013        2012       2011
                                       ------     ------     ------
Balance as of beginning-of-year......  $ 296      $ 309      $ 324
   Deferrals.........................     10         39         39
   Amortization, net of interest:
      Amortization, excluding
        unlocking, net of interest...    (41)       (43)       (36)
      Unlocking......................      8         14         (2)
   Adjustment related to realized
      (gains) losses.................     (3)        (5)        (3)
   Adjustment related to
      unrealized (gains) losses......     40        (18)       (13)
                                       ------     ------     ------
        Balance as of end-of-year....  $ 310      $ 296      $ 309
                                       ======     ======     ======

Changes in DFEL (in millions) were as follows:

                                            FOR THE YEARS ENDED
                                               DECEMBER 31,
                                       ----------------------------
                                        2013       2012      2011
                                       --------  --------  --------
Balance as of beginning-of-year......  $ 1,342   $ 1,360   $ 1,472
   Business acquired (sold)
      through reinsurance............       (7)      (44)       18
   Deferrals.........................      319       348       544
   Amortization, net of interest:
      Amortization, excluding
        unlocking, net of interest...     (210)     (206)     (160)
      Unlocking......................      (14)      (69)       31
   Adjustment related to realized
      (gains) losses.................       (8)       (5)       (8)
   Adjustment related to
      unrealized (gains) losses......      477       (42)     (537)
                                       --------  --------  --------
        Balance as of end-of-year....  $ 1,899   $ 1,342   $ 1,360
                                       ========  ========  ========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


--------------------------------------------------------------------------------
9. REINSURANCE


The following summarizes reinsurance amounts (in millions) recorded on our Consolidated Statements of Comprehensive Income (Loss), excluding amounts attributable to the indemnity reinsurance transaction with Swiss Re:

                                            FOR THE YEARS ENDED
                                               DECEMBER 31,
                                      -------------------------------
                                        2013       2012       2011
                                      ---------  ---------  ---------
Direct insurance premiums
   and fee income...................  $  7,707   $  7,099   $  6,735
Reinsurance assumed.................        19         18         21
Reinsurance ceded...................    (1,505)    (1,287)    (1,511)
                                      ---------  ---------  ---------
   Total insurance premiums
      and fee income................  $  6,221   $  5,830   $  5,245
                                      =========  =========  =========
Direct insurance benefits...........  $  5,346   $  4,717   $  4,828
Reinsurance recoveries netted
   against benefits.................    (1,733)    (1,778)    (2,624)
                                      ---------  ---------  ---------
   Total benefits...................  $  3,613   $  2,939   $  2,204
                                      =========  =========  =========

We cede insurance to other companies. The portion of risks exceeding our retention limit is reinsured with other insurers. We seek reinsurance coverage to limit our exposure to mortality losses and to enhance our capital management. As discussed in Note 24, a portion of this reinsurance activity is with affiliated companies.

We reinsure 27% to 33% of the mortality risk on newly issued non-term life insurance contracts and 20% to 25% of total mortality risk including term insurance contracts under our reinsurance program. Our policy for this program is to retain no more than $20 million on a single insured life issued on fixed, VUL and term life insurance contracts. Portions of our deferred annuity business have been reinsured on a Modco basis with other companies to limit our exposure to interest rate risks. As of December 31, 2013, the reserves associated with these reinsurance arrangements totaled $742 million.

Our amounts recoverable from reinsurers represent receivables from and reserves ceded to reinsurers. The amounts recoverable from reinsurers were $5.8 billion and $8.3 billion as of December 31, 2013 and 2012, respectively. We focus on obtaining reinsurance from a diverse group of reinsurers, and we monitor concentration as well as financial strength ratings of our reinsurers. Our reinsurance operations were acquired by Swiss Re in December 2001 through a series of indemnity reinsurance transactions. As such, Swiss Re reinsured certain of our liabilities and obligations under the indemnity reinsurance agreements and thereby represents our largest reinsurance exposure. As we are not relieved of our liability to the ceding companies for this business, the liabilities and obligations associated with the reinsured policies remain on our Consolidated Balance Sheets with a corresponding reinsurance receivable from Swiss Re, which totaled $3.2 billion and $3.4 billion as of December 31, 2013 and 2012, respectively. Swiss Re has funded a trust, with a balance of $2.2 billion as of December 31, 2013, to support this business. In addition to various remedies that we would have in the event of a default by Swiss Re, we continue to hold assets in support of certain of the transferred reserves. These assets consist of those reported as trading securities and certain mortgage loans. Our liabilities for funds withheld and embedded derivatives as of December 31, 2013, included $1.5 billion and $92 million, respectively, related to the business reinsured by Swiss Re.

We recorded the gain related to the indemnity reinsurance transactions with Swiss Re as a deferred gain on business sold through reinsurance on our Consolidated Balance Sheets. The deferred gain is being amortized into income at the rate that earnings on the reinsured business are expected to emerge, over a period of 15 years from the date of sale. During 2013, 2012 and 2011, we amortized $48 million, $48 million and $49 million, after-tax, respectively, of deferred gain on business sold through reinsurance.


--------------------------------------------------------------------------------
10. GOODWILL AND SPECIFICALLY IDENTIFIABLE INTANGIBLE ASSETS

The changes in the carrying amount of goodwill (in millions) by reportable segment were as follows:

                                                                                     FOR THE YEAR ENDED DECEMBER 31, 2013
                                                                         -----------------------------------------------------------
                                                                          ACQUISITION     CUMULATIVE
                                                                            BALANCE       IMPAIRMENT
                                                                             AS OF           AS OF                          BALANCE
                                                                          BEGINNING-      BEGINNING-                      AS OF END-
                                                                            OF-YEAR         OF-YEAR        IMPAIRMENT       OF-YEAR
                                                                         ------------    ------------     -----------     ----------
Annuities.............................................................     $ 1,040         $   (600)          $--           $   440
Retirement Plan Services..............................................          20               --            --                20
Life Insurance........................................................       2,186             (647)           --             1,539
Group Protection......................................................         274               --            --               274
Other Operations -- Media.............................................         176             (176)           --                --
                                                                         ------------    ------------     -----------     ----------
      Total goodwill..................................................     $ 3,696         $ (1,423)          $--           $ 2,273
                                                                         ============    ============     ===========     ==========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


10. GOODWILL AND SPECIFICALLY IDENTIFIABLE INTANGIBLE ASSETS (CONTINUED)


                                                                                     FOR THE YEAR ENDED DECEMBER 31, 2012
                                                                         -----------------------------------------------------------
                                                                          ACQUISITION     CUMULATIVE
                                                                            BALANCE       IMPAIRMENT
                                                                             AS OF           AS OF                          BALANCE
                                                                          BEGINNING-      BEGINNING-                      AS OF END-
                                                                            OF-YEAR         OF-YEAR        IMPAIRMENT       OF-YEAR
                                                                         ------------    -----------      -----------     ----------
Annuities............................................................      $ 1,040         $   (600)          $--           $   440
Retirement Plan Services.............................................           20               --            --                20
Life Insurance.......................................................        2,186             (647)           --             1,539
Group Protection.....................................................          274               --            --               274
Other Operations -- Media............................................          176             (176)           --                --
                                                                         ------------    -----------      -----------     ----------
      Total goodwill.................................................      $ 3,696         $ (1,423)          $--           $ 2,273
                                                                         ============    ===========      ===========     ==========



We perform a Step 1 goodwill impairment analysis on all of our reporting units at least annually on October 1. To determine the implied fair value for our reporting units, we utilize primarily a discounted cash flow valuation technique ("income approach"), although limited available market data is also considered. In determining the estimated fair value, we consider discounted cash flow calculations, the level of LNC's share price and assumptions that market participants would make in valuing the reporting unit. This analysis requires us to make judgments about revenues, earnings projections, capital market assumptions and discount rates.

As of October 1, 2013, our Annuities and Retirement Plan Services reporting units passed the Step 1 analysis. Given the Step 1 results, we also performed a Step 2 analysis for our Life Insurance and Group Protection reporting units. Based upon our Step 2 analysis for Life Insurance and Group Protection, we determined that there was no impairment due to the implied fair value of goodwill being in excess of the carrying value of goodwill.

As of October 1, 2012, our Annuities, Retirement Plan Services and Group Protection reporting units passed the Step 1 analysis, and although the carrying value of the net assets for Group Protection was within the estimated fair value range, we deemed it prudent to validate the carrying value of goodwill through a Step 2 analysis. Given the Step 1 results, we also performed a Step 2 analysis for our Life Insurance reporting unit. Based upon our Step 2 analysis for Life Insurance and Group Protection, we determined that there was no impairment due to the implied fair value of goodwill being in excess of the carrying value of goodwill.

As of October 1, 2011, our Annuities, Retirement Plan Services and Group Protection reporting units passed the Step 1 analysis, and although the carrying value of the net assets for Group Protection was within the estimated fair value range, we deemed it prudent to validate the carrying value of goodwill through a Step 2 analysis. Given the Step 1 results, we also performed a Step 2 analysis for our Life Insurance and Media reporting units. Based upon our Step 2 analysis for Life Insurance, we recorded a goodwill impairment that was attributable primarily to marketplace dynamics and lower expectations associated with product changes that we have implemented or will implement shortly that we believe will have an unfavorable effect on our sales levels for a period of time. Based upon our Step 2 analysis for Group Protection, we determined that there was no impairment due to the implied fair value of goodwill being in excess of the carrying value of goodwill. Based upon our Step 2 analysis for Media, we recorded a goodwill impairment that was primarily a result of the deterioration in operating environment and outlook for the business.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


10. GOODWILL AND SPECIFICALLY IDENTIFIABLE INTANGIBLE ASSETS (CONTINUED)


The gross carrying amounts and accumulated amortization (in millions) for each major specifically identifiable intangible asset class by reportable segment were as follows:

                                                                                   AS OF DECEMBER 31, 2013   AS OF DECEMBER 31, 2012
                                                                                  ------------------------  ------------------------
                                                                                    GROSS                      GROSS
                                                                                  CARRYING    ACCUMULATED    CARRYING    ACCUMULATED
                                                                                   AMOUNT    AMORTIZATION     AMOUNT    AMORTIZATION
                                                                                  --------   -------------  ---------  -------------

Life Insurance:
   Sales force.................................................................     $ 100        $ 31         $ 100         $ 27

Retirement Plan Services:
   Mutual fund contract rights(1)..............................................         5          --             5           --

Other Operations:
   FCC licenses(1).............................................................       131          --           129           --
   Other.......................................................................         4           3             4            3
                                                                                  --------   -------------  ---------  -------------
      Total....................................................................     $ 240        $ 34         $ 238         $ 30
                                                                                  ========   =============  =========  =============

-------------
(1)  No amortization recorded as the intangible asset has indefinite life.



Future estimated amortization of specifically identifiable intangible assets (in millions) as of December 31, 2013, was as follows:

2014.................................................   $ 4
2015.................................................     4
2016.................................................     4
2017.................................................     4
2018.................................................     4
Thereafter...........................................    50


--------------------------------------------------------------------------------
11. GUARANTEED BENEFIT FEATURES


Information on the GDB features outstanding (dollars in millions) was as follows (our variable contracts with guarantees may offer more than one type of guarantee in each contract; therefore, the amounts listed are not mutually exclusive):

                                                AS OF DECEMBER 31,
                                              ----------------------
                                                 2013        2012
                                              ----------   ---------
RETURN OF NET DEPOSITS
Total account value.........................   $  79,391   $  63,478
Net amount at risk(1).......................         141         392
Average attained age of contract
   holders..................................    61 YEARS    60 years
MINIMUM RETURN
Total account value.........................   $     151   $     149
Net amount at risk(1).......................          27          37
Average attained age of contract
   holders..................................    73 YEARS    73 years
Guaranteed minimum return...................          5%          5%
ANNIVERSARY CONTRACT VALUE
Total account value.........................   $  25,958   $  23,019
Net amount at risk(1).......................         570       1,133
Average attained age of contract
   holders..................................    68 YEARS    67 years

------------
(1) Represents the amount of death benefit in excess of the account balance. The decrease in net amount at risk when comparing December 31, 2013, to December 31, 2012, was attributable primarily to the increase in the equity markets during 2013.

The determination of GDB liabilities is based on models that involve a range of scenarios and assumptions, including those regarding expected market rates of return and volatility, contract surrender rates and mortality experience. The following summarizes the balances of and changes in the liabilities for GDBs (in millions), which were recorded in future contract benefits on our Consolidated Balance Sheets:

                                               FOR THE YEARS ENDED
                                                  DECEMBER 31,
                                              ----------------------
                                              2013    2012     2011
                                              ------  ------  ------
Balance as of beginning-of-year.............  $ 104   $  84   $  44
   Changes in reserves......................    (10)     64      93
   Benefits paid............................    (21)    (44)    (53)
                                              ------  ------  ------
      Balance as of end-of-year.............  $  73   $ 104   $  84
                                              ======  ======  ======

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


11. GUARANTEED BENEFIT FEATURES (CONTINUED)



VARIABLE ANNUITY CONTRACTS
Account balances of variable annuity contracts with guarantees (in millions) were invested in separate account investment options as follows:

                                               AS OF DECEMBER 31,
                                             -------------------------
                                                2013          2012
                                             ------------  -----------
ASSET TYPE
Domestic equity............................  $  45,590     $  37,899
International equity.......................     17,707        14,850
Bonds......................................     23,648        21,174
Money market...............................     10,518         7,747
                                             ------------  -----------
   Total...................................  $  97,463     $  81,670
                                             ============  ===========
Percent of total variable annuity
   separate account values.................         99%           98%



SECONDARY GUARANTEE PRODUCTS
Future contract benefits also includes reserves for our secondary guarantee products sold through our Life Insurance segment. These UL and VUL products with secondary guarantees represented 30% of total life insurance in-force reserves as of December 31, 2013, and 35% of total sales for the year ended December 31, 2013.



--------------------------------------------------------------------------------
12. SHORT-TERM AND LONG-TERM DEBT


Details underlying short-term and long-term debt (in millions) were as follows:

                                                 AS OF DECEMBER 31,
                                                --------------------
                                                  2013        2012
                                                -------     --------
Short-Term Debt
   Short-term notes payable to LNC..........    $    51     $     28
   Current maturities of long-term debt.....         --            4
                                                -------     --------
      Total short-term debt.................    $    51     $     32
                                                =======     ========
Long-Term Debt, Excluding
   Current Portion
   1.40% note, due 2016.....................    $     4     $     --
   LIBOR + 3 bps loan, due 2017.............        250          250
   Surplus notes due LNC:
      LIBOR + 142 bps surplus note,
        due 2023............................        240           --
      9.76% surplus note, due 2024..........         50           50
      6.56% surplus note, due 2028..........        500          500
      LIBOR + 111 bps surplus note,
        due 2028............................         71           --
      LIBOR + 226 bps surplus note,
        due 2028............................        360           --
      6.03% surplus note, due 2028..........        750          750
      LIBOR + 100 bps surplus note,
        due 2037............................        375          375
                                                -------     --------
        Total surplus notes.................      2,346        1,675
                                                -------     --------
           Total long-term debt.............    $ 2,600     $  1,925
                                                =======     ========

Future principal payments due on long-term debt (in millions) as of December 31, 2013, were as follows:

2014...............................................  $    --
2015...............................................       --
2016...............................................        4
2017...............................................      250
2018...............................................       --
Thereafter.........................................    2,346
                                                     -------
   Total...........................................  $ 2,600
                                                     =======


On September 10, 2013, we issued a note of $4 million to LNC. This note calls for us to pay the principal amount of the note on or before September 10, 2016, and interest to be paid semiannually at an annual rate of 1.40%.

We have a $250 million floating-rate loan outstanding under our borrowing capacity with the FHLBI due June 20, 2017.

On June 28, 2013, we issued a surplus note of $240 million to LNC. The note calls for us to pay the principal amount of the note on or before June 28, 2023, and interest to be paid quarterly at an annual rate of LIBOR + 142 bps. Subject to approval by the Indiana Insurance Commissioner, we have the right to repay the note in whole or in part prior to the maturity date, if our statutory capital surplus exceeds the sum of our surplus at closing plus any accrued but unpaid interest.

We issued a surplus note of $50 million to LNC in 1994. The note calls for us to pay the principal amount of the note on or before September 30, 2024, and interest to be paid semiannually at an annual rate of 9.76%. Subject to approval by the Indiana Insurance Commissioner, we have the right to repay the note on any March 31 or September 30.

We issued a surplus note of $500 million to LNC in 1998. The note calls for us to pay the principal amount of the note on or before March 31, 2028, and interest to be paid quarterly at an annual rate of 6.56%. Subject to approval by the Indiana Insurance Commissioner, LNC also has a right to redeem the note for immediate repayment in total or in part once per year on the anniversary date of the note. Any payment of interest or repayment of principal may be paid only out of our statutory earnings, only if our statutory capital surplus exceeds our statutory capital as of the date of note issuance of $2.3 billion, and subject to approval by the Indiana Insurance Commissioner.

On October 1, 2013, we issued a surplus note of $71 million to LNC. The note calls for us to pay the principal amount of the note on or before September 24, 2028, and interest to be paid quarterly at an annual rate of LIBOR + 111 bps. Subject to approval by the Indiana Insurance Commissioner, we have the

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


12. SHORT-TERM AND LONG-TERM DEBT (CONTINUED)


right to repay the note in whole or in part prior to the maturity date, if our statutory capital surplus exceeds the sum of our surplus at closing plus any accrued but unpaid interest.

On December 17, 2013, we issued a variable surplus note to a wholly-owned subsidiary of LNC with an initial outstanding principal amount of $287 million. The outstanding principal amount as of December 31, 2013, was $360 million. The note calls for us to pay the principal amount of the note on or before October 1, 2028, and interest to be paid quarterly at an annual rate of LIBOR + 226 bps.

We issued a surplus note of $750 million to LNC in 1998. The note calls for us to pay the principal amount of the note on or before December 31, 2028, and interest to be paid quarterly at an annual rate of 6.03%. Subject to approval by the Indiana Insurance Commissioner, LNC also has a right to redeem the note for immediate repayment in total or in part once per year on the anniversary date of the note. Any payment of interest or repayment of principal may be paid only out of our statutory earnings, only if our statutory capital surplus exceeds our statutory capital surplus as of the date of note issuance of $2.4 billion, and subject to approval by the Indiana Insurance Commissioner.

On October 9, 2007, we issued a surplus note of $375 million that LNC has held effective December 31, 2008. The note calls for us to pay the principal amount of the note on or before October 9, 2037, and interest to be paid quarterly at an annual rate of LIBOR + 100 bps.



--------------------------------------------------------------------------------
13. CONTINGENCIES AND COMMITMENTS


CONTINGENCIES

REGULATORY AND LITIGATION MATTERS
Regulatory bodies, such as state insurance departments, the U.S. Securities and Exchange Commission ("SEC"), Financial Industry Regulatory Authority and other regulatory bodies regularly make inquiries and conduct examinations or investigations concerning our compliance with, among other things, insurance laws, securities laws, laws governing the activities of broker-dealers, registered investment advisors and unclaimed property laws.

LNL and its subsidiaries are involved in various pending or threatened legal or regulatory proceedings, including purported class actions, arising from the conduct of business both in the ordinary course and otherwise. In some of the matters, very large and/or indeterminate amounts, including punitive and treble damages, are sought. Modern pleading practice in the U.S. permits considerable variation in the assertion of monetary damages or other relief. Jurisdictions may permit claimants not to specify the monetary damages sought or may permit claimants to state only that the amount sought is sufficient to invoke the jurisdiction of the trial court. In addition, jurisdictions may permit plaintiffs to allege monetary damages in amounts well exceeding reasonably possible verdicts in the jurisdiction for similar matters. This variability in pleadings, together with the actual experiences of LNL in litigating or resolving through settlement numerous claims over an extended period of time, demonstrates to management that the monetary relief which may be specified in a lawsuit or claim bears little relevance to its merits or disposition value.

Due to the unpredictable nature of litigation, the outcome of a litigation matter and the amount or range of potential loss at particular points in time is normally difficult to ascertain. Uncertainties can include how fact finders will evaluate documentary evidence and the credibility and effectiveness of witness testimony, and how trial and appellate courts will apply the law in the context of the pleadings or evidence presented, whether by motion practice, or at trial or on appeal. Disposition valuations are also subject to the uncertainty of how opposing parties and their counsel will themselves view the relevant evidence and applicable law.

We establish liabilities for litigation and regulatory loss contingencies when information related to the loss contingencies shows both that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. It is possible that some matters could require us to pay damages or make other expenditures or establish accruals in amounts that could not be estimated as of December 31, 2013. While the potential future charges could be material in the particular quarterly or annual periods in which they are recorded, based on information currently known by management, management does not believe any such charges are likely to have a material adverse effect on LNL's financial condition.

For some matters, the Company is able to estimate a reasonably possible range of loss. For such matters in which a loss is probable, an accrual has been made. For such matters where a loss is believed to be reasonably possible, but not probable, no accrual has been made. Accordingly, the estimate contained in this paragraph reflects two types of matters. For some matters included within this estimate, an accrual has been made, but there is a reasonable possibility that an exposure exists in excess of the amount accrued. In these cases, the estimate reflects the reasonably possible range of loss in excess of the accrued amount. For other matters included within this estimation, no accrual has been made because a loss, while potentially estimable, is believed to be reasonably possible but not probable. In these cases, the estimate reflects the reasonably possible loss or range of loss. As of December 31, 2013, LNC, LNL's parent company, disclosed in its Annual Report on Form 10-K filed with the SEC that it estimates the aggregate range of reasonably possible losses on a consolidated basis, including amounts in excess of amounts accrued for these matters as of such date, to be up to approximately $220 million.

For other matters, we are not currently able to estimate the reasonably possible loss or range of loss. We are often unable to estimate the possible loss or range of loss until developments in such matters have provided sufficient information to

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


13. CONTINGENCIES AND COMMITMENTS (CONTINUED)


support an assessment of the range of possible loss, such as quantification of a damage demand from plaintiffs, discovery from other parties and investigation of factual allegations, rulings by the court on motions or appeals, analysis by experts, and the progress of settlement negotiations. On a quarterly and annual basis, we review relevant information with respect to litigation contingencies and update our accruals and estimates of reasonably possible losses or ranges of loss based on such reviews.

On June 13, 2009, a single named plaintiff filed a putative national class action in the Circuit Court of Allen County, Indiana, captioned Peter S. Bezich
v. LNL, No. 02C01-0906-PL73, asserting he was charged a cost-of-insurance fee that exceeded the applicable mortality charge, and that this fee breached the terms of the insurance contract. We dispute the allegations and are vigorously defending this matter. Plaintiffs have filed a motion for class certification. We expect a hearing on class certification in the first half of 2014.

On July 23, 2012, LNL was added as a noteholder defendant to a putative class action adversary proceeding ("adversary proceeding") captioned Lehman Brothers Special Financing, Inc. v. Bank of America, N.A. et al., Adv. Pro. No. 10-03547
(JMP) and instituted under In re Lehman Brothers Holdings Inc. in the United States Bankruptcy Court in the Southern District of New York. Plaintiff Lehman Brothers Special Financing Inc. seeks to (i) overturn the application of certain priority of payment provisions in 47 collateralized debt obligation transactions on the basis such provisions are unenforceable under the Bankruptcy Code; and (ii) recover funds paid out to noteholders in accordance with the note agreements. The adversary proceeding is stayed through May 20, 2014, and LNL's response is currently due in the middle of 2014.

During 2013, we entered into a Global Resolution Agreement with multiple states' treasury and controller offices for compliance with laws and regulations concerning the identification, reporting and escheatment of unclaimed contract benefits or abandoned funds. Under the terms of the Global Resolution Agreement, a third-party auditor acting on behalf of the signatory states will compare expanded matching criteria to the Social Security Death Master File ("SSDMF") to identify deceased insureds and contract holders where a valid claim has not been made. In addition, we entered into a Regulatory Settlement Agreement with the insurance regulators of seven states to settle regulatory inquiries and examinations with respect to our processes for identifying and paying claims and benefits in the future. The Regulatory Settlement Agreement becomes effective when a minimum of 20 states have agreed to participate in the resolution. As part of the settlement, we have agreed to reimburse the participating states for a portion of the costs of such examinations. The Regulatory Settlement Agreement applies prospectively and requires us to adopt and implement additional procedures comparing our records to the SSDMF to identify unclaimed death benefits, and prescribes procedures for identifying and locating beneficiaries once deaths are identified. Other jurisdictions that are not signatories to the Regulatory Settlement Agreement are considering proposals that would apply prospectively and require life insurance companies to take additional steps to identify unreported deceased policy and contract holders. These prospective changes and any escheatable property identified as a result of the audits and inquiries could result in:
(1) additional payments of previously unclaimed death benefits; (2) the payment of abandoned funds to U.S. jurisdictions; and (3) changes in the Company's practices and procedures for the identification of escheatable funds and beneficiaries, which would impact claim payments and reserves, among other consequences.

A reinsurer has sought rate increases on certain yearly renewable term treaties. We dispute that this reinsurer has the right to increase the rates on these policies and have initiated arbitration proceedings to resolve this matter. We do not believe the outcome will have a material adverse effect on LNL's financial condition.

COMMITMENTS

LEASES
We lease our home office properties. In 2006, we exercised the right and option to extend the Fort Wayne lease for two extended terms such that the lease shall expire in 2019. We retain our right and option to exercise the remaining four extended terms of five years each in accordance with the lease agreement. These agreements also provide us with the right of first refusal to purchase the properties at a price defined in the agreements and the option to purchase the leased properties at fair market value on the last day of any renewal period. In 2012, we exercised the right and option to extend the Hartford lease for one extended term such that the lease shall expire in 2018.

Total rental expense on operating leases for the years ended December 31, 2013, 2012 and 2011, was $37 million, $37 million and $36 million, respectively. Future minimum rental commitments (in millions) as of December 31, 2013, were as follows:

2014................................................   $ 35
2015................................................     30
2016................................................     26
2017................................................     20
2018................................................     12
Thereafter..........................................     19
                                                       ----
   Total............................................   $142
                                                       ====

VULNERABILITY FROM CONCENTRATIONS
As of December 31, 2013, we did not have a concentration of: business transactions with a particular customer or lender; sources of supply of labor or services used in the business; or a market or geographic area in which business is conducted that makes us vulnerable to an event that is at least reasonably possible to occur in the near term and which could cause a severe impact to our financial condition.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


13. CONTINGENCIES AND COMMITMENTS (CONTINUED)


Although we do not have any significant concentration of customers, our American Legacy Variable Annuity ("ALVA") product offered in our Annuities segment is significant to this segment. The ALVA product accounted for 17%, 19% and 22% of Annuities' variable annuity product deposits in 2013, 2012 and 2011, respectively, and represented approximately 47%, 50% and 54% of the segment's total variable annuity product account values as of December 31, 2013, 2012 and 2011, respectively. In addition, fund choices for certain of our other variable annuity products offered in our Annuities segment include American Fund Insurance Series(SM) ("AFIS") funds. For the Annuities segment, AFIS funds accounted for 19%, 21% and 27% of variable annuity product deposits in 2013, 2012 and 2011, respectively, and represented 54%, 58% and 62% of the segment's total variable annuity product account values as of December 31, 2013, 2012 and 2011, respectively.


OTHER CONTINGENCY MATTERS
State guaranty funds assess insurance companies to cover losses to contract holders of insolvent or rehabilitated companies. Mandatory assessments may be partially recovered through a reduction in future premium taxes in some states. We have accrued for expected assessments and the related reductions in future state premium taxes, which net to assessments (recoveries) of $(7) million and $32 million as of December 31, 2013 and 2012, respectively.



--------------------------------------------------------------------------------
14. SHARES AND STOCKHOLDER'S EQUITY


All authorized and issued shares of LNL are owned by LNC.

AOCI

The following summarizes the components and changes in AOCI (in millions):

                                                                                                          FOR THE YEARS ENDED
                                                                                                             DECEMBER 31,
                                                                                                    --------------------------------
                                                                                                      2013        2012       2011
                                                                                                    ---------   ---------   --------
UNREALIZED GAIN (LOSS) ON AFS SECURITIES
Balance as of beginning-of-year..................................................................   $  3,876    $  2,805    $ 1,119
   Unrealized holding gains (losses) arising during the year.....................................     (5,569)      2,631      3,292
   Change in foreign currency exchange rate adjustment...........................................         20          14         (5)
   Change in DAC, VOBA, DSI, future contract benefits and other contract holder funds............      1,835      (1,233)      (798)
   Income tax benefit (expense)..................................................................      1,300        (459)      (890)
   Less:
      Reclassification adjustment for gains (losses) included in net income (loss)...............        (63)       (181)      (124)
      Associated amortization of DAC, VOBA, DSI and DFEL.........................................        (28)         (1)       (10)
      Income tax benefit (expense)...............................................................         32          64         47
                                                                                                    ---------   ---------   --------
           Balance as of end-of-year.............................................................   $  1,521    $  3,876    $ 2,805
                                                                                                    =========   =========   ========
UNREALIZED OTTI ON AFS SECURITIES
Balance as of beginning-of-year..................................................................   $   (105)   $   (103)   $  (126)
(Increases) attributable to:
   Gross OTTI recognized in OCI during the year..................................................        (11)       (118)       (54)
   Change in DAC, VOBA, DSI and DFEL.............................................................          1          15         12
   Income tax benefit (expense)..................................................................          4          35         15
Decreases attributable to:
   Sales, maturities or other settlements of AFS securities......................................         58         118         99
   Change in DAC, VOBA, DSI and DFEL.............................................................         (8)        (17)       (21)
   Income tax benefit (expense)..................................................................        (17)        (35)       (28)
                                                                                                    ---------   ---------   --------
           Balance as of end-of-year.............................................................   $    (78)   $   (105)   $  (103)
                                                                                                    =========   =========   ========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


14. SHARES AND STOCKHOLDER'S EQUITY (CONTINUED)


                                                                                                           FOR THE YEARS ENDED
                                                                                                              DECEMBER 31,
                                                                                                    --------------------------------
                                                                                                       2013       2012        2011
                                                                                                    ----------  ---------  ---------
UNREALIZED GAIN (LOSS) ON DERIVATIVE INSTRUMENTS
Balance as of beginning-of-year..................................................................   $     101   $    132    $   (14)
   Unrealized holding gains (losses) arising during the year.....................................        (150)       (63)       204
   Change in foreign currency exchange rate adjustment...........................................         (19)       (12)         7
   Change in DAC, VOBA, DSI and DFEL.............................................................           5         14          1
   Income tax benefit (expense)..................................................................          57         20        (74)
   Less:
      Reclassification adjustment for gains (losses) included in net income (loss)...............         (18)       (18)       (13)
      Associated amortization of DAC, VOBA, DSI and DFEL.........................................           1          3          1
      Income tax benefit (expense)...............................................................           6          5          4
                                                                                                    ----------  ---------  ---------
           Balance as of end-of-year.............................................................   $       5   $    101    $   132
                                                                                                    ==========  =========  =========
FUNDED STATUS OF EMPLOYEE BENEFIT PLANS
Balance as of beginning-of-year..................................................................   $     (12)  $    (14)   $   (14)
   Adjustment arising during the year............................................................          (9)         3          1
   Income tax benefit (expense)..................................................................           3         (1)        (1)
                                                                                                    ----------  ---------  ---------
           Balance as of end-of-year.............................................................   $     (18)  $    (12)   $   (14)
                                                                                                    ==========  =========  =========

The following summarizes the reclassifications out of AOCI (in millions) for the year ended December 31, 2013, and the associated line item in the Consolidated Statements of Comprehensive Income (Loss):

UNREALIZED GAIN (LOSS) ON AFS SECURITIES
Gross reclassification........................................  $ (63)  Total realized gain (loss)
Associated amortization of DAC, VOBA, DSI and DFEL............    (28)  Total realized gain (loss)
   Reclassification before income tax benefit (expense).......    (91)  Income (loss) from continuing operations before taxes
   Income tax benefit (expense)...............................     32   Federal income tax expense (benefit)
                                                                ------
      Reclassification, net of income tax.....................  $ (59)  Net income (loss)
                                                                ======
UNREALIZED OTTI ON AFS SECURITIES
Gross reclassification........................................  $  58   Total realized gain (loss)
Change in DAC, VOBA, DSI and DFEL.............................     (8)  Total realized gain (loss)
   Reclassification before income tax benefit (expense).......     50   Income (loss) from continuing operations before taxes
   Income tax benefit (expense)...............................    (17)  Federal income tax expense (benefit)
                                                                ------
      Reclassification, net of income tax.....................  $  33   Net income (loss)
                                                                ======
UNREALIZED GAIN (LOSS) ON DERIVATIVE INSTRUMENTS
Gross reclassifications:
   Interest rate contracts....................................  $ (21)  Net investment income
   Foreign currency contracts.................................      3   Net investment income
      Total gross reclassifications...........................    (18)
Associated amortization of DAC, VOBA, DSI and DFEL............      1   Commissions and other expenses
   Reclassifications before income tax benefit (expense)......    (17)  Income (loss) from continuing operations before taxes
   Income tax benefit (expense)...............................      6   Federal income tax expense (benefit)
                                                                ------
      Reclassification, net of income tax.....................  $ (11)  Net income (loss)
                                                                ======

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


--------------------------------------------------------------------------------
15. REALIZED GAIN (LOSS)



Details underlying realized gain (loss) (in millions) reported on our Consolidated Statements of Comprehensive Income (Loss) were as follows:

                                           FOR THE YEARS ENDED
                                              DECEMBER 31,
                                      ------------------------------
                                       2013       2012        2011
                                      -------    --------    -------
Total realized gain (loss)
   related to certain
   investments(1)..................   $  (84)    $  (164)    $ (106)
Realized gain (loss) on the
   mark-to-market on certain
   instruments(2)..................      308         138        (65)
Indexed annuity and universal
   life net derivatives results:(3)
   Gross gain (loss)...............      (39)         16          2
   Associated amortization of
      DAC, VOBA, DSI
      and DFEL.....................        9          (5)        (2)
Variable annuity net
   derivatives results:(4)
   Gross gain (loss)...............     (104)        (77)       (51)
   Associated amortization of
      DAC, VOBA, DSI
      and DFEL.....................      (33)        (31)       (28)
                                      -------    --------    -------
      Total realized gain (loss)...   $   57     $  (123)    $ (250)
                                      =======    ========    =======

-------------
(1)  See "Realized Gain (Loss) Related to Certain Investments" section in Note
     5.


(2) Represents changes in the fair values of certain derivative investments (not including those associated with our variable annuity net derivatives results), reinsurance related embedded derivatives and trading securities.
(3) Represents the net difference between the change in the fair value of the S&P 500 call options that we hold and the change in the fair value of the embedded derivative liabilities of our indexed annuity and universal life products along with changes in the fair value of embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products.
(4) Includes the net difference in the change in embedded derivative reserves of our GLB riders and the change in the fair value of the derivative instruments we own to hedge the change in embedded derivative reserves on our GLB riders and the benefit ratio unlocking on our GDB riders, including the cost of purchasing the hedging instruments.


--------------------------------------------------------------------------------
16. COMMISSIONS AND OTHER EXPENSES



Details underlying commissions and other expenses (in millions) were as follows:

                                          FOR THE YEARS ENDED
                                             DECEMBER 31,
                                    ------------------------------
                                      2013       2012       2011
                                    --------   --------   --------
Commissions.....................    $ 1,980    $ 1,972    $ 2,534
General and administrative
   expenses.....................      1,569      1,553      1,392
Expenses associated with
   reserve financing and
   unrelated letters of credit
   ("LOCs").....................         40         40         24
DAC and VOBA deferrals
   and interest, net of
   amortization.................       (656)      (300)      (565)
Broker-dealer expenses..........        288        243        236
Specifically identifiable
   intangible asset
   amortization.................          4          4          4
Media expenses..................         62         66         69
Taxes, licenses and fees........        239        244        244
Restructuring charges...........         --         16         --
                                    --------   --------   --------
      Total.....................    $ 3,526    $ 3,838    $ 3,938
                                    ========   ========   ========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


--------------------------------------------------------------------------------
17. PENSION, POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFIT PLANS


LNC and LNL maintain qualified funded defined benefit pension plans in which many of our employees and agents are participants. LNC and LNL also maintain non-qualified, unfunded defined benefit pension plans for certain employees and agents. In addition, for certain former employees, we have supplemental retirement plans that provide defined benefit pension benefits in excess of limits imposed by federal tax law. All of our defined benefit pension plans are frozen, and there are no new participants and no future accruals of benefits from the date of the freeze.

The eligibility requirements for each plan are described in each plan document and vary for each plan based on completion of a specified period of continuous service and date of hire, subject to age limitations. The frozen pension plan benefits are calculated either on a traditional final pay or cash balance formula. Those formulas are based upon years of credited service and eligible earnings as defined in each plan document. The traditional formula provides benefits stated in terms of a single life annuity payable at age 65. The cash balance formula provides benefits stated as a lump sum hypothetical account balance. That account balance equals the sum of the employee's accumulated annual benefit credits plus interest credits. Benefit credits, which are based on years of service and base salary plus bonus, ceased as of the date the plan was frozen. Interest credits continue until the participant's benefit is paid.

LNC and LNL also sponsor a voluntary employees' beneficiary association ("VEBA") trust that provides postretirement medical, dental and life insurance benefits to retired full-time employees and agents who, depending on the plan, have worked for us for at least 10 years and attained age 55 (age 60 for agents). VEBAs are a special type of tax-exempt trust used to provide benefits that are subject to preferential tax treatment under the Internal Revenue Code. Medical and dental benefits are available to spouses and other eligible dependents of retired employees and agents. Retirees may be required to contribute toward the cost of these benefits. Eligibility and the amount of required contribution for these benefits varies based upon a variety of factors including years of service and year of retirement.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


17. PENSION, POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFIT PLANS (CONTINUED)


OBLIGATIONS, FUNDED STATUS AND ASSUMPTIONS

Information (in millions) with respect to our benefit plans' assets and obligations was as follows:

                                                                                AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                                     ---------------------------------------------------------------
                                                                         2013             2012             2013            2012
                                                                     -------------   --------------   -------------   --------------
                                                                                                                   OTHER
                                                                            PENSION BENEFITS              POSTRETIREMENT BENEFITS
                                                                     ------------------------------   ------------------------------
CHANGE IN PLAN ASSETS
Fair value as of beginning-of-year................................       $ 145           $  137           $   5            $   5
Actual return on plan assets......................................          (9)              17               1               --
Company and participant contributions.............................          --               --               3                4
Benefits paid.....................................................          (9)              (9)             (3)              (4)
                                                                     -------------   --------------   -------------   --------------
   Fair value as of end-of-year...................................         127              145               6                5
                                                                     =============   ==============   =============   ==============
CHANGE IN BENEFIT OBLIGATION
Balance as of beginning-of-year...................................         126              121              17               21
Interest cost.....................................................           5                5               1                1
Company and participant contributions.............................          --               --               1                1
Amendments........................................................          --               --              (1)              --
Actuarial (gains) losses..........................................          (7)               9              (1)              (2)
Benefits paid.....................................................          (9)              (9)             (2)              (4)
                                                                     -------------   --------------   -------------   --------------
   Balance as of end-of-year......................................         115              126              15               17
                                                                     -------------   --------------   -------------   --------------
      Funded status of the plans..................................       $  12           $   19           $  (9)           $ (12)
                                                                     =============   ==============   =============   ==============
AMOUNTS RECOGNIZED ON THE CONSOLIDATED BALANCE SHEETS
Other assets......................................................       $  14           $   21           $  --            $  --
Other liabilities.................................................          (2)              (2)             (9)             (12)
                                                                     -------------   --------------   -------------   --------------
   Net amount recognized..........................................       $  12           $   19           $  (9)           $ (12)
                                                                     =============   ==============   =============   ==============
AMOUNTS RECOGNIZED IN AOCI, NET OF TAX
Net (gain) loss...................................................       $  20           $   13           $  (1)           $  (1)
Prior service credit..............................................          --               --              (1)              --
                                                                     -------------   --------------   -------------   --------------
   Net amount recognized..........................................       $  20           $   13           $  (2)           $  (1)
                                                                     =============   ==============   =============   ==============
RATE OF INCREASE IN COMPENSATION
Retiree Life Insurance Plan.......................................         N/A              N/A            4.00%            4.00%
All other plans...................................................         N/A              N/A             N/A              N/A

WEIGHTED-AVERAGE ASSUMPTIONS
Benefit obligations:
   Weighted-average discount rate.................................        4.50%            3.93%           4.50%            4.03%
   Expected return on plan assets.................................        6.50%            6.50%           6.50%            6.50%
Net periodic benefit cost:
   Weighted-average discount rate.................................        3.93%            4.25%           4.03%            4.25%
   Expected return on plan assets.................................        6.50%            6.50%           6.50%            6.50%

Consistent with our benefit plans' year end, we use December 31 as the measurement date.

The discount rate was determined based on a corporate yield curve as of December 31, 2013, and projected benefit obligation cash flows for the pension plans. We reevaluate this assumption each plan year. For 2014, our discount rate for the pension plans will be 4.50%.

The expected return on plan assets was determined based on historical and expected future returns of the various asset categories, using the plans' target plan allocation. We reevaluate this assumption each plan year. For 2014, our expected return on plan assets is 6.50% for the plans.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


17. PENSION, POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFIT PLANS (CONTINUED)


The calculation of the accumulated other postretirement benefit obligation assumes a weighted-average annual rate of increase in the per capita cost of covered benefits (i.e., health care cost trend rate) as follows:

                                             AS OF OR FOR THE
                                         YEARS ENDED DECEMBER 31,
                                       ------------------------------
                                       2013        2012       2011
                                       --------   --------   --------
Pre-65 health care cost
   trend rate....................       7.50%      8.00%       8.50%
Post-65 health care cost
   trend rate....................       7.50%      8.00%       8.50%
Ultimate trend rate..............       4.50%      4.50%       4.50%
Year that the rate reaches
   the ultimate trend rate.......       2020       2020        2021

We expect the health care cost trend rate for 2014 to be 7.50% for both the pre-65 and the post-65 population. A one-percentage point increase in assumed health care cost trend rates would have increased the accumulated postretirement benefit obligation by less than $1 million and total service and interest cost components by less than $1 million. A one-percentage point decrease in assumed health care cost trend rates would have decreased the accumulated postretirement benefit obligation by less than $1 million and total service and interest cost components by less than $1 million.

Information for our pension plans with an accumulated benefit obligation in excess of plan assets (in millions) was as follows:

                                                AS OF DECEMBER 31,
                                                ------------------
                                                 2013         2012
                                                -----        -----
Accumulated benefit obligation.............      $  2         $  2
Projected benefit obligation...............         2            2
Fair value of plan assets..................        --           --



COMPONENTS OF NET PERIODIC BENEFIT COST

The components of net periodic benefit cost for our pension plans' and other postretirement plans' expense (recovery) (in millions) were as follows:

                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------------------------------
                                                                     PENSION BENEFITS                  OTHER POSTRETIREMENT BENEFITS
                                                             ----------------------------------      -------------------------------
                                                              2013         2012          2011        2013         2012          2011
                                                             ------       ------        -------      -----        -----        -----
Interest cost...........................................      $  5         $  5         $    6       $  1         $   1        $   1
Expected return on plan assets..........................        (9)          (9)           (10)        --            --           --
Recognized net actuarial loss (gain)....................         1            1              2         --            --           --
Recognized actuarial gain due to curtailments...........        --           --             --         (1)           --           --
                                                             ------       ------        -------      -----        -----        -----
    Net periodic benefit expense (recovery).............      $ (3)        $ (3)        $   (2)      $ --         $   1        $   1
                                                             ======       ======        =======      =====        =====        =====


We expect our 2014 pension plans' expense to be approximately $3 million.

For 2014, the estimated amount of amortization from AOCI into net periodic benefit expense related to net actuarial loss or gain is expected to be a $3 million loss for our pension plans and a less than $1 million gain for our other postretirement plans.

PLAN ASSETS

Our pension plans' asset target allocations by asset category based on estimated fair values were as follows:

                                               FOR THE YEARS ENDED
                                                  DECEMBER 31,
                                              --------------------
                                               2013          2012
                                              ------         -----
Fixed maturity securities...................    100%           80%
Common stock:
   Domestic equity..........................      0%           14%
   International equity.....................      0%            6%


The investment objectives for the assets related to our pension plans are to:

  - Maintain sufficient liquidity to pay obligations of the plans as they come due;
  - Minimize the effect of a single investment loss and large losses to the plans through prudent risk/reward diversification consistent with sound fiduciary standards;
  - Maintain an appropriate asset allocation policy;
  - Earn a return commensurate with the level of risk assumed through the asset allocation policy; and
  - Control costs of administering and managing the plans' investment operations.

Investments can be made in various asset classes and styles, including, but not limited to: domestic and international equity, fixed-income securities, derivatives and other asset classes the investment managers deem prudent. Our plans follow a strategic asset allocation policy that strives to systemically increase the percentage of assets in liability-matching fixed-income investments as funding levels increase.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


17. PENSION, POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFIT PLANS (CONTINUED)


Our pension plans' assets have been combined into a master retirement trust where a variety of qualified managers, including manager of managers, are expected to have returns that exceed the median of similar funds over three-year periods, above an appropriate index over five-year periods and meet real return standards over ten-year periods. Managers are monitored for adherence to approved investment policy guidelines and managers not meeting these criteria are subject to additional due diligence review, corrective action or possible termination.



FAIR VALUE OF PLAN ASSETS

See "Fair Value Measurement" in Note 1 for discussion of how we categorize our pension plans' assets into the three-level fair value hierarchy. See "Financial Instruments Carried at Fair Value" in Note 21 for a summary of our fair value measurements of our pension plans' assets by the three-level fair value hierarchy.

The following summarizes our fair value measurements of benefit plans' assets (in millions) on a recurring basis by asset category:

                                                                                       AS OF DECEMBER 31,
                                                              ----------------------------------------------------------------------
                                                                     PENSION PLANS                    OTHER POSTRETIREMENT BENEFITS
                                                              --------------------------------      --------------------------------
                                                               2013                      2012        2013                      2012
                                                              ------                    ------      ------                    ------
Fixed maturity securities:
   Corporate bonds......................................      $   86                    $   48       $ --                      $ --
   U.S. government bonds................................          31                        26         --                        --
   Foreign government bonds.............................          --                         2         --                        --
   State and municipal bonds............................           9                        --         --                        --
Common stock............................................          --                        66         --                        --
Cash and invested cash..................................           1                         3         --                        --
Other investments.......................................          --                        --          6                         5
                                                              ------                    ------      ------                    ------
      Total.............................................      $  127                    $  145       $  6                      $  5
                                                              ======                    ======      ======                    ======


VALUATION METHODOLOGIES AND ASSOCIATED INPUTS FOR PENSION PLANS' ASSETS

The fair value measurements of our pension plans' assets are based on assumptions used by market participants in pricing the security. The most appropriate valuation methodology is selected based on the specific characteristics of the security, and the valuation methodology is consistently applied to measure the security's fair value. The fair value measurement is based on a market approach, which utilizes prices and other relevant information generated by market transactions involving identical or comparable securities. Sources of inputs to the market approach include third-party pricing services, independent broker quotations or pricing matrices. Both observable and unobservable inputs are used in the valuation methodologies. Observable inputs include benchmark yields, reported trades, broker quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data. In addition, market indicators, industry and economic events are monitored and further market data is acquired if certain triggers are met. For certain security types, additional inputs may be used, or some of the inputs described above may not be applicable. For broker-quoted only securities, quotes from market makers or broker dealers are obtained from sources recognized to be market participants. In order to validate the pricing information and broker quotes, procedures are employed, where possible, that include comparisons with similar observable positions, comparisons with subsequent sales, discussions with brokers and observations of general market movements for those security classes. For those securities trading in less liquid or illiquid markets with limited or no pricing information, unobservable inputs are used in order to measure the fair value of these securities. In cases where this information is not available, such as for privately placed securities, fair value is estimated using an internal pricing matrix. This matrix relies on judgment concerning the discount rate used in calculating expected future cash flows, credit quality, industry sector performance and expected maturity.

Prices received from third parties are not adjusted; however, the third-party pricing services' valuation methodologies and related inputs are evaluated and additional evaluation is performed to determine the appropriate level within the fair value hierarchy.

The observable and unobservable inputs to the valuation methodologies are based on general standard inputs. The standard inputs used in order of priority are benchmark yields, reported trades, broker quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data. Depending on the type of security or the daily market activity, standard inputs may be prioritized differently or may not be available for all securities on any given day.

Cash and invested cash is carried at cost, which approximates fair value. This category includes highly liquid debt instruments purchased with a maturity of three months or less. Due to the nature of these assets, we believe these assets should be classified as Level 2.

PLAN CASH FLOWS

It is our practice to make contributions to the qualified pension plans to comply with minimum funding requirements of the Employee Retirement Income Security Act of 1974, as

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


17. PENSION, POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFIT PLANS (CONTINUED)


amended and with guidance issued there under. In accordance with such practice, no contributions were required for the years ended December 31, 2013 or 2012. Based on our calculations, we do not expect to be required to make any contributions to our qualified pension plans in 2014 under applicable pension law.

For our nonqualified pension plans, we fund the benefits as they become due to retirees. The amount expected to be contributed to the nonqualified pension plans during 2014 is less than $1 million.



We expect the following benefit payments (in millions):

                                           DEFINED
                                           BENEFIT         OTHER
                                           PENSION    POST-RETIREMENT
                                            PLANS          PLANS
                                          --------    ---------------
2014..................................       $10            $1
2015..................................        10             1
2016..................................        10             1
2017..................................         9             1
2018..................................         9             1
Following five years thereafter.......        40             5


--------------------------------------------------------------------------------
18. DEFINED CONTRIBUTION AND DEFERRED COMPENSATION PLANS


DEFINED CONTRIBUTION PLANS

LNC and we sponsor defined contribution plans, which include 401(k) and money purchase plans, for eligible employees and agents. LNC and we make contributions and matching contributions to each of the active plans in accordance with the plan documents and various limitations under Section 401(a) of the Internal Revenue Code of 1986, as amended. For the years ended December 31, 2013, 2012 and 2011, expenses for these plans were $70 million, $68 million and $65 million, respectively.

DEFERRED COMPENSATION PLANS

LNC and we sponsor six separate non-qualified, unfunded, deferred compensation plans for employees, agents and non-employee directors.

The results for certain investment options within the plans are hedged by total return swaps. Participants' account values change due primarily to investment earnings driven by market fluctuations. Our expenses increase or decrease in direct proportion to the change in market value of the participants' investment options. Participants are able to select our stock as an investment option; however, it is not hedged by the total return swaps and is a primary source of expense volatility related to these plans. For further discussion of total return swaps related to our deferred compensation plans, see Note 6.

Information (in millions) with respect to these plans was as follows:

                                                   AS OF DECEMBER 31,
                                                   ------------------
                                                    2013        2012
                                                   -----        -----
Total liabilities(1)...........................     $398         $335
Investments held to fund liabilities(2)........      166          146

--------------
(1)  Reported in other liabilities on our Consolidated Balance Sheets.
(2)  Reported in other assets on our Consolidated Balance Sheets.


DEFERRED COMPENSATION PLAN FOR EMPLOYEES
Participants may elect to defer a portion of their compensation as defined by the plan. Participants may select from prescribed "phantom" investment options that are used as measures for calculating the returns that are notionally credited to their accounts. Under the terms of the plan, we agree to pay out amounts based upon the aggregate performance of the investment measures selected by the participants. We make matching contributions based upon amounts placed into the plan by individuals after participants have exceeded applicable limits of the Internal Revenue Code applicable to 401(k) plans. The amounts of our contributions are calculated in accordance with the plan document. Expenses (income) (in millions) for this plan were as follows:

                                              FOR THE YEARS ENDED
                                                 DECEMBER 31,
                                             ---------------------
                                             2013    2012    2011
                                             -----   -----   -----
Employer matching contributions............  $  9    $  7     $ 6
Increase (decrease) in measurement
   of liabilities, net of total return
   swap....................................    11      11       1
                                             -----   -----   -----
   Total plan expenses (income)............  $ 20    $ 18     $ 7
                                             =====   =====   =====

DEFERRED COMPENSATION PLANS FOR AGENTS
We sponsor three deferred compensation plans for certain eligible agents. Participants may elect to defer a portion of their compensation as defined by the respective plan. Participants may select from prescribed "phantom" investment options that are used as measures for calculating the returns that are notionally credited to their accounts. Under the terms of these plans, we agree to pay out amounts based upon the aggregate performance of the investment measures selected by the participants. The amounts of our contributions are calculated and

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


18. DEFINED CONTRIBUTION AND DEFERRED COMPENSATION PLANS (CONTINUED)


made in accordance with the plans' documents. Expenses (income) (in millions) for these plans were as follows:

                                              FOR THE YEARS ENDED
                                                 DECEMBER 31,
                                            ----------------------
                                            2013     2012    2011
                                            ----    -----    -----
Company contributions...................     $1      $ 1     $  1
Increase (decrease) in measurement
   of liabilities, net of total return
   swap.................................      4        5       --
                                            ----    -----    -----
   Total plan expenses (income).........     $5      $ 6     $  1
                                            ====    =====    =====

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS OF LNC
Non-employee directors may defer a portion of their annual cash retainers. They also receive a portion of their retainer in the form of deferred stock units, which we credit quarterly in arrears to their accounts. The prescribed "phantom" investment options are identical to those offered in the employees' deferred compensation plan. For the years ended December 31, 2013, 2012 and 2011, expenses (income) for this plan were less than $1 million, $2 million and less than $(1) million, respectively.

DEFERRED COMPENSATION PLAN FOR FORMER JP AGENTS
Eligible former agents of Jefferson-Pilot Corporation may participate in this deferred compensation plan. Participants may elect to defer commissions and bonuses and specify where this deferred compensation will be invested in selected notional mutual funds. Investments held to fund the liabilities are rebalanced to match the funds that have been elected by the participant. The plan obligation increases with contributions, deferrals and investment gains, and decreases with distributions and investment losses. The plan assets increase with investment gains and decrease with investment losses and withdrawals. For the years ended December 31, 2013, 2012 and 2011, expenses (income) for this plan were $2 million, $3 million and $4 million, respectively.



--------------------------------------------------------------------------------
19. STOCK-BASED INCENTIVE COMPENSATION PLANS


Our employees and agents are included in LNC's various incentive plans that provide for the issuance of stock options, performance shares
(performance-vested shares as opposed to time-vested shares), stock appreciation rights ("SARs"), restricted stock units ("RSUs") and restricted stock awards ("nonvested stock"). LNC issues new shares to satisfy option exercises.



Total compensation expense (in millions) for all of our stock-based incentive plans was as follows:

                                          FOR THE YEARS ENDED
                                             DECEMBER 31,
                                      --------------------------
                                      2013       2012       2011
                                      -----     -----      -----
Stock options......................   $  8       $  8       $  8
Performance shares.................     10          5          2
SARs...............................      5          1         --
RSUs and nonvested stock...........     15         17         12
                                      -----     -----      -----
   Total...........................   $ 38       $ 31       $ 22
                                      =====     =====      =====
Recognized tax benefit.............   $ 13       $ 11       $  8
                                      =====     =====      =====


--------------------------------------------------------------------------------
20. STATUTORY INFORMATION AND RESTRICTIONS



We prepare financial statements in accordance with statutory accounting principles ("SAP") prescribed or permitted by the insurance departments of our states of domicile, which may vary materially from GAAP.

Prescribed SAP includes the Accounting Practices and Procedures Manual of the National Association of Insurance Commissioners ("NAIC") as well as state laws, regulations and administrative rules. Permitted SAP encompasses all accounting practices not so prescribed. The principal differences between statutory financial statements and financial statements prepared in accordance with GAAP are that statutory financial statements do not reflect DAC, some bond portfolios may be carried at amortized cost, assets and liabilities are presented net of reinsurance, contract holder liabilities are generally valued using more conservative assumptions and certain assets are non-admitted.



We are subject to the applicable laws and regulations of our respective states. Changes in these laws and regulations could change capital levels or capital requirements for the Company.

Statutory capital and surplus, net gain (loss) from operations, after-tax, net income (loss) and dividends to LNC holding company amounts (in millions) below consist of all or a combination of the following entities: LNL, Lincoln Reinsurance Company of South Carolina, Lincoln Reinsurance Company of South Carolina II, Lincoln Life & Annuity Company of New York ("LLANY"), Lincoln Reinsurance Company of Vermont I, Lincoln Reinsurance Company of Vermont II, Lincoln Reinsurance Company of Vermont III, Lincoln Reinsurance Company of Vermont IV and Lincoln Reinsurance Company of Vermont V.

                                                  AS OF DECEMBER 31,
                                                  ------------------
                                                   2013       2012
                                                  -------   --------
U.S. capital and surplus.....................     $ 7,248   $  6,457

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


20. STATUTORY INFORMATION AND RESTRICTIONS (CONTINUED)



                                          FOR THE YEARS ENDED
                                             DECEMBER 31,
                                     -----------------------------
                                     2013        2012        2011
                                     -----       -----      ------
U.S. net gain (loss) from
   operations, after-tax........     $ 425       $ 649      $  291
U.S. net income (loss)..........       495         600         104
U.S. dividends to LNC
   holding company..............       640         605         800

The decrease in statutory net income (loss) when comparing 2013 to 2012 was due primarily to the effects of reserve financing transactions in 2013.

The increase in statutory net income (loss) when comparing 2012 to 2011 was due primarily to a decrease in realized losses in invested assets, an increase in favorable tax items over prior year and favorable reserve developments in variable annuities due to improvements in the equity market and less volatility in the forward interest rates.

Our states of domicile, Indiana for LNL and New York for LLANY, have adopted certain prescribed accounting practices that differ from those found in NAIC SAP. These prescribed practices are the use of continuous Commissioners Annuity Reserve Valuation Method ("CARVM") in the calculation of reserves as prescribed by the state of New York, the calculation of reserves on universal life policies based on the Indiana universal life method as prescribed by the state of Indiana for policies issued before January, 1, 2006, and the use of a more conservative valuation interest rate on certain annuities prescribed by the states of Indiana and New York. The Vermont insurance subsidiaries also have an accounting practice permitted by the state of Vermont that differs from that found in NAIC SAP. Specifically, the permitted practice involves accounting for the lesser of the face amount of all amounts outstanding under an LOC and the value of the Valuation of Life Insurance Policies Model Regulation ("XXX") additional statutory reserves as an admitted asset and a form of surplus as of December 31, 2013 and 2012.

The favorable (unfavorable) effects on statutory surplus compared to NAIC statutory surplus from the use of these prescribed and permitted practices (in millions) were as follows:

                                                  AS OF DECEMBER 31,
                                                  -------------------
                                                   2013       2012
                                                  --------  ---------
Calculation of reserves using the Indiana
   universal life method.....................     $   219   $    249
Calculation of reserves using continuous
   CARVM.....................................          (2)        (2)
Conservative valuation rate on certain
   annuities.................................         (30)       (26)
Lesser of LOC and XXX additional reserve
   as surplus................................       2,635      2,483

During the third quarter of 2013, the New York Department of Financial Services ("NYDFS") announced that it would not recognize the NAIC revisions to Actuarial Guideline 38 in applying the New York law governing the reserves to be held for UL and VUL products containing secondary guarantees. The change, effective December 31, 2013, impacts our New York-domiciled insurance subsidiary, LLANY, notwithstanding that LLANY discontinued the sale of these products in early 2013. We expect to phase in the increase in reserves over five years beginning with 2013. As such, we increased reserves by $90 million as of December 31, 2013. The additional increase in reserves over the next four years is subject to on-going discussions with the NYDFS. However, we do not expect the amount for each of the remaining years to exceed $90 million per year.

The NAIC has adopted Risk-Based Capital ("RBC") requirements for life insurance companies to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks. The requirements provide a means of measuring the minimum amount of statutory surplus appropriate for an insurance company to support its overall business operations based on its size and risk profile. Under RBC requirements, regulatory compliance is determined by the ratio of a company's total adjusted capital, as defined by the NAIC, to its company action level of RBC (known as the "RBC ratio"), also as defined by the NAIC. The company action level may be triggered if the RBC ratio is between 75% and 100%, which would require the insurer to submit a plan to the regulator detailing corrective action it proposes to undertake. As of December 31, 2013, the Company's RBC ratio was approximately five times the aforementioned company action level.

We are subject to certain insurance department regulatory restrictions as to the transfer of funds and payment of dividends to the holding company. Under Indiana laws and regulations, LNL may pay dividends to LNC without prior approval of the Indiana Insurance Commissioner (the "Commissioner"), only from unassigned surplus and must receive prior approval of the Commissioner to pay a dividend if such dividend, along with all other dividends paid within the preceding 12 consecutive months, would exceed the statutory limitation. The current statutory limitation is the greater of 10% of the insurer's contract holders' surplus, as shown on its last annual statement on file with the Commissioner or the insurer's statutory net gain from operations for the previous 12 months, but in no event to exceed statutory unassigned surplus. Indiana law gives the Commissioner broad discretion to disapprove requests for dividends in excess of these limits. LNL's subsidiary, LLANY, a New York-domiciled insurance company, has similar restrictions, except that in New York it is the lesser of 10% of surplus to contract holders as of the immediately preceding calendar year or net gain from operations for the immediately preceding calendar year, not including realized capital gains. We expect that we could pay dividends of approximately $681 million in 2014 without prior approval from the respective state commissioner.

All payments of principal and interest on surplus notes must be approved by the respective Commissioner of Insurance.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


--------------------------------------------------------------------------------
21. FAIR VALUE OF FINANCIAL INSTRUMENTS


The carrying values and estimated fair values of our financial instruments (in millions) were as follows:

                                                                              AS OF DECEMBER 31, 2013       AS OF DECEMBER 31, 2012
                                                                            --------------------------    --------------------------
                                                                             CARRYING         FAIR         CARRYING         FAIR
                                                                               VALUE          VALUE          VALUE          VALUE
                                                                            ------------   -----------    -----------    -----------
ASSETS
AFS securities:
   Fixed maturity securities...........................................     $    79,178    $   79,178     $   80,254     $   80,254
   VIEs' fixed maturity securities.....................................             697           697            708            708
   Equity securities...................................................             201           201            157            157
Trading securities.....................................................           2,190         2,190          2,437          2,437
Mortgage loans on real estate..........................................           7,029         7,193          6,792          7,446
Derivative investments(1)..............................................             617           617          2,263          2,263
Other investments......................................................           1,208         1,208          1,089          1,089
Cash and invested cash.................................................             630           630          3,278          3,278
Reinsurance related embedded derivatives...............................             159           159             --             --
Other assets -- GLB reserves embedded derivatives(2)...................           1,244         1,244             --             --
Separate account assets................................................         117,135       117,135         95,373         95,373
LIABILITIES
Future contract benefits -- indexed annuity and universal
   life contracts embedded derivatives.................................          (1,048)       (1,048)          (732)          (732)
Other contract holder funds:
   Remaining guaranteed interest and similar contracts.................            (809)         (809)          (867)          (867)
   Account values of certain investment contracts......................         (29,024)      (30,514)       (28,480)       (32,620)
Short-term debt........................................................             (51)          (51)           (32)           (32)
Long-term debt.........................................................          (2,600)       (2,634)        (1,925)        (1,972)
Reinsurance related embedded derivatives...............................              --            --           (184)          (184)
VIEs' liabilities -- derivative instruments............................             (27)          (27)          (128)          (128)
Other liabilities:
   Credit default swaps................................................              (2)           (2)           (11)           (11)
   Derivative liabilities(1)...........................................            (386)         (386)            --             --
   GLB reserves embedded derivatives(2)................................          (1,244)       (1,244)          (909)          (909)
BENEFIT PLANS' ASSETS(3)...............................................             133           133            150            150

--------------
(1) We have master netting agreements with each of our derivative counterparties, which allow for the netting of our derivative asset and liability positions by counterparty.
(2) GLB reserves embedded derivatives are fully ceded to our counterparties. Refer to Note 6 for additional detail.
(3) Included in the funded statuses of the benefit plans, which is reported in other liabilities on our Consolidated Balance Sheets. Refer to Note 17 for additional detail.


VALUATION METHODOLOGIES AND ASSOCIATED INPUTS FOR FINANCIAL INSTRUMENTS NOT CARRIED AT FAIR VALUE

The following discussion outlines the methodologies and assumptions used to determine the fair value of our financial instruments not carried at fair value on our Consolidated Balance Sheets. Considerable judgment is required to develop these assumptions used to measure fair value. Accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of all of our financial instruments.

MORTGAGE LOANS ON REAL ESTATE
The fair value of mortgage loans on real estate is established using a discounted cash flow method based on credit rating, maturity and future income. The ratings for mortgages in good standing are based on property type, location, market conditions, occupancy, debt-service coverage, loan-to-value, quality of tenancy, borrower and payment record. The fair value for impaired mortgage loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's market price or the fair value of the collateral if the loan is collateral dependent. The inputs used to measure the fair value of our mortgage loans on real estate are classified as Level 2 within the fair value hierarchy.

OTHER INVESTMENTS
The carrying value of our assets classified as other investments approximates fair value. Other investments include LPs and other privately held investments that are accounted for using the equity method of accounting and the carrying value is based on our proportional share of the net assets of the LPs. The inputs used to measure the fair value of our other investments are classified as Level 3 within the fair value hierarchy.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


21. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


OTHER CONTRACT HOLDER FUNDS
Other contract holder funds include remaining guaranteed interest and similar contracts and account values of certain investment contracts. The fair value for the remaining guaranteed interest and similar contracts is estimated using discounted cash flow calculations as of the balance sheet date. These calculations are based on interest rates currently offered on similar contracts with maturities that are consistent with those remaining for the contracts being valued. As of December 31, 2013 and 2012, the remaining guaranteed interest and similar contracts carrying value approximated fair value. The fair value of the account values of certain investment contracts is based on their approximate surrender value as of the balance sheet date. The inputs used to measure the fair value of our other contract holder funds are classified as Level 3 within the fair value hierarchy.



SHORT-TERM AND LONG-TERM DEBT
The fair value of long-term debt is based on quoted market prices. For short-term debt, excluding current maturities of long-term debt, the carrying value approximates fair value. The inputs used to measure the fair value of our short-term and long-term debt are classified as Level 2 within the fair value hierarchy.

FINANCIAL INSTRUMENTS CARRIED AT FAIR VALUE

We did not have any assets or liabilities measured at fair value on a nonrecurring basis as of December 31, 2013 or 2012, and we noted no changes in our valuation methodologies between these periods.



The following summarizes our financial instruments carried at fair value (in millions) on a recurring basis by the fair value hierarchy levels described above:

                                                                                          AS OF DECEMBER 31, 2013
                                                                       -------------------------------------------------------------
                                                                          QUOTED
                                                                          PRICES
                                                                         IN ACTIVE
                                                                        MARKETS FOR    SIGNIFICANT      SIGNIFICANT
                                                                         IDENTICAL     OBSERVABLE      UNOBSERVABLE         TOTAL
                                                                          ASSETS         INPUTS           INPUTS            FAIR
                                                                         (LEVEL 1)      (LEVEL 2)        (LEVEL 3)          VALUE
                                                                       ------------    ------------   --------------     -----------
ASSETS
Investments:
   Fixed maturity AFS securities:
      Corporate bonds.............................................       $     60      $    65,421       $   2,960       $   68,441
      U.S. government bonds.......................................            304               21              --              325
      Foreign government bonds....................................             --              464              78              542
      RMBS........................................................             --            4,143               1            4,144
      CMBS........................................................             --              678              20              698
      CLOs........................................................             --               47             178              225
      State and municipal bonds...................................             --            3,796              28            3,824
      Hybrid and redeemable preferred securities..................             39              874              66              979
   VIEs' fixed maturity securities................................            102              595              --              697
   Equity AFS securities..........................................              3               37             161              201
   Trading securities.............................................             --            2,137              53            2,190
   Derivative investments(1)......................................             --              244           1,118            1,362
Cash and invested cash............................................             --              630              --              630
Reinsurance related embedded derivatives..........................             --              159              --              159
Other assets -- GLB reserves embedded derivatives.................             --               --           1,244            1,244
Separate account assets...........................................          1,766          115,369              --          117,135
                                                                       ------------    ------------   --------------     -----------
        Total assets..............................................       $  2,274      $   194,615       $   5,907       $  202,796
                                                                       ============    ============   ==============     ===========
LIABILITIES
Future contract benefits -- indexed annuity and universal life
   contracts embedded derivatives.................................       $     --      $        --       $  (1,048)      $   (1,048)
VIEs' liabilities -- derivative instruments.......................             --               --             (27)             (27)
Other liabilities:
   Credit default swaps...........................................             --               --              (2)              (2)
   Derivative liabilities(1)......................................             --             (879)           (252)          (1,131)
   GLB reserves embedded derivatives..............................             --               --          (1,244)          (1,244)
                                                                       ------------    ------------   --------------     -----------
        Total liabilities.........................................       $     --      $      (879)      $  (2,573)      $   (3,452)
                                                                       ============    ============   ==============     ===========
BENEFIT PLANS' ASSETS.............................................       $     --      $       133       $      --       $      133
                                                                       ============    ============   ==============     ===========

--------------
(1) Derivative investment assets and liabilities presented within the fair value hierarchy are presented on a gross basis by derivative type and not on a master netting basis by counterparty.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


21. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


                                                                                          AS OF DECEMBER 31, 2012
                                                                       -------------------------------------------------------------
                                                                          QUOTED
                                                                          PRICES
                                                                         IN ACTIVE
                                                                        MARKETS FOR    SIGNIFICANT      SIGNIFICANT
                                                                         IDENTICAL     OBSERVABLE      UNOBSERVABLE         TOTAL
                                                                          ASSETS         INPUTS           INPUTS            FAIR
                                                                         (LEVEL 1)      (LEVEL 2)        (LEVEL 3)          VALUE
                                                                       ------------    ------------   --------------     -----------
ASSETS
Investments:
   Fixed maturity AFS securities:
      Corporate bonds.............................................       $     65      $    64,654       $   2,065       $   66,784
      U.S. government bonds.......................................            362               30               1              393
      Foreign government bonds....................................             --              594              46              640
      RMBS........................................................             --            5,880               3            5,883
      CMBS........................................................             --              928              27              955
      CLOs........................................................             --               26             154              180
      State and municipal bonds...................................             --            4,211              32            4,243
      Hybrid and redeemable preferred securities..................             30            1,030             116            1,176
   VIEs' fixed maturity securities................................            110              598              --              708
   Equity AFS securities..........................................             44               26              87              157
   Trading securities.............................................              2            2,379              56            2,437
   Derivative investments.........................................             --              347           1,916            2,263
Cash and invested cash............................................             --            3,278              --            3,278
Separate account assets...........................................          1,519           93,854              --           95,373
                                                                       ------------    ------------   --------------     -----------
        Total assets..............................................       $  2,132      $   177,835       $   4,503       $  184,470
                                                                       ============    ============   ==============     ===========
LIABILITIES
Future contract benefits -- indexed annuity and universal
   indexed annuity and universal life contracts...................       $     --      $        --       $    (732)      $     (732)
Reinsurance related embedded derivatives..........................             --             (184)             --             (184)
VIEs' liabilities -- derivative instruments.......................             --               --            (128)            (128)
Other liabilities:
   Credit default swaps...........................................             --               --             (11)             (11)
   GLB reserves embedded derivatives..............................             --               --            (909)            (909)
                                                                       ------------    ------------   --------------     -----------
        Total liabilities.........................................       $     --      $      (184)      $  (1,780)      $   (1,964)
                                                                       ============    ============   ==============     ===========
BENEFIT PLANS' ASSETS.............................................       $     16      $       134       $      --       $      150
                                                                       ============    ============   ==============     ===========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


21. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)



The following summarizes changes to our financial instruments carried at fair value (in millions) and classified within Level 3 of the fair value hierarchy. This summary excludes any effect of amortization of DAC, VOBA, DSI and DFEL. The gains and losses below may include changes in fair value due in part to observable inputs that are a component of the valuation methodology.

                                                                           FOR THE YEAR ENDED DECEMBER 31, 2013
                                                        ----------------------------------------------------------------------------
                                                                                               PURCHASES,
                                                                                     GAINS     ISSUANCES,     TRANSFERS
                                                                         ITEMS     (LOSSES)      SALES,         IN OR
                                                                       INCLUDED       IN       MATURITIES,       OUT
                                                         BEGINNING        IN          OCI     SETTLEMENTS,       OF         ENDING
                                                           FAIR           NET         AND        CALLS,       LEVEL 3,       FAIR
                                                           VALUE        INCOME     OTHER(1)        NET        NET(2)(3)      VALUE
                                                        ----------    ----------   --------   ------------   -----------  ----------
Investments:(4)
   Fixed maturity AFS securities:
      Corporate bonds.................................   $  2,065     $     (17)   $    --      $  1,026      $    (114)   $  2,960
      U.S. government bonds...........................          1            --         --            (1)            --          --
      Foreign government bonds........................         46            --         (1)           33             --          78
      RMBS............................................          3            --         --            (2)            --           1
      CMBS............................................         27            --          6            (5)            (8)         20
      CLOs............................................        154            (1)         4            50            (29)        178
      State and municipal bonds.......................         32            --         (4)           --             --          28
      Hybrid and redeemable preferred securities......        116            --         13           (33)           (30)         66
   Equity AFS securities..............................         87            (1)         2            73             --         161
   Trading securities.................................         56             2         (7)           (6)             8          53
   Derivative investments.............................      1,916          (681)      (194)         (175)            --         866
Other assets -- GLB reserves embedded derivatives(5)..        909        (2,153)        --            --          2,488       1,244
Future contract benefits -- index annuity and
   universal life contracts embedded derivatives(5)...       (732)         (356)        --            40             --      (1,048)
VIEs' liabilities -- derivative instruments(6)........       (128)          101         --            --             --         (27)
Other liabilities:
   Credit default swaps(7)............................        (11)            9         --            --             --          (2)
   GLB reserves embedded derivatives(5)...............       (909)        2,153         --            --         (2,488)     (1,244)
                                                        ----------    ----------   --------   ------------   -----------  ----------
        Total, net....................................   $  3,632     $    (944)   $  (181)     $  1,000      $    (173)   $  3,334
                                                        ==========    ==========   ========   ============   ===========  ==========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


21. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)



                                                                            FOR THE YEAR ENDED DECEMBER 31, 2012
                                                        ----------------------------------------------------------------------------
                                                                                                PURCHASES,
                                                                                     GAINS      ISSUANCES,     TRANSFERS
                                                                         ITEMS     (LOSSES)       SALES,         IN OR
                                                                       INCLUDED       IN        MATURITIES,       OUT
                                                          BEGINNING       IN          OCI      SETTLEMENTS,       OF         ENDING
                                                            FAIR          NET         AND         CALLS,       LEVEL 3,       FAIR
                                                            VALUE       INCOME     OTHER(1)         NET         NET(2)        VALUE
                                                        -----------    ---------   --------    ------------   ----------   ---------
Investments:(4)
   Fixed maturity AFS securities:
      Corporate bonds................................    $   2,423     $    (25)    $   35       $   274       $  (642)    $  2,065
      U.S. government bonds..........................            1           --         --            --            --            1
      Foreign government bonds.......................           97           --         --            (5)          (46)          46
      RMBS...........................................          158           (3)         3            (8)         (147)           3
      CMBS...........................................           31          (11)        16           (11)            2           27
      CLOs...........................................          101           (2)         8            61           (14)         154
      State and municipal bonds......................           --           --         --            32            --           32
      Hybrid and redeemable preferred securities.....           99           (1)        23            --            (5)         116
   Equity AFS securities.............................           56           (8)        13            26            --           87
   Trading securities................................           67            3          4            (2)          (16)          56
   Derivative investments............................        2,484         (823)        73           182            --        1,916
 Future contract benefits -- index annuity and
   universal life contracts embedded derivatives(5)..         (399)        (136)        --          (197)           --         (732)
 VIEs' liabilities -- derivative instruments(6)......         (291)         163         --            --            --         (128)
Other liabilities:
   Credit default swaps(7)...........................          (16)           5         --            --            --          (11)
   GLB reserves embedded derivatives(5)..............       (2,217)       1,308         --            --            --         (909)
                                                        -----------    ---------   --------    ------------   ----------   ---------
        Total, net...................................    $   2,594     $    470     $  175       $   352       $  (868)    $  2,723
                                                        ===========    =========   ========    ============   ==========   =========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


21. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)



                                                                             FOR THE YEAR ENDED DECEMBER 31, 2011
                                                           -------------------------------------------------------------------------
                                                                                                PURCHASES,
                                                                                      GAINS     ISSUANCES,     TRANSFERS
                                                                           ITEMS    (LOSSES)      SALES,         IN OR
                                                                         INCLUDED      IN       MATURITIES,       OUT
                                                            BEGINNING       IN         OCI     SETTLEMENTS,       OF        ENDING
                                                              FAIR          NET        AND        CALLS,       LEVEL 3,      FAIR
                                                              VALUE       INCOME    OTHER(1)        NET         NET(2)       VALUE
                                                           ----------   ----------  --------   ------------   ----------   ---------
Investments:(4)
   Fixed maturity AFS securities:
      Corporate bonds....................................   $  2,353    $       3    $   42       $ (134)       $  159     $  2,423
      U.S. government bonds..............................          2           --        --           (1)           --            1
      Foreign government bonds...........................        113           --         4           (3)          (17)          97
      RMBS...............................................        119           (3)        6           36            --          158
      CMBS...............................................        102          (62)       61          (74)            4           31
      CLOs...............................................        171           19       (17)         (72)           --          101
      Hybrid and redeemable preferred securities.........        114           (1)       (5)          (7)           (2)          99
   Equity AFS securities.................................         91            8       (12)           3           (34)          56
   Trading securities....................................         74            3         1           (7)           (4)          67
   Derivative investments................................      1,494          495       383          112            --        2,484
Future contract benefits -- index annuity
   and universal life contracts embedded derivatives(5)..       (497)           5        --           93            --         (399)
VIEs' liabilities -- derivative instruments(6)...........       (209)         (82)       --           --            --         (291)
Other liabilities:
   Credit default swaps(7)...............................        (16)          (6)       --            6            --          (16)
   GLB reserves embedded derivatives(5)..................       (408)      (1,809)       --           --            --       (2,217)
                                                           ----------   ----------  --------   ------------   ----------   ---------
        Total, net.......................................   $  3,503    $  (1,430)   $  463       $  (48)       $  106     $  2,594
                                                           ==========   ==========  ========   ============   ==========   =========
Benefit plans' assets(8).................................   $      6    $      --    $   --       $   (6)       $   --     $     --
                                                           ==========   ==========  ========   ============   ==========   =========

--------------
(1) The changes in fair value of the interest rate swaps are offset by an adjustment to derivative investments (see Note 6).
(2) Transfers in or out of Level 3 for AFS and trading securities are displayed at amortized cost as of the beginning-of-year. For AFS and trading securities, the difference between beginning-of-year amortized cost and beginning-of-year fair value was included in OCI and earnings, respectively, in prior years.
(3) Transfers in or out of Level 3 for GLB reserves embedded derivatives represent reclassifications between other assets and other liabilities on our Consolidated Balance Sheets.
(4) Amortization and accretion of premiums and discounts are included in net investment income on our Consolidated Statements of Comprehensive Income
      (Loss). Gains (losses) from sales, maturities, settlements and calls and OTTI are included in realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss).
(5) Gains (losses) from sales, maturities, settlements and calls are included in realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss).
(6) The changes in fair value of the credit default swaps and contingency forwards are included in realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss).
(7) Gains (losses) from sales, maturities, settlements and calls are included in net investment income on our Consolidated Statements of Comprehensive Income (Loss).
(8) The expected return on plan assets is reported in commissions and other expenses on our Consolidated Statements of Comprehensive Income (Loss).

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


21. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)



The following provides the components of the items included in issuances, sales, maturities, settlements and calls, net, excluding any effect of amortization of DAC, VOBA, DSI and DFEL and changes in future contract benefits, (in millions) as reported above:

                                                                           FOR THE YEAR ENDED DECEMBER 31, 2013
                                                       -----------------------------------------------------------------------------
                                                        ISSUANCES      SALES      MATURITIES      SETTLEMENTS     CALLS      TOTAL
                                                       ----------     -------     ----------     ------------    ------    ---------
Investments:
   Fixed maturity AFS securities:
     Corporate bonds.................................   $  1,235      $  (51)      $   (44)        $   (45)      $ (69)    $  1,026
     U.S. government bonds...........................         --          --            --              (1)         --           (1)
     Foreign government bonds........................         50          --           (17)             --          --           33
     RMBS............................................         --          --            --              (2)         --           (2)
     CMBS............................................         --          --            --              (3)         (2)          (5)
     CLOs............................................         74          --            --             (24)         --           50
     Hybrid and redeemable preferred securities......         --         (33)           --              --          --          (33)
   Equity AFS securities.............................         78          (5)           --              --          --           73
   Trading securities................................         --          (3)           (1)             (2)         --           (6)
   Derivative investments............................        152         (23)         (304)             --          --         (175)
Future contract benefits -- indexed annuity and
   universal life contracts embedded derivatives.....        (68)         --            --             108          --           40
                                                       ----------     -------     ----------     ------------    ------    ---------
        Total, net...................................   $  1,521      $ (115)      $  (366)        $    31       $ (71)    $  1,000
                                                       ==========     =======     ==========     ============    ======    =========

                                                                           FOR THE YEAR ENDED DECEMBER 31, 2012
                                                       -----------------------------------------------------------------------------
                                                        ISSUANCES      SALES      MATURITIES      SETTLEMENTS     CALLS      TOTAL
                                                       ----------     -------     ----------     ------------    ------    ---------
Investments:
   Fixed maturity AFS securities:
     Corporate bonds.................................   $    363      $  (26)      $    (6)        $   (51)      $  (6)    $    274
     Foreign government bonds........................         --          --            (5)             --          --           (5)
     RMBS............................................         --          --            (6)             (2)         --           (8)
     CMBS............................................         --          --            --             (11)         --          (11)
     CLOs............................................         72          --            --             (11)         --           61
     State and municipal bonds.......................         32          --            --              --          --           32
   Equity AFS securities.............................         26          --            --              --          --           26
   Trading securities................................         --          --            --              (2)         --           (2)
   Derivative investments............................        454         (34)         (238)             --          --          182
Future contract benefits -- indexed annuity and
   universal life contracts embedded derivatives.....        (99)         --            --             (98)         --         (197)
                                                       ----------     -------     ----------     ------------    ------    ---------
        Total, net...................................   $    848      $  (60)      $  (255)        $  (175)      $  (6)    $    352
                                                       ==========     =======     ==========     ============    ======    =========

                                                                           FOR THE YEAR ENDED DECEMBER 31, 2011
                                                       -----------------------------------------------------------------------------
                                                        ISSUANCES      SALES      MATURITIES      SETTLEMENTS     CALLS      TOTAL
                                                       ----------     -------     ----------     ------------    ------    ---------
Investments:
   Fixed maturity AFS securities:
     Corporate bonds.................................   $    237      $ (216)      $   (15)        $   (51)      $ (89)    $   (134)
     U.S. government bonds...........................         --          --            --              (1)         --           (1)
     Foreign government bonds........................         --          (3)           --              --          --           (3)
     RMBS............................................         51          --            --             (15)         --           36
     CMBS............................................         --         (50)           --             (24)         --          (74)
     CLOs............................................         --         (33)           --             (39)         --          (72)
     Hybrid and redeemable preferred securities......          9         (16)           --              --          --           (7)
   Equity AFS securities.............................         19         (16)           --              --          --            3
   Trading securities................................         --          (2)           --              (5)         --           (7)
   Derivative investments............................        396          (7)         (277)             --          --          112
Future contract benefits -- indexed annuity and
   universal life contracts embedded derivatives.....        (59)         --            --             152          --           93
Other liabilities -- credit default swaps............         --           6            --              --          --            6
                                                       ----------     -------     ----------     ------------    ------    ---------
        Total, net...................................   $    653      $ (337)      $  (292)        $    17       $ (89)    $    (48)
                                                       ==========     =======     ==========     ============    ======    =========
Benefit plans' assets................................   $     --      $   (3)      $    (3)        $    --       $  --     $     (6)
                                                       ==========     =======     ==========     ============    ======    =========

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


21. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


The following summarizes changes in unrealized gains (losses) included in net income, excluding any effect of amortization of DAC, VOBA, DSI and DFEL and changes in future contract benefits, related to financial instruments carried at fair value classified within Level 3 that we still held (in millions):

                                             FOR THE YEARS ENDED
                                                DECEMBER 31,
                                      ----------------------------------
                                        2013        2012         2011
                                      ----------   --------   ----------
Investments:(1)
   Derivative investments..........   $    (753)   $  (823)   $     472
Other assets -- GLB
   reserves embedded
   derivatives(1)..................      (2,444)        --           --
Future contract
   benefits -- indexed
   annuity and universal life
   contracts embedded
   derivatives(1)..................         (44)       (10)          (1)
VIEs' liabilities -- derivative
   instruments(1)..................         101        163          (82)
Other liabilities:
   Credit default swaps(2).........           9          6           (8)
   GLB reserves embedded
      derivatives(1)...............       2,444      1,472       (1,615)
                                      ----------   --------   ----------
      Total, net...................   $    (687)   $   808    $  (1,234)
                                      ==========   ========   ==========

--------------
(1) Included in realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss).
(2) Included in net investment income on our Consolidated Statements of Comprehensive Income (Loss).

The following provides the components of the transfers in and out of Level 3 (in millions) as reported above:

                                              FOR THE YEAR ENDED
                                               DECEMBER 31, 2013
                                       --------------------------------
                                        TRANSFERS   TRANSFERS
                                          IN TO      OUT OF
                                         LEVEL 3     LEVEL 3     TOTAL
                                       ----------  ----------   -------
Investments:
   Fixed maturity AFS securities:
      Corporate bonds................    $  367      $ (481)    $ (114)
      CMBS...........................        --          (8)        (8)
      CLOs...........................        --         (29)       (29)
      Hybrid and redeemable
         preferred securities........        20         (50)       (30)
   Trading securities................         8          --          8
                                       ----------  ----------   -------
         Total, net..................    $  395      $ (568)    $ (173)
                                       ==========  ==========   =======



                                              FOR THE YEAR ENDED
                                               DECEMBER 31, 2012
                                       --------------------------------
                                        TRANSFERS   TRANSFERS
                                          IN TO      OUT OF
                                         LEVEL 3     LEVEL 3     TOTAL
                                       ----------  ----------   -------
Investments:
   Fixed maturity AFS securities:
      Corporate bonds................    $   35      $ (677)    $ (642)
      Foreign government
         bonds.......................        --         (46)       (46)
      RMBS...........................        --        (147)      (147)
      CMBS...........................         5          (3)         2
      CLOs...........................         6         (20)       (14)
      Hybrid and redeemable
         preferred securities........        35         (40)        (5)
   Trading securities................         2         (18)       (16)
                                       ----------  ----------   -------
         Total, net..................    $   83      $ (951)    $ (868)
                                       ==========  ==========   =======

                                              FOR THE YEAR ENDED
                                               DECEMBER 31, 2011
                                       --------------------------------
                                        TRANSFERS   TRANSFERS
                                          IN TO      OUT OF
                                         LEVEL 3     LEVEL 3     TOTAL
                                       ----------  ----------   -------
Investments:
   Fixed maturity AFS securities:
      Corporate bonds................    $  246      $  (87)    $  159
      Foreign government
         bonds.......................        --         (17)       (17)
      CMBS...........................         4          --          4
      Hybrid and redeemable
         preferred securities........        18         (20)        (2)
   Equity AFS securities.............         1         (35)       (34)
   Trading securities................         1          (5)        (4)
                                       ----------  ----------   -------
         Total, net..................    $  270      $ (164)    $  106
                                       ==========  ==========   =======

Transfers in and out of Level 3 are generally the result of observable market information on a security no longer being available or becoming available to our pricing vendors. For the years ended December 31, 2013, 2012 and 2011, our corporate bonds and RMBS transfers in and out were attributable primarily to the securities' observable market information no longer being available or becoming available. Transfers in and out of Levels 1 and 2 are generally the result of a change in the type of input used to measure the fair value of an asset or liability at the end of the reporting period. When quoted prices in active markets become available, transfers from Level 2 to Level 1 will result. When quoted prices in active markets become unavailable, but we are able to employ a valuation methodology using significant observable inputs, transfers from Level 1 to Level 2 will result. For the years ended December 31, 2013, 2012 and 2011, the transfers between Levels 1 and 2 of the fair value hierarchy were less than $1 million for our financial instruments carried at fair value.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


21. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


The following summarizes the fair value (in millions), valuation techniques and significant unobservable inputs of the Level 3 fair value measurements as of December 31, 2013:

                                           FAIR                VALUATION                        SIGNIFICANT
                                           VALUE               TECHNIQUE                    UNOBSERVABLE INPUTS
                                        -----------  ---------------------------  --------------------------------------
ASSETS
Investments:
   Fixed maturity AFS and trading
      securities:
         Corporate bonds..............  $   1,064      Discounted cash flow       Liquidity/duration adjustment(1)
         Foreign government bonds.....         78      Discounted cash flow       Liquidity/duration adjustment(1)
         Hybrid and redeemable
            preferred securities......         20      Discounted cash flow       Liquidity/duration adjustment(1)
   Equity AFS and trading securities..         28      Discounted cash flow       Liquidity/duration adjustment(1)
Other Assets -- GLB reserves
   embedded derivatives...............      1,244      Discounted cash flow       Long-term lapse rate(2)
                                                                                  Utilization of guaranteed
                                                                                     withdrawals(3)
                                                                                  Claims utilization factor(4)
                                                                                  Premiums utilization factor(4)
                                                                                  NPR(5)
                                                                                  Mortality rate(6)
                                                                                  Volatility(7)
LIABILITIES
Future contract benefits -- Indexed
   annuity and universal life
   contracts embedded derivatives.....     (1,048)     Discounted cash flow       Lapse rate(2)
                                                                                  Mortality rate(6)
Other Liabilities -- GLB reserves
   embedded derivatives...............     (1,244)     Discounted cash flow       Long-term lapse rate(2)
                                                                                  Utilization of guaranteed
                                                                                     withdrawals(3)
                                                                                  Claims utilization factor(4)
                                                                                  Premiums utilization factor(4)
                                                                                  NPR(5)
                                                                                  Mortality rate(6)
                                                                                  Volatility(7)

                                          ASSUMPTION OR
                                          INPUT RANGES
                                        -----------------
ASSETS
Investments:
   Fixed maturity AFS and trading
      securities:
         Corporate bonds..............  0.8% - 10.6%
         Foreign government bonds.....  2.3% - 3.9%
         Hybrid and redeemable
            preferred securities......  2.4%
   Equity AFS and trading securities..  4.3% - 5.9%
Other Assets -- GLB reserves
   embedded derivatives...............  1% - 27%

                                        90% - 100%
                                        60% - 100%
                                        77% - 132%
                                        0% - 0.53%
                                        (8)
                                        1% - 28%
LIABILITIES
Future contract benefits -- Indexed
   annuity and universal life
   contracts embedded derivatives.....  1% - 15%
                                        (9)
Other Liabilities -- GLB reserves
   embedded derivatives...............  1% - 27%

                                        90% - 100%
                                        60% - 100%
                                        77% - 132%
                                        0% - 0.53%
                                        (8)
                                        1% - 28%

---------------
(1) The liquidity/duration adjustment input represents an estimated market participant composite of adjustments attributable to liquidity premiums, expected durations, structures and credit quality that would be applied to the market observable information of an investment.
(2) The lapse rate input represents the estimated probability of a contract surrendering during a year, and thereby forgoing any future benefits. The range for indexed annuity and universal life contracts represents the lapse rates during the surrender charge period.
(3) The utilization of guaranteed withdrawals input represents the estimated percentage of contract holders that utilize the guaranteed withdrawal feature.
(4) The utilization factors are applied to the present value of claims or premiums, as appropriate, in the GLB reserve calculation to estimate the impact of inefficient withdrawal behavior, including taking less than or more than the maximum guaranteed withdrawal.
(5) The NPR input represents the estimated additional credit spread that market participants would apply to the market observable discount rate when pricing a contract.
(6) The mortality rate input represents the estimated probability of when an individual belonging to a particular group, categorized according to age or some other factor such as gender, will die.
(7) The volatility input represents overall volatilities assumed for the underlying variable annuity funds, which include a mixture of equity and fixed-income assets. Fair value of the variable annuity GLB embedded derivatives would increase if higher volatilities were used for valuation.
(8) The mortality rate is based on a combination of company and industry experience, adjusted for improvement factors.
(9) Based on the "Annuity 2000 Mortality Table" developed by the Society of Actuaries Committee on Life Insurance Research that was adopted by the National Association of Insurance Commissioners in 1996 for our mortality input.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


21. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


From the table above, we have excluded Level 3 fair value measurements obtained from independent, third-party pricing sources. We do not develop the significant inputs used to measure the fair value of these assets and liabilities, and the information regarding the significant inputs is not readily available to us. Independent broker-quoted fair values are non-binding quotes developed by market makers or broker-dealers obtained from third-party sources recognized as market participants. The fair value of a broker-quoted asset or liability is based solely on the receipt of an updated quote from a single market maker or a broker-dealer recognized as a market participant as we do not adjust broker quotes when used as the fair value measurement for an asset or liability. Significant increases or decreases in any of the broker quotes received may result in a significantly higher or lower fair value measurement.

Changes in any of the significant inputs presented in the table above may result in a significant change in the fair value measurement of the asset or liability as follows:

  - INVESTMENTS - An increase in the liquidity/duration adjustment input would result in a decrease in the fair value measurement.


  - INDEXED ANNUITY AND UNIVERSAL LIFE CONTRACTS EMBEDDED DERIVATIVES - An increase in the lapse rate or mortality rate inputs would result in a decrease in the fair value measurement.
  - GLB RESERVES EMBEDDED DERIVATIVES - Assuming our GLB reserves embedded derivatives are in a liability position: an increase in our lapse rate, NPR or mortality rate inputs would result in a decrease in the fair value measurement; and an increase in the utilization of guarantee withdrawal or volatility inputs would result in an increase in the fair value measurement.

For each category discussed above, the unobservable inputs are not inter-related; therefore, a directional change in one input will not affect the other inputs.

As part of our on-going valuation process, we assess the reasonableness of our valuation techniques or models and make adjustments as necessary. For more information, see "Summary of Significant Accounting Policies" above.



--------------------------------------------------------------------------------
22. SEGMENT INFORMATION


We provide products and services and report results through our Annuities, Retirement Plan Services, Life Insurance and Group Protection segments. We also have Other Operations, which includes the financial data for operations that are not directly related to the business segments. Our reporting segments reflect the manner by which our chief operating decision makers view and manage the business. The following is a brief description of these segments and Other Operations.

The Annuities segment provides tax-deferred investment growth and lifetime income opportunities for its clients by offering fixed (including indexed) and variable annuities.

The Retirement Plan Services segment provides employer-sponsored defined benefit and individual retirement accounts, as well as individual and group variable annuities, group fixed annuities and mutual-fund based programs in the retirement plan marketplace.

The Life Insurance segment focuses in the creation and protection of wealth through life insurance products, including term insurance, a linked-benefit product (which is a UL policy linked with riders that provide for long-term care costs), indexed UL and both single and survivorship versions of UL and VUL, including corporate-owned UL and VUL insurance and bank-owned UL and VUL insurance products.

The Group Protection segment offers group non-medical insurance products, principally term life, universal life, disability, dental, vision, accident and critical illness insurance to the employer market place through various forms of employee-paid and employer-paid plans. Its products are marketed primarily through a national distribution system of regional group offices. These offices develop business through employee benefit brokers, third-party administrators and other employee benefit firms.

Other Operations includes investments related to our excess capital; investments in media properties and other corporate investments; benefit plan net liability; the unamortized deferred gain on indemnity reinsurance related to the sale of reinsurance; the results of certain disability income business; our run-off Institutional Pension business, the majority of which was sold on a group annuity basis; and debt costs.

Segment operating revenues and income (loss) from operations are internal measures used by our management and Board of Directors to evaluate and assess the results of our segments. Income (loss) from operations is GAAP net income excluding the after-tax effects of the following items, as applicable:

  - Realized gains and losses associated with the following ("excluded realized gain (loss)"):
    - Sales or disposals of securities;
    - Impairments of securities;
    - Changes in the fair value of derivatives, embedded derivatives within certain reinsurance arrangements and trading securities;
    - Changes in the fair value of the derivatives we own to hedge our GDB riders within our variable annuities;
    - Changes in the fair value of the embedded derivatives of our GLB riders accounted for at fair value, net of the change in the fair value of the derivatives we own to hedge them; and
    - Changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for at fair value;

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


22. SEGMENT INFORMATION (CONTINUED)


  - Changes in reserves resulting from benefit ratio unlocking on our GDB and GLB riders;
  - Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
  - Gains (losses) on early extinguishment of debt;
  - Losses from the impairment of intangible assets;
  - Income (loss) from discontinued operations; and
  - Income (loss) from the initial adoption of new accounting standards.

Operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

  - Excluded realized gain (loss);
  - Revenue adjustments from the initial adoption of new accounting standards;
  - Amortization of DFEL arising from changes in GDB and GLB benefit ratio unlocking; and
  - Amortization of deferred gains arising from reserve changes on business sold through reinsurance.

We use our prevailing corporate federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable GAAP measure. Operating revenues and income (loss) from operations do not replace revenues and net income as the GAAP measures of our consolidated results of operations.

Segment information (in millions) was as follows:

                                            FOR THE YEARS ENDED
                                               DECEMBER 31,
                                      -------------------------------
                                        2013        2012       2011
                                      ---------  ----------  --------
REVENUES
Operating revenues:
   Annuities......................    $  3,044   $   2,713   $ 2,588
   Retirement Plan Services.......       1,061       1,015       988
   Life Insurance.................       4,781       4,820     4,347
   Group Protection...............       2,260       2,090     1,938
   Other Operations...............         392         411       449
Excluded realized gain (loss),
   pre-tax........................         (81)       (235)     (342)
Amortization of deferred gain
   arising from reserve changes
   on business sold through
   reinsurance, pre-tax...........           3           3         3
                                      ---------  ----------  --------
      Total revenues..............    $ 11,460   $  10,817   $ 9,971
                                      =========  ==========  ========



                                            FOR THE YEARS ENDED
                                               DECEMBER 31,
                                       ----------------------------
                                         2013      2012      2011
                                       --------   --------  -------
NET INCOME (LOSS)
Income (loss) from operations:
   Annuities......................     $   715    $   608   $  549
   Retirement Plan Services.......         135        131      146
   Life Insurance.................         464        538      463
   Group Protection...............          71         72       97
   Other Operations...............          (5)       (39)     (28)
Excluded realized gain (loss),
   after-tax......................         (53)      (152)    (222)
Income (loss) from reserve
   changes (net of related
   amortization) on business
   sold through reinsurance,
   after-tax......................           2          2        2
Impairment of intangibles,
   after-tax......................          --          2     (744)
                                       --------   --------  -------
      Net income (loss)...........     $ 1,329    $ 1,162   $  263
                                       ========   ========  =======

                                           FOR THE YEARS ENDED
                                              DECEMBER 31,
                                      ----------------------------
                                        2013      2012       2011
                                      -------    -------   -------
NET INVESTMENT INCOME
Annuities.........................    $ 1,022    $ 1,058   $ 1,091
Retirement Plan Services..........        825        797       792
Life Insurance....................      2,317      2,297     2,168
Group Protection..................        165        161       152
Other Operations..................        232        238       287
                                      -------    -------   -------
   Total net investment
      income......................    $ 4,561    $ 4,551   $ 4,490
                                      =======    =======   =======

                                            FOR THE YEARS ENDED
                                               DECEMBER 31,
                                        --------------------------
                                         2013      2012       2011
                                        -----     -------    -----
AMORTIZATION OF DAC AND
   VOBA, NET OF INTEREST
Annuities.........................      $ 374     $   307    $ 335
Retirement Plan Services..........         48          42       33
Life Insurance....................        441         609      416
Group Protection..................         53          48       39
                                        -----     -------    -----
   Total amortization of DAC
      and VOBA, net of
      interest....................      $ 916     $ 1,006    $ 823
                                        =====     =======    =====

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


22. SEGMENT INFORMATION (CONTINUED)



                                              FOR THE YEARS ENDED
                                                 DECEMBER 31,
                                           ------------------------
                                            2013    2012     2011
                                           ------   ------  -------
FEDERAL INCOME TAX
   EXPENSE (BENEFIT)
Annuities...........................       $ 159    $ 117   $   92
Retirement Plan Services............          46       29       56
Life Insurance......................         225      326      202
Group Protection....................          38       38       52
Other Operations....................          (9)     (82)     (13)
Excluded realized gain (loss).......         (29)     (83)    (120)
Reserve changes (net of related
   amortization) on business
   sold through reinsurance.........           1        1        1
Impairment of intangibles...........          --       (2)      --
                                           ------   ------  -------
   Total federal income tax
      expense (benefit).............       $ 431    $ 344   $  270
                                           ======   ======  =======



                                                AS OF DECEMBER 31,
                                              ----------------------
                                                 2013        2012
                                              ----------  ----------
ASSETS
Annuities.................................    $  119,147  $  107,872
Retirement Plan Services..................        32,367      30,654
Life Insurance............................        67,470      62,867
Group Protection..........................         3,865       3,733
Other Operations..........................        14,659      13,254
                                              ----------  ----------
   Total assets...........................    $  237,508  $  218,380
                                              ==========  ==========


--------------------------------------------------------------------------------
23. SUPPLEMENTAL DISCLOSURES OF CASH FLOW DATA


The following summarizes our supplemental cash flow data (in millions):

                                              FOR THE YEARS ENDED
                                                 DECEMBER 31,
                                           -------------------------
                                            2013     2012     2011
                                           -------  -------  -------
Interest paid............................  $   91   $  134   $   88
Income taxes paid (received).............      (6)     136      159
Significant non-cash investing
   and financing transactions:
   Exchange of surplus note for
      promissory note with affiliate:
      Carrying value of asset............  $  360   $   --   $   --
      Carrying value of liability........    (360)      --       --
                                           -------  -------  -------
        Net asset (liability) from
           exchange......................  $   --   $   --   $   --
                                           =======  =======  =======
   Reinsurance ceded:
      Carrying value of assets...........  $   11   $  367   $   --
      Carrying value of liabilities......      11     (367)      --
                                           -------  -------  -------
        Total reinsurance ceded..........  $   22   $   --   $   --
                                           =======  =======  =======
   Reinsurance recaptured:
      Carrying value of assets...........  $   --   $  (34)  $  243
      Carrying value of liabilities......      --      (84)    (441)
                                           -------  -------  -------
        Total reinsurance recaptured.....  $   --   $ (118)  $ (198)
                                           =======  =======  =======
   Reinsurance novated:
      Carrying value of assets...........  $   --   $   --   $   --
      Carrying value of liabilities......      --      (26)      --
                                           -------  -------  -------
        Total reinsurance novated........  $   --   $  (26)  $   --
                                           =======  =======  =======
   Capital contributions:
      Carrying value of assets (includes
        cash and invested cash)..........  $   --   $   --   $   10
      Carrying value of liabilities......      --       --       --
                                           -------  -------  -------
        Total capital contributions......  $   --   $   --   $   10
                                           =======  =======  =======

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


--------------------------------------------------------------------------------
24. TRANSACTIONS WITH AFFILIATES


Transactions with affiliates (in millions) recorded on our consolidated financial statements were as follows:

                                                      AS OF DECEMBER 31,
                                                     --------------------
                                                       2013        2012
                                                     ---------   --------
Assets with affiliates:
   Accrued inter-company interest
      receivable(1)................................  $      2    $     --
   Bonds(2)........................................       773         100
   Ceded reinsurance contracts(3)..................       315       2,887
   Ceded reinsurance contracts(4)..................       268           9
   Ceded reinsurance contracts(5)..................        51          --
   Cash management agreement
      investment(5)................................       777         748
   Promissory note due from LNC(2).................       100          --
   Service agreement receivable(5).................         5          15
Liabilities with affiliates:
   Accrued inter-company interest
      payable(6)...................................         4          --
   Assumed reinsurance contracts(7)................       407         438
   Ceded reinsurance contracts(4)..................        --         183
   Ceded reinsurance contracts(8)..................     2,244       4,252
   Ceded reinsurance contracts(6)..................      (202)         --
   Inter-company short-term debt(9)................        51          28
   Inter-company long-term debt(10)................     2,350       1,679

                                              FOR THE YEARS ENDED
                                                 DECEMBER 31,
                                         ----------------------------
                                           2013     2012      2011
                                         --------  -------  ---------
Revenues with affiliates:
   Premiums received on assumed
      (paid on ceded) reinsurance
      contracts(11)....................  $  (318)  $ (188)  $   (335)
   Net investment income on
      intercompany notes(12)...........        5       --         --
   Fees for management of general
      account(12)......................     (103)     (92)        --
Realized gains (losses) on
ceded reinsurance contracts:(13)
   GLB reserves embedded
      derivatives......................   (2,153)      --         --
   Reinsurance related settlements.....    2,110       --         --
   Other gains (losses)................      242       --         --
Benefits and expenses with affiliates:
   Reinsurance (recoveries) benefits
      on ceded reinsurance
      contracts(14)....................     (205)    (433)    (1,181)
   Service agreement payments(15)......      100      114         75
   Interest expense on
      inter-company debt(16)...........       92      109        107

--------------
(1)   Reported in accrued investment income on our Consolidated Balance
      Sheets.
(2)   Reported in fixed maturity AFS securities on our Consolidated Balance
      Sheets.
(3)   Reported in reinsurance recoverables on our Consolidated Balance
      Sheets.
(4) Reported in reinsurance related embedded derivatives on our Consolidated Balance Sheets.


(5)  Reported in other assets on our Consolidated Balance Sheets.
(6)  Reported in other liabilities on our Consolidated Balance Sheets.
(7)  Reported in future contract benefits on our Consolidated Balance Sheets.
(8) Reported in funds withheld reinsurance liabilities on our Consolidated Balance Sheets.
 (9) Reported in short-term debt on our Consolidated Balance Sheets.
(10) Reported in long-term debt on our Consolidated Balance Sheets.
(11) Reported in insurance premiums on our Consolidated Statements of Comprehensive Income (Loss).
(12) Reported in net investment income on our Consolidated Statements of Comprehensive Income (Loss).
(13) Reported in realized gain (loss) on our Consolidated Statements of Comprehensive Income (Loss).
(14) Reported in benefits on our Consolidated Statements of Comprehensive Income (Loss).
(15) Reported in commissions and other expenses on our Consolidated Statements of Comprehensive Income (Loss).
(16) Reported in interest and debt expense on our Consolidated Statements of Comprehensive Income (Loss).

BONDS
LNC issues bonds to us for a predetermined face value to be repaid by LNC at a predetermined maturity with a specified interest rate.

CASH MANAGEMENT AGREEMENT
In order to manage our capital more efficiently, we participate in an inter-company cash management program where LNC can lend to or borrow from us to meet short-term borrowing needs. The cash management program is essentially a series of demand loans, which are permitted under applicable insurance laws, among LNC and its affiliates that reduces overall borrowing costs by allowing LNC and its subsidiaries to access internal resources instead of incurring third-party transaction costs. The borrowing and lending limit is currently 3% of our admitted assets as of our most recent year end.

SERVICE AGREEMENT
In accordance with service agreements with LNC and other subsidiaries of LNC for personnel and facilities usage, general management services and investment management services, we receive services from and provide services to affiliated companies and receive an allocation of corporate overhead. Corporate overhead expenses are allocated based on specific methodologies for each function. The majority of the expenses are allocated based on the following methodologies: headcount, capital, investments by product, weighted policies in force, and sales.

FEES FOR MANAGEMENT OF GENERAL ACCOUNT
On January 4, 2010, LNC closed on a purchase and sale agreement pursuant to which all of the outstanding capital stock of Delaware Management Holdings, Inc. ("Delaware") was sold. In addition, we entered into investment advisory agreements

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


24. TRANSACTIONS WITH AFFILIATES (CONTINUED)


with Delaware, pursuant to which Delaware will continue to manage the majority of our general account insurance assets.

Effective January 1, 2012, LNL entered into an Investment Advisory Agreement with Lincoln Investment Management Company ("LIMCO"), also a wholly-owned subsidiary of LNC. LIMCO provides investment advisory services to LNL and enters into sub-advisory agreements with other third-party investment advisers.


CEDED REINSURANCE CONTRACTS
As discussed in Note 9, we cede insurance contracts to and assume insurance contracts from affiliated companies. We cede certain guaranteed benefit risks (including certain GDB and GWB benefits) to LNBAR. As discussed in Note 6, we cede the change in the GLB reserves embedded derivatives and the related hedge results to LNBAR. As discussed in Note 3, we also cede the risks for no-lapse benefit guarantees under certain UL contracts to LNBAR.

Substantially all reinsurance ceded to affiliated companies is with unauthorized companies. To take reserve credit for such reinsurance, we hold assets from the reinsurer, including funds held under reinsurance treaties, and are the beneficiary of LOCs aggregating to $651 million and $76 million as of December 31, 2013 and 2012, respectively. The LOCs are obtained by the affiliate reinsurer and issued by banks in order for the Company to recognize the reserve credit.



--------------------------------------------------------------------------------
25. SUBSEQUENT EVENTS


On March 26, 2014, LNL paid a cash dividend in the amount of $150 million to LNC.

                LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

STATEMENTS OF ASSETS AND LIABILITIES

DECEMBER 31, 2013



                                                                                                                   MORTALITY &
                                                                                                                   EXPENSE
                                                                  CONTRACT                          CONTRACT       GUARANTEE
                                                                  PURCHASES                         REDEMPTIONS    CHARGES
                                                                  DUE FROM                          DUE TO         PAYABLE TO
                                                                  THE LINCOLN                       THE LINCOLN    THE LINCOLN
                                                                  NATIONAL LIFE                     NATIONAL LIFE  NATIONAL LIFE
                                                                  INSURANCE                         INSURANCE      INSURANCE
SUBACCOUNT                                         INVESTMENTS    COMPANY          TOTAL ASSETS     COMPANY        COMPANY
------------------------------------------------------------------------------------------------------------------------------------
ABVPSF Global Thematic Growth Class B           $     30,262,035  $     24,155   $      30,286,190   $        --     $   1,349
ABVPSF International Value Class B                           128            --                 128            --            --
ABVPSF Large Cap Growth Class B                       10,080,068        74,810          10,154,878            --           444
ABVPSF Small/Mid Cap Value Class B                   204,924,602       203,931         205,128,533            --         9,123
American Funds Asset Allocation Class 1                  597,331            --             597,331            --            18
American Funds Blue Chip Income and
   Growth Class 1                                        971,687            --             971,687            --            34
American Funds Bond Class 1                              785,260        33,600             818,860            --            20
American Funds Global Balanced Class 1                   236,089            --             236,089            --             8
American Funds Global Bond Class 1                     1,089,580         8,400           1,097,980            --            30
American Funds Global Growth Class 1                     180,676            --             180,676            --             6
American Funds Global Growth Class 2                 328,774,501        54,114         328,828,615            --        13,913
American Funds Global Growth and Income
   Class 1                                               169,175            --             169,175            --             7
American Funds Global Small Capitalization
   Class 1                                               171,326            --             171,326            --             5
American Funds Global Small Capitalization
   Class 2                                           468,667,363       125,146         468,792,509            --        16,628
American Funds Growth Class 1                          1,831,146        23,800           1,854,946            --            58
American Funds Growth Class 2                      1,713,372,064            --       1,713,372,064        15,801        76,218
American Funds Growth-Income Class 1                     832,410        25,200             857,610            --            20
American Funds Growth-Income Class 2               2,169,278,728            --       2,169,278,728       101,923        87,020
American Funds High-Income Bond Class 1                  343,557         7,000             350,557            --            10
American Funds International Class 1                     451,230        15,400             466,630            --            14
American Funds International Class 2                 778,279,195       189,552         778,468,747            --        31,553
American Funds International Growth and
   Income Class 1                                        818,086            --             818,086            --            24
American Funds Managed Risk Asset
   Allocation Class P1                                   381,315            --             381,315            --             7
American Funds Managed Risk Blue Chip
   Income and Growth Class P1                             12,177            --              12,177            --            --
American Funds Managed Risk Growth
   Class P1                                               51,204            --              51,204            --             2
American Funds Managed Risk Growth-
   Income Class P1                                         6,275            --               6,275            --            --
American Funds Mortgage Class 1                          314,805            --             314,805            --            12
American Funds New World Class 1                         667,516        14,000             681,516            --            21
American Funds U.S. Government/AAA-
   Rated Securities Class 1                              270,587            --             270,587            --            10
BlackRock Global Allocation V.I. Class I                 937,885            --             937,885            --            19
BlackRock Global Allocation V.I. Class III         1,396,108,083       110,326       1,396,218,409            --        67,042
Delaware VIP Diversified Income Standard
   Class                                                 563,186            --             563,186            --            16
Delaware VIP Diversified Income Service
   Class                                           1,419,852,853       768,695       1,420,621,548            --        62,094
Delaware VIP Emerging Markets Service
   Class                                             366,296,681        24,649         366,321,330            --        16,533
Delaware VIP High Yield Standard Class                 5,123,133            --           5,123,133             8           201
Delaware VIP High Yield Service Class                224,553,004       218,605         224,771,609            --        10,382
Delaware VIP International Value Equity
   Standard Class                                        217,789            --             217,789            --             9
Delaware VIP Limited-Term Diversified Income
   Standard Class                                        902,849            --             902,849            --            37










SUBACCOUNT                                         NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
ABVPSF Global Thematic Growth Class B           $     30,284,841
ABVPSF International Value Class B                           128
ABVPSF Large Cap Growth Class B                       10,154,434
ABVPSF Small/Mid Cap Value Class B                   205,119,410
American Funds Asset Allocation Class 1                  597,313
American Funds Blue Chip Income and
   Growth Class 1                                        971,653
American Funds Bond Class 1                              818,840
American Funds Global Balanced Class 1                   236,081
American Funds Global Bond Class 1                     1,097,950
American Funds Global Growth Class 1                     180,670
American Funds Global Growth Class 2                 328,814,702
American Funds Global Growth and Income
   Class 1                                               169,168
American Funds Global Small Capitalization
   Class 1                                               171,321
American Funds Global Small Capitalization
   Class 2                                           468,775,881
American Funds Growth Class 1                          1,854,888
American Funds Growth Class 2                      1,713,280,045
American Funds Growth-Income Class 1                     857,590
American Funds Growth-Income Class 2               2,169,089,785
American Funds High-Income Bond Class 1                  350,547
American Funds International Class 1                     466,616
American Funds International Class 2                 778,437,194
American Funds International Growth and
   Income Class 1                                        818,062
American Funds Managed Risk Asset
   Allocation Class P1                                   381,308
American Funds Managed Risk Blue Chip
   Income and Growth Class P1                             12,177
American Funds Managed Risk Growth
   Class P1                                               51,202
American Funds Managed Risk Growth-
   Income Class P1                                         6,275
American Funds Mortgage Class 1                          314,793
American Funds New World Class 1                         681,495
American Funds U.S. Government/AAA-
   Rated Securities Class 1                              270,577
BlackRock Global Allocation V.I. Class I                 937,866
BlackRock Global Allocation V.I. Class III         1,396,151,367
Delaware VIP Diversified Income Standard
   Class                                                 563,170
Delaware VIP Diversified Income Service
   Class                                           1,420,559,454
Delaware VIP Emerging Markets Service
   Class                                             366,304,797
Delaware VIP High Yield Standard Class                 5,122,924
Delaware VIP High Yield Service Class                224,761,227
Delaware VIP International Value Equity
   Standard Class                                        217,780
Delaware VIP Limited-Term Diversified Income
   Standard Class                                        902,812



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

DECEMBER 31, 2013



                                                                                                                     MORTALITY &
                                                                                                                     EXPENSE
                                                                     CONTRACT                         CONTRACT       GUARANTEE
                                                                     PURCHASES                        REDEMPTIONS    CHARGES
                                                                     DUE FROM                         DUE TO         PAYABLE TO
                                                                     THE LINCOLN                      THE LINCOLN    THE LINCOLN
                                                                     NATIONAL LIFE                    NATIONAL LIFE  NATIONAL LIFE
                                                                     INSURANCE                        INSURANCE      INSURANCE
SUBACCOUNT                                            INVESTMENTS    COMPANY          TOTAL ASSETS    COMPANY        COMPANY
------------------------------------------------------------------------------------------------------------------------------------
Delaware VIP Limited-Term Diversified Income
   Service Class                                   $  1,295,151,527  $  1,256,984   $  1,296,408,511   $        --     $  47,540
Delaware VIP REIT Standard Class                          4,259,077            --          4,259,077             3           170
Delaware VIP REIT Service Class                         140,319,025        34,453        140,353,478            --         6,492
Delaware VIP Small Cap Value Standard Class               8,057,972            --          8,057,972           297           313
Delaware VIP Small Cap Value Service Class              373,192,453            --        373,192,453       252,244        17,066
Delaware VIP Smid Cap Growth Standard Class               9,430,731            --          9,430,731         1,186           366
Delaware VIP Smid Cap Growth Service Class              169,834,038        97,936        169,931,974            --         7,753
Delaware VIP U.S. Growth Service Class                  335,701,503            --        335,701,503       281,322        10,408
Delaware VIP Value Standard Class                         7,405,899            --          7,405,899             4           293
Delaware VIP Value Service Class                        250,209,448            --        250,209,448        77,080        11,657
DWS Alternative Asset Allocation VIP Class A                637,465            --            637,465            --            21
DWS Alternative Asset Allocation VIP Class B             52,983,463        16,963         53,000,426            --         2,496
DWS Equity 500 Index VIP Class A                          8,249,869            --          8,249,869            --           370
DWS Small Cap Index VIP Class A                           5,317,654            --          5,317,654           599           230
Fidelity VIP Contrafund Service Class 2               1,147,992,319            --      1,147,992,319        97,765        51,600
Fidelity VIP Growth Initial Class                         5,449,937            --          5,449,937             7           210
Fidelity VIP Growth Service Class 2                     160,639,028        31,676        160,670,704            --         7,503
Fidelity VIP Mid Cap Service Class 2                    567,774,633        44,046        567,818,679            --        25,308
FTVIPT Franklin Income Securities Class 2               637,503,925            --        637,503,925       450,456        27,612
FTVIPT Franklin Small-Mid Cap Growth
   Securities Class 2                                           153            --                153            --            --
FTVIPT Mutual Shares Securities Class 2                 821,419,318            --        821,419,318        82,964        27,581
FTVIPT Templeton Global Bond Securities
   Class 2                                              521,656,250            --        521,656,250        62,099        22,841
FTVIPT Templeton Growth Securities Class 2               49,576,116            --         49,576,116        12,812         2,273
Goldman Sachs VIT Large Cap Value Service
   Class                                                177,719,238            --        177,719,238        74,173         4,614
Huntington VA Balanced                                    3,020,184            --          3,020,184            --           127
Huntington VA Dividend Capture                            1,331,256            --          1,331,256            --            50
Invesco V.I. American Franchise Series I                  2,811,958            --          2,811,958             5           109
Invesco V.I. American Franchise Series II                 1,348,830         1,566          1,350,396            --            60
Invesco V.I. Core Equity Series I                         9,094,499            --          9,094,499           210           367
Invesco V.I. Core Equity Series II                        2,491,305         1,541          2,492,846            --           108
Invesco V.I. International Growth Series I                2,842,272            --          2,842,272            --           114
Invesco V.I. International Growth Series II               2,295,074            --          2,295,074             5           100
Janus Aspen Balanced Service Class                       18,534,046            --         18,534,046            77           826
Janus Aspen Enterprise Service Class                      5,757,323        64,852          5,822,175            --           255
Janus Aspen Global Research Service Class                 1,133,095        12,124          1,145,219            --            49
LVIP American Balanced Allocation Standard
   Class                                                  8,409,652            --          8,409,652            --           159
LVIP American Global Growth Service Class II             74,732,936            --         74,732,936        51,300         3,474
LVIP American Global Small Capitalization
   Service Class II                                      65,953,657         1,602         65,955,259            --         3,041
LVIP American Growth Allocation Standard
   Class                                                    651,811            --            651,811            --            16
LVIP American Growth Service Class II                   268,457,791            --        268,457,791        31,796        12,611
LVIP American Growth-Income Service Class II            220,627,612            --        220,627,612       120,429        10,326
LVIP American Income Allocation Standard
   Class                                                      1,344            --              1,344            --            --
LVIP American International Service Class II            136,727,075            --        136,727,075        23,251         6,440
LVIP American Preservation Standard Class                   214,550            --            214,550            --             8
LVIP Baron Growth Opportunities Service Class           184,504,530        56,472        184,561,002            --         8,510










SUBACCOUNT                                             NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
Delaware VIP Limited-Term Diversified Income
   Service Class                                   $  1,296,360,971
Delaware VIP REIT Standard Class                          4,258,904
Delaware VIP REIT Service Class                         140,346,986
Delaware VIP Small Cap Value Standard Class               8,057,362
Delaware VIP Small Cap Value Service Class              372,923,143
Delaware VIP Smid Cap Growth Standard Class               9,429,179
Delaware VIP Smid Cap Growth Service Class              169,924,221
Delaware VIP U.S. Growth Service Class                  335,409,773
Delaware VIP Value Standard Class                         7,405,602
Delaware VIP Value Service Class                        250,120,711
DWS Alternative Asset Allocation VIP Class A                637,444
DWS Alternative Asset Allocation VIP Class B             52,997,930
DWS Equity 500 Index VIP Class A                          8,249,499
DWS Small Cap Index VIP Class A                           5,316,825
Fidelity VIP Contrafund Service Class 2               1,147,842,954
Fidelity VIP Growth Initial Class                         5,449,720
Fidelity VIP Growth Service Class 2                     160,663,201
Fidelity VIP Mid Cap Service Class 2                    567,793,371
FTVIPT Franklin Income Securities Class 2               637,025,857
FTVIPT Franklin Small-Mid Cap Growth
   Securities Class 2                                           153
FTVIPT Mutual Shares Securities Class 2                 821,308,773
FTVIPT Templeton Global Bond Securities
   Class 2                                              521,571,310
FTVIPT Templeton Growth Securities Class 2               49,561,031
Goldman Sachs VIT Large Cap Value Service
   Class                                                177,640,451
Huntington VA Balanced                                    3,020,057
Huntington VA Dividend Capture                            1,331,206
Invesco V.I. American Franchise Series I                  2,811,844
Invesco V.I. American Franchise Series II                 1,350,336
Invesco V.I. Core Equity Series I                         9,093,922
Invesco V.I. Core Equity Series II                        2,492,738
Invesco V.I. International Growth Series I                2,842,158
Invesco V.I. International Growth Series II               2,294,969
Janus Aspen Balanced Service Class                       18,533,143
Janus Aspen Enterprise Service Class                      5,821,920
Janus Aspen Global Research Service Class                 1,145,170
LVIP American Balanced Allocation Standard
   Class                                                  8,409,493
LVIP American Global Growth Service Class II             74,678,162
LVIP American Global Small Capitalization
   Service Class II                                      65,952,218
LVIP American Growth Allocation Standard
   Class                                                    651,795
LVIP American Growth Service Class II                   268,413,384
LVIP American Growth-Income Service Class II            220,496,857
LVIP American Income Allocation Standard
   Class                                                      1,344
LVIP American International Service Class II            136,697,384
LVIP American Preservation Standard Class                   214,542
LVIP Baron Growth Opportunities Service Class           184,552,492



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

DECEMBER 31, 2013



                                                                                                               MORTALITY &
                                                                                                               EXPENSE
                                                               CONTRACT                         CONTRACT       GUARANTEE
                                                               PURCHASES                        REDEMPTIONS    CHARGES
                                                               DUE FROM                         DUE TO         PAYABLE TO
                                                               THE LINCOLN                      THE LINCOLN    THE LINCOLN
                                                               NATIONAL LIFE                    NATIONAL LIFE  NATIONAL LIFE
                                                               INSURANCE                        INSURANCE      INSURANCE
SUBACCOUNT                                      INVESTMENTS    COMPANY          TOTAL ASSETS    COMPANY        COMPANY
------------------------------------------------------------------------------------------------------------------------------------
LVIP BlackRock Emerging Markets RPM
   Standard Class                            $         63,379  $         --   $         63,379   $        --     $       2
LVIP BlackRock Emerging Markets RPM
   Service Class                                   90,560,574       512,428         91,073,002            --         4,209
LVIP BlackRock Equity Dividend RPM
   Standard Class                                     100,978            --            100,978            --             2
LVIP BlackRock Equity Dividend RPM
   Service Class                                  306,461,458     1,089,488        307,550,946            --        14,302
LVIP BlackRock Global Allocation V.I. RPM
   Standard Class                                     279,814            --            279,814            --             9
LVIP BlackRock Global Allocation V.I. RPM
   Service Class                                  308,918,048     2,998,671        311,916,719            --        14,914
LVIP BlackRock Inflation Protected Bond
   Standard Class                                     457,698            --            457,698            --            13
LVIP BlackRock Inflation Protected Bond
   Service Class                                  753,211,040       608,858        753,819,898            --        33,419
LVIP Capital Growth Service Class                 323,262,031            --        323,262,031       211,566         8,925
LVIP Clarion Global Real Estate Service
   Class                                          101,098,340            --        101,098,340        22,377         4,637
LVIP Columbia Small-Mid Cap Growth
   RPM Service Class                              168,019,053       713,406        168,732,459            --         7,812
LVIP Delaware Bond Standard Class                 121,772,609            --        121,772,609        14,227         5,600
LVIP Delaware Bond Service Class                2,446,077,748       212,516      2,446,290,264            --        91,045
LVIP Delaware Diversified Floating Rate
   Standard Class                                     988,570            --            988,570            --            34
LVIP Delaware Diversified Floating Rate
   Service Class                                  669,521,731     1,689,191        671,210,922            --        31,577
LVIP Delaware Foundation Aggressive
   Allocation Standard Class                        7,980,848            --          7,980,848           159           373
LVIP Delaware Foundation Aggressive
   Allocation Service Class                        21,788,173            --         21,788,173        64,648         1,042
LVIP Delaware Growth and Income Service
   Class                                           45,488,902            --         45,488,902         5,313         2,052
LVIP Delaware Social Awareness Standard
   Class                                            9,795,190            63          9,795,253            --           431
LVIP Delaware Social Awareness Service
   Class                                           61,229,622            --         61,229,622         8,513         2,671
LVIP Delaware Special Opportunities Service
   Class                                           50,842,175            --         50,842,175        46,427         2,253
LVIP Dimensional Non-U.S. Equity RPM
   Standard Class                                   1,718,148            --          1,718,148            --            31
LVIP Dimensional Non-U.S. Equity RPM
   Service Class                                   96,130,908       688,451         96,819,359            --         4,480
LVIP Dimensional U.S. Equity RPM
   Standard Class                                   2,289,546            --          2,289,546            --            41
LVIP Dimensional U.S. Equity RPM Service
   Class                                          165,218,620       823,884        166,042,504            --         7,702
LVIP Dimensional/Vanguard Total Bond
   Standard Class                                   2,289,478            --          2,289,478            --            50
LVIP Dimensional/Vanguard Total Bond
   Service Class                                  217,041,371       323,363        217,364,734            --        10,109
LVIP Global Income Service Class                  507,023,444       160,141        507,183,585            --        22,672
LVIP JPMorgan High Yield Service Class            141,107,243       302,547        141,409,790            --         6,121










SUBACCOUNT                                       NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
LVIP BlackRock Emerging Markets RPM
   Standard Class                            $         63,377
LVIP BlackRock Emerging Markets RPM
   Service Class                                   91,068,793
LVIP BlackRock Equity Dividend RPM
   Standard Class                                     100,976
LVIP BlackRock Equity Dividend RPM
   Service Class                                  307,536,644
LVIP BlackRock Global Allocation V.I. RPM
   Standard Class                                     279,805
LVIP BlackRock Global Allocation V.I. RPM
   Service Class                                  311,901,805
LVIP BlackRock Inflation Protected Bond
   Standard Class                                     457,685
LVIP BlackRock Inflation Protected Bond
   Service Class                                  753,786,479
LVIP Capital Growth Service Class                 323,041,540
LVIP Clarion Global Real Estate Service
   Class                                          101,071,326
LVIP Columbia Small-Mid Cap Growth
   RPM Service Class                              168,724,647
LVIP Delaware Bond Standard Class                 121,752,782
LVIP Delaware Bond Service Class                2,446,199,219
LVIP Delaware Diversified Floating Rate
   Standard Class                                     988,536
LVIP Delaware Diversified Floating Rate
   Service Class                                  671,179,345
LVIP Delaware Foundation Aggressive
   Allocation Standard Class                        7,980,316
LVIP Delaware Foundation Aggressive
   Allocation Service Class                        21,722,483
LVIP Delaware Growth and Income Service
   Class                                           45,481,537
LVIP Delaware Social Awareness Standard
   Class                                            9,794,822
LVIP Delaware Social Awareness Service
   Class                                           61,218,438
LVIP Delaware Special Opportunities Service
   Class                                           50,793,495
LVIP Dimensional Non-U.S. Equity RPM
   Standard Class                                   1,718,117
LVIP Dimensional Non-U.S. Equity RPM
   Service Class                                   96,814,879
LVIP Dimensional U.S. Equity RPM
   Standard Class                                   2,289,505
LVIP Dimensional U.S. Equity RPM Service
   Class                                          166,034,802
LVIP Dimensional/Vanguard Total Bond
   Standard Class                                   2,289,428
LVIP Dimensional/Vanguard Total Bond
   Service Class                                  217,354,625
LVIP Global Income Service Class                  507,160,913
LVIP JPMorgan High Yield Service Class            141,403,669



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

DECEMBER 31, 2013



                                                                                                                    MORTALITY &
                                                                                                                    EXPENSE
                                                                    CONTRACT                         CONTRACT       GUARANTEE
                                                                    PURCHASES                        REDEMPTIONS    CHARGES
                                                                    DUE FROM                         DUE TO         PAYABLE TO
                                                                    THE LINCOLN                      THE LINCOLN    THE LINCOLN
                                                                    NATIONAL LIFE                    NATIONAL LIFE  NATIONAL LIFE
                                                                    INSURANCE                        INSURANCE      INSURANCE
SUBACCOUNT                                           INVESTMENTS    COMPANY          TOTAL ASSETS    COMPANY        COMPANY
------------------------------------------------------------------------------------------------------------------------------------
LVIP JPMorgan Mid Cap Value RPM Service
   Class                                          $    188,130,775  $    981,366   $    189,112,141   $        --     $   8,704
LVIP Managed Risk Profile 2010 Service Class             6,459,161            --          6,459,161            --           295
LVIP Managed Risk Profile 2020 Service Class            16,830,549        78,229         16,908,778            --           756
LVIP Managed Risk Profile 2030 Service Class             9,624,484       104,769          9,729,253            --           448
LVIP Managed Risk Profile 2040 Service Class             6,094,288            --          6,094,288            73           282
LVIP Managed Risk American Balanced
   Allocation Standard Class                               656,944            --            656,944            --            16
LVIP Managed Risk American Growth
   Allocation Standard Class                               466,895            --            466,895            --            14
LVIP Managed Risk Profile Conservative
   Service Class                                     1,094,678,055     1,087,960      1,095,766,015            --        51,901
LVIP Managed Risk Profile Growth Standard
   Class                                                 3,659,238            --          3,659,238            --            72
LVIP Managed Risk Profile Growth Service
   Class                                             6,138,947,283     5,071,260      6,144,018,543            --       263,827
LVIP Managed Risk Profile Moderate Standard
   Class                                                    50,307            --             50,307            --             2
LVIP Managed Risk Profile Moderate Service
   Class                                             5,188,459,790     3,848,548      5,192,308,338            --       224,753
LVIP MFS International Growth Service Class            154,103,340        29,706        154,133,046            --         5,460
LVIP MFS International Growth RPM Service
   Class                                                34,440,867       379,539         34,820,406            --         1,619
LVIP MFS Value Service Class                           850,194,626            --        850,194,626        76,095        27,521
LVIP Mid-Cap Value Service Class                        71,913,132        23,483         71,936,615            --         3,274
LVIP Mondrian International Value Standard
   Class                                                17,944,566            --         17,944,566        33,452           833
LVIP Mondrian International Value Service
   Class                                               323,308,203         7,821        323,316,024            --        12,010
LVIP Money Market Standard Class                        40,533,044            --         40,533,044       389,496         1,787
LVIP Money Market Service Class                        280,188,684            --        280,188,684       776,514        12,363
LVIP SSgA Bond Index Standard Class                        164,429            --            164,429            --             5
LVIP SSgA Bond Index Service Class                     990,779,707     1,305,295        992,085,002            --        46,168
LVIP SSgA Conservative Index Allocation
   Service Class                                        57,593,986            --         57,593,986       403,451         2,679
LVIP SSgA Conservative Structured Allocation
   Service Class                                       189,851,737            --        189,851,737        13,701         9,070
LVIP SSgA Developed International 150
   Standard Class                                           24,965            --             24,965            --             1
LVIP SSgA Developed International 150 Service
   Class                                               149,623,162            --        149,623,162       584,651         6,974
LVIP SSgA Emerging Markets 100 Standard
   Class                                                   279,688            --            279,688            --             6
LVIP SSgA Emerging Markets 100 Service Class           178,269,702            --        178,269,702       397,372         8,320
LVIP SSgA Global Tactical Allocation RPM
   Standard Class                                          200,136            --            200,136            --             7
LVIP SSgA Global Tactical Allocation RPM
   Service Class                                       731,323,897       823,070        732,146,967            --        34,541
LVIP SSgA International Index Standard Class               170,140            --            170,140            --             4
LVIP SSgA International Index Service Class            301,309,431        52,023        301,361,454            --        13,875
LVIP SSgA Large Cap 100 Standard Class                     791,929            --            791,929            --            32
LVIP SSgA Large Cap 100 Service Class                  317,818,667            --        317,818,667     1,043,792        14,862
LVIP SSgA Large Cap RPM Standard Class                       1,412            --              1,412            --            --
LVIP SSgA Large Cap RPM Service Class                   25,634,086       314,607         25,948,693            --         1,175










SUBACCOUNT                                            NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
LVIP JPMorgan Mid Cap Value RPM Service
   Class                                          $    189,103,437
LVIP Managed Risk Profile 2010 Service Class             6,458,866
LVIP Managed Risk Profile 2020 Service Class            16,908,022
LVIP Managed Risk Profile 2030 Service Class             9,728,805
LVIP Managed Risk Profile 2040 Service Class             6,093,933
LVIP Managed Risk American Balanced
   Allocation Standard Class                               656,928
LVIP Managed Risk American Growth
   Allocation Standard Class                               466,881
LVIP Managed Risk Profile Conservative
   Service Class                                     1,095,714,114
LVIP Managed Risk Profile Growth Standard
   Class                                                 3,659,166
LVIP Managed Risk Profile Growth Service
   Class                                             6,143,754,716
LVIP Managed Risk Profile Moderate Standard
   Class                                                    50,305
LVIP Managed Risk Profile Moderate Service
   Class                                             5,192,083,585
LVIP MFS International Growth Service Class            154,127,586
LVIP MFS International Growth RPM Service
   Class                                                34,818,787
LVIP MFS Value Service Class                           850,091,010
LVIP Mid-Cap Value Service Class                        71,933,341
LVIP Mondrian International Value Standard
   Class                                                17,910,281
LVIP Mondrian International Value Service
   Class                                               323,304,014
LVIP Money Market Standard Class                        40,141,761
LVIP Money Market Service Class                        279,399,807
LVIP SSgA Bond Index Standard Class                        164,424
LVIP SSgA Bond Index Service Class                     992,038,834
LVIP SSgA Conservative Index Allocation
   Service Class                                        57,187,856
LVIP SSgA Conservative Structured Allocation
   Service Class                                       189,828,966
LVIP SSgA Developed International 150
   Standard Class                                           24,964
LVIP SSgA Developed International 150 Service
   Class                                               149,031,537
LVIP SSgA Emerging Markets 100 Standard
   Class                                                   279,682
LVIP SSgA Emerging Markets 100 Service Class           177,864,010
LVIP SSgA Global Tactical Allocation RPM
   Standard Class                                          200,129
LVIP SSgA Global Tactical Allocation RPM
   Service Class                                       732,112,426
LVIP SSgA International Index Standard Class               170,136
LVIP SSgA International Index Service Class            301,347,579
LVIP SSgA Large Cap 100 Standard Class                     791,897
LVIP SSgA Large Cap 100 Service Class                  316,760,013
LVIP SSgA Large Cap RPM Standard Class                       1,412
LVIP SSgA Large Cap RPM Service Class                   25,947,518



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

DECEMBER 31, 2013



                                                                                                                    MORTALITY &
                                                                                                                    EXPENSE
                                                                    CONTRACT                         CONTRACT       GUARANTEE
                                                                    PURCHASES                        REDEMPTIONS    CHARGES
                                                                    DUE FROM                         DUE TO         PAYABLE TO
                                                                    THE LINCOLN                      THE LINCOLN    THE LINCOLN
                                                                    NATIONAL LIFE                    NATIONAL LIFE  NATIONAL LIFE
                                                                    INSURANCE                        INSURANCE      INSURANCE
SUBACCOUNT                                           INVESTMENTS    COMPANY          TOTAL ASSETS    COMPANY        COMPANY
------------------------------------------------------------------------------------------------------------------------------------
LVIP SSgA Moderate Index Allocation Service
   Class                                          $    174,581,135  $         --   $    174,581,135   $     3,991     $   8,231
LVIP SSgA Moderate Structured Allocation
   Service Class                                       861,769,681            --        861,769,681        24,084        40,347
LVIP SSgA Moderately Aggressive Index
   Allocation Service Class                            160,537,956       156,161        160,694,117            --         7,407
LVIP SSgA Moderately Aggressive Structured
   Allocation Service Class                            404,492,414       145,007        404,637,421            --        19,138
LVIP SSgA S&P 500 Index Standard Class                  36,207,330            --         36,207,330        11,738         1,482
LVIP SSgA S&P 500 Index Service Class                  840,054,622            --        840,054,622     1,348,251        38,708
LVIP SSgA Small-Cap Index Standard Class                   613,190        12,600            625,790            --            15
LVIP SSgA Small-Cap Index Service Class                297,706,723            --        297,706,723       117,459        13,562
LVIP SSgA Small-Cap RPM Standard Class                      40,067            --             40,067            --             1
LVIP SSgA Small-Cap RPM Service Class                   26,759,224       388,148         27,147,372            --         1,251
LVIP SSgA Small-Mid Cap 200 Standard Class                 792,826            --            792,826            --            27
LVIP SSgA Small-Mid Cap 200 Service Class              111,072,203            --        111,072,203       321,287         5,182
LVIP T. Rowe Price Growth Stock Service Class          188,523,678        81,418        188,605,096            --         8,689
LVIP T. Rowe Price Structured Mid-Cap
   Growth Standard Class                                 2,694,208            --          2,694,208         1,406           128
LVIP T. Rowe Price Structured Mid-Cap
   Growth Service Class                                 87,622,483            --         87,622,483        99,697         3,927
LVIP Templeton Growth RPM Service Class                377,612,987     1,550,619        379,163,606            --        17,259
LVIP UBS Large Cap Growth RPM Standard
   Class                                                 2,446,898            14          2,446,912            --           124
LVIP UBS Large Cap Growth RPM Service
   Class                                               160,064,077       534,999        160,599,076            --         7,608
LVIP Vanguard Domestic Equity ETF Standard
   Class                                                   375,050            --            375,050            --            13
LVIP Vanguard Domestic Equity ETF Service
   Class                                                81,270,075            --         81,270,075        14,345         3,654
LVIP Vanguard International Equity ETF
   Standard Class                                          359,174            --            359,174            --            12
LVIP Vanguard International Equity ETF
   Service Class                                        41,587,108        20,221         41,607,329            --         1,886
LVIP VIP Contrafund RPM Standard Class                     112,803            --            112,803            --             3
LVIP VIP Contrafund RPM Service Class                   95,072,594       567,489         95,640,083            --         4,388
Lord Abbett Fundamental Equity Class VC                 17,241,592            --         17,241,592         3,311           445
MFS VIT Core Equity Service Class                        2,924,999            --          2,924,999       137,196           134
MFS VIT Growth Initial Class                             3,411,724            --          3,411,724           118           131
MFS VIT Growth Service Class                            38,990,553        22,726         39,013,279            --         1,661
MFS VIT Total Return Initial Class                      10,232,986            --         10,232,986           176           402
MFS VIT Utilities Initial Class                         10,793,240           803         10,794,043            --           417
MFS VIT Utilities Service Class                        217,756,939         8,328        217,765,267            --         9,654
Morgan Stanley UIF Capital Growth Class II               1,998,769            --          1,998,769           649            51
NB AMT Mid Cap Intrinsic Value I Class                  40,755,092            --         40,755,092        61,341         1,842
Oppenheimer Global Fund/VA Service Class                 8,795,209            --          8,795,209         2,347           233
PIMCO VIT CommodityRealReturn Strategy
   Advisor Class                                        12,320,958            --         12,320,958        24,269           532
Putnam VT Global Health Care Class IB                    4,055,414           580          4,055,994            --           172
Putnam VT Growth & Income Class IB                       1,743,437         1,555          1,744,992            --            78










SUBACCOUNT                                            NET ASSETS
------------------------------------------------------------------------------------------------------------------------------------
LVIP SSgA Moderate Index Allocation Service
   Class                                          $    174,568,913
LVIP SSgA Moderate Structured Allocation
   Service Class                                       861,705,250
LVIP SSgA Moderately Aggressive Index
   Allocation Service Class                            160,686,710
LVIP SSgA Moderately Aggressive Structured
   Allocation Service Class                            404,618,283
LVIP SSgA S&P 500 Index Standard Class                  36,194,110
LVIP SSgA S&P 500 Index Service Class                  838,667,663
LVIP SSgA Small-Cap Index Standard Class                   625,775
LVIP SSgA Small-Cap Index Service Class                297,575,702
LVIP SSgA Small-Cap RPM Standard Class                      40,066
LVIP SSgA Small-Cap RPM Service Class                   27,146,121
LVIP SSgA Small-Mid Cap 200 Standard Class                 792,799
LVIP SSgA Small-Mid Cap 200 Service Class              110,745,734
LVIP T. Rowe Price Growth Stock Service Class          188,596,407
LVIP T. Rowe Price Structured Mid-Cap
   Growth Standard Class                                 2,692,674
LVIP T. Rowe Price Structured Mid-Cap
   Growth Service Class                                 87,518,859
LVIP Templeton Growth RPM Service Class                379,146,347
LVIP UBS Large Cap Growth RPM Standard
   Class                                                 2,446,788
LVIP UBS Large Cap Growth RPM Service
   Class                                               160,591,468
LVIP Vanguard Domestic Equity ETF Standard
   Class                                                   375,037
LVIP Vanguard Domestic Equity ETF Service
   Class                                                81,252,076
LVIP Vanguard International Equity ETF
   Standard Class                                          359,162
LVIP Vanguard International Equity ETF
   Service Class                                        41,605,443
LVIP VIP Contrafund RPM Standard Class                     112,800
LVIP VIP Contrafund RPM Service Class                   95,635,695
Lord Abbett Fundamental Equity Class VC                 17,237,836
MFS VIT Core Equity Service Class                        2,787,669
MFS VIT Growth Initial Class                             3,411,475
MFS VIT Growth Service Class                            39,011,618
MFS VIT Total Return Initial Class                      10,232,408
MFS VIT Utilities Initial Class                         10,793,626
MFS VIT Utilities Service Class                        217,755,613
Morgan Stanley UIF Capital Growth Class II               1,998,069
NB AMT Mid Cap Intrinsic Value I Class                  40,691,909
Oppenheimer Global Fund/VA Service Class                 8,792,629
PIMCO VIT CommodityRealReturn Strategy
   Advisor Class                                        12,296,157
Putnam VT Global Health Care Class IB                    4,055,822
Putnam VT Growth & Income Class IB                       1,744,914



See accompanying notes.

                    [THIS PAGE INTENTIONALLY LEFT BLANK]

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013




                                                                              DIVIDENDS
                                                                              FROM          MORTALITY AND        NET
                                                                              INVESTMENT    EXPENSE              INVESTMENT
SUBACCOUNT                                                                    INCOME        GUARANTEE CHARGES    INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------
ABVPSF Global Thematic Growth Class B                                        $       6,191     $     (434,031)  $     (427,840)
ABVPSF Growth and Income Class B                                                 1,822,455           (944,474)         877,981
ABVPSF International Value Class B                                               4,108,129           (912,480)       3,195,649
ABVPSF Large Cap Growth Class B                                                         --           (151,018)        (151,018)
ABVPSF Small/Mid Cap Value Class B                                                 766,671         (2,842,946)      (2,076,275)
American Century VP Inflation Protection Class II                                2,197,850         (2,857,592)        (659,742)
American Funds Asset Allocation Class 1                                              9,042             (3,693)           5,349
American Funds Blue Chip Income and Growth Class 1                                  18,548            (10,058)           8,490
American Funds Bond Class 1                                                         13,660             (3,087)          10,573
American Funds Global Balanced Class 1                                               3,657             (1,004)           2,653
American Funds Global Bond Class 1                                                      --             (5,731)          (5,731)
American Funds Global Discovery Class 1                                                187                (94)              93
American Funds Global Growth Class 1                                                 2,116               (746)           1,370
American Funds Global Growth Class 2                                             3,753,150         (4,745,908)        (992,758)
American Funds Global Growth and Income Class 1                                      4,607               (513)           4,094
American Funds Global Small Capitalization Class 1                                     242               (483)            (241)
American Funds Global Small Capitalization Class 2                               3,820,410         (5,760,939)      (1,940,529)
American Funds Growth Class 1                                                       14,310             (8,563)           5,747
American Funds Growth Class 2                                                   14,937,686        (26,680,352)     (11,742,666)
American Funds Growth-Income Class 1                                                 9,768             (1,904)           7,864
American Funds Growth-Income Class 2                                            26,753,541        (29,714,051)      (2,960,510)
American Funds High-Income Bond Class 1                                             20,926             (2,611)          18,315
American Funds International Class 1                                                 6,018             (3,537)           2,481
American Funds International Class 2                                             9,848,138        (10,906,914)      (1,058,776)
American Funds International Growth and Income Class 1                              19,133             (3,071)          16,062
American Funds Managed Risk Asset Allocation Class P1                                3,865               (752)           3,113
American Funds Managed Risk Blue Chip Income and Growth Class P1                       177                (21)             156
American Funds Managed Risk Growth Class P1                                            327               (110)             217
American Funds Managed Risk Growth-Income Class P1                                      61                 (2)              59
American Funds Mortgage Class 1                                                      2,275             (2,318)             (43)
American Funds New World Class 1                                                     8,242             (2,512)           5,730
American Funds U.S. Government/AAA-Rated Securities Class 1                          2,802             (3,159)            (357)
BlackRock Global Allocation V.I. Class I                                             7,244             (2,210)           5,034
BlackRock Global Allocation V.I. Class III                                      14,119,161        (23,406,996)      (9,287,835)
Delaware VIP Diversified Income Standard Class                                       1,970             (2,163)            (193)
Delaware VIP Diversified Income Service Class                                   30,292,495        (22,624,852)       7,667,643
Delaware VIP Emerging Markets Service Class                                      5,185,591         (5,856,673)        (671,082)
Delaware VIP High Yield Standard Class                                             742,215           (103,194)         639,021
Delaware VIP High Yield Service Class                                           17,238,948         (3,933,110)      13,305,838
Delaware VIP International Value Equity Standard Class                               3,278             (3,038)             240
Delaware VIP Limited-Term Diversified Income Standard Class                          4,934             (5,193)            (259)
Delaware VIP Limited-Term Diversified Income Service Class                      14,934,877        (15,570,032)        (635,155)
Delaware VIP REIT Standard Class                                                    66,148            (62,835)           3,313
Delaware VIP REIT Service Class                                                  2,046,682         (2,629,427)        (582,745)
Delaware VIP Small Cap Value Standard Class                                         55,667           (106,997)         (51,330)
Delaware VIP Small Cap Value Service Class                                       1,839,902         (5,892,495)      (4,052,593)
Delaware VIP Smid Cap Growth Standard Class                                          2,123           (120,025)        (117,902)
Delaware VIP Smid Cap Growth Service Class                                              --         (2,461,174)      (2,461,174)
Delaware VIP U.S. Growth Service Class                                             378,466         (3,539,302)      (3,160,836)
Delaware VIP Value Standard Class                                                  115,469            (95,053)          20,416
Delaware VIP Value Service Class                                                 3,400,817         (3,774,552)        (373,735)
DWS Alternative Asset Allocation VIP Class A                                         1,735             (3,156)          (1,421)
DWS Alternative Asset Allocation VIP Class B                                       920,470           (883,353)          37,117
DWS Equity 500 Index VIP Class A                                                   345,927           (196,623)         149,304
DWS Equity 500 Index VIP Class B                                                   396,462           (159,657)         236,805
DWS Small Cap Index VIP Class A                                                     83,834            (79,579)           4,255
DWS Small Cap Index VIP Class B                                                    172,171            (71,828)         100,343


                                                                                              DIVIDENDS
                                                                                              FROM           TOTAL
                                                                             NET REALIZED     NET REALIZED   NET REALIZED
                                                                             GAIN (LOSS)      GAIN ON        GAIN (LOSS)
SUBACCOUNT                                                                   ON INVESTMENTS   INVESTMENTS    ON INVESTMENTS
------------------------------------------------------------------------------------------------------------------------------------
ABVPSF Global Thematic Growth Class B                                        $      620,618   $          --   $     620,618
ABVPSF Growth and Income Class B                                                 34,702,592              --      34,702,592
ABVPSF International Value Class B                                               (9,882,657)             --      (9,882,657)
ABVPSF Large Cap Growth Class B                                                     644,988              --         644,988
ABVPSF Small/Mid Cap Value Class B                                               10,607,653      10,474,967      21,082,620
American Century VP Inflation Protection Class II                                17,770,660      15,768,821      33,539,481
American Funds Asset Allocation Class 1                                                 260              --             260
American Funds Blue Chip Income and Growth Class 1                                   17,181              --          17,181
American Funds Bond Class 1                                                            (179)          2,469           2,290
American Funds Global Balanced Class 1                                                2,410           1,707           4,117
American Funds Global Bond Class 1                                                   (3,024)          5,203           2,179
American Funds Global Discovery Class 1                                               4,530           2,034           6,564
American Funds Global Growth Class 1                                                    528              --             528
American Funds Global Growth Class 2                                             15,061,326              --      15,061,326
American Funds Global Growth and Income Class 1                                         129              --             129
American Funds Global Small Capitalization Class 1                                      210              --             210
American Funds Global Small Capitalization Class 2                               14,626,969              --      14,626,969
American Funds Growth Class 1                                                         7,161              --           7,161
American Funds Growth Class 2                                                    90,372,068              --      90,372,068
American Funds Growth-Income Class 1                                                    992              --             992
American Funds Growth-Income Class 2                                             89,524,209              --      89,524,209
American Funds High-Income Bond Class 1                                                (500)             --            (500)
American Funds International Class 1                                                  3,132              --           3,132
American Funds International Class 2                                             14,268,499              --      14,268,499
American Funds International Growth and Income Class 1                                  634          11,750          12,384
American Funds Managed Risk Asset Allocation Class P1                                    86              --              86
American Funds Managed Risk Blue Chip Income and Growth Class P1                          1              --               1
American Funds Managed Risk Growth Class P1                                              10              --              10
American Funds Managed Risk Growth-Income Class P1                                       --              --              --
American Funds Mortgage Class 1                                                        (110)            261             151
American Funds New World Class 1                                                      1,047             409           1,456
American Funds U.S. Government/AAA-Rated Securities Class 1                         (11,471)          9,259          (2,212)
BlackRock Global Allocation V.I. Class I                                              1,008          20,896          21,904
BlackRock Global Allocation V.I. Class III                                       14,629,737      55,965,196      70,594,933
Delaware VIP Diversified Income Standard Class                                       (2,208)          1,144          (1,064)
Delaware VIP Diversified Income Service Class                                      (346,232)     19,631,617      19,285,385
Delaware VIP Emerging Markets Service Class                                       4,341,490              --       4,341,490
Delaware VIP High Yield Standard Class                                              382,760              --         382,760
Delaware VIP High Yield Service Class                                             6,110,240              --       6,110,240
Delaware VIP International Value Equity Standard Class                              (11,046)             --         (11,046)
Delaware VIP Limited-Term Diversified Income Standard Class                            (752)             --            (752)
Delaware VIP Limited-Term Diversified Income Service Class                       (1,654,789)             --      (1,654,789)
Delaware VIP REIT Standard Class                                                     32,081              --          32,081
Delaware VIP REIT Service Class                                                   2,801,314              --       2,801,314
Delaware VIP Small Cap Value Standard Class                                         486,643         352,959         839,602
Delaware VIP Small Cap Value Service Class                                       17,419,108      16,511,945      33,931,053
Delaware VIP Smid Cap Growth Standard Class                                         430,771         471,642         902,413
Delaware VIP Smid Cap Growth Service Class                                        6,883,691       8,370,286      15,253,977
Delaware VIP U.S. Growth Service Class                                           17,246,016      11,272,893      28,518,909
Delaware VIP Value Standard Class                                                   300,939              --         300,939
Delaware VIP Value Service Class                                                 12,555,323              --      12,555,323
DWS Alternative Asset Allocation VIP Class A                                           (788)             --            (788)
DWS Alternative Asset Allocation VIP Class B                                        163,330              --         163,330
DWS Equity 500 Index VIP Class A                                                  4,029,386         410,915       4,440,301
DWS Equity 500 Index VIP Class B                                                  6,838,765         546,109       7,384,874
DWS Small Cap Index VIP Class A                                                     243,009         201,529         444,538
DWS Small Cap Index VIP Class B                                                   2,163,742         484,129       2,647,871


                                                                             NET CHANGE        NET INCREASE
                                                                             IN UNREALIZED     (DECREASE)
                                                                             APPRECIATION OR   IN NET ASSETS
                                                                             DEPRECIATION      RESULTING
SUBACCOUNT                                                                   ON INVESTMENTS    FROM OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
ABVPSF Global Thematic Growth Class B                                        $     5,084,857   $     5,277,635
ABVPSF Growth and Income Class B                                                 (11,084,075)       24,496,498
ABVPSF International Value Class B                                                26,198,610        19,511,602
ABVPSF Large Cap Growth Class B                                                    2,305,479         2,799,449
ABVPSF Small/Mid Cap Value Class B                                                32,641,063        51,647,408
American Century VP Inflation Protection Class II                                (42,745,360)       (9,865,621)
American Funds Asset Allocation Class 1                                               44,336            49,945
American Funds Blue Chip Income and Growth Class 1                                   171,868           197,539
American Funds Bond Class 1                                                          (17,951)           (5,088)
American Funds Global Balanced Class 1                                                 6,083            12,853
American Funds Global Bond Class 1                                                    (6,939)          (10,491)
American Funds Global Discovery Class 1                                                 (924)            5,733
American Funds Global Growth Class 1                                                  19,171            21,069
American Funds Global Growth Class 2                                              60,136,168        74,204,736
American Funds Global Growth and Income Class 1                                        6,264            10,487
American Funds Global Small Capitalization Class 1                                    12,493            12,462
American Funds Global Small Capitalization Class 2                                91,343,481       104,029,921
American Funds Growth Class 1                                                        164,673           177,581
American Funds Growth Class 2                                                    326,110,704       404,740,106
American Funds Growth-Income Class 1                                                  64,741            73,597
American Funds Growth-Income Class 2                                             467,879,436       554,443,135
American Funds High-Income Bond Class 1                                               (6,213)           11,602
American Funds International Class 1                                                  44,867            50,480
American Funds International Class 2                                             119,788,911       132,998,634
American Funds International Growth and Income Class 1                                23,283            51,729
American Funds Managed Risk Asset Allocation Class P1                                 24,094            27,293
American Funds Managed Risk Blue Chip Income and Growth Class P1                         872             1,029
American Funds Managed Risk Growth Class P1                                            1,520             1,747
American Funds Managed Risk Growth-Income Class P1                                       147               206
American Funds Mortgage Class 1                                                       (6,315)           (6,207)
American Funds New World Class 1                                                      25,764            32,950
American Funds U.S. Government/AAA-Rated Securities Class 1                           (8,881)          (11,450)
BlackRock Global Allocation V.I. Class I                                              13,074            40,012
BlackRock Global Allocation V.I. Class III                                        93,822,866       155,129,964
Delaware VIP Diversified Income Standard Class                                          (558)           (1,815)
Delaware VIP Diversified Income Service Class                                    (71,365,727)      (44,412,699)
Delaware VIP Emerging Markets Service Class                                       24,441,965        28,112,373
Delaware VIP High Yield Standard Class                                              (429,579)          592,202
Delaware VIP High Yield Service Class                                             (3,181,721)       16,234,357
Delaware VIP International Value Equity Standard Class                                50,190            39,384
Delaware VIP Limited-Term Diversified Income Standard Class                           (2,363)           (3,374)
Delaware VIP Limited-Term Diversified Income Service Class                       (27,575,156)      (29,865,100)
Delaware VIP REIT Standard Class                                                      (2,359)           33,035
Delaware VIP REIT Service Class                                                   (1,691,895)          526,674
Delaware VIP Small Cap Value Standard Class                                        1,284,911         2,073,183
Delaware VIP Small Cap Value Service Class                                        64,867,532        94,745,992
Delaware VIP Smid Cap Growth Standard Class                                        2,022,154         2,806,665
Delaware VIP Smid Cap Growth Service Class                                        35,339,747        48,132,550
Delaware VIP U.S. Growth Service Class                                            62,455,438        87,813,511
Delaware VIP Value Standard Class                                                  1,465,995         1,787,350
Delaware VIP Value Service Class                                                  46,303,024        58,484,612
DWS Alternative Asset Allocation VIP Class A                                           6,938             4,729
DWS Alternative Asset Allocation VIP Class B                                        (700,499)         (500,052)
DWS Equity 500 Index VIP Class A                                                    (705,958)        3,883,647
DWS Equity 500 Index VIP Class B                                                  (3,701,998)        3,919,681
DWS Small Cap Index VIP Class A                                                    1,103,588         1,552,381
DWS Small Cap Index VIP Class B                                                     (923,878)        1,824,336



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEAR ENDED DECEMBER 31, 2013




                                                                       DIVIDENDS
                                                                       FROM          MORTALITY AND        NET
                                                                       INVESTMENT    EXPENSE              INVESTMENT
SUBACCOUNT                                                             INCOME        GUARANTEE CHARGES    INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Contrafund Service Class 2                               $   8,726,098     $  (17,506,775)  $   (8,780,677)
Fidelity VIP Equity-Income Initial Class                                         --            (33,572)         (33,572)
Fidelity VIP Equity-Income Service Class 2                                      260           (214,143)        (213,883)
Fidelity VIP Growth Initial Class                                            14,024            (69,748)         (55,724)
Fidelity VIP Growth Service Class 2                                          66,577         (2,464,828)      (2,398,251)
Fidelity VIP Mid Cap Service Class 2                                      1,405,718         (8,562,260)      (7,156,542)
Fidelity VIP Overseas Initial Class                                              --             (8,461)          (8,461)
Fidelity VIP Overseas Service Class 2                                            --           (439,883)        (439,883)
FTVIPT Franklin Income Securities Class 2                                38,662,655         (9,710,008)      28,952,647
FTVIPT Franklin Small-Mid Cap Growth Securities Class 2                          --           (609,204)        (609,204)
FTVIPT Mutual Shares Securities Class 2                                  15,892,395         (9,531,889)       6,360,506
FTVIPT Templeton Global Bond Securities Class 2                          26,180,737         (8,771,815)      17,408,922
FTVIPT Templeton Growth Securities Class 2                                1,283,912           (804,002)         479,910
Goldman Sachs VIT Large Cap Value Service Class                           1,580,388         (1,613,932)         (33,544)
Huntington VA Balanced                                                       57,218            (43,878)          13,340
Huntington VA Dividend Capture                                               38,857            (17,359)          21,498
Invesco V.I. American Franchise Series I                                     11,461            (38,026)         (26,565)
Invesco V.I. American Franchise Series II                                     3,058            (20,144)         (17,086)
Invesco V.I. Core Equity Series I                                           121,043           (131,852)         (10,809)
Invesco V.I. Core Equity Series II                                           29,242            (38,552)          (9,310)
Invesco V.I. International Growth Series I                                   34,266            (41,744)          (7,478)
Invesco V.I. International Growth Series II                                  21,877            (34,087)         (12,210)
Janus Aspen Balanced Service Class                                          242,971           (293,926)         (50,955)
Janus Aspen Enterprise Service Class                                         20,561            (92,417)         (71,856)
Janus Aspen Global Research Service Class                                    11,443            (17,064)          (5,621)
LVIP American Balanced Allocation Standard Class                            164,816            (41,781)         123,035
LVIP American Global Growth Service Class II                                584,121         (1,064,331)        (480,210)
LVIP American Global Small Capitalization Service Class II                  141,312           (983,089)        (841,777)
LVIP American Growth Allocation Standard Class                               11,856             (3,074)           8,782
LVIP American Growth Service Class II                                     1,432,178         (4,080,241)      (2,648,063)
LVIP American Growth-Income Service Class II                              2,018,616         (3,278,529)      (1,259,913)
LVIP American Income Allocation Standard Class                                   28                 (3)              25
LVIP American International Service Class II                              1,258,036         (2,127,502)        (869,466)
LVIP American Preservation Standard Class                                     2,418               (546)           1,872
LVIP Baron Growth Opportunities Service Class                               684,784         (2,592,147)      (1,907,363)
LVIP BlackRock Emerging Markets RPM Standard Class                              486               (160)             326
LVIP BlackRock Emerging Markets RPM Service Class                           447,886           (761,372)        (313,486)
LVIP BlackRock Equity Dividend RPM Standard Class                             1,418                (53)           1,365
LVIP BlackRock Equity Dividend RPM Service Class                          3,584,798         (2,936,493)         648,305
LVIP BlackRock Global Allocation V.I. RPM Standard Class                         --               (423)            (423)
LVIP BlackRock Global Allocation V.I. RPM Service Class                          --         (1,451,804)      (1,451,804)
LVIP BlackRock Inflation Protected Bond Standard Class                        1,488             (3,297)          (1,809)
LVIP BlackRock Inflation Protected Bond Service Class                     2,073,931        (10,333,504)      (8,259,573)
LVIP Capital Growth Service Class                                                --         (2,975,376)      (2,975,376)
LVIP Clarion Global Real Estate Service Class                                    --         (1,676,921)      (1,676,921)
LVIP Columbia Small-Mid Cap Growth RPM Service Class                             --         (1,536,639)      (1,536,639)
LVIP Delaware Bond Standard Class                                         2,259,122         (2,250,215)           8,907
LVIP Delaware Bond Service Class                                         36,425,672        (32,543,131)       3,882,541
LVIP Delaware Diversified Floating Rate Standard Class                        7,219             (4,588)           2,631
LVIP Delaware Diversified Floating Rate Service Class                     3,182,838         (6,679,520)      (3,496,682)
LVIP Delaware Foundation Aggressive Allocation Standard Class               117,642           (146,696)         (29,054)
LVIP Delaware Foundation Aggressive Allocation Service Class                271,778           (375,414)        (103,636)
LVIP Delaware Growth and Income Service Class                               589,460           (670,629)         (81,169)
LVIP Delaware Social Awareness Standard Class                               112,452           (152,319)         (39,867)
LVIP Delaware Social Awareness Service Class                                515,979           (849,676)        (333,697)
LVIP Delaware Special Opportunities Service Class                           367,408           (758,861)        (391,453)
LVIP Dimensional Non-U.S. Equity RPM Standard Class                          29,069             (7,099)          21,970


                                                                                       DIVIDENDS
                                                                                       FROM           TOTAL
                                                                      NET REALIZED     NET REALIZED   NET REALIZED
                                                                      GAIN (LOSS)      GAIN ON        GAIN (LOSS)
SUBACCOUNT                                                            ON INVESTMENTS   INVESTMENTS    ON INVESTMENTS
------------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Contrafund Service Class 2                               $   37,304,098   $     305,583   $  37,609,681
Fidelity VIP Equity-Income Initial Class                                     347,290          17,358         364,648
Fidelity VIP Equity-Income Service Class 2                                 2,416,278          97,129       2,513,407
Fidelity VIP Growth Initial Class                                             85,512           3,339          88,851
Fidelity VIP Growth Service Class 2                                        8,602,737         101,313       8,704,050
Fidelity VIP Mid Cap Service Class 2                                      16,588,700      67,606,729      84,195,429
Fidelity VIP Overseas Initial Class                                           69,867              --          69,867
Fidelity VIP Overseas Service Class 2                                      5,818,570              --       5,818,570
FTVIPT Franklin Income Securities Class 2                                  5,069,443              --       5,069,443
FTVIPT Franklin Small-Mid Cap Growth Securities Class 2                   23,061,593              --      23,061,593
FTVIPT Mutual Shares Securities Class 2                                   25,561,425              --      25,561,425
FTVIPT Templeton Global Bond Securities Class 2                            8,013,874       6,759,514      14,773,388
FTVIPT Templeton Growth Securities Class 2                                 1,150,873              --       1,150,873
Goldman Sachs VIT Large Cap Value Service Class                            7,191,419      19,271,221      26,462,640
Huntington VA Balanced                                                        32,524          26,925          59,449
Huntington VA Dividend Capture                                                28,242              --          28,242
Invesco V.I. American Franchise Series I                                      96,800              --          96,800
Invesco V.I. American Franchise Series II                                     33,496              --          33,496
Invesco V.I. Core Equity Series I                                            420,573              --         420,573
Invesco V.I. Core Equity Series II                                           147,796              --         147,796
Invesco V.I. International Growth Series I                                   215,362              --         215,362
Invesco V.I. International Growth Series II                                  106,122              --         106,122
Janus Aspen Balanced Service Class                                           525,993         997,602       1,523,595
Janus Aspen Enterprise Service Class                                         734,294              --         734,294
Janus Aspen Global Research Service Class                                     62,906              --          62,906
LVIP American Balanced Allocation Standard Class                               4,388          30,702          35,090
LVIP American Global Growth Service Class II                               1,895,411              --       1,895,411
LVIP American Global Small Capitalization Service Class II                 1,457,514              --       1,457,514
LVIP American Growth Allocation Standard Class                                   658           2,339           2,997
LVIP American Growth Service Class II                                      6,632,918              --       6,632,918
LVIP American Growth-Income Service Class II                               6,517,008              --       6,517,008
LVIP American Income Allocation Standard Class                                    --               2               2
LVIP American International Service Class II                               2,476,772              --       2,476,772
LVIP American Preservation Standard Class                                        171              --             171
LVIP Baron Growth Opportunities Service Class                              9,828,136      12,810,179      22,638,315
LVIP BlackRock Emerging Markets RPM Standard Class                               (33)             --             (33)
LVIP BlackRock Emerging Markets RPM Service Class                           (191,636)             --        (191,636)
LVIP BlackRock Equity Dividend RPM Standard Class                                  3              --               3
LVIP BlackRock Equity Dividend RPM Service Class                           1,826,190              --       1,826,190
LVIP BlackRock Global Allocation V.I. RPM Standard Class                           4             422             426
LVIP BlackRock Global Allocation V.I. RPM Service Class                      155,194         464,114         619,308
LVIP BlackRock Inflation Protected Bond Standard Class                        (8,296)          7,065          (1,231)
LVIP BlackRock Inflation Protected Bond Service Class                     (5,549,604)     19,551,764      14,002,160
LVIP Capital Growth Service Class                                         14,041,430              --      14,041,430
LVIP Clarion Global Real Estate Service Class                              4,071,668              --       4,071,668
LVIP Columbia Small-Mid Cap Growth RPM Service Class                         968,216       1,853,240       2,821,456
LVIP Delaware Bond Standard Class                                          1,661,383       1,489,477       3,150,860
LVIP Delaware Bond Service Class                                           4,132,190      27,960,867      32,093,057
LVIP Delaware Diversified Floating Rate Standard Class                           (24)             --             (24)
LVIP Delaware Diversified Floating Rate Service Class                         65,836              --          65,836
LVIP Delaware Foundation Aggressive Allocation Standard Class                259,306              --         259,306
LVIP Delaware Foundation Aggressive Allocation Service Class                 879,254              --         879,254
LVIP Delaware Growth and Income Service Class                              2,162,055       1,117,297       3,279,352
LVIP Delaware Social Awareness Standard Class                                781,625         174,311         955,936
LVIP Delaware Social Awareness Service Class                               2,938,921       1,071,638       4,010,559
LVIP Delaware Special Opportunities Service Class                          1,184,496       4,072,269       5,256,765
LVIP Dimensional Non-U.S. Equity RPM Standard Class                           10,380           1,232          11,612


                                                                      NET CHANGE        NET INCREASE
                                                                      IN UNREALIZED     (DECREASE)
                                                                      APPRECIATION OR   IN NET ASSETS
                                                                      DEPRECIATION      RESULTING
SUBACCOUNT                                                            ON INVESTMENTS    FROM OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Contrafund Service Class 2                               $   240,308,847   $   269,137,851
Fidelity VIP Equity-Income Initial Class                                      670,085         1,001,161
Fidelity VIP Equity-Income Service Class 2                                  3,132,140         5,431,664
Fidelity VIP Growth Initial Class                                           1,432,453         1,465,580
Fidelity VIP Growth Service Class 2                                        35,563,204        41,869,003
Fidelity VIP Mid Cap Service Class 2                                       74,232,293       151,271,180
Fidelity VIP Overseas Initial Class                                           116,119           177,525
Fidelity VIP Overseas Service Class 2                                       2,438,470         7,817,157
FTVIPT Franklin Income Securities Class 2                                  35,863,934        69,886,024
FTVIPT Franklin Small-Mid Cap Growth Securities Class 2                    (7,116,865)       15,335,524
FTVIPT Mutual Shares Securities Class 2                                   149,773,803       181,695,734
FTVIPT Templeton Global Bond Securities Class 2                           (32,493,561)         (311,251)
FTVIPT Templeton Growth Securities Class 2                                 10,468,756        12,099,539
Goldman Sachs VIT Large Cap Value Service Class                            20,221,525        46,650,621
Huntington VA Balanced                                                        287,085           359,874
Huntington VA Dividend Capture                                                162,295           212,035
Invesco V.I. American Franchise Series I                                      799,424           869,659
Invesco V.I. American Franchise Series II                                     382,367           398,777
Invesco V.I. Core Equity Series I                                           1,722,247         2,132,011
Invesco V.I. Core Equity Series II                                            439,409           577,895
Invesco V.I. International Growth Series I                                    247,266           455,150
Invesco V.I. International Growth Series II                                   246,691           340,603
Janus Aspen Balanced Service Class                                          1,502,135         2,974,775
Janus Aspen Enterprise Service Class                                          835,747         1,498,185
Janus Aspen Global Research Service Class                                     194,808           252,093
LVIP American Balanced Allocation Standard Class                              612,165           770,290
LVIP American Global Growth Service Class II                               13,439,102        14,854,303
LVIP American Global Small Capitalization Service Class II                 12,461,992        13,077,729
LVIP American Growth Allocation Standard Class                                 59,049            70,828
LVIP American Growth Service Class II                                      53,074,467        57,059,322
LVIP American Growth-Income Service Class II                               45,503,364        50,760,459
LVIP American Income Allocation Standard Class                                     29                56
LVIP American International Service Class II                               20,371,692        21,978,998
LVIP American Preservation Standard Class                                      (3,145)           (1,102)
LVIP Baron Growth Opportunities Service Class                              27,709,947        48,440,899
LVIP BlackRock Emerging Markets RPM Standard Class                             (1,385)           (1,092)
LVIP BlackRock Emerging Markets RPM Service Class                          (1,638,933)       (2,144,055)
LVIP BlackRock Equity Dividend RPM Standard Class                               1,717             3,085
LVIP BlackRock Equity Dividend RPM Service Class                           23,325,594        25,800,089
LVIP BlackRock Global Allocation V.I. RPM Standard Class                        5,907             5,910
LVIP BlackRock Global Allocation V.I. RPM Service Class                    12,735,871        11,903,375
LVIP BlackRock Inflation Protected Bond Standard Class                        (34,956)          (37,996)
LVIP BlackRock Inflation Protected Bond Service Class                     (80,174,710)      (74,432,123)
LVIP Capital Growth Service Class                                          76,015,886        87,081,940
LVIP Clarion Global Real Estate Service Class                              (1,062,040)        1,332,707
LVIP Columbia Small-Mid Cap Growth RPM Service Class                       16,529,524        17,814,341
LVIP Delaware Bond Standard Class                                          (8,653,943)       (5,494,176)
LVIP Delaware Bond Service Class                                         (132,192,644)      (96,217,046)
LVIP Delaware Diversified Floating Rate Standard Class                         (2,662)              (55)
LVIP Delaware Diversified Floating Rate Service Class                        (478,554)       (3,909,400)
LVIP Delaware Foundation Aggressive Allocation Standard Class               1,198,972         1,429,224
LVIP Delaware Foundation Aggressive Allocation Service Class                2,767,603         3,543,221
LVIP Delaware Growth and Income Service Class                               7,578,017        10,776,200
LVIP Delaware Social Awareness Standard Class                               1,796,250         2,712,319
LVIP Delaware Social Awareness Service Class                               11,235,370        14,912,232
LVIP Delaware Special Opportunities Service Class                           7,405,013        12,270,325
LVIP Dimensional Non-U.S. Equity RPM Standard Class                           116,365           149,947



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEAR ENDED DECEMBER 31, 2013




                                                                            DIVIDENDS
                                                                            FROM          MORTALITY AND        NET
                                                                            INVESTMENT    EXPENSE              INVESTMENT
SUBACCOUNT                                                                  INCOME        GUARANTEE CHARGES    INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------
LVIP Dimensional Non-U.S. Equity RPM Service Class                         $   1,408,570     $     (880,367)  $      528,203
LVIP Dimensional U.S. Equity RPM Standard Class                                   20,864             (8,460)          12,404
LVIP Dimensional U.S. Equity RPM Service Class                                 1,125,812         (1,587,690)        (461,878)
LVIP Dimensional/Vanguard Total Bond Standard Class                               28,716            (10,283)          18,433
LVIP Dimensional/Vanguard Total Bond Service Class                             2,323,241         (2,826,252)        (503,011)
LVIP Global Income Service Class                                               1,304,671         (8,157,450)      (6,852,779)
LVIP JPMorgan High Yield Service Class                                         6,168,850         (2,101,780)       4,067,070
LVIP JPMorgan Mid Cap Value RPM Service Class                                    399,712         (1,622,549)      (1,222,837)
LVIP Managed Risk Profile 2010 Service Class                                      68,406           (115,826)         (47,420)
LVIP Managed Risk Profile 2020 Service Class                                     184,451           (266,285)         (81,834)
LVIP Managed Risk Profile 2030 Service Class                                      99,684           (160,546)         (60,862)
LVIP Managed Risk Profile 2040 Service Class                                      59,553            (98,161)         (38,608)
LVIP Managed Risk American Balanced Allocation Standard Class                     11,167             (3,598)           7,569
LVIP Managed Risk American Growth Allocation Standard Class                        6,268             (1,123)           5,145
LVIP Managed Risk Profile Conservative Standard Class                                 --                (24)             (24)
LVIP Managed Risk Profile Conservative Service Class                          18,120,495        (16,925,615)       1,194,880
LVIP Managed Risk Profile Growth Standard Class                                   60,528            (12,129)          48,399
LVIP Managed Risk Profile Growth Service Class                                86,952,798        (67,135,170)      19,817,628
LVIP Managed Risk Profile Moderate Standard Class                                    843               (109)             734
LVIP Managed Risk Profile Moderate Service Class                              74,702,736        (64,385,410)      10,317,326
LVIP MFS International Growth Service Class                                      812,964         (1,827,179)      (1,014,215)
LVIP MFS International Growth RPM Service Class                                  158,796           (131,634)          27,162
LVIP MFS Value Service Class                                                  11,241,236         (9,007,038)       2,234,198
LVIP Mid-Cap Value Service Class                                                 149,667         (1,077,326)        (927,659)
LVIP Mondrian International Value Standard Class                                 422,019           (285,580)         136,439
LVIP Mondrian International Value Service Class                                6,809,772         (3,323,040)       3,486,732
LVIP Money Market Standard Class                                                  11,004           (716,373)        (705,369)
LVIP Money Market Service Class                                                   79,508         (5,280,730)      (5,201,222)
LVIP SSgA Bond Index Standard Class                                                2,097               (761)           1,336
LVIP SSgA Bond Index Service Class                                            17,369,519        (17,128,168)         241,351
LVIP SSgA Conservative Index Allocation Service Class                            727,871           (956,087)        (228,216)
LVIP SSgA Conservative Structured Allocation Service Class                     3,354,474         (3,427,711)         (73,237)
LVIP SSgA Developed International 150 Standard Class                                 623               (177)             446
LVIP SSgA Developed International 150 Service Class                            3,417,883         (2,425,362)         992,521
LVIP SSgA Emerging Markets 100 Standard Class                                      5,820             (1,658)           4,162
LVIP SSgA Emerging Markets 100 Service Class                                   3,439,558         (2,871,934)         567,624
LVIP SSgA Global Tactical Allocation RPM Standard Class                            3,999               (678)           3,321
LVIP SSgA Global Tactical Allocation RPM Service Class                        12,872,761         (9,788,356)       3,084,405
LVIP SSgA International Index Standard Class                                       1,938               (786)           1,152
LVIP SSgA International Index Service Class                                    3,931,445         (4,406,899)        (475,454)
LVIP SSgA Large Cap 100 Standard Class                                            16,214             (4,447)          11,767
LVIP SSgA Large Cap 100 Service Class                                          5,847,326         (5,181,507)         665,819
LVIP SSgA Large Cap RPM Standard Class                                                18                 (3)              15
LVIP SSgA Large Cap RPM Service Class                                            290,148           (113,295)         176,853
LVIP SSgA Moderate Index Allocation Service Class                              2,035,251         (2,739,299)        (704,048)
LVIP SSgA Moderate Structured Allocation Service Class                        17,217,014        (12,694,741)       4,522,273
LVIP SSgA Moderately Aggressive Index Allocation Service Class                 1,876,025         (2,429,275)        (553,250)
LVIP SSgA Moderately Aggressive Structured Allocation Service Class            8,388,779         (6,569,326)       1,819,453
LVIP SSgA S&P 500 Index Standard Class                                           512,461           (330,740)         181,721
LVIP SSgA S&P 500 Index Service Class                                         10,149,046        (11,999,287)      (1,850,241)
LVIP SSgA Small-Cap Index Standard Class                                           4,154             (2,126)           2,028
LVIP SSgA Small-Cap Index Service Class                                        1,431,085         (3,898,825)      (2,467,740)
LVIP SSgA Small-Cap RPM Standard Class                                               414                 (8)             406
LVIP SSgA Small-Cap RPM Service Class                                            230,558           (117,239)         113,319
LVIP SSgA Small-Mid Cap 200 Standard Class                                        19,039             (3,084)          15,955
LVIP SSgA Small-Mid Cap 200 Service Class                                      2,442,906         (1,766,444)         676,462
LVIP T. Rowe Price Growth Stock Service Class                                         --         (2,731,610)      (2,731,610)


                                                                                             DIVIDENDS
                                                                                             FROM          TOTAL
                                                                           NET REALIZED      NET REALIZED  NET REALIZED
                                                                           GAIN (LOSS)       GAIN ON       GAIN (LOSS)
SUBACCOUNT                                                                 ON INVESTMENTS    INVESTMENTS   ON INVESTMENTS
------------------------------------------------------------------------------------------------------------------------------------
LVIP Dimensional Non-U.S. Equity RPM Service Class                          $     640,342   $      75,097  $     715,439
LVIP Dimensional U.S. Equity RPM Standard Class                                    34,135           5,661         39,796
LVIP Dimensional U.S. Equity RPM Service Class                                  2,514,793         550,236      3,065,029
LVIP Dimensional/Vanguard Total Bond Standard Class                                (3,091)          3,413            322
LVIP Dimensional/Vanguard Total Bond Service Class                               (323,471)        474,212        150,741
LVIP Global Income Service Class                                                 (506,769)        893,530        386,761
LVIP JPMorgan High Yield Service Class                                          3,438,691          20,684      3,459,375
LVIP JPMorgan Mid Cap Value RPM Service Class                                   1,299,640              --      1,299,640
LVIP Managed Risk Profile 2010 Service Class                                      408,172              --        408,172
LVIP Managed Risk Profile 2020 Service Class                                      717,352              --        717,352
LVIP Managed Risk Profile 2030 Service Class                                      628,217              --        628,217
LVIP Managed Risk Profile 2040 Service Class                                      181,173              --        181,173
LVIP Managed Risk American Balanced Allocation Standard Class                          84          13,155         13,239
LVIP Managed Risk American Growth Allocation Standard Class                           164           7,411          7,575
LVIP Managed Risk Profile Conservative Standard Class                                 513              --            513
LVIP Managed Risk Profile Conservative Service Class                           18,685,466      16,179,645     34,865,111
LVIP Managed Risk Profile Growth Standard Class                                     4,445              --          4,445
LVIP Managed Risk Profile Growth Service Class                                 14,320,630              --     14,320,630
LVIP Managed Risk Profile Moderate Standard Class                                       6              --              6
LVIP Managed Risk Profile Moderate Service Class                               28,108,243              --     28,108,243
LVIP MFS International Growth Service Class                                     3,444,662              --      3,444,662
LVIP MFS International Growth RPM Service Class                                    22,081              --         22,081
LVIP MFS Value Service Class                                                   36,875,786              --     36,875,786
LVIP Mid-Cap Value Service Class                                                5,150,140              --      5,150,140
LVIP Mondrian International Value Standard Class                                  141,235              --        141,235
LVIP Mondrian International Value Service Class                                 1,455,338              --      1,455,338
LVIP Money Market Standard Class                                                       --              --             --
LVIP Money Market Service Class                                                         1              --              1
LVIP SSgA Bond Index Standard Class                                                  (148)            263            115
LVIP SSgA Bond Index Service Class                                              3,241,409       3,273,340      6,514,749
LVIP SSgA Conservative Index Allocation Service Class                           1,080,883              --      1,080,883
LVIP SSgA Conservative Structured Allocation Service Class                      2,463,579          64,889      2,528,468
LVIP SSgA Developed International 150 Standard Class                                   82              --             82
LVIP SSgA Developed International 150 Service Class                             4,785,618              --      4,785,618
LVIP SSgA Emerging Markets 100 Standard Class                                        (254)             --           (254)
LVIP SSgA Emerging Markets 100 Service Class                                   (2,291,712)             --     (2,291,712)
LVIP SSgA Global Tactical Allocation RPM Standard Class                               751              --            751
LVIP SSgA Global Tactical Allocation RPM Service Class                          3,487,177              --      3,487,177
LVIP SSgA International Index Standard Class                                        1,068              --          1,068
LVIP SSgA International Index Service Class                                     7,228,804              --      7,228,804
LVIP SSgA Large Cap 100 Standard Class                                              1,830          30,579         32,409
LVIP SSgA Large Cap 100 Service Class                                          25,162,799      16,650,645     41,813,444
LVIP SSgA Large Cap RPM Standard Class                                                 --              --             --
LVIP SSgA Large Cap RPM Service Class                                              24,453              --         24,453
LVIP SSgA Moderate Index Allocation Service Class                               2,374,561              --      2,374,561
LVIP SSgA Moderate Structured Allocation Service Class                          6,501,423         658,160      7,159,583
LVIP SSgA Moderately Aggressive Index Allocation Service Class                  2,833,467              --      2,833,467
LVIP SSgA Moderately Aggressive Structured Allocation Service Class             4,532,271         875,036      5,407,307
LVIP SSgA S&P 500 Index Standard Class                                            175,903              --        175,903
LVIP SSgA S&P 500 Index Service Class                                          35,935,996              --     35,935,996
LVIP SSgA Small-Cap Index Standard Class                                            4,647           2,411          7,058
LVIP SSgA Small-Cap Index Service Class                                        14,136,225       1,210,005     15,346,230
LVIP SSgA Small-Cap RPM Standard Class                                                 --              --             --
LVIP SSgA Small-Cap RPM Service Class                                              44,838              --         44,838
LVIP SSgA Small-Mid Cap 200 Standard Class                                          2,137          43,023         45,160
LVIP SSgA Small-Mid Cap 200 Service Class                                       6,388,791       7,688,097     14,076,888
LVIP T. Rowe Price Growth Stock Service Class                                  10,102,034              --     10,102,034


                                                                            NET CHANGE        NET INCREASE
                                                                            IN UNREALIZED     (DECREASE)
                                                                            APPRECIATION OR   IN NET ASSETS
                                                                            DEPRECIATION      RESULTING
SUBACCOUNT                                                                  ON INVESTMENTS    FROM OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
LVIP Dimensional Non-U.S. Equity RPM Service Class                         $      5,220,672    $    6,464,314
LVIP Dimensional U.S. Equity RPM Standard Class                                     268,255           320,455
LVIP Dimensional U.S. Equity RPM Service Class                                   18,169,149        20,772,300
LVIP Dimensional/Vanguard Total Bond Standard Class                                 (72,755)          (54,000)
LVIP Dimensional/Vanguard Total Bond Service Class                               (7,484,721)       (7,836,991)
LVIP Global Income Service Class                                                (17,073,179)      (23,539,197)
LVIP JPMorgan High Yield Service Class                                           (2,126,715)        5,399,730
LVIP JPMorgan Mid Cap Value RPM Service Class                                    16,718,306        16,795,109
LVIP Managed Risk Profile 2010 Service Class                                         83,964           444,716
LVIP Managed Risk Profile 2020 Service Class                                        808,433         1,443,951
LVIP Managed Risk Profile 2030 Service Class                                        490,386         1,057,741
LVIP Managed Risk Profile 2040 Service Class                                        630,092           772,657
LVIP Managed Risk American Balanced Allocation Standard Class                        11,161            31,969
LVIP Managed Risk American Growth Allocation Standard Class                          13,352            26,072
LVIP Managed Risk Profile Conservative Standard Class                                   212               701
LVIP Managed Risk Profile Conservative Service Class                             33,378,258        69,438,249
LVIP Managed Risk Profile Growth Standard Class                                     139,793           192,637
LVIP Managed Risk Profile Growth Service Class                                  414,534,507       448,672,765
LVIP Managed Risk Profile Moderate Standard Class                                       114               854
LVIP Managed Risk Profile Moderate Service Class                                330,891,621       369,317,190
LVIP MFS International Growth Service Class                                      13,666,556        16,097,003
LVIP MFS International Growth RPM Service Class                                     786,593           835,836
LVIP MFS Value Service Class                                                    182,216,066       221,326,050
LVIP Mid-Cap Value Service Class                                                 13,465,609        17,688,090
LVIP Mondrian International Value Standard Class                                  2,664,491         2,942,165
LVIP Mondrian International Value Service Class                                  31,523,931        36,466,001
LVIP Money Market Standard Class                                                         --          (705,369)
LVIP Money Market Service Class                                                          (1)       (5,201,222)
LVIP SSgA Bond Index Standard Class                                                  (3,293)           (1,842)
LVIP SSgA Bond Index Service Class                                              (52,777,596)      (46,021,496)
LVIP SSgA Conservative Index Allocation Service Class                             1,546,564         2,399,231
LVIP SSgA Conservative Structured Allocation Service Class                        6,873,585         9,328,816
LVIP SSgA Developed International 150 Standard Class                                  1,027             1,555
LVIP SSgA Developed International 150 Service Class                              18,195,511        23,973,650
LVIP SSgA Emerging Markets 100 Standard Class                                        (3,394)              514
LVIP SSgA Emerging Markets 100 Service Class                                     (5,306,346)       (7,030,434)
LVIP SSgA Global Tactical Allocation RPM Standard Class                               2,342             6,414
LVIP SSgA Global Tactical Allocation RPM Service Class                           35,810,079        42,381,661
LVIP SSgA International Index Standard Class                                         16,658            18,878
LVIP SSgA International Index Service Class                                      35,458,740        42,212,090
LVIP SSgA Large Cap 100 Standard Class                                               29,510            73,686
LVIP SSgA Large Cap 100 Service Class                                            43,597,563        86,076,826
LVIP SSgA Large Cap RPM Standard Class                                                   94               109
LVIP SSgA Large Cap RPM Service Class                                             1,275,948         1,477,254
LVIP SSgA Moderate Index Allocation Service Class                                13,638,125        15,308,638
LVIP SSgA Moderate Structured Allocation Service Class                           55,338,456        67,020,312
LVIP SSgA Moderately Aggressive Index Allocation Service Class                   14,672,207        16,952,424
LVIP SSgA Moderately Aggressive Structured Allocation Service Class              38,736,196        45,962,956
LVIP SSgA S&P 500 Index Standard Class                                            3,551,682         3,909,306
LVIP SSgA S&P 500 Index Service Class                                           133,210,668       167,296,423
LVIP SSgA Small-Cap Index Standard Class                                             66,607            75,693
LVIP SSgA Small-Cap Index Service Class                                          52,267,857        65,146,347
LVIP SSgA Small-Cap RPM Standard Class                                                  652             1,058
LVIP SSgA Small-Cap RPM Service Class                                             1,315,169         1,473,326
LVIP SSgA Small-Mid Cap 200 Standard Class                                            8,335            69,450
LVIP SSgA Small-Mid Cap 200 Service Class                                        13,642,097        28,395,447
LVIP T. Rowe Price Growth Stock Service Class                                    43,378,370        50,748,794



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEAR ENDED DECEMBER 31, 2013




                                                                     DIVIDENDS
                                                                     FROM          MORTALITY AND        NET
                                                                     INVESTMENT    EXPENSE              INVESTMENT
SUBACCOUNT                                                           INCOME        GUARANTEE CHARGES    INCOME (LOSS)
------------------------------------------------------------------------------------------------------------------------------------
LVIP T. Rowe Price Structured Mid-Cap Growth Standard Class         $          --     $      (45,961)  $      (45,961)
LVIP T. Rowe Price Structured Mid-Cap Growth Service Class                     --         (1,363,906)      (1,363,906)
LVIP Templeton Growth RPM Service Class                                 3,666,561         (4,084,708)        (418,147)
LVIP UBS Large Cap Growth RPM Standard Class                                   --            (38,816)         (38,816)
LVIP UBS Large Cap Growth RPM Service Class                                    --         (1,812,374)      (1,812,374)
LVIP Vanguard Domestic Equity ETF Standard Class                            4,010             (3,601)             409
LVIP Vanguard Domestic Equity ETF Service Class                           686,632         (1,028,091)        (341,459)
LVIP Vanguard International Equity ETF Standard Class                       7,289             (1,728)           5,561
LVIP Vanguard International Equity ETF Service Class                      747,700           (559,569)         188,131
LVIP VIP Contrafund RPM Standard Class                                      1,080               (122)             958
LVIP VIP Contrafund RPM Service Class                                     685,284           (409,387)         275,897
Lord Abbett Fundamental Equity Class VC                                    37,525           (152,659)        (115,134)
MFS VIT Core Equity Service Class                                          19,510            (40,674)         (21,164)
MFS VIT Growth Initial Class                                                7,013            (42,452)         (35,439)
MFS VIT Growth Service Class                                               38,893           (478,720)        (439,827)
MFS VIT Total Return Initial Class                                        180,633           (150,110)          30,523
MFS VIT Total Return Service Class                                             --         (1,736,397)      (1,736,397)
MFS VIT Utilities Initial Class                                           245,484           (150,616)          94,868
MFS VIT Utilities Service Class                                         4,392,524         (3,442,131)         950,393
Morgan Stanley UIF Capital Growth Class II                                  3,636            (15,767)         (12,131)
NB AMT Mid Cap Growth I Class                                                  --           (236,204)        (236,204)
NB AMT Mid Cap Intrinsic Value I Class                                    452,268           (648,357)        (196,089)
Oppenheimer Global Fund/VA Service Class                                   95,005            (78,024)          16,981
PIMCO VIT CommodityRealReturn Strategy Advisor Class                      215,553           (201,251)          14,302
Putnam VT Global Health Care Class IB                                      64,806            (80,359)         (15,553)
Putnam VT Growth & Income Class IB                                         23,329            (24,614)          (1,285)


                                                                                     DIVIDENDS
                                                                                     FROM           TOTAL
                                                                    NET REALIZED     NET REALIZED   NET REALIZED
                                                                    GAIN (LOSS)      GAIN ON        GAIN (LOSS)
SUBACCOUNT                                                          ON INVESTMENTS   INVESTMENTS    ON INVESTMENTS
------------------------------------------------------------------------------------------------------------------------------------
LVIP T. Rowe Price Structured Mid-Cap Growth Standard Class          $     291,389   $      26,085   $     317,474
LVIP T. Rowe Price Structured Mid-Cap Growth Service Class               8,289,926         831,710       9,121,636
LVIP Templeton Growth RPM Service Class                                  4,308,161              --       4,308,161
LVIP UBS Large Cap Growth RPM Standard Class                               183,219              --         183,219
LVIP UBS Large Cap Growth RPM Service Class                              3,261,316              --       3,261,316
LVIP Vanguard Domestic Equity ETF Standard Class                             5,941              --           5,941
LVIP Vanguard Domestic Equity ETF Service Class                          1,982,855              --       1,982,855
LVIP Vanguard International Equity ETF Standard Class                        2,676              --           2,676
LVIP Vanguard International Equity ETF Service Class                       570,100              --         570,100
LVIP VIP Contrafund RPM Standard Class                                          11              --              11
LVIP VIP Contrafund RPM Service Class                                       55,659              --          55,659
Lord Abbett Fundamental Equity Class VC                                    803,455       2,020,238       2,823,693
MFS VIT Core Equity Service Class                                          145,235              --         145,235
MFS VIT Growth Initial Class                                                76,966          22,213          99,179
MFS VIT Growth Service Class                                             1,712,662         237,460       1,950,122
MFS VIT Total Return Initial Class                                         371,034              --         371,034
MFS VIT Total Return Service Class                                      48,970,308              --      48,970,308
MFS VIT Utilities Initial Class                                            401,548         195,988         597,536
MFS VIT Utilities Service Class                                          8,556,363       3,908,730      12,465,093
Morgan Stanley UIF Capital Growth Class II                                 161,209          66,628         227,837
NB AMT Mid Cap Growth I Class                                           17,491,888              --      17,491,888
NB AMT Mid Cap Intrinsic Value I Class                                     838,772              --         838,772
Oppenheimer Global Fund/VA Service Class                                   311,799              --         311,799
PIMCO VIT CommodityRealReturn Strategy Advisor Class                      (906,844)             --        (906,844)
Putnam VT Global Health Care Class IB                                      605,536         184,831         790,367
Putnam VT Growth & Income Class IB                                          15,204              --          15,204


                                                                    NET CHANGE        NET INCREASE
                                                                    IN UNREALIZED     (DECREASE)
                                                                    APPRECIATION OR   IN NET ASSETS
                                                                    DEPRECIATION      RESULTING
SUBACCOUNT                                                          ON INVESTMENTS    FROM OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
LVIP T. Rowe Price Structured Mid-Cap Growth Standard Class         $       455,460   $       726,973
LVIP T. Rowe Price Structured Mid-Cap Growth Service Class               15,788,161        23,545,891
LVIP Templeton Growth RPM Service Class                                  36,077,707        39,967,721
LVIP UBS Large Cap Growth RPM Standard Class                                326,861           471,264
LVIP UBS Large Cap Growth RPM Service Class                              22,052,314        23,501,256
LVIP Vanguard Domestic Equity ETF Standard Class                             61,544            67,894
LVIP Vanguard Domestic Equity ETF Service Class                          13,114,686        14,756,082
LVIP Vanguard International Equity ETF Standard Class                        10,351            18,588
LVIP Vanguard International Equity ETF Service Class                      3,351,149         4,109,380
LVIP VIP Contrafund RPM Standard Class                                        2,091             3,060
LVIP VIP Contrafund RPM Service Class                                     5,336,422         5,667,978
Lord Abbett Fundamental Equity Class VC                                   2,075,200         4,783,759
MFS VIT Core Equity Service Class                                           564,855           688,926
MFS VIT Growth Initial Class                                                843,529           907,269
MFS VIT Growth Service Class                                              7,572,993         9,083,288
MFS VIT Total Return Initial Class                                        1,282,650         1,684,207
MFS VIT Total Return Service Class                                      (18,194,394)       29,039,517
MFS VIT Utilities Initial Class                                           1,127,717         1,820,121
MFS VIT Utilities Service Class                                          21,861,013        35,276,499
Morgan Stanley UIF Capital Growth Class II                                  454,266           669,972
NB AMT Mid Cap Growth I Class                                           (12,183,928)        5,071,756
NB AMT Mid Cap Intrinsic Value I Class                                   10,973,336        11,616,019
Oppenheimer Global Fund/VA Service Class                                  1,538,994         1,867,774
PIMCO VIT CommodityRealReturn Strategy Advisor Class                     (1,405,139)       (2,297,681)
Putnam VT Global Health Care Class IB                                       904,260         1,679,074
Putnam VT Growth & Income Class IB                                          412,000           425,919



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

STATEMENTS OF CHANGES IN NET ASSETS

YEARS ENDED DECEMBER 31, 2012 AND 2013



                                                                             ABVPSF
                                                                             GLOBAL          ABVPSF
                                                                             THEMATIC        GROWTH            ABVPSF
                                                                             GROWTH          AND INCOME        INTERNATIONAL
                                                                             CLASS B         CLASS B           VALUE CLASS B
                                                                             SUBACCOUNT      SUBACCOUNT        SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                               $ 22,863,398   $   144,047,406   $   182,677,468
Changes From Operations:
   - Net investment income (loss)                                               (415,297)         (400,642)          337,945
   - Net realized gain (loss) on investments                                    (621,168)        1,329,649        (8,769,526)
   - Net change in unrealized appreciation or depreciation on investments      3,340,603        21,213,368        32,861,253
                                                                            -------------  ----------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                  2,304,138        22,142,375        24,429,672
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                        1,641,819         1,749,444         3,675,506
   - Contract withdrawals and transfers to annuity reserves                   (2,260,369)      (16,463,168)      (12,932,877)
   - Contract transfers                                                         (544,107)         (592,496)            1,814
                                                                            -------------  ----------------  ----------------
                                                                              (1,162,657)      (15,306,220)       (9,255,557)
   Annuity Reserves:
   - Transfer from accumulation units                                                 --                --                --
   - Annuity Payments                                                                 --           (14,061)           (4,522)
   - Receipt (reimbursement) of mortality guarantee adjustments                       --           (15,426)               (1)
                                                                            -------------  ----------------  ----------------
                                                                                      --           (29,487)           (4,523)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                          (1,162,657)      (15,335,707)       (9,260,080)
                                                                            -------------  ----------------  ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        1,141,481         6,806,668        15,169,592
                                                                            -------------  ----------------  ----------------
NET ASSETS AT DECEMBER 31, 2012                                               24,004,879       150,854,074       197,847,060
Changes From Operations:
   - Net investment income (loss)                                               (427,840)          877,981         3,195,649
   - Net realized gain (loss) on investments                                     620,618        34,702,592        (9,882,657)
   - Net change in unrealized appreciation or depreciation on investments      5,084,857       (11,084,075)       26,198,610
                                                                            -------------  ----------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                  5,277,635        24,496,498        19,511,602
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                        1,309,649           486,755         1,031,799
   - Contract withdrawals and transfers to annuity reserves                   (2,371,144)       (7,843,360)       (5,248,646)
   - Contract transfers                                                        2,063,822      (167,989,010)     (213,141,687)
                                                                            -------------  ----------------  ----------------
                                                                               1,002,327      (175,345,615)     (217,358,534)
   Annuity Reserves:
   - Annuity Payments                                                                 --            (4,957)               --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --                --                --
                                                                            -------------  ----------------  ----------------
                                                                                      --            (4,957)               --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           1,002,327      (175,350,572)     (217,358,534)
                                                                            -------------  ----------------  ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        6,279,962      (150,854,074)     (197,846,932)
                                                                            -------------  ----------------  ----------------
NET ASSETS AT DECEMBER 31, 2013                                             $ 30,284,841   $            --   $           128
                                                                            =============  ================  ================


                                                                                                              AMERICAN
                                                                             ABVPSF                           CENTURY
                                                                             LARGE CAP     ABVPSF             VP INFLATION
                                                                             GROWTH        SMALL/MID CAP      PROTECTION
                                                                             CLASS B       VALUE CLASS B      CLASS II
                                                                             SUBACCOUNT    SUBACCOUNT         SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                               $  9,727,179   $131,094,788     $   480,337,366
Changes From Operations:
   - Net investment income (loss)                                               (150,632)      (1,803,191)        3,502,463
   - Net realized gain (loss) on investments                                     516,515        8,117,185        20,277,851
   - Net change in unrealized appreciation or depreciation on investments        972,823       14,717,492         2,414,917
                                                                            -------------  ---------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                  1,338,706       21,031,486        26,195,231
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           25,568        7,840,115         5,455,998
   - Contract withdrawals and transfers to annuity reserves                   (2,087,976)     (11,579,799)      (47,160,561)
   - Contract transfers                                                         (213,699)      (5,235,160)        8,230,476
                                                                            -------------  ---------------  ----------------
                                                                              (2,276,107)      (8,974,844)      (33,474,087)
   Annuity Reserves:
   - Transfer from accumulation units                                                 --               --                --
   - Annuity Payments                                                                 --           (4,624)          (13,550)
   - Receipt (reimbursement) of mortality guarantee adjustments                       --              (87)             (317)
                                                                            -------------  ---------------  ----------------
                                                                                      --           (4,711)          (13,867)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                          (2,276,107)      (8,979,555)      (33,487,954)
                                                                            -------------  ---------------  ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         (937,401)      12,051,931        (7,292,723)
                                                                            -------------  ---------------  ----------------
NET ASSETS AT DECEMBER 31, 2012                                                8,789,778      143,146,719       473,044,643
Changes From Operations:
   - Net investment income (loss)                                               (151,018)      (2,076,275)         (659,742)
   - Net realized gain (loss) on investments                                     644,988       21,082,620        33,539,481
   - Net change in unrealized appreciation or depreciation on investments      2,305,479       32,641,063       (42,745,360)
                                                                            -------------  ---------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                  2,799,449       51,647,408        (9,865,621)
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          219,016       11,200,984         1,821,974
   - Contract withdrawals and transfers to annuity reserves                   (1,415,850)     (16,576,678)      (20,116,289)
   - Contract transfers                                                         (237,959)      15,706,809      (444,879,482)
                                                                            -------------  ---------------  ----------------
                                                                              (1,434,793)      10,331,115      (463,173,797)
   Annuity Reserves:
   - Annuity Payments                                                                 --           (5,842)           (5,225)
   - Receipt (reimbursement) of mortality guarantee adjustments                       --               10                --
                                                                            -------------  ---------------  ----------------
                                                                                      --           (5,832)           (5,225)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                          (1,434,793)      10,325,283      (463,179,022)
                                                                            -------------  ---------------  ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        1,364,656       61,972,691      (473,044,643)
                                                                            -------------  ---------------  ----------------
NET ASSETS AT DECEMBER 31, 2013                                             $ 10,154,434   $205,119,410     $            --
                                                                            =============  ===============  ================


                                                                            AMERICAN     AMERICAN                     AMERICAN
                                                                            FUNDS        FUNDS                        FUNDS
                                                                            ASSET        BLUE CHIP       AMERICAN     GLOBAL
                                                                            ALLOCATION   INCOME AND      FUNDS BOND   BALANCED
                                                                            CLASS 1      GROWTH CLASS 1  CLASS 1      CLASS 1
                                                                            SUBACCOUNT   SUBACCOUNT      SUBACCOUNT   SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                               $       --     $       --    $       --   $       --
Changes From Operations:
   - Net investment income (loss)                                                   --          6,207         1,609          436
   - Net realized gain (loss) on investments                                        --            380             6           34
   - Net change in unrealized appreciation or depreciation on investments           --          8,074          (862)       1,202
                                                                            -----------  --------------  -----------  -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       --         14,661           753        1,672
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             --        502,260        96,361       28,602
   - Contract withdrawals and transfers to annuity reserves                         --        (12,888)          (85)        (168)
   - Contract transfers                                                             --         41,930           789         (408)
                                                                            -----------  --------------  -----------  -----------
                                                                                    --        531,302        97,065       28,026
   Annuity Reserves:
   - Transfer from accumulation units                                               --             --            --           --
   - Annuity Payments                                                               --             --            --           --
   - Receipt (reimbursement) of mortality guarantee adjustments                     --             --            --           --
                                                                            -----------  --------------  -----------  -----------
                                                                                    --             --            --           --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                --        531,302        97,065       28,026
                                                                            -----------  --------------  -----------  -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             --        545,963        97,818       29,698
                                                                            -----------  --------------  -----------  -----------
NET ASSETS AT DECEMBER 31, 2012                                                     --        545,963        97,818       29,698
Changes From Operations:
   - Net investment income (loss)                                                5,349          8,490        10,573        2,653
   - Net realized gain (loss) on investments                                       260         17,181         2,290        4,117
   - Net change in unrealized appreciation or depreciation on investments       44,336        171,868       (17,951)       6,083
                                                                            -----------  --------------  -----------  -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   49,945        197,539        (5,088)      12,853
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                        554,131        308,772       700,753      376,545
   - Contract withdrawals and transfers to annuity reserves                     (6,763)       (26,605)       (5,607)      (2,193)
   - Contract transfers                                                             --        (54,016)       30,964     (180,822)
                                                                            -----------  --------------  -----------  -----------
                                                                               547,368        228,151       726,110      193,530
   Annuity Reserves:
   - Annuity Payments                                                               --             --            --           --
   - Receipt (reimbursement) of mortality guarantee adjustments                     --             --            --           --
                                                                            -----------  --------------  -----------  -----------
                                                                                    --             --            --           --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           547,368        228,151       726,110      193,530
                                                                            -----------  --------------  -----------  -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        597,313        425,690       721,022      206,383
                                                                            -----------  --------------  -----------  -----------
NET ASSETS AT DECEMBER 31, 2013                                             $  597,313     $  971,653    $  818,840   $  236,081
                                                                            ===========  ==============  ===========  ===========


                                                                                                          AMERICAN
                                                                                           AMERICAN       FUNDS
                                                                            AMERICAN       FUNDS GLOBAL   GLOBAL
                                                                            FUNDS GLOBAL   DISCOVERY      GROWTH
                                                                            BOND CLASS 1   CLASS 1        CLASS 1
                                                                            SUBACCOUNT     SUBACCOUNT     SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                               $         --     $      --     $      --
Changes From Operations:
   - Net investment income (loss)                                                  3,187           127            25
   - Net realized gain (loss) on investments                                          77            51            --
   - Net change in unrealized appreciation or depreciation on investments         (1,493)          924            32
                                                                            -------------  -------------  -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      1,771         1,102            57
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          236,935        14,003         5,001
   - Contract withdrawals and transfers to annuity reserves                         (520)          (49)           --
   - Contract transfers                                                           50,983        11,744         2,500
                                                                            -------------  -------------  -----------
                                                                                 287,398        25,698         7,501
   Annuity Reserves:
   - Transfer from accumulation units                                                 --            --            --
   - Annuity Payments                                                                 --            --            --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --            --            --
                                                                            -------------  -------------  -----------
                                                                                      --            --            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             287,398        25,698         7,501
                                                                            -------------  -------------  -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          289,169        26,800         7,558
                                                                            -------------  -------------  -----------
NET ASSETS AT DECEMBER 31, 2012                                                  289,169        26,800         7,558
Changes From Operations:
   - Net investment income (loss)                                                 (5,731)           93         1,370
   - Net realized gain (loss) on investments                                       2,179         6,564           528
   - Net change in unrealized appreciation or depreciation on investments         (6,939)         (924)       19,171
                                                                            -------------  -------------  -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    (10,491)        5,733        21,069
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          699,525         2,500        88,850
   - Contract withdrawals and transfers to annuity reserves                      (50,522)          (96)       (1,722)
   - Contract transfers                                                          170,269       (34,937)       64,915
                                                                            -------------  -------------  -----------
                                                                                 819,272       (32,533)      152,043
   Annuity Reserves:
   - Annuity Payments                                                                 --            --            --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --            --            --
                                                                            -------------  -------------  -----------
                                                                                      --            --            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             819,272       (32,533)      152,043
                                                                            -------------  -------------  -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          808,781       (26,800)      173,112
                                                                            -------------  -------------  -----------
NET ASSETS AT DECEMBER 31, 2013                                             $  1,097,950     $      --     $ 180,670
                                                                            =============  =============  ===========



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013




                                                                               AMERICAN       AMERICAN        AMERICAN
                                                                               FUNDS          FUNDS           FUNDS
                                                                               GLOBAL         GLOBAL GROWTH   GLOBAL SMALL
                                                                               GROWTH         AND INCOME      CAPITALIZATION
                                                                               CLASS 2        CLASS 1         CLASS 1
                                                                               SUBACCOUNT     SUBACCOUNT      SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $  277,693,041     $       --     $       --
Changes From Operations:
   - Net investment income (loss)                                                (1,966,339)            --             --
   - Net realized gain (loss) on investments                                      4,545,874             --             --
   - Net change in unrealized appreciation or depreciation on investments        52,011,268             --             --
                                                                             ---------------  --------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    54,590,803             --             --
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           4,464,959             --             --
   - Contract withdrawals and transfers to annuity reserves                     (26,796,894)            --             --
   - Contract transfers                                                         (15,551,790)            --             --
                                                                             ---------------  --------------  --------------
                                                                                (37,883,725)            --             --
   Annuity Reserves:
   - Transfer from accumulation units                                                    --             --             --
   - Annuity Payments                                                               (29,418)            --             --
   - Receipt (reimbursement) of mortality guarantee adjustments                      (4,569)            --             --
                                                                             ---------------  --------------  --------------
                                                                                    (33,987)            --             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            (37,917,712)            --             --
                                                                             ---------------  --------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          16,673,091             --             --
                                                                             ---------------  --------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                 294,366,132             --             --
Changes From Operations:
   - Net investment income (loss)                                                  (992,758)         4,094           (241)
   - Net realized gain (loss) on investments                                     15,061,326            129            210
   - Net change in unrealized appreciation or depreciation on investments        60,136,168          6,264         12,493
                                                                             ---------------  --------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    74,204,736         10,487         12,462
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           5,274,585        161,862        161,604
   - Contract withdrawals and transfers to annuity reserves                     (30,127,452)        (1,490)          (818)
   - Contract transfers                                                         (14,887,557)        (1,691)        (1,927)
                                                                             ---------------  --------------  --------------
                                                                                (39,740,424)       158,681        158,859
   Annuity Reserves:
   - Annuity Payments                                                               (15,986)            --             --
   - Receipt (reimbursement) of mortality guarantee adjustments                         244             --             --
                                                                             ---------------  --------------  --------------
                                                                                    (15,742)            --             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            (39,756,166)       158,681        158,859
                                                                             ---------------  --------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          34,448,570        169,168        171,321
                                                                             ---------------  --------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                              $  328,814,702     $  169,168     $  171,321
                                                                             ===============  ==============  ==============



                                                                              AMERICAN
                                                                              FUNDS            AMERICAN        AMERICAN
                                                                              GLOBAL SMALL     FUNDS           FUNDS
                                                                              CAPITALIZATION   GROWTH          GROWTH
                                                                              CLASS 2          CLASS 1         CLASS 2
                                                                              SUBACCOUNT       SUBACCOUNT      SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $  361,902,049   $        --   $  1,598,331,081
Changes From Operations:
   - Net investment income (loss)                                                    87,153           224        (14,063,206)
   - Net realized gain (loss) on investments                                        375,609           189         41,729,039
   - Net change in unrealized appreciation or depreciation on investments        60,558,892        10,961        215,352,516
                                                                             ---------------  ------------  -----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    61,021,654        11,374        243,018,349
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          14,951,606       154,608         18,128,170
   - Contract withdrawals and transfers to annuity reserves                     (30,689,878)          (88)      (165,148,398)
   - Contract transfers                                                           5,732,948        15,734       (116,685,994)
                                                                             ---------------  ------------  -----------------
                                                                                (10,005,324)      170,254       (263,706,222)
   Annuity Reserves:
   - Transfer from accumulation units                                                    --            --                 --
   - Annuity Payments                                                               (10,003)           --            (95,725)
   - Receipt (reimbursement) of mortality guarantee adjustments                       3,502            --             (7,439)
                                                                             ---------------  ------------  -----------------
                                                                                     (6,501)           --           (103,164)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            (10,011,825)      170,254       (263,809,386)
                                                                             ---------------  ------------  -----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          51,009,829       181,628        (20,791,037)
                                                                             ---------------  ------------  -----------------
NET ASSETS AT DECEMBER 31, 2012                                                 412,911,878       181,628      1,577,540,044
Changes From Operations:
   - Net investment income (loss)                                                (1,940,529)        5,747        (11,742,666)
   - Net realized gain (loss) on investments                                     14,626,969         7,161         90,372,068
   - Net change in unrealized appreciation or depreciation on investments        91,343,481       164,673        326,110,704
                                                                             ---------------  ------------  -----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   104,029,921       177,581        404,740,106
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          14,118,150     1,077,201         18,400,118
   - Contract withdrawals and transfers to annuity reserves                     (38,010,305)      (19,504)      (178,513,606)
   - Contract transfers                                                         (24,268,325)      437,982       (108,788,075)
                                                                             ---------------  ------------  -----------------
                                                                                (48,160,480)    1,495,679       (268,901,563)
   Annuity Reserves:
   - Annuity Payments                                                               (10,431)           --           (100,220)
   - Receipt (reimbursement) of mortality guarantee adjustments                       4,993            --              1,678
                                                                             ---------------  ------------  -----------------
                                                                                     (5,438)           --            (98,542)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            (48,165,918)    1,495,679       (269,000,105)
                                                                             ---------------  ------------  -----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          55,864,003     1,673,260        135,740,001
                                                                             ---------------  ------------  -----------------
NET ASSETS AT DECEMBER 31, 2013                                              $  468,775,881   $ 1,854,888   $  1,713,280,045
                                                                             ===============  ============  =================




                                                                             AMERICAN         AMERICAN          AMERICAN
                                                                             FUNDS            FUNDS             FUNDS
                                                                             GROWTH-INCOME    GROWTH-INCOME     HIGH-INCOME
                                                                             CLASS 1          CLASS 2           BOND CLASS 1
                                                                             SUBACCOUNT       SUBACCOUNT        SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                  $       --    $  1,782,292,860    $       --
Changes From Operations:
   - Net investment income (loss)                                                      36           2,047,942         8,875
   - Net realized gain (loss) on investments                                           --          25,176,571            50
   - Net change in unrealized appreciation or depreciation on investments             (12)        246,293,353        (3,873)
                                                                             --------------  -----------------  ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                          24         273,517,866         5,052
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             5,001          43,085,693       166,935
   - Contract withdrawals and transfers to annuity reserves                            --        (180,593,135)         (413)
   - Contract transfers                                                             2,500         (28,738,074)       (1,208)
                                                                             --------------  -----------------  ------------
                                                                                    7,501        (166,245,516)      165,314
   Annuity Reserves:
   - Transfer from accumulation units                                                  --                  --            --
   - Annuity Payments                                                                  --            (205,607)           --
   - Receipt (reimbursement) of mortality guarantee adjustments                        --            (153,398)           --
                                                                             --------------  -----------------  ------------
                                                                                       --            (359,005)           --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                7,501        (166,604,521)      165,314
                                                                             --------------  -----------------  ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             7,525         106,913,345       170,366
                                                                             --------------  -----------------  ------------
NET ASSETS AT DECEMBER 31, 2012                                                     7,525       1,889,206,205       170,366
Changes From Operations:
   - Net investment income (loss)                                                   7,864          (2,960,510)       18,315
   - Net realized gain (loss) on investments                                          992          89,524,209          (500)
   - Net change in unrealized appreciation or depreciation on investments          64,741         467,879,436        (6,213)
                                                                             --------------  -----------------  ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      73,597         554,443,135        11,602
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           718,918          40,189,218       176,892
   - Contract withdrawals and transfers to annuity reserves                        (6,744)       (204,168,759)      (32,800)
   - Contract transfers                                                            64,294        (110,351,787)       24,487
                                                                             --------------  -----------------  ------------
                                                                                  776,468        (274,331,328)      168,579
   Annuity Reserves:
   - Annuity Payments                                                                  --            (236,955)           --
   - Receipt (reimbursement) of mortality guarantee adjustments                        --               8,728            --
                                                                             --------------  -----------------  ------------
                                                                                       --            (228,227)           --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              776,468        (274,559,555)      168,579
                                                                             --------------  -----------------  ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           850,065         279,883,580       180,181
                                                                             --------------  -----------------  ------------
NET ASSETS AT DECEMBER 31, 2013                                                $  857,590    $  2,169,089,785    $  350,547
                                                                             ==============  =================  ============


                                                                                                             AMERICAN
                                                                                                             FUNDS
                                                                             AMERICAN        AMERICAN        INTERNATIONAL
                                                                             FUNDS           FUNDS           GROWTH AND
                                                                             INTERNATIONAL   INTERNATIONAL   INCOME
                                                                             CLASS 1         CLASS 2         CLASS 1
                                                                             SUBACCOUNT      SUBACCOUNT      SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $       --    $  622,060,997    $       --
Changes From Operations:
   - Net investment income (loss)                                                  1,519          (375,922)           --
   - Net realized gain (loss) on investments                                         109        (5,589,896)           --
   - Net change in unrealized appreciation or depreciation on investments         11,316       106,985,021            --
                                                                             -------------  ---------------  -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     12,944       101,019,203            --
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          154,599        27,021,886            --
   - Contract withdrawals and transfers to annuity reserves                           --       (60,028,939)           --
   - Contract transfers                                                           (2,294)       10,795,133            --
                                                                             -------------  ---------------  -------------
                                                                                 152,305       (22,211,920)           --
   Annuity Reserves:
   - Transfer from accumulation units                                                 --                --            --
   - Annuity Payments                                                                 --           (28,618)           --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --           (34,234)           --
                                                                             -------------  ---------------  -------------
                                                                                      --           (62,852)           --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             152,305       (22,274,772)           --
                                                                             -------------  ---------------  -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          165,249        78,744,431            --
                                                                             -------------  ---------------  -------------
NET ASSETS AT DECEMBER 31, 2012                                                  165,249       700,805,428            --
Changes From Operations:
   - Net investment income (loss)                                                  2,481        (1,058,776)       16,062
   - Net realized gain (loss) on investments                                       3,132        14,268,499        12,384
   - Net change in unrealized appreciation or depreciation on investments         44,867       119,788,911        23,283
                                                                             -------------  ---------------  -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     50,480       132,998,634        51,729
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          270,865        31,079,679       521,171
   - Contract withdrawals and transfers to annuity reserves                       (7,363)      (68,347,820)      (11,143)
   - Contract transfers                                                          (12,615)      (18,070,762)      256,305
                                                                             -------------  ---------------  -------------
                                                                                 250,887       (55,338,903)      766,333
   Annuity Reserves:
   - Annuity Payments                                                                 --           (29,205)           --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --             1,240            --
                                                                             -------------  ---------------  -------------
                                                                                      --           (27,965)           --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             250,887       (55,366,868)      766,333
                                                                             -------------  ---------------  -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          301,367        77,631,766       818,062
                                                                             -------------  ---------------  -------------
NET ASSETS AT DECEMBER 31, 2013                                               $  466,616    $  778,437,194    $  818,062
                                                                             =============  ===============  =============


                                                                             AMERICAN
                                                                             FUNDS
                                                                             MANAGED
                                                                             RISK ASSET
                                                                             ALLOCATION
                                                                             CLASS P1
                                                                             SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $      --
Changes From Operations:
   - Net investment income (loss)                                                    --
   - Net realized gain (loss) on investments                                         --
   - Net change in unrealized appreciation or depreciation on investments            --
                                                                             -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                        --
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                              --
   - Contract withdrawals and transfers to annuity reserves                          --
   - Contract transfers                                                              --
                                                                             -----------
                                                                                     --
   Annuity Reserves:
   - Transfer from accumulation units                                                --
   - Annuity Payments                                                                --
   - Receipt (reimbursement) of mortality guarantee adjustments                      --
                                                                             -----------
                                                                                     --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                 --
                                                                             -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                              --
                                                                             -----------
NET ASSETS AT DECEMBER 31, 2012                                                      --
Changes From Operations:
   - Net investment income (loss)                                                 3,113
   - Net realized gain (loss) on investments                                         86
   - Net change in unrealized appreciation or depreciation on investments        24,094
                                                                             -----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    27,293
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                         355,037
   - Contract withdrawals and transfers to annuity reserves                        (946)
   - Contract transfers                                                             (76)
                                                                             -----------
                                                                                354,015
   Annuity Reserves:
   - Annuity Payments                                                                --
   - Receipt (reimbursement) of mortality guarantee adjustments                      --
                                                                             -----------
                                                                                     --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            354,015
                                                                             -----------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         381,308
                                                                             -----------
NET ASSETS AT DECEMBER 31, 2013                                               $ 381,308
                                                                             ===========



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013



                                                                              AMERICAN
                                                                              FUNDS                      AMERICAN
                                                                              MANAGED       AMERICAN     FUNDS
                                                                              RISK BLUE     FUNDS        MANAGED
                                                                              CHIP INCOME   MANAGED      RISK
                                                                              AND GROWTH    RISK GROWTH  GROWTH-INCOME
                                                                              CLASS P1      CLASS P1     CLASS P1
                                                                              SUBACCOUNT    SUBACCOUNT   SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                  $      --     $      --       $    --
Changes From Operations:
   - Net investment income (loss)                                                     --            --            --
   - Net realized gain (loss) on investments                                          --            --            --
   - Net change in unrealized appreciation or depreciation on investments             --            --            --
                                                                              ------------  -----------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                         --            --            --
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                               --            --            --
   - Contract withdrawals and transfers to annuity reserves                           --            --            --
   - Contract transfers                                                               --            --            --
                                                                              ------------  -----------  ---------------
                                                                                      --            --            --
   Annuity Reserves:
   - Transfer from accumulation units                                                 --            --            --
   - Annuity Payments                                                                 --            --            --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --            --            --
                                                                              ------------  -----------  ---------------
                                                                                      --            --            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                  --            --            --
                                                                              ------------  -----------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                               --            --            --
                                                                              ------------  -----------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                       --            --            --
Changes From Operations:
   - Net investment income (loss)                                                    156           217            59
   - Net realized gain (loss) on investments                                           1            10            --
   - Net change in unrealized appreciation or depreciation on investments            872         1,520           147
                                                                              ------------  -----------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      1,029         1,747           206
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           11,148        50,010         6,069
   - Contract withdrawals and transfers to annuity reserves                           --          (555)           --
   - Contract transfers                                                               --            --            --
                                                                              ------------  -----------  ---------------
                                                                                  11,148        49,455         6,069
   Annuity Reserves:
   - Annuity Payments                                                                 --            --            --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --            --            --
                                                                              ------------  -----------  ---------------
                                                                                      --            --            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              11,148        49,455         6,069
                                                                              ------------  -----------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           12,177        51,202         6,275
                                                                              ------------  -----------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                                $  12,177     $  51,202       $ 6,275
                                                                              ============  ===========  ===============



                                                                                                             AMERICAN
                                                                                                             FUNDS U.S.
                                                                                                AMERICAN     GOVERNMENT/
                                                                              AMERICAN FUNDS    FUNDS        AAA-RATED
                                                                              MORTGAGE          NEW WORLD    SECURITIES
                                                                              CLASS 1           CLASS 1      CLASS 1
                                                                              SUBACCOUNT        SUBACCOUNT   SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                    $       --     $       --    $      --
Changes From Operations:
   - Net investment income (loss)                                                       123            196          358
   - Net realized gain (loss) on investments                                          1,048             71          228
   - Net change in unrealized appreciation or depreciation on investments            (1,650)         1,774         (631)
                                                                              ----------------  -----------  ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                          (479)         2,041          (45)
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                              93,784         24,903       33,770
   - Contract withdrawals and transfers to annuity reserves                            (423)          (203)        (942)
   - Contract transfers                                                              54,529            641       32,153
                                                                              ----------------  -----------  ------------
                                                                                    147,890         25,341       64,981
   Annuity Reserves:
   - Transfer from accumulation units                                                    --             --           --
   - Annuity Payments                                                                    --             --           --
   - Receipt (reimbursement) of mortality guarantee adjustments                          --             --           --
                                                                              ----------------  -----------  ------------
                                                                                         --             --           --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                147,890         25,341       64,981
                                                                              ----------------  -----------  ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             147,411         27,382       64,936
                                                                              ----------------  -----------  ------------
NET ASSETS AT DECEMBER 31, 2012                                                     147,411         27,382       64,936
Changes From Operations:
   - Net investment income (loss)                                                       (43)         5,730         (357)
   - Net realized gain (loss) on investments                                            151          1,456       (2,212)
   - Net change in unrealized appreciation or depreciation on investments            (6,315)        25,764       (8,881)
                                                                              ----------------  -----------  ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                        (6,207)        32,950      (11,450)
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             147,950        493,629      290,101
   - Contract withdrawals and transfers to annuity reserves                          (4,654)        (8,020)      (6,528)
   - Contract transfers                                                              30,293        135,554      (66,482)
                                                                              ----------------  -----------  ------------
                                                                                    173,589        621,163      217,091
   Annuity Reserves:
   - Annuity Payments                                                                    --             --           --
   - Receipt (reimbursement) of mortality guarantee adjustments                          --             --           --
                                                                              ----------------  -----------  ------------
                                                                                         --             --           --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                173,589        621,163      217,091
                                                                              ----------------  -----------  ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             167,382        654,113      205,641
                                                                              ----------------  -----------  ------------
NET ASSETS AT DECEMBER 31, 2013                                                  $  314,793     $  681,495    $ 270,577
                                                                              ================  ===========  ============





                                                                              BLACKROCK         BLACKROCK         DELAWARE VIP
                                                                              GLOBAL            GLOBAL            DIVERSIFIED
                                                                              ALLOCATION V.I.   ALLOCATION V.I.   INCOME
                                                                              CLASS I           CLASS III         STANDARD CLASS
                                                                              SUBACCOUNT        SUBACCOUNT        SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                   $      --      $  1,039,089,031     $       --
Changes From Operations:
   - Net investment income (loss)                                                     953            (2,810,821)           (17)
   - Net realized gain (loss) on investments                                          194             5,459,441             --
   - Net change in unrealized appreciation or depreciation on investments            (139)           84,844,047             65
                                                                              ---------------  -----------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       1,008            87,492,667             48
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            66,212           139,284,256         59,000
   - Contract withdrawals and transfers to annuity reserves                            --           (67,842,690)            --
   - Contract transfers                                                                --            67,417,356          2,500
                                                                              ---------------  -----------------  --------------
                                                                                   66,212           138,858,922         61,500
   Annuity Reserves:
   - Transfer from accumulation units                                                  --                    --             --
   - Annuity Payments                                                                  --               (17,105)            --
   - Receipt (reimbursement) of mortality guarantee adjustments                        --                (1,115)            --
                                                                              ---------------  -----------------  --------------
                                                                                       --               (18,220)            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               66,212           138,840,702         61,500
                                                                              ---------------  -----------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            67,220           226,333,369         61,548
                                                                              ---------------  -----------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                    67,220         1,265,422,400         61,548
Changes From Operations:
   - Net investment income (loss)                                                   5,034            (9,287,835)          (193)
   - Net realized gain (loss) on investments                                       21,904            70,594,933         (1,064)
   - Net change in unrealized appreciation or depreciation on investments          13,074            93,822,866           (558)
                                                                              ---------------  -----------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      40,012           155,129,964         (1,815)
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           782,089            56,950,822        385,931
   - Contract withdrawals and transfers to annuity reserves                       (25,184)          (82,994,050)       (34,630)
   - Contract transfers                                                            73,729             1,661,930        152,136
                                                                              ---------------  -----------------  --------------
                                                                                  830,634           (24,381,298)       503,437
   Annuity Reserves:
   - Annuity Payments                                                                  --               (20,378)            --
   - Receipt (reimbursement) of mortality guarantee adjustments                        --                   679             --
                                                                              ---------------  -----------------  --------------
                                                                                       --               (19,699)            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              830,634           (24,400,997)       503,437
                                                                              ---------------  -----------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           870,646           130,728,967        501,622
                                                                              ---------------  -----------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                                 $ 937,866      $  1,396,151,367     $  563,170
                                                                              ===============  =================  ==============





                                                                                DELAWARE VIP     DELAWARE VIP
                                                                                DIVERSIFIED      EMERGING         DELAWARE VIP
                                                                                INCOME           MARKETS          HIGH YIELD
                                                                                SERVICE CLASS    SERVICE CLASS    STANDARD CLASS
                                                                                SUBACCOUNT       SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $  1,190,826,571   $  308,378,797    $   5,252,890
Changes From Operations:
   - Net investment income (loss)                                                   17,771,940       (3,081,990)         367,361
   - Net realized gain (loss) on investments                                        47,218,645       (2,734,761)          69,605
   - Net change in unrealized appreciation or depreciation on investments            1,287,582       44,447,961          785,705
                                                                              -----------------  ---------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       66,278,167       38,631,210        1,222,671
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            120,335,823       30,061,998            2,161
   - Contract withdrawals and transfers to annuity reserves                        (99,051,371)     (23,465,956)      (1,012,258)
   - Contract transfers                                                            122,031,314       (3,613,078)       4,661,424
                                                                              -----------------  ---------------  ---------------
                                                                                   143,315,766        2,982,964        3,651,327
   Annuity Reserves:
   - Transfer from accumulation units                                                   10,270               --               --
   - Annuity Payments                                                                  (28,491)          (8,416)            (290)
   - Receipt (reimbursement) of mortality guarantee adjustments                         (3,868)             (67)              49
                                                                              -----------------  ---------------  ---------------
                                                                                       (22,089)          (8,483)            (241)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               143,293,677        2,974,481        3,651,086
                                                                              -----------------  ---------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            209,571,844       41,605,691        4,873,757
                                                                              -----------------  ---------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                  1,400,398,415      349,984,488       10,126,647
Changes From Operations:
   - Net investment income (loss)                                                    7,667,643         (671,082)         639,021
   - Net realized gain (loss) on investments                                        19,285,385        4,341,490          382,760
   - Net change in unrealized appreciation or depreciation on investments          (71,365,727)      24,441,965         (429,579)
                                                                              -----------------  ---------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      (44,412,699)      28,112,373          592,202
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            147,227,353       11,528,945            8,215
   - Contract withdrawals and transfers to annuity reserves                       (111,539,752)     (26,685,586)        (673,565)
   - Contract transfers                                                             28,910,594        3,373,486       (4,930,327)
                                                                              -----------------  ---------------  ---------------
                                                                                    64,598,195      (11,783,155)      (5,595,677)
   Annuity Reserves:
   - Annuity Payments                                                                  (25,083)          (8,917)            (314)
   - Receipt (reimbursement) of mortality guarantee adjustments                            626                8               66
                                                                              -----------------  ---------------  ---------------
                                                                                       (24,457)          (8,909)            (248)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                64,573,738      (11,792,064)      (5,595,925)
                                                                              -----------------  ---------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             20,161,039       16,320,309       (5,003,723)
                                                                              -----------------  ---------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                               $  1,420,559,454   $  366,304,797    $   5,122,924
                                                                              =================  ===============  ===============






                                                                               DELAWARE VIP
                                                                               HIGH YIELD
                                                                               SERVICE CLASS
                                                                               SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $   243,741,485
Changes From Operations:
   - Net investment income (loss)                                                  17,136,312
   - Net realized gain (loss) on investments                                        4,278,966
   - Net change in unrealized appreciation or depreciation on investments          13,772,312
                                                                              ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      35,187,590
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             2,652,079
   - Contract withdrawals and transfers to annuity reserves                       (29,037,193)
   - Contract transfers                                                            (3,539,710)
                                                                              ----------------
                                                                                  (29,924,824)
   Annuity Reserves:
   - Transfer from accumulation units                                                      --
   - Annuity Payments                                                                 (17,094)
   - Receipt (reimbursement) of mortality guarantee adjustments                        (9,042)
                                                                              ----------------
                                                                                      (26,136)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              (29,950,960)
                                                                              ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             5,236,630
                                                                              ----------------
NET ASSETS AT DECEMBER 31, 2012                                                   248,978,115
Changes From Operations:
   - Net investment income (loss)                                                  13,305,838
   - Net realized gain (loss) on investments                                        6,110,240
   - Net change in unrealized appreciation or depreciation on investments          (3,181,721)
                                                                              ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      16,234,357
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             1,664,856
   - Contract withdrawals and transfers to annuity reserves                       (28,449,137)
   - Contract transfers                                                           (13,650,778)
                                                                              ----------------
                                                                                  (40,435,059)
   Annuity Reserves:
   - Annuity Payments                                                                 (16,777)
   - Receipt (reimbursement) of mortality guarantee adjustments                           591
                                                                              ----------------
                                                                                      (16,186)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              (40,451,245)
                                                                              ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           (24,216,888)
                                                                              ----------------
NET ASSETS AT DECEMBER 31, 2013                                               $   224,761,227
                                                                              ================



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013



                                                                                              DELAWARE VIP     DELAWARE VIP
                                                                              DELAWARE VIP    LIMITED-TERM     LIMITED-TERM
                                                                              INTERNATIONAL   DIVERSIFIED      DIVERSIFIED
                                                                              VALUE EQUITY    INCOME           INCOME
                                                                              STANDARD CLASS  STANDARD CLASS   SERVICE CLASS
                                                                              SUBACCOUNT      SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                   $  222,522      $       --    $    911,377,732
Changes From Operations:
   - Net investment income (loss)                                                    2,692              89             987,037
   - Net realized gain (loss) on investments                                       (24,620)             --           9,379,110
   - Net change in unrealized appreciation or depreciation on investments           50,860            (164)            547,662
                                                                              --------------  --------------  -----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       28,932             (75)         10,913,809
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                                111          35,018         107,274,973
   - Contract withdrawals and transfers to annuity reserves                        (33,578)         (1,064)        (83,298,604)
   - Contract transfers                                                             (3,505)         43,100         152,531,699
                                                                              --------------  --------------  -----------------
                                                                                   (36,972)         77,054         176,508,068
   Annuity Reserves:
   - Transfer from accumulation units                                                   --              --                  --
   - Annuity Payments                                                                   --              --              (9,704)
   - Receipt (reimbursement) of mortality guarantee adjustments                         --              --                (713)
                                                                              --------------  --------------  -----------------
                                                                                        --              --             (10,417)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               (36,972)         77,054         176,497,651
                                                                              --------------  --------------  -----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             (8,040)         76,979         187,411,460
                                                                              --------------  --------------  -----------------
NET ASSETS AT DECEMBER 31, 2012                                                    214,482          76,979       1,098,789,192
Changes From Operations:
   - Net investment income (loss)                                                      240            (259)           (635,155)
   - Net realized gain (loss) on investments                                       (11,046)           (752)         (1,654,789)
   - Net change in unrealized appreciation or depreciation on investments           50,190          (2,363)        (27,575,156)
                                                                              --------------  --------------  -----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       39,384          (3,374)        (29,865,100)
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                                111         380,913         182,202,100
   - Contract withdrawals and transfers to annuity reserves                        (20,412)        (14,825)        (89,951,864)
   - Contract transfers                                                            (15,785)        463,119         135,199,449
                                                                              --------------  --------------  -----------------
                                                                                   (36,086)        829,207         227,449,685
   Annuity Reserves:
   - Annuity Payments                                                                   --              --             (12,821)
   - Receipt (reimbursement) of mortality guarantee adjustments                         --              --                  15
                                                                              --------------  --------------  -----------------
                                                                                        --              --             (12,806)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               (36,086)        829,207         227,436,879
                                                                              --------------  --------------  -----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                              3,298         825,833         197,571,779
                                                                              --------------  --------------  -----------------
NET ASSETS AT DECEMBER 31, 2013                                                 $  217,780      $  902,812    $  1,296,360,971
                                                                              ==============  ==============  =================


                                                                                                               DELAWARE VIP
                                                                                                               SMALL CAP
                                                                              DELAWARE         DELAWARE        VALUE
                                                                              VIP REIT         VIP REIT        STANDARD
                                                                              STANDARD CLASS   SERVICE CLASS   CLASS
                                                                              SUBACCOUNT       SUBACCOUNT      SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                  $  4,660,435   $  124,874,170   $  7,526,918
Changes From Operations:
   - Net investment income (loss)                                                     7,182         (591,851)       (60,862)
   - Net realized gain (loss) on investments                                        (63,995)        (559,526)       904,692
   - Net change in unrealized appreciation or depreciation on investments           730,412       19,474,743         30,824
                                                                              --------------  ---------------  -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       673,599       18,323,366        874,654
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                               3,122        8,988,071         24,055
   - Contract withdrawals and transfers to annuity reserves                        (730,658)     (14,769,321)      (878,796)
   - Contract transfers                                                            (232,608)      13,685,304       (436,957)
                                                                              --------------  ---------------  -------------
                                                                                   (960,144)       7,904,054     (1,291,698)
   Annuity Reserves:
   - Transfer from accumulation units                                                    --            5,327             --
   - Annuity Payments                                                               (18,050)         (35,337)        (1,090)
   - Receipt (reimbursement) of mortality guarantee adjustments                         (95)           1,764             47
                                                                              --------------  ---------------  -------------
                                                                                    (18,145)         (28,246)        (1,043)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               (978,289)       7,875,808     (1,292,741)
                                                                              --------------  ---------------  -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            (304,690)      26,199,174       (418,087)
                                                                              --------------  ---------------  -------------
NET ASSETS AT DECEMBER 31, 2012                                                   4,355,745      151,073,344      7,108,831
Changes From Operations:
   - Net investment income (loss)                                                     3,313         (582,745)       (51,330)
   - Net realized gain (loss) on investments                                         32,081        2,801,314        839,602
   - Net change in unrealized appreciation or depreciation on investments            (2,359)      (1,691,895)     1,284,911
                                                                              --------------  ---------------  -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                        33,035          526,674      2,073,183
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                              15,992        8,535,178         25,249
   - Contract withdrawals and transfers to annuity reserves                        (451,585)     (16,378,401)    (1,011,898)
   - Contract transfers                                                             325,234       (3,385,337)      (136,831)
                                                                              --------------  ---------------  -------------
                                                                                   (110,359)     (11,228,560)    (1,123,480)
   Annuity Reserves:
   - Annuity Payments                                                               (19,977)         (29,580)        (1,268)
   - Receipt (reimbursement) of mortality guarantee adjustments                         460            5,108             96
                                                                              --------------  ---------------  -------------
                                                                                    (19,517)         (24,472)        (1,172)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               (129,876)     (11,253,032)    (1,124,652)
                                                                              --------------  ---------------  -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             (96,841)     (10,726,358)       948,531
                                                                              --------------  ---------------  -------------
NET ASSETS AT DECEMBER 31, 2013                                                $  4,258,904   $  140,346,986   $  8,057,362
                                                                              ==============  ===============  =============


                                                                                               DELAWARE VIP
                                                                               DELAWARE VIP    SMID CAP         DELAWARE VIP
                                                                               SMALL CAP       GROWTH           SMID CAP
                                                                               VALUE           STANDARD         GROWTH
                                                                               SERVICE CLASS   CLASS            SERVICE CLASS
                                                                               SUBACCOUNT      SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $  323,498,204   $   8,532,844   $   115,611,592
Changes From Operations:
   - Net investment income (loss)                                                 (4,547,877)       (101,486)       (2,440,138)
   - Net realized gain (loss) on investments                                      34,967,735         821,766        11,159,358
   - Net change in unrealized appreciation or depreciation on investments          6,641,772          91,764            87,514
                                                                              ---------------  --------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     37,061,630         812,044         8,806,734
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           27,529,067          43,190        18,274,788
   - Contract withdrawals and transfers to annuity reserves                      (30,636,556)     (1,296,727)      (14,408,778)
   - Contract transfers                                                          (32,033,254)       (254,015)        3,826,089
                                                                              ---------------  --------------  ----------------
                                                                                 (35,140,743)     (1,507,552)        7,692,099
   Annuity Reserves:
   - Transfer from accumulation units                                                     --              --                --
   - Annuity Payments                                                                (15,381)         (2,153)            1,824
   - Receipt (reimbursement) of mortality guarantee adjustments                          203         (35,840)           (2,415)
                                                                              ---------------  --------------  ----------------
                                                                                     (15,178)        (37,993)             (591)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             (35,155,921)     (1,545,545)        7,691,508
                                                                              ---------------  --------------  ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            1,905,709        (733,501)       16,498,242
                                                                              ---------------  --------------  ----------------
NET ASSETS AT DECEMBER 31, 2012                                                  325,403,913       7,799,343       132,109,834
Changes From Operations:
   - Net investment income (loss)                                                 (4,052,593)       (117,902)       (2,461,174)
   - Net realized gain (loss) on investments                                      33,931,053         902,413        15,253,977
   - Net change in unrealized appreciation or depreciation on investments         64,867,532       2,022,154        35,339,747
                                                                              ---------------  --------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     94,745,992       2,806,665        48,132,550
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           10,810,499          29,925         9,644,355
   - Contract withdrawals and transfers to annuity reserves                      (33,354,379)     (1,124,117)      (15,753,085)
   - Contract transfers                                                          (24,678,018)        (79,982)       (4,196,255)
                                                                              ---------------  --------------  ----------------
                                                                                 (47,221,898)     (1,174,174)      (10,304,985)
   Annuity Reserves:
   - Annuity Payments                                                                 (4,158)         (2,701)          (11,775)
   - Receipt (reimbursement) of mortality guarantee adjustments                         (706)             46            (1,403)
                                                                              ---------------  --------------  ----------------
                                                                                      (4,864)         (2,655)          (13,178)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             (47,226,762)     (1,176,829)      (10,318,163)
                                                                              ---------------  --------------  ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           47,519,230       1,629,836        37,814,387
                                                                              ---------------  --------------  ----------------
NET ASSETS AT DECEMBER 31, 2013                                               $  372,923,143   $   9,429,179   $   169,924,221
                                                                              ===============  ==============  ================



                                                                                                DELAWARE
                                                                               DELAWARE VIP     VIP VALUE       DELAWARE
                                                                               U.S. GROWTH      STANDARD        VIP VALUE
                                                                               SERVICE CLASS    CLASS           SERVICE CLASS
                                                                               SUBACCOUNT       SUBACCOUNT      SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $  232,573,464   $  5,811,505   $  154,062,662
Changes From Operations:
   - Net investment income (loss)                                                 (3,041,360)        46,265          494,661
   - Net realized gain (loss) on investments                                      11,486,369        127,953        3,984,869
   - Net change in unrealized appreciation or depreciation on investments         24,521,265        536,788       15,708,773
                                                                              ---------------  -------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     32,966,274        711,006       20,188,303
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           20,679,017        192,987       10,769,652
   - Contract withdrawals and transfers to annuity reserves                      (16,556,917)      (632,026)     (17,078,635)
   - Contract transfers                                                            6,477,986       (328,729)      16,574,554
                                                                              ---------------  -------------  ---------------
                                                                                  10,600,086       (767,768)      10,265,571
   Annuity Reserves:
   - Transfer from accumulation units                                                     --             --            5,315
   - Annuity Payments                                                                 (1,181)        (3,826)          (3,953)
   - Receipt (reimbursement) of mortality guarantee adjustments                       (8,819)       (15,577)          (3,937)
                                                                              ---------------  -------------  ---------------
                                                                                     (10,000)       (19,403)          (2,575)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              10,590,086       (787,171)      10,262,996
                                                                              ---------------  -------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           43,556,360        (76,165)      30,451,299
                                                                              ---------------  -------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                  276,129,824      5,735,340      184,513,961
Changes From Operations:
   - Net investment income (loss)                                                 (3,160,836)        20,416         (373,735)
   - Net realized gain (loss) on investments                                      28,518,909        300,939       12,555,323
   - Net change in unrealized appreciation or depreciation on investments         62,455,438      1,465,995       46,303,024
                                                                              ---------------  -------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     87,813,511      1,787,350       58,484,612
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           15,982,014          5,489        9,109,231
   - Contract withdrawals and transfers to annuity reserves                      (19,950,756)      (607,819)     (22,376,380)
   - Contract transfers                                                          (24,564,335)       487,228       20,401,005
                                                                              ---------------  -------------  ---------------
                                                                                 (28,533,077)      (115,102)       7,133,856
   Annuity Reserves:
   - Annuity Payments                                                                   (931)        (2,510)          (9,295)
   - Receipt (reimbursement) of mortality guarantee adjustments                          446            524           (2,423)
                                                                              ---------------  -------------  ---------------
                                                                                        (485)        (1,986)         (11,718)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             (28,533,562)      (117,088)       7,122,138
                                                                              ---------------  -------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           59,279,949      1,670,262       65,606,750
                                                                              ---------------  -------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                               $  335,409,773   $  7,405,602   $  250,120,711
                                                                              ===============  =============  ===============




                                                                              DWS ALTERNATIVE
                                                                              ASSET ALLOCATION
                                                                              VIP CLASS A
                                                                              SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                    $      --
Changes From Operations:
   - Net investment income (loss)                                                      (84)
   - Net realized gain (loss) on investments                                            13
   - Net change in unrealized appreciation or depreciation on investments              826
                                                                              ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                          755
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             39,400
   - Contract withdrawals and transfers to annuity reserves                           (236)
   - Contract transfers                                                              1,259
                                                                              ----------------
                                                                                    40,423
   Annuity Reserves:
   - Transfer from accumulation units                                                   --
   - Annuity Payments                                                                   --
   - Receipt (reimbursement) of mortality guarantee adjustments                         --
                                                                              ----------------
                                                                                        --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                40,423
                                                                              ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             41,178
                                                                              ----------------
NET ASSETS AT DECEMBER 31, 2012                                                     41,178
Changes From Operations:
   - Net investment income (loss)                                                   (1,421)
   - Net realized gain (loss) on investments                                          (788)
   - Net change in unrealized appreciation or depreciation on investments            6,938
                                                                              ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                        4,729
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            323,114
   - Contract withdrawals and transfers to annuity reserves                        (19,434)
   - Contract transfers                                                            287,857
                                                                              ----------------
                                                                                   591,537
   Annuity Reserves:
   - Annuity Payments                                                                   --
   - Receipt (reimbursement) of mortality guarantee adjustments                         --
                                                                              ----------------
                                                                                        --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               591,537
                                                                              ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            596,266
                                                                              ----------------
NET ASSETS AT DECEMBER 31, 2013                                                  $ 637,444
                                                                              ================



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013



                                                                                DWS ALTERNATIVE     DWS EQUITY       DWS EQUITY
                                                                                ASSET ALLOCATION    500 INDEX        500 INDEX
                                                                                VIP CLASS B         VIP CLASS A      VIP CLASS B
                                                                                SUBACCOUNT          SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                     $  37,965,035    $   18,412,219   $   25,866,328
Changes From Operations:
   - Net investment income (loss)                                                       640,047            51,268          (45,876)
   - Net realized gain (loss) on investments                                            437,633           638,697        1,298,076
   - Net change in unrealized appreciation or depreciation on investments             1,993,716         1,837,295        2,106,581
                                                                                -----------------  ---------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                         3,071,396         2,527,260        3,358,781
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                               5,636,709           169,137           97,858
   - Contract withdrawals and transfers to annuity reserves                          (3,269,757)       (2,408,414)      (3,464,499)
   - Contract transfers                                                               5,483,680           (16,877)      (1,424,021)
                                                                                -----------------  ---------------  ---------------
                                                                                      7,850,632        (2,256,154)      (4,790,662)
   Annuity Reserves:
   - Transfer from accumulation units                                                        --                --               --
   - Annuity Payments                                                                        --            (4,788)          (3,045)
   - Receipt (reimbursement) of mortality guarantee adjustments                              --           (91,123)              52
                                                                                -----------------  ---------------  ---------------
                                                                                             --           (95,911)          (2,993)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                  7,850,632        (2,352,065)      (4,793,655)
                                                                                -----------------  ---------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                              10,922,028           175,195       (1,434,874)
                                                                                -----------------  ---------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                      48,887,063        18,587,414       24,431,454
Changes From Operations:
   - Net investment income (loss)                                                        37,117           149,304          236,805
   - Net realized gain (loss) on investments                                            163,330         4,440,301        7,384,874
   - Net change in unrealized appreciation or depreciation on investments              (700,499)         (705,958)      (3,701,998)
                                                                                -----------------  ---------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                          (500,052)        3,883,647        3,919,681
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                               3,359,508            49,292           22,862
   - Contract withdrawals and transfers to annuity reserves                          (3,953,006)       (2,226,719)      (1,808,043)
   - Contract transfers                                                               5,204,417       (12,042,451)     (26,564,769)
                                                                                -----------------  ---------------  ---------------
                                                                                      4,610,919       (14,219,878)     (28,349,950)
   Annuity Reserves:
   - Annuity Payments                                                                        --            (2,006)          (1,185)
   - Receipt (reimbursement) of mortality guarantee adjustments                              --               322               --
                                                                                -----------------  ---------------  ---------------
                                                                                             --            (1,684)          (1,185)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                  4,610,919       (14,221,562)     (28,351,135)
                                                                                -----------------  ---------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                               4,110,867       (10,337,915)     (24,431,454)
                                                                                -----------------  ---------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                                   $  52,997,930    $    8,249,499   $           --
                                                                                =================  ===============  ===============


                                                                                 DWS SMALL       DWS SMALL         FIDELITY VIP
                                                                                 CAP INDEX       CAP INDEX         CONTRAFUND
                                                                                 VIP CLASS A     VIP CLASS B       SERVICE CLASS 2
                                                                                 SUBACCOUNT      SUBACCOUNT        SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                   $   5,003,402   $   12,331,980   $     912,428,246
Changes From Operations:
   - Net investment income (loss)                                                     (33,542)        (115,167)         (5,278,177)
   - Net realized gain (loss) on investments                                           95,948          135,978           9,132,422
   - Net change in unrealized appreciation or depreciation on investments             614,507        1,578,014         124,403,825
                                                                                --------------  ---------------  ------------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                         676,913        1,598,825         128,258,070
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                                42,888           55,192          58,829,969
   - Contract withdrawals and transfers to annuity reserves                          (843,519)      (1,739,595)        (85,350,182)
   - Contract transfers                                                              (206,926)      (1,108,392)        (31,410,933)
                                                                                --------------  ---------------  ------------------
                                                                                   (1,007,557)      (2,792,795)        (57,931,146)
   Annuity Reserves:
   - Transfer from accumulation units                                                      --               --                  --
   - Annuity Payments                                                                      --           (9,623)            (29,781)
   - Receipt (reimbursement) of mortality guarantee adjustments                            --               (2)             (1,581)
                                                                                --------------  ---------------  ------------------
                                                                                           --           (9,625)            (31,362)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               (1,007,557)      (2,802,420)        (57,962,508)
                                                                                --------------  ---------------  ------------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                              (330,644)      (1,203,595)         70,295,562
                                                                                --------------  ---------------  ------------------
NET ASSETS AT DECEMBER 31, 2012                                                     4,672,758       11,128,385         982,723,808
Changes From Operations:
   - Net investment income (loss)                                                       4,255          100,343          (8,780,677)
   - Net realized gain (loss) on investments                                          444,538        2,647,871          37,609,681
   - Net change in unrealized appreciation or depreciation on investments           1,103,588         (923,878)        240,308,847
                                                                                --------------  ---------------  ------------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       1,552,381        1,824,336         269,137,851
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                                 7,428           10,525          36,550,358
   - Contract withdrawals and transfers to annuity reserves                          (567,334)        (797,687)        (91,476,318)
   - Contract transfers                                                              (348,408)     (12,165,559)        (49,078,471)
                                                                                --------------  ---------------  ------------------
                                                                                     (908,314)     (12,952,721)       (104,004,431)
   Annuity Reserves:
   - Annuity Payments                                                                      --               --             (14,509)
   - Receipt (reimbursement) of mortality guarantee adjustments                            --               --                 235
                                                                                --------------  ---------------  ------------------
                                                                                           --               --             (14,274)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                 (908,314)     (12,952,721)       (104,018,705)
                                                                                --------------  ---------------  ------------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                               644,067      (11,128,385)        165,119,146
                                                                                --------------  ---------------  ------------------
NET ASSETS AT DECEMBER 31, 2013                                                 $   5,316,825   $           --   $   1,147,842,954
                                                                                ==============  ===============  ==================


                                                                                FIDELITY VIP    FIDELITY VIP     FIDELITY VIP
                                                                                EQUITY-INCOME   EQUITY-INCOME    GROWTH
                                                                                INITIAL CLASS   SERVICE CLASS 2  INITIAL CLASS
                                                                                SUBACCOUNT      SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                   $   5,855,188   $   35,610,265   $  4,775,306
Changes From Operations:
   - Net investment income (loss)                                                     100,734          382,516        (41,365)
   - Net realized gain (loss) on investments                                          276,103        1,269,072        (13,207)
   - Net change in unrealized appreciation or depreciation on investments             503,124        3,307,947        677,110
                                                                                --------------  ---------------  -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                         879,961        4,959,535        622,538
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                               226,358          209,497         33,925
   - Contract withdrawals and transfers to annuity reserves                          (594,901)      (5,349,557)      (534,331)
   - Contract transfers                                                              (314,736)      (2,321,251)      (138,094)
                                                                                --------------  ---------------  -------------
                                                                                     (683,279)      (7,461,311)      (638,500)
   Annuity Reserves:
   - Transfer from accumulation units                                                      --               --             --
   - Annuity Payments                                                                  (1,557)         (16,874)        (1,607)
   - Receipt (reimbursement) of mortality guarantee adjustments                       (14,660)              (2)       (63,740)
                                                                                --------------  ---------------  -------------
                                                                                      (16,217)         (16,876)       (65,347)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                 (699,496)      (7,478,187)      (703,847)
                                                                                --------------  ---------------  -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                               180,465       (2,518,652)       (81,309)
                                                                                --------------  ---------------  -------------
NET ASSETS AT DECEMBER 31, 2012                                                     6,035,653       33,091,613      4,693,997
Changes From Operations:
   - Net investment income (loss)                                                     (33,572)        (213,883)       (55,724)
   - Net realized gain (loss) on investments                                          364,648        2,513,407         88,851
   - Net change in unrealized appreciation or depreciation on investments             670,085        3,132,140      1,432,453
                                                                                --------------  ---------------  -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       1,001,161        5,431,664      1,465,580
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                                 1,259           93,726         20,230
   - Contract withdrawals and transfers to annuity reserves                          (395,818)      (1,533,387)      (581,513)
   - Contract transfers                                                            (6,642,255)     (37,066,175)      (148,306)
                                                                                --------------  ---------------  -------------
                                                                                   (7,036,814)     (38,505,836)      (709,589)
   Annuity Reserves:
   - Annuity Payments                                                                      --          (17,617)          (427)
   - Receipt (reimbursement) of mortality guarantee adjustments                            --              176            159
                                                                                --------------  ---------------  -------------
                                                                                           --          (17,441)          (268)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               (7,036,814)     (38,523,277)      (709,857)
                                                                                --------------  ---------------  -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            (6,035,653)     (33,091,613)       755,723
                                                                                --------------  ---------------  -------------
NET ASSETS AT DECEMBER 31, 2013                                                 $          --   $           --   $  5,449,720
                                                                                ==============  ===============  =============


                                                                                FIDELITY VIP      FIDELITY VIP      FIDELITY VIP
                                                                                GROWTH            MID CAP           OVERSEAS
                                                                                SERVICE CLASS 2   SERVICE CLASS 2   INITIAL CLASS
                                                                                SUBACCOUNT        SUBACCOUNT        SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                   $  112,879,306   $   426,177,922   $   1,688,755
Changes From Operations:
   - Net investment income (loss)                                                   (1,486,457)       (5,953,961)          5,744
   - Net realized gain (loss) on investments                                         3,754,938        44,128,245         (76,279)
   - Net change in unrealized appreciation or depreciation on investments            9,628,049        15,875,470         353,914
                                                                                ---------------  ----------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       11,896,530        54,049,754         283,379
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                              8,208,415        39,403,156           2,191
   - Contract withdrawals and transfers to annuity reserves                         (9,905,125)      (32,858,670)       (267,619)
   - Contract transfers                                                              5,298,526        (7,615,077)        (93,780)
                                                                                ---------------  ----------------  --------------
                                                                                     3,601,816        (1,070,591)       (359,208)
   Annuity Reserves:
   - Transfer from accumulation units                                                       --                --              --
   - Annuity Payments                                                                   (4,466)          (34,040)             69
   - Receipt (reimbursement) of mortality guarantee adjustments                         (1,510)           (1,934)        (69,895)
                                                                                ---------------  ----------------  --------------
                                                                                        (5,976)          (35,974)        (69,826)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                 3,595,840        (1,106,565)       (429,034)
                                                                                ---------------  ----------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             15,492,370        52,943,189        (145,655)
                                                                                ---------------  ----------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                    128,371,676       479,121,111       1,543,100
Changes From Operations:
   - Net investment income (loss)                                                   (2,398,251)       (7,156,542)         (8,461)
   - Net realized gain (loss) on investments                                         8,704,050        84,195,429          69,867
   - Net change in unrealized appreciation or depreciation on investments           35,563,204        74,232,293         116,119
                                                                                ---------------  ----------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       41,869,003       151,271,180         177,525
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                              8,099,983        23,549,243           2,371
   - Contract withdrawals and transfers to annuity reserves                        (11,253,819)      (40,012,680)        (51,740)
   - Contract transfers                                                             (6,417,882)      (46,127,128)     (1,671,256)
                                                                                ---------------  ----------------  --------------
                                                                                    (9,571,718)      (62,590,565)     (1,720,625)
   Annuity Reserves:
   - Annuity Payments                                                                   (5,761)           (8,254)             --
   - Receipt (reimbursement) of mortality guarantee adjustments                              1              (101)             --
                                                                                ---------------  ----------------  --------------
                                                                                        (5,760)           (8,355)             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                (9,577,478)      (62,598,920)     (1,720,625)
                                                                                ---------------  ----------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             32,291,525        88,672,260      (1,543,100)
                                                                                ---------------  ----------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                                 $  160,663,201   $   567,793,371   $          --
                                                                                ===============  ================  ==============


                                                                                FIDELITY VIP
                                                                                OVERSEAS
                                                                                SERVICE CLASS 2
                                                                                SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                   $   73,555,411
Changes From Operations:
   - Net investment income (loss)                                                      (41,703)
   - Net realized gain (loss) on investments                                        (2,435,621)
   - Net change in unrealized appreciation or depreciation on investments           14,662,529
                                                                                ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       12,185,205
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                              1,075,663
   - Contract withdrawals and transfers to annuity reserves                         (8,036,013)
   - Contract transfers                                                             (8,642,448)
                                                                                ---------------
                                                                                   (15,602,798)
   Annuity Reserves:
   - Transfer from accumulation units                                                       --
   - Annuity Payments                                                                  (15,587)
   - Receipt (reimbursement) of mortality guarantee adjustments                         (5,919)
                                                                                ---------------
                                                                                       (21,506)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               (15,624,304)
                                                                                ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             (3,439,099)
                                                                                ---------------
NET ASSETS AT DECEMBER 31, 2012                                                     70,116,312
Changes From Operations:
   - Net investment income (loss)                                                     (439,883)
   - Net realized gain (loss) on investments                                         5,818,570
   - Net change in unrealized appreciation or depreciation on investments            2,438,470
                                                                                ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                        7,817,157
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                                361,343
   - Contract withdrawals and transfers to annuity reserves                         (2,930,251)
   - Contract transfers                                                            (75,349,169)
                                                                                ---------------
                                                                                   (77,918,077)
   Annuity Reserves:
   - Annuity Payments                                                                  (15,414)
   - Receipt (reimbursement) of mortality guarantee adjustments                             22
                                                                                ---------------
                                                                                       (15,392)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               (77,933,469)
                                                                                ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            (70,116,312)
                                                                                ---------------
NET ASSETS AT DECEMBER 31, 2013                                                 $           --
                                                                                ===============



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013



                                                                                                 FTVIPT
                                                                                FTVIPT           FRANKLIN          FTVIPT
                                                                                FRANKLIN         SMALL-MID         MUTUAL
                                                                                INCOME           CAP GROWTH        SHARES
                                                                                SECURITIES       SECURITIES        SECURITIES
                                                                                CLASS 2          CLASS 2           CLASS 2
                                                                                SUBACCOUNT       SUBACCOUNT        SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $  530,064,143   $    99,563,324   $  615,076,571
Changes From Operations:
   - Net investment income (loss)                                                 27,812,032        (1,663,792)       5,990,660
   - Net realized gain (loss) on investments                                        (465,253)        9,975,629        5,186,353
   - Net change in unrealized appreciation or depreciation on investments         30,905,011           327,046       71,086,582
                                                                              ---------------  ----------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     58,251,790         8,638,883       82,263,595
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           34,952,592         1,572,129       43,229,845
   - Contract withdrawals and transfers to annuity reserves                      (52,149,213)      (10,227,167)     (44,620,207)
   - Contract transfers                                                           16,217,159        (4,080,093)      18,934,561
                                                                              ---------------  ----------------  ---------------
                                                                                    (979,462)      (12,735,131)      17,544,199
   Annuity Reserves:
   - Transfer from accumulation units                                                  5,236                --               --
   - Annuity Payments                                                                 (4,905)           (2,253)         (20,831)
   - Receipt (reimbursement) of mortality guarantee adjustments                       (1,019)              490           (1,871)
                                                                              ---------------  ----------------  ---------------
                                                                                        (688)           (1,763)         (22,702)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                (980,150)      (12,736,894)      17,521,497
                                                                              ---------------  ----------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           57,271,640        (4,098,011)      99,785,092
                                                                              ---------------  ----------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                  587,335,783        95,465,313      714,861,663
Changes From Operations:
   - Net investment income (loss)                                                 28,952,647          (609,204)       6,360,506
   - Net realized gain (loss) on investments                                       5,069,443        23,061,593       25,561,425
   - Net change in unrealized appreciation or depreciation on investments         35,863,934        (7,116,865)     149,773,803
                                                                              ---------------  ----------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     69,886,024        15,335,524      181,695,734
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           32,994,337           404,972       29,636,998
   - Contract withdrawals and transfers to annuity reserves                      (56,556,195)       (3,873,392)     (50,334,772)
   - Contract transfers                                                            3,375,507      (107,331,547)     (54,546,613)
                                                                              ---------------  ----------------  ---------------
                                                                                 (20,186,351)     (110,799,967)     (75,244,387)
   Annuity Reserves:
   - Annuity Payments                                                                 (7,476)             (717)          (4,262)
   - Receipt (reimbursement) of mortality guarantee adjustments                       (2,123)               --               25
                                                                              ---------------  ----------------  ---------------
                                                                                      (9,599)             (717)          (4,237)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             (20,195,950)     (110,800,684)     (75,248,624)
                                                                              ---------------  ----------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           49,690,074       (95,465,160)     106,447,110
                                                                              ---------------  ----------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                               $  637,025,857   $           153   $  821,308,773
                                                                              ===============  ================  ===============


                                                                                                                  GOLDMAN
                                                                                FTVIPT           FTVIPT           SACHS VIT
                                                                                TEMPLETON        TEMPLETON        LARGE CAP
                                                                                GLOBAL BOND      GROWTH           VALUE
                                                                                SECURITIES       SECURITIES       SERVICE
                                                                                CLASS 2          CLASS 2          CLASS
                                                                                SUBACCOUNT       SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $   574,633,153   $  48,108,484   $   156,722,125
Changes From Operations:
   - Net investment income (loss)                                                  27,602,264         183,578           260,785
   - Net realized gain (loss) on investments                                       10,756,376      (2,257,608)        6,100,367
   - Net change in unrealized appreciation or depreciation on investments          32,450,476      10,377,900        20,158,196
                                                                              ----------------  --------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      70,809,116       8,303,870        26,519,348
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             3,426,346         195,330         1,637,385
   - Contract withdrawals and transfers to annuity reserves                       (59,102,349)     (6,585,601)       (8,060,114)
   - Contract transfers                                                           (21,556,431)     (3,279,789)      (16,453,857)
                                                                              ----------------  --------------  ----------------
                                                                                  (77,232,434)     (9,670,060)      (22,876,586)
   Annuity Reserves:
   - Transfer from accumulation units                                                      --              --                --
   - Annuity Payments                                                                  (2,016)         (7,886)               --
   - Receipt (reimbursement) of mortality guarantee adjustments                        (2,489)            270                --
                                                                              ----------------  --------------  ----------------
                                                                                       (4,505)         (7,616)               --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              (77,236,939)     (9,677,676)      (22,876,586)
                                                                              ----------------  --------------  ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            (6,427,823)     (1,373,806)        3,642,762
                                                                              ----------------  --------------  ----------------
NET ASSETS AT DECEMBER 31, 2012                                                   568,205,330      46,734,678       160,364,887
Changes From Operations:
   - Net investment income (loss)                                                  17,408,922         479,910           (33,544)
   - Net realized gain (loss) on investments                                       14,773,388       1,150,873        26,462,640
   - Net change in unrealized appreciation or depreciation on investments         (32,493,561)     10,468,756        20,221,525
                                                                              ----------------  --------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                        (311,251)     12,099,539        46,650,621
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             4,306,932         230,388         2,151,285
   - Contract withdrawals and transfers to annuity reserves                       (60,003,529)     (6,972,136)       (9,575,759)
   - Contract transfers                                                             9,379,207      (2,522,417)      (21,950,583)
                                                                              ----------------  --------------  ----------------
                                                                                  (46,317,390)     (9,264,165)      (29,375,057)
   Annuity Reserves:
   - Annuity Payments                                                                  (5,306)         (9,620)               --
   - Receipt (reimbursement) of mortality guarantee adjustments                           (73)            599                --
                                                                              ----------------  --------------  ----------------
                                                                                       (5,379)         (9,021)               --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              (46,322,769)     (9,273,186)      (29,375,057)
                                                                              ----------------  --------------  ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           (46,634,020)      2,826,353        17,275,564
                                                                              ----------------  --------------  ----------------
NET ASSETS AT DECEMBER 31, 2013                                               $   521,571,310   $  49,561,031   $   177,640,451
                                                                              ================  ==============  ================




                                                                                                                INVESCO V.I.
                                                                                              HUNTINGTON VA     AMERICAN
                                                                              HUNTINGTON VA   DIVIDEND          FRANCHISE
                                                                              BALANCED        CAPTURE           SERIES I
                                                                              SUBACCOUNT      SUBACCOUNT        SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                  $    939,589     $   317,940    $         --
Changes From Operations:
   - Net investment income (loss)                                                     4,487          31,427         (24,062)
   - Net realized gain (loss) on investments                                         19,371           6,798         (12,059)
   - Net change in unrealized appreciation or depreciation on investments            98,872          24,903         (62,489)
                                                                              --------------  ---------------  -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       122,730          63,128         (98,610)
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           1,319,509         473,657           1,640
   - Contract withdrawals and transfers to annuity reserves                        (105,254)        (24,663)       (168,455)
   - Contract transfers                                                             449,577         313,192       2,713,859
                                                                              --------------  ---------------  -------------
                                                                                  1,663,832         762,186       2,547,044
   Annuity Reserves:
   - Transfer from accumulation units                                                    --              --              --
   - Annuity Payments                                                                    --              --              --
   - Receipt (reimbursement) of mortality guarantee adjustments                          --              --              --
                                                                              --------------  ---------------  -------------
                                                                                         --              --              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              1,663,832         762,186       2,547,044
                                                                              --------------  ---------------  -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           1,786,562         825,314       2,448,434
                                                                              --------------  ---------------  -------------
NET ASSETS AT DECEMBER 31, 2012                                                   2,726,151       1,143,254       2,448,434
Changes From Operations:
   - Net investment income (loss)                                                    13,340          21,498         (26,565)
   - Net realized gain (loss) on investments                                         59,449          28,242          96,800
   - Net change in unrealized appreciation or depreciation on investments           287,085         162,295         799,424
                                                                              --------------  ---------------  -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       359,874         212,035         869,659
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                              45,313          48,655           7,558
   - Contract withdrawals and transfers to annuity reserves                        (114,297)        (57,818)       (317,010)
   - Contract transfers                                                               3,016         (14,920)       (196,797)
                                                                              --------------  ---------------  -------------
                                                                                    (65,968)        (24,083)       (506,249)
   Annuity Reserves:
   - Annuity Payments                                                                    --              --              --
   - Receipt (reimbursement) of mortality guarantee adjustments                          --              --              --
                                                                              --------------  ---------------  -------------
                                                                                         --              --              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                (65,968)        (24,083)       (506,249)
                                                                              --------------  ---------------  -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             293,906         187,952         363,410
                                                                              --------------  ---------------  -------------
NET ASSETS AT DECEMBER 31, 2013                                                $  3,020,057     $ 1,331,206    $  2,811,844
                                                                              ==============  ===============  =============




                                                                               INVESCO V.I.  INVESCO V.I.    INVESCO V.I.
                                                                               AMERICAN      CAPITAL         CAPITAL
                                                                               FRANCHISE     APPRECIATION    APPRECIATION
                                                                               SERIES II     SERIES I        SERIES II
                                                                               SUBACCOUNT    SUBACCOUNT      SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $         --   $   2,450,534   $   1,219,587
Changes From Operations:
   - Net investment income (loss)                                                  (13,101)        (12,354)         (6,955)
   - Net realized gain (loss) on investments                                       (14,483)       (130,100)            974
   - Net change in unrealized appreciation or depreciation on investments          (30,969)        504,808         183,384
                                                                              -------------  --------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      (58,553)        362,354         177,403
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             21,223           4,982             655
   - Contract withdrawals and transfers to annuity reserves                       (142,891)        (89,514)        (46,152)
   - Contract transfers                                                          1,341,039      (2,728,264)     (1,351,493)
                                                                              -------------  --------------  --------------
                                                                                 1,219,371      (2,812,796)     (1,396,990)
   Annuity Reserves:
   - Transfer from accumulation units                                                   --              --              --
   - Annuity Payments                                                                   --             (92)             --
   - Receipt (reimbursement) of mortality guarantee adjustments                         --              --              --
                                                                              -------------  --------------  --------------
                                                                                        --             (92)             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             1,219,371      (2,812,888)     (1,396,990)
                                                                              -------------  --------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          1,160,818      (2,450,534)     (1,219,587)
                                                                              -------------  --------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                  1,160,818              --              --
Changes From Operations:
   - Net investment income (loss)                                                  (17,086)             --              --
   - Net realized gain (loss) on investments                                        33,496              --              --
   - Net change in unrealized appreciation or depreciation on investments          382,367              --              --
                                                                              -------------  --------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      398,777              --              --
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                              6,528              --              --
   - Contract withdrawals and transfers to annuity reserves                       (181,781)             --              --
   - Contract transfers                                                            (34,006)             --              --
                                                                              -------------  --------------  --------------
                                                                                  (209,259)             --              --
   Annuity Reserves:
   - Annuity Payments                                                                   --              --              --
   - Receipt (reimbursement) of mortality guarantee adjustments                         --              --              --
                                                                              -------------  --------------  --------------
                                                                                        --              --              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              (209,259)             --              --
                                                                              -------------  --------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            189,518              --              --
                                                                              -------------  --------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                               $  1,350,336   $          --   $          --
                                                                              =============  ==============  ==============





                                                                               INVESCO V.I.
                                                                               CORE EQUITY
                                                                               SERIES I
                                                                               SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $  8,890,121
Changes From Operations:
   - Net investment income (loss)                                                  (46,731)
   - Net realized gain (loss) on investments                                       279,567
   - Net change in unrealized appreciation or depreciation on investments          810,845
                                                                              -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    1,043,681
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             95,109
   - Contract withdrawals and transfers to annuity reserves                     (1,397,149)
   - Contract transfers                                                           (357,850)
                                                                              -------------
                                                                                (1,659,890)
   Annuity Reserves:
   - Transfer from accumulation units                                                   --
   - Annuity Payments                                                               (1,119)
   - Receipt (reimbursement) of mortality guarantee adjustments                        491
                                                                              -------------
                                                                                      (628)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            (1,660,518)
                                                                              -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           (616,837)
                                                                              -------------
NET ASSETS AT DECEMBER 31, 2012                                                  8,273,284
Changes From Operations:
   - Net investment income (loss)                                                  (10,809)
   - Net realized gain (loss) on investments                                       420,573
   - Net change in unrealized appreciation or depreciation on investments        1,722,247
                                                                              -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    2,132,011
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             37,299
   - Contract withdrawals and transfers to annuity reserves                       (906,617)
   - Contract transfers                                                           (441,568)
                                                                              -------------
                                                                                (1,310,886)
   Annuity Reserves:
   - Annuity Payments                                                               (1,297)
   - Receipt (reimbursement) of mortality guarantee adjustments                        810
                                                                              -------------
                                                                                      (487)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            (1,311,373)
                                                                              -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            820,638
                                                                              -------------
NET ASSETS AT DECEMBER 31, 2013                                               $  9,093,922
                                                                              =============



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013




                                                                        INVESCO V.I.  INVESCO V.I.   INVESCO V.I.    JANUS ASPEN
                                                                        CORE          INTERNATIONAL  INTERNATIONAL   BALANCED
                                                                        EQUITY        GROWTH         GROWTH          SERVICE
                                                                        SERIES II     SERIES I       SERIES II       CLASS
                                                                        SUBACCOUNT    SUBACCOUNT     SUBACCOUNT      SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                           $ 2,952,470    $ 2,801,448   $  2,577,326   $  19,911,213
Changes From Operations:
   - Net investment income (loss)                                           (21,264)          (630)        (9,603)        160,785
   - Net realized gain (loss) on investments                                137,647        132,231        212,541       1,898,547
   - Net change in unrealized appreciation or depreciation on investments   195,759        234,769        102,328          36,611
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                               312,142        366,370        305,266       2,095,943
                                                                        ------------  -------------  -------------  --------------
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                       2,184            923         15,765         172,242
   - Contract withdrawals and transfers to annuity reserves                (885,626)      (292,720)      (723,962)     (3,335,804)
   - Contract transfers                                                     (61,204)       (58,594)       (90,028)     (1,243,640)
                                                                        ------------  -------------  -------------  --------------
                                                                           (944,646)      (350,391)      (798,225)     (4,407,202)
   Annuity Reserves:
   - Transfer from accumulation units                                            --             --             --              --
   - Annuity Payments                                                            --             --             --         (26,122)
   - Receipt (reimbursement) of mortality guarantee adjustments                  --             --             --             (51)
                                                                        ------------  -------------  -------------  --------------
                                                                                 --             --             --         (26,173)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                       (944,646)      (350,391)      (798,225)     (4,433,375)
                                                                        ------------  -------------  -------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                    (632,504)        15,979       (492,959)     (2,337,432)
                                                                        ------------  -------------  -------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                           2,319,966      2,817,427      2,084,367      17,573,781
Changes From Operations:
   - Net investment income (loss)                                            (9,310)        (7,478)       (12,210)        (50,955)
   - Net realized gain (loss) on investments                                147,796        215,362        106,122       1,523,595
   - Net change in unrealized appreciation or depreciation on investments   439,409        247,266        246,691       1,502,135
                                                                        ------------  -------------  -------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                               577,895        455,150        340,603       2,974,775
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                       2,491         10,705          1,743          55,259
   - Contract withdrawals and transfers to annuity reserves                (309,957)      (351,761)      (268,741)     (3,029,338)
   - Contract transfers                                                     (97,657)       (89,363)       136,997         988,794
                                                                        ------------  -------------  -------------  --------------
                                                                           (405,123)      (430,419)      (130,001)     (1,985,285)
   Annuity Reserves:
   - Annuity Payments                                                            --             --             --         (30,244)
   - Receipt (reimbursement) of mortality guarantee adjustments                  --             --             --             116
                                                                        ------------  -------------  -------------  --------------
                                                                                 --             --             --         (30,128)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                       (405,123)      (430,419)      (130,001)     (2,015,413)
                                                                        ------------  -------------  -------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     172,772         24,731        210,602         959,362
                                                                        ------------  -------------  -------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                         $ 2,492,738    $ 2,842,158   $  2,294,969   $  18,533,143
                                                                        ============  =============  =============  ==============


                                                                                        JANUS ASPEN    LVIP AMERICAN
                                                                        JANUS ASPEN     GLOBAL         BALANCED
                                                                        ENTERPRISE      RESEARCH       ALLOCATION
                                                                        SERVICE         SERVICE        STANDARD
                                                                        CLASS           CLASS          CLASS
                                                                        SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                           $   6,511,254   $  1,045,639    $        --
Changes From Operations:
   - Net investment income (loss)                                            (100,928)        (8,608)         2,592
   - Net realized gain (loss) on investments                                  628,314         13,135            128
   - Net change in unrealized appreciation or depreciation on investments     374,982        170,299          6,583
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                 902,368        174,826          9,303
                                                                        --------------  -------------  --------------
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                        32,216          2,585        100,000
   - Contract withdrawals and transfers to annuity reserves                  (934,396)      (210,312)          (526)
   - Contract transfers                                                      (722,504)        (5,391)            --
                                                                        --------------  -------------  --------------
                                                                           (1,624,684)      (213,118)        99,474
   Annuity Reserves:
   - Transfer from accumulation units                                              --             --             --
   - Annuity Payments                                                              --             --             --
   - Receipt (reimbursement) of mortality guarantee adjustments                    --             --             --
                                                                        --------------  -------------  --------------
                                                                                   --             --             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                       (1,624,684)      (213,118)        99,474
                                                                        --------------  -------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                      (722,316)       (38,292)       108,777
                                                                        --------------  -------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                             5,788,938      1,007,347        108,777
Changes From Operations:
   - Net investment income (loss)                                             (71,856)        (5,621)       123,035
   - Net realized gain (loss) on investments                                  734,294         62,906         35,090
   - Net change in unrealized appreciation or depreciation on investments     835,747        194,808        612,165
                                                                        --------------  -------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                               1,498,185        252,093        770,290
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                         6,303          5,575      7,410,669
   - Contract withdrawals and transfers to annuity reserves                  (821,232)      (225,444)       (70,448)
   - Contract transfers                                                      (650,274)       105,845        190,205
                                                                        --------------  -------------  --------------
                                                                           (1,465,203)      (114,024)     7,530,426
   Annuity Reserves:
   - Annuity Payments                                                              --           (572)            --
   - Receipt (reimbursement) of mortality guarantee adjustments                    --            326             --
                                                                        --------------  -------------  --------------
                                                                                   --           (246)            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                       (1,465,203)      (114,270)     7,530,426
                                                                        --------------  -------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        32,982        137,823      8,300,716
                                                                        --------------  -------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                         $   5,821,920   $  1,145,170    $ 8,409,493
                                                                        ==============  =============  ==============


                                                                        LVIP AMERICAN    LVIP AMERICAN    LVIP AMERICAN
                                                                        GLOBAL           GLOBAL SMALL     GROWTH
                                                                        GROWTH           CAPITALIZATION   ALLOCATION
                                                                        SERVICE          SERVICE          STANDARD
                                                                        CLASS II         CLASS II         CLASS
                                                                        SUBACCOUNT       SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                            $  33,023,222    $  34,253,853     $       --
Changes From Operations:
   - Net investment income (loss)                                             (312,581)        (311,586)         7,099
   - Net realized gain (loss) on investments                                   267,586         (244,212)           141
   - Net change in unrealized appreciation or depreciation on investments    7,774,419        6,723,336          8,826
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                7,729,424        6,167,538         16,066
                                                                        ---------------  ---------------  --------------
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                     11,047,881        9,632,908        300,000
   - Contract withdrawals and transfers to annuity reserves                 (1,992,952)      (1,768,871)        (2,363)
   - Contract transfers                                                      2,379,094        2,685,918             --
                                                                        ---------------  ---------------  --------------
                                                                            11,434,023       10,549,955        297,637
   Annuity Reserves:
   - Transfer from accumulation units                                               --               --             --
   - Annuity Payments                                                               --               --             --
   - Receipt (reimbursement) of mortality guarantee adjustments                     --               --             --
                                                                        ---------------  ---------------  --------------
                                                                                    --               --             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                        11,434,023       10,549,955        297,637
                                                                        ---------------  ---------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     19,163,447       16,717,493        313,703
                                                                        ---------------  ---------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                             52,186,669       50,971,346        313,703
Changes From Operations:
   - Net investment income (loss)                                             (480,210)        (841,777)         8,782
   - Net realized gain (loss) on investments                                 1,895,411        1,457,514          2,997
   - Net change in unrealized appreciation or depreciation on investments   13,439,102       12,461,992         59,049
                                                                        ---------------  ---------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                               14,854,303       13,077,729         70,828
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                     11,878,479        5,980,286        232,536
   - Contract withdrawals and transfers to annuity reserves                 (2,537,166)      (2,210,920)        (4,509)
   - Contract transfers                                                     (1,704,123)      (1,866,223)        39,237
                                                                        ---------------  ---------------  --------------
                                                                             7,637,190        1,903,143        267,264
   Annuity Reserves:
   - Annuity Payments                                                               --               --             --
   - Receipt (reimbursement) of mortality guarantee adjustments                     --               --             --
                                                                        ---------------  ---------------  --------------
                                                                                    --               --             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                         7,637,190        1,903,143        267,264
                                                                        ---------------  ---------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     22,491,493       14,980,872        338,092
                                                                        ---------------  ---------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                          $  74,678,162    $  65,952,218     $  651,795
                                                                        ===============  ===============  ==============


                                                                                                           LVIP AMERICAN
                                                                        LVIP AMERICAN    LVIP AMERICAN     INCOME
                                                                        GROWTH           GROWTH-INCOME     ALLOCATION
                                                                        SERVICE          SERVICE           STANDARD
                                                                        CLASS II         CLASS II          CLASS
                                                                        SUBACCOUNT       SUBACCOUNT        SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                           $  133,305,045    $  100,295,861       $    --
Changes From Operations:
   - Net investment income (loss)                                           (2,851,241)         (755,473)           --
   - Net realized gain (loss) on investments                                 1,738,899         1,330,655            --
   - Net change in unrealized appreciation or depreciation on investments   24,880,051        17,442,364            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                               23,767,709        18,017,546            --
                                                                        ---------------  ----------------  --------------
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                     54,032,270        39,256,242            --
   - Contract withdrawals and transfers to annuity reserves                 (6,919,792)       (5,216,594)           --
   - Contract transfers                                                       (623,432)        9,365,743            --
                                                                        ---------------  ----------------  --------------
                                                                            46,489,046        43,405,391            --
   Annuity Reserves:
   - Transfer from accumulation units                                               --                --            --
   - Annuity Payments                                                             (449)               --            --
   - Receipt (reimbursement) of mortality guarantee adjustments                   (322)               --            --
                                                                        ---------------  ----------------  --------------
                                                                                  (771)               --            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                        46,488,275        43,405,391            --
                                                                        ---------------  ----------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     70,255,984        61,422,937            --
                                                                        ---------------  ----------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                            203,561,029       161,718,798            --
Changes From Operations:
   - Net investment income (loss)                                           (2,648,063)       (1,259,913)           25
   - Net realized gain (loss) on investments                                 6,632,918         6,517,008             2
   - Net change in unrealized appreciation or depreciation on investments   53,074,467        45,503,364            29
                                                                        ---------------  ----------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                               57,059,322        50,760,459            56
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                     31,789,337        24,447,312         1,286
   - Contract withdrawals and transfers to annuity reserves                (10,270,571)       (8,299,940)           (3)
   - Contract transfers                                                    (13,724,211)       (8,129,772)            5
                                                                        ---------------  ----------------  --------------
                                                                             7,794,555         8,017,600         1,288
   Annuity Reserves:
   - Annuity Payments                                                             (937)               --            --
   - Receipt (reimbursement) of mortality guarantee adjustments                   (585)               --            --
                                                                        ---------------  ----------------  --------------
                                                                                (1,522)               --            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                         7,793,033         8,017,600         1,288
                                                                        ---------------  ----------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                     64,852,355        58,778,059         1,344
                                                                        ---------------  ----------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                         $  268,413,384    $  220,496,857       $ 1,344
                                                                        ===============  ================  ==============



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013





                                                                                                             LVIP
                                                                            LVIP AMERICAN    LVIP AMERICAN   BARON
                                                                            INTERNATIONAL    PRESERVATION    GROWTH
                                                                            SERVICE          STANDARD        OPPORTUNITIES
                                                                            CLASS II         CLASS           SERVICE CLASS
                                                                            SUBACCOUNT       SUBACCOUNT      SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                               $   71,931,847     $      --    $   99,455,460
Changes From Operations:
   - Net investment income (loss)                                                  808,696            --          (532,111)
   - Net realized gain (loss) on investments                                      (171,341)           --        10,296,446
   - Net change in unrealized appreciation or depreciation on investments       12,853,589            --         7,237,475
                                                                            ---------------  -------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   13,490,944            --        17,001,810
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                         25,340,020            --         9,645,202
   - Contract withdrawals and transfers to annuity reserves                     (3,832,065)           --        (8,026,801)
   - Contract transfers                                                          5,544,776            --         3,676,084
                                                                            ---------------  -------------  ---------------
                                                                                27,052,731            --         5,294,485
   Annuity Reserves:
   - Transfer from accumulation units                                                   --            --                --
   - Annuity Payments                                                                   --            --              (844)
   - Receipt (reimbursement) of mortality guarantee adjustments                         --            --                28
                                                                            ---------------  -------------  ---------------
                                                                                        --            --              (816)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            27,052,731            --         5,293,669
                                                                            ---------------  -------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         40,543,675            --        22,295,479
                                                                            ---------------  -------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                112,475,522            --       121,750,939
Changes From Operations:
   - Net investment income (loss)                                                 (869,466)        1,872        (1,907,363)
   - Net realized gain (loss) on investments                                     2,476,772           171        22,638,315
   - Net change in unrealized appreciation or depreciation on investments       20,371,692        (3,145)       27,709,947
                                                                            ---------------  -------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   21,978,998        (1,102)       48,440,899
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                         14,224,754       224,260        12,803,605
   - Contract withdrawals and transfers to annuity reserves                     (5,665,798)       (4,799)      (12,205,006)
   - Contract transfers                                                         (6,316,092)       (3,817)       13,765,691
                                                                            ---------------  -------------  ---------------
                                                                                 2,242,864       215,644        14,364,290
   Annuity Reserves:
   - Annuity Payments                                                                   --            --            (1,999)
   - Receipt (reimbursement) of mortality guarantee adjustments                         --            --            (1,637)
                                                                            ---------------  -------------  ---------------
                                                                                        --            --            (3,636)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             2,242,864       215,644        14,360,654
                                                                            ---------------  -------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         24,221,862       214,542        62,801,553
                                                                            ---------------  -------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                             $  136,697,384     $ 214,542    $  184,552,492
                                                                            ===============  =============  ===============



                                                                            LVIP           LVIP           LVIP
                                                                            BLACKROCK      BLACKROCK      BLACKROCK
                                                                            EMERGING       EMERGING       EQUITY
                                                                            MARKETS        MARKETS        DIVIDEND
                                                                            RPM STANDARD   RPM SERVICE    RPM STANDARD
                                                                            CLASS          CLASS          CLASS
                                                                            SUBACCOUNT     SUBACCOUNT     SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                  $     --    $         --     $      --
Changes From Operations:
   - Net investment income (loss)                                                    --          36,387            --
   - Net realized gain (loss) on investments                                         --            (188)           --
   - Net change in unrealized appreciation or depreciation on investments            --         262,378            --
                                                                            -------------  -------------  -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                        --         298,577            --
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                              --       5,821,635            --
   - Contract withdrawals and transfers to annuity reserves                          --          (9,212)           --
   - Contract transfers                                                              --       1,203,827            --
                                                                            -------------  -------------  -------------
                                                                                     --       7,016,250            --
   Annuity Reserves:
   - Transfer from accumulation units                                                --              --            --
   - Annuity Payments                                                                --              --            --
   - Receipt (reimbursement) of mortality guarantee adjustments                      --              --            --
                                                                            -------------  -------------  -------------
                                                                                     --              --            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                 --       7,016,250            --
                                                                            -------------  -------------  -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                              --       7,314,827            --
                                                                            -------------  -------------  -------------
NET ASSETS AT DECEMBER 31, 2012                                                      --       7,314,827            --
Changes From Operations:
   - Net investment income (loss)                                                   326        (313,486)        1,365
   - Net realized gain (loss) on investments                                        (33)       (191,636)            3
   - Net change in unrealized appreciation or depreciation on investments        (1,385)     (1,638,933)        1,717
                                                                            -------------  -------------  -------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    (1,092)     (2,144,055)        3,085
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          65,930      56,139,068        98,436
   - Contract withdrawals and transfers to annuity reserves                        (365)     (1,325,666)         (545)
   - Contract transfers                                                          (1,096)     31,084,619            --
                                                                            -------------  -------------  -------------
                                                                                 64,469      85,898,021        97,891
   Annuity Reserves:
   - Annuity Payments                                                                --              --            --
   - Receipt (reimbursement) of mortality guarantee adjustments                      --              --            --
                                                                            -------------  -------------  -------------
                                                                                     --              --            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             64,469      85,898,021        97,891
                                                                            -------------  -------------  -------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          63,377      83,753,966       100,976
                                                                            -------------  -------------  -------------
NET ASSETS AT DECEMBER 31, 2013                                                $ 63,377    $ 91,068,793     $ 100,976
                                                                            =============  =============  =============


                                                                                             LVIP           LVIP
                                                                             LVIP            BLACKROCK      BLACKROCK
                                                                             BLACKROCK       GLOBAL         GLOBAL
                                                                             EQUITY          ALLOCATION     ALLOCATION
                                                                             DIVIDEND        V.I. RPM       V.I. RPM
                                                                             RPM SERVICE     STANDARD       SERVICE
                                                                             CLASS           CLASS          CLASS
                                                                             SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                               $   31,584,371    $      --   $           --
Changes From Operations:
   - Net investment income (loss)                                                 (430,230)          --               --
   - Net realized gain (loss) on investments                                       755,133           --               --
   - Net change in unrealized appreciation or depreciation on investments        4,546,632           --               --
                                                                            ---------------  -----------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    4,871,535           --               --
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                         21,667,248           --               --
   - Contract withdrawals and transfers to annuity reserves                     (3,046,244)          --               --
   - Contract transfers                                                         10,920,157           --               --
                                                                            ---------------  -----------  ---------------
                                                                                29,541,161           --               --
   Annuity Reserves:
   - Transfer from accumulation units                                                   --           --               --
   - Annuity Payments                                                                   --           --               --
   - Receipt (reimbursement) of mortality guarantee adjustments                         --           --               --
                                                                            ---------------  -----------  ---------------
                                                                                        --           --               --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            29,541,161           --               --
                                                                            ---------------  -----------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         34,412,696           --               --
                                                                            ---------------  -----------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                 65,997,067           --               --
Changes From Operations:
   - Net investment income (loss)                                                  648,305         (423)      (1,451,804)
   - Net realized gain (loss) on investments                                     1,826,190          426          619,308
   - Net change in unrealized appreciation or depreciation on investments       23,325,594        5,907       12,735,871
                                                                            ---------------  -----------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   25,800,089        5,910       11,903,375
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                        146,965,474      249,242      200,424,300
   - Contract withdrawals and transfers to annuity reserves                     (7,598,324)        (381)      (3,620,951)
   - Contract transfers                                                         76,372,338       25,034      103,195,911
                                                                            ---------------  -----------  ---------------
                                                                               215,739,488      273,895      299,999,260
   Annuity Reserves:
   - Annuity Payments                                                                   --           --             (245)
   - Receipt (reimbursement) of mortality guarantee adjustments                         --           --             (585)
                                                                            ---------------  -----------  ---------------
                                                                                        --           --             (830)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           215,739,488      273,895      299,998,430
                                                                            ---------------  -----------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        241,539,577      279,805      311,901,805
                                                                            ---------------  -----------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                             $  307,536,644    $ 279,805   $  311,901,805
                                                                            ===============  ===========  ===============


                                                                            LVIP           LVIP
                                                                            BLACKROCK      BLACKROCK
                                                                            INFLATION      INFLATION        LVIP
                                                                            PROTECTED      PROTECTED        CAPITAL
                                                                            BOND           BOND             GROWTH
                                                                            STANDARD       SERVICE          SERVICE
                                                                            CLASS          CLASS            CLASS
                                                                            SUBACCOUNT     SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $      --   $  228,952,130   $  198,333,052
Changes From Operations:
   - Net investment income (loss)                                               (1,974)      (5,316,516)      (2,640,066)
   - Net realized gain (loss) on investments                                     4,883       10,067,338        5,895,922
   - Net change in unrealized appreciation or depreciation on investments        1,910        7,668,904       33,984,141
                                                                            -----------  ---------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    4,819       12,419,726       37,239,997
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                        299,648       75,201,165       18,573,032
   - Contract withdrawals and transfers to annuity reserves                     (6,090)     (27,906,924)     (14,254,869)
   - Contract transfers                                                         36,203       82,268,164       31,428,178
                                                                            -----------  ---------------  ---------------
                                                                               329,761      129,562,405       35,746,341
   Annuity Reserves:
   - Transfer from accumulation units                                               --               --               --
   - Annuity Payments                                                               --             (774)              --
   - Receipt (reimbursement) of mortality guarantee adjustments                     --           (1,476)              --
                                                                            -----------  ---------------  ---------------
                                                                                    --           (2,250)              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           329,761      129,560,155       35,746,341
                                                                            -----------  ---------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        334,580      141,979,881       72,986,338
                                                                            -----------  ---------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                334,580      370,932,011      271,319,390
Changes From Operations:
   - Net investment income (loss)                                               (1,809)      (8,259,573)      (2,975,376)
   - Net realized gain (loss) on investments                                    (1,231)      14,002,160       14,041,430
   - Net change in unrealized appreciation or depreciation on investments      (34,956)     (80,174,710)      76,015,886
                                                                            -----------  ---------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                  (37,996)     (74,432,123)      87,081,940
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                        274,549       99,690,152       12,853,855
   - Contract withdrawals and transfers to annuity reserves                    (33,176)     (50,035,076)     (17,152,913)
   - Contract transfers                                                        (80,272)     407,639,928      (31,060,732)
                                                                            -----------  ---------------  ---------------
                                                                               161,101      457,295,004      (35,359,790)
   Annuity Reserves:
   - Annuity Payments                                                               --           (8,914)              --
   - Receipt (reimbursement) of mortality guarantee adjustments                     --              501               --
                                                                            -----------  ---------------  ---------------
                                                                                    --           (8,413)              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           161,101      457,286,591      (35,359,790)
                                                                            -----------  ---------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        123,105      382,854,468       51,722,150
                                                                            -----------  ---------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                              $ 457,685   $  753,786,479   $  323,041,540
                                                                            ===========  ===============  ===============


                                                                              LVIP
                                                                              CLARION
                                                                              GLOBAL
                                                                              REAL
                                                                              ESTATE
                                                                              SERVICE
                                                                              CLASS
                                                                              SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                               $   79,776,963
Changes From Operations:
   - Net investment income (loss)                                               (1,528,361)
   - Net realized gain (loss) on investments                                     2,583,426
   - Net change in unrealized appreciation or depreciation on investments       16,792,029
                                                                            ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   17,847,094
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          7,799,982
   - Contract withdrawals and transfers to annuity reserves                     (6,757,247)
   - Contract transfers                                                         (2,928,216)
                                                                            ---------------
                                                                                (1,885,481)
   Annuity Reserves:
   - Transfer from accumulation units                                                   --
   - Annuity Payments                                                               (2,543)
   - Receipt (reimbursement) of mortality guarantee adjustments                        (32)
                                                                            ---------------
                                                                                    (2,575)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            (1,888,056)
                                                                            ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         15,959,038
                                                                            ---------------
NET ASSETS AT DECEMBER 31, 2012                                                 95,736,001
Changes From Operations:
   - Net investment income (loss)                                               (1,676,921)
   - Net realized gain (loss) on investments                                     4,071,668
   - Net change in unrealized appreciation or depreciation on investments       (1,062,040)
                                                                            ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    1,332,707
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          5,684,394
   - Contract withdrawals and transfers to annuity reserves                     (7,748,240)
   - Contract transfers                                                          6,069,509
                                                                            ---------------
                                                                                 4,005,663
   Annuity Reserves:
   - Annuity Payments                                                               (3,048)
   - Receipt (reimbursement) of mortality guarantee adjustments                          3
                                                                            ---------------
                                                                                    (3,045)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             4,002,618
                                                                            ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          5,335,325
                                                                            ---------------
NET ASSETS AT DECEMBER 31, 2013                                             $  101,071,326
                                                                            ===============



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013




                                                                              LVIP COLUMBIA
                                                                              SMALL-MID CAP    LVIP DELAWARE     LVIP DELAWARE
                                                                              GROWTH RPM       BOND              BOND
                                                                              SERVICE CLASS    STANDARD CLASS    SERVICE CLASS
                                                                              SUBACCOUNT       SUBACCOUNT        SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $   34,168,087   $  174,089,656   $  1,917,256,346
Changes From Operations:
   - Net investment income (loss)                                                   (634,512)         392,296          8,288,553
   - Net realized gain (loss) on investments                                         346,435        6,896,112         65,115,606
   - Net change in unrealized appreciation or depreciation on investments          1,790,828          626,259         27,100,605
                                                                              ---------------  ---------------  -----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      1,502,751        7,914,667        100,504,764
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            9,827,387        1,482,147        237,026,426
   - Contract withdrawals and transfers to annuity reserves                       (3,054,256)     (27,474,359)      (168,618,568)
   - Contract transfers                                                           (1,739,683)      (3,573,358)       244,085,923
                                                                              ---------------  ---------------  -----------------
                                                                                   5,033,448      (29,565,570)       312,493,781
   Annuity Reserves:
   - Transfer from accumulation units                                                     --               --                 --
   - Annuity Payments                                                                     --          (38,673)           (68,081)
   - Receipt (reimbursement) of mortality guarantee adjustments                           --            3,313            (78,224)
                                                                              ---------------  ---------------  -----------------
                                                                                          --          (35,360)          (146,305)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               5,033,448      (29,600,930)       312,347,476
                                                                              ---------------  ---------------  -----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            6,536,199      (21,686,263)       412,852,240
                                                                              ---------------  ---------------  -----------------
NET ASSETS AT DECEMBER 31, 2012                                                   40,704,286      152,403,393      2,330,108,586
Changes From Operations:
   - Net investment income (loss)                                                 (1,536,639)           8,907          3,882,541
   - Net realized gain (loss) on investments                                       2,821,456        3,150,860         32,093,057
   - Net change in unrealized appreciation or depreciation on investments         16,529,524       (8,653,943)      (132,192,644)
                                                                              ---------------  ---------------  -----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     17,814,341       (5,494,176)       (96,217,046)
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           75,726,454          531,167        205,649,084
   - Contract withdrawals and transfers to annuity reserves                       (4,020,827)     (18,445,003)      (173,420,899)
   - Contract transfers                                                           38,500,619       (7,212,985)       180,140,043
                                                                              ---------------  ---------------  -----------------
                                                                                 110,206,246      (25,126,821)       212,368,228
   Annuity Reserves:
   - Annuity Payments                                                                   (226)         (34,983)           (60,934)
   - Receipt (reimbursement) of mortality guarantee adjustments                           --            5,369                385
                                                                              ---------------  ---------------  -----------------
                                                                                        (226)         (29,614)           (60,549)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             110,206,020      (25,156,435)       212,307,679
                                                                              ---------------  ---------------  -----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          128,020,361      (30,650,611)       116,090,633
                                                                              ---------------  ---------------  -----------------
NET ASSETS AT DECEMBER 31, 2013                                               $  168,724,647   $  121,752,782   $  2,446,199,219
                                                                              ===============  ===============  =================


                                                                                                               LVIP DELAWARE
                                                                              LVIP DELAWARE   LVIP DELAWARE    FOUNDATION
                                                                              DIVERSIFIED     DIVERSIFIED      AGGRESSIVE
                                                                              FLOATING RATE   FLOATING RATE    ALLOCATION
                                                                              STANDARD CLASS  SERVICE CLASS    STANDARD CLASS
                                                                              SUBACCOUNT      SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                    $      --    $  129,180,469    $ 10,388,706
Changes From Operations:
   - Net investment income (loss)                                                      347          (559,629)        (10,724)
   - Net realized gain (loss) on investments                                             4           (74,630)        (71,413)
   - Net change in unrealized appreciation or depreciation on investments              (61)        3,851,855       1,162,480
                                                                              --------------  ---------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                          290         3,217,596       1,080,343
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             23,221        38,581,940          19,197
   - Contract withdrawals and transfers to annuity reserves                           (647)      (11,211,250)     (2,012,221)
   - Contract transfers                                                             21,391        38,209,045        (518,112)
                                                                              --------------  ---------------  ---------------
                                                                                    43,965        65,579,735      (2,511,136)
   Annuity Reserves:
   - Transfer from accumulation units                                                   --                --              --
   - Annuity Payments                                                                   --            (6,042)         (3,314)
   - Receipt (reimbursement) of mortality guarantee adjustments                         --              (348)           (195)
                                                                              --------------  ---------------  ---------------
                                                                                        --            (6,390)         (3,509)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                43,965        65,573,345      (2,514,645)
                                                                              --------------  ---------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             44,255        68,790,941      (1,434,302)
                                                                              --------------  ---------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                     44,255       197,971,410       8,954,404
Changes From Operations:
   - Net investment income (loss)                                                    2,631        (3,496,682)        (29,054)
   - Net realized gain (loss) on investments                                           (24)           65,836         259,306
   - Net change in unrealized appreciation or depreciation on investments           (2,662)         (478,554)      1,198,972
                                                                              --------------  ---------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                          (55)       (3,909,400)      1,429,224
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            650,977       157,413,496          18,067
   - Contract withdrawals and transfers to annuity reserves                        (17,344)      (25,496,630)     (1,478,072)
   - Contract transfers                                                            310,703       345,209,308        (939,781)
                                                                              --------------  ---------------  ---------------
                                                                                   944,336       477,126,174      (2,399,786)
   Annuity Reserves:
   - Annuity Payments                                                                   --            (8,840)         (3,549)
   - Receipt (reimbursement) of mortality guarantee adjustments                         --                 1              23
                                                                              --------------  ---------------  ---------------
                                                                                        --            (8,839)         (3,526)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               944,336       477,117,335      (2,403,312)
                                                                              --------------  ---------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            944,281       473,207,935        (974,088)
                                                                              --------------  ---------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                                  $ 988,536    $  671,179,345    $  7,980,316
                                                                              ==============  ===============  ===============


                                                                              LVIP DELAWARE
                                                                              FOUNDATION       LVIP DELAWARE   LVIP DELAWARE
                                                                              AGGRESSIVE       GROWTH          SOCIAL
                                                                              ALLOCATION       AND INCOME      AWARENESS
                                                                              SERVICE CLASS    SERVICE CLASS   STANDARD CLASS
                                                                              SUBACCOUNT       SUBACCOUNT      SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                  $ 23,106,109    $  36,014,898   $   9,729,522
Changes From Operations:
   - Net investment income (loss)                                                   (65,263)        (348,037)        (84,488)
   - Net realized gain (loss) on investments                                        (15,726)       1,753,676       1,034,272
   - Net change in unrealized appreciation or depreciation on investments         2,468,288        3,431,113         280,846
                                                                              ---------------  --------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     2,387,299        4,836,752       1,230,630
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             120,565          565,304          58,355
   - Contract withdrawals and transfers to annuity reserves                      (2,562,752)      (2,787,362)     (1,177,717)
   - Contract transfers                                                          (1,776,878)      (2,579,491)       (764,516)
                                                                              ---------------  --------------  --------------
                                                                                 (4,219,065)      (4,801,549)     (1,883,878)
   Annuity Reserves:
   - Transfer from accumulation units                                                    --               --              --
   - Annuity Payments                                                                    --               --          (6,013)
   - Receipt (reimbursement) of mortality guarantee adjustments                          --               --             (33)
                                                                              ---------------  --------------  --------------
                                                                                         --               --          (6,046)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             (4,219,065)      (4,801,549)     (1,889,924)
                                                                              ---------------  --------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          (1,831,766)          35,203        (659,294)
                                                                              ---------------  --------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                  21,274,343       36,050,101       9,070,228
Changes From Operations:
   - Net investment income (loss)                                                  (103,636)         (81,169)        (39,867)
   - Net realized gain (loss) on investments                                        879,254        3,279,352         955,936
   - Net change in unrealized appreciation or depreciation on investments         2,767,603        7,578,017       1,796,250
                                                                              ---------------  --------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     3,543,221       10,776,200       2,712,319
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                              67,615          267,140          51,764
   - Contract withdrawals and transfers to annuity reserves                      (2,670,573)      (2,467,799)     (1,603,970)
   - Contract transfers                                                            (492,123)         855,895        (428,442)
                                                                              ---------------  --------------  --------------
                                                                                 (3,095,081)      (1,344,764)     (1,980,648)
   Annuity Reserves:
   - Annuity Payments                                                                    --               --          (7,082)
   - Receipt (reimbursement) of mortality guarantee adjustments                          --               --               5
                                                                              ---------------  --------------  --------------
                                                                                         --               --          (7,077)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             (3,095,081)      (1,344,764)     (1,987,725)
                                                                              ---------------  --------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             448,140        9,431,436         724,594
                                                                              ---------------  --------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                                $ 21,722,483    $  45,481,537   $   9,794,822
                                                                              ===============  ==============  ==============


                                                                                                              LVIP
                                                                              LVIP DELAWARE   LVIP DELAWARE   DIMENSIONAL
                                                                              SOCIAL          SPECIAL         NON-U.S. EQUITY
                                                                              AWARENESS       OPPORTUNITIES   RPM
                                                                              SERVICE CLASS   SERVICE CLASS   STANDARD CLASS
                                                                              SUBACCOUNT      SUBACCOUNT      SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $  44,160,362   $  38,587,554     $    94,696
Changes From Operations:
   - Net investment income (loss)                                                  (545,889)       (495,278)         14,476
   - Net realized gain (loss) on investments                                      4,318,454       4,497,606           4,017
   - Net change in unrealized appreciation or depreciation on investments         1,819,329         662,882          93,169
                                                                              --------------  --------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     5,591,894       4,665,210         111,662
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           2,519,207       5,362,725         648,973
   - Contract withdrawals and transfers to annuity reserves                      (5,230,344)     (2,676,674)         (5,301)
   - Contract transfers                                                          (1,922,174)     (7,991,000)        (15,540)
                                                                              --------------  --------------  ----------------
                                                                                 (4,633,311)     (5,304,949)        628,132
   Annuity Reserves:
   - Transfer from accumulation units                                                    --              --              --
   - Annuity Payments                                                                  (894)           (395)             --
   - Receipt (reimbursement) of mortality guarantee adjustments                     (19,391)           (743)             --
                                                                              --------------  --------------  ----------------
                                                                                    (20,285)         (1,138)             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             (4,653,596)     (5,306,087)        628,132
                                                                              --------------  --------------  ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             938,298        (640,877)        739,794
                                                                              --------------  --------------  ----------------
NET ASSETS AT DECEMBER 31, 2012                                                  45,098,660      37,946,677         834,490
Changes From Operations:
   - Net investment income (loss)                                                  (333,697)       (391,453)         21,970
   - Net realized gain (loss) on investments                                      4,010,559       5,256,765          11,612
   - Net change in unrealized appreciation or depreciation on investments        11,235,370       7,405,013         116,365
                                                                              --------------  --------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    14,912,232      12,270,325         149,947
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           2,723,243       3,456,953         790,045
   - Contract withdrawals and transfers to annuity reserves                      (6,078,629)     (3,339,658)        (22,038)
   - Contract transfers                                                           4,562,932         460,098         (34,327)
                                                                              --------------  --------------  ----------------
                                                                                  1,207,546         577,393         733,680
   Annuity Reserves:
   - Annuity Payments                                                                    --            (911)             --
   - Receipt (reimbursement) of mortality guarantee adjustments                          --              11              --
                                                                              --------------  --------------  ----------------
                                                                                         --            (900)             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              1,207,546         576,493         733,680
                                                                              --------------  --------------  ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          16,119,778      12,846,818         883,627
                                                                              --------------  --------------  ----------------
NET ASSETS AT DECEMBER 31, 2013                                               $  61,218,438   $  50,793,495     $ 1,718,117
                                                                              ==============  ==============  ================


                                                                              LVIP
                                                                              DIMENSIONAL
                                                                              NON-U.S. EQUITY
                                                                              RPM
                                                                              SERVICE CLASS
                                                                              SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                  $  14,040,113
Changes From Operations:
   - Net investment income (loss)                                                    196,234
   - Net realized gain (loss) on investments                                         181,534
   - Net change in unrealized appreciation or depreciation on investments          2,935,974
                                                                              ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      3,313,742
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            7,110,173
   - Contract withdrawals and transfers to annuity reserves                       (1,124,338)
   - Contract transfers                                                            5,057,836
                                                                              ----------------
                                                                                  11,043,671
   Annuity Reserves:
   - Transfer from accumulation units                                                     --
   - Annuity Payments                                                                     --
   - Receipt (reimbursement) of mortality guarantee adjustments                           --
                                                                              ----------------
                                                                                          --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              11,043,671
                                                                              ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           14,357,413
                                                                              ----------------
NET ASSETS AT DECEMBER 31, 2012                                                   28,397,526
Changes From Operations:
   - Net investment income (loss)                                                    528,203
   - Net realized gain (loss) on investments                                         715,439
   - Net change in unrealized appreciation or depreciation on investments          5,220,672
                                                                              ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      6,464,314
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           22,050,916
   - Contract withdrawals and transfers to annuity reserves                       (2,803,898)
   - Contract transfers                                                           42,706,021
                                                                              ----------------
                                                                                  61,953,039
   Annuity Reserves:
   - Annuity Payments                                                                     --
   - Receipt (reimbursement) of mortality guarantee adjustments                           --
                                                                              ----------------
                                                                                          --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              61,953,039
                                                                              ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           68,417,353
                                                                              ----------------
NET ASSETS AT DECEMBER 31, 2013                                                $  96,814,879
                                                                              ================



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013




                                                                              LVIP             LVIP             LVIP
                                                                              DIMENSIONAL      DIMENSIONAL      DIMENSIONAL/
                                                                              U.S. EQUITY      U.S. EQUITY      VANGUARD
                                                                              RPM              RPM              TOTAL BOND
                                                                              STANDARD CLASS   SERVICE CLASS    STANDARD CLASS
                                                                              SUBACCOUNT       SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                  $     83,740   $    24,262,709    $     92,396
Changes From Operations:
   - Net investment income (loss)                                                     5,106          (276,201)          9,596
   - Net realized gain (loss) on investments                                          1,868           725,492           3,080
   - Net change in unrealized appreciation or depreciation on investments            76,277         4,319,648            (253)
                                                                              --------------  ----------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                        83,251         4,768,939          12,423
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             748,991        11,630,320         926,219
   - Contract withdrawals and transfers to annuity reserves                          (5,273)       (2,306,599)         (5,404)
   - Contract transfers                                                              (4,243)       10,546,046         (26,358)
                                                                              --------------  ----------------  --------------
                                                                                    739,475        19,869,767         894,457
   Annuity Reserves:
   - Transfer from accumulation units                                                    --                --              --
   - Annuity Payments                                                                    --                --              --
   - Receipt (reimbursement) of mortality guarantee adjustments                          --                --              --
                                                                              --------------  ----------------  --------------
                                                                                         --                --              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                739,475        19,869,767         894,457
                                                                              --------------  ----------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             822,726        24,638,706         906,880
                                                                              --------------  ----------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                     906,466        48,901,415         999,276
Changes From Operations:
   - Net investment income (loss)                                                    12,404          (461,878)         18,433
   - Net realized gain (loss) on investments                                         39,796         3,065,029             322
   - Net change in unrealized appreciation or depreciation on investments           268,255        18,169,149         (72,755)
                                                                              --------------  ----------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       320,455        20,772,300         (54,000)
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           1,250,463        39,958,654       1,265,056
   - Contract withdrawals and transfers to annuity reserves                         (47,726)       (5,080,017)        (80,119)
   - Contract transfers                                                            (140,153)       61,482,450         159,215
                                                                              --------------  ----------------  --------------
                                                                                  1,062,584        96,361,087       1,344,152
   Annuity Reserves:
   - Annuity Payments                                                                    --                --              --
   - Receipt (reimbursement) of mortality guarantee adjustments                          --                --              --
                                                                              --------------  ----------------  --------------
                                                                                         --                --              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              1,062,584        96,361,087       1,344,152
                                                                              --------------  ----------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           1,383,039       117,133,387       1,290,152
                                                                              --------------  ----------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                                $  2,289,505   $   166,034,802    $  2,289,428
                                                                              ==============  ================  ==============



                                                                               LVIP
                                                                               DIMENSIONAL/                       LVIP
                                                                               VANGUARD          LVIP GLOBAL      JPMORGAN
                                                                               TOTAL BOND        INCOME           HIGH YIELD
                                                                               SERVICE CLASS     SERVICE CLASS    SERVICE CLASS
                                                                               SUBACCOUNT        SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $    50,192,610   $  393,735,508   $   75,331,715
Changes From Operations:
   - Net investment income (loss)                                                      10,478          414,905        3,482,827
   - Net realized gain (loss) on investments                                          799,554        1,493,884        1,459,664
   - Net change in unrealized appreciation or depreciation on investments             667,330       21,929,462        6,835,808
                                                                              ----------------  ---------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       1,477,362       23,838,251       11,778,299
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            45,869,165       53,874,752       22,673,673
   - Contract withdrawals and transfers to annuity reserves                        (7,265,983)     (22,422,963)     (10,511,417)
   - Contract transfers                                                            37,629,347       33,874,961       24,185,109
                                                                              ----------------  ---------------  ---------------
                                                                                   76,232,529       65,326,750       36,347,365
   Annuity Reserves:
   - Transfer from accumulation units                                                      --           10,292               --
   - Annuity Payments                                                                      --          (15,232)          (1,729)
   - Receipt (reimbursement) of mortality guarantee adjustments                            --           (1,436)            (687)
                                                                              ----------------  ---------------  ---------------
                                                                                           --           (6,376)          (2,416)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               76,232,529       65,320,374       36,344,949
                                                                              ----------------  ---------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            77,709,891       89,158,625       48,123,248
                                                                              ----------------  ---------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                   127,902,501      482,894,133      123,454,963
Changes From Operations:
   - Net investment income (loss)                                                    (503,011)      (6,852,779)       4,067,070
   - Net realized gain (loss) on investments                                          150,741          386,761        3,459,375
   - Net change in unrealized appreciation or depreciation on investments          (7,484,721)     (17,073,179)      (2,126,715)
                                                                              ----------------  ---------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      (7,836,991)     (23,539,197)       5,399,730
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            68,045,796       24,907,555       18,140,781
   - Contract withdrawals and transfers to annuity reserves                        (8,258,740)     (26,473,669)     (10,381,180)
   - Contract transfers                                                            37,502,059       49,390,192        4,791,720
                                                                              ----------------  ---------------  ---------------
                                                                                   97,289,115       47,824,078       12,551,321
   Annuity Reserves:
   - Annuity Payments                                                                      --          (16,409)          (2,348)
   - Receipt (reimbursement) of mortality guarantee adjustments                            --           (1,692)               3
                                                                              ----------------  ---------------  ---------------
                                                                                           --          (18,101)          (2,345)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               97,289,115       47,805,977       12,548,976
                                                                              ----------------  ---------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            89,452,124       24,266,780       17,948,706
                                                                              ----------------  ---------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                               $   217,354,625   $  507,160,913   $  141,403,669
                                                                              ================  ===============  ===============



                                                                                LVIP
                                                                                JPMORGAN        LVIP            LVIP
                                                                                MID CAP         MANAGED RISK    MANAGED RISK
                                                                                VALUE RPM       PROFILE 2010    PROFILE 2020
                                                                                SERVICE CLASS   SERVICE CLASS   SERVICE CLASS
                                                                                SUBACCOUNT      SUBACCOUNT      SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                  $   23,880,418    $  7,858,988   $  16,681,468
Changes From Operations:
   - Net investment income (loss)                                                    (444,362)          1,062         (16,819)
   - Net realized gain (loss) on investments                                        1,044,479         353,207         490,362
   - Net change in unrealized appreciation or depreciation on investments           2,222,607         149,265         552,425
                                                                              ----------------  --------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       2,822,724         503,534       1,025,968
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            10,409,499          10,151         279,735
   - Contract withdrawals and transfers to annuity reserves                        (2,055,095)     (1,411,520)     (1,607,048)
   - Contract transfers                                                              (542,126)        393,569        (423,015)
                                                                              ----------------  --------------  --------------
                                                                                    7,812,278      (1,007,800)     (1,750,328)
   Annuity Reserves:
   - Transfer from accumulation units                                                      --              --              --
   - Annuity Payments                                                                      --              --              --
   - Receipt (reimbursement) of mortality guarantee adjustments                            --              --              --
                                                                              ----------------  --------------  --------------
                                                                                           --              --              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                7,812,278      (1,007,800)     (1,750,328)
                                                                              ----------------  --------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            10,635,002        (504,266)       (724,360)
                                                                              ----------------  --------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                    34,515,420       7,354,722      15,957,108
Changes From Operations:
   - Net investment income (loss)                                                  (1,222,837)        (47,420)        (81,834)
   - Net realized gain (loss) on investments                                        1,299,640         408,172         717,352
   - Net change in unrealized appreciation or depreciation on investments          16,718,306          83,964         808,433
                                                                              ----------------  --------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      16,795,109         444,716       1,443,951
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            89,188,851          32,828          82,708
   - Contract withdrawals and transfers to annuity reserves                        (3,642,359)       (947,124)     (1,431,938)
   - Contract transfers                                                            52,246,641        (426,276)        856,193
                                                                              ----------------  --------------  --------------
                                                                                  137,793,133      (1,340,572)       (493,037)
   Annuity Reserves:
   - Annuity Payments                                                                    (225)             --              --
   - Receipt (reimbursement) of mortality guarantee adjustments                            --              --              --
                                                                              ----------------  --------------  --------------
                                                                                         (225)             --              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              137,792,908      (1,340,572)       (493,037)
                                                                              ----------------  --------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           154,588,017        (895,856)        950,914
                                                                              ----------------  --------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                                $  189,103,437    $  6,458,866   $  16,908,022
                                                                              ================  ==============  ==============


                                                                                                             LVIP
                                                                                                             MANAGED RISK
                                                                              LVIP            LVIP           AMERICAN
                                                                              MANAGED RISK    MANAGED RISK   BALANCED
                                                                              PROFILE 2030    PROFILE 2040   ALLOCATION
                                                                              SERVICE CLASS   SERVICE CLASS  STANDARD CLASS
                                                                              SUBACCOUNT      SUBACCOUNT     SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $  10,026,943    $ 5,663,052     $      --
Changes From Operations:
   - Net investment income (loss)                                                   (40,351)       (28,494)           --
   - Net realized gain (loss) on investments                                        266,482        122,738            --
   - Net change in unrealized appreciation or depreciation on investments           374,035        183,556            --
                                                                              --------------  -------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       600,166        277,800            --
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             129,442         97,866            --
   - Contract withdrawals and transfers to annuity reserves                      (1,268,341)      (154,407)           --
   - Contract transfers                                                           1,044,447       (307,944)           --
                                                                              --------------  -------------  --------------
                                                                                    (94,452)      (364,485)           --
   Annuity Reserves:
   - Transfer from accumulation units                                                    --             --            --
   - Annuity Payments                                                                    --             --            --
   - Receipt (reimbursement) of mortality guarantee adjustments                          --             --            --
                                                                              --------------  -------------  --------------
                                                                                         --             --            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                (94,452)      (364,485)           --
                                                                              --------------  -------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             505,714        (86,685)           --
                                                                              --------------  -------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                  10,532,657      5,576,367            --
Changes From Operations:
   - Net investment income (loss)                                                   (60,862)       (38,608)        7,569
   - Net realized gain (loss) on investments                                        628,217        181,173        13,239
   - Net change in unrealized appreciation or depreciation on investments           490,386        630,092        11,161
                                                                              --------------  -------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     1,057,741        772,657        31,969
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             213,199         92,203       628,257
   - Contract withdrawals and transfers to annuity reserves                      (1,389,404)      (218,586)       (3,298)
   - Contract transfers                                                            (685,388)      (128,708)           --
                                                                              --------------  -------------  --------------
                                                                                 (1,861,593)      (255,091)      624,959
   Annuity Reserves:
   - Annuity Payments                                                                    --             --            --
   - Receipt (reimbursement) of mortality guarantee adjustments                          --             --            --
                                                                              --------------  -------------  --------------
                                                                                         --             --            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             (1,861,593)      (255,091)      624,959
                                                                              --------------  -------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            (803,852)       517,566       656,928
                                                                              --------------  -------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                               $   9,728,805    $ 6,093,933     $ 656,928
                                                                              ==============  =============  ==============


                                                                              LVIP
                                                                              MANAGED RISK
                                                                              AMERICAN
                                                                              GROWTH
                                                                              ALLOCATION
                                                                              STANDARD CLASS
                                                                              SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                   $       --
Changes From Operations:
   - Net investment income (loss)                                                       --
   - Net realized gain (loss) on investments                                            --
   - Net change in unrealized appreciation or depreciation on investments               --
                                                                              --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                           --
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                                 --
   - Contract withdrawals and transfers to annuity reserves                             --
   - Contract transfers                                                                 --
                                                                              --------------
                                                                                        --
   Annuity Reserves:
   - Transfer from accumulation units                                                   --
   - Annuity Payments                                                                   --
   - Receipt (reimbursement) of mortality guarantee adjustments                         --
                                                                              --------------
                                                                                        --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                    --
                                                                              --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                                 --
                                                                              --------------
NET ASSETS AT DECEMBER 31, 2012                                                         --
Changes From Operations:
   - Net investment income (loss)                                                    5,145
   - Net realized gain (loss) on investments                                         7,575
   - Net change in unrealized appreciation or depreciation on investments           13,352
                                                                              --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       26,072
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            443,660
   - Contract withdrawals and transfers to annuity reserves                         (1,696)
   - Contract transfers                                                             (1,155)
                                                                              --------------
                                                                                   440,809
   Annuity Reserves:
   - Annuity Payments                                                                   --
   - Receipt (reimbursement) of mortality guarantee adjustments                         --
                                                                              --------------
                                                                                        --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               440,809
                                                                              --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            466,881
                                                                              --------------
NET ASSETS AT DECEMBER 31, 2013                                                 $  466,881
                                                                              ==============



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013



                                                                             LVIP               LVIP            LVIP
                                                                             MANAGED            MANAGED         MANAGED
                                                                             RISK PROFILE       RISK PROFILE    RISK PROFILE
                                                                             CONSERVATIVE       CONSERVATIVE    GROWTH
                                                                             STANDARD CLASS     SERVICE CLASS   STANDARD CLASS
                                                                             SUBACCOUNT         SUBACCOUNT      SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                  $      --     $    417,683,901    $        --
Changes From Operations:
   - Net investment income (loss)                                                    500           14,259,579          2,021
   - Net realized gain (loss) on investments                                          (2)          11,137,484          8,248
   - Net change in unrealized appreciation or depreciation on investments           (212)          13,717,576             --
                                                                             --------------  -----------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                        286           39,114,639         10,269
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                               --          239,129,601        196,964
   - Contract withdrawals and transfers to annuity reserves                       (1,019)         (59,042,645)        (2,030)
   - Contract transfers                                                           51,886          160,179,144       (205,203)
                                                                             --------------  -----------------  --------------
                                                                                  50,867          340,266,100        (10,269)
   Annuity Reserves:
   - Transfer from accumulation units                                                 --                   --             --
   - Annuity Payments                                                                 --                   --             --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --                   --             --
                                                                             --------------  -----------------  --------------
                                                                                      --                   --             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              50,867          340,266,100        (10,269)
                                                                             --------------  -----------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           51,153          379,380,739             --
                                                                             --------------  -----------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                   51,153          797,064,640             --
Changes From Operations:
   - Net investment income (loss)                                                    (24)           1,194,880         48,399
   - Net realized gain (loss) on investments                                         513           34,865,111          4,445
   - Net change in unrealized appreciation or depreciation on investments            212           33,378,258        139,793
                                                                             --------------  -----------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                        701           69,438,249        192,637
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                               --          263,844,028      3,457,017
   - Contract withdrawals and transfers to annuity reserves                           --          (83,861,255)       (14,596)
   - Contract transfers                                                          (51,854)          49,228,676         24,108
                                                                             --------------  -----------------  --------------
                                                                                 (51,854)         229,211,449      3,466,529
   Annuity Reserves:
   - Annuity Payments                                                                 --                 (224)            --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --                   --             --
                                                                             --------------  -----------------  --------------
                                                                                      --                 (224)            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             (51,854)         229,211,225      3,466,529
                                                                             --------------  -----------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          (51,153)         298,649,474      3,659,166
                                                                             --------------  -----------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                                $      --     $  1,095,714,114    $ 3,659,166
                                                                             ==============  =================  ==============


                                                                                LVIP            LVIP              LVIP
                                                                                MANAGED         MANAGED           MANAGED
                                                                                RISK PROFILE    RISK PROFILE      RISK PROFILE
                                                                                GROWTH          MODERATE          MODERATE
                                                                                SERVICE CLASS   STANDARD CLASS    SERVICE CLASS
                                                                                SUBACCOUNT      SUBACCOUNT        SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $    733,350,041     $      --     $  1,171,356,272
Changes From Operations:
   - Net investment income (loss)                                                  18,005,592            --           33,873,996
   - Net realized gain (loss) on investments                                        2,887,962            --           11,480,448
   - Net change in unrealized appreciation or depreciation on investments          69,137,393            --           77,295,555
                                                                             -----------------  --------------  -----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      90,030,947            --          122,649,999
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                         1,220,107,774            --        1,072,650,327
   - Contract withdrawals and transfers to annuity reserves                       (69,677,182)           --         (128,359,230)
   - Contract transfers                                                           404,663,583            --          442,417,891
                                                                             -----------------  --------------  -----------------
                                                                                1,555,094,175            --        1,386,708,988
   Annuity Reserves:
   - Transfer from accumulation units                                                      --            --                   --
   - Annuity Payments                                                                  (2,901)           --              (18,924)
   - Receipt (reimbursement) of mortality guarantee adjustments                          (131)           --                  623
                                                                             -----------------  --------------  -----------------
                                                                                       (3,032)           --              (18,301)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            1,555,091,143            --        1,386,690,687
                                                                             -----------------  --------------  -----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         1,645,122,090            --        1,509,340,686
                                                                             -----------------  --------------  -----------------
NET ASSETS AT DECEMBER 31, 2012                                                 2,378,472,131            --        2,680,696,958
Changes From Operations:
   - Net investment income (loss)                                                  19,817,628           734           10,317,326
   - Net realized gain (loss) on investments                                       14,320,630             6           28,108,243
   - Net change in unrealized appreciation or depreciation on investments         414,534,507           114          330,891,621
                                                                             -----------------  --------------  -----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     448,672,765           854          369,317,190
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                         2,425,022,663        50,000        1,618,950,647
   - Contract withdrawals and transfers to annuity reserves                      (180,237,663)         (549)        (227,145,530)
   - Contract transfers                                                         1,071,827,550            --          750,337,845
                                                                             -----------------  --------------  -----------------
                                                                                3,316,612,550        49,451        2,142,142,962
   Annuity Reserves:
   - Annuity Payments                                                                  (2,733)           --              (29,592)
   - Receipt (reimbursement) of mortality guarantee adjustments                             3            --              (43,933)
                                                                             -----------------  --------------  -----------------
                                                                                       (2,730)           --              (73,525)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            3,316,609,820        49,451        2,142,069,437
                                                                             -----------------  --------------  -----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         3,765,282,585        50,305        2,511,386,627
                                                                             -----------------  --------------  -----------------
NET ASSETS AT DECEMBER 31, 2013                                              $  6,143,754,716     $  50,305     $  5,192,083,585
                                                                             =================  ==============  =================



                                                                              LVIP MFS        LVIP MFS
                                                                              INTERNATIONAL   INTERNATIONAL    LVIP MFS
                                                                              GROWTH          GROWTH RPM       VALUE
                                                                              SERVICE CLASS   SERVICE CLASS    SERVICE CLASS
                                                                              SUBACCOUNT      SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $  113,856,658   $         --   $  551,815,744
Changes From Operations:
   - Net investment income (loss)                                                  (948,862)            --       (1,400,234)
   - Net realized gain (loss) on investments                                        815,764             --       16,334,398
   - Net change in unrealized appreciation or depreciation on investments        20,678,066             --       70,140,343
                                                                             ---------------  -------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    20,544,968             --       85,074,507
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           6,155,337             --       51,312,691
   - Contract withdrawals and transfers to annuity reserves                      (7,372,799)            --      (37,377,835)
   - Contract transfers                                                             217,752             --       21,731,041
                                                                             ---------------  -------------  ---------------
                                                                                   (999,710)            --       35,665,897
   Annuity Reserves:
   - Transfer from accumulation units                                                    --             --               --
   - Annuity Payments                                                                  (792)            --          (38,237)
   - Receipt (reimbursement) of mortality guarantee adjustments                          (5)            --             (981)
                                                                             ---------------  -------------  ---------------
                                                                                       (797)            --          (39,218)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             (1,000,507)            --       35,626,679
                                                                             ---------------  -------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          19,544,461             --      120,701,186
                                                                             ---------------  -------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                 133,401,119             --      672,516,930
Changes From Operations:
   - Net investment income (loss)                                                (1,014,215)        27,162        2,234,198
   - Net realized gain (loss) on investments                                      3,444,662         22,081       36,875,786
   - Net change in unrealized appreciation or depreciation on investments        13,666,556        786,593      182,216,066
                                                                             ---------------  -------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    16,097,003        835,836      221,326,050
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           6,663,747     20,377,292       43,092,518
   - Contract withdrawals and transfers to annuity reserves                      (9,213,859)      (227,926)     (48,874,701)
   - Contract transfers                                                           7,180,428     13,833,585      (37,923,992)
                                                                             ---------------  -------------  ---------------
                                                                                  4,630,316     33,982,951      (43,706,175)
   Annuity Reserves:
   - Annuity Payments                                                                  (870)            --          (45,870)
   - Receipt (reimbursement) of mortality guarantee adjustments                          18             --               75
                                                                             ---------------  -------------  ---------------
                                                                                       (852)            --          (45,795)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              4,629,464     33,982,951      (43,751,970)
                                                                             ---------------  -------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          20,726,467     34,818,787      177,574,080
                                                                             ---------------  -------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                              $  154,127,586   $ 34,818,787   $  850,091,010
                                                                             ===============  =============  ===============



                                                                                             LVIP MONDRIAN    LVIP MONDRIAN
                                                                             LVIP MID-CAP    INTERNATIONAL    INTERNATIONAL
                                                                             VALUE           VALUE            VALUE
                                                                             SERVICE CLASS   STANDARD CLASS   SERVICE CLASS
                                                                             SUBACCOUNT      SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $  44,365,619    $  17,121,039    $ 102,799,297
Changes From Operations:
   - Net investment income (loss)                                                 (793,871)         166,059        1,102,248
   - Net realized gain (loss) on investments                                     2,041,000         (414,839)      (1,962,215)
   - Net change in unrealized appreciation or depreciation on investments        8,590,289        1,420,629        8,859,297
                                                                             --------------  ---------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    9,837,418        1,171,849        7,999,330
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          5,330,282           72,647        5,239,500
   - Contract withdrawals and transfers to annuity reserves                     (3,383,508)      (1,955,212)      (9,841,837)
   - Contract transfers                                                          2,162,406       (1,366,646)       2,049,882
                                                                             --------------  ---------------  ---------------
                                                                                 4,109,180       (3,249,211)      (2,552,455)
   Annuity Reserves:
   - Transfer from accumulation units                                                   --               --            9,037
   - Annuity Payments                                                               (4,731)          (4,804)         (10,527)
   - Receipt (reimbursement) of mortality guarantee adjustments                        (90)             (24)         (16,561)
                                                                             --------------  ---------------  ---------------
                                                                                    (4,821)          (4,828)         (18,051)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             4,104,359       (3,254,039)      (2,570,506)
                                                                             --------------  ---------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         13,941,777       (2,082,190)       5,428,824
                                                                             --------------  ---------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                 58,307,396       15,038,849      108,228,121
Changes From Operations:
   - Net investment income (loss)                                                 (927,659)         136,439        3,486,732
   - Net realized gain (loss) on investments                                     5,150,140          141,235        1,455,338
   - Net change in unrealized appreciation or depreciation on investments       13,465,609        2,664,491       31,523,931
                                                                             --------------  ---------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   17,688,090        2,942,165       36,466,001
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          5,233,453           46,375        5,978,899
   - Contract withdrawals and transfers to annuity reserves                     (4,771,024)      (2,425,402)     (19,767,398)
   - Contract transfers                                                         (4,518,866)       2,313,082      192,399,559
                                                                             --------------  ---------------  ---------------
                                                                                (4,056,437)         (65,945)     178,611,060
   Annuity Reserves:
   - Annuity Payments                                                               (5,718)          (4,771)          (1,109)
   - Receipt (reimbursement) of mortality guarantee adjustments                         10              (17)             (59)
                                                                             --------------  ---------------  ---------------
                                                                                    (5,708)          (4,788)          (1,168)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            (4,062,145)         (70,733)     178,609,892
                                                                             --------------  ---------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         13,625,945        2,871,432      215,075,893
                                                                             --------------  ---------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                              $  71,933,341    $  17,910,281    $ 323,304,014
                                                                             ==============  ===============  ===============




                                                                             LVIP MONEY
                                                                             MARKET
                                                                             STANDARD CLASS
                                                                             SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $  60,993,041
Changes From Operations:
   - Net investment income (loss)                                                 (821,134)
   - Net realized gain (loss) on investments                                           228
   - Net change in unrealized appreciation or depreciation on investments               (1)
                                                                             --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     (820,907)
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          1,014,484
   - Contract withdrawals and transfers to annuity reserves                    (36,423,087)
   - Contract transfers                                                         23,691,269
                                                                             --------------
                                                                               (11,717,334)
   Annuity Reserves:
   - Transfer from accumulation units                                                   --
   - Annuity Payments                                                              (25,735)
   - Receipt (reimbursement) of mortality guarantee adjustments                        111
                                                                             --------------
                                                                                   (25,624)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           (11,742,958)
                                                                             --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        (12,563,865)
                                                                             --------------
NET ASSETS AT DECEMBER 31, 2012                                                 48,429,176
Changes From Operations:
   - Net investment income (loss)                                                 (705,369)
   - Net realized gain (loss) on investments                                            --
   - Net change in unrealized appreciation or depreciation on investments               --
                                                                             --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     (705,369)
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            668,501
   - Contract withdrawals and transfers to annuity reserves                    (38,371,591)
   - Contract transfers                                                         30,123,818
                                                                             --------------
                                                                                (7,579,272)
   Annuity Reserves:
   - Annuity Payments                                                               (3,175)
   - Receipt (reimbursement) of mortality guarantee adjustments                        401
                                                                             --------------
                                                                                    (2,774)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            (7,582,046)
                                                                             --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         (8,287,415)
                                                                             --------------
NET ASSETS AT DECEMBER 31, 2013                                              $  40,141,761
                                                                             ==============



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013





                                                                                LVIP MONEY      LVIP SSGA        LVIP SSGA
                                                                                MARKET          BOND INDEX       BOND INDEX
                                                                                SERVICE CLASS   STANDARD CLASS   SERVICE CLASS
                                                                                SUBACCOUNT      SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $   358,035,288     $       --    $  952,715,198
Changes From Operations:
   - Net investment income (loss)                                                  (5,386,018)           467         4,974,873
   - Net realized gain (loss) on investments                                            1,425            123         9,851,307
   - Net change in unrealized appreciation or depreciation on investments                  (1)          (436)        3,230,042
                                                                              ----------------  --------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      (5,384,594)           154        18,056,222
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            36,629,175         54,125        44,497,466
   - Contract withdrawals and transfers to annuity reserves                      (178,403,552)          (453)      (69,655,166)
   - Contract transfers                                                           116,209,241        (27,599)       52,237,658
                                                                              ----------------  --------------  ---------------
                                                                                  (25,565,136)        26,073        27,079,958
   Annuity Reserves:
   - Transfer from accumulation units                                                      --             --                --
   - Annuity Payments                                                                 (29,437)            --                --
   - Receipt (reimbursement) of mortality guarantee adjustments                       (32,844)            --                --
                                                                              ----------------  --------------  ---------------
                                                                                      (62,281)            --                --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              (25,627,417)        26,073        27,079,958
                                                                              ----------------  --------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           (31,012,011)        26,227        45,136,180
                                                                              ----------------  --------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                   327,023,277         26,227       997,851,378
Changes From Operations:
   - Net investment income (loss)                                                  (5,201,222)         1,336           241,351
   - Net realized gain (loss) on investments                                                1            115         6,514,749
   - Net change in unrealized appreciation or depreciation on investments                  (1)        (3,293)      (52,777,596)
                                                                              ----------------  --------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      (5,201,222)        (1,842)      (46,021,496)
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            64,669,787        143,675        37,916,125
   - Contract withdrawals and transfers to annuity reserves                      (182,529,114)          (922)      (83,954,507)
   - Contract transfers                                                            75,454,010         (2,714)       86,247,334
                                                                              ----------------  --------------  ---------------
                                                                                  (42,405,317)       140,039        40,208,952
   Annuity Reserves:
   - Annuity Payments                                                                 (17,155)            --                --
   - Receipt (reimbursement) of mortality guarantee adjustments                           224             --                --
                                                                              ----------------  --------------  ---------------
                                                                                      (16,931)            --                --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              (42,422,248)       140,039        40,208,952
                                                                              ----------------  --------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           (47,623,470)       138,197        (5,812,544)
                                                                              ----------------  --------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                               $   279,399,807     $  164,424    $  992,038,834
                                                                              ================  ==============  ===============


                                                                               LVIP SSGA        LVIP SSGA
                                                                               CONSERVATIVE     CONSERVATIVE   LVIP SSGA
                                                                               INDEX            STRUCTURED     DEVELOPED
                                                                               ALLOCATION       ALLOCATION     INTERNATIONAL 150
                                                                               SERVICE CLASS    SERVICE CLASS  STANDARD CLASS
                                                                               SUBACCOUNT       SUBACCOUNT     SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $  32,014,658   $  143,541,076       $     --
Changes From Operations:
   - Net investment income (loss)                                                   520,584        3,733,661             --
   - Net realized gain (loss) on investments                                        405,686        1,470,658             --
   - Net change in unrealized appreciation or depreciation on investments         1,879,606        4,961,825             --
                                                                              --------------  ---------------  -----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     2,805,876       10,166,144             --
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          12,674,248       32,800,133             --
   - Contract withdrawals and transfers to annuity reserves                      (2,690,780)      (9,097,468)            --
   - Contract transfers                                                          10,912,733       21,251,772             --
                                                                              --------------  ---------------  -----------------
                                                                                 20,896,201       44,954,437             --
   Annuity Reserves:
   - Transfer from accumulation units                                                    --               --             --
   - Annuity Payments                                                                    --               --             --
   - Receipt (reimbursement) of mortality guarantee adjustments                          --               --             --
                                                                              --------------  ---------------  -----------------
                                                                                         --               --             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             20,896,201       44,954,437             --
                                                                              --------------  ---------------  -----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          23,702,077       55,120,581             --
                                                                              --------------  ---------------  -----------------
NET ASSETS AT DECEMBER 31, 2012                                                  55,716,735      198,661,657             --
Changes From Operations:
   - Net investment income (loss)                                                  (228,216)         (73,237)           446
   - Net realized gain (loss) on investments                                      1,080,883        2,528,468             82
   - Net change in unrealized appreciation or depreciation on investments         1,546,564        6,873,585          1,027
                                                                              --------------  ---------------  -----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     2,399,231        9,328,816          1,555
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           6,577,526        6,724,541         17,130
   - Contract withdrawals and transfers to annuity reserves                      (4,856,938)     (13,174,771)          (525)
   - Contract transfers                                                          (2,648,474)     (11,711,277)         6,804
                                                                              --------------  ---------------  -----------------
                                                                                   (927,886)     (18,161,507)        23,409
   Annuity Reserves:
   - Annuity Payments                                                                  (224)              --             --
   - Receipt (reimbursement) of mortality guarantee adjustments                          --               --             --
                                                                              --------------  ---------------  -----------------
                                                                                       (224)              --             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               (928,110)     (18,161,507)        23,409
                                                                              --------------  ---------------  -----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           1,471,121       (8,832,691)        24,964
                                                                              --------------  ---------------  -----------------
NET ASSETS AT DECEMBER 31, 2013                                               $  57,187,856   $  189,828,966       $ 24,964
                                                                              ==============  ===============  =================



                                                                              LVIP SSGA          LVIP SSGA         LVIP SSGA
                                                                              DEVELOPED          EMERGING          EMERGING
                                                                              INTERNATIONAL 150  MARKETS 100       MARKETS 100
                                                                              SERVICE CLASS      STANDARD CLASS    SERVICE CLASS
                                                                              SUBACCOUNT         SUBACCOUNT        SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                   $  130,126,370     $   14,087    $  155,980,136
Changes From Operations:
   - Net investment income (loss)                                                      948,986          1,451         1,199,117
   - Net realized gain (loss) on investments                                           784,650          5,462        16,247,616
   - Net change in unrealized appreciation or depreciation on investments           14,283,977          1,096           (95,148)
                                                                              -----------------  --------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       16,017,613          8,009        17,351,585
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                              2,775,928         59,116         7,981,963
   - Contract withdrawals and transfers to annuity reserves                         (8,230,016)          (866)      (12,174,945)
   - Contract transfers                                                                937,576         23,861         7,505,834
                                                                              -----------------  --------------  ---------------
                                                                                    (4,516,512)        82,111         3,312,852
   Annuity Reserves:
   - Transfer from accumulation units                                                       --             --             4,142
   - Annuity Payments                                                                       --             --            (2,257)
   - Receipt (reimbursement) of mortality guarantee adjustments                             --             --               (32)
                                                                              -----------------  --------------  ---------------
                                                                                            --             --             1,853
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                (4,516,512)        82,111         3,314,705
                                                                              -----------------  --------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             11,501,101         90,120        20,666,290
                                                                              -----------------  --------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                    141,627,471        104,207       176,646,426
Changes From Operations:
   - Net investment income (loss)                                                      992,521          4,162           567,624
   - Net realized gain (loss) on investments                                         4,785,618           (254)       (2,291,712)
   - Net change in unrealized appreciation or depreciation on investments           18,195,511         (3,394)       (5,306,346)
                                                                              -----------------  --------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       23,973,650            514        (7,030,434)
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                              2,525,392        170,129         4,983,437
   - Contract withdrawals and transfers to annuity reserves                        (10,353,693)       (10,548)      (12,271,208)
   - Contract transfers                                                             (8,741,283)        15,380        15,538,062
                                                                              -----------------  --------------  ---------------
                                                                                   (16,569,584)       174,961         8,250,291
   Annuity Reserves:
   - Annuity Payments                                                                       --             --            (2,276)
   - Receipt (reimbursement) of mortality guarantee adjustments                             --             --                 3
                                                                              -----------------  --------------  ---------------
                                                                                            --             --            (2,273)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               (16,569,584)       174,961         8,248,018
                                                                              -----------------  --------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                              7,404,066        175,475         1,217,584
                                                                              -----------------  --------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                                 $  149,031,537     $  279,682    $  177,864,010
                                                                              =================  ==============  ===============



                                                                              LVIP SSGA        LVIP SSGA        LVIP SSGA
                                                                              GLOBAL TACTICAL  GLOBAL TACTICAL  INTERNATIONAL
                                                                              ALLOCATION RPM   ALLOCATION RPM   INDEX
                                                                              STANDARD CLASS   SERVICE CLASS    STANDARD CLASS
                                                                              SUBACCOUNT       SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                   $       --     $  231,199,458     $      --
Changes From Operations:
   - Net investment income (loss)                                                      451          4,960,462           456
   - Net realized gain (loss) on investments                                            --            604,778           145
   - Net change in unrealized appreciation or depreciation on investments              555         18,339,722         3,336
                                                                              ---------------  ---------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                        1,006         23,904,962         3,937
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                             62,088         84,376,573        30,159
   - Contract withdrawals and transfers to annuity reserves                             --        (16,270,342)         (191)
   - Contract transfers                                                                 --         43,952,993          (196)
                                                                              ---------------  ---------------  --------------
                                                                                    62,088        112,059,224        29,772
   Annuity Reserves:
   - Transfer from accumulation units                                                   --                 --            --
   - Annuity Payments                                                                   --           (110,358)           --
   - Receipt (reimbursement) of mortality guarantee adjustments                         --             (1,181)           --
                                                                              ---------------  ---------------  --------------
                                                                                        --           (111,539)           --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                62,088        111,947,685        29,772
                                                                              ---------------  ---------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                             63,094        135,852,647        33,709
                                                                              ---------------  ---------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                     63,094        367,052,105        33,709
Changes From Operations:
   - Net investment income (loss)                                                    3,321          3,084,405         1,152
   - Net realized gain (loss) on investments                                           751          3,487,177         1,068
   - Net change in unrealized appreciation or depreciation on investments            2,342         35,810,079        16,658
                                                                              ---------------  ---------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                        6,414         42,381,661        18,878
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            149,236        271,307,095       120,515
   - Contract withdrawals and transfers to annuity reserves                        (22,003)       (27,020,937)       (1,762)
   - Contract transfers                                                              3,388         78,504,567        (1,204)
                                                                              ---------------  ---------------  --------------
                                                                                   130,621        322,790,725       117,549
   Annuity Reserves:
   - Annuity Payments                                                                   --           (112,822)           --
   - Receipt (reimbursement) of mortality guarantee adjustments                         --                757            --
                                                                              ---------------  ---------------  --------------
                                                                                        --           (112,065)           --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               130,621        322,678,660       117,549
                                                                              ---------------  ---------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            137,035        365,060,321       136,427
                                                                              ---------------  ---------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                                 $  200,129     $  732,112,426     $ 170,136
                                                                              ===============  ===============  ==============



                                                                              LVIP SSGA
                                                                              INTERNATIONAL
                                                                              INDEX
                                                                              SERVICE CLASS
                                                                              SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                 $  191,861,496
Changes From Operations:
   - Net investment income (loss)                                                    (72,767)
   - Net realized gain (loss) on investments                                       2,134,736
   - Net change in unrealized appreciation or depreciation on investments         28,301,738
                                                                              ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     30,363,707
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            5,112,890
   - Contract withdrawals and transfers to annuity reserves                      (13,220,661)
   - Contract transfers                                                           (5,415,288)
                                                                              ---------------
                                                                                 (13,523,059)
   Annuity Reserves:
   - Transfer from accumulation units                                                     --
   - Annuity Payments                                                                     --
   - Receipt (reimbursement) of mortality guarantee adjustments                           --
                                                                              ---------------
                                                                                          --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             (13,523,059)
                                                                              ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           16,840,648
                                                                              ---------------
NET ASSETS AT DECEMBER 31, 2012                                                  208,702,144
Changes From Operations:
   - Net investment income (loss)                                                   (475,454)
   - Net realized gain (loss) on investments                                       7,228,804
   - Net change in unrealized appreciation or depreciation on investments         35,458,740
                                                                              ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     42,212,090
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            4,296,373
   - Contract withdrawals and transfers to annuity reserves                      (20,153,653)
   - Contract transfers                                                           66,292,905
                                                                              ---------------
                                                                                  50,435,625
   Annuity Reserves:
   - Annuity Payments                                                                 (2,290)
   - Receipt (reimbursement) of mortality guarantee adjustments                           10
                                                                              ---------------
                                                                                      (2,280)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                              50,433,345
                                                                              ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                           92,645,435
                                                                              ---------------
NET ASSETS AT DECEMBER 31, 2013                                               $  301,347,579
                                                                              ===============



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013





                                                                                                              LVIP SSGA
                                                                             LVIP SSGA       LVIP SSGA        LARGE CAP
                                                                             LARGE CAP 100   LARGE CAP 100    RPM
                                                                             STANDARD CLASS  SERVICE CLASS    STANDARD CLASS
                                                                             SUBACCOUNT      SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                  $      --     $  282,152,292       $    --
Changes From Operations:
   - Net investment income (loss)                                                     (1)        (1,093,709)           --
   - Net realized gain (loss) on investments                                          --         12,588,440            --
   - Net change in unrealized appreciation or depreciation on investments             14         16,147,960            --
                                                                             --------------  ---------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                         13         27,642,691            --
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            2,501          7,712,367            --
   - Contract withdrawals and transfers to annuity reserves                           --        (18,379,019)           --
   - Contract transfers                                                            1,250        (20,069,746)           --
                                                                             --------------  ---------------  --------------
                                                                                   3,751        (30,736,398)           --
   Annuity Reserves:
   - Transfer from accumulation units                                                 --                 --            --
   - Annuity Payments                                                                 --                 --            --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --                 --            --
                                                                             --------------  ---------------  --------------
                                                                                      --                 --            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               3,751        (30,736,398)           --
                                                                             --------------  ---------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            3,764         (3,093,707)           --
                                                                             --------------  ---------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                    3,764        279,058,585            --
Changes From Operations:
   - Net investment income (loss)                                                 11,767            665,819            15
   - Net realized gain (loss) on investments                                      32,409         41,813,444            --
   - Net change in unrealized appreciation or depreciation on investments         29,510         43,597,563            94
                                                                             --------------  ---------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     73,686         86,076,826           109
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          227,159          5,828,238         1,287
   - Contract withdrawals and transfers to annuity reserves                      (11,778)       (24,277,263)           (3)
   - Contract transfers                                                          499,066        (29,926,373)           19
                                                                             --------------  ---------------  --------------
                                                                                 714,447        (48,375,398)        1,303
   Annuity Reserves:
   - Annuity Payments                                                                 --                 --            --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --                 --            --
                                                                             --------------  ---------------  --------------
                                                                                      --                 --            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             714,447        (48,375,398)        1,303
                                                                             --------------  ---------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          788,133         37,701,428         1,412
                                                                             --------------  ---------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                                $ 791,897     $  316,760,013       $ 1,412
                                                                             ==============  ===============  ==============



                                                                                                                LVIP SSGA
                                                                              LVIP SSGA      LVIP SSGA          MODERATE
                                                                              LARGE CAP      MODERATE INDEX     STRUCTURED
                                                                              RPM            ALLOCATION         ALLOCATION
                                                                              SERVICE CLASS  SERVICE CLASS      SERVICE CLASS
                                                                              SUBACCOUNT     SUBACCOUNT         SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $          --   $   69,827,648   $  332,998,959
Changes From Operations:
   - Net investment income (loss)                                                       --          675,283        9,132,426
   - Net realized gain (loss) on investments                                            --          810,517        2,695,811
   - Net change in unrealized appreciation or depreciation on investments               --        7,602,444       23,060,886
                                                                             --------------  ---------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                           --        9,088,244       34,889,123
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                                 --       41,411,126      115,401,719
   - Contract withdrawals and transfers to annuity reserves                             --       (6,920,140)     (24,342,865)
   - Contract transfers                                                                 --       21,996,376       76,444,163
                                                                             --------------  ---------------  ---------------
                                                                                        --       56,487,362      167,503,017
   Annuity Reserves:
   - Transfer from accumulation units                                                   --               --               --
   - Annuity Payments                                                                   --               --           (3,100)
   - Receipt (reimbursement) of mortality guarantee adjustments                         --               --              (36)
                                                                             --------------  ---------------  ---------------
                                                                                        --               --           (3,136)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                    --       56,487,362      167,499,881
                                                                             --------------  ---------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                                 --       65,575,606      202,389,004
                                                                             --------------  ---------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                         --      135,403,254      535,387,963
Changes From Operations:
   - Net investment income (loss)                                                  176,853         (704,048)       4,522,273
   - Net realized gain (loss) on investments                                        24,453        2,374,561        7,159,583
   - Net change in unrealized appreciation or depreciation on investments        1,275,948       13,638,125       55,338,456
                                                                             --------------  ---------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    1,477,254       15,308,638       67,020,312
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                         15,342,618       23,542,500       28,953,516
   - Contract withdrawals and transfers to annuity reserves                       (210,238)      (8,392,415)     (49,269,959)
   - Contract transfers                                                          9,337,884        8,707,104      279,623,711
                                                                             --------------  ---------------  ---------------
                                                                                24,470,264       23,857,189      259,307,268
   Annuity Reserves:
   - Annuity Payments                                                                   --             (168)         (13,548)
   - Receipt (reimbursement) of mortality guarantee adjustments                         --               --            3,255
                                                                             --------------  ---------------  ---------------
                                                                                        --             (168)         (10,293)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            24,470,264       23,857,021      259,296,975
                                                                             --------------  ---------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         25,947,518       39,165,659      326,317,287
                                                                             --------------  ---------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                              $  25,947,518   $  174,568,913   $  861,705,250
                                                                             ==============  ===============  ===============


                                                                              LVIP SSGA         LVIP SSGA
                                                                              MODERATELY        MODERATELY
                                                                              AGGRESSIVE        AGGRESSIVE
                                                                              INDEX             STRUCTURED     LVIP SSGA
                                                                              ALLOCATION        ALLOCATION     S&P 500 INDEX
                                                                              SERVICE CLASS     SERVICE CLASS  STANDARD CLASS
                                                                              SUBACCOUNT        SUBACCOUNT     SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $   75,180,805   $  237,348,906    $  1,897,063
Changes From Operations:
   - Net investment income (loss)                                                   580,135        7,182,933         (13,208)
   - Net realized gain (loss) on investments                                        793,330        1,623,262         202,519
   - Net change in unrealized appreciation or depreciation on investments         8,577,410       17,189,012          47,667
                                                                             ---------------  ---------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     9,950,875       25,995,207         236,978
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          27,490,935       70,012,387          65,757
   - Contract withdrawals and transfers to annuity reserves                      (5,278,947)     (12,612,516)       (361,267)
   - Contract transfers                                                          20,616,038       36,963,894        (208,420)
                                                                             ---------------  ---------------  --------------
                                                                                 42,828,026       94,363,765        (503,930)
   Annuity Reserves:
   - Transfer from accumulation units                                                    --               --              --
   - Annuity Payments                                                                    --               --              --
   - Receipt (reimbursement) of mortality guarantee adjustments                          --               --              --
                                                                             ---------------  ---------------  --------------
                                                                                         --               --              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             42,828,026       94,363,765        (503,930)
                                                                             ---------------  ---------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          52,778,901      120,358,972        (266,952)
                                                                             ---------------  ---------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                 127,959,706      357,707,878       1,630,111
Changes From Operations:
   - Net investment income (loss)                                                  (553,250)       1,819,453         181,721
   - Net realized gain (loss) on investments                                      2,833,467        5,407,307         175,903
   - Net change in unrealized appreciation or depreciation on investments        14,672,207       38,736,196       3,551,682
                                                                             ---------------  ---------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    16,952,424       45,962,956       3,909,306
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          16,557,581       13,447,576         621,577
   - Contract withdrawals and transfers to annuity reserves                      (7,891,645)     (23,038,973)     (2,664,683)
   - Contract transfers                                                           7,108,868       10,538,846      32,703,964
                                                                             ---------------  ---------------  --------------
                                                                                 15,774,804          947,449      30,660,858
   Annuity Reserves:
   - Annuity Payments                                                                  (224)              --          (6,638)
   - Receipt (reimbursement) of mortality guarantee adjustments                          --               --             473
                                                                             ---------------  ---------------  --------------
                                                                                       (224)              --          (6,165)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             15,774,580          947,449      30,654,693
                                                                             ---------------  ---------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          32,727,004       46,910,405      34,563,999
                                                                             ---------------  ---------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                              $  160,686,710   $  404,618,283    $ 36,194,110
                                                                             ===============  ===============  ==============





                                                                             LVIP SSGA        LVIP SSGA        LVIP SSGA
                                                                             S&P 500 INDEX    SMALL-CAP INDEX  SMALL-CAP INDEX
                                                                             SERVICE CLASS    STANDARD CLASS   SERVICE CLASS
                                                                             SUBACCOUNT       SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $  421,172,307     $   11,669      $  126,195,557
Changes From Operations:
   - Net investment income (loss)                                                (4,321,250)            13          (1,635,244)
   - Net realized gain (loss) on investments                                     21,794,692            394           5,912,170
   - Net change in unrealized appreciation or depreciation on investments        40,123,963          4,219          12,747,434
                                                                             ---------------  ---------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    57,597,405          4,626          17,024,360
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          17,236,257         34,604           6,044,213
   - Contract withdrawals and transfers to annuity reserves                     (32,638,092)          (739)         (9,265,243)
   - Contract transfers                                                          39,296,094         11,724           3,443,727
                                                                             ---------------  ---------------  ----------------
                                                                                 23,894,259         45,589             222,697
   Annuity Reserves:
   - Transfer from accumulation units                                                    --             --                  --
   - Annuity Payments                                                                    --             --                  --
   - Receipt (reimbursement) of mortality guarantee adjustments                          --             --                  --
                                                                             ---------------  ---------------  ----------------
                                                                                         --             --                  --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             23,894,259         45,589             222,697
                                                                             ---------------  ---------------  ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          81,491,664         50,215          17,247,057
                                                                             ---------------  ---------------  ----------------
NET ASSETS AT DECEMBER 31, 2012                                                 502,663,971         61,884         143,442,614
Changes From Operations:
   - Net investment income (loss)                                                (1,850,241)         2,028          (2,467,740)
   - Net realized gain (loss) on investments                                     35,935,996          7,058          15,346,230
   - Net change in unrealized appreciation or depreciation on investments       133,210,668         66,607          52,267,857
                                                                             ---------------  ---------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   167,296,423         75,693          65,146,347
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          21,027,882        508,895           6,406,547
   - Contract withdrawals and transfers to annuity reserves                     (65,387,432)        (5,100)        (19,430,814)
   - Contract transfers                                                         213,076,180        (15,597)        102,011,607
                                                                             ---------------  ---------------  ----------------
                                                                                168,716,630        488,198          88,987,340
   Annuity Reserves:
   - Annuity Payments                                                               (10,334)            --              (1,475)
   - Receipt (reimbursement) of mortality guarantee adjustments                         973             --                 876
                                                                             ---------------  ---------------  ----------------
                                                                                     (9,361)            --                (599)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            168,707,269        488,198          88,986,741
                                                                             ---------------  ---------------  ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         336,003,692        563,891         154,133,088
                                                                             ---------------  ---------------  ----------------
NET ASSETS AT DECEMBER 31, 2013                                              $  838,667,663     $  625,775      $  297,575,702
                                                                             ===============  ===============  ================





                                                                             LVIP SSGA
                                                                             SMALL-CAP RPM
                                                                             STANDARD CLASS
                                                                             SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                    $     --
Changes From Operations:
   - Net investment income (loss)                                                      --
   - Net realized gain (loss) on investments                                           --
   - Net change in unrealized appreciation or depreciation on investments              --
                                                                             ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                          --
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                                --
   - Contract withdrawals and transfers to annuity reserves                            --
   - Contract transfers                                                                --
                                                                             ---------------
                                                                                       --
   Annuity Reserves:
   - Transfer from accumulation units                                                  --
   - Annuity Payments                                                                  --
   - Receipt (reimbursement) of mortality guarantee adjustments                        --
                                                                             ---------------
                                                                                       --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                   --
                                                                             ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                                --
                                                                             ---------------
NET ASSETS AT DECEMBER 31, 2012                                                        --
Changes From Operations:
   - Net investment income (loss)                                                     406
   - Net realized gain (loss) on investments                                           --
   - Net change in unrealized appreciation or depreciation on investments             652
                                                                             ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                       1,058
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            39,008
   - Contract withdrawals and transfers to annuity reserves                            --
   - Contract transfers                                                                --
                                                                             ---------------
                                                                                   39,008
   Annuity Reserves:
   - Annuity Payments                                                                  --
   - Receipt (reimbursement) of mortality guarantee adjustments                        --
                                                                             ---------------
                                                                                       --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                               39,008
                                                                             ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                            40,066
                                                                             ---------------
NET ASSETS AT DECEMBER 31, 2013                                                  $ 40,066
                                                                             ===============



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013




                                                                                            LVIP SSGA        LVIP SSGA
                                                                            LVIP SSGA       SMALL-MID        SMALL-MID
                                                                            SMALL-CAP RPM   CAP 200          CAP 200
                                                                            SERVICE CLASS   STANDARD CLASS   SERVICE CLASS
                                                                            SUBACCOUNT      SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $         --     $      --     $   89,660,120
Changes From Operations:
   - Net investment income (loss)                                                      --           262            503,268
   - Net realized gain (loss) on investments                                           --           486         10,769,973
   - Net change in unrealized appreciation or depreciation on investments              --           (70)        (1,052,845)
                                                                            --------------  --------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                          --           678         10,220,396
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                                --         7,540          5,050,078
   - Contract withdrawals and transfers to annuity reserves                            --           (57)        (5,935,624)
   - Contract transfers                                                                --        13,379         (5,415,177)
                                                                            --------------  --------------  ---------------
                                                                                       --        20,862         (6,300,723)
   Annuity Reserves:
   - Transfer from accumulation units                                                  --            --                 --
   - Annuity Payments                                                                  --            --                 --
   - Receipt (reimbursement) of mortality guarantee adjustments                        --            --                 --
                                                                            --------------  --------------  ---------------
                                                                                       --            --                 --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                   --        20,862         (6,300,723)
                                                                            --------------  --------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                                --        21,540          3,919,673
                                                                            --------------  --------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                        --        21,540         93,579,793
Changes From Operations:
   - Net investment income (loss)                                                 113,319        15,955            676,462
   - Net realized gain (loss) on investments                                       44,838        45,160         14,076,888
   - Net change in unrealized appreciation or depreciation on investments       1,315,169         8,335         13,642,097
                                                                            --------------  --------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   1,473,326        69,450         28,395,447
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                        16,155,058       452,857          3,655,521
   - Contract withdrawals and transfers to annuity reserves                      (171,487)      (10,881)        (8,202,447)
   - Contract transfers                                                         9,689,224       259,833         (6,682,580)
                                                                            --------------  --------------  ---------------
                                                                               25,672,795       701,809        (11,229,506)
   Annuity Reserves:
   - Annuity Payments                                                                  --            --                 --
   - Receipt (reimbursement) of mortality guarantee adjustments                        --            --                 --
                                                                            --------------  --------------  ---------------
                                                                                       --            --                 --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           25,672,795       701,809        (11,229,506)
                                                                            --------------  --------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        27,146,121       771,259         17,165,941
                                                                            --------------  --------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                              $ 27,146,121     $ 792,799     $  110,745,734
                                                                            ==============  ==============  ===============


                                                                                            LVIP T. ROWE      LVIP T. ROWE
                                                                            LVIP T. ROWE    PRICE STRUCTURED  PRICE STRUCTURED
                                                                            PRICE GROWTH    MID-CAP           MID-CAP
                                                                            STOCK           GROWTH            GROWTH
                                                                            SERVICE CLASS   STANDARD CLASS    SERVICE CLASS
                                                                            SUBACCOUNT      SUBACCOUNT        SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                               $  86,030,329     $ 2,184,638      $  60,225,079
Changes From Operations:
   - Net investment income (loss)                                              (2,006,448)        (40,922)        (1,292,507)
   - Net realized gain (loss) on investments                                    4,708,465         242,142          6,189,659
   - Net change in unrealized appreciation or depreciation on investments      12,156,452          96,396          4,105,170
                                                                            --------------  ----------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                  14,858,469         297,616          9,002,322
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                        13,135,872          17,179         10,725,840
   - Contract withdrawals and transfers to annuity reserves                    (7,525,838)       (416,096)        (5,154,651)
   - Contract transfers                                                        37,132,118         215,454          5,439,463
                                                                            --------------  ----------------  ----------------
                                                                               42,742,152        (183,463)        11,010,652
   Annuity Reserves:
   - Transfer from accumulation units                                                  --              --                 --
   - Annuity Payments                                                             (20,948)             --               (398)
   - Receipt (reimbursement) of mortality guarantee adjustments                    (1,917)             --               (756)
                                                                            --------------  ----------------  ----------------
                                                                                  (22,865)             --             (1,154)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           42,719,287        (183,463)        11,009,498
                                                                            --------------  ----------------  ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        57,577,756         114,153         20,011,820
                                                                            --------------  ----------------  ----------------
NET ASSETS AT DECEMBER 31, 2012                                               143,608,085       2,298,791         80,236,899
Changes From Operations:
   - Net investment income (loss)                                              (2,731,610)        (45,961)        (1,363,906)
   - Net realized gain (loss) on investments                                   10,102,034         317,474          9,121,636
   - Net change in unrealized appreciation or depreciation on investments      43,378,370         455,460         15,788,161
                                                                            --------------  ----------------  ----------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                  50,748,794         726,973         23,545,891
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                        10,686,226          58,184          7,503,889
   - Contract withdrawals and transfers to annuity reserves                   (10,092,575)       (282,058)        (5,351,028)
   - Contract transfers                                                        (6,351,954)       (109,216)       (18,415,548)
                                                                            --------------  ----------------  ----------------
                                                                               (5,758,303)       (333,090)       (16,262,687)
   Annuity Reserves:
   - Annuity Payments                                                              (2,173)             --             (1,255)
   - Receipt (reimbursement) of mortality guarantee adjustments                         4              --                 11
                                                                            --------------  ----------------  ----------------
                                                                                   (2,169)             --             (1,244)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           (5,760,472)       (333,090)       (16,263,931)
                                                                            --------------  ----------------  ----------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        44,988,322         393,883          7,281,960
                                                                            --------------  ----------------  ----------------
NET ASSETS AT DECEMBER 31, 2013                                             $ 188,596,407     $ 2,692,674      $  87,518,859
                                                                            ==============  ================  ================



                                                                                             LVIP UBS         LVIP UBS
                                                                            LVIP TEMPLETON   LARGE CAP        LARGE CAP
                                                                            GROWTH RPM       GROWTH RPM       GROWTH RPM
                                                                            SERVICE CLASS    STANDARD CLASS   SERVICE CLASS
                                                                            SUBACCOUNT       SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                               $  118,673,830    $ 2,112,536    $   48,611,933
Changes From Operations:
   - Net investment income (loss)                                                  196,838        (38,325)         (929,099)
   - Net realized gain (loss) on investments                                     1,411,251        123,274         2,447,067
   - Net change in unrealized appreciation or depreciation on investments       22,383,898        207,792         5,395,610
                                                                            ---------------  --------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   23,991,987        292,741         6,913,578
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                         22,616,527         48,526        11,755,982
   - Contract withdrawals and transfers to annuity reserves                    (10,009,233)      (231,657)       (5,119,021)
   - Contract transfers                                                           (750,394)        20,873        (2,113,214)
                                                                            ---------------  --------------  ---------------
                                                                                11,856,900       (162,258)        4,523,747
   Annuity Reserves:
   - Transfer from accumulation units                                                   --             --                --
   - Annuity Payments                                                                   --             --                --
   - Receipt (reimbursement) of mortality guarantee adjustments                         --             --                --
                                                                            ---------------  --------------  ---------------
                                                                                        --             --                --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            11,856,900       (162,258)        4,523,747
                                                                            ---------------  --------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         35,848,887        130,483        11,437,325
                                                                            ---------------  --------------  ---------------
NET ASSETS AT DECEMBER 31, 2012                                                154,522,717      2,243,019        60,049,258
Changes From Operations:
   - Net investment income (loss)                                                 (418,147)       (38,816)       (1,812,374)
   - Net realized gain (loss) on investments                                     4,308,161        183,219         3,261,316
   - Net change in unrealized appreciation or depreciation on investments       36,077,707        326,861        22,052,314
                                                                            ---------------  --------------  ---------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   39,967,721        471,264        23,501,256
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                        153,963,771          8,457        62,084,184
   - Contract withdrawals and transfers to annuity reserves                    (12,544,669)      (267,407)       (6,972,075)
   - Contract transfers                                                         43,236,807         (8,545)       21,928,845
                                                                            ---------------  --------------  ---------------
                                                                               184,655,909       (267,495)       77,040,954
   Annuity Reserves:
   - Annuity Payments                                                                   --             --                --
   - Receipt (reimbursement) of mortality guarantee adjustments                         --             --                --
                                                                            ---------------  --------------  ---------------
                                                                                        --             --                --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           184,655,909       (267,495)       77,040,954
                                                                            ---------------  --------------  ---------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        224,623,630        203,769       100,542,210
                                                                            ---------------  --------------  ---------------
NET ASSETS AT DECEMBER 31, 2013                                             $  379,146,347    $ 2,446,788    $  160,591,468
                                                                            ===============  ==============  ===============



                                                                            LVIP VANGUARD    LVIP VANGUARD    LVIP VANGUARD
                                                                            DOMESTIC EQUITY  DOMESTIC EQUITY  INTERNATIONAL
                                                                            ETF              ETF              EQUITY ETF
                                                                            STANDARD CLASS   SERVICE CLASS    STANDARD CLASS
                                                                            SUBACCOUNT       SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                  $      --      $  14,571,491     $       --
Changes From Operations:
   - Net investment income (loss)                                                    731            (41,842)         1,318
   - Net realized gain (loss) on investments                                         164            661,199             89
   - Net change in unrealized appreciation or depreciation on investments          2,181          2,552,433          2,881
                                                                            ---------------  ---------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      3,076          3,171,790          4,288
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           80,086         12,533,867         43,307
   - Contract withdrawals and transfers to annuity reserves                       (1,033)        (1,858,594)          (670)
   - Contract transfers                                                           30,002         16,311,856         10,858
                                                                            ---------------  ---------------  --------------
                                                                                 109,055         26,987,129         53,495
   Annuity Reserves:
   - Transfer from accumulation units                                                 --                 --             --
   - Annuity Payments                                                                 --                 --             --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --                 --             --
                                                                            ---------------  ---------------  --------------
                                                                                      --                 --             --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             109,055         26,987,129         53,495
                                                                            ---------------  ---------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          112,131         30,158,919         57,783
                                                                            ---------------  ---------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                  112,131         44,730,410         57,783
Changes From Operations:
   - Net investment income (loss)                                                    409           (341,459)         5,561
   - Net realized gain (loss) on investments                                       5,941          1,982,855          2,676
   - Net change in unrealized appreciation or depreciation on investments         61,544         13,114,686         10,351
                                                                            ---------------  ---------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                     67,894         14,756,082         18,588
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          208,735         10,268,674        298,572
   - Contract withdrawals and transfers to annuity reserves                      (25,922)        (2,662,971)       (10,009)
   - Contract transfers                                                           12,199         14,160,162         (5,772)
                                                                            ---------------  ---------------  --------------
                                                                                 195,012         21,765,865        282,791
   Annuity Reserves:
   - Annuity Payments                                                                 --               (281)            --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --                 --             --
                                                                            ---------------  ---------------  --------------
                                                                                      --               (281)            --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             195,012         21,765,584        282,791
                                                                            ---------------  ---------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          262,906         36,521,666        301,379
                                                                            ---------------  ---------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                                $ 375,037      $  81,252,076     $  359,162
                                                                            ===============  ===============  ==============



                                                                            LVIP VANGUARD
                                                                            INTERNATIONAL
                                                                            EQUITY ETF
                                                                            SERVICE CLASS
                                                                            SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $  8,915,387
Changes From Operations:
   - Net investment income (loss)                                                 641,049
   - Net realized gain (loss) on investments                                      115,365
   - Net change in unrealized appreciation or depreciation on investments       2,111,210
                                                                            --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   2,867,624
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                         8,353,303
   - Contract withdrawals and transfers to annuity reserves                      (838,451)
   - Contract transfers                                                         6,847,621
                                                                            --------------
                                                                               14,362,473
   Annuity Reserves:
   - Transfer from accumulation units                                                  --
   - Annuity Payments                                                                  --
   - Receipt (reimbursement) of mortality guarantee adjustments                        --
                                                                            --------------
                                                                                       --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           14,362,473
                                                                            --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        17,230,097
                                                                            --------------
NET ASSETS AT DECEMBER 31, 2012                                                26,145,484
Changes From Operations:
   - Net investment income (loss)                                                 188,131
   - Net realized gain (loss) on investments                                      570,100
   - Net change in unrealized appreciation or depreciation on investments       3,351,149
                                                                            --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   4,109,380
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                         5,600,524
   - Contract withdrawals and transfers to annuity reserves                    (1,285,781)
   - Contract transfers                                                         7,035,836
                                                                            --------------
                                                                               11,350,579
   Annuity Reserves:
   - Annuity Payments                                                                  --
   - Receipt (reimbursement) of mortality guarantee adjustments                        --
                                                                            --------------
                                                                                       --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           11,350,579
                                                                            --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        15,459,959
                                                                            --------------
NET ASSETS AT DECEMBER 31, 2013                                              $ 41,605,443
                                                                            ==============



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013




                                                                             LVIP VIP         LVIP VIP       LORD ABBETT
                                                                             CONTRAFUND       CONTRAFUND     FUNDAMENTAL
                                                                             RPM              RPM            EQUITY
                                                                             STANDARD CLASS   SERVICE CLASS  CLASS VC
                                                                             SUBACCOUNT       SUBACCOUNT     SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                  $      --     $          --   $  14,435,281
Changes From Operations:
   - Net investment income (loss)                                                     --                --         (59,013)
   - Net realized gain (loss) on investments                                          --                --         468,564
   - Net change in unrealized appreciation or depreciation on investments             --                --         977,048
                                                                             --------------  --------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                         --                --       1,386,599
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                               --                --         168,100
   - Contract withdrawals and transfers to annuity reserves                           --                --        (720,628)
   - Contract transfers                                                               --                --        (349,438)
                                                                             --------------  --------------  --------------
                                                                                      --                --        (901,966)
   Annuity Reserves:
   - Transfer from accumulation units                                                 --                --              --
   - Annuity Payments                                                                 --                --              --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --                --              --
                                                                             --------------  --------------  --------------
                                                                                      --                --              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                                  --                --        (901,966)
                                                                             --------------  --------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                               --                --         484,633
                                                                             --------------  --------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                       --                --      14,919,914
Changes From Operations:
   - Net investment income (loss)                                                    958           275,897        (115,134)
   - Net realized gain (loss) on investments                                          11            55,659       2,823,693
   - Net change in unrealized appreciation or depreciation on investments          2,091         5,336,422       2,075,200
                                                                             --------------  --------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                      3,060         5,667,978       4,783,759
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          110,294        50,584,830         295,024
   - Contract withdrawals and transfers to annuity reserves                         (554)         (607,095)       (924,264)
   - Contract transfers                                                               --        39,989,982      (1,836,597)
                                                                             --------------  --------------  --------------
                                                                                 109,740        89,967,717      (2,465,837)
   Annuity Reserves:
   - Annuity Payments                                                                 --                --              --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --                --              --
                                                                             --------------  --------------  --------------
                                                                                      --                --              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             109,740        89,967,717      (2,465,837)
                                                                             --------------  --------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          112,800        95,635,695       2,317,922
                                                                             --------------  --------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                                $ 112,800     $  95,635,695   $  17,237,836
                                                                             ==============  ==============  ==============




                                                                             MFS VIT        MFS VIT         MFS VIT
                                                                             CORE EQUITY    GROWTH          GROWTH
                                                                             SERVICE CLASS  INITIAL CLASS   SERVICE CLASS
                                                                             SUBACCOUNT     SUBACCOUNT      SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $ 2,225,017    $ 2,664,912    $  18,605,962
Changes From Operations:
   - Net investment income (loss)                                                (25,263)       (39,706)        (373,285)
   - Net realized gain (loss) on investments                                     122,043          9,035        1,328,199
   - Net change in unrealized appreciation or depreciation on investments        194,034        437,367        1,886,820
                                                                             -------------  -------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    290,814        406,696        2,841,734
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            2,434          5,549        3,160,579
   - Contract withdrawals and transfers to annuity reserves                     (326,574)      (263,705)      (1,904,930)
   - Contract transfers                                                          (47,868)       (40,681)       1,792,537
                                                                             -------------  -------------  --------------
                                                                                (372,008)      (298,837)       3,048,186
   Annuity Reserves:
   - Transfer from accumulation units                                                 --             --               --
   - Annuity Payments                                                                 --             10               --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --        (16,252)              --
                                                                             -------------  -------------  --------------
                                                                                      --        (16,242)              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            (372,008)      (315,079)       3,048,186
                                                                             -------------  -------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          (81,194)        91,617        5,889,920
                                                                             -------------  -------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                2,143,823      2,756,529       24,495,882
Changes From Operations:
   - Net investment income (loss)                                                (21,164)       (35,439)        (439,827)
   - Net realized gain (loss) on investments                                     145,235         99,179        1,950,122
   - Net change in unrealized appreciation or depreciation on investments        564,855        843,529        7,572,993
                                                                             -------------  -------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    688,926        907,269        9,083,288
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            2,716         16,321        3,255,661
   - Contract withdrawals and transfers to annuity reserves                     (182,877)      (264,400)      (1,776,990)
   - Contract transfers                                                          135,081         (4,244)       3,953,777
                                                                             -------------  -------------  --------------
                                                                                 (45,080)      (252,323)       5,432,448
   Annuity Reserves:
   - Annuity Payments                                                                 --             --               --
   - Receipt (reimbursement) of mortality guarantee adjustments                       --             --               --
                                                                             -------------  -------------  --------------
                                                                                      --             --               --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             (45,080)      (252,323)       5,432,448
                                                                             -------------  -------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          643,846        654,946       14,515,736
                                                                             -------------  -------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                              $ 2,787,669    $ 3,411,475    $  39,011,618
                                                                             =============  =============  ==============




                                                                             MFS VIT          MFS VIT          MFS VIT
                                                                             TOTAL RETURN     TOTAL RETURN     UTILITIES
                                                                             INITIAL CLASS    SERVICE CLASS    INITIAL CLASS
                                                                             SUBACCOUNT       SUBACCOUNT       SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $ 11,755,872   $   287,424,116   $  10,788,087
Changes From Operations:
   - Net investment income (loss)                                                 148,033         2,501,419         547,207
   - Net realized gain (loss) on investments                                      127,300         2,214,741         392,568
   - Net change in unrealized appreciation or depreciation on investments         791,220        20,409,000         234,512
                                                                             -------------  ----------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   1,066,553        25,125,160       1,174,287
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            10,059         1,975,993         138,132
   - Contract withdrawals and transfers to annuity reserves                    (1,841,618)      (33,169,305)     (1,547,554)
   - Contract transfers                                                          (275,486)       (2,969,494)       (362,807)
                                                                             -------------  ----------------  --------------
                                                                               (2,107,045)      (34,162,806)     (1,772,229)
   Annuity Reserves:
   - Transfer from accumulation units                                                  --                --              --
   - Annuity Payments                                                              (2,685)          (12,383)         (8,002)
   - Receipt (reimbursement) of mortality guarantee adjustments                        27             1,563         (27,343)
                                                                             -------------  ----------------  --------------
                                                                                   (2,658)          (10,820)        (35,345)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           (2,109,703)      (34,173,626)     (1,807,574)
                                                                             -------------  ----------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        (1,043,150)       (9,048,466)       (633,287)
                                                                             -------------  ----------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                10,712,722       278,375,650      10,154,800
Changes From Operations:
   - Net investment income (loss)                                                  30,523        (1,736,397)         94,868
   - Net realized gain (loss) on investments                                      371,034        48,970,308         597,536
   - Net change in unrealized appreciation or depreciation on investments       1,282,650       (18,194,394)      1,127,717
                                                                             -------------  ----------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   1,684,207        29,039,517       1,820,121
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            39,735           750,065           8,437
   - Contract withdrawals and transfers to annuity reserves                    (1,578,931)      (12,981,272)     (1,090,734)
   - Contract transfers                                                          (622,410)     (295,178,936)        (93,524)
                                                                             -------------  ----------------  --------------
                                                                               (2,161,606)     (307,410,143)     (1,175,821)
   Annuity Reserves:
   - Annuity Payments                                                              (2,988)           (5,024)         (6,096)
   - Receipt (reimbursement) of mortality guarantee adjustments                        73                --             622
                                                                             -------------  ----------------  --------------
                                                                                   (2,915)           (5,024)         (5,474)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           (2,164,521)     (307,415,167)     (1,181,295)
                                                                             -------------  ----------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          (480,314)     (278,375,650)        638,826
                                                                             -------------  ----------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                              $ 10,232,408   $            --   $  10,793,626
                                                                             =============  ================  ==============


                                                                                              MORGAN
                                                                                              STANLEY
                                                                              MFS VIT         UIF CAPITAL   NB AMT
                                                                              UTILITIES       GROWTH        MID CAP
                                                                              SERVICE CLASS   CLASS II      GROWTH I CLASS
                                                                              SUBACCOUNT      SUBACCOUNT    SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $  187,068,650   $ 1,463,259   $  42,704,716
Changes From Operations:
   - Net investment income (loss)                                                 9,578,620       (14,567)       (670,921)
   - Net realized gain (loss) on investments                                      3,622,063       118,315       4,680,174
   - Net change in unrealized appreciation or depreciation on investments         8,186,917        89,482         413,549
                                                                             ---------------  ------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    21,387,600       193,230       4,422,802
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          11,585,690         1,882         373,806
   - Contract withdrawals and transfers to annuity reserves                     (20,150,241)     (108,648)     (5,939,916)
   - Contract transfers                                                           2,569,404        35,384      (4,675,765)
                                                                             ---------------  ------------  --------------
                                                                                 (5,995,147)      (71,382)    (10,241,875)
   Annuity Reserves:
   - Transfer from accumulation units                                                 8,736            --              --
   - Annuity Payments                                                               (19,639)           --            (392)
   - Receipt (reimbursement) of mortality guarantee adjustments                      (1,095)           --          (8,665)
                                                                             ---------------  ------------  --------------
                                                                                    (11,998)           --          (9,057)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                             (6,007,145)      (71,382)    (10,250,932)
                                                                             ---------------  ------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          15,380,455       121,848      (5,828,130)
                                                                             ---------------  ------------  --------------
NET ASSETS AT DECEMBER 31, 2012                                                 202,449,105     1,585,107      36,876,586
Changes From Operations:
   - Net investment income (loss)                                                   950,393       (12,131)       (236,204)
   - Net realized gain (loss) on investments                                     12,465,093       227,837      17,491,888
   - Net change in unrealized appreciation or depreciation on investments        21,861,013       454,266     (12,183,928)
                                                                             ---------------  ------------  --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    35,276,499       669,972       5,071,756
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                           8,866,287        12,989         144,544
   - Contract withdrawals and transfers to annuity reserves                     (20,190,343)     (204,735)     (1,953,032)
   - Contract transfers                                                          (8,627,497)      (65,264)    (40,139,854)
                                                                             ---------------  ------------  --------------
                                                                                (19,951,553)     (257,010)    (41,948,342)
   Annuity Reserves:
   - Annuity Payments                                                               (17,335)           --              --
   - Receipt (reimbursement) of mortality guarantee adjustments                      (1,103)           --              --
                                                                             ---------------  ------------  --------------
                                                                                    (18,438)           --              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            (19,969,991)     (257,010)    (41,948,342)
                                                                             ---------------  ------------  --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          15,306,508       412,962     (36,876,586)
                                                                             ---------------  ------------  --------------
NET ASSETS AT DECEMBER 31, 2013                                              $  217,755,613   $ 1,998,069   $          --
                                                                             ===============  ============  ==============



                                                                              NB AMT
                                                                              MID CAP
                                                                              INTRINSIC
                                                                              VALUE I CLASS
                                                                              SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                                $  40,147,591
Changes From Operations:
   - Net investment income (loss)                                                 (409,959)
   - Net realized gain (loss) on investments                                    10,489,849
   - Net change in unrealized appreciation or depreciation on investments       (4,998,733)
                                                                             --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                    5,081,157
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            461,036
   - Contract withdrawals and transfers to annuity reserves                     (5,836,704)
   - Contract transfers                                                         (3,141,674)
                                                                             --------------
                                                                                (8,517,342)
   Annuity Reserves:
   - Transfer from accumulation units                                                   --
   - Annuity Payments                                                              (15,207)
   - Receipt (reimbursement) of mortality guarantee adjustments                          9
                                                                             --------------
                                                                                   (15,198)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            (8,532,540)
                                                                             --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         (3,451,383)
                                                                             --------------
NET ASSETS AT DECEMBER 31, 2012                                                 36,696,208
Changes From Operations:
   - Net investment income (loss)                                                 (196,089)
   - Net realized gain (loss) on investments                                       838,772
   - Net change in unrealized appreciation or depreciation on investments       10,973,336
                                                                             --------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                   11,616,019
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                            190,541
   - Contract withdrawals and transfers to annuity reserves                     (6,769,771)
   - Contract transfers                                                         (1,033,974)
                                                                             --------------
                                                                                (7,613,204)
   Annuity Reserves:
   - Annuity Payments                                                               (7,205)
   - Receipt (reimbursement) of mortality guarantee adjustments                         91
                                                                             --------------
                                                                                    (7,114)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            (7,620,318)
                                                                             --------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                          3,995,701
                                                                             --------------
NET ASSETS AT DECEMBER 31, 2013                                              $  40,691,909
                                                                             ==============



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

YEARS ENDED DECEMBER 31, 2012 AND 2013



                                                                           OPPENHEIMER    PIMCO VIT             PUTNAM VT
                                                                           GLOBAL         COMMODITYREALRETURN   GLOBAL
                                                                           FUND/VA        STRATEGY              HEALTH CARE
                                                                           SERVICE CLASS  ADVISOR CLASS         CLASS IB
                                                                           SUBACCOUNT     SUBACCOUNT            SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                               $ 6,783,278       $ 14,298,970      $ 2,578,235
Changes From Operations:
   - Net investment income (loss)                                                71,060            131,364          (16,345)
   - Net realized gain (loss) on investments                                     96,194           (436,182)         293,847
   - Net change in unrealized appreciation or depreciation on investments     1,173,368            656,996          250,763
                                                                           -------------  --------------------  ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                 1,340,622            352,178          528,265
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          80,390          1,315,164            9,589
   - Contract withdrawals and transfers to annuity reserves                    (324,039)        (2,169,871)        (501,591)
   - Contract transfers                                                        (282,052)           164,230        2,399,508
                                                                           -------------  --------------------  ------------
                                                                               (525,701)          (690,477)       1,907,506
Annuity Reserves:
   - Transfer from accumulation units                                                --                 --               --
   - Annuity Payments                                                                --             (4,213)              --
   - Receipt (reimbursement) of mortality guarantee adjustments                      --               (383)              --
                                                                           -------------  --------------------  ------------
                                                                                     --             (4,596)              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           (525,701)          (695,073)       1,907,506
                                                                           -------------  --------------------  ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                         814,921           (342,895)       2,435,771
                                                                           -------------  --------------------  ------------
NET ASSETS AT DECEMBER 31, 2012                                               7,598,199         13,956,075        5,014,006
Changes From Operations:
   - Net investment income (loss)                                                16,981             14,302          (15,553)
   - Net realized gain (loss) on investments                                    311,799           (906,844)         790,367
   - Net change in unrealized appreciation or depreciation on investments     1,538,994         (1,405,139)         904,260
                                                                           -------------  --------------------  ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                 1,867,774         (2,297,681)       1,679,074
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                          89,646          1,705,251           35,616
   - Contract withdrawals and transfers to annuity reserves                    (412,350)        (1,403,815)        (452,943)
   - Contract transfers                                                        (350,640)           340,331       (2,219,931)
                                                                           -------------  --------------------  ------------
                                                                               (673,344)           641,767       (2,637,258)
   Annuity Reserves:
   - Annuity Payments                                                                --             (4,008)              --
   - Receipt (reimbursement) of mortality guarantee adjustments                      --                  4               --
                                                                           -------------  --------------------  ------------
                                                                                     --             (4,004)              --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                           (673,344)           637,763       (2,637,258)
                                                                           -------------  --------------------  ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                       1,194,430         (1,659,918)        (958,184)
                                                                           -------------  --------------------  ------------
NET ASSETS AT DECEMBER 31, 2013                                             $ 8,792,629       $ 12,296,157      $ 4,055,822
                                                                           =============  ====================  ============


                                                                           PUTNAM VT
                                                                           GROWTH &
                                                                           INCOME
                                                                           CLASS IB
                                                                           SUBACCOUNT
------------------------------------------------------------------------------------------------------------------------------------
NET ASSETS AT JANUARY 1, 2012                                              $ 1,384,436
Changes From Operations:
   - Net investment income (loss)                                                1,719
   - Net realized gain (loss) on investments                                   (62,401)
   - Net change in unrealized appreciation or depreciation on investments      279,900
                                                                           ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                  219,218
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                         32,906
   - Contract withdrawals and transfers to annuity reserves                   (280,836)
   - Contract transfers                                                        (70,404)
                                                                           ------------
                                                                              (318,334)
Annuity Reserves:
   - Transfer from accumulation units                                               --
   - Annuity Payments                                                               --
   - Receipt (reimbursement) of mortality guarantee adjustments                     --
                                                                           ------------
                                                                                    --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                          (318,334)
                                                                           ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        (99,116)
                                                                           ------------
NET ASSETS AT DECEMBER 31, 2012                                              1,285,320
Changes From Operations:
   - Net investment income (loss)                                               (1,285)
   - Net realized gain (loss) on investments                                    15,204
   - Net change in unrealized appreciation or depreciation on investments      412,000
                                                                           ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   OPERATIONS                                                                  425,919
Changes From Unit Transactions:
   Accumulation Units:
   - Contract purchases                                                         17,008
   - Contract withdrawals and transfers to annuity reserves                   (205,607)
   - Contract transfers                                                        222,274
                                                                           ------------
                                                                                33,675
   Annuity Reserves:
   - Annuity Payments                                                               --
   - Receipt (reimbursement) of mortality guarantee adjustments                     --
                                                                           ------------
                                                                                    --
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM
   UNIT TRANSACTIONS                                                            33,675
                                                                           ------------
TOTAL INCREASE (DECREASE) IN NET ASSETS                                        459,594
                                                                           ------------
NET ASSETS AT DECEMBER 31, 2013                                            $ 1,744,914
                                                                           ============



See accompanying notes.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013

1. ACCOUNTING POLICIES AND VARIABLE ACCOUNT INFORMATION

THE VARIABLE ACCOUNT: Lincoln Life Variable Annuity Account N (the Variable Account) is a segregated investment account of The Lincoln National Life Insurance Company (the Company) and is registered as a unit investment trust with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended. The operations of the Variable Account, which commenced on November 24, 1998, are part of the operations of the Company. The Variable Account consists of twenty-three products as follows:

-   Lincoln ChoicePlus     -   Lincoln ChoicePlus
-   Lincoln ChoicePlus     Assurance A Class
Access                     -   Lincoln ChoicePlus
-   Lincoln ChoicePlus     Assurance B Class
Bonus                      -   Lincoln ChoicePlus
-   Lincoln ChoicePlus II  Signature
-   Lincoln ChoicePlus II  -   Lincoln ChoicePlus
Access                     Rollover
-   Lincoln ChoicePlus II  -   Lincoln ChoicePlus
Advance                    Fusion
-   Lincoln ChoicePlus II  -   Lincoln Investment
Bonus                      Solutions
-   Lincoln ChoicePlus     -   Lincoln ChoicePlus
Design                     Assurance Series B
-   Lincoln ChoicePlus     Share
Assurance A Share          -   Lincoln ChoicePlus
-   Lincoln ChoicePlus     Assurance Series C
Assurance B Share          Share
-   Lincoln ChoicePlus     -   Lincoln ChoicePlus
Assurance Bonus            Assurance Series L
-   Lincoln ChoicePlus     Share
Assurance C Share          -   Lincoln ChoicePlus
-   Lincoln ChoicePlus     Assurance Prime
Assurance L Share


The assets of the Variable Account are owned by the Company. The Variable Account's assets support the annuity contracts and may not be used to satisfy liabilities arising from any other business of the Company.

BASIS OF PRESENTATION: The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for unit investment trusts.

ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions affecting the reported amounts as of the date of the financial statements. Those estimates are inherently subject to change and actual results could differ from those estimates. Included among the material (or potentially material) reported amounts that require use of estimates is the fair value of certain assets.

INVESTMENTS: The assets of the Variable Account are divided into variable subaccounts, each of which may be invested in shares of one of two hundred thirty-seven available mutual funds (the Funds) of twenty-one diversified, open-ended management investment companies, each Fund with its own investment objective. The Funds are:

AllianceBernstein Variable Products Series Fund, Inc. (ABVPSF):
   ABVPSF Global Thematic Growth Class A Portfolio**
   ABVPSF Global Thematic Growth Class B Portfolio
   ABVPSF Growth and Income Class A Portfolio**
   ABVPSF Growth and Income Class B Portfolio**
   ABVPSF International Value Class A Portfolio**
   ABVPSF International Value Class B Portfolio
   ABVPSF Large Cap Growth Class B Portfolio
   ABVPSF Small/Mid Cap Value Class A Portfolio**
   ABVPSF Small/Mid Cap Value Class B Portfolio
American Century Variable Portfolios, Inc. (American Century VP):
   American Century VP Inflation Protection Class I Fund**
   American Century VP Inflation Protection Class II Fund**
American Funds Insurance Series (American Funds):
   American Funds Asset Allocation Class 1 Fund
   American Funds Blue Chip Income and Growth Class 1 Fund
   American Funds Bond Class 1 Fund
   American Funds Global Balanced Class 1 Fund
   American Funds Global Bond Class 1 Fund
   American Funds Global Growth Class 1 Fund
   American Funds Global Growth Class 2 Fund
   American Funds Global Growth and Income Class 1 Fund
   American Funds Global Small Capitalization Class 1 Fund
   American Funds Global Small Capitalization Class 2 Fund
   American Funds Growth Class 1 Fund
   American Funds Growth Class 2 Fund
   American Funds Growth-Income Class 1 Fund
   American Funds Growth-Income Class 2 Fund
   American Funds High-Income Bond Class 1 Fund
   American Funds International Class 1 Fund
   American Funds International Class 2 Fund
   American Funds International Growth and Income Class 1 Fund
   American Funds Managed Risk Asset Allocation Class P1 Fund
   American Funds Managed Risk Asset Allocation Class P2 Fund**
   American Funds Managed Risk Blue Chip Income and Growth Class P1 Fund American Funds Managed Risk Growth Class P1 Fund

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

   American Funds Managed Risk Growth-Income Class P1 Fund
   American Funds Managed Risk International Class P1 Fund**
   American Funds Mortgage Class 1 Fund
   American Funds New World Class 1 Fund
   American Funds U.S. Government/AAA-Rated Securities Class 1 Fund BlackRock Variable Series Funds, Inc. (BlackRock):
   BlackRock Global Allocation V.I. Class I Fund
   BlackRock Global Allocation V.I. Class III Fund
Delaware VIP Trust (Delaware VIP):
   Delaware VIP Diversified Income Standard Class Series
   Delaware VIP Diversified Income Service Class Series
   Delaware VIP Emerging Markets Standard Class Series**
   Delaware VIP Emerging Markets Service Class Series
   Delaware VIP High Yield Standard Class Series
   Delaware VIP High Yield Service Class Series
   Delaware VIP International Value Equity Standard Class Series Delaware VIP Limited-Term Diversified Income Standard Class Series Delaware VIP Limited-Term Diversified Income Service Class Series Delaware VIP REIT Standard Class Series
   Delaware VIP REIT Service Class Series
   Delaware VIP Small Cap Value Standard Class Series
   Delaware VIP Small Cap Value Service Class Series
   Delaware VIP Smid Cap Growth Standard Class Series
   Delaware VIP Smid Cap Growth Service Class Series
   Delaware VIP U.S. Growth Standard Class Series**
   Delaware VIP U.S. Growth Service Class Series
   Delaware VIP Value Standard Class Series
   Delaware VIP Value Service Class Series
DWS Variable Series II (DWS):
   DWS Alternative Asset Allocation VIP Class A Portfolio
   DWS Alternative Asset Allocation VIP Class B Portfolio
DWS Investments VIT Funds (DWS):
   DWS Equity 500 Index VIP Class A Portfolio
   DWS Equity 500 Index VIP Class B Portfolio**
   DWS Small Cap Index VIP Class A Portfolio
   DWS Small Cap Index VIP Class B Portfolio**
Fidelity Variable Insurance Products Fund (Fidelity VIP):
   Fidelity VIP Contrafund Initial Class Portfolio**
   Fidelity VIP Contrafund Service Class 2 Portfolio
   Fidelity VIP Equity-Income Initial Class Portfolio**
   Fidelity VIP Equity-Income Service Class 2 Portfolio**
   Fidelity VIP Growth Initial Class Portfolio
   Fidelity VIP Growth Service Class 2 Portfolio
   Fidelity VIP Mid Cap Initial Class Portfolio**
   Fidelity VIP Mid Cap Service Class 2 Portfolio
   Fidelity VIP Overseas Initial Class Portfolio**
   Fidelity VIP Overseas Service Class 2 Portfolio**
Franklin Templeton Variable Insurance Products Trust (FTVIPT):
   FTVIPT Franklin Income Securities Class 1 Fund**
   FTVIPT Franklin Income Securities Class 2 Fund
   FTVIPT Franklin Small-Mid Cap Growth Securities Class 1 Fund** FTVIPT Franklin Small-Mid Cap Growth Securities Class 2 Fund FTVIPT Mutual Shares Securities Class 1 Fund**
   FTVIPT Mutual Shares Securities Class 2 Fund
   FTVIPT Templeton Global Bond Securities Class 2 Fund
   FTVIPT Templeton Growth Securities Class 2 Fund
Goldman Sachs Variable Insurance Trust (Goldman Sachs VIT):
   Goldman Sachs VIT Large Cap Value Service Class Fund
Hunting VA Funds:
   Huntington VA Balanced Fund
   Huntington VA Dividend Capture Fund
Invesco Variable Insurance Funds (Invesco V.I.):
   Invesco V.I. American Franchise Series I Fund
   Invesco V.I. American Franchise Series II Fund
   Invesco V.I. Core Equity Series I Fund
   Invesco V.I. Core Equity Series II Fund
   Invesco V.I. International Growth Series I Fund
   Invesco V.I. International Growth Series II Fund
Janus Aspen Series:
   Janus Aspen Balanced Service Class Portfolio
   Janus Aspen Enterprise Service Class Portfolio
   Janus Aspen Global Research Service Class Portfolio
Lincoln Variable Insurance Products Trust (LVIP)*:
   LVIP American Balanced Allocation Standard Class Fund
   LVIP American Global Growth Service Class II Fund
   LVIP American Global Small Capitalization Service Class II Fund LVIP American Growth Allocation Standard Class Fund
   LVIP American Growth Service Class II Fund
   LVIP American Growth-Income Service Class II Fund
   LVIP American Income Allocation Standard Class Fund
   LVIP American International Service Class II Fund
   LVIP American Preservation Standard Class Fund
   LVIP American Preservation Service Class Fund**
   LVIP Baron Growth Opportunities Standard Class Fund**
   LVIP Baron Growth Opportunities Service Class Fund
   LVIP BlackRock Emerging Markets RPM Standard Class Fund
   LVIP BlackRock Emerging Markets RPM Service Class Fund
   LVIP BlackRock Equity Dividend RPM Standard Class Fund
   LVIP BlackRock Equity Dividend RPM Service Class Fund

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

   LVIP BlackRock Global Allocation V.I. RPM Standard Class Fund
   LVIP BlackRock Global Allocation V.I. RPM Service Class Fund
   LVIP BlackRock Inflation Protected Bond Standard Class Fund
   LVIP BlackRock Inflation Protected Bond Service Class Fund
   LVIP Capital Growth Standard Class Fund**
   LVIP Capital Growth Service Class Fund
   LVIP Clarion Global Real Estate Standard Class Fund**
   LVIP Clarion Global Real Estate Service Class Fund
   LVIP Columbia Small-Mid Cap Growth RPM Standard Class Fund**
   LVIP Columbia Small-Mid Cap Growth RPM Service Class Fund
   LVIP Delaware Bond Standard Class Fund
   LVIP Delaware Bond Service Class Fund
   LVIP Delaware Diversified Floating Rate Standard Class Fund
   LVIP Delaware Diversified Floating Rate Service Class Fund
   LVIP Delaware Foundation Aggressive Allocation Standard Class Fund LVIP Delaware Foundation Aggressive Allocation Service Class Fund
   LVIP Delaware Foundation Conservative Allocation Standard Class Fund** LVIP Delaware Foundation Conservative Allocation Service Class Fund** LVIP Delaware Foundation Moderate Allocation Standard Class Fund** LVIP Delaware Foundation Moderate Allocation Service Class Fund**
   LVIP Delaware Growth and Income Standard Class Fund**
   LVIP Delaware Growth and Income Service Class Fund
   LVIP Delaware Social Awareness Standard Class Fund
   LVIP Delaware Social Awareness Service Class Fund
   LVIP Delaware Special Opportunities Standard Class Fund**
   LVIP Delaware Special Opportunities Service Class Fund
   LVIP Dimensional Non-U.S. Equity RPM Standard Class Fund
   LVIP Dimensional Non-U.S. Equity RPM Service Class Fund
   LVIP Dimensional U.S. Equity RPM Standard Class Fund
   LVIP Dimensional U.S. Equity RPM Service Class Fund
   LVIP Dimensional/Vanguard Total Bond Standard Class Fund
   LVIP Dimensional/Vanguard Total Bond Service Class Fund
   LVIP Global Income Standard Class Fund**
   LVIP Global Income Service Class Fund
   LVIP JPMorgan High Yield Standard Class Fund**
   LVIP JPMorgan High Yield Service Class Fund
   LVIP JPMorgan Mid Cap Value RPM Standard Class Fund**
   LVIP JPMorgan Mid Cap Value RPM Service Class Fund
   LVIP Managed Risk Profile 2010 Service Class Fund
   LVIP Managed Risk Profile 2020 Service Class Fund
   LVIP Managed Risk Profile 2030 Service Class Fund
   LVIP Managed Risk Profile 2040 Service Class Fund
   LVIP Managed Risk American Balanced Allocation Standard Class Fund LVIP Managed Risk American Growth Allocation Standard Class Fund
   LVIP Managed Risk Profile Conservative Standard Class Fund**
   LVIP Managed Risk Profile Conservative Service Class Fund
   LVIP Managed Risk Profile Growth Standard Class Fund
   LVIP Managed Risk Profile Growth Service Class Fund
   LVIP Managed Risk Profile Moderate Standard Class Fund
   LVIP Managed Risk Profile Moderate Service Class Fund
   LVIP MFS International Growth Standard Class Fund**
   LVIP MFS International Growth Service Class Fund
   LVIP MFS International Growth RPM Standard Class Fund**
   LVIP MFS International Growth RPM Service Class Fund
   LVIP MFS Value Standard Class Fund**
   LVIP MFS Value Service Class Fund
   LVIP Mid-Cap Value Standard Class Fund**
   LVIP Mid-Cap Value Service Class Fund
   LVIP Mondrian International Value Standard Class Fund
   LVIP Mondrian International Value Service Class Fund
   LVIP Money Market Standard Class Fund
   LVIP Money Market Service Class Fund
   LVIP SSgA Bond Index Standard Class Fund
   LVIP SSgA Bond Index Service Class Fund
   LVIP SSgA Conservative Index Allocation Standard Class Fund**
   LVIP SSgA Conservative Index Allocation Service Class Fund
   LVIP SSgA Conservative Structured Allocation Standard Class Fund** LVIP SSgA Conservative Structured Allocation Service Class Fund
   LVIP SSgA Developed International 150 Standard Class Fund
   LVIP SSgA Developed International 150 Service Class Fund
   LVIP SSgA Emerging Markets 100 Standard Class Fund
   LVIP SSgA Emerging Markets 100 Service Class Fund
   LVIP SSgA Global Tactical Allocation RPM Standard Class Fund
   LVIP SSgA Global Tactical Allocation RPM Service Class Fund

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

   LVIP SSgA International Index Standard Class Fund
   LVIP SSgA International Index Service Class Fund
   LVIP SSgA Large Cap 100 Standard Class Fund
   LVIP SSgA Large Cap 100 Service Class Fund
   LVIP SSgA Large Cap RPM Standard Class Fund
   LVIP SSgA Large Cap RPM Service Class Fund
   LVIP SSgA Moderate Index Allocation Standard Class Fund**
   LVIP SSgA Moderate Index Allocation Service Class Fund
   LVIP SSgA Moderate Structured Allocation Standard Class Fund**
   LVIP SSgA Moderate Structured Allocation Service Class Fund
   LVIP SSgA Moderately Aggressive Index Allocation Standard Class Fund** LVIP SSgA Moderately Aggressive Index Allocation Service Class Fund
   LVIP SSgA Moderately Aggressive Structured Allocation Standard Class
     Fund**
   LVIP SSgA Moderately Aggressive Structured Allocation Service Class Fund LVIP SSgA S&P 500 Index Standard Class Fund
   LVIP SSgA S&P 500 Index Service Class Fund
   LVIP SSgA Small-Cap Index Standard Class Fund
   LVIP SSgA Small-Cap Index Service Class Fund
   LVIP SSgA Small-Cap RPM Standard Class Fund
   LVIP SSgA Small-Cap RPM Service Class Fund
   LVIP SSgA Small-Mid Cap 200 Standard Class Fund
   LVIP SSgA Small-Mid Cap 200 Service Class Fund
   LVIP T. Rowe Price Growth Stock Standard Class Fund**
   LVIP T. Rowe Price Growth Stock Service Class Fund
   LVIP T. Rowe Price Structured Mid-Cap Growth Standard Class Fund
   LVIP T. Rowe Price Structured Mid-Cap Growth Service Class Fund
   LVIP Templeton Growth RPM Standard Class Fund**
   LVIP Templeton Growth RPM Service Class Fund
   LVIP UBS Large Cap Growth RPM Standard Class Fund
   LVIP UBS Large Cap Growth RPM Service Class Fund
   LVIP Vanguard Domestic Equity ETF Standard Class Fund
   LVIP Vanguard Domestic Equity ETF Service Class Fund
   LVIP Vanguard International Equity ETF Standard Class Fund
   LVIP Vanguard International Equity ETF Service Class Fund
   LVIP VIP Contrafund RPM Standard Class Fund
   LVIP VIP Contrafund RPM Service Class Fund
Lord Abbett Securities Trust (Lord Abbett):
   Lord Abbett Fundamental Equity Class VC Portfolio
MFS Variable Insurance Trust (MFS VIT):
   MFS VIT Core Equity Service Class Series
   MFS VIT Growth Initial Class Series
   MFS VIT Growth Service Class Series
   MFS VIT Total Return Initial Class Series
   MFS VIT Total Return Service Class Series**
   MFS VIT Utilities Initial Class Series
   MFS VIT Utilities Service Class Series
Morgan Stanley Universal Institutional Funds (Morgan Stanley UIF):
   Morgan Stanley UIF Capital Growth Class II Portfolio
Neuberger Berman Advisers Management Trust (NB AMT):
   NB AMT Mid Cap Growth I Class Portfolio**
   NB AMT Mid Cap Intrinsic Value I Class Portfolio
Oppenheimer Variable Account Funds (Oppenheimer):
   Oppenheimer Global Fund/VA Service Class
PIMCO Variable Insurance Trust (PIMCO VIT):
   PIMCO VIT CommodityRealReturn Strategy Administrative Class Portfolio** PIMCO VIT CommodityRealReturn Strategy Advisor Class Portfolio
Putnam Variable Trust (Putnam VT):
   Putnam VT Global Health Care Class IB Fund
   Putnam VT Growth & Income Class IB Fund

*  Denotes an affiliate of the Company
** Available fund with no money invested at December 31, 2013

Investments in the Funds are stated at fair value as determined by the closing net asset value per share on December 31, 2013. The difference between cost and net asset value is reflected as unrealized appreciation or depreciation of investments.

The Variable Account's investments in the Funds are valued in accordance with the Fair Value Measurements and Disclosure Topic of the Financial Accounting Standards Board Accounting Standards Codification (Topic). The Topic defines fair value as the price that the Variable Account would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. The Topic also establishes a framework for measuring fair value and a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability. Inputs may be observable or unobservable and refer broadly to the assumptions that market participants would use in pricing the asset or liability. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the reporting entity's own assessment regarding the assumptions market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The Variable Account's investments in the Funds are assigned a level based upon the observability

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N
of the inputs which are significant to the overall valuation. The three-tier hierarchy of inputs is summarized below.

Level 1 - inputs to the valuation methodology are quoted prices in active markets

Level 2 - inputs to the valuation methodology are observable, directly or indirectly

Level 3 - inputs to the valuation methodology are unobservable and reflect assumptions on the part of the reporting entity

The Variable Account's investments in the Funds are valued within the fair value hierarchy as Level 2. Net asset value is quoted by the Funds as derived by the fair value of the Funds' underlying investments. The Funds are not considered Level 1 as they are not traded in the open market; rather the Company sells and redeems shares at net asset value with the Funds.

Investment transactions are accounted for on a trade-date basis. The cost of investments sold is determined by the average cost method.

DIVIDENDS: Dividends paid to the Variable Account are automatically reinvested in shares of the Funds on the payable date. Dividend income is recorded on the ex-dividend date.

FEDERAL INCOME TAXES: Operations of the Variable Account form a part of and are taxed with operations of the Company, which is taxed as a "life insurance company" under the Internal Revenue Code. The Variable Account will not be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended. Under current federal income tax law, no federal income taxes are payable or receivable with respect to the Variable Account's net investment income and the net realized gain (loss) on investments.

ANNUITY RESERVES: Reserves on contracts not involving life contingencies are calculated using an assumed investment return of 3%, 4%, 5% or 6%, as approved in each state. Reserves on contracts involving life contingencies are calculated using a modification of the 1983a Individual Mortality Table and an assumed investment return of 3%, 4%, 5% or 6%, as approved in each state.



INVESTMENT FUND CHANGES: During 2012, the following funds became available as investment options for account contract owners. Accordingly, for the subaccounts that commenced operations during 2012, the 2012 statements of changes in net assets and total return and investment income ratios in note 3 are for the period from the commencement of operations to December 31, 2012:

American Funds Protected Asset Allocation Class P1 Fund            LVIP BlackRock Emerging Markets Index RPM Service Class Fund
American Funds Protected Asset Allocation Class P2 Fund            LVIP Delaware Foundation Conservative Allocation Standard Class
                                                                    Fund
Invesco Van Kampen V.I. American Franchise Series I Fund           LVIP Delaware Foundation Conservative Allocation Service Class
                                                                    Fund
Invesco Van Kampen V.I. American Franchise Series II Fund          LVIP Delaware Foundation Moderate Allocation Standard Class Fund
LVIP American Preservation Standard Class Fund                     LVIP Delaware Foundation Moderate Allocation Service Class Fund
LVIP American Preservation Service Class Fund                      LVIP Protected American Balanced Allocation Standard Class Fund
LVIP BlackRock Emerging Markets Index RPM Standard Class Fund      LVIP Protected American Growth Allocation Standard Class Fund

During 2012, the Invesco V.I. Capital Appreciation Series I Fund and the Invesco V.I. Capital Appreciation Series II Fund ceased to be available as investment options to Variable Account Contract owners.

Also during 2012, the following funds changed their names:


PREVIOUS FUND NAME                                                NEW FUND NAME
-----------------------------------------------------------------------------------------------------------------------------------
DWS Alternative Asset Allocation Plus VIP Class A Portfolio       DWS Alternative Asset Allocation VIP Class A Portfolio
DWS Alternative Asset Allocation Plus VIP Class B Portfolio       DWS Alternative Asset Allocation VIP Class B Portfolio
LVIP Wells Fargo Intrinsic Value Standard Class Fund              LVIP BlackRock Equity Dividend RPM Standard Class Fund
LVIP Wells Fargo Intrinsic Value Service Class Fund               LVIP BlackRock Equity Dividend RPM Service Class Fund
LVIP Cohen & Steers Global Real Estate Standard Class Fund        LVIP Clarion Global Real Estate Standard Class Fund
LVIP Cohen & Steers Global Real Estate Service Class Fund         LVIP Clarion Global Real Estate Service Class Fund
LVIP Turner Mid-Cap Growth Standard Class Fund                    LVIP Columbia Small-Mid Cap Growth RPM Standard Class Fund
LVIP Turner Mid-Cap Growth Service Class Fund                     LVIP Columbia Small-Mid Cap Growth RPM Service Class Fund
LVIP Columbia Value Opportunities Standard Class Fund             LVIP JPMorgan Mid Cap Value RPM Standard Class Fund
LVIP Columbia Value Opportunities Service Class Fund              LVIP JPMorgan Mid Cap Value RPM Service Class Fund
LVIP SSgA Global Tactical Allocation Standard Class Fund          LVIP SSgA Global Tactical Allocation RPM Standard Class Fund
LVIP SSgA Global Tactical Allocation Service Class Fund           LVIP SSgA Global Tactical Allocation RPM Service Class Fund
LVIP Templeton Growth Standard Class Fund                         LVIP Templeton Growth RPM Standard Class Fund
LVIP Templeton Growth Service Class Fund                          LVIP Templeton Growth RPM Service Class Fund
LVIP Janus Capital Appreciation Standard Class Fund               LVIP UBS Large Cap Growth RPM Standard Class Fund
LVIP Janus Capital Appreciation Service Class Fund                LVIP UBS Large Cap Growth RPM Service Class Fund
NB AMT Regency I Class Portfolio                                  NB AMT Mid Cap Intrinsic Value I Class Portfolio

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

During 2013, the following funds became available as investment options for account contract owners. Accordingly, for the subaccounts that commenced operations during 2013, the 2013 statements of operations and statements of changes in net assets and total return and investment income ratios in note 3 are for the period from the commencement of operations to December 31, 2013:

American Funds Managed Risk Blue Chip Income and Growth Class P1 Fund    LVIP MFS International Growth RPM Service Class Fund
American Funds Managed Risk Growth Class P1 Fund                         LVIP SSgA Large Cap RPM Standard Class Fund
American Funds Managed Risk Growth-Income Class P1 Fund                  LVIP SSgA Large Cap RPM Service Class Fund
American Funds Managed Risk International Class P1 Fund                  LVIP SSgA Small-Cap RPM Standard Class Fund
LVIP BlackRock Global Allocation V.I. RPM Standard Class Fund            LVIP SSgA Small-Cap RPM Service Class Fund
LVIP BlackRock Global Allocation V.I. RPM Service Class Fund             LVIP VIP Contrafund RPM Standard Class Fund
LVIP MFS International Growth RPM Standard Class Fund                    LVIP VIP Contrafund RPM Service Class Fund

Also during 2013, the following funds changed their names:


PREVIOUS FUND NAME                                                    NEW FUND NAME
------------------------------------------------------------------------------------------------------------------------------------
American Funds Protected Asset Allocation Class P1 Fund               American Funds Managed Risk Asset Allocation Class P1 Fund
American Funds Protected Asset Allocation Class P2 Fund               American Funds Managed Risk Asset Allocation Class P2 Fund
Invesco Van Kampen V.I. American Franchise Series I Fund              Invesco V.I. American Franchise Series I Fund
Invesco Van Kampen V.I. American Franchise Series II Fund             Invesco V.I. American Franchise Series II Fund
Janus Aspen Series Worldwide Service Class Portfolio                  Janus Aspen Series Global Research Service Class Portfolio
LVIP BlackRock Emerging Markets Index RPM Standard Class Fund         LVIP BlackRock Emerging Markets RPM Standard Class Fund
LVIP BlackRock Emerging Markets Index RPM Service Class Fund          LVIP BlackRock Emerging Markets RPM Service Class Fund
LVIP Dimensional Non-U.S. Equity Standard Class Fund                  LVIP Dimensional Non-U.S. Equity RPM Standard Class Fund
LVIP Dimensional Non-U.S. Equity Service Class Fund                   LVIP Dimensional Non-U.S. Equity RPM Service Class Fund
LVIP Dimensional U.S. Equity Standard Class Fund                      LVIP Dimensional U.S. Equity RPM Standard Class Fund
LVIP Dimensional U.S. Equity Service Class Fund                       LVIP Dimensional U.S. Equity RPM Service Class Fund
LVIP Protected Profile 2010 Service Class Fund                        LVIP Managed Risk Profile 2010 Service Class Fund
LVIP Protected Profile 2020 Service Class Fund                        LVIP Managed Risk Profile 2020 Service Class Fund
LVIP Protected Profile 2030 Service Class Fund                        LVIP Managed Risk Profile 2030 Service Class Fund
LVIP Protected Profile 2040 Service Class Fund                        LVIP Managed Risk Profile 2040 Service Class Fund
LVIP Protected American Balanced Allocation Standard Class Fund**     LVIP Managed American Balanced Allocation Standard Class
                                                                       Fund**
LVIP Protected American Growth Allocation Standard Class Fund**       LVIP Managed American Growth Allocation Standard Class Fund**
LVIP Protected Profile Conservative Standard Class Fund               LVIP Managed Risk Profile Conservative Standard Class Fund
LVIP Protected Profile Conservative Service Class Fund                LVIP Managed Risk Profile Conservative Service Class Fund
LVIP Protected Profile Growth Standard Class Fund                     LVIP Managed Risk Profile Growth Standard Class Fund
LVIP Protected Profile Growth Service Class Fund                      LVIP Managed Risk Profile Growth Service Class Fund
LVIP Protected Profile Moderate Standard Class Fund                   LVIP Managed Risk Profile Moderate Standard Class Fund
LVIP Protected Profile Moderate Service Class Fund                    LVIP Managed Risk Profile Moderate Service Class Fund
Oppenheimer Global Securities Service Class Fund/VA                   Oppenheimer Global Fund/VA Service Class

During 2013, the American Funds Global Discovery Class 1 Fund merged into the American Funds Global Growth Class 1 Fund.




2. MORTALITY AND EXPENSE GUARANTEES AND OTHER TRANSACTIONS WITH AFFILIATES

Amounts are paid to the Company for mortality and expense guarantees at a percentage of the current value of the Variable Account each day. The ranges of rates are as follows for the twenty-three contract types within the Variable
Account:

- Lincoln ChoicePlus at a daily rate of .0038356% to .0073973% (1.40% to 2.70% on an annual basis).
- Lincoln ChoicePlus Access at a daily rate of .0038356% to .0080822% (1.40% to 2.95% on an annual basis).
- Lincoln ChoicePlus Bonus at a daily rate of .0038356% to .0079452% (1.40% to 2.90% on an annual basis).
- Lincoln ChoicePlus II at a daily rate of .0035616% to .0073973% (1.30% to 2.70% on an annual basis).
- Lincoln ChoicePlus II Access at a daily rate of .0038356% to .0080822% (1.40% to 2.95% on an annual basis).
- Lincoln ChoicePlus II Advance at a daily rate of .0038356% to .0082192% (1.40% to 3.00% on an annual basis).
- Lincoln ChoicePlus II Bonus at a daily rate of .0038356% to .0079452% (1.40% to 2.90% on an annual basis).
- Lincoln ChoicePlus Design at a daily rate of .0030137% to .0084932% (1.10% to 3.10% on an annual basis).
- Lincoln ChoicePlus Assurance A Share at a daily rate of .0016438% to .0063014% (.60% to 2.30% on an annual basis).

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

2. MORTALITY AND EXPENSE GUARANTEES AND OTHER TRANSACTIONS WITH AFFILIATES (CONTINUED)

- Lincoln ChoicePlus Assurance B Share at a daily rate of .0034247% to .0076712% (1.25% to 2.80% on an annual basis).
- Lincoln ChoicePlus Assurance Bonus at a daily rate of .0038356% to .0083562% (1.40% to 3.05% on an annual basis).
- Lincoln ChoicePlus Assurance C Share at a daily rate of .0038356% to .0087671% (1.40% to 3.20% on an annual basis).
- Lincoln ChoicePlus Assurance L Share at a daily rate of .0038356% to .0087671% (1.40% to 3.20% on an annual basis).
- Lincoln ChoicePlus Assurance A Class at a daily rate of .0016438% to .0063014% (.60% to 2.30% on an annual basis).
- Lincoln ChoicePlus Assurance B Class at a daily rate of .0034247% to .0076712% (1.25% to 2.80% on an annual basis).
- Lincoln ChoicePlus Signature at a daily rate of .0034247% to .0086301% (1.25% to 3.15% on an annual basis).
- Lincoln ChoicePlus Rollover at a daily rate of .0027397% to .0069863% (1.00% to 2.55% on an annual basis).
- Lincoln ChoicePlus Fusion at a daily rate of .0021918% to .0064384% (0.80% to 2.35% on an annual basis).
- Lincoln Investment Solutions at a daily rate of .0016438% to .0058904% (0.60% to 2.15% on an annual basis).
- Lincoln ChoicePlus Assurance Series B Share at a daily rate of .0034247% to .0076712% (1.25% to 2.80% on an annual basis).
- Lincoln ChoicePlus Assurance Series C Share at a daily rate of .0038356% to .0087671% (1.40% to 3.20% on an annual basis).
- Lincoln ChoicePlus Assurance Series L Share at a daily rate of .0038356% to .0087671% (1.40% to 3.20% on an annual basis).
- Lincoln ChoicePlus Assurance (Prime) at a daily rate of .0034247% to .0076712% (1.25% to 2.80% on an annual basis).

In addition, $258,512,077 and $190,598,899 was retained by the Company for contract charges and surrender charges during 2013 and 2012, respectively.

For the Lincoln ChoicePlus Assurance A Share and Lincoln ChoicePlus Assurance A Class products, a front-end load or sales charge is applied as a percentage (5.75% maximum) to all gross purchase payments. For the Lincoln ChoicePlus Fusion product, a premium based charge or sales charge is applied on a quarterly basis over a seven year period as a percentage (.175% maximum per quarter) of all purchase payments received. For the years ending December 31, 2013 and 2012, sales charges amounted to $5,115,035 and $4,394,985, respectively.

The Company is responsible for all sales, general and administrative expenses applicable to the Variable Account.




3. FINANCIAL HIGHLIGHTS

A summary of the fee rates, unit values, units outstanding, net assets and total return and investment income ratios for variable annuity contracts as of and for each year or period in the five years ended December 31, 2013, follows:


                                    MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                     MINIMUM
                    COMMENCEMENT    FEE         FEE         UNIT        UNIT        UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)         RATE(2)     RATE(2)     VALUE(3)    VALUE(3)    OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
ABVPSF GLOBAL THEMATIC GROWTH CLASS B
             2013                      0.65%       2.95%      $  4.72      $ 18.57    3,028,771  $     30,284,841     19.36%
             2012                      0.65%       2.95%         3.91        15.39    2,753,447        24,004,879      9.95%
             2011                      0.65%       2.95%         3.51        13.84    2,984,851        22,863,398    -25.57%
             2010                      0.65%       2.85%         4.67        18.41    3,004,150        29,512,963     15.25%
             2009                      0.65%       2.85%         4.01        15.82    3,372,425        27,481,352     48.84%
ABVPSF GROWTH AND INCOME CLASS B
             2013                      0.00%       0.00%           --           --           --                --      0.00%
             2012                      0.65%       3.15%         9.81        16.81   11,502,329       150,854,074     13.84%
             2011                      0.65%       2.95%         8.60        14.60   12,608,426       144,047,406      3.09%
             2010                      0.65%       2.85%         8.35        14.03   13,986,390       153,878,947      9.63%
             2009                      0.65%       2.85%         7.47        12.67   14,537,403       145,245,860     16.97%
ABVPSF INTERNATIONAL VALUE CLASS B
             2013                      1.30%       1.30%         8.45         8.45           15               128     21.14%
             2012                      0.65%       3.20%         6.05        10.98   28,812,602       197,847,060     10.60%
             2011                      0.65%       3.20%         5.66         9.26   30,051,265       182,677,468    -21.75%
             2010                      0.65%       2.90%         7.10         7.81   23,913,577       177,374,151      1.37%
             2009                      0.65%       2.85%         6.88         7.58   16,087,503       116,859,013     30.58%


                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
ABVPSF GLOBAL THEMATIC GROWTH CLASS B
             2013     22.13%        0.02%
             2012     12.51%        0.00%
             2011    -23.91%        0.34%
             2010     17.81%        2.00%
             2009     52.12%        0.00%
ABVPSF GROWTH AND INCOME CLASS B
             2013      0.00%        1.48%
             2012     16.49%        1.33%
             2011      5.38%        1.10%
             2010     12.07%        0.00%
             2009     19.57%        3.54%
ABVPSF INTERNATIONAL VALUE CLASS B
             2013     21.14%        2.73%
             2012     13.45%        1.39%
             2011    -19.96%        4.21%
             2010      3.62%        3.08%
             2009     33.49%        1.14%

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                          MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                     MINIMUM
                    COMMENCEMENT          FEE         FEE         UNIT        UNIT        UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)               RATE(2)     RATE(2)     VALUE(3)    VALUE(3)    OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
ABVPSF LARGE CAP GROWTH CLASS B
             2013                            1.30%       2.80%      $  8.44      $ 19.82      909,766  $     10,154,434     33.22%
             2012                            1.30%       2.80%         6.27        14.65    1,054,995         8,789,778     13.10%
             2011                            1.30%       2.65%         5.50        12.77    1,335,065         9,727,179     -5.80%
             2010                            1.30%       2.65%         5.79        13.38    1,688,466        12,963,373      6.96%
             2009                            1.30%       2.65%         5.37        12.34    2,076,002        14,747,140     33.52%
ABVPSF SMALL/MID CAP VALUE CLASS B
             2013                            0.65%       3.20%        14.64        33.83    8,139,879       205,119,410     33.30%
             2012                            0.65%       3.20%        11.00        25.04    7,832,184       143,146,719     14.80%
             2011                            0.65%       3.15%        10.09        21.53    8,277,391       131,094,788    -11.19%
             2010                            0.65%       2.85%        11.45        24.00    8,248,951       150,623,922     23.04%
             2009                            0.65%       2.85%         9.13        19.31    7,108,955       104,160,839     38.65%
AMERICAN CENTURY VP INFLATION PROTECTION CLASS II
             2013                            0.00%       0.00%           --           --           --                --      0.00%
             2012                            0.65%       3.15%        11.15        14.52   34,203,692       473,044,643      4.06%
             2011                            0.65%       3.15%        11.72        13.70   36,648,252       480,337,366      8.61%
             2010                            0.65%       2.85%        10.79        12.42   41,433,338       494,227,301      2.15%
             2009                            0.65%       2.85%        10.56        11.97   33,469,110       387,360,324      7.14%
AMERICAN FUNDS ASSET ALLOCATION CLASS 1
             2013                5/28/13     0.90%       1.95%        13.21        13.58       44,228           597,313      8.28%
AMERICAN FUNDS BLUE CHIP INCOME AND GROWTH CLASS 1
             2013                            0.60%       1.90%        13.70        14.18       69,801           971,653     30.75%
             2012                3/1/12      0.60%       1.90%        10.48        10.70       51,725           545,963      1.54%
AMERICAN FUNDS BOND CLASS 1
             2013                            0.60%       1.90%        10.27        10.57       78,093           818,840     -3.54%
             2012                5/31/12     0.60%       1.70%        10.65        10.84        9,154            97,818      0.67%
AMERICAN FUNDS GLOBAL BALANCED CLASS 1
             2013                            0.60%       1.70%        12.06        12.07       19,898           236,081     11.84%
             2012                5/31/12     0.60%       0.65%        10.78        10.79        2,753            29,698     10.94%
AMERICAN FUNDS GLOBAL BOND CLASS 1
             2013                            0.60%       2.15%        10.06        10.35      107,161         1,097,950     -4.05%
             2012                3/26/12     0.60%       1.70%        10.48        10.67       27,264           289,169     -0.10%
AMERICAN FUNDS GLOBAL DISCOVERY CLASS 1
             2013                            0.00%       0.00%           --           --           --                --      0.00%
             2012                7/18/12     0.65%       0.65%        10.54        10.54        2,542            26,800      8.58%
AMERICAN FUNDS GLOBAL GROWTH CLASS 1
             2013                            0.65%       1.65%        20.38        20.38        9,962           180,670     28.67%
             2012               12/17/12     0.65%       0.65%        15.84        15.84          477             7,558      0.77%
AMERICAN FUNDS GLOBAL GROWTH CLASS 2
             2013                            0.65%       3.15%        13.53        22.40   16,531,915       328,814,702     25.17%
             2012                            0.65%       3.15%        10.81        17.56   18,726,406       294,366,132     18.76%
             2011                            0.65%       3.15%         9.76        14.52   21,166,368       277,693,041    -11.45%
             2010                            0.65%       2.85%        11.02        16.14   22,438,581       331,309,961      8.61%
             2009                            0.65%       2.85%        10.07        14.63   20,566,657       279,623,028     38.31%
AMERICAN FUNDS GLOBAL GROWTH AND INCOME CLASS 1
             2013                5/31/13     0.60%       1.90%        12.68        13.12       13,187           169,168      3.15%
AMERICAN FUNDS GLOBAL SMALL CAPITALIZATION CLASS 1
             2013                3/18/13     0.60%       1.90%        12.07        19.90        9,572           171,321      3.23%
AMERICAN FUNDS GLOBAL SMALL CAPITALIZATION CLASS 2
             2013                            0.65%       3.15%        11.51        33.99   25,652,712       468,775,881     24.30%
             2012                            0.65%       3.15%         9.26        26.99   28,256,850       412,911,878     14.52%
             2011                            0.65%       3.15%         8.88        23.26   27,803,290       361,902,049    -21.42%
             2010                            0.65%       2.85%        11.10        29.31   23,033,389       405,935,380     18.98%
             2009                            0.65%       2.85%         9.16        24.39   18,454,035       288,154,824     56.77%
AMERICAN FUNDS GROWTH CLASS 1
             2013                            0.60%       2.15%        20.43        21.43       95,918         1,854,888     28.24%
             2012                7/18/12     0.65%       1.70%        15.93        16.54       11,356           181,628      6.66%



                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
ABVPSF LARGE CAP GROWTH CLASS B
             2013     35.23%        0.00%
             2012     14.72%        0.03%
             2011     -4.52%        0.09%
             2010      8.41%        0.27%
             2009     35.33%        0.00%
ABVPSF SMALL/MID CAP VALUE CLASS B
             2013     36.74%        0.44%
             2012     17.70%        0.29%
             2011     -9.21%        0.25%
             2010     25.77%        0.27%
             2009     41.73%        0.88%
AMERICAN CENTURY VP INFLATION PROTECTION CLASS II
             2013      0.00%        0.66%
             2012      6.69%        2.41%
             2011     11.02%        4.01%
             2010      4.42%        1.65%
             2009      9.52%        1.88%
AMERICAN FUNDS ASSET ALLOCATION CLASS 1
             2013      8.96%        1.64%
AMERICAN FUNDS BLUE CHIP INCOME AND GROWTH CLASS 1
             2013     32.46%        2.55%
             2012      8.47%        2.91%
AMERICAN FUNDS BOND CLASS 1
             2013     -2.47%        4.51%
             2012      2.23%        3.29%
AMERICAN FUNDS GLOBAL BALANCED CLASS 1
             2013     11.89%        3.54%
             2012     12.34%        2.52%
AMERICAN FUNDS GLOBAL BOND CLASS 1
             2013     -2.99%        0.00%
             2012      3.57%        4.08%
AMERICAN FUNDS GLOBAL DISCOVERY CLASS 1
             2013      0.00%        0.49%
             2012      8.58%        1.04%
AMERICAN FUNDS GLOBAL GROWTH CLASS 1
             2013     28.67%        2.64%
             2012      0.77%        0.61%
AMERICAN FUNDS GLOBAL GROWTH CLASS 2
             2013     28.34%        1.22%
             2012     21.77%        0.88%
             2011     -9.48%        1.29%
             2010     11.02%        1.54%
             2009     41.38%        1.42%
AMERICAN FUNDS GLOBAL GROWTH AND INCOME CLASS 1
             2013     11.86%        7.06%
AMERICAN FUNDS GLOBAL SMALL CAPITALIZATION CLASS 1
             2013     18.71%        0.36%
AMERICAN FUNDS GLOBAL SMALL CAPITALIZATION CLASS 2
             2013     27.45%        0.86%
             2012     17.41%        1.34%
             2011    -19.67%        1.32%
             2010     21.62%        1.76%
             2009     60.25%        0.28%
AMERICAN FUNDS GROWTH CLASS 1
             2013     29.59%        2.17%
             2012      8.59%        0.86%


LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                          MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                      MINIMUM
                    COMMENCEMENT          FEE         FEE         UNIT        UNIT         UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)               RATE(2)     RATE(2)     VALUE(3)    VALUE(3)     OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
AMERICAN FUNDS GROWTH CLASS 2
             2013                            0.60%       3.20%      $ 13.22      $ 26.12    88,916,417  $  1,713,280,045     26.01%
             2012                            0.65%       3.20%        10.35        20.46   104,648,159     1,577,540,044     14.24%
             2011                            0.65%       3.15%         8.94        17.67   122,382,686     1,598,331,081     -6.97%
             2010                            0.65%       2.85%         9.51        18.81   139,384,213     1,945,075,727     15.35%
             2009                            0.65%       2.85%         8.16        16.14   143,144,088     1,713,386,575     35.49%
AMERICAN FUNDS GROWTH-INCOME CLASS 1
             2013                            0.60%       1.90%        20.84        20.84        42,509           857,590     32.95%
             2012               12/17/12     0.65%       0.65%        15.68        15.68           480             7,525      0.14%
AMERICAN FUNDS GROWTH-INCOME CLASS 2
             2013                            0.60%       3.20%        13.13        23.23   123,574,320     2,169,089,785     29.30%
             2012                            0.60%       3.20%        10.11        17.73   141,043,265     1,889,206,205     13.84%
             2011                            0.60%       3.15%         8.84        15.37   152,637,821     1,782,292,860     -4.59%
             2010                            0.60%       2.85%         9.19        15.95   160,676,140     1,965,743,078      8.30%
             2009                            0.65%       2.85%         8.34        14.58   154,732,127     1,766,480,965     27.55%
AMERICAN FUNDS HIGH-INCOME BOND CLASS 1
             2013                            0.60%       1.90%        11.19        11.58        30,666           350,547      4.88%
             2012                3/26/12     0.60%       1.90%        10.67        10.90        15,785           170,366      0.25%
AMERICAN FUNDS INTERNATIONAL CLASS 1
             2013                            0.60%       1.70%        15.83        15.83        28,752           466,616     19.85%
             2012                8/7/12      1.70%       1.70%        13.21        13.21        12,512           165,249      8.46%
AMERICAN FUNDS INTERNATIONAL CLASS 2
             2013                            0.65%       3.15%        11.34        27.16    44,360,488       778,437,194     17.86%
             2012                            0.65%       3.15%         9.62        22.75    46,582,914       700,805,428     14.25%
             2011                            0.65%       3.15%         8.52        19.65    46,345,677       622,060,997    -16.39%
             2010                            0.65%       2.85%        10.06        23.27    47,415,131       763,935,853      4.22%
             2009                            0.65%       2.85%         9.52        22.11    45,438,851       690,446,358     39.05%
AMERICAN FUNDS INTERNATIONAL GROWTH AND INCOME CLASS 1
             2013                3/18/13     0.60%       2.15%        11.63        12.11        68,436           818,062      2.18%
AMERICAN FUNDS MANAGED RISK ASSET ALLOCATION CLASS P1
             2013                5/20/13     0.65%       0.65%        12.28        12.28        31,059           381,308      7.24%
AMERICAN FUNDS MANAGED RISK BLUE CHIP INCOME AND GROWTH CLASS P1
             2013                9/9/13      0.60%       0.60%        10.96        10.96         1,111            12,177      9.23%
AMERICAN FUNDS MANAGED RISK GROWTH CLASS P1
             2013               11/14/13     1.70%       1.70%        11.04        11.04         4,637            51,202      3.51%
AMERICAN FUNDS MANAGED RISK GROWTH-INCOME CLASS P1
             2013               12/16/13     0.65%       0.65%        11.24        11.24           558             6,275      3.40%
AMERICAN FUNDS MORTGAGE CLASS 1
             2013                            0.65%       1.90%        10.01        10.34        31,044           314,793     -3.26%
             2012                6/22/12     0.65%       1.90%        10.35        10.56        14,108           147,411     -0.50%
AMERICAN FUNDS NEW WORLD CLASS 1
             2013                            0.60%       2.15%        10.76        11.12        62,079           681,495      9.56%
             2012                6/22/12     0.65%       1.90%         9.82        10.03         2,740            27,382     15.20%
AMERICAN FUNDS U.S. GOVERNMENT/AAA-RATED SECURITIES CLASS 1
             2013                            0.60%       1.90%         9.99        10.33        26,690           270,577     -4.70%
             2012                5/31/12     0.60%       1.90%        10.48        10.70         6,133            64,936     -0.37%
BLACKROCK GLOBAL ALLOCATION V.I. CLASS I
             2013                            0.60%       1.90%        15.10        15.30        61,891           937,866     13.73%
             2012                9/4/12      0.60%       0.90%        13.28        13.41         5,032            67,220     -0.04%
BLACKROCK GLOBAL ALLOCATION V.I. CLASS III
             2013                            0.60%       3.20%        11.26        15.13    97,802,754     1,396,151,367     10.81%
             2012                            0.60%       3.20%        10.16        13.30    99,634,318     1,265,422,400      6.51%
             2011                            0.60%       3.20%        10.23        12.17    88,294,663     1,039,089,031     -6.40%
             2010                            0.60%       2.90%        12.25        12.69    49,546,291       617,625,604      6.68%
             2009                6/30/09     0.65%       2.85%        11.48        11.64    17,623,448       203,695,578      1.44%
DELAWARE VIP DIVERSIFIED INCOME STANDARD CLASS
             2013                            0.60%       2.15%        14.05        14.05        43,579           563,170     -1.90%
             2012               12/14/12     0.65%       0.65%        14.32        14.32         4,298            61,548      0.06%


                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
AMERICAN FUNDS GROWTH CLASS 2
             2013     29.26%        0.91%
             2012     17.13%        0.76%
             2011     -4.90%        0.60%
             2010     17.91%        0.73%
             2009     38.51%        0.69%
AMERICAN FUNDS GROWTH-INCOME CLASS 1
             2013     32.95%        4.20%
             2012      0.14%        0.87%
AMERICAN FUNDS GROWTH-INCOME CLASS 2
             2013     32.71%        1.32%
             2012     16.78%        1.59%
             2011     -2.42%        1.54%
             2010     10.70%        1.51%
             2009     30.39%        1.70%
AMERICAN FUNDS HIGH-INCOME BOND CLASS 1
             2013      6.26%        9.56%
             2012      7.13%       15.17%
AMERICAN FUNDS INTERNATIONAL CLASS 1
             2013     19.85%        2.40%
             2012      8.46%        1.63%
AMERICAN FUNDS INTERNATIONAL CLASS 2
             2013     20.85%        1.36%
             2012     17.14%        1.49%
             2011    -14.52%        1.76%
             2010      6.54%        2.09%
             2009     42.15%        1.49%
AMERICAN FUNDS INTERNATIONAL GROWTH AND INCOME CLASS 1
             2013     14.51%        5.76%
AMERICAN FUNDS MANAGED RISK ASSET ALLOCATION CLASS P1
             2013      7.24%        2.06%
AMERICAN FUNDS MANAGED RISK BLUE CHIP INCOME AND GROWTH CLASS P1
             2013      9.23%        1.52%
AMERICAN FUNDS MANAGED RISK GROWTH CLASS P1
             2013      3.51%        0.65%
AMERICAN FUNDS MANAGED RISK GROWTH-INCOME CLASS P1
             2013      3.40%        0.98%
AMERICAN FUNDS MORTGAGE CLASS 1
             2013     -2.05%        1.29%
             2012      0.49%        0.80%
AMERICAN FUNDS NEW WORLD CLASS 1
             2013     10.94%        3.86%
             2012     16.03%        1.74%
AMERICAN FUNDS U.S. GOVERNMENT/AAA-RATED SECURITIES CLASS 1
             2013     -3.45%        1.34%
             2012      0.30%        1.57%
BLACKROCK GLOBAL ALLOCATION V.I. CLASS I
             2013     14.07%        2.74%
             2012      3.55%        4.39%
BLACKROCK GLOBAL ALLOCATION V.I. CLASS III
             2013     13.73%        1.06%
             2012      9.31%        1.54%
             2011     -4.22%        2.89%
             2010      9.05%        1.72%
             2009     15.58%        2.31%
DELAWARE VIP DIVERSIFIED INCOME STANDARD CLASS
             2013     -1.90%        0.88%
             2012      0.06%        0.00%

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                          MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                      MINIMUM
                    COMMENCEMENT          FEE         FEE         UNIT        UNIT         UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)               RATE(2)     RATE(2)     VALUE(3)    VALUE(3)     OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
DELAWARE VIP DIVERSIFIED INCOME SERVICE CLASS
             2013                            0.60%       3.20%      $ 10.08      $ 16.18    96,298,898  $  1,420,559,454     -4.53%
             2012                            0.65%       3.20%        10.57        16.62    91,557,117     1,400,398,415      3.56%
             2011                            0.65%       3.15%        10.28        15.76    81,034,287     1,190,826,571      3.12%
             2010                            0.65%       2.90%        12.70        15.04    69,940,824       998,422,247      4.84%
             2009                            0.65%       2.85%        12.11        14.12    52,883,597       715,222,239     23.10%
DELAWARE VIP EMERGING MARKETS SERVICE CLASS
             2013                            0.60%       3.20%         9.54        49.49    18,654,260       366,304,797      6.40%
             2012                            0.65%       3.20%         8.96        45.89    19,252,075       349,984,488     10.59%
             2011                            0.65%       3.20%         8.67        40.94    18,913,750       308,378,797    -22.25%
             2010                            0.65%       2.85%        11.14        52.13    14,644,887       312,915,951     14.89%
             2009                            0.65%       2.85%         9.92        44.92    11,762,070       223,132,089     72.68%
DELAWARE VIP HIGH YIELD STANDARD CLASS
             2013                            1.40%       2.35%        19.44        26.46       259,899         5,122,924      6.68%
             2012                            1.40%       2.35%        18.05        24.75       557,596        10,126,647     15.09%
             2011                            1.40%       2.35%        15.54        21.46       334,426         5,252,890      0.00%
             2010                            1.40%       2.35%        15.39        21.42       750,316        11,622,616     12.64%
             2009                            1.40%       2.35%        13.53        18.98       574,400         7,859,946     45.52%
DELAWARE VIP HIGH YIELD SERVICE CLASS
             2013                            0.65%       3.15%        11.92        26.67    10,902,384       224,761,227      5.60%
             2012                            0.65%       3.15%        11.29        24.93    12,959,675       248,978,115     13.72%
             2011                            0.65%       3.15%        12.41        21.64    14,588,017       243,741,485     -0.55%
             2010                            0.65%       2.85%        12.47        21.54    19,118,188       319,535,835     11.69%
             2009                            0.65%       2.85%        11.14        19.10    17,730,626       265,885,036     44.48%
DELAWARE VIP INTERNATIONAL VALUE EQUITY STANDARD CLASS
             2013                            1.40%       2.15%        19.95        22.16        10,844           217,780     20.18%
             2012                            1.40%       2.15%        16.48        18.44        12,932           214,482     12.75%
             2011                            1.40%       2.15%        14.50        16.35        15,242           222,522    -16.26%
             2010                            1.40%       2.15%        17.19        19.53        19,350           334,606      8.57%
             2009                            1.40%       2.15%        15.72        17.99        23,655           373,841     31.86%
DELAWARE VIP LIMITED-TERM DIVERSIFIED INCOME STANDARD CLASS
             2013                            0.60%       2.15%         9.83        11.41        86,433           902,812     -2.92%
             2012                6/22/12     0.60%       1.90%        10.13        11.60         6,886            76,979     -0.28%
DELAWARE VIP LIMITED-TERM DIVERSIFIED INCOME SERVICE CLASS
             2013                            0.60%       3.20%         9.36        12.15   114,924,314     1,296,360,971     -4.43%
             2012                            0.60%       3.20%         9.80        12.39    94,626,180     1,098,789,192     -0.66%
             2011                            0.60%       3.15%        10.27        12.15    78,519,076       911,377,732     -0.32%
             2010                            0.60%       2.85%        10.84        11.90    56,532,719       658,386,518      1.36%
             2009                            0.65%       2.85%        10.72        11.51    32,029,490       362,100,137      9.48%
DELAWARE VIP REIT STANDARD CLASS
             2013                            1.40%       2.35%        24.00        34.63       126,712         4,258,904     -0.23%
             2012                            1.40%       2.35%        24.06        34.38       130,450         4,355,745     14.23%
             2011                            1.40%       2.35%        21.06        29.81       160,337         4,660,435      8.38%
             2010                            1.40%       2.35%        19.43        27.25       200,164         5,329,560     24.04%
             2009                            1.40%       2.35%        15.67        21.76       234,742         4,993,625     20.45%
DELAWARE VIP REIT SERVICE CLASS
             2013                            0.60%       3.20%        10.27        28.62     7,541,026       140,346,986     -1.29%
             2012                            0.65%       3.20%        10.24        28.47     8,020,243       151,073,344     12.99%
             2011                            0.65%       3.15%         8.93        24.76     7,381,989       124,874,170      7.51%
             2010                            0.65%       2.85%         8.46        22.70     6,696,391       110,546,563     23.06%
             2009                            0.65%       2.85%         7.55        18.18     6,492,661        89,686,763     19.77%
DELAWARE VIP SMALL CAP VALUE STANDARD CLASS
             2013                            1.40%       2.35%        30.95        37.91       213,991         8,057,362     30.41%
             2012                            1.40%       2.35%        23.73        28.80       248,520         7,108,831     11.26%
             2011                            1.40%       2.35%        21.33        25.64       295,505         7,526,918     -3.63%
             2010                            1.40%       2.35%        22.13        26.35       363,786         9,531,790     29.20%
             2009                            1.40%       2.35%        17.13        20.20       442,151         8,885,188     28.77%



                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
DELAWARE VIP DIVERSIFIED INCOME SERVICE CLASS
             2013     -2.06%        2.15%
             2012      6.18%        2.94%
             2011      5.47%        3.88%
             2010      7.17%        4.24%
             2009     25.84%        5.14%
DELAWARE VIP EMERGING MARKETS SERVICE CLASS
             2013      9.15%        1.47%
             2012     13.45%        0.75%
             2011    -20.52%        1.58%
             2010     17.44%        0.57%
             2009     76.52%        0.94%
DELAWARE VIP HIGH YIELD STANDARD CLASS
             2013      7.70%       10.17%
             2012     16.19%        6.04%
             2011      0.96%        7.91%
             2010     13.72%        6.76%
             2009     46.90%        9.42%
DELAWARE VIP HIGH YIELD SERVICE CLASS
             2013      8.27%        7.38%
             2012     16.59%        8.61%
             2011      1.67%        8.92%
             2010     14.17%        7.33%
             2009     47.69%        7.18%
DELAWARE VIP INTERNATIONAL VALUE EQUITY STANDARD CLASS
             2013     21.08%        1.56%
             2012     13.60%        2.57%
             2011    -15.63%        1.26%
             2010      9.38%        3.98%
             2009     32.86%        3.47%
DELAWARE VIP LIMITED-TERM DIVERSIFIED INCOME STANDARD CLASS
             2013     -1.65%        1.42%
             2012      0.46%        0.91%
DELAWARE VIP LIMITED-TERM DIVERSIFIED INCOME SERVICE CLASS
             2013     -1.92%        1.28%
             2012      1.91%        1.43%
             2011      1.94%        1.62%
             2010      3.62%        2.03%
             2009     11.86%        3.33%
DELAWARE VIP REIT STANDARD CLASS
             2013      0.72%        1.53%
             2012     15.32%        1.60%
             2011      9.42%        1.62%
             2010     25.22%        2.80%
             2009     21.60%        4.94%
DELAWARE VIP REIT SERVICE CLASS
             2013      1.26%        1.31%
             2012     15.85%        1.26%
             2011      9.90%        1.34%
             2010     25.79%        2.55%
             2009     21.89%        4.61%
DELAWARE VIP SMALL CAP VALUE STANDARD CLASS
             2013     31.65%        0.74%
             2012     12.32%        0.60%
             2011     -2.70%        0.52%
             2010     30.43%        0.65%
             2009     30.00%        1.04%


LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                          MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                     MINIMUM
                    COMMENCEMENT          FEE         FEE         UNIT        UNIT        UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)               RATE(2)     RATE(2)     VALUE(3)    VALUE(3)    OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
DELAWARE VIP SMALL CAP VALUE SERVICE CLASS
             2013                            0.65%       3.20%      $ 14.66      $ 38.03   15,896,125  $    372,923,143     28.98%
             2012                            0.65%       3.20%        11.36        28.96   18,110,280       325,403,913     10.06%
             2011                            0.65%       3.20%        10.75        25.85   20,004,931       323,498,204     -4.36%
             2010                            0.65%       2.85%        11.62        26.63   17,716,673       309,429,689     28.21%
             2009                            0.65%       2.85%         8.93        20.47   17,867,130       247,088,668     27.87%
DELAWARE VIP SMID CAP GROWTH STANDARD CLASS
             2013                            1.40%       2.35%        27.58        34.81      271,774         9,429,179     38.05%
             2012                            1.40%       2.35%        19.83        24.98      312,966         7,799,343      8.44%
             2011                            1.40%       2.35%        18.15        22.82      374,688         8,532,844      5.62%
             2010               10/8/10      1.40%       2.35%        17.06        21.40      442,067         9,442,351     13.16%
DELAWARE VIP SMID CAP GROWTH SERVICE CLASS
             2013                            0.65%       3.15%        14.85        32.18    7,136,137       169,924,221     36.61%
             2012                            0.65%       3.15%        10.72        23.25    7,728,235       132,109,834      7.28%
             2011                            0.65%       3.15%         9.86        21.00    7,446,364       115,611,592      4.92%
             2010               10/8/10      0.65%       2.80%         9.31        19.87    5,869,618        84,963,927     12.98%
DELAWARE VIP TREND STANDARD CLASS
             2009                            1.40%       2.35%        12.64        15.83      531,817         8,405,150     51.13%
DELAWARE VIP TREND SERVICE CLASS
             2009                            0.65%       2.80%         6.93        14.84    6,221,993        66,463,438     50.11%
DELAWARE VIP U.S. GROWTH SERVICE CLASS
             2013                            0.65%       3.15%        14.89        21.51   19,086,029       335,409,773     30.28%
             2012                            0.65%       3.15%        11.39        16.29   20,861,489       276,129,824     12.53%
             2011                            0.65%       3.00%        10.11        14.31   20,137,700       232,573,464      4.48%
             2010                            0.65%       2.85%         9.68        13.56   11,708,708       124,714,441     10.35%
             2009                            0.65%       2.85%         8.77        12.17    6,365,710        62,326,594     38.93%
DELAWARE VIP VALUE STANDARD CLASS
             2013                            1.40%       2.35%        19.73        25.08      370,671         7,405,602     30.59%
             2012                            1.40%       2.35%        14.97        19.11      379,166         5,735,340     12.07%
             2011                            1.40%       2.35%        13.23        16.97      434,858         5,811,505      6.99%
             2010                            1.40%       2.35%        12.25        15.78      508,244         6,281,230     12.94%
             2009                            1.40%       2.35%        10.74        13.90      559,770         6,065,594     15.22%
DELAWARE VIP VALUE SERVICE CLASS
             2013                            0.65%       3.20%        13.30        24.42   13,475,411       250,120,711     29.18%
             2012                            0.65%       3.20%        10.14        18.65   13,064,224       184,513,961     10.83%
             2011                            0.65%       3.20%         9.01        16.30   12,147,550       154,062,662      6.19%
             2010                            0.65%       2.85%         8.38        15.22   10,530,555       125,406,966     12.09%
             2009                            0.75%       2.85%         7.39        13.47   11,033,921       117,051,364     14.35%
DWS ALTERNATIVE ASSET ALLOCATION VIP CLASS A
             2013                            0.60%       2.15%        10.25        13.67       52,526           637,444     -0.97%
             2012                6/22/12     0.60%       1.90%        10.35        13.62        3,133            41,178      0.20%
DWS ALTERNATIVE ASSET ALLOCATION VIP CLASS B
             2013                            0.65%       3.20%         9.76        13.67    4,140,319        52,997,930     -2.42%
             2012                            0.65%       3.20%        10.00        13.77    3,782,943        48,887,063      5.92%
             2011                            0.65%       3.20%        11.72        12.77    3,156,835        37,965,035     -5.79%
             2010                            0.65%       2.80%        12.44        13.38    1,476,223        18,687,740      9.05%
             2009                7/7/09      0.65%       2.80%        11.41        12.10      285,305         3,278,794     -0.10%
DWS EQUITY 500 INDEX VIP CLASS A
             2013                            1.30%       2.65%        12.39        21.14      540,134         8,249,499     28.48%
             2012                            1.30%       2.65%         9.56        16.82    1,573,706        18,587,414     12.67%
             2011                            1.30%       2.65%         8.41        14.81    1,765,361        18,412,219     -0.83%
             2010                            1.30%       2.65%         8.41        14.81    2,369,761        24,773,760     11.71%
             2009                            1.30%       2.65%         7.47        13.15    2,778,210        25,482,492     23.02%
DWS EQUITY 500 INDEX VIP CLASS B
             2013                            0.00%       0.00%           --           --           --                --      0.00%
             2012                            1.15%       3.05%        10.90        15.77    1,745,099        24,431,454     12.23%
             2011                            1.15%       2.80%         9.71        13.84    2,068,470        25,866,328     -1.30%
             2010                            1.15%       2.80%         9.84        13.83    2,867,522        35,007,227     11.36%
             2009                            1.15%       2.80%         8.76        12.24    3,130,133        33,955,820     22.55%


                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
DELAWARE VIP SMALL CAP VALUE SERVICE CLASS
             2013     32.31%        0.52%
             2012     12.90%        0.35%
             2011     -2.23%        0.28%
             2010     31.06%        0.46%
             2009     30.72%        0.71%
DELAWARE VIP SMID CAP GROWTH STANDARD CLASS
             2013     39.36%        0.03%
             2012      9.48%        0.24%
             2011      6.63%        0.98%
             2010     13.41%        0.00%
DELAWARE VIP SMID CAP GROWTH SERVICE CLASS
             2013     40.06%        0.00%
             2012      9.99%        0.01%
             2011      7.20%        0.74%
             2010     13.54%        0.00%
DELAWARE VIP TREND STANDARD CLASS
             2009     52.58%        0.00%
DELAWARE VIP TREND SERVICE CLASS
             2009     53.37%        0.00%
DELAWARE VIP U.S. GROWTH SERVICE CLASS
             2013     33.57%        0.12%
             2012     15.20%        0.00%
             2011      6.81%        0.04%
             2010     12.81%        0.00%
             2009     42.02%        0.00%
DELAWARE VIP VALUE STANDARD CLASS
             2013     31.84%        1.76%
             2012     13.14%        2.24%
             2011      8.01%        2.01%
             2010     14.02%        2.43%
             2009     16.32%        3.25%
DELAWARE VIP VALUE SERVICE CLASS
             2013     32.51%        1.53%
             2012     13.69%        1.98%
             2011      8.55%        1.70%
             2010     14.46%        2.20%
             2009     16.77%        2.78%
DWS ALTERNATIVE ASSET ALLOCATION VIP CLASS A
             2013      0.34%        0.67%
             2012      6.64%        0.00%
DWS ALTERNATIVE ASSET ALLOCATION VIP CLASS B
             2013      0.10%        1.80%
             2012      8.66%        3.19%
             2011     -3.74%        1.01%
             2010     11.42%        0.74%
             2009     15.38%        0.00%
DWS EQUITY 500 INDEX VIP CLASS A
             2013     30.22%        2.77%
             2012     14.20%        1.80%
             2011      0.52%        1.74%
             2010     13.22%        1.94%
             2009     24.69%        2.88%
DWS EQUITY 500 INDEX VIP CLASS B
             2013      0.00%        1.57%
             2012     14.10%        1.50%
             2011      0.34%        1.41%
             2010     13.21%        1.67%
             2009     24.59%        2.53%

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                    MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                     MINIMUM
                    COMMENCEMENT    FEE         FEE         UNIT        UNIT        UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)         RATE(2)     RATE(2)     VALUE(3)    VALUE(3)    OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
DWS SMALL CAP INDEX VIP CLASS A
             2013                      1.30%       2.65%      $ 15.61      $ 30.37      197,615  $      5,316,825     35.02%
             2012                      1.30%       2.65%        11.54        22.32      237,379         4,672,758     13.21%
             2011                      1.30%       2.65%        10.18        19.02      290,157         5,003,402     -6.92%
             2010                      1.30%       2.65%        10.92        20.33      390,509         7,149,169     23.09%
             2009                      1.30%       2.65%         8.86        16.44      490,142         7,212,160     23.26%
DWS SMALL CAP INDEX VIP CLASS B
             2013                      0.00%       0.00%           --           --           --                --      0.00%
             2012                      1.10%       2.80%        11.53        19.44      716,261        11,128,385     12.68%
             2011                      1.10%       2.80%        10.18        17.00      897,245        12,331,980     -7.21%
             2010                      1.10%       2.80%        10.88        18.06    1,109,169        16,421,906     22.63%
             2009                      1.10%       2.80%         8.73        14.52    1,412,601        16,755,116     22.78%
FIDELITY VIP CONTRAFUND SERVICE CLASS 2
             2013                      0.60%       3.20%        13.23        25.41   54,960,895     1,147,842,954     26.83%
             2012                      0.65%       3.20%        10.32        19.65   60,353,643       982,723,808     12.48%
             2011                      0.65%       3.20%         9.61        17.14   63,087,761       912,428,246     -5.52%
             2010                      0.65%       2.85%        10.16        17.87   61,036,851       938,786,812     13.64%
             2009                      0.65%       2.85%         8.87        15.48   58,487,568       794,109,979     31.66%
FIDELITY VIP EQUITY-INCOME INITIAL CLASS
             2012                      1.40%       2.35%        13.73        17.12      417,316         6,035,653     14.58%
             2011                      1.40%       2.35%        11.89        14.87      468,306         5,855,188     -1.38%
             2010                      1.40%       2.35%        11.96        15.00      556,864         6,992,880     12.48%
             2009                      1.40%       2.35%        10.56        13.27      685,293         7,578,540     27.44%
FIDELITY VIP EQUITY-INCOME SERVICE CLASS 2
             2013                      0.00%       0.00%           --           --           --                --      0.00%
             2012                      1.30%       2.85%        10.51        16.69    2,313,710        33,091,613     13.77%
             2011                      1.30%       2.85%         9.21        14.53    2,861,794        35,610,265     -1.98%
             2010                      1.30%       2.65%         9.38        14.70    3,620,280        45,488,308     11.91%
             2009                      1.30%       2.65%         8.37        13.03    4,451,795        49,328,897     26.49%
FIDELITY VIP GROWTH INITIAL CLASS
             2013                      1.40%       2.35%        15.72        21.82      344,916         5,449,720     33.17%
             2012                      1.40%       2.35%        11.69        16.30      399,781         4,693,997     12.03%
             2011                      1.40%       2.35%        10.34        14.48      460,052         4,775,306     -2.13%
             2010                      1.40%       2.35%        10.46        14.72      538,248         5,652,969     21.29%
             2009                      1.40%       2.35%         8.55        12.08      647,204         5,549,321     25.31%
FIDELITY VIP GROWTH SERVICE CLASS 2
             2013                      0.65%       3.15%         9.57        21.21    9,844,980       160,663,201     31.79%
             2012                      0.65%       3.15%         7.16        15.89   10,524,487       128,371,676     10.86%
             2011                      0.65%       3.15%         6.38        14.15   10,487,630       112,879,306     -2.84%
             2010                      0.65%       2.85%         6.49        14.42    6,704,736        72,730,755     20.38%
             2009                      0.75%       2.85%         5.34        11.86    6,516,911        57,271,821     24.37%
FIDELITY VIP MID CAP SERVICE CLASS 2
             2013                      0.60%       3.20%        12.98        20.48   29,593,175       567,793,371     31.59%
             2012                      0.65%       3.20%         9.86        15.26   33,298,343       479,121,111     10.96%
             2011                      0.65%       3.20%        10.17        13.49   33,192,208       426,177,922    -13.40%
             2010                      0.65%       2.90%        11.75        15.32   27,343,150       403,627,732     24.96%
             2009                      0.65%       2.85%         9.40        12.07   22,158,329       259,905,147     35.83%
FIDELITY VIP OVERSEAS INITIAL CLASS
             2012                      1.40%       2.50%        12.99        18.08      117,396         1,543,100     17.76%
             2011                      1.40%       2.50%        10.93        15.30      153,184         1,688,755    -18.93%
             2010                      1.40%       2.15%        13.38        18.87      169,524         2,285,225     10.71%
             2009                      1.40%       2.15%        12.00        17.04      212,209         2,561,986     23.84%
FIDELITY VIP OVERSEAS SERVICE CLASS 2
             2012                      0.65%       2.95%         8.91        18.63    5,375,511        70,116,312     16.88%
             2011                      0.65%       2.95%         7.52        15.68    6,621,278        73,555,411    -19.67%
             2010                      0.65%       2.85%         9.25        19.21    6,387,666        87,005,111      9.66%
             2009                      0.65%       2.85%         8.34        17.25    6,143,849        76,136,561     22.68%



                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
DWS SMALL CAP INDEX VIP CLASS A
             2013     36.85%        1.67%
             2012     14.75%        0.90%
             2011     -5.65%        0.88%
             2010     24.76%        0.93%
             2009     24.94%        1.83%
DWS SMALL CAP INDEX VIP CLASS B
             2013      0.00%        1.47%
             2012     14.61%        0.67%
             2011     -5.62%        0.60%
             2010     24.73%        0.70%
             2009     24.89%        1.69%
FIDELITY VIP CONTRAFUND SERVICE CLASS 2
             2013     30.10%        0.82%
             2012     15.39%        1.11%
             2011     -3.41%        0.81%
             2010     16.17%        1.06%
             2009     34.59%        1.30%
FIDELITY VIP EQUITY-INCOME INITIAL CLASS
             2012     15.68%        3.07%
             2011     -0.43%        2.36%
             2010     13.55%        1.73%
             2009     28.40%        2.17%
FIDELITY VIP EQUITY-INCOME SERVICE CLASS 2
             2013      0.00%        0.00%
             2012     15.54%        2.73%
             2011     -0.65%        2.09%
             2010     13.43%        1.53%
             2009     28.21%        1.98%
FIDELITY VIP GROWTH INITIAL CLASS
             2013     34.44%        0.28%
             2012     13.10%        0.58%
             2011     -1.19%        0.34%
             2010     22.45%        0.26%
             2009     26.50%        0.43%
FIDELITY VIP GROWTH SERVICE CLASS 2
             2013     35.12%        0.05%
             2012     13.66%        0.41%
             2011     -0.68%        0.15%
             2010     22.94%        0.03%
             2009     27.01%        0.20%
FIDELITY VIP MID CAP SERVICE CLASS 2
             2013     34.99%        0.27%
             2012     13.82%        0.39%
             2011    -11.43%        0.02%
             2010     27.74%        0.14%
             2009     38.85%        0.45%
FIDELITY VIP OVERSEAS INITIAL CLASS
             2012     19.06%        1.77%
             2011    -18.32%        1.33%
             2010     11.54%        1.31%
             2009     24.77%        1.96%
FIDELITY VIP OVERSEAS SERVICE CLASS 2
             2012     19.60%        1.59%
             2011    -17.88%        1.17%
             2010     12.10%        1.25%
             2009     25.40%        1.86%


LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                          MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                     MINIMUM
                    COMMENCEMENT          FEE         FEE         UNIT        UNIT        UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)               RATE(2)     RATE(2)     VALUE(3)    VALUE(3)    OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
FTVIPT FRANKLIN INCOME SECURITIES CLASS 2
             2013                            0.65%       3.20%      $ 12.14      $ 16.44   44,017,116  $    637,025,857     10.35%
             2012                            0.65%       3.20%        11.01        14.86   45,522,467       587,335,783      9.11%
             2011                            0.65%       3.20%        10.61        12.06   45,492,856       530,064,143     -0.49%
             2010                            0.65%       2.85%        10.65        11.93   43,099,161       498,814,149      9.51%
             2009                            0.65%       2.85%         9.72        10.72   40,161,631       419,768,277     31.79%
FTVIPT FRANKLIN SMALL-MID CAP GROWTH SECURITIES CLASS 2
             2013                            1.30%       1.30%        18.34        18.34            8               153     36.36%
             2012                            0.65%       3.05%         8.30        20.65    6,950,142        95,465,313      7.58%
             2011                            0.65%       3.00%         7.59        18.98    7,932,229        99,563,324     -7.46%
             2010                            0.65%       2.80%         8.09        20.31    8,661,182       115,470,893     24.10%
             2009                            0.65%       2.80%         6.43        16.21    8,125,612        84,045,660     39.61%
FTVIPT MUTUAL SHARES SECURITIES CLASS 2
             2013                            0.60%       3.20%        11.85        17.26   61,488,681       821,308,773     24.23%
             2012                            0.60%       3.20%         9.50        13.86   67,978,309       714,861,663     10.70%
             2011                            0.60%       3.15%         8.54        10.61   66,563,230       615,076,571     -3.83%
             2010                            0.60%       2.85%         8.88         9.80   54,494,842       509,112,460      8.07%
             2009                            0.65%       2.85%         8.15         8.92   38,857,221       332,056,609     22.51%
FTVIPT TEMPLETON GLOBAL BOND SECURITIES CLASS 2
             2013                            0.65%       3.15%        10.60        18.74   29,046,516       521,571,310     -1.52%
             2012                            0.65%       3.15%        10.78        18.67   31,621,406       568,205,330     11.61%
             2011                            0.65%       3.05%        14.79        16.43   36,180,320       574,633,153     -3.66%
             2010                            0.65%       2.85%        15.36        16.79   40,764,015       663,735,354     11.23%
             2009                            0.65%       2.85%        13.81        14.85   43,922,491       634,785,795     15.35%
FTVIPT TEMPLETON GROWTH SECURITIES CLASS 2
             2013                            1.10%       2.90%        12.56        21.51    2,795,534        49,561,031     27.15%
             2012                            1.10%       2.85%         9.71        16.75    3,394,051        46,734,678     17.73%
             2011                            1.10%       2.80%         8.11        14.09    4,138,216        48,108,484     -9.55%
             2010                            1.10%       2.80%         8.82        15.43    4,977,019        63,340,595      4.43%
             2009                            1.10%       2.80%         8.31        14.64    5,941,949        71,676,759     27.48%
GOLDMAN SACHS VIT LARGE CAP VALUE SERVICE CLASS
             2013                            0.65%       2.60%        14.33        19.27    9,859,446       177,640,451     29.52%
             2012                            0.65%       2.60%        11.06        14.59   11,719,759       160,364,887     15.77%
             2011                            0.65%       2.60%        10.01        12.36   13,467,908       156,722,125     -9.51%
             2010                            0.65%       2.45%        12.91        13.41    7,082,817        94,298,079      8.21%
             2009                            0.65%       2.45%        12.05        12.09    1,764,860        21,433,908     16.05%
HUNTINGTON VA BALANCED
             2013                            1.10%       2.75%        11.50        11.98      255,104         3,020,057     12.13%
             2012                            1.10%       2.65%        10.25        10.51      261,079         2,726,151      6.64%
             2011                6/13/11     1.15%       2.65%         9.62         9.71       96,988           939,589     -2.89%
HUNTINGTON VA DIVIDEND CAPTURE
             2013                            1.10%       2.20%        12.50        12.87      104,189         1,331,206     17.35%
             2012                            1.10%       2.20%        10.65        10.84      105,834         1,143,254      9.04%
             2011                6/29/11     1.15%       2.20%         9.77         9.83       32,379           317,940     -0.64%
INVESCO V.I. AMERICAN FRANCHISE SERIES I
             2013                            1.40%       1.80%         5.68         9.44      318,698         2,811,844     37.64%
             2012                4/27/12     1.40%       2.15%         4.12        12.71      388,788         2,448,434     -3.92%
INVESCO V.I. AMERICAN FRANCHISE SERIES II
             2013                            1.30%       2.15%        12.58        17.02      101,689         1,350,336     36.83%
             2012                4/27/12     1.30%       2.15%         9.18        12.37      119,108         1,160,818     -4.09%
INVESCO V.I. CAPITAL APPRECIATION SERIES I
             2011                            1.40%       2.15%         3.73        11.54      430,501         2,450,534     -9.87%
             2010                            1.40%       2.35%         4.12        12.80      507,972         3,167,577     12.80%
             2009                            1.40%       2.35%         3.64        11.32      603,996         3,291,006     18.27%
INVESCO V.I. CAPITAL APPRECIATION SERIES II
             2011                            1.30%       2.15%         8.34        11.26      137,771         1,219,587    -10.07%
             2010                            1.30%       2.35%         9.25        12.53      169,708         1,684,412     12.53%
             2009                            1.30%       2.35%         8.19        10.95      200,661         1,748,252     17.92%



                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
FTVIPT FRANKLIN INCOME SECURITIES CLASS 2
             2013     13.20%        6.33%
             2012     11.92%        6.50%
             2011      1.72%        5.71%
             2010     11.94%        6.56%
             2009     34.72%        9.07%
FTVIPT FRANKLIN SMALL-MID CAP GROWTH SECURITIES CLASS 2
             2013     36.36%        0.00%
             2012     10.13%        0.00%
             2011     -5.45%        0.00%
             2010     26.80%        0.00%
             2009     42.64%        0.00%
FTVIPT MUTUAL SHARES SECURITIES CLASS 2
             2013     27.49%        2.05%
             2012     13.56%        2.11%
             2011     -1.64%        2.47%
             2010     10.47%        1.69%
             2009     25.23%        1.91%
FTVIPT TEMPLETON GLOBAL BOND SECURITIES CLASS 2
             2013      0.97%        4.79%
             2012     14.32%        6.41%
             2011     -1.51%        5.68%
             2010     13.71%        1.44%
             2009     17.91%       13.76%
FTVIPT TEMPLETON GROWTH SECURITIES CLASS 2
             2013     29.39%        2.67%
             2012     19.74%        2.05%
             2011     -7.99%        1.35%
             2010      6.22%        1.38%
             2009     29.67%        3.42%
GOLDMAN SACHS VIT LARGE CAP VALUE SERVICE CLASS
             2013     32.07%        0.93%
             2012     18.05%        1.11%
             2011     -7.87%        1.32%
             2010     10.17%        1.10%
             2009     16.35%        5.61%
HUNTINGTON VA BALANCED
             2013     13.88%        2.00%
             2012      8.25%        1.74%
             2011      5.80%        1.55%
HUNTINGTON VA DIVIDEND CAPTURE
             2013     18.65%        3.04%
             2012     10.19%        4.76%
             2011      9.19%        6.87%
INVESCO V.I. AMERICAN FRANCHISE SERIES I
             2013     38.19%        0.43%
             2012     -3.42%        0.00%
INVESCO V.I. AMERICAN FRANCHISE SERIES II
             2013     37.99%        0.25%
             2012     -3.54%        0.00%
INVESCO V.I. CAPITAL APPRECIATION SERIES I
             2011     -9.19%        0.15%
             2010     13.88%        0.73%
             2009     19.40%        0.61%
INVESCO V.I. CAPITAL APPRECIATION SERIES II
             2011     -9.30%        0.00%
             2010     13.72%        0.52%
             2009     19.16%        0.26%


LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                          MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                     MINIMUM
                    COMMENCEMENT          FEE         FEE         UNIT        UNIT        UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)               RATE(2)     RATE(2)     VALUE(3)    VALUE(3)    OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
INVESCO V.I. CORE EQUITY SERIES I
             2013                            1.40%       2.35%      $ 10.29      $ 20.58      649,963  $      9,093,922     26.25%
             2012                            1.40%       2.35%         8.11        16.27      760,319         8,273,284     11.24%
             2011                            1.40%       2.35%         7.25        14.60      923,568         8,890,121     -2.39%
             2010                            1.40%       2.35%         7.39        14.92    1,084,566        10,646,779      7.01%
             2009                            1.40%       2.35%         6.86        13.92    1,322,617        11,940,692     25.32%
INVESCO V.I. CORE EQUITY SERIES II
             2013                            1.30%       2.55%        15.24        20.71      151,110         2,492,738     25.69%
             2012                            1.30%       2.55%        12.05        16.36      177,661         2,319,966     10.75%
             2011                            1.30%       2.55%        10.82        14.67      246,051         2,952,470     -2.81%
             2010                            1.30%       2.55%        11.06        14.99      308,954         3,809,067      6.50%
             2009                            1.30%       2.55%        10.32        13.98      340,947         3,868,376     24.76%
INVESCO V.I. INTERNATIONAL GROWTH SERIES I
             2013                            1.40%       2.15%        13.29        26.92      156,767         2,842,158     16.48%
             2012                            1.40%       2.15%        11.37        23.11      180,597         2,817,427     13.08%
             2011                            1.40%       2.15%        10.02        20.44      204,907         2,801,448     -8.73%
             2010                            1.40%       2.35%        10.94        22.39      263,208         3,840,873     10.24%
             2009                            1.40%       2.35%         9.87        20.27      336,089         4,428,359     32.11%
INVESCO V.I. INTERNATIONAL GROWTH SERIES II
             2013                            1.35%       2.65%        22.23        26.73       96,272         2,294,969     15.61%
             2012                            1.35%       2.65%        19.09        22.83      101,919         2,084,367     12.24%
             2011                            1.30%       2.65%        16.89        20.16      142,128         2,577,326     -9.43%
             2010                            1.30%       2.65%        18.52        21.96      172,385         3,412,347      9.74%
             2009                            1.30%       2.60%        16.77        19.89      212,633         3,784,526     31.43%
JANUS ASPEN BALANCED SERVICE CLASS
             2013                            1.30%       2.65%        15.73        21.32      899,833        18,533,143     16.67%
             2012                            1.30%       2.65%        13.44        18.05    1,004,049        17,573,781     10.41%
             2011                            1.30%       2.65%        12.52        16.14    1,260,860        19,911,213     -1.30%
             2010                            1.30%       2.65%        12.67        16.15    1,509,432        23,906,019      5.29%
             2009                            1.30%       2.65%        12.01        15.15    1,785,177        26,594,635     22.30%
JANUS ASPEN ENTERPRISE SERVICE CLASS
             2013                            1.30%       2.65%        18.40        31.42      214,172         5,821,920     28.59%
             2012                            1.30%       2.65%        14.28        24.21      275,692         5,788,938     13.93%
             2011                            1.30%       2.65%        12.52        21.14      355,119         6,511,254     -4.23%
             2010                            1.30%       2.65%        13.05        22.15      433,483         8,185,966     22.24%
             2009                            1.30%       2.65%        10.66        18.01      539,746         8,235,735     40.67%
JANUS ASPEN GLOBAL RESEARCH SERVICE CLASS
             2013                            1.30%       2.20%        13.77        17.70       77,993         1,145,170     25.29%
             2012                            1.30%       2.20%        10.96        14.01       86,498         1,007,347     17.25%
             2011                            1.30%       2.20%         9.32        11.82      105,908         1,045,639    -15.86%
             2010                            1.30%       2.20%        11.05        13.92      161,259         1,893,080     13.01%
             2009                            1.30%       2.20%         9.76        12.21      182,927         1,885,015     34.41%
LVIP AMERICAN BALANCED ALLOCATION STANDARD CLASS
             2013                            0.65%       1.70%        12.03        12.03      695,070         8,409,493     13.95%
             2012                6/4/12      0.90%       0.90%        10.56        10.56       10,301           108,777      9.31%
LVIP AMERICAN GLOBAL GROWTH SERVICE CLASS II
             2013                            0.60%       3.20%        13.34        17.37    4,463,816        74,678,162     24.64%
             2012                            0.65%       3.20%        10.72        13.59    3,950,993        52,186,669     18.33%
             2011                            0.65%       3.15%        10.88        11.20    3,000,311        33,023,222    -11.55%
             2010                9/30/10     0.65%       2.55%        12.30        12.42      215,895         2,669,105     -0.11%
LVIP AMERICAN GLOBAL SMALL CAPITALIZATION SERVICE CLASS II
             2013                            0.65%       3.15%        11.37        15.22    4,496,644        65,952,218     23.83%
             2012                            0.65%       3.15%         9.18        11.99    4,370,857        50,971,346     14.11%
             2011                            0.65%       3.15%         9.92        10.17    3,402,354        34,253,853    -21.71%
             2010               11/15/10     1.15%       2.80%        12.67        12.78      272,886         3,475,601      0.64%
LVIP AMERICAN GROWTH ALLOCATION STANDARD CLASS
             2013                            0.60%       1.70%        12.37        12.37       52,998           651,795     17.18%
             2012                3/5/12      0.65%       0.65%        10.56        10.56       29,710           313,703      5.40%



                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
INVESCO V.I. CORE EQUITY SERIES I
             2013     27.45%        1.36%
             2012     12.30%        0.95%
             2011     -1.45%        0.93%
             2010      8.03%        0.95%
             2009     26.51%        1.80%
INVESCO V.I. CORE EQUITY SERIES II
             2013     27.27%        1.20%
             2012     12.15%        0.78%
             2011     -1.58%        0.74%
             2010      7.84%        0.79%
             2009     26.33%        1.52%
INVESCO V.I. INTERNATIONAL GROWTH SERIES I
             2013     17.36%        1.20%
             2012     13.93%        1.44%
             2011     -8.04%        1.58%
             2010     11.29%        2.20%
             2009     33.36%        1.45%
INVESCO V.I. INTERNATIONAL GROWTH SERIES II
             2013     17.13%        1.02%
             2012     13.71%        1.19%
             2011     -8.19%        1.21%
             2010     11.15%        1.80%
             2009     33.17%        1.36%
JANUS ASPEN BALANCED SERVICE CLASS
             2013     18.26%        1.33%
             2012     11.91%        2.45%
             2011      0.04%        2.12%
             2010      6.72%        2.48%
             2009     23.96%        2.70%
JANUS ASPEN ENTERPRISE SERVICE CLASS
             2013     30.33%        0.36%
             2012     15.48%        0.00%
             2011     -2.92%        0.00%
             2010     23.90%        0.00%
             2009     42.58%        0.00%
JANUS ASPEN GLOBAL RESEARCH SERVICE CLASS
             2013     26.40%        1.05%
             2012     18.48%        0.77%
             2011    -15.08%        0.43%
             2010     14.03%        0.48%
             2009     35.63%        1.24%
LVIP AMERICAN BALANCED ALLOCATION STANDARD CLASS
             2013     13.95%        2.66%
             2012      9.31%        2.96%
LVIP AMERICAN GLOBAL GROWTH SERVICE CLASS II
             2013     27.86%        0.94%
             2012     21.31%        1.04%
             2011     -9.85%        0.09%
             2010      8.17%        0.00%
LVIP AMERICAN GLOBAL SMALL CAPITALIZATION SERVICE CLASS II
             2013     26.96%        0.24%
             2012     16.99%        1.05%
             2011    -20.40%        0.75%
             2010      5.16%        0.00%
LVIP AMERICAN GROWTH ALLOCATION STANDARD CLASS
             2013     17.18%        2.84%
             2012      5.40%        2.88%


LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                          MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                     MINIMUM
                    COMMENCEMENT          FEE         FEE         UNIT        UNIT        UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)               RATE(2)     RATE(2)     VALUE(3)    VALUE(3)    OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
LVIP AMERICAN GROWTH SERVICE CLASS II
             2013                            0.60%       3.20%      $ 13.87      $ 17.85   15,625,430  $    268,413,384     25.57%
             2012                            0.65%       3.20%        11.06        13.86   15,111,468       203,561,029     13.81%
             2011                            0.65%       3.15%        11.11        11.79   11,423,039       133,305,045     -7.40%
             2010               11/15/10     1.15%       2.90%        12.00        12.51    1,002,804        12,501,693     -5.95%
LVIP AMERICAN GROWTH-INCOME SERVICE CLASS II
             2013                            0.60%       3.20%        14.43        18.24   12,555,756       220,496,857     28.84%
             2012                            0.65%       3.20%        11.21        13.80   12,052,379       161,718,798     13.42%
             2011                            0.65%       3.15%        11.00        11.78    8,600,561       100,295,861     -5.03%
             2010               11/15/10     1.15%       2.90%        11.58        12.19      716,818         8,707,074      0.81%
LVIP AMERICAN INCOME ALLOCATION STANDARD CLASS
             2013                7/2/13      0.65%       0.65%        11.59        11.59          116             1,344      5.92%
LVIP AMERICAN INTERNATIONAL SERVICE CLASS II
             2013                            0.65%       3.20%        11.17        14.72    9,651,334       136,697,384     17.34%
             2012                            0.65%       3.20%         9.53        12.23    9,463,522       112,475,522     13.81%
             2011                            0.65%       3.15%        10.15        10.48    6,987,342        71,931,847    -16.69%
             2010                9/30/10     0.65%       2.80%        12.18        12.31      491,701         6,021,912      0.05%
LVIP AMERICAN PRESERVATION STANDARD CLASS
             2013                1/25/13     0.60%       1.90%         9.69         9.86       21,962           214,542     -1.48%
LVIP BARON GROWTH OPPORTUNITIES SERVICE CLASS
             2013                            0.65%       3.20%        16.36        23.81   10,317,699       184,552,492     35.66%
             2012                            0.65%       3.20%        11.99        17.51    9,373,136       121,750,939     14.58%
             2011                            0.65%       3.15%        10.49        12.18    8,903,616        99,455,460      1.15%
             2010                            0.65%       2.80%        10.37        11.84    8,058,862        87,917,150     22.90%
             2009                            0.65%       2.85%         8.42         9.47    7,094,204        62,270,365     34.43%
LVIP BLACKROCK EMERGING MARKETS RPM STANDARD CLASS
             2013                4/18/13     0.60%       1.90%         9.91        10.09        6,337            63,377     -2.57%
LVIP BLACKROCK EMERGING MARKETS RPM SERVICE CLASS
             2013                            0.60%       3.20%         9.71        10.05    9,192,141        91,068,793    -11.02%
             2012                9/28/12     0.65%       3.20%        10.91        11.01      666,865         7,314,827      1.90%
LVIP BLACKROCK EQUITY DIVIDEND RPM STANDARD CLASS
             2013               10/30/13     0.60%       0.65%        19.27        19.32        5,234           100,976      2.22%
LVIP BLACKROCK EQUITY DIVIDEND RPM SERVICE CLASS
             2013                            0.60%       3.20%        10.88        17.16   24,406,648       307,536,644     14.26%
             2012                            0.65%       3.15%         9.94        14.98    6,108,551        65,997,067     13.07%
             2011                            0.65%       3.15%         8.77         9.73    3,350,081        31,584,371     -5.50%
             2010                            0.65%       2.80%         9.11        10.14    2,793,737        27,532,649     14.39%
             2009                            0.65%       2.80%         7.81         8.73    3,150,307        26,857,754     19.60%
LVIP BLACKROCK GLOBAL ALLOCATION V.I. RPM STANDARD CLASS
             2013                9/17/13     0.60%       1.70%        10.42        10.50       26,759           279,805      1.48%
LVIP BLACKROCK GLOBAL ALLOCATION V.I. RPM SERVICE CLASS
             2013                5/20/13     0.65%       3.20%        10.30        10.47   29,999,735       311,901,805      1.26%
LVIP BLACKROCK INFLATION PROTECTED BOND STANDARD CLASS
             2013                            0.60%       1.70%        10.52        10.94       42,520           457,685     -9.92%
             2012                3/1/12      0.60%       1.90%        11.34        12.01       28,208           334,580      0.82%
LVIP BLACKROCK INFLATION PROTECTED BOND SERVICE CLASS
             2013                            0.59%       3.14%         9.62        10.83   72,358,284       753,786,479    -11.45%
             2012                            0.65%       3.20%        10.62        11.92   32,045,992       370,932,011      2.90%
             2011                            0.65%       3.20%        10.74        11.27   20,637,422       228,952,130      8.74%
             2010               11/15/10     0.75%       2.85%         9.87        10.15    1,401,242        14,135,797     -2.27%
LVIP CAPITAL GROWTH SERVICE CLASS
             2013                            0.65%       3.15%        12.22        18.80   22,655,444       323,041,540     31.66%
             2012                            0.65%       3.00%         9.26        14.27   25,591,881       271,319,390     15.26%
             2011                            0.65%       3.00%         8.02        10.50   22,126,342       198,333,052    -11.75%
             2010                            0.65%       2.80%         9.09         9.82   14,883,910       144,635,021     15.39%
             2009                            0.65%       2.80%         7.88         8.33    6,996,813        57,764,897     30.81%



                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
LVIP AMERICAN GROWTH SERVICE CLASS II
             2013     28.81%        0.61%
             2012     16.69%        0.22%
             2011     -5.77%        0.06%
             2010      7.68%        0.00%
LVIP AMERICAN GROWTH-INCOME SERVICE CLASS II
             2013     32.16%        1.07%
             2012     16.29%        1.22%
             2011     -3.35%        0.11%
             2010      6.27%        0.00%
LVIP AMERICAN INCOME ALLOCATION STANDARD CLASS
             2013      5.92%        2.37%
LVIP AMERICAN INTERNATIONAL SERVICE CLASS II
             2013     20.37%        1.03%
             2012     16.69%        2.58%
             2011    -14.88%        0.10%
             2010      6.50%        0.00%
LVIP AMERICAN PRESERVATION STANDARD CLASS
             2013      0.07%        3.73%
LVIP BARON GROWTH OPPORTUNITIES SERVICE CLASS
             2013     39.16%        0.45%
             2012     17.48%        1.21%
             2011      3.35%        0.00%
             2010     25.57%        0.00%
             2009     37.43%        0.00%
LVIP BLACKROCK EMERGING MARKETS RPM STANDARD CLASS
             2013      4.75%        1.93%
LVIP BLACKROCK EMERGING MARKETS RPM SERVICE CLASS
             2013     -8.72%        1.02%
             2012      8.84%        1.87%
LVIP BLACKROCK EQUITY DIVIDEND RPM STANDARD CLASS
             2013      4.63%        2.77%
LVIP BLACKROCK EQUITY DIVIDEND RPM SERVICE CLASS
             2013     17.16%        2.10%
             2012     15.93%        0.57%
             2011     -3.44%        0.78%
             2010     16.88%        0.77%
             2009     22.20%        0.97%
LVIP BLACKROCK GLOBAL ALLOCATION V.I. RPM STANDARD CLASS
             2013      4.71%        0.00%
LVIP BLACKROCK GLOBAL ALLOCATION V.I. RPM SERVICE CLASS
             2013      9.06%        0.00%
LVIP BLACKROCK INFLATION PROTECTED BOND STANDARD CLASS
             2013     -8.92%        0.43%
             2012      5.06%        0.00%
LVIP BLACKROCK INFLATION PROTECTED BOND SERVICE CLASS
             2013     -8.33%        0.33%
             2012      5.56%        0.00%
             2011     11.04%        3.13%
             2010      1.40%        0.59%
LVIP CAPITAL GROWTH SERVICE CLASS
             2013     34.79%        0.00%
             2012     18.00%        0.00%
             2011     -9.83%        0.00%
             2010     17.90%        0.00%
             2009     33.66%        0.11%


LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                          MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                      MINIMUM
                    COMMENCEMENT          FEE         FEE         UNIT        UNIT         UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)               RATE(2)     RATE(2)     VALUE(3)    VALUE(3)     OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
LVIP CLARION GLOBAL REAL ESTATE SERVICE CLASS
             2013                            0.60%       3.20%      $  7.51      $ 16.89    12,385,268  $    101,071,326     -0.21%
             2012                            0.65%       3.20%         7.50        16.89    11,904,617        95,736,001     20.48%
             2011                            0.65%       3.20%         6.20        10.58    12,157,357        79,776,963    -11.47%
             2010                            0.65%       2.85%         7.01         7.59     9,934,577        72,646,063     14.36%
             2009                            0.65%       2.85%         6.13         6.49     8,708,761        55,042,103     33.62%
LVIP COLUMBIA SMALL-MID CAP GROWTH RPM SERVICE CLASS
             2013                            0.65%       3.20%        10.61        18.14    14,636,851       168,724,647     20.60%
             2012                            0.65%       3.20%         8.79        15.00     4,348,921        40,704,286      2.87%
             2011                            0.65%       3.20%         8.51         9.40     3,834,978        34,168,087    -10.38%
             2010                            0.65%       2.80%         9.49        10.26     2,994,921        29,442,450     23.44%
             2009                            0.65%       2.80%         7.67         8.14     1,924,863        15,157,607     43.96%
LVIP DELAWARE BOND STANDARD CLASS
             2013                            1.30%       3.00%        10.14        18.97     7,178,428       121,752,782     -5.20%
             2012                            1.30%       3.00%        10.70        19.69     8,572,620       152,403,393      3.46%
             2011                            1.30%       3.00%        12.73        18.73    10,208,683       174,089,656      4.82%
             2010                            1.30%       2.65%        12.12        17.65    12,528,320       202,938,969      5.65%
             2009                            1.30%       2.65%        11.46        16.50    14,710,742       223,876,924     15.79%
LVIP DELAWARE BOND SERVICE CLASS
             2013                            0.60%       3.20%         9.97        14.24   189,824,697     2,446,199,219     -5.71%
             2012                            0.65%       3.20%        10.57        14.82   172,657,336     2,330,108,586      2.94%
             2011                            0.65%       3.15%        10.27        14.14   146,615,142     1,917,256,346      4.19%
             2010                            0.65%       2.90%        11.58        13.36   118,782,318     1,497,358,649      5.08%
             2009                            0.65%       2.85%        11.02        12.53    83,225,660       987,925,269     15.15%
LVIP DELAWARE DIVERSIFIED FLOATING RATE STANDARD CLASS
             2013                            0.60%       2.15%        10.01        10.41        97,323           988,536     -0.94%
             2012                3/26/12     0.60%       1.70%        10.10        10.40         4,316            44,255      0.43%
LVIP DELAWARE DIVERSIFIED FLOATING RATE SERVICE CLASS
             2013                            0.60%       3.20%         9.42        10.30    67,745,589       671,179,345     -2.66%
             2012                            0.65%       3.20%         9.67        10.31    19,747,210       197,971,410      0.69%
             2011                            0.65%       3.20%         9.63         9.97    13,165,319       129,180,469     -3.29%
             2010               11/15/10     0.75%       2.85%         9.96        10.09     1,228,387        12,318,833     -0.19%
LVIP DELAWARE FOUNDATION AGGRESSIVE ALLOCATION STANDARD CLASS
             2013                            1.30%       2.65%        13.52        19.54       426,362         7,980,316     17.21%
             2012                            1.30%       2.55%        11.53        16.52       567,202         8,954,404     10.44%
             2011                            1.30%       2.55%        10.44        14.88       731,988        10,388,706     -4.49%
             2010                            1.30%       2.55%        10.92        15.50       882,963        13,017,473      9.65%
             2009                            1.30%       2.55%         9.96        14.07     1,115,182        14,893,081     28.67%
LVIP DELAWARE FOUNDATION AGGRESSIVE ALLOCATION SERVICE CLASS
             2013                            0.65%       2.85%        13.21        18.93     1,304,751        21,722,483     16.57%
             2012                            0.65%       2.90%        11.13        16.00     1,506,881        21,274,343      9.84%
             2011                            0.65%       2.85%         9.93        14.35     1,807,281        23,106,109     -5.02%
             2010                            0.65%       2.85%        10.26        14.88     2,214,985        29,667,952      9.05%
             2009                            0.65%       2.85%         9.22        13.44     2,908,852        35,537,545     27.96%
LVIP DELAWARE GROWTH AND INCOME SERVICE CLASS
             2013                            0.65%       2.95%        13.39        18.68     3,082,752        45,481,537     28.94%
             2012                            0.65%       2.95%        10.38        14.49     3,189,434        36,050,101     11.58%
             2011                            0.65%       2.95%         9.18        10.32     3,596,976        36,014,898     -1.94%
             2010                            0.75%       2.80%         9.26        10.36     3,514,396        35,521,339      9.44%
             2009                            0.75%       2.80%         8.30         9.32     3,192,725        29,147,328     20.81%
LVIP DELAWARE SOCIAL AWARENESS STANDARD CLASS
             2013                            1.30%       2.80%        14.73        23.88       451,153         9,794,822     31.95%
             2012                            1.30%       2.80%        11.13        17.98       560,004         9,070,228     12.21%
             2011                            1.30%       2.70%         9.90        15.93       682,911         9,729,522     -1.99%
             2010                            1.30%       2.65%        10.09        16.31       859,633        12,406,132      8.65%
             2009                            1.30%       2.65%         9.27        14.92     1,015,178        13,335,713     26.60%



                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
LVIP CLARION GLOBAL REAL ESTATE SERVICE CLASS
             2013      2.37%        0.00%
             2012     23.59%        0.00%
             2011     -9.49%        0.00%
             2010     16.90%        0.00%
             2009     36.60%        0.00%
LVIP COLUMBIA SMALL-MID CAP GROWTH RPM SERVICE CLASS
             2013     23.72%        0.00%
             2012      5.52%        0.00%
             2011     -8.43%        0.00%
             2010     26.12%        0.00%
             2009     47.09%        0.00%
LVIP DELAWARE BOND STANDARD CLASS
             2013     -3.57%        1.68%
             2012      5.23%        1.89%
             2011      6.25%        3.14%
             2010      7.09%        3.28%
             2009     17.37%        4.14%
LVIP DELAWARE BOND SERVICE CLASS
             2013     -3.28%        1.53%
             2012      5.55%        1.76%
             2011      6.56%        3.24%
             2010      7.42%        3.52%
             2009     17.71%        4.68%
LVIP DELAWARE DIVERSIFIED FLOATING RATE STANDARD CLASS
             2013      0.15%        2.00%
             2012      2.17%        2.90%
LVIP DELAWARE DIVERSIFIED FLOATING RATE SERVICE CLASS
             2013     -0.15%        0.83%
             2012      3.29%        1.39%
             2011     -1.23%        2.27%
             2010      0.07%        0.21%
LVIP DELAWARE FOUNDATION AGGRESSIVE ALLOCATION STANDARD CLASS
             2013     18.68%        1.37%
             2012     11.83%        1.59%
             2011     -3.29%        1.99%
             2010     11.03%        2.51%
             2009     30.29%        1.52%
LVIP DELAWARE FOUNDATION AGGRESSIVE ALLOCATION SERVICE CLASS
             2013     19.16%        1.26%
             2012     12.28%        1.44%
             2011     -2.90%        1.72%
             2010     11.48%        2.34%
             2009     30.81%        1.20%
LVIP DELAWARE GROWTH AND INCOME SERVICE CLASS
             2013     31.94%        1.45%
             2012     14.17%        0.72%
             2011      0.09%        0.73%
             2010     11.70%        0.67%
             2009     23.31%        0.91%
LVIP DELAWARE SOCIAL AWARENESS STANDARD CLASS
             2013     33.94%        1.19%
             2012     13.79%        0.73%
             2011     -0.66%        0.69%
             2010     10.13%        0.58%
             2009     28.32%        0.67%


LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                          MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                     MINIMUM
                    COMMENCEMENT          FEE         FEE         UNIT        UNIT        UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)               RATE(2)     RATE(2)     VALUE(3)    VALUE(3)    OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
LVIP DELAWARE SOCIAL AWARENESS SERVICE CLASS
             2013                            0.65%       3.00%      $ 13.46      $ 22.75    3,317,344  $     61,218,438     31.21%
             2012                            0.65%       3.00%        10.55        17.05    3,180,903        45,098,660     11.49%
             2011                            0.65%       3.00%         9.35        15.05    3,498,836        44,160,362     -2.48%
             2010                            0.65%       2.80%         9.41        15.21    3,768,826        49,233,488      8.22%
             2009                            0.65%       2.70%         8.54        13.86    4,055,609        49,637,690     26.09%
LVIP DELAWARE SPECIAL OPPORTUNITIES SERVICE CLASS
             2013                            0.65%       3.15%        11.79        20.57    3,943,413        50,793,495     29.19%
             2012                            0.65%       3.15%         9.10        15.89    3,869,080        37,946,677     10.98%
             2011                            0.65%       3.15%         8.19         9.04    4,447,468        38,587,554     -8.14%
             2010                            0.65%       2.80%         8.92         9.64    2,926,149        27,220,347     26.59%
             2009                            0.65%       2.80%         7.04         7.45    1,579,299        11,479,826     26.40%
LVIP DIMENSIONAL NON-U.S. EQUITY RPM STANDARD CLASS
             2013                            0.60%       1.90%        10.92        11.30      152,261         1,718,117     12.96%
             2012                            0.60%       1.90%         9.70         9.87       84,607           834,490     16.77%
             2011               12/5/11      0.65%       1.70%         8.31         8.36       11,357            94,696     -3.15%
LVIP DIMENSIONAL NON-U.S. EQUITY RPM SERVICE CLASS
             2013                            0.60%       3.20%        10.49        12.22    8,871,404        96,814,879     11.22%
             2012                            0.65%       3.20%         9.46         9.83    2,937,775        28,397,526     14.97%
             2011                5/24/11     0.65%       3.00%         8.23         8.35    1,692,525        14,040,113    -18.73%
LVIP DIMENSIONAL U.S. EQUITY RPM STANDARD CLASS
             2013                            0.60%       1.90%        13.65        14.13      162,325         2,289,505     26.74%
             2012                            0.60%       1.90%        10.81        10.99       82,495           906,466     15.43%
             2011               12/5/11      0.65%       1.70%         9.36         9.42        8,907            83,740     -0.06%
LVIP DIMENSIONAL U.S. EQUITY RPM SERVICE CLASS
             2013                            0.60%       3.20%        13.18        15.56   12,170,990       166,034,802     25.05%
             2012                            0.65%       3.00%        10.54        10.95    4,541,689        48,901,415     13.66%
             2011                5/24/11     0.65%       3.00%         9.27         9.41    2,594,767        24,262,709     -8.42%
LVIP DIMENSIONAL/VANGUARD TOTAL BOND STANDARD CLASS
             2013                            0.60%       1.90%        10.04        10.39      221,441         2,289,428     -4.59%
             2012                            0.60%       1.90%        10.56        10.74       93,099           999,276      1.98%
             2011               12/5/11      0.65%       1.70%        10.35        10.42        8,895            92,396      0.20%
LVIP DIMENSIONAL/VANGUARD TOTAL BOND SERVICE CLASS
             2013                            0.60%       3.20%         9.64        10.31   21,685,649       217,354,625     -6.06%
             2012                            0.65%       3.20%        10.26        10.70   12,172,914       127,902,501      0.22%
             2011                5/23/11     0.65%       3.20%        10.12        10.41    4,856,542        50,192,610     -0.13%
LVIP GLOBAL INCOME SERVICE CLASS
             2013                            0.60%       3.20%         9.54        12.05   44,409,424       507,160,913     -6.12%
             2012                            0.60%       3.20%        10.08        12.50   40,326,405       482,894,133      4.04%
             2011                            0.60%       3.20%        10.75        11.71   34,679,354       393,735,508     -2.01%
             2010                            0.60%       2.85%        11.26        11.67   20,536,946       235,905,015      6.34%
             2009                7/1/09      0.65%       2.85%        10.59        10.74    5,360,215        57,213,255     -0.15%
LVIP JPMORGAN HIGH YIELD SERVICE CLASS
             2013                            0.60%       3.20%        11.32        13.32   11,062,730       141,403,669      2.95%
             2012                            0.65%       3.20%        11.00        12.61   10,089,573       123,454,963     11.02%
             2011                            0.65%       3.20%        10.50        10.98    6,925,613        75,331,715     -0.40%
             2010               11/16/10     1.15%       2.90%        10.54        10.84      300,856         3,246,962      0.07%
LVIP JPMORGAN MID CAP VALUE RPM SERVICE CLASS
             2013                            0.60%       3.20%        11.02        19.04   15,748,040       189,103,437     19.96%
             2012                            0.65%       3.20%         9.15        15.83    3,507,185        34,515,420     10.17%
             2011                            0.65%       2.95%         8.30        10.87    2,717,477        23,880,418     -4.71%
             2010                            0.65%       2.80%         8.71         9.40    1,678,328        15,228,244     21.02%
             2009                            0.65%       2.80%         7.19         7.60    1,005,257         7,453,659     20.92%
LVIP MANAGED RISK PROFILE 2010 SERVICE CLASS
             2013                            0.75%       2.80%        10.90        12.48      550,183         6,458,866      5.66%
             2012                            0.75%       2.80%        10.31        11.57      669,034         7,354,722      5.28%
             2011                            0.75%       2.80%         9.80        10.77      761,580         7,858,988     -1.80%
             2010                            0.75%       2.80%         9.98        10.74      828,075         8,599,298      8.11%
             2009                            0.75%       2.80%         9.25         9.74      958,871         9,115,520     20.79%


                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
LVIP DELAWARE SOCIAL AWARENESS SERVICE CLASS
             2013     34.34%        0.97%
             2012     14.14%        0.40%
             2011     -0.36%        0.41%
             2010     10.46%        0.26%
             2009     28.70%        0.36%
LVIP DELAWARE SPECIAL OPPORTUNITIES SERVICE CLASS
             2013     32.45%        0.79%
             2012     13.79%        0.42%
             2011     -6.14%        0.00%
             2010     29.33%        0.51%
             2009     29.15%        0.66%
LVIP DIMENSIONAL NON-U.S. EQUITY RPM STANDARD CLASS
             2013     14.43%        2.79%
             2012     18.00%        3.53%
             2011      1.73%        0.00%
LVIP DIMENSIONAL NON-U.S. EQUITY RPM SERVICE CLASS
             2013     14.09%        2.74%
             2012     17.70%        2.59%
             2011      1.75%        0.17%
LVIP DIMENSIONAL U.S. EQUITY RPM STANDARD CLASS
             2013     28.40%        1.66%
             2012     16.65%        1.67%
             2011      0.74%        0.00%
LVIP DIMENSIONAL U.S. EQUITY RPM SERVICE CLASS
             2013     28.02%        1.22%
             2012     16.36%        1.01%
             2011     11.63%        0.00%
LVIP DIMENSIONAL/VANGUARD TOTAL BOND STANDARD CLASS
             2013     -3.34%        2.10%
             2012      3.06%        2.58%
             2011      0.56%        0.00%
LVIP DIMENSIONAL/VANGUARD TOTAL BOND SERVICE CLASS
             2013     -3.63%        1.40%
             2012      2.81%        1.73%
             2011      3.71%        0.26%
LVIP GLOBAL INCOME SERVICE CLASS
             2013     -3.66%        0.26%
             2012      6.78%        1.75%
             2011      0.23%        4.55%
             2010      8.71%        3.35%
             2009      6.19%        2.72%
LVIP JPMORGAN HIGH YIELD SERVICE CLASS
             2013      5.61%        4.78%
             2012     13.89%        5.08%
             2011      1.36%        9.46%
             2010      1.53%        1.12%
LVIP JPMORGAN MID CAP VALUE RPM SERVICE CLASS
             2013     23.06%        0.42%
             2012     12.73%        0.00%
             2011     -2.64%        0.00%
             2010     23.64%        0.00%
             2009     23.55%        0.41%
LVIP MANAGED RISK PROFILE 2010 SERVICE CLASS
             2013      7.85%        0.99%
             2012      7.46%        1.67%
             2011      0.24%        0.74%
             2010     10.35%        0.81%
             2009     23.17%        1.76%

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                          MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                      MINIMUM
                    COMMENCEMENT          FEE         FEE         UNIT        UNIT         UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)               RATE(2)     RATE(2)     VALUE(3)    VALUE(3)     OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
LVIP MANAGED RISK PROFILE 2020 SERVICE CLASS
             2013                            0.75%       2.80%      $ 10.56      $ 12.09     1,483,685  $     16,908,022      7.79%
             2012                            0.75%       2.80%         9.80        10.99     1,525,836        15,957,108      5.12%
             2011                            0.75%       2.80%         9.32        10.24     1,695,997        16,681,468     -2.81%
             2010                            0.75%       2.80%         9.59        10.33     1,816,906        18,173,482      8.67%
             2009                            0.75%       2.80%         8.82         9.31     1,720,813        15,652,752     21.89%
LVIP MANAGED RISK PROFILE 2030 SERVICE CLASS
             2013                            0.75%       2.85%        10.41        11.97       866,126         9,728,805     10.27%
             2012                            0.75%       2.85%         9.44        10.63     1,045,549        10,532,657      4.61%
             2011                            0.75%       2.85%         9.03         9.95     1,054,400        10,026,943     -3.60%
             2010                            0.75%       2.85%         9.37        10.10     1,090,359        10,633,763      9.10%
             2009                            0.75%       2.85%         8.58         9.07     1,223,378        10,817,678     24.06%
LVIP MANAGED RISK PROFILE 2040 SERVICE CLASS
             2013                            1.15%       2.85%         9.93        11.12       568,319         6,093,933     12.99%
             2012                            1.15%       2.85%         8.79         9.67       594,495         5,576,367      3.86%
             2011                            1.15%       2.85%         8.47         9.16       633,963         5,663,052     -4.47%
             2010                            1.15%       2.85%         8.86         9.42       681,006         6,293,112     10.20%
             2009                            1.15%       2.85%         8.04         8.37       624,977         5,177,281     26.96%
LVIP MANAGED RISK AMERICAN BALANCED ALLOCATION STANDARD CLASS
             2013                4/29/13     0.90%       0.90%        11.48        11.48        57,213           656,928      5.56%
LVIP MANAGED RISK AMERICAN GROWTH ALLOCATION STANDARD CLASS
             2013                4/18/13     0.65%       1.70%        11.81        12.04        39,102           466,881      1.84%
LVIP MANAGED RISK PROFILE CONSERVATIVE STANDARD CLASS
             2012                9/12/12     1.70%       1.70%        13.97        13.97         3,663            51,153      0.55%
LVIP MANAGED RISK PROFILE CONSERVATIVE SERVICE CLASS
             2013                            0.65%       3.20%        11.38        15.09    76,136,302     1,095,714,114      6.03%
             2012                            0.60%       3.20%        10.74        13.96    59,642,778       797,064,640      6.11%
             2011                            0.65%       3.15%        10.62        12.91    33,493,486       417,683,901      0.47%
             2010                            0.65%       2.90%        11.56        12.64    30,806,255       378,674,328      7.13%
             2009                            0.65%       2.85%        10.70        11.61    27,297,773       309,685,249     21.05%
LVIP MANAGED RISK PROFILE GROWTH STANDARD CLASS
             2013                1/10/13     0.60%       1.70%        15.70        16.51       222,966         3,659,166      5.21%
             2012                            0.00%       0.00%           --           --            --                --      0.00%
LVIP MANAGED RISK PROFILE GROWTH SERVICE CLASS
             2013                            0.65%       3.20%        11.45        14.66   458,530,041     6,143,754,716      9.70%
             2012                            0.65%       3.20%        10.45        13.33   196,562,087     2,378,472,131      5.50%
             2011                            0.65%       3.15%         9.94        11.84    64,143,521       733,350,041     -3.05%
             2010                            0.65%       2.85%        10.24        12.02    55,624,756       649,763,390      9.27%
             2009                            0.65%       2.85%         9.35        10.82    51,327,593       543,175,797     25.09%
LVIP MANAGED RISK PROFILE MODERATE STANDARD CLASS
             2013               11/14/13     1.70%       1.70%        15.47        15.47         3,252            50,305      1.72%
LVIP MANAGED RISK PROFILE MODERATE SERVICE CLASS
             2013                            0.60%       3.20%        11.40        14.87   374,792,206     5,192,083,585      8.07%
             2012                            0.65%       3.20%        10.55        13.49   210,587,184     2,680,696,958      5.88%
             2011                            0.65%       3.20%        11.07        12.49    97,255,844     1,171,356,272     -1.92%
             2010                            0.65%       2.85%        11.16        12.54    88,617,281     1,078,285,914      8.54%
             2009                            0.65%       2.85%        10.08        11.37    80,244,518       890,296,676     24.14%
LVIP MFS INTERNATIONAL GROWTH SERVICE CLASS
             2013                            0.60%       3.00%         8.81        14.66    15,179,658       154,127,586      9.97%
             2012                            0.60%       3.00%         8.00        13.10    14,701,095       133,401,119     15.65%
             2011                            0.60%       2.95%         6.91        11.04    14,718,003       113,856,658    -12.63%
             2010                            0.60%       2.85%         7.91         8.56    11,583,789        96,896,427      9.66%
             2009                            0.65%       2.85%         7.21         7.64     7,190,493        53,643,846     31.70%
LVIP MFS INTERNATIONAL GROWTH RPM SERVICE CLASS
             2013                5/20/13     0.65%       3.20%         9.95        10.11     3,467,430        34,818,787     -0.83%



                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
LVIP MANAGED RISK PROFILE 2020 SERVICE CLASS
             2013     10.02%        1.13%
             2012      7.30%        1.53%
             2011     -0.80%        0.74%
             2010     10.92%        0.68%
             2009     24.41%        1.71%
LVIP MANAGED RISK PROFILE 2030 SERVICE CLASS
             2013     12.61%        1.06%
             2012      6.82%        1.32%
             2011     -1.55%        0.63%
             2010     11.42%        0.55%
             2009     26.70%        1.59%
LVIP MANAGED RISK PROFILE 2040 SERVICE CLASS
             2013     14.92%        1.03%
             2012      5.64%        1.19%
             2011     -2.83%        0.62%
             2010     12.09%        0.56%
             2009     28.94%        1.27%
LVIP MANAGED RISK AMERICAN BALANCED ALLOCATION STANDARD CLASS
             2013      5.56%        1.88%
LVIP MANAGED RISK AMERICAN GROWTH ALLOCATION STANDARD CLASS
             2013     11.61%        3.49%
LVIP MANAGED RISK PROFILE CONSERVATIVE STANDARD CLASS
             2012      0.55%        1.49%
LVIP MANAGED RISK PROFILE CONSERVATIVE SERVICE CLASS
             2013      8.76%        1.86%
             2012      8.79%        4.29%
             2011      2.76%        1.79%
             2010      9.52%        3.58%
             2009     23.61%        4.15%
LVIP MANAGED RISK PROFILE GROWTH STANDARD CLASS
             2013      9.34%        3.44%
             2012      0.00%        1.51%
LVIP MANAGED RISK PROFILE GROWTH SERVICE CLASS
             2013     12.53%        2.07%
             2012      8.17%        3.11%
             2011     -0.89%        1.76%
             2010     11.70%        2.66%
             2009     27.88%        4.39%
LVIP MANAGED RISK PROFILE MODERATE STANDARD CLASS
             2013      1.72%        1.69%
LVIP MANAGED RISK PROFILE MODERATE SERVICE CLASS
             2013     10.86%        1.88%
             2012      8.61%        3.73%
             2011      0.26%        1.56%
             2010     10.96%        2.80%
             2009     26.90%        4.21%
LVIP MFS INTERNATIONAL GROWTH SERVICE CLASS
             2013     12.64%        0.58%
             2012     18.40%        0.52%
             2011    -10.64%        2.85%
             2010     12.09%        0.58%
             2009     34.63%        0.83%
LVIP MFS INTERNATIONAL GROWTH RPM SERVICE CLASS
             2013      7.53%        1.28%


LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                          MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                     MINIMUM
                    COMMENCEMENT          FEE         FEE         UNIT        UNIT        UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)               RATE(2)     RATE(2)     VALUE(3)    VALUE(3)    OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
LVIP MFS VALUE SERVICE CLASS
             2013                            0.65%       3.20%      $ 11.55      $ 18.21   62,841,073  $    850,091,010     31.35%
             2012                            0.65%       3.20%         8.76        13.83   66,735,671       672,516,930     12.44%
             2011                            0.65%       3.15%         7.77        10.79   64,066,802       551,815,744     -3.15%
             2010                            0.65%       2.85%         8.02         8.69   48,122,826       409,771,177      8.19%
             2009                            0.65%       2.85%         7.42         7.86   29,898,812       231,005,259     17.28%
LVIP MID-CAP VALUE SERVICE CLASS
             2013                            0.65%       3.20%        11.25        21.31    5,852,727        71,933,341     29.60%
             2012                            0.65%       3.20%         8.65        16.40    6,254,372        58,307,396     19.92%
             2011                            0.65%       3.20%         7.18         7.95    5,810,819        44,365,619    -12.09%
             2010                            0.65%       2.85%         8.17         8.85    4,779,106        40,801,285     20.12%
             2009                            0.65%       2.85%         6.80         7.21    3,294,804        23,145,869     38.09%
LVIP MONDRIAN INTERNATIONAL VALUE STANDARD CLASS
             2013                            1.30%       2.70%        12.52        23.46      794,784        17,910,281     18.60%
             2012                            1.30%       2.70%        10.53        19.66      798,201        15,038,849      6.70%
             2011                            1.30%       2.70%         9.85        18.32      983,587        17,121,039     -6.72%
             2010                            1.30%       2.65%        10.55        19.61    1,202,225        22,423,804     -0.21%
             2009                            1.30%       2.65%        10.55        19.53    1,444,227        26,747,196     18.06%
LVIP MONDRIAN INTERNATIONAL VALUE SERVICE CLASS
             2013                            0.63%       3.18%        10.05        22.26   23,262,285       323,304,014     17.74%
             2012                            0.65%       3.20%         8.50        18.56    7,898,412       108,228,121      5.90%
             2011                            0.65%       3.20%         8.00        17.21    7,933,392       102,799,297     -7.14%
             2010                            0.65%       2.85%         8.52        18.25    7,872,078       111,459,611     -0.66%
             2009                            0.65%       2.85%         8.67        18.10    7,692,810       111,025,754     17.53%
LVIP MONEY MARKET STANDARD CLASS
             2013                            0.65%       2.70%         8.78        11.24    3,896,189        40,141,761     -2.64%
             2012                            0.65%       2.70%         9.01        11.39    4,634,580        48,429,176     -2.59%
             2011                            1.30%       2.65%         9.25        11.55    5,721,128        60,993,041     -2.59%
             2010                            1.30%       2.65%         9.50        11.71    6,137,587        66,685,675     -2.57%
             2009                            1.30%       2.65%         9.75        11.87    9,480,305       104,203,478     -2.32%
LVIP MONEY MARKET SERVICE CLASS
             2013                            0.60%       3.20%         8.73        10.31   28,577,156       279,399,807     -3.13%
             2012                            0.60%       3.20%         8.96        10.38   32,954,585       327,023,277     -3.12%
             2011                            0.60%       3.20%         9.20        10.47   35,549,205       358,035,288     -2.78%
             2010                            0.60%       2.85%         9.44        10.60   33,514,174       342,966,801     -2.77%
             2009                            0.65%       2.85%         9.69        10.73   41,001,437       425,778,435     -2.73%
LVIP SSGA BOND INDEX STANDARD CLASS
             2013                            0.60%       1.70%        11.04        11.58       14,497           164,424     -4.21%
             2012                7/12/12     0.65%       1.70%        11.53        11.96        2,256            26,227      0.27%
LVIP SSGA BOND INDEX SERVICE CLASS
             2013                            0.60%       3.15%         9.64        12.10   87,085,679       992,038,834     -5.83%
             2012                            0.65%       3.15%        10.24        12.53   83,692,180       997,851,378      0.39%
             2011                            0.65%       3.15%        10.18        12.17   81,296,726       952,715,198      4.07%
             2010                            0.65%       2.90%        10.82        11.43   85,241,062       948,775,048      2.74%
             2009                            0.65%       2.85%        10.53        10.89   45,904,548       491,682,947      1.33%
LVIP SSGA CONSERVATIVE INDEX ALLOCATION SERVICE CLASS
             2013                            0.65%       3.00%        11.27        12.21    4,858,768        57,187,856      3.38%
             2012                            0.65%       3.00%        10.90        11.53    4,957,355        55,716,735      5.60%
             2011                            0.65%       3.00%        10.35        10.57    3,047,205        32,014,658     -0.39%
             2010               11/17/10     1.30%       2.80%        10.39        10.45      282,388         2,944,310      0.50%
LVIP SSGA CONSERVATIVE STRUCTURED ALLOCATION SERVICE CLASS
             2013                            0.65%       3.15%        10.85        12.11   16,283,286       189,828,966      3.49%
             2012                            0.65%       3.15%        10.48        11.42   17,898,932       198,661,657      4.74%
             2011                            0.65%       3.15%        10.33        10.53   13,733,029       143,541,076     -0.19%
             2010               11/17/10     1.30%       2.70%        10.35        10.41    1,020,141        10,594,850      0.00%
LVIP SSGA DEVELOPED INTERNATIONAL 150 STANDARD CLASS
             2013                2/8/13      0.65%       1.90%        11.49        16.14        1,864            24,964     14.46%



                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
LVIP MFS VALUE SERVICE CLASS
             2013     34.74%        1.47%
             2012     15.29%        0.98%
             2011     -1.00%        1.33%
             2010     10.59%        1.24%
             2009     19.89%        1.61%
LVIP MID-CAP VALUE SERVICE CLASS
             2013     32.95%        0.23%
             2012     23.01%        0.14%
             2011    -10.13%        0.00%
             2010     22.79%        0.01%
             2009     41.17%        0.30%
LVIP MONDRIAN INTERNATIONAL VALUE STANDARD CLASS
             2013     20.27%        2.50%
             2012      8.20%        2.74%
             2011     -5.45%        2.83%
             2010      1.14%        3.16%
             2009     19.67%        3.16%
LVIP MONDRIAN INTERNATIONAL VALUE SERVICE CLASS
             2013     20.78%        2.88%
             2012      8.63%        2.67%
             2011     -5.07%        2.83%
             2010      1.55%        3.15%
             2009     20.14%        2.98%
LVIP MONEY MARKET STANDARD CLASS
             2013     -0.63%        0.02%
             2012     -1.27%        0.03%
             2011     -1.26%        0.03%
             2010     -1.24%        0.05%
             2009     -0.99%        0.32%
LVIP MONEY MARKET SERVICE CLASS
             2013     -0.59%        0.02%
             2012     -0.57%        0.03%
             2011     -0.58%        0.03%
             2010     -0.61%        0.04%
             2009     -0.57%        0.09%
LVIP SSGA BOND INDEX STANDARD CLASS
             2013     -3.20%        4.11%
             2012      0.42%        1.80%
LVIP SSGA BOND INDEX SERVICE CLASS
             2013     -3.44%        1.73%
             2012      2.93%        2.22%
             2011      6.44%        2.79%
             2010      5.02%        2.10%
             2009      3.59%        2.21%
LVIP SSGA CONSERVATIVE INDEX ALLOCATION SERVICE CLASS
             2013      5.84%        1.31%
             2012      8.11%        2.90%
             2011      1.12%        0.23%
             2010      1.74%        0.00%
LVIP SSGA CONSERVATIVE STRUCTURED ALLOCATION SERVICE CLASS
             2013      6.11%        1.73%
             2012      7.39%        3.92%
             2011      1.22%        0.21%
             2010      1.55%        0.00%
LVIP SSGA DEVELOPED INTERNATIONAL 150 STANDARD CLASS
             2013     15.32%        5.33%


LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                          MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                     MINIMUM
                    COMMENCEMENT          FEE         FEE         UNIT        UNIT        UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)               RATE(2)     RATE(2)     VALUE(3)    VALUE(3)    OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
LVIP SSGA DEVELOPED INTERNATIONAL 150 SERVICE CLASS
             2013                            0.65%       3.00%      $  9.93      $ 14.37   14,069,224  $    149,031,537     16.47%
             2012                            0.65%       3.00%         8.51        12.33   15,786,539       141,627,471     10.07%
             2011                            0.65%       2.95%         7.73         8.35   16,169,685       130,126,370    -14.82%
             2010                            0.65%       2.85%         9.07         9.59   14,813,167       138,293,111      3.99%
             2009                            0.65%       2.85%         8.72         9.02    7,672,745        68,094,266     40.27%
LVIP SSGA EMERGING MARKETS 100 STANDARD CLASS
             2013                            0.60%       1.90%         9.22        16.60       17,442           279,682     -4.66%
             2012                            0.60%       1.90%        16.52        16.52        6,313           104,207     10.75%
             2011               12/5/11      1.70%       1.70%        14.91        14.91          944            14,087     -4.18%
LVIP SSGA EMERGING MARKETS 100 SERVICE CLASS
             2013                            0.65%       3.15%         8.80        14.74   14,368,529       177,864,010     -6.08%
             2012                            0.65%       3.15%         9.37        15.66   13,590,884       176,646,426      8.90%
             2011                            0.65%       3.15%        11.31        12.22   13,252,989       155,980,136    -17.54%
             2010                            0.65%       2.85%        13.71        14.50   11,936,863       168,453,712     23.87%
             2009                            0.65%       2.85%        11.07        11.45    7,338,465        82,652,795     84.14%
LVIP SSGA GLOBAL TACTICAL ALLOCATION RPM STANDARD CLASS
             2013                            0.60%       1.70%        15.68        15.89       13,034           200,129      8.82%
             2012                9/4/12      0.60%       0.90%        14.41        14.56        4,351            63,094     -0.01%
LVIP SSGA GLOBAL TACTICAL ALLOCATION RPM SERVICE CLASS
             2013                            0.65%       3.20%        10.28        14.11   59,096,862       732,112,426      6.09%
             2012                            0.65%       3.20%         9.65        13.27   31,954,603       367,052,105      7.44%
             2011                            0.65%       3.15%         9.13        10.94   21,907,148       231,199,458     -2.80%
             2010                            0.65%       2.80%         9.21        11.09    5,918,960        63,997,052      5.48%
             2009                            0.65%       2.85%         8.61        10.35    5,385,891        54,613,994     26.80%
LVIP SSGA INTERNATIONAL INDEX STANDARD CLASS
             2013                            0.60%       1.70%        16.30        16.34       10,493           170,136     20.20%
             2012                5/16/12     0.60%       0.65%        13.56        13.59        2,485            33,709     18.03%
LVIP SSGA INTERNATIONAL INDEX SERVICE CLASS
             2013                            0.65%       3.00%         9.33        14.51   30,268,833       301,347,579     17.13%
             2012                            0.65%       3.00%         7.95        12.38   24,895,325       208,702,144     14.39%
             2011                            0.65%       2.95%         6.94         7.50   26,518,034       191,861,496    -15.05%
             2010                            0.65%       2.85%         8.17         8.64   23,605,346       198,623,794      3.78%
             2009                            0.65%       2.85%         7.88         8.15   11,816,356        94,717,158     23.95%
LVIP SSGA LARGE CAP 100 STANDARD CLASS
             2013                            0.65%       2.15%        24.16        24.16       43,459           791,897     34.97%
             2012               12/17/12     0.65%       0.65%        17.90        17.90          210             3,764      0.29%
LVIP SSGA LARGE CAP 100 SERVICE CLASS
             2013                            0.65%       3.15%        14.73        21.51   19,935,882       316,760,013     31.30%
             2012                            0.65%       3.15%        11.22        16.35   23,390,895       279,058,585      8.48%
             2011                            0.65%       3.15%        10.42        11.25   26,026,743       282,152,292     -0.81%
             2010                            0.65%       2.85%        10.50        11.10   26,778,012       289,254,755     15.56%
             2009                            0.65%       2.85%         9.09         9.40   15,341,530       141,798,422     31.16%
LVIP SSGA LARGE CAP RPM STANDARD CLASS
             2013                7/2/13      0.65%       0.65%        10.97        10.97          129             1,412     11.12%
LVIP SSGA LARGE CAP RPM SERVICE CLASS
             2013                5/21/13     0.65%       3.00%        10.79        10.95    2,385,134        25,947,518      2.68%
LVIP SSGA MODERATE INDEX ALLOCATION SERVICE CLASS
             2013                            0.60%       3.20%        11.46        13.07   13,875,395       174,568,913      8.65%
             2012                            0.60%       3.20%        10.56        11.68   11,876,296       135,403,254      7.97%
             2011                            0.65%       3.15%        10.29        10.50    6,709,031        69,827,648     -3.03%
             2010               11/16/10     1.15%       2.60%        10.61        10.67      386,790         4,120,405     -0.04%
LVIP SSGA MODERATE STRUCTURED ALLOCATION SERVICE CLASS
             2013                            0.60%       3.20%        11.36        12.90   69,297,730       861,705,250      8.99%
             2012                            0.65%       3.20%        10.43        11.54   47,682,796       535,387,963      6.85%
             2011                            0.65%       3.15%        10.25        10.52   32,114,185       332,998,959     -2.82%
             2010               11/16/10     0.75%       2.90%        10.51        10.75    2,706,824        28,557,076      0.32%



                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
LVIP SSGA DEVELOPED INTERNATIONAL 150 SERVICE CLASS
             2013     19.24%        2.40%
             2012     12.63%        2.40%
             2011    -12.92%        2.29%
             2010      6.31%        1.23%
             2009     43.39%        1.72%
LVIP SSGA EMERGING MARKETS 100 STANDARD CLASS
             2013     -3.41%        3.07%
             2012     10.75%        4.73%
             2011     -4.18%        0.00%
LVIP SSGA EMERGING MARKETS 100 SERVICE CLASS
             2013     -3.70%        2.04%
             2012     11.66%        2.42%
             2011    -15.70%        2.37%
             2010     26.62%        1.10%
             2009     88.24%        1.48%
LVIP SSGA GLOBAL TACTICAL ALLOCATION RPM STANDARD CLASS
             2013      9.15%        5.24%
             2012      4.07%        2.41%
LVIP SSGA GLOBAL TACTICAL ALLOCATION RPM SERVICE CLASS
             2013      8.82%        2.28%
             2012     10.16%        3.41%
             2011     -0.69%        1.48%
             2010      7.78%        0.84%
             2009     29.49%        5.30%
LVIP SSGA INTERNATIONAL INDEX STANDARD CLASS
             2013     20.26%        1.97%
             2012     22.12%        2.50%
LVIP SSGA INTERNATIONAL INDEX SERVICE CLASS
             2013     19.91%        1.51%
             2012     17.05%        1.66%
             2011    -13.16%        1.15%
             2010      6.09%        1.49%
             2009     26.71%        1.91%
LVIP SSGA LARGE CAP 100 STANDARD CLASS
             2013     34.97%        5.67%
             2012      0.29%        0.00%
LVIP SSGA LARGE CAP 100 SERVICE CLASS
             2013     34.62%        1.93%
             2012     11.22%        1.33%
             2011      1.40%        1.37%
             2010     18.13%        1.21%
             2009     34.08%        1.51%
LVIP SSGA LARGE CAP RPM STANDARD CLASS
             2013     11.12%        1.50%
LVIP SSGA LARGE CAP RPM SERVICE CLASS
             2013     10.29%        2.63%
LVIP SSGA MODERATE INDEX ALLOCATION SERVICE CLASS
             2013     11.51%        1.29%
             2012     10.59%        2.38%
             2011     -1.62%        0.09%
             2010      2.82%        0.00%
LVIP SSGA MODERATE STRUCTURED ALLOCATION SERVICE CLASS
             2013     11.80%        2.34%
             2012      9.55%        3.72%
             2011     -0.71%        0.20%
             2010      2.75%        0.00%


LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                          MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                     MINIMUM
                    COMMENCEMENT          FEE         FEE         UNIT        UNIT        UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)               RATE(2)     RATE(2)     VALUE(3)    VALUE(3)    OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
LVIP SSGA MODERATELY AGGRESSIVE INDEX ALLOCATION SERVICE CLASS
             2013                            0.65%       3.20%      $ 11.63      $ 13.32   12,507,329  $    160,686,710     10.92%
             2012                            0.65%       3.20%        10.64        11.70   11,219,554       127,959,706      9.25%
             2011                            0.65%       3.00%        10.15        10.39    7,300,410        75,180,805     -5.47%
             2010               11/18/10     1.15%       2.80%        10.74        10.81      542,212         5,847,902     -0.04%
LVIP SSGA MODERATELY AGGRESSIVE STRUCTURED ALLOCATION SERVICE CLASS
             2013                            0.65%       3.20%        11.69        13.36   31,418,682       404,618,283     11.26%
             2012                            0.65%       3.20%        10.95        11.71   31,366,763       357,707,878      7.83%
             2011                            0.65%       3.00%        10.30        10.59   22,719,184       237,348,906     -4.61%
             2010               11/18/10     0.75%       2.70%        10.80        10.89    1,483,235        16,077,151      0.03%
LVIP SSGA S&P 500 INDEX STANDARD CLASS
             2013                            0.60%       2.60%        13.44        21.45    2,441,004        36,194,110     28.61%
             2012                            0.65%       2.60%        10.45        11.44      141,381         1,630,111     12.68%
             2011                            1.40%       2.60%         9.27        10.04      191,922         1,897,063     -0.76%
             2010                            1.40%       2.60%         9.37         9.99      204,002         2,012,755     11.84%
             2009                            1.40%       2.55%         8.67         8.83      176,761         1,551,468     23.86%
LVIP SSGA S&P 500 INDEX SERVICE CLASS
             2013                            0.65%       3.20%        12.46        19.10   59,168,258       838,667,663     27.60%
             2012                            0.65%       3.15%         9.73        14.94   45,862,651       502,663,971     11.78%
             2011                            0.65%       3.15%         8.67         9.97   43,622,939       421,172,307     -1.26%
             2010                            0.65%       2.85%         8.77         9.94   43,337,481       418,910,568     11.23%
             2009                            0.65%       2.85%         7.77         8.79   25,348,953       217,699,880     22.25%
LVIP SSGA SMALL-CAP INDEX STANDARD CLASS
             2013                            0.60%       1.90%        15.66        23.77       28,036           625,775     35.31%
             2012                            0.60%       1.90%        16.67        16.67        3,759            61,884     13.94%
             2011               12/5/11      1.70%       1.70%        14.63        14.63          798            11,669     -0.78%
LVIP SSGA SMALL-CAP INDEX SERVICE CLASS
             2013                            0.60%       3.20%        12.07        21.11   22,742,885       297,575,702     33.24%
             2012                            0.65%       3.20%         9.03        15.80   14,853,295       143,442,614     11.97%
             2011                            0.65%       3.20%         8.03         8.89   14,871,629       126,195,557     -7.48%
             2010                            0.65%       2.85%         8.68         9.40   13,551,043       122,688,382     22.34%
             2009                            0.65%       2.85%         7.10         7.52    8,628,513        63,133,650     22.17%
LVIP SSGA SMALL-CAP RPM STANDARD CLASS
             2013               12/19/13     0.65%       0.65%        11.24        11.24        3,565            40,066      3.04%
LVIP SSGA SMALL-CAP RPM SERVICE CLASS
             2013                5/20/13     0.65%       3.20%        11.04        11.22    2,436,000        27,146,121      2.73%
LVIP SSGA SMALL-MID CAP 200 STANDARD CLASS
             2013                            0.60%       2.15%        25.50        25.50       38,577           792,799     33.62%
             2012                7/18/12     0.65%       0.65%        19.09        19.09        1,129            21,540      7.77%
LVIP SSGA SMALL-MID CAP 200 SERVICE CLASS
             2013                            0.65%       3.15%        14.35        22.71    5,835,284       110,745,734     30.00%
             2012                            0.65%       3.15%        11.04        17.43    6,502,550        93,579,793     10.02%
             2011                            0.65%       3.15%        12.39        13.39    6,952,262        89,660,120     -5.20%
             2010                            0.65%       2.85%        13.07        13.81    7,055,885        94,875,875     23.85%
             2009                            0.65%       2.85%        10.55        10.91    4,142,174        44,470,690     47.05%
LVIP T. ROWE PRICE GROWTH STOCK SERVICE CLASS
             2013                            0.65%       3.00%        12.85        20.76   13,530,291       188,596,407     34.61%
             2012                            0.65%       3.00%         9.53        15.42   14,060,882       143,608,085     14.59%
             2011                            0.65%       2.95%         8.31         9.20    9,783,128        86,030,329     -4.65%
             2010                            0.65%       2.85%         8.72         9.44    7,849,330        71,341,526     13.17%
             2009                            0.65%       2.85%         7.71         8.16    5,541,855        43,985,519     38.79%
LVIP T. ROWE PRICE STRUCTURED MID-CAP GROWTH STANDARD CLASS
             2013                            1.30%       3.00%        14.82        27.25      112,290         2,692,674     30.82%
             2012                            1.30%       3.00%        13.18        20.64      126,393         2,298,791     13.09%
             2011                            1.30%       2.80%        11.62        18.13      137,181         2,184,638     -6.38%
             2010                            1.30%       2.65%        12.40        19.27      169,937         2,874,844     25.02%
             2009                            1.30%       2.65%         9.90        15.34      164,956         2,212,388     42.51%



                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
LVIP SSGA MODERATELY AGGRESSIVE INDEX ALLOCATION SERVICE CLASS
             2013     13.78%        1.31%
             2012     11.84%        2.25%
             2011     -3.90%        0.03%
             2010      2.21%        0.00%
LVIP SSGA MODERATELY AGGRESSIVE STRUCTURED ALLOCATION SERVICE CLASS
             2013     14.14%        2.21%
             2012     10.39%        3.99%
             2011     -2.73%        0.18%
             2010      3.66%        0.00%
LVIP SSGA S&P 500 INDEX STANDARD CLASS
             2013     31.15%        2.35%
             2012     14.04%        0.86%
             2011      0.43%        0.97%
             2010     13.13%        1.25%
             2009     24.36%        1.79%
LVIP SSGA S&P 500 INDEX SERVICE CLASS
             2013     30.82%        1.44%
             2012     14.61%        0.76%
             2011      0.94%        0.68%
             2010     13.71%        1.14%
             2009     24.97%        1.56%
LVIP SSGA SMALL-CAP INDEX STANDARD CLASS
             2013     37.08%        1.75%
             2012     13.94%        1.24%
             2011     -0.78%        0.00%
LVIP SSGA SMALL-CAP INDEX SERVICE CLASS
             2013     36.67%        0.62%
             2012     14.86%        0.46%
             2011     -5.42%        0.11%
             2010     25.06%        0.36%
             2009     24.89%        0.65%
LVIP SSGA SMALL-CAP RPM STANDARD CLASS
             2013      3.04%        1.09%
LVIP SSGA SMALL-CAP RPM SERVICE CLASS
             2013     11.29%        2.08%
LVIP SSGA SMALL-MID CAP 200 STANDARD CLASS
             2013     33.62%        7.43%
             2012      7.77%        2.82%
LVIP SSGA SMALL-MID CAP 200 SERVICE CLASS
             2013     33.29%        2.37%
             2012     12.81%        2.26%
             2011     -3.09%        1.40%
             2010     26.61%        1.81%
             2009     50.31%        1.90%
LVIP T. ROWE PRICE GROWTH STOCK SERVICE CLASS
             2013     37.81%        0.00%
             2012     17.25%        0.00%
             2011     -2.53%        0.00%
             2010     15.68%        0.00%
             2009     41.80%        0.00%
LVIP T. ROWE PRICE STRUCTURED MID-CAP GROWTH STANDARD CLASS
             2013     33.06%        0.00%
             2012     14.80%        0.00%
             2011     -5.11%        0.00%
             2010     26.71%        0.00%
             2009     44.45%        0.10%


LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                          MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                     MINIMUM
                    COMMENCEMENT          FEE         FEE         UNIT        UNIT        UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)               RATE(2)     RATE(2)     VALUE(3)    VALUE(3)    OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
LVIP T. ROWE PRICE STRUCTURED MID-CAP GROWTH SERVICE CLASS
             2013                            0.65%       3.20%      $ 14.64      $ 26.40    4,027,389  $     87,518,859     30.29%
             2012                            0.65%       3.15%        11.49        19.90    4,766,371        80,236,899     12.64%
             2011                            0.65%       2.95%        11.02        17.39    4,086,361        60,225,079     -6.81%
             2010                            0.65%       2.85%        11.59        18.38    3,027,569        47,561,006     24.46%
             2009                            0.65%       2.85%         9.13        14.55    2,315,538        28,997,538     41.87%
LVIP TEMPLETON GROWTH RPM SERVICE CLASS
             2013                            0.60%       3.20%         9.66        16.18   35,895,869       379,146,347     15.86%
             2012                            0.65%       3.20%         8.31        13.93   17,221,882       154,522,717     17.16%
             2011                            0.65%       3.15%         7.07        10.81   15,769,152       118,673,830     -6.11%
             2010                            0.65%       2.90%         7.53         8.15   13,007,007       102,455,858      3.31%
             2009                            0.65%       2.85%         7.29         7.72   10,349,314        77,857,452     24.21%
LVIP UBS LARGE CAP GROWTH RPM STANDARD CLASS
             2013                            1.30%       2.75%        13.98        19.57      142,373         2,446,788     22.22%
             2012                            1.30%       2.65%        11.42        15.80      160,781         2,243,019     13.35%
             2011                            1.30%       2.65%        10.06        13.82      173,576         2,112,536     -8.15%
             2010                            1.30%       2.65%        10.94        14.97      215,585         2,825,485      8.54%
             2009                            1.30%       2.55%        10.07        13.74      236,966         2,833,177     35.04%
LVIP UBS LARGE CAP GROWTH RPM SERVICE CLASS
             2013                            0.60%       3.20%        12.80        18.96    9,802,967       160,591,468     21.24%
             2012                            0.65%       3.20%        10.56        15.35    4,411,010        60,049,258     12.45%
             2011                            0.65%       3.20%         9.84        13.40    4,028,664        48,611,933     -8.53%
             2010                            0.65%       2.80%        10.64        14.44    4,790,609        63,658,856      8.01%
             2009                            0.75%       2.80%         9.67        13.17    4,489,735        54,781,676     34.36%
LVIP VANGUARD DOMESTIC EQUITY ETF STANDARD CLASS
             2013                            0.60%       1.90%        13.53        13.99       27,270           375,037     28.07%
             2012                6/22/12     0.60%       1.90%        10.56        10.79       10,419           112,131     -0.96%
LVIP VANGUARD DOMESTIC EQUITY ETF SERVICE CLASS
             2013                            0.65%       3.20%        12.99        15.35    5,998,517        81,252,076     26.10%
             2012                            0.65%       3.20%        10.31        11.89    4,232,339        44,730,410     11.32%
             2011                5/31/11     0.65%       3.15%         9.26        10.44    1,559,907        14,571,491     -8.09%
LVIP VANGUARD INTERNATIONAL EQUITY ETF STANDARD CLASS
             2013                            0.60%       1.90%        11.00        11.38       32,064           359,162     12.59%
             2012                3/26/12     0.60%       1.90%         9.77         9.97        5,807            57,783      1.29%
LVIP VANGUARD INTERNATIONAL EQUITY ETF SERVICE CLASS
             2013                            0.65%       3.20%        10.56        12.18    3,780,849        41,605,443     10.86%
             2012                            0.65%       3.20%         9.53        10.74    2,676,477        26,145,484     15.35%
             2011                5/24/11     0.65%       3.15%         8.26         9.10    1,069,284         8,915,387    -18.92%
LVIP VIP CONTRAFUND RPM STANDARD CLASS
             2013               11/14/13     0.65%       1.70%        11.07        11.15       10,150           112,800      2.47%
LVIP VIP CONTRAFUND RPM SERVICE CLASS
             2013                5/20/13     0.60%       3.20%        10.94        11.13    8,656,233        95,635,695      4.63%
LORD ABBETT FUNDAMENTAL EQUITY CLASS VC
             2013                            0.65%       2.55%        14.04        22.38      850,301        17,237,836     32.34%
             2012                            0.65%       2.55%        10.61        16.60      987,863        14,919,914      7.80%
             2011                            0.65%       2.55%        14.28        15.11    1,045,826        14,435,281     -6.80%
             2010                            0.65%       2.45%        15.41        15.92      630,717         9,982,968     16.44%
             2009                            0.65%       2.20%        13.45        13.45      355,079         4,767,170     25.03%
MFS VIT CORE EQUITY SERVICE CLASS
             2013                            1.30%       2.65%        14.89        21.60      150,821         2,787,669     30.72%
             2012                            1.30%       2.65%        11.37        16.30      153,734         2,143,823     12.92%
             2011                            1.30%       2.65%        10.06        14.36      182,259         2,225,017     -3.86%
             2010                            1.30%       2.65%        10.44        14.91      214,952         2,729,647     13.81%
             2009                            1.30%       2.65%         9.16        13.07      268,829         2,974,261     28.78%
MFS VIT GROWTH INITIAL CLASS
             2013                            1.40%       2.35%        19.03        26.91      178,292         3,411,475     33.68%
             2012                            1.40%       2.35%        14.10        20.09      194,320         2,756,529     14.66%
             2011                            1.40%       2.35%        12.18        17.49      217,368         2,664,912     -2.64%
             2010                            1.40%       2.35%        12.39        17.93      252,322         3,148,241     12.66%
             2009                            1.40%       2.35%        10.90        15.88      298,447         3,274,416     34.48%


                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
LVIP T. ROWE PRICE STRUCTURED MID-CAP GROWTH SERVICE CLASS
             2013     33.59%        0.00%
             2012     15.26%        0.00%
             2011     -4.74%        0.00%
             2010     27.23%        0.00%
             2009     45.02%        0.00%
LVIP TEMPLETON GROWTH RPM SERVICE CLASS
             2013     18.86%        1.49%
             2012     20.13%        1.77%
             2011     -3.96%        2.04%
             2010      5.61%        1.78%
             2009     26.98%        1.55%
LVIP UBS LARGE CAP GROWTH RPM STANDARD CLASS
             2013     23.88%        0.00%
             2012     14.89%        0.00%
             2011     -6.90%        0.20%
             2010      9.91%        0.70%
             2009     36.74%        0.81%
LVIP UBS LARGE CAP GROWTH RPM SERVICE CLASS
             2013     24.37%        0.00%
             2012     15.35%        0.00%
             2011     -6.54%        0.00%
             2010     10.25%        0.52%
             2009     37.14%        0.95%
LVIP VANGUARD DOMESTIC EQUITY ETF STANDARD CLASS
             2013     29.74%        1.36%
             2012      9.08%        1.88%
LVIP VANGUARD DOMESTIC EQUITY ETF SERVICE CLASS
             2013     29.36%        1.12%
             2012     14.13%        1.59%
             2011     11.02%        0.84%
LVIP VANGUARD INTERNATIONAL EQUITY ETF STANDARD CLASS
             2013     14.08%        4.76%
             2012     18.64%        7.35%
LVIP VANGUARD INTERNATIONAL EQUITY ETF SERVICE CLASS
             2013     13.72%        2.24%
             2012     18.27%        5.00%
             2011      6.08%        0.00%
LVIP VIP CONTRAFUND RPM STANDARD CLASS
             2013      3.36%        1.67%
LVIP VIP CONTRAFUND RPM SERVICE CLASS
             2013     14.23%        1.77%
LORD ABBETT FUNDAMENTAL EQUITY CLASS VC
             2013     34.88%        0.23%
             2012      9.87%        0.54%
             2011     -5.11%        0.24%
             2010     18.26%        0.39%
             2009     25.03%        0.39%
MFS VIT CORE EQUITY SERVICE CLASS
             2013     32.50%        0.79%
             2012     14.45%        0.47%
             2011     -2.55%        0.66%
             2010     15.35%        0.92%
             2009     30.53%        1.41%
MFS VIT GROWTH INITIAL CLASS
             2013     34.95%        0.23%
             2012     15.76%        0.00%
             2011     -1.71%        0.19%
             2010     13.73%        0.12%
             2009     35.76%        0.32%

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                         MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                     MINIMUM
                    COMMENCEMENT         FEE         FEE         UNIT        UNIT        UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)              RATE(2)     RATE(2)     VALUE(3)    VALUE(3)    OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
MFS VIT GROWTH SERVICE CLASS
             2013                           0.65%       3.15%      $  9.23      $ 27.05    2,388,555  $     39,011,618     32.26%
             2012                           0.65%       3.15%         6.88        20.19    2,031,830        24,495,882     13.45%
             2011                           0.65%       3.15%         5.99        17.57    1,819,693        18,605,962     -3.31%
             2010                           0.65%       2.80%         6.13        17.99    1,377,501        14,515,038     11.85%
             2009                           0.75%       2.80%         5.43        15.94    1,133,560        10,054,060     33.74%
MFS VIT TOTAL RETURN INITIAL CLASS
             2013                           1.40%       2.35%        16.96        19.75      523,192        10,232,408     16.28%
             2012                           1.40%       2.35%        14.53        16.82      641,850        10,712,722      8.67%
             2011                           1.40%       2.35%        13.27        15.34      771,762        11,755,872     -0.59%
             2010                           1.40%       2.35%        13.25        15.28      930,794        14,141,260      7.38%
             2009                           1.40%       2.35%        12.25        14.10    1,122,524        15,719,007     15.29%
MFS VIT TOTAL RETURN SERVICE CLASS
             2012                           0.65%       3.00%        10.78        15.45   21,159,447       278,375,650      7.66%
             2011                           0.65%       3.00%         9.88        14.13   23,744,780       287,424,116     -1.27%
             2010                           0.65%       2.85%         9.89        14.10   26,324,559       320,891,076      6.55%
             2009                           0.65%       2.85%         9.17        13.04   25,879,249       296,846,148     14.42%
MFS VIT UTILITIES INITIAL CLASS
             2013                           1.40%       2.35%        28.63        43.00      329,869        10,793,626     17.72%
             2012                           1.40%       2.35%        24.14        36.46      368,766        10,154,800     10.85%
             2011                           1.40%       2.35%        21.61        32.82      438,395        10,788,087      4.30%
             2010                           1.40%       2.35%        20.57        31.41      528,719        12,359,268     11.17%
             2009                           1.40%       2.35%        18.36        28.19      886,526        18,430,756     30.12%
MFS VIT UTILITIES SERVICE CLASS
             2013                           0.65%       3.20%        13.48        43.26    8,857,378       217,755,613     16.43%
             2012                           0.65%       3.20%        11.58        36.65    9,710,700       202,449,105      9.65%
             2011                           0.65%       3.20%        12.18        32.38    9,912,951       187,068,650      3.51%
             2010                           0.65%       2.85%        11.62        31.03    9,659,921       176,418,368     10.32%
             2009                           0.65%       2.85%        10.41        27.90   10,128,784       167,168,663     29.14%
MORGAN STANLEY UIF CAPITAL GROWTH CLASS II
             2013                           0.65%       2.30%        18.74        33.11       70,080         1,998,069     44.51%
             2012                           0.65%       2.20%        12.90        22.56       80,314         1,585,107     11.96%
             2011                           0.65%       1.85%        19.30        19.91       83,417         1,463,259     -4.63%
             2010                           0.65%       1.65%        20.24        20.67       61,149         1,257,711     20.61%
             2009                           0.65%       1.65%        16.95        16.95       41,902           709,340     63.92%
NB AMT MID CAP GROWTH I CLASS
             2012                           1.15%       2.90%        13.79        21.86    1,992,717        36,876,586      9.31%
             2011                           1.15%       2.80%        12.41        19.70    2,549,870        42,704,716     -2.30%
             2010                           1.15%       2.80%        12.49        19.87    3,131,370        53,220,622     25.54%
             2009                           1.15%       2.80%         9.79        15.59    3,722,577        49,806,670     27.96%
NB AMT MID CAP INTRINSIC VALUE I CLASS
             2013                           1.15%       2.90%        14.70        27.02    1,643,558        40,691,909     33.14%
             2012                           1.15%       2.90%        10.97        20.08    1,996,543        36,696,208     12.28%
             2011                           1.15%       2.85%         9.71        17.71    2,478,404        40,147,591     -9.12%
             2010                           1.15%       2.85%        10.63        19.29    3,131,986        55,143,709     22.64%
             2009                           1.15%       2.85%         8.61        15.57    3,960,978        56,317,829     42.44%
OPPENHEIMER GLOBAL FUND/VA SERVICE CLASS
             2013                           0.65%       2.20%        13.68        24.37      413,888         8,792,629     24.35%
             2012                           0.65%       2.10%        11.00        19.32      451,145         7,598,199     18.44%
             2011                           0.65%       2.20%        10.60        16.08      489,083         6,783,278    -10.52%
             2010                           0.65%       2.20%        17.26        17.69      218,942         3,814,587     13.64%
             2009                           0.65%       1.80%        15.22        15.22       82,118         1,260,958     37.09%
PIMCO VIT COMMODITYREALRETURN STRATEGY ADVISOR CLASS
             2013                           0.65%       2.75%        10.58        12.62    1,018,149        12,296,157    -16.86%
             2012                           0.65%       2.80%        12.56        14.90      970,247        13,956,075      2.23%
             2011                           0.65%       2.80%        13.48        14.26    1,029,506        14,298,970    -10.10%
             2010                           0.65%       2.80%        14.99        15.53      774,132        11,842,341     20.82%
             2009                7/1/09     0.65%       2.80%        12.41        12.58      331,446         4,144,190      3.62%



                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
MFS VIT GROWTH SERVICE CLASS
             2013     35.61%        0.13%
             2012     16.32%        0.00%
             2011     -1.20%        0.02%
             2010     14.16%        0.00%
             2009     35.76%        0.03%
MFS VIT TOTAL RETURN INITIAL CLASS
             2013     17.39%        1.72%
             2012      9.71%        2.73%
             2011      0.36%        2.54%
             2010      8.40%        2.78%
             2009     16.39%        3.99%
MFS VIT TOTAL RETURN SERVICE CLASS
             2012     10.22%        2.49%
             2011      0.93%        2.35%
             2010      8.92%        2.53%
             2009     16.96%        3.36%
MFS VIT UTILITIES INITIAL CLASS
             2013     18.84%        2.31%
             2012     11.91%        6.65%
             2011      5.30%        3.17%
             2010     12.23%        3.15%
             2009     31.37%        5.42%
MFS VIT UTILITIES SERVICE CLASS
             2013     19.44%        2.07%
             2012     12.48%        6.46%
             2011      5.82%        3.04%
             2010     12.77%        3.03%
             2009     32.01%        5.05%
MORGAN STANLEY UIF CAPITAL GROWTH CLASS II
             2013     46.76%        0.21%
             2012     13.31%        0.00%
             2011     -3.67%        0.00%
             2010     21.82%        0.00%
             2009     63.92%        0.00%
NB AMT MID CAP GROWTH I CLASS
             2012     11.13%        0.00%
             2011     -0.68%        0.00%
             2010     27.62%        0.00%
             2009     30.09%        0.00%
NB AMT MID CAP INTRINSIC VALUE I CLASS
             2013     35.48%        1.15%
             2012     14.21%        0.59%
             2011     -7.57%        0.60%
             2010     24.74%        0.68%
             2009     44.88%        1.67%
OPPENHEIMER GLOBAL FUND/VA SERVICE CLASS
             2013     26.17%        1.17%
             2012     20.17%        1.93%
             2011     -9.12%        0.80%
             2010     14.95%        0.82%
             2009     37.09%        0.17%
PIMCO VIT COMMODITYREALRETURN STRATEGY ADVISOR CLASS
             2013    -15.27%        1.67%
             2012      4.44%        2.44%
             2011     -8.14%       14.26%
             2010     23.44%       15.68%
             2009     29.90%        6.63%


LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                    MINIMUM     MAXIMUM     MINIMUM     MAXIMUM                                     MINIMUM
                    COMMENCEMENT    FEE         FEE         UNIT        UNIT        UNITS                           TOTAL
SUBACCOUNT   YEAR   DATE(1)         RATE(2)     RATE(2)     VALUE(3)    VALUE(3)    OUTSTANDING         NET ASSETS  RETURN(4)
------------------------------------------------------------------------------------------------------------------------------------
PUTNAM VT GLOBAL HEALTH CARE CLASS IB
             2013                      1.30%       2.65%      $ 17.89      $ 21.94      214,575  $      4,055,822     37.97%
             2012                      1.30%       2.65%        12.88        15.69      368,991         5,014,006     19.08%
             2011                      1.30%       2.65%        10.74        13.00      229,560         2,578,235     -3.77%
             2010                      1.30%       2.65%        11.08        13.33      247,720         2,883,922     -0.21%
             2009                      1.30%       2.65%        11.03        13.18      286,303         3,309,551     22.71%
PUTNAM VT GROWTH & INCOME CLASS IB
             2013                      1.30%       2.35%        12.97        19.70      105,381         1,744,914     32.53%
             2012                      1.30%       2.35%         9.77        14.86      103,687         1,285,320     16.37%
             2011                      1.30%       2.35%        10.18        12.52      130,443         1,384,436     -6.86%
             2010                      1.30%       2.35%        10.89        13.41      175,377         2,005,396     11.72%
             2009                      1.30%       2.35%         9.71        11.98      217,059         2,203,940     26.80%


                    MAXIMUM     INVESTMENT
                    TOTAL       INCOME
SUBACCOUNT   YEAR   RETURN(4)   RATIO(5)
------------------------------------------------------------------------------------------------------------------------------------
PUTNAM VT GLOBAL HEALTH CARE CLASS IB
             2013     39.84%        1.22%
             2012     20.69%        1.09%
             2011     -2.45%        0.83%
             2010      1.14%        1.96%
             2009     24.38%        0.00%
PUTNAM VT GROWTH & INCOME CLASS IB
             2013     33.93%        1.56%
             2012     17.60%        1.78%
             2011     -5.87%        1.23%
             2010     12.90%        1.61%
             2009     28.14%        3.12%


(1) Reflects less than a full year of activity. Funds were first received in this option on the commencement date noted or the option was inactive at the date funds were received.
(2) These amounts represent the annualized minimum and maximum contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying funds have been excluded.
(3) As the unit value is presented as a range of minimum to maximum values for only those subaccounts which existed for the entire year, some individual contract unit values may not be within the ranges presented as a result of partial year activity.
(4) These amounts represent the total return, including changes in value of mutual funds, and reflect deductions for all items included in the fee rate. The total return does not include contract charges deducted directly from policy account values. The total return is not annualized. As the total return is presented as a range of minimum to maximum values, for only those subaccounts which existed for the entire year, some individual contract total returns may not be within the ranges presented as a result of partial year activity.
(5) These amounts represent the dividends, excluding distributions of capital gains, received by the subaccount from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense guarantee charges, that result in direct reductions in the unit values. The recognition of investment income by the subaccount is affected by the timing of the declaration of dividends by the underlying fund in which the subaccounts invest. Investment income ratios are not annualized.

Note: Fee rate, unit value and total return minimum and maximum are the same where there is only one active contract level charge for the subaccount.

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N

4. PURCHASES AND SALES OF INVESTMENTS



The aggregate cost of investments purchased and the aggregate proceeds from investments sold were as follows for 2013:


                                                                                                      AGGREGATE        AGGREGATE
                                                                                                      COST OF          PROCEEDS
SUBACCOUNT                                                                                            PURCHASES        FROM SALES
------------------------------------------------------------------------------------------------------------------------------------
ABVPSF Global Thematic Growth Class B                                                             $       6,388,950  $     5,929,421
ABVPSF Growth and Income Class B                                                                          3,377,289      177,811,885
ABVPSF International Value Class B                                                                        6,774,479      221,435,362
ABVPSF Large Cap Growth Class B                                                                             346,644        2,008,124
ABVPSF Small/Mid Cap Value Class B                                                                       42,388,638       24,061,809
American Century VP Inflation Protection Class II                                                        21,048,928      469,139,859
American Funds Asset Allocation Class 1                                                                     562,185            9,450
American Funds Blue Chip Income and Growth Class 1                                                          352,414          115,803
American Funds Bond Class 1                                                                                 710,427            4,867
American Funds Global Balanced Class 1                                                                      382,166          184,270
American Funds Global Bond Class 1                                                                          878,431           68,080
American Funds Global Discovery Class 1                                                                      17,211           47,618
American Funds Global Growth Class 1                                                                        162,402            8,983
American Funds Global Growth Class 2                                                                     11,322,960       52,376,651
American Funds Global Growth and Income Class 1                                                             165,609            2,827
American Funds Global Small Capitalization Class 1                                                          160,774            2,151
American Funds Global Small Capitalization Class 2                                                       16,825,539       67,371,822
American Funds Growth Class 1                                                                             1,561,164           83,503
American Funds Growth Class 2                                                                            23,777,613      304,941,736
American Funds Growth-Income Class 1                                                                        771,929           12,777
American Funds Growth-Income Class 2                                                                     38,470,215      316,359,236
American Funds High-Income Bond Class 1                                                                     225,113           45,226
American Funds International Class 1                                                                        261,602           23,643
American Funds International Class 2                                                                     43,869,183      101,358,481
American Funds International Growth and Income Class 1                                                      819,726           25,557
American Funds Managed Risk Asset Allocation Class P1                                                       358,876            1,741
American Funds Managed Risk Blue Chip Income and Growth Class P1                                             11,323               19
American Funds Managed Risk Growth Class P1                                                                  50,327              653
American Funds Managed Risk Growth-Income Class P1                                                            6,128               --
American Funds Mortgage Class 1                                                                             179,179            5,376
American Funds New World Class 1                                                                            630,900           17,579
American Funds U.S. Government/AAA-Rated Securities Class 1                                                 561,836          335,840
BlackRock Global Allocation V.I. Class I                                                                    887,657           31,078
BlackRock Global Allocation V.I. Class III                                                              130,934,957      108,706,894
Delaware VIP Diversified Income Standard Class                                                              547,274           42,873
Delaware VIP Diversified Income Service Class                                                           202,568,227      112,767,448
Delaware VIP Emerging Markets Service Class                                                              33,546,240       47,490,921
Delaware VIP High Yield Standard Class                                                                      944,293        5,902,170
Delaware VIP High Yield Service Class                                                                    31,885,703       59,410,093
Delaware VIP International Value Equity Standard Class                                                        3,341           39,207
Delaware VIP Limited-Term Diversified Income Standard Class                                                 892,883           63,907
Delaware VIP Limited-Term Diversified Income Service Class                                              287,123,554       60,224,804
Delaware VIP REIT Standard Class                                                                            684,725          811,633
Delaware VIP REIT Service Class                                                                          15,076,821       27,031,416
Delaware VIP Small Cap Value Standard Class                                                                 662,481        1,486,745
Delaware VIP Small Cap Value Service Class                                                               32,646,743       67,502,663
Delaware VIP Smid Cap Growth Standard Class                                                                 862,430        1,685,027
Delaware VIP Smid Cap Growth Service Class                                                               24,635,463       29,000,960
Delaware VIP U.S. Growth Service Class                                                                   27,068,283       47,096,350
Delaware VIP Value Standard Class                                                                           990,121        1,087,310
Delaware VIP Value Service Class                                                                         43,525,696       35,977,303
DWS Alternative Asset Allocation VIP Class A                                                                631,661           41,527
DWS Alternative Asset Allocation VIP Class B                                                             11,038,105        6,405,924
DWS Equity 500 Index VIP Class A                                                                            997,158       14,660,683
DWS Equity 500 Index VIP Class B                                                                          1,631,954       29,212,644
DWS Small Cap Index VIP Class A                                                                             408,883        1,111,978
DWS Small Cap Index VIP Class B                                                                           1,037,705       13,437,632
Fidelity VIP Contrafund Service Class 2                                                                  27,975,683      139,825,255
Fidelity VIP Equity-Income Initial Class                                                                     28,428        7,082,753

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                                                                                      AGGREGATE        AGGREGATE
                                                                                                      COST OF          PROCEEDS
SUBACCOUNT                                                                                            PURCHASES        FROM SALES
------------------------------------------------------------------------------------------------------------------------------------
Fidelity VIP Equity-Income Service Class 2                                                        $         205,956  $    38,830,203
Fidelity VIP Growth Initial Class                                                                            65,918          828,513
Fidelity VIP Growth Service Class 2                                                                      14,821,958       26,558,929
Fidelity VIP Mid Cap Service Class 2                                                                     90,184,203       92,611,867
Fidelity VIP Overseas Initial Class                                                                          17,835        1,747,484
Fidelity VIP Overseas Service Class 2                                                                     1,440,649       79,900,325
FTVIPT Franklin Income Securities Class 2                                                                70,694,822       61,812,098
FTVIPT Franklin Small-Mid Cap Growth Securities Class 2                                                   1,454,266      112,927,922
FTVIPT Mutual Shares Securities Class 2                                                                  38,148,930      107,053,148
FTVIPT Templeton Global Bond Securities Class 2                                                          47,604,989       69,749,814
FTVIPT Templeton Growth Securities Class 2                                                                3,555,736       12,390,419
Goldman Sachs VIT Large Cap Value Service Class                                                          20,974,754       31,108,687
Huntington VA Balanced                                                                                      299,626          324,593
Huntington VA Dividend Capture                                                                              256,273          258,949
Invesco V.I. American Franchise Series I                                                                     47,774          580,940
Invesco V.I. American Franchise Series II                                                                    23,729          251,727
Invesco V.I. Core Equity Series I                                                                           161,479        1,484,266
Invesco V.I. Core Equity Series II                                                                           90,839          507,034
Invesco V.I. International Growth Series I                                                                  105,646          543,773
Invesco V.I. International Growth Series II                                                                 232,023          374,508
Janus Aspen Balanced Service Class                                                                        2,519,863        3,664,669
Janus Aspen Enterprise Service Class                                                                        222,255        1,824,814
Janus Aspen Global Research Service Class                                                                   197,229          329,323
LVIP American Balanced Allocation Standard Class                                                          7,783,477           99,163
LVIP American Global Growth Service Class II                                                             12,834,650        5,711,217
LVIP American Global Small Capitalization Service Class II                                                7,804,394        6,797,274
LVIP American Growth Allocation Standard Class                                                              286,725            8,341
LVIP American Growth Service Class II                                                                    25,398,895       20,234,341
LVIP American Growth-Income Service Class II                                                             24,306,806       17,429,049
LVIP American Income Allocation Standard Class                                                                1,318                3
LVIP American International Service Class II                                                             13,609,811       12,639,594
LVIP American Preservation Standard Class                                                                   242,348           24,824
LVIP Baron Growth Opportunities Service Class                                                            43,967,379       18,971,739
LVIP BlackRock Emerging Markets RPM Standard Class                                                           67,390            2,593
LVIP BlackRock Emerging Markets RPM Service Class                                                        86,091,133          416,745
LVIP BlackRock Equity Dividend RPM Standard Class                                                            99,850              592
LVIP BlackRock Equity Dividend RPM Service Class                                                        217,554,562        1,046,317
LVIP BlackRock Global Allocation V.I. RPM Standard Class                                                    274,525              622
LVIP BlackRock Global Allocation V.I. RPM Service Class                                                 296,026,983               --
LVIP BlackRock Inflation Protected Bond Standard Class                                                      333,464          167,123
LVIP BlackRock Inflation Protected Bond Service Class                                                   557,201,603       88,851,943
LVIP Capital Growth Service Class                                                                         5,248,549       43,487,114
LVIP Clarion Global Real Estate Service Class                                                            15,313,795       13,201,580
LVIP Columbia Small-Mid Cap Growth RPM Service Class                                                    110,544,470          329,061
LVIP Delaware Bond Standard Class                                                                         4,824,400       28,416,028
LVIP Delaware Bond Service Class                                                                        308,209,951       62,236,026
LVIP Delaware Diversified Floating Rate Standard Class                                                      979,653           32,656
LVIP Delaware Diversified Floating Rate Service Class                                                   478,754,797        6,424,332
LVIP Delaware Foundation Aggressive Allocation Standard Class                                               304,539        2,737,715
LVIP Delaware Foundation Aggressive Allocation Service Class                                              3,957,572        7,147,382
LVIP Delaware Growth and Income Service Class                                                             7,143,580        7,466,105
LVIP Delaware Social Awareness Standard Class                                                               865,006        2,676,063
LVIP Delaware Social Awareness Service Class                                                             10,095,931        8,138,405
LVIP Delaware Special Opportunities Service Class                                                        14,139,192        9,866,567
LVIP Dimensional Non-U.S. Equity RPM Standard Class                                                         826,934           70,652
LVIP Dimensional Non-U.S. Equity RPM Service Class                                                       63,644,563        1,732,305
LVIP Dimensional U.S. Equity RPM Standard Class                                                           1,281,016          200,213
LVIP Dimensional U.S. Equity RPM Service Class                                                          102,133,852        6,118,828
LVIP Dimensional/Vanguard Total Bond Standard Class                                                       1,451,816           85,449
LVIP Dimensional/Vanguard Total Bond Service Class                                                      106,272,707        8,596,995
LVIP Global Income Service Class                                                                         64,468,843       22,266,814
LVIP JPMorgan High Yield Service Class                                                                   63,802,567       47,669,065

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                                                                                      AGGREGATE        AGGREGATE
                                                                                                      COST OF          PROCEEDS
SUBACCOUNT                                                                                            PURCHASES        FROM SALES
------------------------------------------------------------------------------------------------------------------------------------
LVIP JPMorgan Mid Cap Value RPM Service Class                                                     $     136,475,225  $       381,123
LVIP Managed Risk Profile 2010 Service Class                                                              1,629,529        3,018,216
LVIP Managed Risk Profile 2020 Service Class                                                              2,408,732        3,086,902
LVIP Managed Risk Profile 2030 Service Class                                                              1,399,166        3,427,818
LVIP Managed Risk Profile 2040 Service Class                                                              1,349,788        1,644,919
LVIP Managed Risk American Balanced Allocation Standard Class                                               652,451            6,752
LVIP Managed Risk American Growth Allocation Standard Class                                                 457,081            3,702
LVIP Managed Risk Profile Conservative Standard Class                                                            --           51,885
LVIP Managed Risk Profile Conservative Service Class                                                    354,562,161      106,401,038
LVIP Managed Risk Profile Growth Standard Class                                                           3,601,873           86,873
LVIP Managed Risk Profile Growth Service Class                                                        3,355,934,959        9,736,196
LVIP Managed Risk Profile Moderate Standard Class                                                            50,841              654
LVIP Managed Risk Profile Moderate Service Class                                                      2,222,200,426       62,649,140
LVIP MFS International Growth Service Class                                                              19,288,143       15,611,044
LVIP MFS International Growth RPM Service Class                                                          33,702,826           70,633
LVIP MFS Value Service Class                                                                             41,649,692       83,253,996
LVIP Mid-Cap Value Service Class                                                                          9,113,703       13,980,563
LVIP Mondrian International Value Standard Class                                                          3,862,591        3,729,417
LVIP Mondrian International Value Service Class                                                         216,462,415       34,694,954
LVIP Money Market Standard Class                                                                         38,190,904       46,100,564
LVIP Money Market Service Class                                                                         245,426,553      289,336,524
LVIP SSgA Bond Index Standard Class                                                                         149,037            7,397
LVIP SSgA Bond Index Service Class                                                                      101,060,957       58,264,166
LVIP SSgA Conservative Index Allocation Service Class                                                    17,651,675       18,407,061
LVIP SSgA Conservative Structured Allocation Service Class                                               14,795,479       33,004,328
LVIP SSgA Developed International 150 Standard Class                                                         26,328            2,472
LVIP SSgA Developed International 150 Service Class                                                       9,383,242       24,658,672
LVIP SSgA Emerging Markets 100 Standard Class                                                               204,239           25,186
LVIP SSgA Emerging Markets 100 Service Class                                                             35,484,362       26,669,574
LVIP SSgA Global Tactical Allocation RPM Standard Class                                                     157,514           23,569
LVIP SSgA Global Tactical Allocation RPM Service Class                                                  375,002,656       49,189,667
LVIP SSgA International Index Standard Class                                                                128,682            9,979
LVIP SSgA International Index Service Class                                                              88,017,399       37,942,984
LVIP SSgA Large Cap 100 Standard Class                                                                      821,672           64,847
LVIP SSgA Large Cap 100 Service Class                                                                    30,106,964       60,118,346
LVIP SSgA Large Cap RPM Standard Class                                                                        1,318               --
LVIP SSgA Large Cap RPM Service Class                                                                    24,386,462           52,777
LVIP SSgA Moderate Index Allocation Service Class                                                        38,550,491       15,421,991
LVIP SSgA Moderate Structured Allocation Service Class                                                  339,996,307       75,484,823
LVIP SSgA Moderately Aggressive Index Allocation Service Class                                           34,558,960       19,507,818
LVIP SSgA Moderately Aggressive Structured Allocation Service Class                                      38,930,519       35,128,201
LVIP SSgA S&P 500 Index Standard Class                                                                   34,738,835        3,889,453
LVIP SSgA S&P 500 Index Service Class                                                                   277,759,860      108,859,530
LVIP SSgA Small-Cap Index Standard Class                                                                    512,887           32,840
LVIP SSgA Small-Cap Index Service Class                                                                 137,877,128       50,071,274
LVIP SSgA Small-Cap RPM Standard Class                                                                       39,415               --
LVIP SSgA Small-Cap RPM Service Class                                                                    25,478,031           78,814
LVIP SSgA Small-Mid Cap 200 Standard Class                                                                  795,717           34,904
LVIP SSgA Small-Mid Cap 200 Service Class                                                                16,395,381       18,860,980
LVIP T. Rowe Price Growth Stock Service Class                                                            17,633,996       26,091,248
LVIP T. Rowe Price Structured Mid-Cap Growth Standard Class                                                 874,292        1,226,058
LVIP T. Rowe Price Structured Mid-Cap Growth Service Class                                               11,481,700       28,214,155
LVIP Templeton Growth RPM Service Class                                                                 185,362,366        2,080,265
LVIP UBS Large Cap Growth RPM Standard Class                                                                473,993          765,069
LVIP UBS Large Cap Growth RPM Service Class                                                              77,187,661        2,070,971
LVIP Vanguard Domestic Equity ETF Standard Class                                                            238,250           42,823
LVIP Vanguard Domestic Equity ETF Service Class                                                          27,346,429        5,817,602
LVIP Vanguard International Equity ETF Standard Class                                                       315,040           26,679
LVIP Vanguard International Equity ETF Service Class                                                     14,978,723        3,462,859
LVIP VIP Contrafund RPM Standard Class                                                                      111,330              629
LVIP VIP Contrafund RPM Service Class                                                                    89,680,513               --

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                                                                                      AGGREGATE        AGGREGATE
                                                                                                      COST OF          PROCEEDS
SUBACCOUNT                                                                                            PURCHASES        FROM SALES
------------------------------------------------------------------------------------------------------------------------------------
Lord Abbett Fundamental Equity Class VC                                                           $       2,466,897  $     3,023,910
MFS VIT Core Equity Service Class                                                                           491,149          421,391
MFS VIT Growth Initial Class                                                                                124,936          390,953
MFS VIT Growth Service Class                                                                              9,536,827        4,304,464
MFS VIT Total Return Initial Class                                                                          265,627        2,400,395
MFS VIT Total Return Service Class                                                                        1,180,383      310,563,998
MFS VIT Utilities Initial Class                                                                             679,635        1,572,506
MFS VIT Utilities Service Class                                                                          21,628,793       36,856,042
Morgan Stanley UIF Capital Growth Class II                                                                  316,877          518,800
NB AMT Mid Cap Growth I Class                                                                               604,787       42,823,008
NB AMT Mid Cap Intrinsic Value I Class                                                                    2,118,106        9,837,362
Oppenheimer Global Fund/VA Service Class                                                                    488,561        1,150,491
PIMCO VIT CommodityRealReturn Strategy Advisor Class                                                      3,461,234        2,786,562
Putnam VT Global Health Care Class IB                                                                       910,184        3,379,248
Putnam VT Growth & Income Class IB                                                                          258,602          227,861


5. INVESTMENTS

The following is a summary of investments owned at December 31, 2013:


                                                                                               NET
                                                                                  SHARES       ASSET      FAIR VALUE
SUBACCOUNT                                                                        OWNED        VALUE      OF SHARES
------------------------------------------------------------------------------------------------------------------------------------
ABVPSF Global Thematic Growth Class B                                              1,499,605  $ 20.18  $     30,262,035
ABVPSF International Value Class B                                                         9    14.86               128
ABVPSF Large Cap Growth Class B                                                      242,193    41.62        10,080,068
ABVPSF Small/Mid Cap Value Class B                                                 9,011,636    22.74       204,924,602
American Funds Asset Allocation Class 1                                               26,560    22.49           597,331
American Funds Blue Chip Income and Growth Class 1                                    74,062    13.12           971,687
American Funds Bond Class 1                                                           73,184    10.73           785,260
American Funds Global Balanced Class 1                                                20,764    11.37           236,089
American Funds Global Bond Class 1                                                    91,716    11.88         1,089,580
American Funds Global Growth Class 1                                                   6,001    30.11           180,676
American Funds Global Growth Class 2                                              10,988,453    29.92       328,774,501
American Funds Global Growth and Income Class 1                                       13,502    12.53           169,175
American Funds Global Small Capitalization Class 1                                     6,669    25.69           171,326
American Funds Global Small Capitalization Class 2                                18,561,084    25.25       468,667,363
American Funds Growth Class 1                                                         23,315    78.54         1,831,146
American Funds Growth Class 2                                                     21,983,219    77.94     1,713,372,064
American Funds Growth-Income Class 1                                                  16,412    50.72           832,410
American Funds Growth-Income Class 2                                              43,041,245    50.40     2,169,278,728
American Funds High-Income Bond Class 1                                               30,868    11.13           343,557
American Funds International Class 1                                                  21,264    21.22           451,230
American Funds International Class 2                                              36,798,071    21.15       778,279,195
American Funds International Growth and Income Class 1                                46,801    17.48           818,086
American Funds Managed Risk Asset Allocation Class P1                                 31,963    11.93           381,315
American Funds Managed Risk Blue Chip Income and Growth Class P1                       1,102    11.05            12,177
American Funds Managed Risk Growth Class P1                                            4,480    11.43            51,204
American Funds Managed Risk Growth-Income Class P1                                       546    11.50             6,275
American Funds Mortgage Class 1                                                       30,773    10.23           314,805
American Funds New World Class 1                                                      26,615    25.08           667,516
American Funds U.S. Government/AAA-Rated Securities Class 1                           22,662    11.94           270,587
BlackRock Global Allocation V.I. Class I                                              53,259    17.61           937,885
BlackRock Global Allocation V.I. Class III                                        89,608,991    15.58     1,396,108,083
Delaware VIP Diversified Income Standard Class                                        53,484    10.53           563,186
Delaware VIP Diversified Income Service Class                                    135,611,543    10.47     1,419,852,853
Delaware VIP Emerging Markets Service Class                                       17,116,667    21.40       366,296,681
Delaware VIP High Yield Standard Class                                               827,647     6.19         5,123,133
Delaware VIP High Yield Service Class                                             36,394,328     6.17       224,553,004
Delaware VIP International Value Equity Standard Class                                17,866    12.19           217,789




SUBACCOUNT                                                                      COST OF SHARES
------------------------------------------------------------------------------------------------------------------------------------
ABVPSF Global Thematic Growth Class B                                         $     25,160,562
ABVPSF International Value Class B                                                         122
ABVPSF Large Cap Growth Class B                                                      6,120,853
ABVPSF Small/Mid Cap Value Class B                                                 151,830,803
American Funds Asset Allocation Class 1                                                552,995
American Funds Blue Chip Income and Growth Class 1                                     791,745
American Funds Bond Class 1                                                            804,073
American Funds Global Balanced Class 1                                                 228,804
American Funds Global Bond Class 1                                                   1,098,012
American Funds Global Growth Class 1                                                   161,473
American Funds Global Growth Class 2                                               228,715,605
American Funds Global Growth and Income Class 1                                        162,911
American Funds Global Small Capitalization Class 1                                     158,833
American Funds Global Small Capitalization Class 2                                 351,646,518
American Funds Growth Class 1                                                        1,655,512
American Funds Growth Class 2                                                    1,132,074,953
American Funds Growth-Income Class 1                                                   767,681
American Funds Growth-Income Class 2                                             1,468,527,476
American Funds High-Income Bond Class 1                                                353,643
American Funds International Class 1                                                   395,047
American Funds International Class 2                                               638,047,226
American Funds International Growth and Income Class 1                                 794,803
American Funds Managed Risk Asset Allocation Class P1                                  357,221
American Funds Managed Risk Blue Chip Income and Growth Class P1                        11,305
American Funds Managed Risk Growth Class P1                                             49,684
American Funds Managed Risk Growth-Income Class P1                                       6,128
American Funds Mortgage Class 1                                                        322,770
American Funds New World Class 1                                                       639,978
American Funds U.S. Government/AAA-Rated Securities Class 1                            280,099
BlackRock Global Allocation V.I. Class I                                               924,950
BlackRock Global Allocation V.I. Class III                                       1,269,679,866
Delaware VIP Diversified Income Standard Class                                         563,679
Delaware VIP Diversified Income Service Class                                    1,436,427,295
Delaware VIP Emerging Markets Service Class                                        328,010,555
Delaware VIP High Yield Standard Class                                               4,632,715
Delaware VIP High Yield Service Class                                              203,702,738
Delaware VIP International Value Equity Standard Class                                 242,995

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                                                                          NET
                                                                             SHARES       ASSET      FAIR VALUE
SUBACCOUNT                                                                   OWNED        VALUE      OF SHARES        COST OF SHARES
------------------------------------------------------------------------------------------------------------------------------------
Delaware VIP Limited-Term Diversified Income Standard Class                      91,567  $  9.86  $        902,849  $        905,376
Delaware VIP Limited-Term Diversified Income Service Class                  132,293,312     9.79     1,295,151,527     1,315,198,582
Delaware VIP REIT Standard Class                                                350,830    12.14         4,259,077         4,308,004
Delaware VIP REIT Service Class                                              11,577,478    12.12       140,319,025       137,557,811
Delaware VIP Small Cap Value Standard Class                                     193,144    41.72         8,057,972         4,904,522
Delaware VIP Small Cap Value Service Class                                    8,975,287    41.58       373,192,453       268,172,600
Delaware VIP Smid Cap Growth Standard Class                                     291,162    32.39         9,430,731         6,103,651
Delaware VIP Smid Cap Growth Service Class                                    5,420,812    31.33       169,834,038       127,716,002
Delaware VIP U.S. Growth Service Class                                       25,922,896    12.95       335,701,503       223,083,612
Delaware VIP Value Standard Class                                               283,860    26.09         7,405,899         5,105,436
Delaware VIP Value Service Class                                              9,612,349    26.03       250,209,448       183,303,992
DWS Alternative Asset Allocation VIP Class A                                     46,361    13.75           637,465           629,701
DWS Alternative Asset Allocation VIP Class B                                  3,856,147    13.74        52,983,463        52,168,266
DWS Equity 500 Index VIP Class A                                                433,975    19.01         8,249,869         5,356,362
DWS Small Cap Index VIP Class A                                                 300,602    17.69         5,317,654         3,645,181
Fidelity VIP Contrafund Service Class 2                                      33,994,442    33.77     1,147,992,319       826,311,475
Fidelity VIP Growth Initial Class                                                95,379    57.14         5,449,937         4,050,342
Fidelity VIP Growth Service Class 2                                           2,839,651    56.57       160,639,028       113,835,072
Fidelity VIP Mid Cap Service Class 2                                         15,948,726    35.60       567,774,633       485,059,783
FTVIPT Franklin Income Securities Class 2                                    39,670,437    16.07       637,503,925       587,514,653
FTVIPT Franklin Small-Mid Cap Growth Securities Class 2                               6    27.16               153               149
FTVIPT Mutual Shares Securities Class 2                                      37,975,928    21.63       821,419,318       606,184,840
FTVIPT Templeton Global Bond Securities Class 2                              28,046,035    18.60       521,656,250       490,763,070
FTVIPT Templeton Growth Securities Class 2                                    3,255,162    15.23        49,576,116        40,935,211
Goldman Sachs VIT Large Cap Value Service Class                              14,127,125    12.58       177,719,238       141,531,737
Huntington VA Balanced                                                          188,056    16.06         3,020,184         2,643,220
Huntington VA Dividend Capture                                                  106,076    12.55         1,331,256         1,143,417
Invesco V.I. American Franchise Series I                                         55,539    50.63         2,811,958         2,075,023
Invesco V.I. American Franchise Series II                                        27,205    49.58         1,348,830           997,432
Invesco V.I. Core Equity Series I                                               236,651    38.43         9,094,499         5,975,906
Invesco V.I. Core Equity Series II                                               65,509    38.03         2,491,305         1,659,496
Invesco V.I. International Growth Series I                                       80,472    35.32         2,842,272         1,600,623
Invesco V.I. International Growth Series II                                      65,799    34.88         2,295,074         1,509,311
Janus Aspen Balanced Service Class                                              584,302    31.72        18,534,046        15,538,422
Janus Aspen Enterprise Service Class                                            101,361    56.80         5,757,323         3,014,983
Janus Aspen Global Research Service Class                                        29,508    38.40         1,133,095           820,628
LVIP American Balanced Allocation Standard Class                                655,979    12.82         8,409,652         7,790,904
LVIP American Global Growth Service Class II                                  4,281,218    17.46        74,732,936        56,306,205
LVIP American Global Small Capitalization Service Class II                    4,306,756    15.31        65,953,657        52,289,662
LVIP American Growth Allocation Standard Class                                   49,019    13.30           651,811           583,936
LVIP American Growth Service Class II                                        14,818,823    18.12       268,457,791       197,213,887
LVIP American Growth-Income Service Class II                                 12,073,968    18.27       220,627,612       159,292,353
LVIP American Income Allocation Standard Class                                      113    11.94             1,344             1,315
LVIP American International Service Class II                                  9,386,728    14.57       136,727,075       111,235,399
LVIP American Preservation Standard Class                                        21,920     9.79           214,550           217,695
LVIP Baron Growth Opportunities Service Class                                 4,081,868    45.20       184,504,530       136,079,235
LVIP BlackRock Emerging Markets RPM Standard Class                                6,367     9.95            63,379            64,764
LVIP BlackRock Emerging Markets RPM Service Class                             9,095,167     9.96        90,560,574        91,937,129
LVIP BlackRock Equity Dividend RPM Standard Class                                 5,785    17.46           100,978            99,261
LVIP BlackRock Equity Dividend RPM Service Class                             17,578,379    17.43       306,461,458       279,307,092
LVIP BlackRock Global Allocation V.I. RPM Standard Class                         26,129    10.71           279,814           273,907
LVIP BlackRock Global Allocation V.I. RPM Service Class                      28,914,082    10.68       308,918,048       296,182,177
LVIP BlackRock Inflation Protected Bond Standard Class                           44,921    10.19           457,698           490,744
LVIP BlackRock Inflation Protected Bond Service Class                        74,105,769    10.16       753,211,040       819,811,555
LVIP Capital Growth Service Class                                             8,648,689    37.38       323,262,031       207,248,520
LVIP Clarion Global Real Estate Service Class                                11,645,933     8.68       101,098,340        85,698,691
LVIP Columbia Small-Mid Cap Growth RPM Service Class                         12,539,671    13.40       168,019,053       150,764,749
LVIP Delaware Bond Standard Class                                             9,042,968    13.47       121,772,609       120,126,658
LVIP Delaware Bond Service Class                                            181,648,429    13.47     2,446,077,748     2,492,268,545
LVIP Delaware Diversified Floating Rate Standard Class                           97,521    10.14           988,570           991,293
LVIP Delaware Diversified Floating Rate Service Class                        66,047,325    10.14       669,521,731       669,420,234

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                                                                            NET
                                                                               SHARES       ASSET      FAIR VALUE
SUBACCOUNT                                                                     OWNED        VALUE      OF SHARES
------------------------------------------------------------------------------------------------------------------------------------
LVIP Delaware Foundation Aggressive Allocation Standard Class                     510,644  $ 15.63  $      7,980,848
LVIP Delaware Foundation Aggressive Allocation Service Class                    1,394,889    15.62        21,788,173
LVIP Delaware Growth and Income Service Class                                   1,080,317    42.11        45,488,902
LVIP Delaware Social Awareness Standard Class                                     228,641    42.84         9,795,190
LVIP Delaware Social Awareness Service Class                                    1,432,607    42.74        61,229,622
LVIP Delaware Special Opportunities Service Class                               1,231,612    41.28        50,842,175
LVIP Dimensional Non-U.S. Equity RPM Standard Class                               165,350    10.39         1,718,148
LVIP Dimensional Non-U.S. Equity RPM Service Class                              9,252,253    10.39        96,130,908
LVIP Dimensional U.S. Equity RPM Standard Class                                   167,745    13.65         2,289,546
LVIP Dimensional U.S. Equity RPM Service Class                                 12,108,364    13.65       165,218,620
LVIP Dimensional/Vanguard Total Bond Standard Class                               223,932    10.22         2,289,478
LVIP Dimensional/Vanguard Total Bond Service Class                             21,228,616    10.22       217,041,371
LVIP Global Income Service Class                                               44,456,242    11.41       507,023,444
LVIP JPMorgan High Yield Service Class                                         12,485,157    11.30       141,107,243
LVIP JPMorgan Mid Cap Value RPM Service Class                                  13,005,031    14.47       188,130,775
LVIP Managed Risk Profile 2010 Service Class                                      533,771    12.10         6,459,161
LVIP Managed Risk Profile 2020 Service Class                                    1,423,062    11.83        16,830,549
LVIP Managed Risk Profile 2030 Service Class                                      806,544    11.93         9,624,484
LVIP Managed Risk Profile 2040 Service Class                                      529,800    11.50         6,094,288
LVIP Managed Risk American Balanced Allocation Standard Class                      59,366    11.07           656,944
LVIP Managed Risk American Growth Allocation Standard Class                        40,084    11.65           466,895
LVIP Managed Risk Profile Conservative Service Class                           80,372,838    13.62     1,094,678,055
LVIP Managed Risk Profile Growth Standard Class                                   275,338    13.29         3,659,238
LVIP Managed Risk Profile Growth Service Class                                461,852,790    13.29     6,138,947,283
LVIP Managed Risk Profile Moderate Standard Class                                   3,641    13.82            50,307
LVIP Managed Risk Profile Moderate Service Class                              375,594,309    13.81     5,188,459,790
LVIP MFS International Growth Service Class                                    10,557,193    14.60       154,103,340
LVIP MFS International Growth RPM Service Class                                 3,378,212    10.20        34,440,867
LVIP MFS Value Service Class                                                   24,624,765    34.53       850,194,626
LVIP Mid-Cap Value Service Class                                                3,396,775    21.17        71,913,132
LVIP Mondrian International Value Standard Class                                  989,717    18.13        17,944,566
LVIP Mondrian International Value Service Class                                17,840,647    18.12       323,308,203
LVIP Money Market Standard Class                                                4,053,304    10.00        40,533,044
LVIP Money Market Service Class                                                28,018,868    10.00       280,188,684
LVIP SSgA Bond Index Standard Class                                                14,932    11.01           164,429
LVIP SSgA Bond Index Service Class                                             89,948,226    11.02       990,779,707
LVIP SSgA Conservative Index Allocation Service Class                           4,801,499    12.00        57,593,986
LVIP SSgA Conservative Structured Allocation Service Class                     16,253,038    11.68       189,851,737
LVIP SSgA Developed International 150 Standard Class                                2,630     9.49            24,965
LVIP SSgA Developed International 150 Service Class                            15,759,760     9.49       149,623,162
LVIP SSgA Emerging Markets 100 Standard Class                                      28,203     9.92           279,688
LVIP SSgA Emerging Markets 100 Service Class                                   17,976,173     9.92       178,269,702
LVIP SSgA Global Tactical Allocation RPM Standard Class                            16,984    11.78           200,136
LVIP SSgA Global Tactical Allocation RPM Service Class                         62,060,752    11.78       731,323,897
LVIP SSgA International Index Standard Class                                       17,989     9.46           170,140
LVIP SSgA International Index Service Class                                    31,850,891     9.46       301,309,431
LVIP SSgA Large Cap 100 Standard Class                                             54,729    14.47           791,929
LVIP SSgA Large Cap 100 Service Class                                          21,973,082    14.46       317,818,667
LVIP SSgA Large Cap RPM Standard Class                                                126    11.19             1,412
LVIP SSgA Large Cap RPM Service Class                                           2,290,189    11.19        25,634,086
LVIP SSgA Moderate Index Allocation Service Class                              13,530,275    12.90       174,581,135
LVIP SSgA Moderate Structured Allocation Service Class                         69,368,887    12.42       861,769,681
LVIP SSgA Moderately Aggressive Index Allocation Service Class                 12,185,969    13.17       160,537,956
LVIP SSgA Moderately Aggressive Structured Allocation Service Class            31,603,439    12.80       404,492,414
LVIP SSgA S&P 500 Index Standard Class                                          2,730,774    13.26        36,207,330
LVIP SSgA S&P 500 Index Service Class                                          63,338,206    13.26       840,054,622
LVIP SSgA Small-Cap Index Standard Class                                           22,947    26.72           613,190
LVIP SSgA Small-Cap Index Service Class                                        11,140,885    26.72       297,706,723
LVIP SSgA Small-Cap RPM Standard Class                                              3,429    11.69            40,067
LVIP SSgA Small-Cap RPM Service Class                                           2,290,245    11.68        26,759,224
LVIP SSgA Small-Mid Cap 200 Standard Class                                         51,502    15.39           792,826




SUBACCOUNT                                                                   COST OF SHARES
------------------------------------------------------------------------------------------------------------------------------------
LVIP Delaware Foundation Aggressive Allocation Standard Class              $      6,765,256
LVIP Delaware Foundation Aggressive Allocation Service Class                     18,298,747
LVIP Delaware Growth and Income Service Class                                    33,678,536
LVIP Delaware Social Awareness Standard Class                                     6,635,559
LVIP Delaware Social Awareness Service Class                                     45,549,659
LVIP Delaware Special Opportunities Service Class                                44,409,875
LVIP Dimensional Non-U.S. Equity RPM Standard Class                               1,508,993
LVIP Dimensional Non-U.S. Equity RPM Service Class                               88,682,269
LVIP Dimensional U.S. Equity RPM Standard Class                                   1,944,604
LVIP Dimensional U.S. Equity RPM Service Class                                  141,841,388
LVIP Dimensional/Vanguard Total Bond Standard Class                               2,362,071
LVIP Dimensional/Vanguard Total Bond Service Class                              223,307,244
LVIP Global Income Service Class                                                513,161,692
LVIP JPMorgan High Yield Service Class                                          138,283,526
LVIP JPMorgan Mid Cap Value RPM Service Class                                   167,864,845
LVIP Managed Risk Profile 2010 Service Class                                      5,299,206
LVIP Managed Risk Profile 2020 Service Class                                     13,442,194
LVIP Managed Risk Profile 2030 Service Class                                      7,476,000
LVIP Managed Risk Profile 2040 Service Class                                      4,448,887
LVIP Managed Risk American Balanced Allocation Standard Class                       645,783
LVIP Managed Risk American Growth Allocation Standard Class                         453,543
LVIP Managed Risk Profile Conservative Service Class                          1,019,484,651
LVIP Managed Risk Profile Growth Standard Class                                   3,519,445
LVIP Managed Risk Profile Growth Service Class                                5,665,091,476
LVIP Managed Risk Profile Moderate Standard Class                                    50,193
LVIP Managed Risk Profile Moderate Service Class                              4,737,946,638
LVIP MFS International Growth Service Class                                     127,563,005
LVIP MFS International Growth RPM Service Class                                  33,654,274
LVIP MFS Value Service Class                                                    561,319,728
LVIP Mid-Cap Value Service Class                                                 48,766,994
LVIP Mondrian International Value Standard Class                                 16,114,496
LVIP Mondrian International Value Service Class                                 297,316,358
LVIP Money Market Standard Class                                                 40,533,043
LVIP Money Market Service Class                                                 280,188,684
LVIP SSgA Bond Index Standard Class                                                 168,158
LVIP SSgA Bond Index Service Class                                              987,448,978
LVIP SSgA Conservative Index Allocation Service Class                            54,011,222
LVIP SSgA Conservative Structured Allocation Service Class                      177,016,528
LVIP SSgA Developed International 150 Standard Class                                 23,938
LVIP SSgA Developed International 150 Service Class                             119,296,336
LVIP SSgA Emerging Markets 100 Standard Class                                       282,582
LVIP SSgA Emerging Markets 100 Service Class                                    187,822,613
LVIP SSgA Global Tactical Allocation RPM Standard Class                             197,239
LVIP SSgA Global Tactical Allocation RPM Service Class                          684,508,831
LVIP SSgA International Index Standard Class                                        150,146
LVIP SSgA International Index Service Class                                     241,907,085
LVIP SSgA Large Cap 100 Standard Class                                              762,405
LVIP SSgA Large Cap 100 Service Class                                           210,472,849
LVIP SSgA Large Cap RPM Standard Class                                                1,318
LVIP SSgA Large Cap RPM Service Class                                            24,358,138
LVIP SSgA Moderate Index Allocation Service Class                               153,888,664
LVIP SSgA Moderate Structured Allocation Service Class                          787,381,572
LVIP SSgA Moderately Aggressive Index Allocation Service Class                  138,871,593
LVIP SSgA Moderately Aggressive Structured Allocation Service Class             355,074,511
LVIP SSgA S&P 500 Index Standard Class                                           32,373,603
LVIP SSgA S&P 500 Index Service Class                                           609,177,405
LVIP SSgA Small-Cap Index Standard Class                                            542,441
LVIP SSgA Small-Cap Index Service Class                                         216,451,826
LVIP SSgA Small-Cap RPM Standard Class                                               39,415
LVIP SSgA Small-Cap RPM Service Class                                            25,444,055
LVIP SSgA Small-Mid Cap 200 Standard Class                                          784,561

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                                                                          NET
                                                                             SHARES       ASSET      FAIR VALUE
SUBACCOUNT                                                                   OWNED        VALUE      OF SHARES        COST OF SHARES
------------------------------------------------------------------------------------------------------------------------------------
LVIP SSgA Small-Mid Cap 200 Service Class                                     7,218,105  $ 15.39  $    111,072,203  $     84,319,426
LVIP T. Rowe Price Growth Stock Service Class                                 6,649,631    28.35       188,523,678       126,670,343
LVIP T. Rowe Price Structured Mid-Cap Growth Standard Class                     128,645    20.94         2,694,208         1,726,414
LVIP T. Rowe Price Structured Mid-Cap Growth Service Class                    4,296,483    20.39        87,622,483        62,041,710
LVIP Templeton Growth RPM Service Class                                      11,098,104    34.03       377,612,987       326,328,705
LVIP UBS Large Cap Growth RPM Standard Class                                     82,791    29.56         2,446,898         1,714,547
LVIP UBS Large Cap Growth RPM Service Class                                   5,483,524    29.19       160,064,077       129,544,586
LVIP Vanguard Domestic Equity ETF Standard Class                                 27,945    13.42           375,050           311,325
LVIP Vanguard Domestic Equity ETF Service Class                               6,056,344    13.42        81,270,075        65,268,944
LVIP Vanguard International Equity ETF Standard Class                            34,966    10.27           359,174           345,942
LVIP Vanguard International Equity ETF Service Class                          4,050,166    10.27        41,587,108        36,622,547
LVIP VIP Contrafund RPM Standard Class                                            9,844    11.46           112,803           110,712
LVIP VIP Contrafund RPM Service Class                                         8,296,762    11.46        95,072,594        89,736,172
Lord Abbett Fundamental Equity Class VC                                         819,857    21.03        17,241,592        13,631,962
MFS VIT Core Equity Service Class                                               124,574    23.48         2,924,999         1,774,371
MFS VIT Growth Initial Class                                                     87,323    39.07         3,411,724         2,375,306
MFS VIT Growth Service Class                                                  1,020,161    38.22        38,990,553        27,826,647
MFS VIT Total Return Initial Class                                              436,561    23.44        10,232,986         8,139,501
MFS VIT Utilities Initial Class                                                 338,558    31.88        10,793,240         7,753,482
MFS VIT Utilities Service Class                                               6,919,509    31.47       217,756,939       178,698,387
Morgan Stanley UIF Capital Growth Class II                                       65,771    30.39         1,998,769         1,261,504
NB AMT Mid Cap Intrinsic Value I Class                                        2,488,101    16.38        40,755,092        33,391,087
Oppenheimer Global Fund/VA Service Class                                        217,327    40.47         8,795,209         6,240,550
PIMCO VIT CommodityRealReturn Strategy Advisor Class                          2,036,522     6.05        12,320,958        15,672,196
Putnam VT Global Health Care Class IB                                           232,003    17.48         4,055,414         2,894,804
Putnam VT Growth & Income Class IB                                               72,917    23.91         1,743,437         1,438,518


6. CHANGES IN UNITS OUTSTANDING

The change in units outstanding for the year ended December 31, 2013, is as follows:


                                                                                           UNITS        UNITS          NET INCREASE
                                                                                           ISSUED       REDEEMED       (DECREASE)
------------------------------------------------------------------------------------------------------------------------------------
ABVPSF Global Thematic Growth Class B                                                      1,007,770       (732,446)        275,324
ABVPSF Growth and Income Class B                                                             136,041    (11,638,370)    (11,502,329)
ABVPSF International Value Class B                                                           419,929    (29,232,516)    (28,812,587)
ABVPSF Large Cap Growth Class B                                                               37,080       (182,309)       (145,229)
ABVPSF Small/Mid Cap Value Class B                                                         1,334,821     (1,027,126)        307,695
American Century VP Inflation Protection Class II                                            320,698    (34,524,390)    (34,203,692)
American Funds Asset Allocation Class 1                                                       44,765           (537)         44,228
American Funds Blue Chip Income and Growth Class 1                                            26,700         (8,624)         18,076
American Funds Bond Class 1                                                                   69,189           (250)         68,939
American Funds Global Balanced Class 1                                                        33,645        (16,500)         17,145
American Funds Global Bond Class 1                                                            86,305         (6,408)         79,897
American Funds Global Discovery Class 1                                                        1,319         (3,861)         (2,542)
American Funds Global Growth Class 1                                                           9,967           (482)          9,485
American Funds Global Growth Class 2                                                         497,976     (2,692,467)     (2,194,491)
American Funds Global Growth and Income Class 1                                               13,375           (188)         13,187
American Funds Global Small Capitalization Class 1                                             9,671            (99)          9,572
American Funds Global Small Capitalization Class 2                                           811,549     (3,415,687)     (2,604,138)
American Funds Growth Class 1                                                                 89,609         (5,047)         84,562
American Funds Growth Class 2                                                                576,428    (16,308,170)    (15,731,742)
American Funds Growth-Income Class 1                                                          42,610           (581)         42,029
American Funds Growth-Income Class 2                                                         999,286    (18,468,231)    (17,468,945)
American Funds High-Income Bond Class 1                                                       18,770         (3,889)         14,881
American Funds International Class 1                                                          17,638         (1,398)         16,240
American Funds International Class 2                                                       2,638,797     (4,861,223)     (2,222,426)
American Funds International Growth and Income Class 1                                        70,549         (2,113)         68,436
American Funds Managed Risk Asset Allocation Class P1                                         31,144            (85)         31,059
American Funds Managed Risk Blue Chip Income and Growth Class P1                               1,111             --           1,111

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                                                                              UNITS      UNITS         NET INCREASE
                                                                                              ISSUED     REDEEMED      (DECREASE)
------------------------------------------------------------------------------------------------------------------------------------
American Funds Managed Risk Growth Class P1                                                       4,689          (52)         4,637
American Funds Managed Risk Growth-Income Class P1                                                  558           --            558
American Funds Mortgage Class 1                                                                  17,300         (364)        16,936
American Funds New World Class 1                                                                 60,905       (1,566)        59,339
American Funds U.S. Government/AAA-Rated Securities Class 1                                      53,520      (32,963)        20,557
BlackRock Global Allocation V.I. Class I                                                         58,920       (2,061)        56,859
BlackRock Global Allocation V.I. Class III                                                    5,119,205   (6,950,769)    (1,831,564)
Delaware VIP Diversified Income Standard Class                                                   42,589       (3,308)        39,281
Delaware VIP Diversified Income Service Class                                                11,452,989   (6,711,208)     4,741,781
Delaware VIP Emerging Markets Service Class                                                   1,644,094   (2,241,909)      (597,815)
Delaware VIP High Yield Standard Class                                                           11,612     (309,309)      (297,697)
Delaware VIP High Yield Service Class                                                           769,931   (2,827,222)    (2,057,291)
Delaware VIP International Value Equity Standard Class                                               10       (2,098)        (2,088)
Delaware VIP Limited-Term Diversified Income Standard Class                                      85,605       (6,058)        79,547
Delaware VIP Limited-Term Diversified Income Service Class                                   25,626,456   (5,328,322)    20,298,134
Delaware VIP REIT Standard Class                                                                 17,647      (21,385)        (3,738)
Delaware VIP REIT Service Class                                                                 898,966   (1,378,183)      (479,217)
Delaware VIP Small Cap Value Standard Class                                                       7,936      (42,465)       (34,529)
Delaware VIP Small Cap Value Service Class                                                      811,684   (3,025,839)    (2,214,155)
Delaware VIP Smid Cap Growth Standard Class                                                      14,036      (55,228)       (41,192)
Delaware VIP Smid Cap Growth Service Class                                                      780,327   (1,372,425)      (592,098)
Delaware VIP U.S. Growth Service Class                                                        1,023,034   (2,798,494)    (1,775,460)
Delaware VIP Value Standard Class                                                                48,375      (56,870)        (8,495)
Delaware VIP Value Service Class                                                              2,445,541   (2,034,354)       411,187
DWS Alternative Asset Allocation VIP Class A                                                     53,028       (3,635)        49,393
DWS Alternative Asset Allocation VIP Class B                                                    829,506     (472,130)       357,376
DWS Equity 500 Index VIP Class A                                                                 20,914   (1,054,486)    (1,033,572)
DWS Equity 500 Index VIP Class B                                                                 51,513   (1,796,612)    (1,745,099)
DWS Small Cap Index VIP Class A                                                                   5,677      (45,441)       (39,764)
DWS Small Cap Index VIP Class B                                                                  26,502     (742,763)      (716,261)
Fidelity VIP Contrafund Service Class 2                                                       1,201,301   (6,594,049)    (5,392,748)
Fidelity VIP Equity-Income Initial Class                                                            847     (418,163)      (417,316)
Fidelity VIP Equity-Income Service Class 2                                                        8,722   (2,322,432)    (2,313,710)
Fidelity VIP Growth Initial Class                                                                 4,011      (58,876)       (54,865)
Fidelity VIP Growth Service Class 2                                                           1,061,145   (1,740,652)      (679,507)
Fidelity VIP Mid Cap Service Class 2                                                          1,414,942   (5,120,110)    (3,705,168)
Fidelity VIP Overseas Initial Class                                                               1,346     (118,742)      (117,396)
Fidelity VIP Overseas Service Class 2                                                           113,460   (5,488,971)    (5,375,511)
FTVIPT Franklin Income Securities Class 2                                                     2,513,912   (4,019,263)    (1,505,351)
FTVIPT Franklin Small-Mid Cap Growth Securities Class 2                                          94,897   (7,045,031)    (6,950,134)
FTVIPT Mutual Shares Securities Class 2                                                       1,915,849   (8,405,477)    (6,489,628)
FTVIPT Templeton Global Bond Securities Class 2                                                 999,132   (3,574,022)    (2,574,890)
FTVIPT Templeton Growth Securities Class 2                                                      168,752     (767,269)      (598,517)
Goldman Sachs VIT Large Cap Value Service Class                                                  18,271   (1,878,584)    (1,860,313)
Huntington VA Balanced                                                                           19,585      (25,560)        (5,975)
Huntington VA Dividend Capture                                                                   19,026      (20,671)        (1,645)
Invesco V.I. American Franchise Series I                                                          6,048      (76,138)       (70,090)
Invesco V.I. American Franchise Series II                                                         2,006      (19,425)       (17,419)
Invesco V.I. Core Equity Series I                                                                 3,298     (113,654)      (110,356)
Invesco V.I. Core Equity Series II                                                                4,250      (30,801)       (26,551)
Invesco V.I. International Growth Series I                                                        4,750      (28,580)       (23,830)
Invesco V.I. International Growth Series II                                                       9,819      (15,466)        (5,647)
Janus Aspen Balanced Service Class                                                               70,102     (174,318)      (104,216)
Janus Aspen Enterprise Service Class                                                             10,778      (72,298)       (61,520)
Janus Aspen Global Research Service Class                                                        15,586      (24,091)        (8,505)
LVIP American Balanced Allocation Standard Class                                                690,285       (5,516)       684,769
LVIP American Global Growth Service Class II                                                    869,379     (356,556)       512,823
LVIP American Global Small Capitalization Service Class II                                      595,985     (470,198)       125,787
LVIP American Growth Allocation Standard Class                                                   23,752         (464)        23,288
LVIP American Growth Service Class II                                                         1,694,714   (1,180,752)       513,962
LVIP American Growth-Income Service Class II                                                  1,529,512   (1,026,135)       503,377
LVIP American Income Allocation Standard Class                                                      116           --            116

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                                                                           UNITS        UNITS          NET INCREASE
                                                                                           ISSUED       REDEEMED       (DECREASE)
------------------------------------------------------------------------------------------------------------------------------------
LVIP American International Service Class II                                               1,051,544       (863,732)        187,812
LVIP American Preservation Standard Class                                                     24,424         (2,462)         21,962
LVIP Baron Growth Opportunities Service Class                                              2,076,627     (1,132,064)        944,563
LVIP BlackRock Emerging Markets RPM Standard Class                                             6,581           (244)          6,337
LVIP BlackRock Emerging Markets RPM Service Class                                          8,568,857        (43,581)      8,525,276
LVIP BlackRock Equity Dividend RPM Standard Class                                              5,264            (30)          5,234
LVIP BlackRock Equity Dividend RPM Service Class                                          18,391,938        (93,841)     18,298,097
LVIP BlackRock Global Allocation V.I. RPM Standard Class                                      26,793            (34)         26,759
LVIP BlackRock Global Allocation V.I. RPM Service Class                                   29,999,735             --      29,999,735
LVIP BlackRock Inflation Protected Bond Standard Class                                        29,350        (15,038)         14,312
LVIP BlackRock Inflation Protected Bond Service Class                                     48,122,497     (7,810,205)     40,312,292
LVIP Capital Growth Service Class                                                            444,069     (3,380,506)     (2,936,437)
LVIP Clarion Global Real Estate Service Class                                              1,963,667     (1,483,016)        480,651
LVIP Columbia Small-Mid Cap Growth RPM Service Class                                      10,314,090        (26,160)     10,287,930
LVIP Delaware Bond Standard Class                                                             83,946     (1,478,138)     (1,394,192)
LVIP Delaware Bond Service Class                                                          21,138,059     (3,970,698)     17,167,361
LVIP Delaware Diversified Floating Rate Standard Class                                        96,051         (3,044)         93,007
LVIP Delaware Diversified Floating Rate Service Class                                     48,768,651       (770,272)     47,998,379
LVIP Delaware Foundation Aggressive Allocation Standard Class                                 11,937       (152,777)       (140,840)
LVIP Delaware Foundation Aggressive Allocation Service Class                                 249,927       (452,057)       (202,130)
LVIP Delaware Growth and Income Service Class                                                434,195       (540,877)       (106,682)
LVIP Delaware Social Awareness Standard Class                                                 28,339       (137,190)       (108,851)
LVIP Delaware Social Awareness Service Class                                                 598,032       (461,591)        136,441
LVIP Delaware Special Opportunities Service Class                                            919,075       (844,742)         74,333
LVIP Dimensional Non-U.S. Equity RPM Standard Class                                           73,877         (6,223)         67,654
LVIP Dimensional Non-U.S. Equity RPM Service Class                                         6,094,652       (161,023)      5,933,629
LVIP Dimensional U.S. Equity RPM Standard Class                                               95,307        (15,477)         79,830
LVIP Dimensional U.S. Equity RPM Service Class                                             8,101,282       (471,981)      7,629,301
LVIP Dimensional/Vanguard Total Bond Standard Class                                          136,083         (7,741)        128,342
LVIP Dimensional/Vanguard Total Bond Service Class                                        10,335,816       (823,081)      9,512,735
LVIP Global Income Service Class                                                           5,822,436     (1,739,417)      4,083,019
LVIP JPMorgan High Yield Service Class                                                     4,721,265     (3,748,108)        973,157
LVIP JPMorgan Mid Cap Value RPM Service Class                                             12,277,786        (36,931)     12,240,855
LVIP Managed Risk Profile 2010 Service Class                                                 140,135       (258,986)       (118,851)
LVIP Managed Risk Profile 2020 Service Class                                                 217,884       (260,035)        (42,151)
LVIP Managed Risk Profile 2030 Service Class                                                 134,139       (313,562)       (179,423)
LVIP Managed Risk Profile 2040 Service Class                                                 132,523       (158,699)        (26,176)
LVIP Managed Risk American Balanced Allocation Standard Class                                 57,511           (298)         57,213
LVIP Managed Risk American Growth Allocation Standard Class                                   39,339           (237)         39,102
LVIP Managed Risk Profile Conservative Standard Class                                             --         (3,663)         (3,663)
LVIP Managed Risk Profile Conservative Service Class                                      23,921,934     (7,428,410)     16,493,524
LVIP Managed Risk Profile Growth Standard Class                                              227,949         (4,983)        222,966
LVIP Managed Risk Profile Growth Service Class                                           262,634,169       (666,215)    261,967,954
LVIP Managed Risk Profile Moderate Standard Class                                              3,288            (36)          3,252
LVIP Managed Risk Profile Moderate Service Class                                         168,818,021     (4,612,999)    164,205,022
LVIP MFS International Growth Service Class                                                2,085,108     (1,606,545)        478,563
LVIP MFS International Growth RPM Service Class                                            3,474,536         (7,106)      3,467,430
LVIP MFS Value Service Class                                                               2,727,011     (6,621,609)     (3,894,598)
LVIP Mid-Cap Value Service Class                                                             870,542     (1,272,187)       (401,645)
LVIP Mondrian International Value Standard Class                                             167,852       (171,269)         (3,417)
LVIP Mondrian International Value Service Class                                           17,768,572     (2,404,699)     15,363,873
LVIP Money Market Standard Class                                                           3,742,562     (4,480,953)       (738,391)
LVIP Money Market Service Class                                                           25,328,500    (29,705,929)     (4,377,429)
LVIP SSgA Bond Index Standard Class                                                           12,827           (586)         12,241
LVIP SSgA Bond Index Service Class                                                         7,981,033     (4,587,534)      3,393,499
LVIP SSgA Conservative Index Allocation Service Class                                      1,503,236     (1,601,823)        (98,587)
LVIP SSgA Conservative Structured Allocation Service Class                                 1,109,000     (2,724,646)     (1,615,646)
LVIP SSgA Developed International 150 Standard Class                                           2,043           (179)          1,864
LVIP SSgA Developed International 150 Service Class                                          656,413     (2,373,728)     (1,717,315)
LVIP SSgA Emerging Markets 100 Standard Class                                                 12,688         (1,559)         11,129
LVIP SSgA Emerging Markets 100 Service Class                                               2,855,653     (2,078,008)        777,645
LVIP SSgA Global Tactical Allocation RPM Standard Class                                       10,231         (1,548)          8,683

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                                                                           UNITS        UNITS          NET INCREASE
                                                                                           ISSUED       REDEEMED       (DECREASE)
------------------------------------------------------------------------------------------------------------------------------------
LVIP SSgA Global Tactical Allocation RPM Service Class                                    31,018,109     (3,875,850)     27,142,259
LVIP SSgA International Index Standard Class                                                   8,627           (619)          8,008
LVIP SSgA International Index Service Class                                                9,183,871     (3,810,363)      5,373,508
LVIP SSgA Large Cap 100 Standard Class                                                        47,447         (4,198)         43,249
LVIP SSgA Large Cap 100 Service Class                                                        621,432     (4,076,445)     (3,455,013)
LVIP SSgA Large Cap RPM Standard Class                                                           129             --             129
LVIP SSgA Large Cap RPM Service Class                                                      2,390,286         (5,152)      2,385,134
LVIP SSgA Moderate Index Allocation Service Class                                          3,205,321     (1,206,222)      1,999,099
LVIP SSgA Moderate Structured Allocation Service Class                                    27,242,848     (5,627,914)     21,614,934
LVIP SSgA Moderately Aggressive Index Allocation Service Class                             2,825,462     (1,537,687)      1,287,775
LVIP SSgA Moderately Aggressive Structured Allocation Service Class                        2,653,099     (2,601,180)         51,919
LVIP SSgA S&P 500 Index Standard Class                                                     2,568,909       (269,286)      2,299,623
LVIP SSgA S&P 500 Index Service Class                                                     21,721,590     (8,415,983)     13,305,607
LVIP SSgA Small-Cap Index Standard Class                                                      25,856         (1,579)         24,277
LVIP SSgA Small-Cap Index Service Class                                                   11,974,475     (4,084,885)      7,889,590
LVIP SSgA Small-Cap RPM Standard Class                                                         3,565             --           3,565
LVIP SSgA Small-Cap RPM Service Class                                                      2,443,657         (7,657)      2,436,000
LVIP SSgA Small-Mid Cap 200 Standard Class                                                    39,583         (2,135)         37,448
LVIP SSgA Small-Mid Cap 200 Service Class                                                    406,820     (1,074,086)       (667,266)
LVIP T. Rowe Price Growth Stock Service Class                                              1,566,435     (2,097,026)       (530,591)
LVIP T. Rowe Price Structured Mid-Cap Growth Standard Class                                   42,419        (56,522)        (14,103)
LVIP T. Rowe Price Structured Mid-Cap Growth Service Class                                   600,363     (1,339,345)       (738,982)
LVIP Templeton Growth RPM Service Class                                                   18,882,252       (208,265)     18,673,987
LVIP UBS Large Cap Growth RPM Standard Class                                                  30,130        (48,538)        (18,408)
LVIP UBS Large Cap Growth RPM Service Class                                                5,520,413       (128,456)      5,391,957
LVIP Vanguard Domestic Equity ETF Standard Class                                              20,036         (3,185)         16,851
LVIP Vanguard Domestic Equity ETF Service Class                                            2,212,463       (446,285)      1,766,178
LVIP Vanguard International Equity ETF Standard Class                                         28,598         (2,341)         26,257
LVIP Vanguard International Equity ETF Service Class                                       1,426,823       (322,451)      1,104,372
LVIP VIP Contrafund RPM Standard Class                                                        10,201            (51)         10,150
LVIP VIP Contrafund RPM Service Class                                                      8,656,233             --       8,656,233
Lord Abbett Fundamental Equity Class VC                                                       27,900       (165,462)       (137,562)
MFS VIT Core Equity Service Class                                                             26,243        (29,156)         (2,913)
MFS VIT Growth Initial Class                                                                   5,330        (21,358)        (16,028)
MFS VIT Growth Service Class                                                                 652,328       (295,603)        356,725
MFS VIT Total Return Initial Class                                                             5,294       (123,952)       (118,658)
MFS VIT Total Return Service Class                                                           100,646    (21,260,093)    (21,159,447)
MFS VIT Utilities Initial Class                                                                8,183        (47,080)        (38,897)
MFS VIT Utilities Service Class                                                              627,068     (1,480,390)       (853,322)
Morgan Stanley UIF Capital Growth Class II                                                    10,666        (20,900)        (10,234)
NB AMT Mid Cap Growth I Class                                                                 34,239     (2,026,956)     (1,992,717)
NB AMT Mid Cap Intrinsic Value I Class                                                        87,108       (440,093)       (352,985)
Oppenheimer Global Fund/VA Service Class                                                      21,287        (58,544)        (37,257)
PIMCO VIT CommodityRealReturn Strategy Advisor Class                                         255,642       (207,740)         47,902
Putnam VT Global Health Care Class IB                                                         43,002       (197,418)       (154,416)
Putnam VT Growth & Income Class IB                                                            16,043        (14,349)          1,694

The change in units outstanding for the year ended December 31, 2012, is as follows:


                                                                                              UNITS      UNITS         NET INCREASE
                                                                                              ISSUED     REDEEMED      (DECREASE)
------------------------------------------------------------------------------------------------------------------------------------
ABVPSF Global Thematic Growth Class B                                                           635,412     (866,816)      (231,404)
ABVPSF Growth and Income Class B                                                              1,564,978   (2,671,075)    (1,106,097)
ABVPSF International Value Class B                                                            2,708,571   (3,947,234)    (1,238,663)
ABVPSF Large Cap Growth Class B                                                                  38,261     (318,331)      (280,070)
ABVPSF Small/Mid Cap Value Class B                                                              797,699   (1,242,906)      (445,207)
American Century VP Inflation Protection Class II                                             2,079,621   (4,524,181)    (2,444,560)
American Funds Blue Chip Income and Growth Class 1                                               54,563       (2,838)        51,725
American Funds Bond Class 1                                                                       9,211          (57)         9,154
American Funds Global Balanced Class 1                                                            2,808          (55)         2,753
American Funds Global Bond Class 1                                                               29,600       (2,336)        27,264
American Funds Global Discovery Class 1                                                           2,904         (362)         2,542

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                                                                           UNITS        UNITS          NET INCREASE
                                                                                           ISSUED       REDEEMED       (DECREASE)
------------------------------------------------------------------------------------------------------------------------------------
American Funds Global Growth Class 1                                                             477             --             477
American Funds Global Growth Class 2                                                         817,405     (3,257,367)     (2,439,962)
American Funds Global Small Capitalization Class 2                                         3,233,892     (2,780,332)        453,560
American Funds Growth Class 1                                                                 11,808           (452)         11,356
American Funds Growth Class 2                                                                822,530    (18,557,057)    (17,734,527)
American Funds Growth-Income Class 1                                                             480             --             480
American Funds Growth-Income Class 2                                                       5,449,430    (17,043,986)    (11,594,556)
American Funds High-Income Bond Class 1                                                       15,982           (197)         15,785
American Funds International Class 1                                                          12,758           (246)         12,512
American Funds International Class 2                                                       5,624,496     (5,387,259)        237,237
American Funds Mortgage Class 1                                                               16,281         (2,173)         14,108
American Funds New World Class 1                                                               2,817            (77)          2,740
American Funds U.S. Government/AAA-Rated Securities Class 1                                    6,217            (84)          6,133
BlackRock Global Allocation V.I. Class I                                                       5,032             --           5,032
BlackRock Global Allocation V.I. Class III                                                16,837,972     (5,498,317)     11,339,655
Delaware VIP Diversified Income Standard Class                                                 4,298             --           4,298
Delaware VIP Diversified Income Service Class                                             15,456,691     (4,933,861)     10,522,830
Delaware VIP Emerging Markets Service Class                                                2,887,964     (2,549,639)        338,325
Delaware VIP High Yield Standard Class                                                       296,421        (73,251)        223,170
Delaware VIP High Yield Service Class                                                      1,274,222     (2,902,564)     (1,628,342)
Delaware VIP International Value Equity Standard Class                                         1,322         (3,632)         (2,310)
Delaware VIP Limited-Term Diversified Income Standard Class                                    6,943            (57)          6,886
Delaware VIP Limited-Term Diversified Income Service Class                                20,447,252     (4,340,148)     16,107,104
Delaware VIP REIT Standard Class                                                               4,222        (34,109)        (29,887)
Delaware VIP REIT Service Class                                                            1,857,309     (1,219,055)        638,254
Delaware VIP Small Cap Value Standard Class                                                    3,208        (50,193)        (46,985)
Delaware VIP Small Cap Value Service Class                                                 2,421,783     (4,316,434)     (1,894,651)
Delaware VIP Smid Cap Growth Standard Class                                                   10,457        (72,179)        (61,722)
Delaware VIP Smid Cap Growth Service Class                                                 2,950,008     (2,668,137)        281,871
Delaware VIP U.S. Growth Service Class                                                     5,912,546     (5,188,757)        723,789
Delaware VIP Value Standard Class                                                             23,126        (78,818)        (55,692)
Delaware VIP Value Service Class                                                           3,048,978     (2,132,304)        916,674
DWS Alternative Asset Allocation VIP Class A                                                   3,150            (17)          3,133
DWS Alternative Asset Allocation VIP Class B                                                 997,400       (371,292)        626,108
DWS Equity 500 Index VIP Class A                                                             107,627       (299,282)       (191,655)
DWS Equity 500 Index VIP Class B                                                             244,421       (567,792)       (323,371)
DWS Small Cap Index VIP Class A                                                                8,206        (60,984)        (52,778)
DWS Small Cap Index VIP Class B                                                               66,468       (247,452)       (180,984)
Fidelity VIP Contrafund Service Class 2                                                    3,665,701     (6,399,819)     (2,734,118)
Fidelity VIP Equity-Income Initial Class                                                      20,050        (71,040)        (50,990)
Fidelity VIP Equity-Income Service Class 2                                                    59,492       (607,576)       (548,084)
Fidelity VIP Growth Initial Class                                                             10,047        (70,318)        (60,271)
Fidelity VIP Growth Service Class 2                                                        3,848,101     (3,811,244)         36,857
Fidelity VIP Mid Cap Service Class 2                                                       4,019,384     (3,913,249)        106,135
Fidelity VIP Overseas Initial Class                                                            6,774        (42,562)        (35,788)
Fidelity VIP Overseas Service Class 2                                                        253,094     (1,498,861)     (1,245,767)
FTVIPT Franklin Income Securities Class 2                                                  4,120,611     (4,091,000)         29,611
FTVIPT Franklin Small-Mid Cap Growth Securities Class 2                                      650,895     (1,632,982)       (982,087)
FTVIPT Mutual Shares Securities Class 2                                                    7,666,854     (6,251,775)      1,415,079
FTVIPT Templeton Global Bond Securities Class 2                                              516,334     (5,075,248)     (4,558,914)
FTVIPT Templeton Growth Securities Class 2                                                   237,035       (981,200)       (744,165)
Goldman Sachs VIT Large Cap Value Service Class                                              110,367     (1,858,516)     (1,748,149)
Huntington VA Balanced                                                                       180,607        (16,516)        164,091
Huntington VA Dividend Capture                                                                87,797        (14,342)         73,455
Invesco V.I. American Franchise Series I                                                     417,720        (28,932)        388,788
Invesco V.I. American Franchise Series II                                                    136,982        (17,874)        119,108
Invesco V.I. Capital Appreciation Series I                                                       901       (431,402)       (430,501)
Invesco V.I. Capital Appreciation Series II                                                    2,481       (140,252)       (137,771)
Invesco V.I. Core Equity Series I                                                             14,158       (177,407)       (163,249)
Invesco V.I. Core Equity Series II                                                             1,002        (69,392)        (68,390)
Invesco V.I. International Growth Series I                                                     2,303        (26,613)        (24,310)
Invesco V.I. International Growth Series II                                                    6,476        (46,685)        (40,209)

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                                                                           UNITS        UNITS          NET INCREASE
                                                                                           ISSUED       REDEEMED       (DECREASE)
------------------------------------------------------------------------------------------------------------------------------------
Janus Aspen Balanced Service Class                                                            44,942       (301,753)       (256,811)
Janus Aspen Enterprise Service Class                                                          16,721        (96,148)        (79,427)
Janus Aspen Global Research Service Class                                                      9,704        (29,114)        (19,410)
LVIP American Balanced Allocation Standard Class                                              10,351            (50)         10,301
LVIP American Global Growth Service Class II                                               1,256,813       (306,131)        950,682
LVIP American Global Small Capitalization Service Class II                                 1,299,693       (331,190)        968,503
LVIP American Growth Allocation Standard Class                                                29,945           (235)         29,710
LVIP American Growth Service Class II                                                      5,325,750     (1,637,321)      3,688,429
LVIP American Growth-Income Service Class II                                               4,049,405       (597,587)      3,451,818
LVIP American International Service Class II                                               3,055,237       (579,057)      2,476,180
LVIP Baron Growth Opportunities Service Class                                              1,577,658     (1,108,138)        469,520
LVIP BlackRock Emerging Markets RPM Service Class                                            666,865             --         666,865
LVIP BlackRock Equity Dividend RPM Service Class                                           3,341,630       (583,160)      2,758,470
LVIP BlackRock Inflation Protected Bond Standard Class                                        29,771         (1,563)         28,208
LVIP BlackRock Inflation Protected Bond Service Class                                     12,888,248     (1,479,678)     11,408,570
LVIP Capital Growth Service Class                                                          6,291,888     (2,826,349)      3,465,539
LVIP Clarion Global Real Estate Service Class                                              1,891,972     (2,144,712)       (252,740)
LVIP Columbia Small-Mid Cap Growth RPM Service Class                                       1,506,315       (992,372)        513,943
LVIP Delaware Bond Standard Class                                                            209,595     (1,845,658)     (1,636,063)
LVIP Delaware Bond Service Class                                                          32,715,903     (6,673,709)     26,042,194
LVIP Delaware Diversified Floating Rate Standard Class                                         4,391            (75)          4,316
LVIP Delaware Diversified Floating Rate Service Class                                      8,163,466     (1,581,575)      6,581,891
LVIP Delaware Foundation Aggressive Allocation Standard Class                                  4,395       (169,181)       (164,786)
LVIP Delaware Foundation Aggressive Allocation Service Class                                 229,566       (529,966)       (300,400)
LVIP Delaware Growth and Income Service Class                                                937,674     (1,345,216)       (407,542)
LVIP Delaware Social Awareness Standard Class                                                  8,171       (131,078)       (122,907)
LVIP Delaware Social Awareness Service Class                                                 224,219       (542,152)       (317,933)
LVIP Delaware Special Opportunities Service Class                                          1,515,316     (2,093,704)       (578,388)
LVIP Dimensional Non-U.S. Equity RPM Standard Class                                           77,947         (4,697)         73,250
LVIP Dimensional Non-U.S. Equity RPM Service Class                                         1,547,325       (302,075)      1,245,250
LVIP Dimensional U.S. Equity RPM Standard Class                                               75,930         (2,342)         73,588
LVIP Dimensional U.S. Equity RPM Service Class                                             2,401,972       (455,050)      1,946,922
LVIP Dimensional/Vanguard Total Bond Standard Class                                           95,891        (11,687)         84,204
LVIP Dimensional/Vanguard Total Bond Service Class                                         8,749,985     (1,433,613)      7,316,372
LVIP Global Income Service Class                                                           8,058,061     (2,411,010)      5,647,051
LVIP JPMorgan High Yield Service Class                                                     5,071,211     (1,907,251)      3,163,960
LVIP JPMorgan Mid Cap Value RPM Service Class                                              1,345,278       (555,570)        789,708
LVIP Managed Risk Profile 2010 Service Class                                                 118,882       (211,428)        (92,546)
LVIP Managed Risk Profile 2020 Service Class                                                  71,118       (241,279)       (170,161)
LVIP Managed Risk Profile 2030 Service Class                                                 151,243       (160,094)         (8,851)
LVIP Managed Risk Profile 2040 Service Class                                                  36,876        (76,344)        (39,468)
LVIP Managed Risk Profile Conservative Standard Class                                          3,736            (73)          3,663
LVIP Managed Risk Profile Conservative Service Class                                      27,585,699     (1,436,407)     26,149,292
LVIP Managed Risk Profile Growth Standard Class                                               14,877        (14,877)             --
LVIP Managed Risk Profile Growth Service Class                                           132,902,947       (484,381)    132,418,566
LVIP Managed Risk Profile Moderate Service Class                                         114,370,181     (1,038,841)    113,331,340
LVIP MFS International Growth Service Class                                                1,570,406     (1,587,314)        (16,908)
LVIP MFS Value Service Class                                                               9,320,607     (6,651,738)      2,668,869
LVIP Mid-Cap Value Service Class                                                           1,503,422     (1,059,869)        443,553
LVIP Mondrian International Value Standard Class                                              27,609       (212,995)       (185,386)
LVIP Mondrian International Value Service Class                                              862,616       (897,596)        (34,980)
LVIP Money Market Standard Class                                                           2,656,810     (3,743,358)     (1,086,548)
LVIP Money Market Service Class                                                           17,532,050    (20,126,670)     (2,594,620)
LVIP SSgA Bond Index Standard Class                                                            6,345         (4,089)          2,256
LVIP SSgA Bond Index Service Class                                                         9,327,482     (6,932,028)      2,395,454
LVIP SSgA Conservative Index Allocation Service Class                                      2,566,839       (656,689)      1,910,150
LVIP SSgA Conservative Structured Allocation Service Class                                 6,463,222     (2,297,319)      4,165,903
LVIP SSgA Developed International 150 Service Class                                        1,807,283     (2,190,429)       (383,146)
LVIP SSgA Emerging Markets 100 Standard Class                                                  5,854           (485)          5,369
LVIP SSgA Emerging Markets 100 Service Class                                               2,812,255     (2,474,360)        337,895
LVIP SSgA Global Tactical Allocation RPM Standard Class                                        4,351             --           4,351
LVIP SSgA Global Tactical Allocation RPM Service Class                                    12,300,563     (2,253,108)     10,047,455

LINCOLN LIFE VARIABLE ANNUITY ACCOUNT N


                                                                                              UNITS      UNITS         NET INCREASE
                                                                                              ISSUED     REDEEMED      (DECREASE)
------------------------------------------------------------------------------------------------------------------------------------
LVIP SSgA International Index Standard Class                                                      2,621         (136)         2,485
LVIP SSgA International Index Service Class                                                   2,066,671   (3,689,380)    (1,622,709)
LVIP SSgA Large Cap 100 Standard Class                                                              210           --            210
LVIP SSgA Large Cap 100 Service Class                                                         1,066,091   (3,701,939)    (2,635,848)
LVIP SSgA Moderate Index Allocation Service Class                                             6,014,765     (847,500)     5,167,265
LVIP SSgA Moderate Structured Allocation Service Class                                       17,835,874   (2,267,263)    15,568,611
LVIP SSgA Moderately Aggressive Index Allocation Service Class                                4,629,496     (710,352)     3,919,144
LVIP SSgA Moderately Aggressive Structured Allocation Service Class                          10,282,018   (1,634,439)     8,647,579
LVIP SSgA S&P 500 Index Standard Class                                                           66,526     (117,067)       (50,541)
LVIP SSgA S&P 500 Index Service Class                                                         9,910,317   (7,670,605)     2,239,712
LVIP SSgA Small-Cap Index Standard Class                                                          3,325         (364)         2,961
LVIP SSgA Small-Cap Index Service Class                                                       2,761,206   (2,779,540)       (18,334)
LVIP SSgA Small-Mid Cap 200 Standard Class                                                        1,279         (150)         1,129
LVIP SSgA Small-Mid Cap 200 Service Class                                                       488,419     (938,131)      (449,712)
LVIP T. Rowe Price Growth Stock Service Class                                                 5,825,422   (1,547,668)     4,277,754
LVIP T. Rowe Price Structured Mid-Cap Growth Standard Class                                      28,527      (39,315)       (10,788)
LVIP T. Rowe Price Structured Mid-Cap Growth Service Class                                    2,117,012   (1,437,002)       680,010
LVIP Templeton Growth RPM Service Class                                                       3,673,763   (2,221,033)     1,452,730
LVIP UBS Large Cap Growth RPM Standard Class                                                     35,323      (48,118)       (12,795)
LVIP UBS Large Cap Growth RPM Service Class                                                   1,058,699     (676,353)       382,346
LVIP Vanguard Domestic Equity ETF Standard Class                                                 11,002         (583)        10,419
LVIP Vanguard Domestic Equity ETF Service Class                                               3,043,661     (371,229)     2,672,432
LVIP Vanguard International Equity ETF Standard Class                                             6,374         (567)         5,807
LVIP Vanguard International Equity ETF Service Class                                          1,845,290     (238,097)     1,607,193
Lord Abbett Fundamental Equity Class VC                                                          99,666     (157,629)       (57,963)
MFS VIT Core Equity Service Class                                                                 8,840      (37,365)       (28,525)
MFS VIT Growth Initial Class                                                                      1,173      (24,221)       (23,048)
MFS VIT Growth Service Class                                                                  1,132,648     (920,511)       212,137
MFS VIT Total Return Initial Class                                                                3,626     (133,538)      (129,912)
MFS VIT Total Return Service Class                                                              437,042   (3,022,375)    (2,585,333)
MFS VIT Utilities Initial Class                                                                   8,813      (78,442)       (69,629)
MFS VIT Utilities Service Class                                                               1,218,837   (1,421,088)      (202,251)
Morgan Stanley UIF Capital Growth Class II                                                        7,778      (10,881)        (3,103)
NB AMT Mid Cap Growth I Class                                                                   117,600     (674,753)      (557,153)
NB AMT Mid Cap Intrinsic Value I Class                                                           68,532     (550,393)      (481,861)
Oppenheimer Global Fund/VA Service Class                                                         60,107      (98,045)       (37,938)
PIMCO VIT CommodityRealReturn Strategy Advisor Class                                            522,420     (581,679)       (59,259)
Putnam VT Global Health Care Class IB                                                           253,765     (114,334)       139,431
Putnam VT Growth & Income Class IB                                                                4,662      (31,418)       (26,756)


7. SUBSEQUENT EVENT

Management evaluated subsequent events through the date these financial statements were issued and determined there were no additional matters to be disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors of The Lincoln National Life Insurance Company
     and
Contract Owners of Lincoln Life Variable Annuity Account N

We have audited the accompanying statements of assets and liabilities of Lincoln Life Variable Annuity Account N ("Variable Account"), comprised of the subaccounts described in Note 1, as of December 31, 2013, and the related statements of operations for the year then ended and the statements of changes in net assets for each of the two years in the period then ended, or for those sub-accounts operating for portions of such periods as disclosed in the financial statements. These financial statements are the responsibility of the Variable Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Variable Account's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Variable Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of investments owned as of December 31, 2013, by correspondence with the fund companies, or their transfer agent, as applicable. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective subaccounts constituting Lincoln Life Variable Annuity Account N at December 31, 2013, and the results of their operations and the changes in their net assets for the periods described above, in conformity with U.S. generally accepted accounting principles.

/s/ERNST & YOUNG LLP

Philadelphia, Pennsylvania
April 1, 2014

                    Lincoln Life Variable Annuity Account N

                           PART C - OTHER INFORMATION

Item 24. Financial Statements and Exhibits

(a) List of Financial Statements

     1. Part A

     The Table of Condensed Financial Information is included in Part A of this Registration Statement. (Not Applicable)

     2. Part B

     The following financial statements for the Variable Account are included in Part B of this Registration Statement.

     Statement of Assets and Liabilities - December 31, 2013

     Statement of Operations - Year ended December 31, 2013

     Statements of Changes in Net Assets - Years ended December 31, 2013 and
     2012

     Notes to Financial Statements - December 31, 2013

     Report of Independent Registered Public Accounting Firm

     3. Part B

     The following consolidated financial statements for The Lincoln National Life Insurance Company are included in Part B of this Registration Statement.

     Consolidated Balance Sheets - Years ended December 31, 2013 and 2012

     Consolidated Statements of Comprehensive Income (Loss) - Years ended December 31, 2013, 2012 and 2011

     Consolidated Statements of Stockholders' Equity - Years ended December 31, 2013, 2012 and 2011

     Consolidated Statements of Cash Flows - Years ended December 31, 2013, 2012, and 2011

     Notes to Consolidated Financial Statements - December 31, 2013

     Report of Independent Registered Public Accounting Firm

(b) List of Exhibits

(1) Resolutions of the Board of Directors of The Lincoln National Life Insurance Company establishing Separate Account N incorporated herein by reference to Registration Statement on Form N-4 (File No. 333-40937) filed on November 25, 1997.

(2) Not Applicable

(3)(a) Broker-Dealer Selling Agreement among The Lincoln National Life Insurance Company, Lincoln Life & Annuity Company of New York and Lincoln Financial Distributors, Inc. incorporated herein by reference to Pre-Effective Amendment No. 1 (File No. 333-170897) filed on April 8, 2011.

   (b) Amended and Restated Principal Underwriting Agreement dated May 1, 2007 between The Lincoln National Life Insurance Company and Lincoln Financial Distributors, Inc. incorporated herein by reference to Post-Effective Amendment No. 24 (File No. 333-61554) filed on December 18, 2007.

(4)(a) Annuity Contract (30070-B) incorporated herein by reference to Post-Effective Amendment No. 3 (File No. 333-36304) filed on August 8, 2001.

     (b) Contract Specifications (30070-CD-B) incorporated herein by reference to Registration Statement on Form N-4 (File No. 333-193272) filed on
   January 10, 2014.

   (c) Large Account Credit Rider (AR-568) incorporated herein by reference to Registration Statement on Form N-4 (File No. 333-193272) filed on January
   10, 2014.

   (d) Annuity Payment Option Rider (32147) incorporated herein by reference to Post-Effective Amendment No. 3 (File No. 333-36304) filed on August 8,
   2001.

   (e) DCA Fixed Account Rider (32145) incorporated herein by reference to Registration Statement on Form N-4 (File No. 333-135039) filed on June 15,
   2006.

   (f) IRA Contract Amendment (28877) incorporated herein by reference to Post-Effective Amendment No. 14 (File No. 40937) filed on April 24, 2003.

     (g) Variable Annuity Death Benefit Rider (DB-8) (To Be Filed by Amendment)

     (h) Contract Benefit Data (CBD 8/10) (To Be Filed by Amendment)

   (i) Variable Annuity Payment Option Rider (I4LA-NQ 8/10) incorporated herein by reference to Post-Effective Amendment No. 44 (File No. 333-40937) filed on October 28, 2010.

   (j) Variable Annuity Payment Option Rider (I4LA-Q 8/10) incorporated herein by reference to Post-Effective Amendment No. 44 (File No. 333-40937) filed on October 28, 2010.

(5) Application (AN06747-LIA)

(6)(a) Articles of Incorporation of The Lincoln National Life Insurance Company incorporated herein by reference to Pre-Effective Amendment No. 1 (File No. 333-04999) filed on September 24, 1996.

   (b) By-laws of The Lincoln National Life Insurance Company incorporated herein by reference to Post-Effective Amendment No. 3 on Form N-6 (File No. 333-118478) filed on April 5, 2007.

(7) Not Appicable

(8)(a) Fund Participation Agreements and Amendments between The Lincoln National Life Insurance Company and:

     (i) AIM Variable Insurance Funds (Invesco Variable Insurance Funds) incorporated herein by reference to Post-Effective Amendment No. 21 on Form N-6 (File No. 333-146507) filed on April 2, 2013.

     (ii) AllianceBernstein Variable Products Series Fund incorporated herein by reference to Post-Effective Amendment No. 9 (File No. 333-174367) filed on April 8, 2014.

     (iii) ALPS Variable Investment Trust (To Be Filed by Amendment)

     (iv) American Funds Insurance Series

     (v) BlackRock Variable Series Funds, Inc. incorporated herein by reference to Post-Effective Amendment No. 16 n Form N-6 (File No. 333-146507) filed on April 1, 2011.

     (vi) Delaware VIP Trust incorporated herein by reference to Post-Effective Amendment No. 9 (File No. 333-174367) filed on April 8, 2014.

     (vii) DWS Variable Series II

     (viii) Eaton Vance Variable Trust

     (ix) Fidelity Variable Insurance Products Fund

     (x) First Trust Variable Insurance Trust and First Trust Portfolios, L.P.

     (xi) Franklin Templeton Variable Insurance Products Trust incorporated herein by reference to Post-Effective Amendment No. 18 on Form N-6 (File No. 333-146507) filed on April 3, 2012.

     (xii) Goldman Sachs Variable Insurance Trust incorporated herein by reference to Post-Effective Amendment No. 18 on Form N-6 (File No. 333-146507) filed on April 3, 2012.

     (xiii) Hartford Funds Management Company, LLC, Harford Funds Distributors, LLC, and Hartford Administrative Services Company

     (xiv) Ivy Funds Variable Insurance Portfolios and Waddell & Reed, Inc.

     (xv) JP Morgan Insurance Trust Incorporated by reference to Post-Effective Amendment No. 22 on Form N-6 (File No. 333-146507) filed on April 1, 2014.

     (xvi) Legg Mason Partners Variable Equity Trust incorporated herein by reference to Post-Effective Amendment No. 9 (File No. 333-174367) filed on April 8, 2014.

     (xvii) Lincoln Variable Insurance Products Trust incorporated herein by reference to Post-Effective Amendment No. 9 (File No. 333-174367) filed on April 8, 2014.

     (xviii) Lord Abbott Series Fund, Inc. incorporated herein by reference to Post-Effective Amendment No. 9 (File No. 333-138190) filed on April 7, 2009.

     (xix) MFS (Reg. TM) Variable Insurance TrustSM incorporated herein by reference to Post-Effective Amendment No. 21 on Form N-6 (File No. 333-146507) filed on April 2, 2013.

     (xx) Oppenheimer Variable Account Funds incorporated herein by reference to Post-Effective Amendment No. 9 (File No. 333-138190) filed on April 7, 2009.

     (xxi) PIMCO Variable Insurance Trust

     (xxii) Putnam Variable Trust incorporated herein by reference to Post-Effective Amendment No. 1 on Form N-6 (File No. 333-139960) filed on April 1, 2008.

     (xxiii) Rydex Variable Trust and Guggenheim Funds Distributors, LLC

     (xxiv) SEI Insurance Products Trust (incorporate herein by reference to Pre-Effective Amendment No. 1 (File No. 333-32402) filed on June 2, 2000.

     (xxv) Transparent Value Trust (To Be Filed by Amendment)

     (xxvi) The Universal Institutional Funds, Inc. incorporated herein by reference to Post-Effective No. 9 (File No. 333-138190) filed on April 7, 2009.

     (xxvii) Van Eck VIP Trust (To Be Filed by Amendment)

     (xxviii) Virtus Variable Insurance Trust and VP Distributors, LLC (form of)

     (b) Rule 22c-2 Agreements between The Lincoln National Life Insurance Company and:

     (i) AIM Variable Insurance Funds incorporated herein by reference to Post-Effective Amendment No. 30 (File No. 333-36304) filed on May 29, 2008.

     (ii) American Funds Insurance Series incorporated herein by reference to Post-Effective Amendment No. 30 (File No. 333-36304) filed on May 29,
   2008.

     (iii) BlackRock Variable Series Funds, Inc. incorporated herein by reference to Post-Effective Amendment No. 22 (File No. 333-68842) filed on June 22, 2009.

     (iv) Delaware VIP Trust incorporated herein by reference to Post-Effective Amendment No. 57 (File No. 333-36316) filed on March 30, 2012.

     (v) Fidelity Variable Insurance Products Trust incorporated herein by reference to Post-Effective Amendment No. 30 (File No. 333-36304) filed on May 29, 2008.

     (vi) Franklin Templeton Variable Insurance Products Trust incorporated herein by reference to Post-Effective Amendment No. 30 (File No. 333-36304) filed on May 29, 2008.

     (vii) Guggenheim Funds Distributors, LLC

     (viii) Ivy Funds Variable Insurance Portfolios and Waddell & Reed, Inc.

     (ix) Lincoln Variable Insurance Products Trust incorporated herein by reference to Post-Effective Amendment No. 30 (File No. 333-36304) filed on May 29, 2008.

     (x) MFS Variable Insurance Trust incorporated herein by reference to Post-Effective Amendment No. 30 (File No. 333-36304) filed on May 29, 2008.

     (xi) Oppenheimer Variable Account Funds incorporated herein by reference to Post-Effective Amendment No. 9 (File No. 333-138190) filed on April 7, 2009.

     (xii) Putnam Variable Insurance Trust incorporated herein by reference to Post-Effective Amendment No. 30 (File No. 333-36304) filed on May 29, 2008.

     (xiii) Hartford Series Fund, Inc. and Hartford HLS Series Fund II, Inc.

   (c) Accounting and Financial Administration Services Agreement dated October 1, 2007 among Mellon Bank, N.A., The Lincoln National Life Insurance Company and Lincoln Life & Annuity Company of New York is incorporated herein by reference to Registration Statement on Form N-4 (File No. 333-147673) filed on November 28, 2007.

(9) Opinion and Consent of Scott C. Durocher, Senior Counsel of The Lincoln National Life Insurance Company, as to the legality of securities being issued

(10)(a) Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

     (b) Power of Attorney - Principal Officers and Directors of The Lincoln National Life Insurance Company

(11) Not applicable

(12) Not applicable

(13) Organizational Chart of the Lincoln National Insurance Holding Company System incorporated herein by reference to Post-Effective Amendment No. 2 on Form N-6 (File No. 333-181796) filed on August 6, 2013.

Item 25. Directors and Officers of the Depositor

The following list contains the officers and directors of The Lincoln National Life Insurance Company who are engaged directly or indirectly in activities relating to Lincoln Life Variable Annuity Account N as well as the contracts. The list also shows The Lincoln National Life Insurance Company's executive officers.

Name                          Positions and Offices with Depositor
---------------------------   --------------------------------------------------------------------
Charles A. Brawley, III**     Senior Vice President, Associate General Counsel and Secretary
Ellen G. Cooper**             Executive Vice President, Chief Investment Officer and Director
Chuck C. Cornelio***          Executive Vice President, Chief Administrative Officer and Director
Jeffrey D. Coutts**           Senior Vice President and Treasurer
Randal J. Freitag**           Executive Vice President, Chief Financial Officer and Director
Dennis R. Glass**             President and Director
Mark E. Konen**               Executive Vice President and Director
Douglas N. Miller**           Senior Vice President, Chief Accounting Officer and Controller
Keith J. Ryan*                Vice President and Director

*Principal business address is 1300 South Clinton Street, Fort Wayne, Indiana
   46802

**Principal business address is Radnor Financial Center, 150 Radnor Chester Road, Radnor, PA 19087

***Principal business address is 100 North Greene Street, Greensboro, NC 27401

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

See Exhibit 13: Organizational Chart of the Lincoln National Insurance Holding Company System.

Item 27. Number of Contractowners

As of February 28, 2014 there were 292,988 contract owners under Account N.

Item 28. Indemnification

     a) Brief description of indemnification provisions.

     In general, Article VII of the By-Laws of The Lincoln National Life Insurance Company (Lincoln Life or Company) provides that Lincoln Life will indemnify certain persons against expenses, judgments and certain other specified costs incurred by any such person if he/she is made a party or is threatened to be made a party to a suit or proceeding because he/she was a director, officer, or employee of Lincoln Life, as long as he/she acted in good faith and in a manner he/she reasonably believed to be in the best interests of, or act opposed to the best interests of, Lincoln Life. Certain additional conditions apply to indemnification in criminal proceedings.

     In particular, separate conditions govern indemnification of directors, officers, and employees of Lincoln Life in connection with suits by, or in the right of, Lincoln Life.

     Please refer to Article VII of the By-Laws of Lincoln Life (Exhibit no. 6(b) hereto) for the full text of the indemnification provisions. Indemnification is permitted by, and is subject to the requirements of, Indiana law.

     b) Undertaking pursuant to Rule 484 of Regulation C under the Securities Act of 1933:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 28(a) above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29. Principal Underwriter

   (a) Lincoln Financial Distributors, Inc. ("LFD") currently serves as Principal Underwriter for: Lincoln National Variable Annuity Account C; Lincoln National Flexible Premium Variable Life Account D; Lincoln National Variable Annuity Account E; Lincoln

   National Flexible Premium Variable Life Account F; Lincoln National Flexible Premium Variable Life Account G; Lincoln National Variable Annuity Account H; Lincoln Life & Annuity Variable Annuity Account H; Lincoln Life Flexible Premium Variable Life Account J; Lincoln Life Flexible Premium Variable Life Account K; Lincoln National Variable Annuity Account L; Lincoln Life & Annuity Variable Annuity Account L; Lincoln Life Flexible Premium Variable Life Account M; Lincoln Life & Annuity Flexible Premium Variable Life Account M; Lincoln Life Variable Annuity Account N; Lincoln New York Account N for Variable Annuities; Lincoln Life Variable Annuity Account Q; Lincoln Life Flexible Premium Variable Life Account R; LLANY Separate Account R for Flexible Premium Variable Life Insurance; Lincoln Life Flexible Premium Variable Life Account S; LLANY Separate Account S for Flexible Premium Variable Life Insurance; Lincoln Life Variable Annuity Account T; Lincoln Life Variable Annuity Account W; and Lincoln Life Flexible Premium Variable Life Account Y and Lincoln Life & Annuity Flexible Premium Variable Life Account Y; Lincoln Life Variable Annuity Account JF-H; Lincoln Life Variable Annuity Account JF-I; Lincoln Life Flexible Premium Variable Life Account JF-A; Lincoln Life Flexible Premium Variable Life Account JF-C; Lincoln Life Variable Annuity Account JL-A; Lincoln Life & Annuity Flexible Premium Variable Life Account JA-B; Lincoln Variable Insurance Products Trust; Lincoln Advisors Trust.

     (b) Officers and Directors of Lincoln Financial Distributors, Inc.:


Name                       Positions and Offices with Underwriter
------------------------   ------------------------------------------------------------
Patrick J. Caulfield**     Vice President, Chief Compliance Officer and Senior Counsel
Jeffrey D. Coutts*         Senior Vice President and Treasurer
Wilford H. Fuller*         President, Chief Executive Officer and Director
Elizabeth M. O'Brien*      Director
Thomas P. O'Neill*         Senior Vice President, Chief Operating Officer and Director
Nancy A. Smith*            Secretary
Ronald W. Turpin****       Vice President and Interim Chief Financial Officer

*Principal Business address is Radnor Financial Center, 150 Radnor Chester
   Road, Radnor, PA 19087

**Principal Business address is 350 Church Street, Hartford, CT 06103

***Principal Business address is 100 Greene Street, Greensboro, NC 27401

****Principal Business address is 1300 S. Clinton Street, Fort Wayne, IN 46802

     (c) N/A

Item 30. Location of Accounts and Records

All accounts, books, and other documents, except accounting records, required to be maintained by Section 31a of the 1940 Act and the Rules promulgated thereunder are maintained by The Lincoln National Life Insurance Company, 1300 South Clinton Street, Fort Wayne, Indiana 46802. The accounting records are maintained by The Bank of New York Mellon, One Mellon Bank Center, 500 Grant Street, Pittsburgh, PA 15258.

Item 31. Management Services

Not Applicable.

Item 32. Undertakings

   (a) Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

   (b) Registrant undertakes that it will include either (1) as part of any application to purchase a Certificate or an Individual Contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or a similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

   (c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to Lincoln Life at the address or phone number listed in the Prospectus.

   (d) The Lincoln National Life Insurance Company hereby represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by The Lincoln National Life Insurance Company.

   (e) Registrant hereby represents that it is relying on the American Council of Life Insurance (avail. Nov. 28, 1988) no-action letter with respect to Contracts used in connection with retirement plans meeting the requirements of Section 403(b) of the Internal Revenue Code, and represents further that it will comply with the provisions of paragraphs (1) through (4) set forth in that no-action letter.

                                   SIGNATURES

(a) As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf, in the City of Fort Wayne, and State of Indiana on this 16th day of May, 2014.


      Lincoln Life Variable Annuity Account N (Registrant)
      Lincoln Investor AdvantageSM
      By:   /s/ Kimberly A. Genovese
            ------------------------------------
            Kimberly A.Genovese
            Assistant Vice President, The Lincoln National Life Insurance
            Company
                                        (Title)
      THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
      (Depositor)
      By:   /s/ Stephen R. Turer
            ------------------------------------
            Stephen R. Turer
            (Signature-Officer of Depositor)
            Vice President, The Lincoln National Life Insurance Company
                                        (Title)

(b) As required by the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in their capacities indicated on May 16, 2014.


Signature                        Title
*                                President and Director (Principal Executive Officer)
------------------------------
Dennis R. Glass
*                                Executive Vice President, Chief Investment Officer and Direc-
------------------------------
                                 tor
Ellen Cooper
*                                Executive Vice President, Chief Administrative Officer and Direc-
------------------------------
                                 tor
Charles C. Cornelio
*                                Executive Vice President, Chief Financial Officer and Director
------------------------------
                                 (Principal Financial Officer)
Randal J. Freitag
*                                Executive Vice President and Director
------------------------------
Mark E. Konen
*                                Vice President and Director
------------------------------
Keith J. Ryan
*By: /s/ Kimberly A.Genovese     Pursuant to a Power of Attorney
 ---------------------------
  Kimberly A.Genovese